As filed with the Securities and Exchange Commission on March 14, 2018

Registration No. 333-222049

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VISTRA ENERGY CORP.

(Exact Name of Registrant as Specified in its Charter)

Delaware	4911	36-4833255
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

6555 Sierra Drive

Irving, Texas 75039

(214) 812-4600

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Stephanie Zapata Moore

Vistra Energy Corp.

Executive Vice President and General Counsel

6555 Sierra Drive

Irving, Texas 75039

(214) 812-4600

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With copies to:

David Lieberman Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Telephone: (212) 455-2000	M. Breen Haire Simpson Thacher & Bartlett LLP 600 Travis Street, Suite 5400 Houston, Texas 77002 Telephone: (713) 821-5650	Catherine C. James Executive Vice President and General Counsel Dynegy Inc. 601 Travis Street, Suite 1400 Houston, Texas 77002 Telephone: (713) 507-6400	Michael P. Rogan Skadden, Arps, Slate, Meagher & Flom LLP 1440 New York Avenue, N.W. Washington, D.C. 20005 Telephone: (202) 371-7000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective and the satisfaction or waiver of all other conditions to consummation of the merger described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement and prospectus is subject to completion and amendment. A registration statement relating to the securities described in this joint proxy statement and prospectus has been filed with the U.S. Securities and Exchange Commission. These securities may not be sold nor may offers to buy these securities be accepted prior to the time the registration statement becomes effective. This joint proxy statement and prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such jurisdiction.

SUBJECT TO COMPLETION, DATED MARCH 14, 2018

POST-EFFECTIVE AMENDMENT, DATED MARCH 14, 2018

TO

THE JOINT PROXY STATEMENT AND PROSPECTUS, DATED JANUARY 25, 2018

EXPLANATORY NOTE

This is Post-Effective Amendment No. 1 (the “post-effective amendment”) to the joint proxy statement and prospectus dated January 25, 2018 that was first mailed on or about January 29, 2018 to stockholders of Vistra Energy Corp, a Delaware corporation (“Vistra Energy”) and Dynegy Inc., a Delaware corporation (“Dynegy”) who were record holders as of January 19, 2018 (the “joint proxy statement and prospectus”). This post-effective amendment amends and supplements the joint proxy statement and prospectus. To the extent information in this post-effective amendment differs from, updates or conflicts with information contained in the joint proxy statement and prospectus, the information in this post-effective amendment governs. The joint proxy statement and prospectus is included in this registration statement immediately following the post-effective amendment. The joint proxy statement and prospectus included in this registration statement immediately after the post-effective amendment has been amended to intentionally omit the sections listed below because such sections have been superseded by information included in this post-effective amendment. As a result of the deletion of these sections, the joint proxy statement and prospectus included in this registration statement is not identical to the joint proxy statement and prospectus that was mailed to Vistra Energy and Dynegy stockholders. A full copy of the joint proxy statement and prospectus that was mailed to Vistra Energy and Dynegy stockholders and filed with the U.S. Securities and Exchange Commission (“SEC”) by Vistra Energy and Dynegy is available on the SEC’s website at www.sec.gov.

The following sections have been omitted from the joint proxy statement and prospectus that is included in this registration statement after the post-effective amendment:

•	Summary – Summary Selected Historical Consolidated Financial Information of Vistra Energy;

•	Summary – Summary Selected Unaudited Pro Forma Condensed Combined Consolidated Financial Information;

•	Summary – Comparative Historical and Unaudited Pro Forma Condensed Combined Consolidated Per Share Financial Information;

•	Information About Vistra Energy – Quantitative and Qualitative Disclosures About Market Risk;

•	Information About Vistra Energy – Management’s Discussion and Analysis of Financial Condition and Results of Operation;

•	Compensation Discussion & Analysis (other than sub-section summarizing the Employment Agreements);

•	Experts;

•	Unaudited Pro Forma Condensed Combined Consolidated Financial Information; and

•	Vistra Energy’s Financial Statements.

STOCKHOLDERS OF VISTRA ENERGY AND STOCKHOLDERS OF DYNEGY ARE URGED TO READ THIS POST-EFFECTIVE AMENDMENT, THE JOINT PROXY STATEMENT AND PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Each capitalized term used but not defined in the post-effective amendment has the meaning given to it in the joint proxy statement and prospectus.

You should rely only on the information contained in or incorporated by reference into the joint proxy statement and prospectus, as amended and supplemented by this post-effective amendment. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, the joint proxy statement and prospectus, as amended and supplemented by this post-effective amendment.

Certain industry and market data and other statistical information used throughout the joint proxy statement and prospectus, as amended and supplemented by this post-effective amendment, are based on independent industry publications, government publications, reports by market research firms or other published independent sources, including certain data published by ERCOT, the PUCT and NYMEX. Neither Vistra Energy nor Dynegy commissioned any of these publications, reports or other sources.

Some Vistra Energy-related data is also based on good faith estimates, which are derived from Vistra Energy’s review of internal surveys, as well as the independent sources listed above. Industry publications, reports and other sources generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. While Vistra Energy and Dynegy believe that each of these publications, reports and other sources is reliable, neither party has independently investigated or verified the information contained or referred to therein or makes any representation as to the accuracy or completeness of such information. Forecasts are particularly likely to be inaccurate, especially over long periods of time, and what assumptions were used in preparing such forecasts are often unknown. Statements regarding industry and market data and other statistical information used throughout the joint proxy statement and prospectus, as amended and supplemented by this post-effective amendment, involve risks and uncertainties and are subject to change based on various factors.

The joint proxy statement and prospectus, as amended and supplemented by this post-effective amendment, does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or to any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in the joint proxy statement and prospectus, as amended and supplemented by this post-effective amendment, regarding Vistra Energy has been provided by Vistra Energy and information contained in the joint proxy statement and prospectus, as amended and supplemented by this post-effective amendment, regarding Dynegy has been provided by Dynegy.

Neither the SEC nor any state securities regulatory agency has approved or disapproved of the securities to be issued in connection with the Merger or passed upon the adequacy or accuracy of this joint proxy statement and prospectus as amended and supplemented by this post-effective amendment. Any representation to the contrary is a criminal offense.

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ADDITIONAL INFORMATION

The joint proxy statement and prospectus, as amended and supplemented by the post-effective amendment, incorporates important business and financial information about Dynegy from other documents that are not included in or delivered with this joint proxy statement and prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this joint proxy statement and prospectus by requesting them from Dynegy as follows:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, NY 10016

Toll Free: (800) 322-2885

Email: proxy@mackenziepartners.com

or

601 Travis Street, Suite 1400

Houston, Texas 77002

Telephone: (713) 507-6466

Attention: Investor Relations

Investors may also consult Vistra Energy’s or Dynegy’s website for more information concerning the Merger and other related transactions described in this joint proxy statement and prospectus. Vistra Energy’s website is www.vistraenergy.com. Dynegy’s website is www.dynegy.com. Each company’s public filings are also available at www.sec.gov. The information contained on Vistra Energy’s and Dynegy’s websites is not part of this joint proxy statement and prospectus. The references to Vistra Energy’s and Dynegy’s websites are intended to be inactive textual references only.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This post-effective amendment to the joint proxy statement and prospectus contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are predictions and generally can be identified by use of statements that include phrases such as “may,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “target,” “goal,” “plan,” “should,” “will,” “predict,” “potential,” “likely,” or other words, phrases or expressions of similar import, or the negative or other words or expressions of similar meaning, and statements regarding the anticipated consequences and benefits of the Merger or the other transactions contemplated by the Merger Agreement or the future financial condition, results of operations and business of Vistra Energy, Dynegy or the combined company.

The management teams of each of Vistra Energy and Dynegy base these forward-looking statements on particular assumptions that they have made in light of their industry experience, as well as their perception of historical trends, current conditions, expected future developments and other factors that they believe are appropriate under the circumstances. The forward-looking statements are necessarily estimates reflecting the judgment of Vistra Energy’s and Dynegy’s respective management teams and involve a number of known and unknown risks, uncertainties and other factors, many of which are difficult to predict or beyond Vistra Energy’s and Dynegy’s control, which may cause actual results, performance, or achievements of Vistra Energy, Dynegy or the combined company to be materially different from those expressed or implied by the forward-looking statements. In addition to other factors and matters contained in this joint proxy statement and prospectus, including those disclosed under “Risk Factors” beginning on page 35 of the joint proxy statement and prospectus, these forward-looking statements are subject to risks, uncertainties and other factors, including, among others:

•	the timing of, and the conditions imposed by, regulatory approvals required for the Merger, as described under “The Merger—Regulatory Approvals Required to Complete the Merger” beginning on page 132 of the joint proxy statement and prospectus;

•	the satisfaction or waiver of other conditions in the Merger Agreement;

•	the risk that the Merger or the other transactions contemplated by the Merger Agreement may not be completed in the time frame expected by the parties or at all;

•	changes in the trading prices of Vistra Energy’s and Dynegy’s Common Stock;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement and that a termination under certain circumstances could require Vistra Energy to pay Dynegy or Dynegy to pay Vistra Energy a termination fee and/or expense amount, as described under “The Merger Agreement—Effect of Termination; Termination Fees and Expense Reimbursement” beginning on page 155 of the joint proxy statement and prospectus;

•	the risk that the pendency of the Merger could adversely affect Vistra Energy’s and Dynegy’s respective businesses and operations, including on Vistra Energy’s and Dynegy’s relationships with their respective customers and their operating results and businesses generally (including the diversion of management time on transaction-related issues);

•	the ability of the combined company to successfully integrate Vistra Energy’s business and Dynegy’s business and realize the anticipated cost savings, operational efficiencies and other expected benefits of the Merger on the anticipated timeframe or at all;

•	the outcome of current and future litigation, including any legal proceedings that may be instituted against Vistra Energy, Dynegy or others related to the Merger;

•	events or circumstances that undermine confidence in the financial markets or otherwise have a broad impact on financial markets, such as the sudden instability or collapse of large financial institutions or other significant corporations, terrorist attacks, natural or man-made disasters, or threatened or actual armed conflicts;

•	risks related to indebtedness, including unanticipated increases in financing and other costs and concentration of credit risks;

•	the availability, terms and ability to effectively deploy short-term and long-term capital;

•	changes in business and growth strategies;

•	the dependence on third parties for key services and the ability to hire and retain highly skilled managerial, investment, financial and operational personnel;

•	performance of information technology systems;

•	the adequacy of cash reserves and working capital;

ii

•	financial and operating covenants contained in credit facilities, indentures and other financing arrangements that could restrict the business and investment activities;

•	effects of derivative and hedging transactions;

•	actions and initiatives of the U.S., state and municipal governments and changes to governments’ policies that impact the economy generally and, more specifically, the energy market;

•	changes in governmental regulations, tax laws and rates, and similar matters and increases in insurance costs;

•	actions of ratings agencies, including with respect to the Merger;

•	regulatory proceedings or inquiries; and

•	other risks detailed in this joint proxy statement and prospectus (including with respect to Vistra Energy and the combined company) and in filings made by Dynegy with the SEC from time to time.

Although each of Vistra Energy and Dynegy believe that the assumptions underlying the forward-looking statements made by it contained herein are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements included in the joint proxy statement and prospectus will prove to be accurate. Any forward-looking statement speaks only at the date on which it is made, and except as may be required by law, neither Vistra Energy nor Dynegy undertakes any obligation to update or revise any forward-looking statements, whether as a result of new information or developments, future events, or otherwise, except as required by law.

In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by Vistra Energy, Dynegy or any other person that the results or conditions described in such statements or the objectives and plans of Vistra Energy, Dynegy or the combined company will be achieved.

All forward-looking statements, expressed or implied, included in this joint proxy statement and prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Vistra Energy, Dynegy or persons acting on their behalf may issue.

iii

iv

UPDATE TO SUMMARY

The following summary highlights selected information in this post-effective amendment and does not contain all the information that may be important to you with respect to the Merger. Accordingly, you are encouraged to read this post-effective amendment, including its annexes and the information incorporated by reference herein, carefully and in its entirety. Each item in this summary includes a page reference directing you to a more complete description of that topic in this post-effective amendment. See also “Update to Where You Can Find More Information and Incorporation by Reference” on page 88 of post-effective amendment.

Approval of the Merger by Vistra Energy Stockholders and Dynegy Stockholders

On March 2, 2018, the stockholders of Vistra Energy approved the Merger Proposal and the Stock Issuance Proposal and the stockholders of Dynegy approved the Merger Proposal and the Dynegy Compensation Proposal. As the Merger Proposal and Stock Issuance Proposal (in the case of Vistra Energy) and the Merger Proposal (in the case of Dynegy) were approved, the Vistra Energy Adjournment Proposal and the Dynegy Adjournment Proposal became moot and were not acted upon the Vistra Energy Board and Dynegy Board, respectively, at the special meetings.

Directors and Management of the Combined Company After the Merger (Page 78)

In connection with the consummation of the Merger, the board of directors of the combined company will be expanded to consist of eleven members, including: (i) eight of the directors of Vistra Energy and (ii) three of the directors of Dynegy immediately prior to the Merger (provided such directors are willing to serve on the board of the combined company). The eight directors of Vistra Energy are Curtis A. “Curt” Morgan, Gavin R. Baiera, Jennifer Box, Brian K. Ferraioli, Scott B. Helm, Jeff D. Hunter, Cyrus Madon and Geoffrey D. Strong. The three directors of Dynegy who are anticipated to be appointed to the board of directors of the combined company at the consummation of the Merger are Hilary E. Ackermann, Paul M. Barbas and John R. Sult. Effective as of closing of the Merger, the members of the management committee of the combined company will be Curtis A. “Curt” Morgan as President and Chief Executive Officer, James A. “Jim” Burke as Executive Vice President and Chief Operating Officer, Sara Graziano as Senior Vice President of Corporate Development and Strategy, J. William “Bill” Holden as Executive Vice President and Chief Financial Officer, Carrie Lee Kirby as Executive Vice President and Chief Administrative Officer, and Stephanie Zapata Moore as Executive Vice President and General Counsel.

Regulatory Approvals Required to Complete the Merger (Page 8)

Required regulatory approvals include approvals of the FERC and the PUCT. The 30-day waiting period required by the HSR Act expired on February 5, 2018. Vistra Energy and Dynegy received a declaratory ruling that no further review by the NYPSC was necessary effective February 27, 2018.

See “Update to The Merger—Regulatory Approvals Required to Complete the Merger” beginning on page 8 of this post-effective amendment.

Litigation Relating to the Merger (Page 9)

In January 2018, a purported Dynegy stockholder filed a putative class action lawsuit in the U.S. District Court for the Southern Division of Texas, Houston Division, alleging that Dynegy, each member of the Dynegy Board and Vistra Energy violated federal securities laws by filing a Form S-4 Registration Statement in connection with the Merger that omits purportedly material information. The lawsuit seeks to enjoin the Merger and to have Dynegy and Vistra Energy issue an amended Form S-4 or, alternatively, damages if the Merger closes without an amended Form S-4 having been filed. Two other related lawsuits were also filed but neither of those named Vistra Energy. In February 2018, Vistra Energy and Dynegy filed supplemental disclosures to the joint proxy statement and prospectus and the plaintiffs agreed to forego any further effort to enjoin the Merger, dismiss the individual claims with prejudice, and dismiss without prejudice claims of the putative class following the stockholder vote, which occurred on March 2, 2018. See “Update to Litigation Relating to the Merger” beginning on page 9 of this post-effective amendment.

1

Summary Selected Historical Consolidated Financial Information of Vistra Energy

On October 3, 2016, which Vistra Energy refers to as the Plan Effective Date, the Plan of Reorganization became effective with respect to the TCEH Debtors and the Contributed EFH Debtors, including TCEH (the “Predecessor”), which consummated their reorganization under the Bankruptcy Code and emerged from the Chapter 11 Cases. The following tables set forth the summary selected historical consolidated financial information for Vistra Energy (the “Successor”) for periods subsequent to the Plan Effective Date and the Predecessor for periods prior to the Plan Effective Date. The financial statements of the Successor are not comparable to the financial statements of the Predecessor as those periods prior to the Plan Effective Date do not give effect to any adjustments to the carrying values of assets or amounts of liabilities that resulted from the Plan of Reorganization, and the related application of fresh-start reporting, which includes accounting policies implemented by Vistra Energy that may differ from the Predecessor. The selected historical consolidated financial data of the Successor as of December 31, 2017 and 2016 and for the period from October 3, 2016 through December 31, 2016 and of the Predecessor as of December 31, 2015 and the period from January 1, 2016 through October 2, 2016 and for the year ended December 31, 2015 has been derived from Vistra Energy’s historical audited consolidated financial statements and related notes included elsewhere in this document. The selected historical consolidated financial data of the Predecessor as of December 31, 2014 and 2013 and for the years ended December 31, 2014 and 2013 has been derived from Vistra Energy’s Predecessor’s historical audited consolidated financial statements and related notes that are not included in this document. The selected historical consolidated financial data should be read in conjunction with Vistra Energy’s audited consolidated financial statements and related notes and with Vistra Energy’s unaudited condensed consolidated financial statements and related notes.

	Successor		Predecessor
	Year Ended	Period from October 3, 2016 through	Period from January 1, 2016 through
	December 31,	December 31,	October 2,	Year Ended December 31,
	2017	2016	2016	2015	2014	2013
	(in millions, except per share amounts)
Operating revenues	$5,430	$1,191	$3,973	$5,370	$5,978	$5,899
Impairment of goodwill	$—	$—	$—	$(2,200)	$(1,600)	$(1,000)
Impairment of long-lived assets	$(25)	$—	$—	$(2,541)	$(4,670)	$(140)
Operating income (loss)	$198	$(161)	$568	$(4,091)	$(6,015)	$(1,113)
Net income (loss)(a)	$(254)	$(163)	$22,851	$(4,677)	$(6,229)	$(2,197)
Cash provided by (used in) operating activities	$1,386	$81	$(238)	$237	$444	$(270)
Weighted average shares of common stock outstanding—basic and diluted	428	428	—	—	—	—
Net income (loss) per weighted average share of common stock outstanding—basic and diluted	$(0.59)	$(0.38)	$—	$—	$—	$—
Dividends declared per share of common stock	$—	$2.32	$—	$—	$—	$—

(a)	Predecessor period from January 1, 2016 through October 2, 2016 includes net gains totaling $22.121 billion related to bankruptcy-related reorganization items including significant gains on extinguishing claims pursuant to the Plan of Reorganization.

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	Successor		Predecessor
	As of December 31,		As of December 31,
	2017	2016	2015	2014	2013	2012
	(in millions)
Balance Sheet Information:
Total assets(a)(b)	$14,600	$15,167	$15,658	$21,343	$28,822	$32,969
Property, plant & equipment—net(a)(b)	$4,820	$4,443	$9,349	$12,288	$17,649	$18,556
Goodwill and intangible assets(a)	$4,437	$5,112	$1,331	$3,688	$5,669	$6,733
Borrowings, debt and pre-Petition notes, loans and other debt
Borrowings under debtor-in-possession credit facilities(c)	$—	$—	$1,425	$1,425	$—	$—
Debt(d)	$4,379	$4,557	$3	$51	$26,146	$29,795
Pre-petition notes, loans and other debt reported as liabilities subject to compromise(e)	$—	$—	$31,668	$31,856	$—	$—
Borrowings under Predecessors credit facilities(f)	$—	$—	$—	$—	$2,054	$2,136
Total equity/membership interests	$6,342	$6,597	$(22,884)	$(18,209)	$(11,982)	$(9,683)

(a)	As of December 31, 2017 and 2016, amounts reflect the application of fresh-start reporting.
(b)	Reflects impact of impairment charges for long-lived assets of $2.541 billion and $4.670 billion in the years ended December 31, 2015 and 2014, respectively.
(c)	Borrowings under debtor-in-possession credit facilities are classified as noncurrent as of December 31, 2014 and due currently as of December 31, 2015.
(d)	For all periods presented, excludes amounts with contractual maturity dates in the following twelve months.
(e)	As of December 31, 2015 and 2014, includes both unsecured and under secured obligations incurred prior to the Petition Date, but excludes pre-petition obligations that were fully secured and other obligations that were allowed to be paid as ordered by the Bankruptcy Court. As of December 31, 2014, also excludes $702 million of deferred debt issuance and extension costs.
(f)	Exclude borrowing under debtor-in-possession credit facilities.

Summary Selected Unaudited Pro Forma Condensed Combined Consolidated Financial Information (Page 89)

The following tables set forth summary selected unaudited pro forma condensed combined consolidated financial information which combines the condensed consolidated financial information of Vistra Energy and Dynegy as of and for the year ended December 31, 2017. The Unaudited Pro Forma Condensed Combined Consolidated Statement of Income (Loss) for the year ended December 31, 2017 gives effect to the Merger as if it were completed on January 1, 2017. The Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet gives effect to the Merger as if it were completed on December 31, 2017. The summary unaudited pro forma condensed combined consolidated financial information is provided for illustrative purposes only and does not purport to represent what the combined company’s actual condensed combined consolidated results of operations or condensed combined consolidated financial position would have been had the adjustments occurred on the dates assumed, nor is it necessarily indicative of future condensed combined consolidated results of operations or condensed combined consolidated financial position. Pursuant to applicable rules for preparing unaudited pro forma condensed combined consolidated financial statements, the below financial information and the pro forma condensed combined consolidated financial statements included later in this document do not include any impacts from cost savings and margin enhancements that Vistra Energy anticipates achieving as part of the Merger.

This information is only a summary and should be read in conjunction with “Summary Selected Historical Consolidated Financial Information of Vistra Energy”, “Summary Selected Historical Consolidated Financial Information of Dynegy”, “Comparative Historical and Unaudited Pro Forma Combined Per Share Information” and “Unaudited Pro Forma Condensed Combined Consolidated Financial Information”, which are included elsewhere in this document and “Risk Factors—Risks Related to the Merger” included in the joint proxy statement and prospectus. Among other things, the pro forma financial statements included in “Unaudited Pro Forma Condensed Combined Consolidated Financial Information” provide more detailed information regarding the basis of presentation for, and the adjustments and assumptions underlying, the information in the following tables.

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Year Ended December 31, 2017
(in millions, except per share amounts)
Pro Forma Condensed Combined Consolidated Statement of Income Information:
Operating revenues	$10,513
Operating loss	$(183)
Net loss attributable to common stockholders	$(649)
Net loss per weighted average share of common stock outstanding—basic	$(1.21)
Net loss per weighted average share of common stock outstanding—diluted	$(1.21)

As of December 31, 2017
(in millions)
Pro Forma Condensed Combined Consolidated Balance Sheet Information:
Cash and cash equivalents	$1,852
Property, plant and equipment	$14,057
Total assets	$27,462
Long-term debt, including amounts due currently	$13,352
Total liabilities	$18,885
Total equity	$8,577

Comparative Per Share Market Price and Dividend Information (Page 81)

The following table presents closing prices for Vistra Energy Common Stock and Dynegy Common Stock on October 27, 2017, the last trading day before the public announcement of the Merger, and March 9, 2018, the latest practicable trading date before the date of this document. The table also presents the equivalent market value per share of Dynegy Common Stock as determined by multiplying the closing prices of shares of Vistra Energy Common Stock on October 27, 2017 and March 9, 2018 by the Exchange Ratio of 0.652x provided for in the Merger Agreement.

	Vistra Energy Common Stock	Dynegy Common Stock	Equivalent Per Share of Dynegy Common Stock
October 27, 2017	$20.30	$11.22	$13.24
March 9, 2018	$20.69	$13.38	$13.49

The market prices of Vistra Energy Common Stock and Dynegy Common Stock will fluctuate between the date of this document and the completion of the Merger.

4

The following table sets forth the per share high and low sales prices and per share cash dividends declared for Vistra Energy Common Stock and Dynegy Common Stock for the periods presented.

	Vistra Energy Common Stock			Dynegy Common Stock
	High	Low	Cash Dividends Declared	High	Low	Cash Dividends Declared
2018
First quarter (through March 9, 2018)	$20.81	$17.46	$—	$13.47	$11.19	$—
2017
Fourth quarter	$20.49	$17.24	$—	$12.49	$9.09	$—
Third quarter	$18.70	$15.88	$—	$9.93	$7.38	$—
Second quarter	$16.86	$14.59	$—	$9.12	$5.93	$—
First quarter	$17.95	$15.36	$—	$10.42	$6.96	$—
2016
Fourth quarter	$16.40	$13.60	$2.32	$13.38	$7.34	$—
Third quarter				$18.09	$12.04	$—
Second quarter				$21.51	$14.16	$—
First quarter				$14.37	$7.43	$—
2015
Fourth quarter				$23.70	$10.02	$—
Third quarter				$30.07	$19.68	$—
Second quarter				$34.16	$29.25	$—

Because the Exchange Ratio will not be adjusted for changes in the market price of either Vistra Energy Common Stock or Dynegy Common Stock, the market value of the Vistra Energy Common Stock that holders of Dynegy Common Stock will have the right to receive on the date the Merger is completed may vary significantly from the market value of the Vistra Energy Common Stock that holders of Dynegy Common Stock would receive if the Merger were completed on the date of this joint proxy statement and prospectus. See “Risk Factors—Risks Related to the Merger” beginning on page 35 of the joint proxy statement and prospectus.

Comparative Historical and Unaudited Pro Forma Condensed Combined Consolidated Per Share Financial Information (Page 82)

The following table sets forth historical per share information for Vistra Energy and Dynegy, summary unaudited pro forma condensed combined consolidated per share information for Vistra Energy giving effect to the Merger and equivalent pro forma per share information of Dynegy based on the Exchange Ratio of 0.652x provided for in the Merger Agreement. The following information assumes the Merger was completed on January 1, 2017 for pro forma combined earnings per share and book value per share purposes. The following information should be read in conjunction with “Unaudited Pro Forma Condensed Combined Consolidated Financial Information” included elsewhere in this document.

	Vistra Energy		Dynegy
	Historical	Pro Forma Combined	Historical	Pro Forma Equivalent(a)
Year Ended December 31, 2017:
Basic earnings (loss) per share of common stock	$(0.59)	$(1.21)	$0.37	$(0.79)
Diluted earnings (loss) per share of common stock	$(0.59)	$(1.21)	$0.36	$(0.79)
Cash dividends declared per share of common stock	$—	$—	$—	$—
Book value per share of common stock(b)	$14.80	$15.99	$13.17	$10.43

(a)	The Dynegy Pro Forma Equivalent per share amounts were calculated by multiplying the Vistra Energy Pro Forma Combined per share amounts by the Exchange Ratio of 0.652x provided for in the Merger Agreement.
(b)	Historical book value per share amounts were calculated by dividing total equity by the number of outstanding shares of Vistra Energy Common Stock or Dynegy Common Stock, as applicable. Pro forma book value per share amounts were calculated by dividing pro forma combined total equity by the pro forma combined number of shares of Vistra Energy Common Stock that would have been outstanding as of December 31, 2017.

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UPDATE TO RISK FACTORS

Update to Risks Related to Vistra Energy

Vistra Energy’s revenues, results of operations and operating cash flows generally are negatively impacted by decreases in market prices for electricity.

Vistra Energy is not guaranteed any rate of return on capital investments in its businesses. Vistra Energy conducts integrated power generation and retail electricity activities, focusing on power generation, wholesale electricity sales and purchases, retail sales of electricity and services to end users and commodity risk management. Its wholesale and retail businesses are to some extent countercyclical in nature, particularly for the wholesale power and ancillary services supplied to the retail business. However, Vistra Energy does have a wholesale power position that exceeds the overall load requirements of its retail business and is subject to wholesale power price moves. As a result, Vistra Energy’s revenues, results of operations and operating cash flows depend in large part upon wholesale market prices for electricity, natural gas, uranium, lignite, coal, fuel and transportation in its regional market and other competitive markets and upon prevailing retail electricity rates, which may be impacted by, among other things, actions of regulatory authorities. Market prices may fluctuate substantially over relatively short periods of time. Demand for electricity can fluctuate dramatically, creating periods of substantial under- or over-supply. Over-supply can also occur as a result of the construction of new power plants, as Vistra Energy has observed in recent years. During periods of over-supply, electricity prices might be depressed. Also, at times there may be political pressure, or pressure from regulatory authorities with jurisdiction over wholesale and retail energy commodity and transportation rates, to impose price limitations, bidding rules and other mechanisms to address volatility and other issues in these markets.

Some of the fuel for Vistra Energy’s generation facilities is purchased under short-term contracts. Fuel costs (including diesel, natural gas, lignite, coal and nuclear fuel) may be volatile, and the wholesale price for electricity may not change at the same rate as changes in fuel costs. In addition, it purchases and sells natural gas and other energy related commodities, and volatility in these markets may affect costs incurred in meeting obligations.

Volatility in market prices for fuel and electricity may result from, among other factors:

•	volatility in natural gas prices;

•	volatility in ERCOT market heat rates;

•	volatility in coal and rail transportation prices;

•	volatility in nuclear fuel and related enrichment and conversion services;

•	severe or unexpected weather conditions, including drought and limitations on access to water;

•	seasonality;

•	changes in electricity and fuel usage resulting from conservation efforts, changes in technology or other factors;

•	illiquidity in the wholesale electricity or other commodity markets;

•	transmission or transportation disruptions, constraints, inoperability or inefficiencies;

•	availability of competitively priced alternative energy sources or storage;

•	changes in market structure and liquidity;

•	changes in the manner in which Vistra Energy operates its facilities, including curtailed operation due to market pricing, environmental, safety or other factors;

•	changes in generation efficiency;

•	outages or otherwise reduced output from its generation facilities or those of its competitors;

•	the addition of new electric capacity, including the construction of new power plants;

•	its creditworthiness and liquidity and the willingness of fuel suppliers and transporters to do business with it;

•	changes in the credit risk or payment practices of market participants;

•	changes in production and storage levels of natural gas, lignite, coal, uranium, diesel and other refined products;

•	natural disasters, wars, sabotage, terrorist acts, embargoes and other catastrophic events; and

•	federal, state and local energy, environmental and other regulation and legislation.

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All of Vistra Energy’s generation facilities are currently located in the ERCOT market, a market with limited interconnections to other markets. The price of electricity in the ERCOT market is typically set by natural gas-fueled generation facilities, with wholesale electricity prices generally tracking increases or decreases in the price of natural gas. A substantial portion of its supply volumes in 2016 and 2017 were produced by its nuclear-, lignite- and coal-fueled generation assets. Natural gas prices have generally trended downward since mid- 2008 (from $11.12 per MMBtu in mid-2008 to $3.11 per MMBtu for the average settled price for the year ended December 31, 2017). Furthermore, in recent years, natural gas supply has outpaced demand primarily as a result of development and expansion of hydraulic fracturing in natural gas extraction, and the supply/demand imbalance has resulted in historically low natural gas prices. Because Vistra Energy’s baseload generating units and a substantial portion of its load following generating units are nuclear-, lignite- and coal-fueled, Vistra Energy’s results of operations and operating cash flows have been negatively impacted by the effect of low natural gas prices on wholesale electricity prices without a significant decrease in its operating cost inputs. Various industry experts expect this supply/demand imbalance to persist for a number of years, thereby depressing natural gas prices for a long-term period. As a result, the financial results from, and the value of, Vistra Energy’s generation assets could remain depressed or could materially decrease in the future unless natural gas prices rebound materially.

Wholesale electricity prices also track ERCOT market heat rates, which can be affected by a number of factors, including generation availability and the efficiency of the marginal supplier (generally natural gas-fueled generation facilities) in generating electricity. Vistra Energy’s market heat rate exposure is impacted by changes in the availability of generating resources, such as additions and retirements of generation facilities, and the mix of generation assets in ERCOT. For example, increasing renewable (wind and solar) generation capacity generally depresses market heat rates. Additionally, construction of more efficient generation capacity also depresses market heat rates. Decreases in market heat rates decrease the value of all of Vistra Energy’s generation assets because lower market heat rates generally result in lower wholesale electricity prices. Even though market heat rates have generally increased over the past several years, wholesale electricity prices have declined due to the greater effect of falling natural gas prices. As a result, the financial results from, and the value of, Vistra Energy’s nuclear-, lignite- and coal-fueled generation assets could significantly decrease in profitability and value and its financial condition and results of operations may be negatively impacted if ERCOT market heat rates decline.

Vistra Energy recently announced the retirement of its Big Brown, Sandow and Monticello units. A sustained decrease in the financial results from, or the value of, Vistra Energy’s generation units ultimately could result in the retirement or idling of certain other generation units. In recent years, Vistra Energy has operated certain of its lignite- and coal-fueled generation assets only during parts of the year that have higher electricity demand and, therefore, higher related wholesale electricity prices.

Luminant’s lignite mining reclamation activity will require significant resources as existing and retired mining operations are reclaimed over the next several years.

In conjunction with Luminant’s recent announcements to retire several power generation assets and related mining operations, along with the continuous reclamation activity at its continuing mining operations for its mines related to the Oak Grove and Martin Lake generation assets, Luminant is expected to spend a significant amount of money, internal resources and time to complete the required reclamation activities. For the next five years, Vistra Energy is projected to spend up to $350 million (on a nominal basis) to achieve its reclamation objectives across all of its mining operations.

Vistra Energy could be materially and adversely impacted by strikes or work stoppages by its unionized employees.

As of December 31, 2017, Vistra Energy had approximately 1,630 employees covered by collective bargaining agreements. Such collective bargaining agreements expired on March 31, 2017, but remain effective pursuant to evergreen provisions unless and until terminated on prior notice by either party. Vistra Energy is currently negotiating a new collective bargaining agreement with one of its local unions, while new agreements with its two other local unions have been ratified, but not yet executed. In the event that its union employees strike, participate in a work stoppage or slowdown or engage in other forms of labor strife or disruption, Vistra Energy would be responsible for procuring replacement labor or it could experience reduced power generation or outages. Vistra Energy’s ability to procure such labor is uncertain. Strikes, work stoppages or the inability to negotiate future collective bargaining agreements on favorable terms or at all could have a material adverse effect on Vistra Energy.

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UPDATE TO THE MERGER

Update to Directors and Management of the Combined Company After the Merger

In connection with the consummation of the Merger, the board of directors of the combined company will be expanded to consist of eleven members, including: (i) eight of the directors of Vistra Energy and (ii) three of the directors of Dynegy immediately prior to the Merger (provided such directors are willing to serve on the board of the combined company). The eight directors of Vistra Energy are Curtis A. “Curt” Morgan, Gavin R. Baiera, Jennifer Box, Brian K. Ferraioli, Scott B. Helm, Jeff D. Hunter, Cyrus Madon and Geoffrey D. Strong. The three directors of Dynegy who are anticipated to be appointed to the board of directors of the combined company at the consummation of the Merger are Hilary E. Ackermann, Paul M. Barbas and John R. Sult. Effective as of closing of the Merger, the members of the management committee of the combined company will be Curtis A. “Curt” Morgan as President and Chief Executive Officer, James A. “Jim” Burke as Executive Vice President and Chief Operating Officer, Sara Graziano as Senior Vice President of Corporate Development and Strategy, J. William “Bill” Holden as Executive Vice President and Chief Financial Officer, Scott A. Hudson as Senior Vice President and President of Retail, Carrie Lee Kirby as Executive Vice President and Chief Administrative Officer, Stephanie Zapata Moore as Executive Vice President and General Counsel, and Stephen J. Muscato as Senior Vice President and Chief Commercial Officer.

Update to Regulatory Approvals Required to Complete the Merger

Hart-Scott-Rodino Antitrust Improvements Act

On January 5, 2018, Vistra Energy and Dynegy filed a Notification and Report Form under the HSR Act with the Antitrust Division and the FTC. The 30-day waiting period required by the HSR Act expired on February 5, 2018.

Federal Power Act

Vistra Energy and Dynegy filed their application under Section 203 of the FPA on November 22, 2017. In their application, Vistra Energy and Dynegy submitted a detailed competition analysis demonstrating that the Merger does not raise any significant competitive issues or market power concerns. They also demonstrated that the Merger satisfies the other criteria considered by the FERC in its review. The FERC informally requested a delivered price test for MISO, which was submitted on February 5, 2018. Three third parties intervened, and one filed an objection. In their application, Vistra Energy and Dynegy have requested that the FERC issue an order no later than March 15, 2018, approving the Merger without condition and without a hearing. Vistra Energy and Dynegy expect to receive the necessary approvals from the FERC by the second quarter of 2018.

State Regulatory Approvals

New York Public Service Commission

On November 28, 2017, Vistra Energy and Dynegy filed an application with the NYPSC for approval pursuant to §70 of the New York Public Service Law with respect to Dynegy’s applicable electric generation facilities in New York. Vistra Energy and Dynegy received a declaratory ruling that no further review was necessary effective February 27, 2018.

Public Utility Commission of Texas

On November 22, 2017, Vistra Energy and Dynegy filed with the PUCT, an application involving a review of the business combination between Vistra Energy and Dynegy. One third party intervened, but did not file any objections. Vistra Energy and Dynegy expect to receive the necessary approvals from the PUCT by the second quarter of 2018. However, there is no guarantee that the PUCT will act by that time or that the PUCT will not reject the proposed application or impose unsatisfactory terms or conditions as part of its approval.

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UPDATE TO LITIGATION RELATING TO THE MERGER

In January 2018, a purported Dynegy stockholder filed a putative class action lawsuit in the U.S. District Court for the Southern Division of Texas, Houston Division, alleging that Dynegy, each member of the Dynegy Board and Vistra Energy violated federal securities laws by filing a Form S-4 Registration Statement in connection with the Merger that omits purportedly material information. The lawsuit seeks to enjoin the Merger and to have Dynegy and Vistra Energy issue an amended Form S-4 or, alternatively, damages if the Merger closes without an amended Form S-4 having been filed. Two other related lawsuits were also filed but neither of those named Vistra Energy. In February 2018, Vistra Energy and Dynegy filed supplemental disclosures to the joint proxy statement and prospectus and the plaintiffs agreed to forego any further effort to enjoin the Merger, dismiss the individual claims with prejudice, and dismiss without prejudice claims of the putative class following the stockholder vote, which occurred on March 2, 2018.

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UPDATE TO INFORMATION ABOUT VISTRA ENERGY

Update to Business

Business

Vistra Energy is a holding company operating an integrated power business in Texas. Through its Luminant and TXU Energy subsidiaries, it is engaged in competitive electricity market activities including electricity generation, wholesale energy sales and purchases, commodity risk management activities, and retail sales of electricity to end users, all largely in the ERCOT market.

TXU Energy is the largest retailer of electricity in Texas, with approximately 1.7 million residential, commercial and industrial customers. Luminant is the largest generator of electricity in ERCOT, operating approximately 13,600 MW of installed capacity in ERCOT.

Vistra Energy has two reportable segments: its Wholesale Generation segment, consisting largely of Luminant, and its Retail Electricity segment, consisting largely of TXU Energy.

As of December 31, 2017, Vistra Energy had approximately 4,150 full-time employees, including approximately 1,630 employees under collective bargaining agreements.

Merger

On October 29, 2017, Vistra Energy and Dynegy, entered into the Merger Agreement pursuant to which, upon closing (which is expected to occur in the second quarter of 2018), Dynegy will merge with and into Vistra Energy, with Vistra Energy surviving the Merger and the shareholders of Vistra Energy and Dynegy receiving 79% and 21%, respectively, of the equity of the combined company.

Business Strategy

Vistra Energy’s business strategy is to deliver long-term stakeholder value through a focus on the following areas:

•	Integrated business model. Vistra Energy believes the key factor that distinguishes Vistra Energy from others in its industry is the integrated nature of its business (i.e., pairing Luminant’s reliable and efficient mining, generating and wholesale commodity risk management capabilities with TXU Energy’s retail platform). Vistra Energy’s business strategy will be guided by its integrated business model because it believes it is its core competitive advantage and differentiates Vistra Energy from its non-integrated competitors. Vistra Energy believes its integrated business model creates a unique opportunity because, relative to its non-integrated competitors, it reduces the effects of commodity price movements and contributes to earnings stability. Consequently, Vistra Energy’s integrated business model is at the core of its business strategy.

•	Strong balance sheet and disciplined capital allocation. Like any energy-focused business, Vistra Energy is potentially subject to significant commodity price volatility and capital costs. Accordingly, its strategy has been, and will continue to be, to maintain a strong balance sheet. As a result, Vistra Energy is focused on maintaining prudent financial leverage supported by readily accessible, flexible and diverse sources of liquidity. Vistra Energy’s ongoing capital allocation priorities primarily include making necessary capital investments to maintain the safety and reliability of its facilities. Because Vistra Energy believes cost discipline and strong management of its assets and commodity positions are necessary to deliver long-term value to its stakeholders, Vistra Energy generally makes capital allocation decisions that it believes will lead to attractive cash returns on investment.

•

Superior customer service. Through TXU Energy, Vistra Energy serves the retail electricity needs of end-use residential, small business, commercial and industrial electricity customers through multiple sales and marketing channels. In addition to benefitting from its integrated business model, Vistra Energy leverages its brand, its commitment to a consistent and reliable product offering, the backstop of the electricity generated by its generation fleet, its wholesale commodity risk management operations and its strong customer service to differentiate its products and services from its competitors. Vistra Energy strives to be at the forefront of innovation with new offerings and

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customer experiences to reinforce its value proposition. Vistra Energy maintains a focus on solutions that give its customers choice, convenience and control over how and when they use electricity and related services, including Free Nights and Solar Days residential plans, MyEnergy DashboardSM, TXU iThermostat product and mobile solution, the TXU Energy Rewards program, the TXU Energy Green UpSM renewable energy credit program and a diverse set of solar options. Vistra Energy’s focus on superior customer service will guide its efforts to acquire new residential and commercial customers, serve and retain existing customers and maintain valuable sales channels for its electricity generation resources. Vistra Energy believes its customer service, products and trusted brand have resulted in TXU Energy maintaining the highest residential customer retention rate of any Texas retail electric provider in its respective core market.

•	Excellence in operations while maintaining an efficient cost structure. Vistra Energy believes that operating its facilities in a safe, reliable, environmentally compliant, and cost-effective and efficient manner is a foundation for delivering long-term stakeholder value. Vistra Energy also believes value increases as a function of making disciplined investments that enable its generation facilities to operate not only effectively and efficiently, but also safely, reliably and in an environmentally compliant manner. Vistra Energy believes that an ongoing focus on operational excellence and safety is a key component to success in a highly competitive environment and is part of the unique value proposition of its integrated model. Additionally, Vistra Energy is committed to optimizing its cost structure and implementing enterprise-wide process and operating improvements without compromising the safety of its communities, customers and employees. In connection with Emergence, in addition to significantly reducing its debt levels, Vistra Energy implemented certain cost-reduction actions in order to better align and right-size its cost structure. Vistra Energy believes it has a highly effective and efficient cost structure and that its cost structure supports excellence in its operations.

•	Integrated hedging and commercial management. Vistra Energy’s commercial team is focused on managing risk, through opportunistic hedging, and optimizing its assets and business positions. Vistra Energy actively manages its exposure to wholesale electricity prices in ERCOT, on an integrated basis, through contracts for physical delivery of electricity, exchange-traded and over-the-counter financial contracts, ERCOT term, day-ahead and real-time market transactions, and bilateral contracts with other wholesale market participants, including other power generators and end-user electricity customers. These hedging activities include short-term agreements, long-term electricity sales contracts and forward sales of natural gas through financial instruments. The historically positive correlation between natural gas prices and wholesale electricity prices in ERCOT has provided Vistra Energy an opportunity to manage its exposure to the variability of wholesale electricity prices through natural gas hedging activities. Vistra Energy seeks to hedge near-term cash flow and optimize long term value through hedging and forward sales contracts. Vistra Energy believes its integrated hedging and commercial management strategy, in combination with a strong balance sheet and strong liquidity profile, will provide a long-term advantage through cycles of higher and lower commodity prices.

•	Growth and enhancement. Vistra Energy’s growth strategy leverages its core capabilities of multi-channel retail marketing in a large and competitive market, operating large-scale, environmentally sensitive, and diverse assets across a variety of fuel technologies, fuel logistics and management, commodity risk management, cost control, and energy infrastructure investing. Vistra Energy intends to opportunistically evaluate acquisitions of high-quality energy infrastructure assets and businesses that complement these core capabilities and enable it to achieve operational or financial synergies. While Vistra Energy is intent on growing its business and creating value for its stockholders, Vistra Energy is committed to making disciplined investments that are consistent with its focus on maintaining a strong balance sheet and strong liquidity profile. As a result, consistent with its disciplined capital allocation approval process, growth opportunities Vistra Energy pursues will need to have compelling economic value in addition to fitting with its business strategy.

•	Corporate responsibility and citizenship. Vistra Energy is committed to providing safe, reliable, cost-effective and environmentally compliant electricity for the communities and customers it serves. Vistra Energy strives to improve the quality of life in the communities in which it operates. Vistra Energy is also committed to being a good corporate citizen in the communities in which it conducts operations. Vistra Energy and its employees are actively engaged in programs intended to support and strengthen the communities in which it conducts operations. Vistra Energy’s foremost giving initiatives are through the United Way and TXU Energy Aid campaigns. TXU Energy Aid has served as an integral resource for social service agencies that assist families in need across Texas pay their electricity bills.

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The ERCOT Market

ERCOT is an ISO that manages the flow of electricity from approximately 78,000 MW of installed capacity to approximately 24 million Texas customers, representing approximately 90% of the state’s electric load and spanning approximately 75% of its geography, as of December 31, 2017. Population growth in Texas is currently expanding at well above the national average rate, with a growth rate of 12.1% between July 2010 and July 2017, more than double the U.S. population growth rate of 5.3% during the same period, according to the U.S. Census Bureau. ERCOT accounts for approximately 32% of the competitively served retail load in the U.S., and residential consumers in the ERCOT market consume approximately 30% more electricity than the average U.S. residential consumer according to the EIA. Total ERCOT power demand has grown at a compounded annual growth rate of approximately 1.4% from 2006 through 2016, compared to a range of -0.3% to 0.2% in other U.S. markets, according to ERCOT and the EIA, respectively.

As an energy-only market, ERCOT’s market design is distinct from other competitive electricity markets in the United States. Other markets maintain a minimum reserve margin through regulated planning, resource adequacy requirements and/or capacity markets. In contrast, ERCOT’s resource adequacy is predominately dependent on free-market processes and energy-market price signals. On June 1, 2014, ERCOT implemented ORDC, pursuant to which wholesale electricity prices in the real-time electricity market increase automatically as available operating reserves decrease below defined threshold levels, creating a price adder. When operating reserves drop to 2,000 MW or less, the ORDC automatically adjusts power prices to the established VOLL, which is set at $9,000/MWh. Because ERCOT has limited excess generation capacity to meet high demand days due to its minimal import capacity, and peaking facilities have high operating costs, the marginal price of supply rapidly increases during periods of high demand. Historically, elevated temperatures in the summer months have driven high electricity demand in ERCOT. Many generators benefit from these sporadic periods of “scarcity pricing” in which power prices may increase significantly, up to the current $9,000/MWh price cap.

Transactions in ERCOT take place in two key markets: the day-ahead market and the real-time market. The day-ahead market is a voluntary, forward electricity market conducted the day before each operating day in which generators and purchasers of electricity may bid for one or more hours of electricity supply or consumption. The real-time market is a spot market in which electricity may be sold in five-minute intervals. The day-ahead market provides market participants with visibility into where prices are expected to clear, and the prices are not impacted by subsequent events. Conversely, the real-time market exposes purchasers to the risk of transient operational events and price spikes. These two markets allow market participants to manage their risk profile by adjusting their participation in each market. In addition, ERCOT uses ancillary services to maintain system reliability, including regulation service-up, regulation service-down, responsive reserve service and non-spinning reserve service. Regulation service up and down are used to balance the grid in a near-instantaneous fashion when supply and demand fluctuate due to a variety of factors, such as weather, generation outages, renewable production intermittency and transmission outages. Responsive reserves and non-spinning reserves are used by ERCOT when the grid is at, near or recovering from a state of emergency due to inadequate generation. Because ERCOT has one of the highest concentrations of wind capacity generation among United States markets, the ERCOT market is more susceptible to fluctuations in wholesale electricity supply due to intermittent wind production, making ERCOT more vulnerable to periods of generation scarcity.

Operating Segments

Vistra Energy’s operating segments consist of the Wholesale Generation segment, consisting largely of Luminant, and the Retail Electricity segment, consisting largely of TXU Energy. See Note 20 to Vistra Energy’s 2017 Annual Financial Statements for additional information related to Vistra Energy’s operating segments.

Wholesale Generation Segment

As described below, Vistra Energy’s power generation fleet is diverse and flexible in terms of dispatch characteristics as its fleet includes baseload, intermediate/load following and peaking generation. Vistra Energy’s wholesale commodity risk management business is responsible for dispatching its generation fleet in response to market needs after implementing portfolio optimization strategies, thus linking and integrating the generation fleet production with its retail customer and wholesale sales opportunities. Market demand, also known as load, faced by an electric power system such as ERCOT varies from moment to moment as a result of changes in business and residential demand, which is often driven by weather. Unlike most other commodities, the production and consumption of electricity must remain balanced on an instantaneous basis. There is a certain baseline demand for electricity across an electric power system that occurs throughout the day, which is typically satisfied by baseload generating units with low variable operating costs. Baseload generating units can also increase output to satisfy certain incremental demand and reduce output when

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demand is unusually low. Intermediate/load-following generating units, which can more efficiently change their output to satisfy increases in demand, typically satisfy a large proportion of changes in intraday load as they respond to daily increases in demand or unexpected changes in supply created by reduced generation from renewable resources or other generator outages. Peak daily loads may be satisfied by peaking units. Peaking units are typically the most expensive to operate, but they can quickly start up and shut down to meet brief peaks in demand. In general, baseload units, intermediate/load following units and peaking units are dispatched into the ERCOT grid in order from lowest to highest variable cost. Price formation in ERCOT, as with other competitive power markets in the U.S., is typically based on the highest variable cost unit that clears the market to satisfy system demand at a given point in time.

Retail Electricity Segment

Texas has one of the fastest growing populations of any state in the U.S. and has a diverse economy, which has resulted in a significant and growing competitive retail electricity market. Vistra Energy is an active participant in the competitive ERCOT market and continues to be a market leader, which it believes is driven by, among other things, having one of the lowest customer complaint rates according to the PUCT and having an integrated power generation and wholesale operation that allows it to efficiently obtain the electricity needed to serve its customers at the lowest cost. Vistra Energy provided electricity to approximately 24% and 18% of the residential and commercial customers in ERCOT, respectively, as of December 31, 2017. Vistra Energy believes that it has differentiated itself by providing a distinctive customer experience predicated on delivering reliable and innovative power products and solutions to its customers, such as Free Nights and Solar Days residential plans, MyEnergy DashboardSM, TXU iThermostat product and mobile solution, the TXU Energy Rewards program, the TXU Energy Green UPSM renewable energy credit program and a diverse set of solar options, which gives its customers choice, convenience and control over how and when they use electricity and related services. Vistra Energy competitively markets electricity and related services to acquire, serve and retain retail customers. Vistra Energy believes it is situated to better serve its retail customers through its unique affiliation with its wholesale commodity risk management personnel who can structure products and contracts in a way that offers significant value compared to stand-alone retail electric providers. Additionally, Vistra Energy’s wholesale commodity risk management business protects its retail business from power price volatility by allowing Vistra Energy to bypass bid-ask spread in the market (particularly for illiquid products and time periods), which results in significantly lower collateral costs for its retail business as compared to other, nonintegrated retail electric providers. Moreover, Vistra Energy’s retail business reduces, to some extent, the exposure of its wholesale generation business to wholesale power price volatility. This is because the retail load requirements of its retail operations (primarily TXU Energy) provide a natural offset to the length of Luminant’s generation portfolio thereby reducing the exposure to wholesale power price volatility as compared to a nonintegrated independent power producer.

Seasonality

The demand for and market prices of electricity and natural gas are affected by weather. As a result, Vistra Energy’s operating results may fluctuate on a seasonal basis, and more severe weather conditions such as heat waves or extreme winter weather may make such fluctuations more pronounced. The pattern of this fluctuation may change depending on, among other things, the retail load served and the terms of contracts to purchase or sell electricity.

Competition

Competition in ERCOT, as in other electricity markets, is impacted by electricity and fuel prices, congestion along the power grid, subsidies provided by state and federal governments for new generation facilities, new market entrants, construction of new generating assets, technological advances in power generation, the actions of environmental and other regulatory authorities, and other factors. Vistra Energy primarily competes with other electricity generators and retailers based on its ability to generate electric supply, market and sell electricity at competitive prices and to efficiently utilize transportation from third-party pipelines and transmission from electric utilities to deliver electricity to end-users. Competitors in the generation and retail power markets in which Vistra Energy participates include regulated utilities, industrial companies, non-utility generators, competitive subsidiaries of regulated utilities, independent power producers, REPs and other energy marketers. See “Risk Factors—Risks Related to Vistra Energy” beginning on page 42 of the joint proxy statement and prospectus for additional information concerning the risks faced with respect to the competitive energy markets in which Vistra Energy operates.

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Brand Value

Vistra Energy’s TXU EnergyTM brand, which has been used to sell electricity to customers in the competitive retail electricity market in Texas for approximately 16 years, is registered and protected by trademark law and is the only material intellectual property asset that Vistra Energy owns. As of December 31, 2017, Vistra Energy has reflected an intangible asset on its balance sheet for the TXU EnergyTM brand of approximately $1.2 billion (see Note 7 to Vistra Energy’s 2017 Annual Financial Statements).

Properties

The following description excludes three power plants (Monticello, Big Brown and Sandow) with a total installed nameplate generation capacity of approximately 4,167 MW that were retired in the first quarter of 2018.

Luminant’s generation fleet consists of 49 power generation units, all of which are wholly owned and operate within the ERCOT electricity market, with the location, fuel types, dispatch characteristics and total installed nameplate generation capacity for each generation facility shown in the table below:

Name	Location (all in the state of Texas)	Fuel Type	Dispatch Type	Installed Nameplate Generation Capacity (MW)	Number of Units
Comanche Peak	Somervell County	Nuclear	Baseload	2,300	2
Oak Grove	Robertson County	Lignite	Baseload	1,600	2
Martin Lake	Rusk County	Lignite/Coal	Intermediate/Load Following	2,250	3
Forney	Kaufman County	Natural Gas (CCGT)	Intermediate/Load Following	1,912	8
Lamar	Lamar County	Natural Gas (CCGT)	Intermediate/Load Following	1,076	6
Odessa	Ector County	Natural Gas (CCGT)	Intermediate/Load Following	1,054	6
Morgan Creek	Mitchell County	Natural Gas (CT)	Peaking	390	6
Permian Basin	Ward County	Natural Gas (CT)	Peaking	325	5
DeCordova	Hood County	Natural Gas (CT)	Peaking	260	4
Lake Hubbard	Dallas County	Natural Gas (Steam)	Peaking	921	2
Stryker Creek (a)	Cherokee County	Natural Gas (Steam)	Peaking	685	2
Graham (a)	Young County	Natural Gas (Steam)	Peaking	630	2
Trinidad (a)	Henderson County	Natural Gas (Steam)	Peaking	244	1

Total				13,647	49

(a)	Vistra Energy is currently conducting a competitive sales process for its Stryker Creek, Graham and Trinidad units (see Note 4 to Vistra Energy’s 2017 Annual Financial Statements).

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Vistra Energy’s wholesale commodity risk management business also procures renewable energy credits from wind generation to support Vistra Energy’s electricity sales to wholesale and retail customers to satisfy the increasing demand for renewable resources from such customers. As of December 31, 2017, Vistra Energy had long-term power purchase agreements to annually procure approximately 400 MW of renewable energy. These renewable generation sources deliver electricity when conditions make them available, and, when on-line, they generally compete with baseload units. Because they cannot be relied upon to meet demand continuously due to their dependence on weather and time of day, these generation sources are categorized as non-dispatchable and create the need for intermediate/load-following resources to respond to changes in their output.

Fuel Supply

Nuclear— Vistra Energy operates two nuclear generation units at the Comanche Peak plant site, each of which is designed for a capacity of 1,150 MW. Comanche Peak Unit 1 and Unit 2 went into commercial operation in 1990 and 1993, respectively, and are generally operated at full capacity. Refueling (nuclear fuel assembly replacement) outages for each unit are scheduled to occur every eighteen months during the spring or fall off-peak demand periods. Every three years, the refueling cycle results in the refueling of both units during the same year, the latest of which occurred during 2017. While one unit is undergoing a refueling outage, the remaining unit is intended to operate at full capacity. During a refueling outage, other maintenance, modification and testing activities are completed that cannot be accomplished when the unit is in operation. Over the last three years the refueling outage period per unit has ranged from 30 to 40 days. The Comanche Peak facility operated at a capacity factor of 84%, 101% and 99% in 2017, 2016 and 2015, respectively. The capacity factor for the year ended December 31, 2017 reflected an unplanned outage at one of the units between June and August 2017.

Vistra Energy has contracts in place for all its nuclear fuel requirements for 2018. Vistra Energy has contracts in place for the majority of its nuclear fuel requirements through 2019. Vistra Energy does not anticipate any significant difficulties in acquiring uranium and contracting for associated conversion, enrichment and fabrication services in the foreseeable future.

The nuclear industry has developed ways to store used nuclear fuel on site at nuclear generation facilities, primarily through the use of dry cask storage, since there are no facilities for reprocessing or disposal of used nuclear fuel currently in operation in the U.S. Luminant stores its used nuclear fuel on-site in storage pools or dry cask storage facilities and believes its onsite used nuclear fuel storage capability is sufficient for the foreseeable future.

Coal/Lignite— Vistra Energy’s lignite/coal fueled generation fleet capacity totals 3,850 MW. Maintenance outages at these units are scheduled during the spring or fall off-peak demand periods.

Vistra Energy satisfies all of its fuel requirements at the Oak Grove generation facility with lignite that it mines. Vistra Energy meets its fuel requirements for the Martin Lake generation facility by blending lignite it mines with coal purchased from multiple suppliers under contracts of various lengths and transported from the Powder River Basin to its generation plants by railcar. In 2017, approximately 53% of the fuel used at the Martin Lake generation facility was supplied from surface minable lignite reserves located adjacent to the facility and dedicated to it.

Natural Gas— Vistra Energy’s natural gas-fueled generation fleet capacity totals 7,497 MW. In April 2016, Vistra Energy acquired La Frontera Holdings, LLC the indirect owner of two CCGT natural gas fueled generation facilities located in ERCOT. The facility in Forney, Texas (8 units) has a capacity of 1,912 MW and the facility in Paris, Texas (6 units) has a capacity of 1,076 MW. In August 2017, Vistra Energy acquired a facility in Odessa, Texas (6 units) with a capacity of 1,054 MW. The acquisitions diversified Vistra Energy’s fuel mix and increased the dispatch flexibility in its fleet.

Vistra Energy also operates combustion turbine (CT) facilities at Morgan Creek (6 units), Permian Basin (5 units), DeCordova (4 units) plant sites and steam facilities at Lake Hubbard (2 units), Stryker Creek (2 units), Graham (2 units) and Trinidad (1 unit) plant sites. The CT and steam plants are peaking units which provide Vistra Energy the ability to meet increased demand from its retail customers during high market price intervals with available generation capacity and provide other wholesale opportunities.

Vistra Energy satisfies its fuel requirements at these facilities through a combination of spot market and near-term purchase contracts. Additionally, Vistra Energy has near-term natural gas transportation agreements in place for all of its sites to ensure reliable fuel supply.

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Environmental Regulations and Related Considerations

Vistra Energy subject to extensive environmental regulation by governmental authorities, including the EPA and the TCEQ. The EPA has recently finalized or proposed several regulatory actions establishing new requirements for control of certain emissions from sources, including electricity generation facilities. See “Risk Factors—Risks Related to Vistra Energy” beginning on page 42 of the joint proxy statement and prospectus for additional discussion of risks posed to Vistra Energy regarding regulatory requirements and “Update to Legal Proceedings” below and Note 13 to Vistra Energy’s 2017 Annual Financial Statements for a discussion of litigation related to EPA reviews.

Water

The TCEQ and the EPA have jurisdiction over water discharges (including storm water) from facilities in Texas. Vistra Energy believes its facilities are presently in material compliance with applicable state and federal requirements relating to discharge of pollutants into water. Vistra Energy believes it holds all required waste water discharge permits from the TCEQ for facilities in operation and has applied for or obtained necessary permits for facilities under construction. Vistra Energy also believes it can satisfy the requirements necessary to obtain any required permits or renewals.

Diversion, impoundment and withdrawal of water for cooling and other purposes are subject to the jurisdiction of the TCEQ and the EPA. Vistra Energy believes it possesses all necessary permits from the TCEQ for these activities at its current facilities. Clean Water Act Section 316(b) regulations pertaining to existing water intake structures at large generation facilities became effective in 2014. Although the rule does not mandate a certain control technology, it does require site-specific assessments of technology feasibility on a case-by-case basis at the state level. Luminant has received determinations that most of its cooling water lakes are closed-cycle recirculating systems.

Solid Waste

Treatment, storage and disposal of solid waste and hazardous waste are regulated at the state level under the Texas Solid Waste Disposal Act and at the federal level under the Resource Conservation and Recovery Act of 1976, as amended, and the Toxic Substances Control Act. The EPA has issued regulations under the Resource Conservation and Recovery Act of 1976 and the Toxic Substances Control Act, and the TCEQ has issued regulations under the Texas Solid Waste Disposal Act applicable to Vistra Energy’s facilities. Vistra Energy believes it is in material compliance with all applicable solid waste rules and regulations. In addition, Vistra Energy has registered solid waste disposal sites and has obtained or applied for permits where required by such regulations.

Environmental Capital Expenditures

Capital expenditures for Vistra Energy’s environmental projects totaled $14 million in 2017 and are expected to total approximately $17 million in 2018 for environmental control equipment to comply with regulatory requirements.

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Update to Legal Proceedings

Set out below is a summary of the various material legal and administrative proceedings currently pending against Vistra Energy. Vistra Energy is also involved in various legal and administrative proceedings in the normal course of business, the ultimate resolutions of which, in the opinion of management, are not anticipated to have a material effect on Vistra Energy’s results of operations, liquidity or financial condition.

Litigation

Litigation Related to EPA Reviews—In June 2008, the EPA issued an initial request for information to Luminant under the EPA’s authority under Section 114 of the CAA. The stated purpose of the request is to obtain information necessary to determine compliance with the CAA, including New Source Review standards and air permits issued by the TCEQ for the Big Brown, Monticello and Martin Lake generation facilities. In April 2013, Luminant received an additional information request from the EPA under Section 114 related to Vistra Energy’s Big Brown, Martin Lake and Monticello facilities as well as an initial information request related to Vistra Energy’s Sandow 4 generation facility.

In July 2012, the EPA sent Luminant a notice of violation alleging noncompliance with the CAA’s New Source Review standards and the air permits at Vistra Energy’s Martin Lake and Big Brown generation facilities. In August 2013, the DOJ, acting as the attorneys for the EPA, filed a civil enforcement lawsuit against Luminant in federal district court in Dallas, alleging violations of the CAA, including its New Source Review standards, at Vistra Energy’s Big Brown and Martin Lake generation facilities. In August 2015, the district court granted Luminant’s motion to dismiss seven of the nine claims asserted by the EPA in the lawsuit. In August 2016, the EPA filed an amended complaint, eliminating one of the two remaining claims and withdrawing with prejudice a request for civil penalties in the other remaining claim. The EPA also filed a motion for entry of final judgment so that it could seek to appeal the district court’s dismissal decision. In September 2016, Luminant filed a response opposing the EPA’s motion for entry of final judgment. In October 2016, the district court denied the EPA’s motion for entry of final judgment and agreed that the remaining claim must be fully adjudicated at the district court or withdrawn with prejudice before the EPA may appeal the dismissal decision.

In January 2017, the EPA dismissed its two remaining claims with prejudice and the district court entered final judgment in Luminant’s favor. In March 2017, the EPA and the Sierra Club appealed the final judgment to the U.S. Court of Appeals for the Fifth Circuit (Fifth Circuit Court) and Luminant filed a motion in the district court to recover its attorney fees and costs. In April 2017, the district court stayed its consideration of Luminant’s motion for attorney fees. In June 2017, the EPA and the Sierra Club filed their opening briefs in the Fifth Circuit Court. Luminant filed its response brief in August 2017. In September 2017, the EPA and the Sierra Club filed their reply briefs. The case was argued before the Fifth Circuit Court in March 2018. Vistra Energy believes that it has complied with all requirements of the CAA and intends to vigorously defend against the remaining allegations. The lawsuit requests the maximum civil penalties available under the CAA to the government of up to $32,500 to $37,500 per day for each alleged violation, depending on the date of the alleged violation, and injunctive relief, including an order requiring the installation of best available control technology at the affected units. An adverse outcome could require substantial capital expenditures that cannot be determined at this time or retirement of the remaining plant, Martin Lake, at issue and could possibly require the payment of substantial penalties. The recent retirement of the Big Brown plant should have a favorable impact on this litigation. Vistra Energy cannot predict the outcome of these proceedings, including the financial effects, if any.

Greenhouse Gas Emissions

In August 2015, the EPA finalized rules to address GHG emissions from new, modified and reconstructed and existing electricity generation units, referred to as the Clean Power Plan. The rule for existing facilities would establish state-specific emissions rate goals to reduce nationwide CO2 emissions related to affected units by over 30% from 2012 emission levels by 2030. A number of parties, including Luminant, filed petitions for review in the U.S. Court of Appeals for the District of Columbia Circuit (D.C. Circuit Court) for the rule for new, modified and reconstructed plants. In addition, a number of petitions for review of the rule for existing plants were filed in the D.C. Circuit Court by various parties and groups, including challenges from twenty-seven different states opposed to the rule as well as those from, among others, certain power generating companies, various business groups and some labor unions. Luminant also filed its own petition for review. In January 2016, a coalition of states, industry (including Luminant) and other parties filed applications with the U.S. Supreme Court (Supreme Court) asking that the Supreme Court stay the rule while the D.C. Circuit Court reviews the legality of the rule for existing plants. In February 2016, the Supreme Court stayed the rule pending the conclusion of legal challenges on the rule before the D.C. Circuit Court and until the Supreme Court disposes of any subsequent petition for review. Oral argument on the merits of the legal challenges to the rule was heard in September 2016 before the entire D.C. Circuit Court.

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In March 2017, President Trump issued an Executive Order entitled Promoting Energy Independence and Economic Growth (Order). The Order covers a number of matters, including the Clean Power Plan. Among other provisions, the Order directs the EPA to review the Clean Power Plan and, if appropriate, suspend, revise or rescind the rules on existing and new, modified and reconstructed generating units. In April 2017, in accordance with the Order, the EPA published its intent to review the Clean Power Plan. In addition, the DOJ has filed motions seeking to abate those cases until the EPA concludes its review of the rules, including any new rulemaking that results from that review. In April 2017, the D.C. Circuit Court issued orders holding the cases in abeyance for 60 days and directing the EPA to provide status reports at 30-day intervals. The D.C. Circuit Court further ordered that all parties file supplemental briefs in May 2017 on whether the cases should be remanded to the EPA rather than held in abeyance. The D.C. Circuit Court entered additional 60-day abeyances in August 2017, November 2017 and March 2018. The renewed abeyance expires in April 2018. In October 2017, the EPA issued a proposed rule that would repeal the Clean Power Plan. The proposed repeal focuses on what the EPA believes to be the unlawful nature of the Clean Power Plan and asks for public comment on the EPA’s interpretations of its authority under the CAA. Vistra Energy currently plans to submit comments in response to the proposed repeal by the April 2018 deadline. In December 2017, the EPA published an advance notice of proposed rulemaking (ANPR) soliciting information from the public as the EPA considers proposing a future rule. Vistra Energy submitted comments on the ANPR in February 2018. While Vistra Energy cannot predict the outcome of these rulemakings and related legal proceedings, or estimate a range of reasonably probable costs, if the rules are ultimately implemented or upheld as they were issued, they could have a material impact on Vistra Energy’s results of operations, liquidity or financial condition.

Cross-State Air Pollution Rule (CSAPR)

In July 2011, the EPA issued the CSAPR, compliance with which would have required significant additional reductions of sulfur dioxide (SO2) and nitrogen oxide (NOx) emissions from Vistra Energy’s fossil fueled generation units. In February 2012, the EPA released a final rule (Final Revisions) and a proposed rule revising certain aspects of the CSAPR, including increases in the emissions budgets for Texas and Vistra Energy’s generation assets as compared to the July 2011 version of the rule. In June 2012, the EPA finalized the proposed rule (Second Revised Rule).

The CSAPR became effective January 1, 2015. In July 2015, following a remand of the case from the Supreme Court to consider further legal challenges, the D.C. Circuit Court ruled in favor of Luminant and other petitioners, holding that the CSAPR emissions budgets overcontrolled Texas and other states. The D.C. Circuit Court remanded those states’ budgets to the EPA for prompt reconsideration. While Luminant planned to participate in the EPA’s reconsideration process to develop increased budgets for the 1997 ozone standard that do not over-control Texas, the EPA instead responded to the remand by proposing a new rulemaking that created new NOX ozone season budgets for the 2008 ozone standard without addressing the over-controlling budgets for the 1997 standard. Comments on the EPA’s proposal were submitted by Luminant in February 2016. In August 2016, the EPA disapproved certain aspects of Texas’s infrastructure State Implementation Plan (SIP) for the 2008 ozone National Ambient Air Quality Standard and imposed a Federal Implementation Plan (FIP) in its place in October 2016. Texas filed a petition in the court challenging the SIP disapproval and Luminant intervened in support of Texas’s challenge. The parties moved to stay the case and the Fifth Circuit Court responded by dismissing the petition with the right to reinstate as provided in the Fifth Circuit Court’s rules. The State of Texas and Luminant have also both filed challenges in the D.C. Circuit Court challenging the EPA’s FIP and those cases are currently pending before that court. With respect to Texas’s SO2 emission budgets, in June 2016, the EPA issued a memorandum describing the EPA’s proposed approach for responding to the D.C. Circuit Court’s remand for reconsideration of the CSAPR SO2 emission budgets for Texas and three other states that had been remanded to the EPA by the D.C. Circuit Court. In the memorandum, the EPA stated that those four states could either voluntarily participate in the CSAPR by submitting a SIP revision adopting the SO2 budgets that had been previously held invalid by the D.C. Circuit Court and the current annual NOX budgets or, if the state chooses not to participate in the CSAPR, the EPA could withdraw the CSAPR FIP by the fall of 2016 for those states and address any interstate transport and regional haze obligations on a state-by-state basis. Texas has not indicated that it intends to adopt the over-controlling budgets and, in November 2016, the EPA proposed to withdraw the CSAPR FIP addressing SO2 and NOX for Texas. In September 2017, the EPA finalized its proposal to remove Texas from the annual CSAPR programs. The Sierra Club and the National Parks Conservation Association filed a petition for review in the D.C. Circuit Court challenging that final rule. Luminant intervened on behalf of the EPA and briefing will be completed in 2018. As a result of the EPA’s action, Texas electric generating units are no longer subject to the CSAPR annual SO2 and NOX limits, but remain subject to the CSAPR’s ozone season NOX requirements. While Vistra Energy cannot predict the outcome of future proceedings related to the CSAPR, including the EPA’s recent actions concerning the CSAPR annual emissions budgets for affected states participating in the CSAPR program, based upon Vistra Energy’s current operating plans, including the recent retirements of its Monticello, Big Brown and Sandow 4 plants, Vistra Energy does not believe that the CSAPR itself will cause any material operational, financial or compliance issues to Vistra Energy’s business or require Vistra Energy to incur any material compliance costs.

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Regional Haze—Reasonable Progress and Long-Term Strategies

The Regional Haze Program of the CAA establishes “as a national goal the prevention of any future, and the remedying of any existing, impairment of visibility in mandatory class I federal areas which impairment results from man-made pollution.” There are two components to the Regional Haze Program. First, states must establish goals for reasonable progress for Class I federal areas within the state and establish long-term strategies to reach those goals and to assist Class I federal areas in neighboring states to achieve reasonable progress set by those states towards a goal of natural visibility by 2064. In February 2009, the TCEQ submitted a SIP concerning regional haze (Regional Haze SIP) to the EPA. In December 2011, the EPA proposed a limited disapproval of the Regional Haze SIP due to its reliance on the Clean Air Interstate Rule (CAIR) instead of the EPA’s replacement CSAPR program that the EPA finalized in July 2011. The EPA finalized the limited disapproval of Texas’s Regional Haze SIP in June 2012. In September 2012, Luminant filed a motion for review in the Fifth Circuit Court challenging the EPA’s limited disapproval of the Regional Haze SIP on the grounds that the CAIR continued in effect pending the D.C. Circuit Court’s decision in the CSAPR litigation. In August 2012, Luminant filed a motion to intervene in a case filed by industry groups and other states and private parties in the D.C. Circuit Court challenging the EPA’s limited disapproval and issuance of a FIP regarding the regional haze best available retrofit technology (BART) program. The Fifth Circuit Court case has since been transferred to the D.C. Circuit Court and consolidated with other pending BART program regional haze appeals. Briefing in the D.C. Circuit Court was completed in March 2017, and oral argument was held in November 2017.

In May 2014, the EPA issued requests for information under Section 114 of the CAA to Luminant and other generators in Texas related to the reasonable progress program. After releasing a proposed rule in November 2014 and receiving comments from a number of parties, including Luminant and the State of Texas in April 2015, the EPA issued a final rule in January 2016 approving in part and disapproving in part Texas’ SIP for Regional Haze and issuing a FIP for Regional Haze. In the rule, the EPA asserts that the Texas SIP does not show reasonable progress in improving visibility for two areas in Texas and that its long-term strategy fails to make emission reductions needed to achieve reasonable progress in improving visibility in the Wichita Mountains of Oklahoma. The EPA’s emission limits in the FIP assume additional control equipment for specific lignite/coal-fueled generation units across Texas, including new flue gas desulfurization systems (scrubbers) at seven electricity generating units and upgrades to existing scrubbers at seven generation units. Specifically, for Luminant, the EPA’s FIP is based on new scrubbers at Big Brown Units 1 and 2 and Monticello Units 1 and 2 and scrubber upgrades at Martin Lake Units 1, 2 and 3, Monticello Unit 3 and Sandow Unit 4. Under the terms of the rule, subject to the legal proceedings described in the following paragraph, the scrubber upgrades would be required by February 2019, and the new scrubbers would be required by February 2021.

In March 2016, Luminant and a number of other parties, including the State of Texas, filed petitions for review in the Fifth Circuit Court challenging the FIP’s Texas requirements. Luminant and other parties also filed motions to stay the FIP while the court reviews the legality of the EPA’s action. In July 2016, the Fifth Circuit Court denied the EPA’s motion to dismiss Luminant’s challenge to the FIP and denied the EPA’s motion to transfer the challenges Luminant, the other industry petitioners and the State of Texas filed to the D.C. Circuit Court. In addition, the Fifth Circuit Court granted the motions to stay filed by Luminant, the other industry petitioners and the State of Texas pending final review of the petitions for review. The case was abated until the end of November 2016 in order to allow the parties to pursue settlement discussions. Settlement discussions were unsuccessful, and in December 2016 the EPA filed a motion seeking a voluntary remand of the rule back to the EPA for further consideration of Luminant’s pending request for administrative reconsideration. Luminant and some of the other petitioners filed a response opposing the EPA’s motion to remand and filed a cross motion for vacatur of the rule in December 2016. In March 2017, the Fifth Circuit Court remanded the rule back to the EPA for reconsideration in light of the Court’s prior determination that Vistra Energy and the other petitioners demonstrated a substantial likelihood that the EPA exceeded its statutory authority and acted arbitrarily and capriciously, but the Court denied all of the other pending motions. The stay of the rule (and the emission control requirements) remains in effect. In addition, the Fifth Circuit Court denied the EPA’s motion to lift the stay as to parts of the rule implicated in the EPA’s subsequent BART proposal and the Court is retaining jurisdiction of the case and requiring the EPA to file status reports on its reconsideration every 60 days. The recent retirements of Vistra Energy’s Monticello, Big Brown and Sandow 4 plants should have a favorable impact on this rulemaking and litigation. While Vistra Energy cannot predict the outcome of the rulemaking and legal proceedings, or estimate a range of reasonably possible costs, the result may have a material impact on Vistra Energy’s results of operations, liquidity or financial condition.

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Regional Haze—Best Available Retrofit Technology

The second part of the Regional Haze Program subjects certain electricity generation units built between 1962 and 1977, to BART standards designed to improve visibility if such units cause or contribute to impairment of visibility in a federal class I area. BART reductions of SO2 and NOX are required either on a unit-by-unit basis or are deemed satisfied by state participation in an EPA-approved regional trading program such as the CSAPR or other approved alternative program. In response to a lawsuit by environmental groups, the D.C. District Court issued a consent decree in March 2012 that required the EPA to propose a decision on the Regional Haze SIP by May 2012 and finalize that decision by November 2012. The consent decree requires a FIP for any provisions that the EPA disapproves. The D.C. District Court has amended the consent decree several times to extend the dates for the EPA to propose and finalize a decision on the Regional Haze SIP. The consent decree was modified in December 2015 to extend the deadline for the EPA to finalize action on the determination and adoption of requirements for BART for electricity generation. Under the amended consent decree, the EPA had until December 2016 to propose, and had until September 2017 to finalize, either approval of the state plan or a FIP for BART for Texas electricity generation sources if the EPA determines that BART requirements have not been met. The EPA issued a proposed BART FIP for Texas in January 2017. The EPA’s proposed emission limits assume additional control equipment for specific lignite/coal-fueled generation units across Texas, including new flue gas desulfurization systems (scrubbers) at 12 electric generation units and upgrades to existing scrubbers at four electric generation units. Specifically, for Luminant, the EPA’s proposed emission limitations were based on new scrubbers at Big Brown Units 1 and 2 and Monticello Units 1 and 2 and scrubber upgrades at Martin Lake Units 1, 2 and 3 and Monticello Unit 3. Luminant evaluated the requirements and potential financial and operational impacts of the proposed rule, but new scrubbers at the Big Brown and Monticello units necessary to achieve the emission limits required by the FIP (if those limits are possible to attain), along with the existence of low wholesale power prices in ERCOT, would challenge the long-term economic viability of those units. Under the terms of the proposed rule, the scrubber upgrades would have been required within three years of the effective date of the final rule and the new scrubbers will be required within five years of the effective date of the final rule. Vistra Energy submitted comments on the proposed FIP in May 2017.

The EPA signed the final BART FIP for Texas in September 2017. The rule is a partial approval of Texas’s 2009 SIP and a partial FIP. In response to comments on the proposed rule submitted to the EPA, for SO2, the rule creates an intrastate Texas emission allowance trading program as a “BART alternative” that operates in a similar fashion to a CSAPR trading program. The program includes 39 generating units, including Vistra Energy’s Martin Lake, Big Brown, Monticello, Sandow 4, Stryker 2 and Graham 2 plants. Of the 39 units, 30 are BART-eligible, three are co-located with a BART-eligible unit and six units are included in the program based on a visibility impacts analysis by the EPA. The 39 units represent 89% of SO2 emissions from Texas electric generating units in 2016 and 85% of all CSAPR SO2 allowance allocations for Texas existing electric generating units. The compliance obligations in the program will start on January 1, 2019. The identified units will receive an annual allowance allocation that is equal to their most recent annual CSAPR SO2 allocation. Luminant’s units covered by the program are allocated 91,222 allowances annually. Under the rule, a unit that is listed that does not operate for two consecutive years starting after 2018 would no longer receive allowances after the fifth year of non-operation. Vistra Energy believes the recent retirements of its Monticello, Big Brown and Sandow 4 plants will enhance Vistra Energy’s ability to comply with this BART rule for SO2. For NOX, the rule adopts the CSAPR’s ozone program as BART and for particulate matter, the rule approves Texas’s SIP that determines that no electric generating units are subject to BART for particulate matter. The National Parks Conservation Association, the Sierra Club and the Environmental Defense Fund filed a petition challenging the rule in the Fifth Circuit Court as well as a petition for reconsideration filed with the EPA. Additionally, the National Parks Conservation Association, the Sierra Club, the Environmental Defense Fund and other environmental groups filed a motion in the D.C. District Court in October 2017 to enforce the terms of the consent decree that was originally entered in 2012. The EPA filed a cross-motion to terminate the consent decree in October 2017. In March 2018, the D.C. District Court issued an order holding both motions in abeyance and requiring the parties to file a joint status report within two days of any ruling by EPA on the petition for reconsideration or action by the Fifth Circuit Court.. Luminant has intervened on behalf of the EPA in the Fifth Circuit Court action. In March 2018, the Fifth Circuit Court granted a joint motion filed by EPA and the environmental groups to abate the Fifth Circuit Court proceedings until EPA has taken action on the reconsideration petition and concludes the reconsideration process. While Vistra Energy cannot predict the outcome of the rulemaking and legal proceedings, Vistra Energy believes the rule, if ultimately implemented or upheld as issued, will not have a material impact on Vistra Energy’s results of operation, liquidity or financial condition.

Intersection of the CSAPR and Regional Haze Programs

Historically the EPA has considered compliance with a regional trading program, such as the CSAPR, as satisfying a state’s obligations under the BART portion of the Regional Haze Program. However, in the reasonable progress FIP, the EPA diverged from this approach and did not treat Texas’ compliance with the CSAPR as satisfying its obligations under the BART portion of the Regional Haze Program. The EPA concluded that it would not be appropriate to finalize that determination given the remand of the CSAPR budgets. As described above, the EPA has now removed Texas from the annual CSAPR trading programs for SO2 and NOX and has issued a final BART FIP for Texas.

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Affirmative Defenses During Malfunctions

In February 2013, in response to a petition for rulemaking filed by the Sierra Club, the EPA proposed a rule requiring certain states to replace SIP exemptions for excess emissions during malfunctions with an affirmative defense. Texas was not included in that original proposal since it already had an EPA-approved affirmative defense provision in its SIP that was found to be lawful by the Fifth Circuit Court in 2013. In 2014, as a result of a D.C. Circuit Court decision striking down an affirmative defense in another EPA rule, the EPA revised its 2013 proposal to extend the EPA’s proposed findings of inadequacy to states that have affirmative defense provisions, including Texas. The EPA’s revised proposal would require Texas to remove or replace its EPA-approved affirmative defense provisions for excess emissions during startup, shutdown and maintenance events. In May 2015, the EPA finalized the proposal. In June 2015, Luminant filed a petition for review in the Fifth Circuit Court challenging certain aspects of the EPA’s final rule as they apply to the Texas SIP. The State of Texas and other parties have also filed similar petitions in the Fifth Circuit Court. In August 2015, the Fifth Circuit Court transferred the petitions that Luminant and other parties filed to the D.C. Circuit Court, and in October 2015 the petitions were consolidated with the pending petitions challenging the EPA’s action in the D.C. Circuit Court. Briefing in the D.C. Circuit Court on the challenges was completed in October 2016 and oral argument was originally set for May 2017. However, in April 2017, the court granted the EPA’s motion to continue oral argument and ordered that the case be held in abeyance with the EPA to provide status reports to the court on the EPA’s review of the action at 90-day intervals. Vistra Energy cannot predict the timing or outcome of this proceeding, or estimate a range of reasonably possible costs, but implementation of the rule as finalized may have a material impact on Vistra Energy’s results of operations, liquidity or financial condition.

SO2 Designations for Texas

In February 2016, the EPA notified Texas of the EPA’s preliminary intention to designate nonattainment areas for counties surrounding Vistra Energy’s Big Brown, Monticello and Martin Lake generation plants based on modeling data submitted to the EPA by the Sierra Club. Such designation would potentially require the implementation of various controls or other requirements to demonstrate attainment. Luminant submitted comments challenging the use of modeling data rather than data from actual air quality monitoring equipment. In November 2016, the EPA finalized its proposed designations for Texas including finalizing the nonattainment designations for the areas referenced above. In doing so, the EPA ignored contradictory modeling that Vistra Energy submitted with its comments. The final designation mandates would be for Texas to begin the multi-year process to evaluate what potential emission controls or operational changes, if any, may be necessary to demonstrate attainment. In February 2017, the State of Texas and Luminant filed challenges to the nonattainment designations in the Fifth Circuit Court and protective petitions in the D.C. Circuit Court. In March 2017, the EPA filed a motion to transfer or dismiss Vistra Energy’s Fifth Circuit Court petition, and the State of Texas and Luminant filed an opposition to that motion. Briefing on that motion in the Fifth Circuit Court was completed in May 2017, and the Fifth Circuit Court held oral argument on that motion in July 2017. In August 2017, the Fifth Circuit Court denied the EPA’s motion to transfer Vistra Energy’s challenge to the D.C. Circuit Court. In October 2017, the Fifth Circuit Court granted the EPA’s motion to hold the case in abeyance in light of the EPA’s representation that it intended to revisit the rule. In December 2017, the TCEQ submitted a petition for reconsideration to the EPA. In addition, with respect to Monticello and Big Brown, the retirement of those plants should favorably impact Vistra Energy’s legal challenge to the nonattainment designations in that the nonattainment designation for Freestone County and Titus County are based solely on the Sierra Club modeling of alleged SO2 emissions from Big Brown and Monticello. Vistra Energy disputes the Sierra Club’s modeling. Regardless, considering these retirements, the nonattainment designation for those counties are no longer supported. While Vistra Energy cannot predict the outcome of this matter, or estimate a range of reasonably possible costs, the result may have a material impact on Vistra Energy’s results of operations, liquidity or financial condition.

Labor Contracts

Vistra Energy employs certain personnel who are represented by labor unions, the terms of whose employment are governed by collective bargaining agreements. The initial term of all collective bargaining agreements covering bargaining unit personnel engaged in lignite mining operations, lignite-, coal- and nuclear-fueled generation operations and some of Vistra Energy’s natural gas-fueled generation operations expired in March 2017, but remain effective pursuant to evergreen provisions unless and until terminated by either party. Vistra Energy is currently negotiating a new collective bargaining agreement with one of its local unions, while new agreements with its two other local unions have been ratified, but not yet executed. While Vistra Energy cannot predict the outcome of labor contract negotiations, it does not expect any changes in collective bargaining agreements to have a material adverse effect on its results of operations, liquidity or financial condition.

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Nuclear Insurance

Nuclear insurance includes nuclear liability coverage, property damage, decontamination and accidental premature decommissioning coverage and accidental outage and/or extra expense coverage. Vistra Energy maintains nuclear insurance that meets or exceeds requirements promulgated by Section 170 (Price-Anderson) of the Atomic Energy Act (the “Act”) and Title 10 of the Code of Federal Regulations. Vistra Energy intends to maintain insurance against nuclear risks as long as such insurance is available. Vistra Energy are self-insured to the extent that losses (i) are within the policy deductibles, (ii) are not covered per policy exclusions, terms and limitations, (iii) exceed the amount of insurance maintained, or (iv) are not covered due to lack of insurance availability. Any such self-insured losses could have a material adverse effect on Vistra Energy’s results of operations, liquidity or financial condition.

With regard to liability coverage, the Act provides for financial protection for the public in the event of a significant nuclear generation plant incident. The Act sets the statutory limit of public liability for a single nuclear incident at $13.4 billion and requires nuclear generation plant operators to provide financial protection for this amount. However, the United States Congress could impose revenue-raising measures on the nuclear industry to pay claims that exceed the $13.4 billion limit for a single incident. As required, Vistra Energy insures against a possible nuclear incident at its Comanche Peak facility resulting in public nuclear-related bodily injury and property damage through a combination of private insurance and an industry-wide retrospective payment plan known as Secondary Financial Protection (“SFP”).

Under the SFP, in the event of any single nuclear liability loss in excess of $450 million at any nuclear generation facility in the United States, each operating licensed reactor in the United States is subject to an annual assessment of up to $127.3 million. This approximately $127.3 million maximum assessment is subject to increases for inflation every five years, with the next expected adjustment scheduled to occur in September 2018. Assessments are currently limited to $19 million per operating licensed reactor per year per incident. As of December 31, 2017, Vistra Energy’s maximum potential assessment under the industry retrospective plan would be approximately $254.6 million per incident but no more than $37.9 million in any one year for each incident. The potential assessment is triggered by a nuclear liability loss in excess of $450 million per accident at any nuclear facility.

The United States Nuclear Regulatory Commission (“NRC”) requires that nuclear generation plant license holders maintain at least $1.06 billion of nuclear decontamination and property damage insurance, and requires that the proceeds thereof be used to place a plant in a safe and stable condition, to decontaminate a plant pursuant to a plan submitted to, and approved by, the NRC prior to using the proceeds for plant repair or restoration, or to provide for premature decommissioning. Vistra Energy maintains nuclear decontamination and property damage insurance for its Comanche Peak facility in the amount of $2.25 billion and non-nuclear related property damage in the amount of $1.5 billion (subject to a $5 million deductible per accident except for natural hazards which are subject to a $9.5 million deductible per accident), above which Vistra Energy is self-insured.

Vistra Energy also maintains Accidental Outage insurance to cover the additional costs of obtaining replacement electricity from another source if one or both of the units at its Comanche Peak facility are out of service for more than twelve weeks as a result of covered direct physical damage. Such coverage provides for weekly payments per unit up to $4.5 million for the first 52 weeks and up to $3.6 million for the remaining 71 weeks. The total maximum coverage is $328 million for non-nuclear property damage and $490 million for nuclear property damage. The coverage amounts applicable to each unit will be reduced to 80% if both units are out of service at the same time as a result of the same accident.

Litigation Related to the Merger

See “Update to Litigation Relating to the Merger” beginning on page 9 of this post-effective amendment for information on litigation related to the Merger.

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Update to Quantitative and Qualitative Disclosures About Market Risk

Market risk is the risk that in the normal course of business Vistra Energy may experience a loss in value as a result of changes in market conditions that affect economic factors such as commodity prices, interest rates and counterparty credit. Vistra Energy’s exposure to market risk is affected by a number of factors, including the size, duration and composition of its energy and financial portfolio, as well as the volatility and liquidity of markets. Instruments used to manage this exposure include interest rate swaps to hedge debt costs, as well as exchange-traded, over-the-counter contracts and other contractual arrangements to hedge commodity prices.

Risk Oversight

Vistra Energy manages the commodity price, counterparty credit and commodity-related operational risk related to the competitive energy business within limitations established by senior management and in accordance with overall risk management policies. Interest rate risk is managed centrally by Vistra Energy’s treasury function. Market risks are monitored by risk management groups that operate independently of the wholesale commercial operations, utilizing defined practices and analytical methodologies. These techniques measure the risk of change in value of the portfolio of contracts and the hypothetical effect on this value from changes in market conditions and include, but are not limited to, position reporting and review, Value at Risk (VaR) methodologies and stress test scenarios. Key risk control activities include, but are not limited to, transaction review and approval (including credit review), operational and market risk measurement, transaction authority oversight, validation of transaction capture, market price validation and reporting, and portfolio valuation and reporting, including mark-to-market valuation, VaR and other risk measurement metrics.

Vistra Energy has a risk management organization that enforces applicable risk limits, including the respective policies and procedures to ensure compliance with such limits, and evaluates the risks inherent in Vistra Energy’s businesses.

Commodity Price Risk

Vistra Energy’s business is subject to the inherent risks of market fluctuations in the price of electricity, natural gas and other energy-related products it markets or purchases. Vistra Energy actively manages the portfolio of generation assets, fuel supply and retail sales load to mitigate the near-term impacts of these risks on results of operations. Similar to other participants in the market, Vistra Energy cannot fully manage the long-term value impact of structural declines or increases in natural gas and power prices.

In managing energy price risk, Vistra Energy enters into a variety of market transactions including, but not limited to, short- and long-term contracts for physical delivery, exchange-traded and over-the-counter financial contracts and bilateral contracts with customers. Activities include hedging, the structuring of long-term contractual arrangements and proprietary trading. Vistra Energy continuously monitors the valuation of identified risks and adjust positions based on current market conditions. Vistra Energy strives to use consistent assumptions regarding forward market price curves in evaluating and recording the effects of commodity price risk.

VaR Methodology—A VaR methodology is used to measure the amount of market risk that exists within the portfolio under a variety of market conditions. The resultant VaR produces an estimate of a portfolio’s potential for loss given a specified confidence level and considers, among other things, market movements utilizing standard statistical techniques given historical and projected market prices and volatilities.

A Monte Carlo simulation methodology is used to calculate VaR and is considered by management to be the most effective way to estimate changes in a portfolio’s value based on assumed market conditions for liquid markets. The use of this method requires a number of key assumptions, such as use of (i) an assumed confidence level; (ii) an assumed holding period (i.e., the time necessary for management action, such as to liquidate positions); and (iii) historical estimates of volatility and correlation data. The tables below detail certain VaR measures related to various portfolios of contracts.

VaR for Underlying Generation Assets and Energy-Related Contracts Subject to Mark-to-Market (MtM) Accounting—This measurement estimates the potential loss in fair value, due to changes in market conditions, of all underlying generation assets and contracts marked-to-market in net income (through the end of 2018), based on a 95% confidence level and an assumed holding period of 60 days.

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	Year Ended December 31,
	2017	2016
Month-end average VaR:	$92	$65
Month-end high VaR:	$140	$119
Month-end low VaR:	$62	$30

The increase in the month-end high VaR risk measure in 2017 reflected lower seasonal natural gas to power correlations in early 2017 and increased natural gas volatility.

Interest Rate Risk

The following table provides information concerning Vistra Energy’s financial instruments at December 31, 2017 and 2016 that are sensitive to changes in interest rates. Debt amounts consist of the Vistra Operations Credit Facilities. See Note 12 to Vistra Energy’s 2017 Annual Financial Statements for further discussion of these financial instruments.

	Expected Maturity Date
	(millions of dollars, except percentages)
	2018	2019	2020	2021	2022	There-after	2017 Total Carrying Amount	2017 Total Fair Value	2016 Total Carrying Amount	2016 Total Fair Value
Long-term debt, including current maturities (a):
Variable rate debt amount	$39	$39	$39	$39	$39	$4,116	$4,311	$4,334	$4,500	$4,552
Average interest rate (b)	3.98%	3.98%	3.98%	3.98%	3.98%	3.98%	3.98%		4.78%
Debt swapped to fixed (c):
Notional amount	$—	$—	$—	$—	$—	$3,000	$3,000		$3,000
Average pay rate	4.59%	4.59%	4.59%	4.59%	4.59%	4.59%	4.59%		5.82%
Average receive rate	4.11%	4.11%	4.11%	4.11%	4.11%	4.11%	4.11%		4.52%

(a)	Capital leases, mandatorily redeemable preferred stock and the effects of unamortized premiums and discounts are excluded from the table.
(b)	The weighted average interest rate presented is based on the rates in effect at December 31, 2017.
(c)	Interest rate swaps became effective in January 2017 and have maturity dates through July 2023.

At December 31, 2017, the potential reduction of annual pretax earnings over the next 12 months due to a one percentage-point (100 basis points) increase in floating interest rates on long-term debt totaled approximately $13 million, taking into account the interest rate swaps discussed in Note 12 to Vistra Energy’s 2017 Annual Financial Statements.

Credit Risk

Credit risk relates to the risk of loss associated with nonperformance by counterparties. Vistra Energy minimizes credit risk by evaluating potential counterparties, monitoring ongoing counterparty risk and assessing overall portfolio risk. This includes review of counterparty financial condition, current and potential credit exposures, credit rating and other quantitative and qualitative credit criteria. Vistra Energy also employs certain risk mitigation practices, including utilization of standardized master agreements that provide for netting and setoff rights, as well as credit enhancements such as margin deposits and customer deposits, letters of credit, parental guarantees and surety bonds. See Note 16 to Vistra Energy’s 2017 Annual Financial Statements for further discussion of this exposure.

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Credit Exposure—Vistra Energy’s gross credit exposure (excluding collateral impacts) associated with retail and wholesale trade accounts receivable and net derivative assets arising from commodity contracts and hedging and trading activities totaled $611 million at December 31, 2017.

At December 31, 2017, Retail Electricity segment credit exposure totaled $469 million, including $451 million of trade accounts receivable and $18 million related to derivative assets. Cash deposits and letters of credit held as collateral for these receivables totaled $44 million, resulting in a net exposure of $425 million. Vistra Energy believes the risk of material loss (after consideration of bad debt allowances) from nonperformance by these customers is unlikely based upon historical experience. Allowances for uncollectible accounts receivable are established for the potential loss from nonpayment by these customers based on historical experience, market or operational conditions and changes in the financial condition of large business customers.

At December 31, 2017, Wholesale Generation segment credit exposure totaled $142 million including $81 million related to derivative assets and $61 million of trade accounts receivable, after taking into account master netting agreement provisions but excluding collateral impacts.

Including collateral posted to us by counterparties, Vistra Energy’s net Wholesale Generation segment exposure was $136 million, substantially all of which is with investment grade customers as seen in the following table that presents the distribution of credit exposure at December 31, 2017. Credit collateral includes cash and letters of credit, but excludes other credit enhancements such as guarantees or liens on assets.

	Exposure Before Credit Collateral	Credit Collateral	Net Exposure
Investment grade	$132	$—	$132
Below investment grade or no rating	10	6	4

Totals	$142	$6	$136

Significant (10% or greater) concentration of credit exposure exists with three counterparties, which represented an aggregate $102 million, or 75%, of the total net exposure. Vistra Energy views exposure to these counterparties to be within an acceptable level of risk tolerance due to the counterparties’ credit ratings, each of which is rated as investment grade, the counterparties’ market role and deemed creditworthiness and the importance of Vistra Energy’s business relationship with the counterparties. An event of default by one or more counterparties could subsequently result in termination-related settlement payments that reduce available liquidity if amounts such as margin deposits are owed to the counterparties or delays in receipts of expected settlements owed to Vistra Energy.

Contracts classified as “normal” purchase or sale and non-derivative contractual commitments are not marked-to-market in the financial statements and are excluded from the detail above. Such contractual commitments may contain pricing that is favorable considering current market conditions and therefore represent economic risk if the counterparties do not perform.

At December 31, 2017, interest rate swap exposure in the Corporate and Other non-segment totaled $18 million. There are no collateral offsets. The counterparty credit rating is investment grade.

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Update to Management’s Discussion and Analysis of Financial Condition and Results of Operations

As described in Note 1 to Vistra Energy’s 2017 Annual Financial Statements, Vistra Energy is considered a new reporting entity for accounting purposes as of the Effective Date, and its financial statements reflect the application of fresh start reporting. The financial statements of Vistra Energy (the Successor) for periods subsequent to the Effective Date are not comparable to the financial statements of TCEH (the Predecessor) for periods prior to the Effective Date, as those previous periods do not give effect to any adjustments to the carrying values of assets or amounts of liabilities that resulted from the Plan of Reorganization, and the related application of fresh start reporting, which includes accounting policies implemented by Vistra Energy that may differ from the Predecessor. See Note 6 to Vistra Energy’s 2017 Annual Financial Statements for further discussion of fresh start reporting.

The following discussion and analysis of Vistra Energy’s financial condition and results of operations for the Successor period for the year ended December 31, 2017 and the period from October 3, 2016 through December 31, 2016 and the Predecessor period from January 1, 2016 through October 2, 2016 and the year ended December 31, 2015 should be read in conjunction with Vistra Energy’s consolidated financial statements and the notes to those statements. Results are impacted by the effects of fresh start reporting, the Bankruptcy Filing and the application of Financial Accounting Standards Board Accounting Standards Codification (ASC) 852, Reorganizations.

All dollar amounts in the tables in the following discussion and analysis are stated in millions of U.S. dollars unless otherwise indicated.

Business

Vistra Energy is a holding company operating an integrated power business in Texas. Through its Luminant and TXU Energy subsidiaries, Vistra Energy is principally engaged in competitive electricity market activities including electricity generation, wholesale energy sales and purchases, commodity risk management and retail sales of electricity and related services to end users. Prior to the Effective Date, TCEH was a holding company for Vistra Energy’s subsidiaries, which were principally engaged in the same activities as they are today.

Operating Segments

Subsequent to the Effective Date, Vistra Energy has two reportable segments: the Wholesale Generation segment, consisting largely of Luminant, and the Retail Electricity segment, consisting largely of TXU Energy. Prior to the Effective Date, there were no reportable business segments for TCEH. See Note 20 to Vistra Energy’s 2017 Annual Financial Statements for further information concerning reportable business segments.

Significant Activities and Events and Items Influencing Future Performance

Merger Agreement — On October 29, 2017, Vistra Energy and Dynegy, entered into the Merger Agreement. Upon the terms and subject to the conditions set forth in the Merger Agreement, which has been approved by the boards of directors of Vistra Energy and Dynegy, Dynegy will merge with and into Vistra Energy, with Vistra Energy continuing as the surviving corporation.

Upon the closing of the Merger, each issued and outstanding share of Dynegy common stock, par value $0.01 per share, other than shares owned by Vistra Energy or its subsidiaries, held in treasury by Dynegy or held by a subsidiary of Dynegy, will automatically be converted into the right to receive the Exchange Ratio, except that cash will be paid in lieu of fractional shares, which Vistra Energy expects will result in Vistra Energy’s stockholders and Dynegy’s stockholders owning approximately 79% and 21%, respectively, of the combined company.

See Note 2 to Vistra Energy’s 2017 Annual Financial Statements for a summary of the Merger Agreement and the related Merger Support Agreements. The Merger is subject to numerous uncertainties and risks more fully described in “Risk Factors—Risks Related to the Merger” beginning on page 35 of the joint proxy statement and prospectus.

Retirement of Generation Plants — In October 2017, Luminant announced plans to retire three power plants with a total installed nameplate generation capacity of approximately 4,167 MW and two lignite mines. These power plants include the Monticello, Sandow 4, Sandow 5 and Big Brown generation units. Luminant decided to retire these units given they are projected to be uneconomic based on current market conditions and given the significant environmental costs associated with operating such units. In the case of the Sandow units, the decision also reflected the execution of a Settlement Agreement discussed below.

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As part of the retirement process, Luminant filed notices with ERCOT, which triggered a reliability review regarding such proposed retirements. In October and November 2017, ERCOT determined the units were not needed for reliability. The Sandow and Monticello units were retired in January 2018, and the Big Brown units were retired in February 2018.

During the year ended December 31, 2017, Vistra Energy recorded charges of approximately $206 million related to the retirements, including employee related severance costs, noncash charges for writing off materials inventory and a contract intangible asset associated with the Big Brown plant and the acceleration of Luminant’s mining reclamation obligations (see Note 21 to Vistra Energy’s 2017 Annual Financial Statements). In addition, Vistra Energy will continue the ongoing reclamation work at the plants’ mines.

Termination and Settlement of Alcoa Contract — In October 2017, subsidiaries of Vistra Energy (“Vistra Parties”) entered into a separation and settlement agreement (“Settlement Agreement”) with Alcoa Corporation and Alcoa USA Corp. (collectively, the “Alcoa Parties”). Pursuant to the Settlement Agreement, the Vistra Parties and the Alcoa Parties agreed to early termination of a series of agreements related to industrial operations near Rockdale, Texas, thereby ending their contractual relationship with respect to the power generation unit known as Sandow Unit 4 and the mine known as Three Oaks Mine. The terminated agreements were scheduled to terminate in 2038 absent the Settlement Agreement. Among other things, the Alcoa Parties made a cash payment to the Vistra Parties in the amount of approximately $238 million and transferred certain real property and related assets to the Vistra Parties, the Vistra Parties agreed to assume and be responsible for certain liabilities and asset retirement obligations related to Sandow Unit 4 (including certain related common facilities), the related mine and other property transferred from the Alcoa Parties to the Vistra Parties, and both parties released one another from any obligations and claims under the terminated agreements. The transactions under the Settlement Agreement are effective as of October 1, 2017.

In the three months ended December 31, 2017, Vistra Energy recorded a gain related to the impacts of the Settlement Agreement in its consolidated financial statements totaling $11 million, which included the receipt of the cash payment, the acquisition of real property and the incurrence of certain liabilities and asset retirement obligations, along with the elimination of a related electric supply contract intangible asset on Vistra Energy’s consolidated balance sheet (see Note 7 to Vistra Energy’s 2017 Annual Financial Statements).

CCGT Plant Acquisition — In July 2017, La Frontera Holdings, LLC (“La Frontera”), an indirect wholly owned subsidiary of Vistra Energy, entered into an asset purchase agreement with Odessa-Ector Power Partners, L.P., an indirect wholly owned subsidiary of Koch Ag & Energy Solutions, LLC (the “Odessa Acquisition”), to acquire a 1,054 MW CCGT natural gas fueled generation plant (and other related assets and liabilities) located in Odessa, Texas (the “Odessa Facility”). On August 1, 2017, the Odessa Acquisition closed and La Frontera acquired the Odessa Facility. La Frontera paid an aggregate purchase price of approximately $355 million, plus a five-year earn-out provision, to acquire the Odessa Facility. The purchase price was funded by cash on hand.

Upton Solar Development — In May 2017, Vistra Energy acquired the rights to develop, construct and operate a utility scale solar photovoltaic power generation facility in Upton County, Texas. As part of this project, Vistra Energy entered a turnkey engineering, procurement and construction agreement to construct the approximately 180 MW facility. For the year ended December 31, 2017, Vistra Energy has spent approximately $190 million related to this project primarily for progress payments under the engineering, procurement and construction agreement and the acquisition of the development rights. Vistra Energy currently estimates that the facility will begin operations in the summer of 2018.

Repricing of Vistra Operations Credit Facilities—In February, August and December 2017 and February 2018, certain pricing terms for the Vistra Operations Credit Facility were amended. Any amounts borrowed under the Revolving Credit Facility will bear interest based on applicable LIBOR rates plus 2.25%. Amounts borrowed under the Initial Term Loan B Facility and the Term Loan C Facility will bear interest based on applicable LIBOR rates, subject to a 0.75% floor, plus 2.50%. The Incremental Term Loan B Facility will bear interest based on applicable LIBOR rates plus 2.25%. In connection with a repricing amendment in December 2017, the Revolving Credit Facility letter of credit sub-facility was increased from $600 million to $715 million and the Term Loan C Facility was reduced from $650 million to $500 million. See Note 12 to Vistra Energy’s 2017 Annual Financial Statements for details of the Vistra Operations Credit Facilities.

Environmental Matters — See Note 13 to Vistra Energy’s 2017 Annual Financial Statements for a discussion of greenhouse gas emissions, the Cross-State Air Pollution Rule, regional haze, state implementation plan and other recent EPA actions as well as related litigation.

Key Risks and Challenges

Following is a discussion of key risks and challenges facing management and the initiatives currently underway to manage such challenges. These matters involve risks that could have a material effect on Vistra Energy’s results of operations, liquidity or financial condition.

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Natural Gas Price and Market Heat Rate Exposure

The price of power in the ERCOT market is typically set by natural gas-fueled generation facilities, with wholesale prices generally tracking increases or decreases in the price of natural gas. In recent years, natural gas supply has outpaced demand primarily as a result of development and expansion of hydraulic fracturing in natural gas extraction; the supply/demand imbalance has resulted in historically low natural gas prices, and such prices have historically been volatile. The table below shows the general decline in forward natural gas prices over the last several years (amounts are per MMBtu.)

(a)	Settled prices represent the average of NYMEX Henry Hub monthly settled prices of financial contracts for the year ending on the date presented. Forward prices represent the three-year average of NYMEX Henry Hub monthly forward prices at the date presented. Three-year forward prices are presented as such period is generally deemed to be a liquid period.

In contrast to Vistra Energy’s natural gas fueled generation facilities, changes in natural gas prices have no significant effect on the cost of generating power at its nuclear-, lignite- and coal-fueled facilities, which represent a substantial amount of Vistra Energy’s generation capacity. Consequently, all other factors being equal, these nuclear-, lignite- and coal-fueled generation assets increase or decrease in value as natural gas prices and market heat rates rise or fall, respectively, because of the effect on Vistra Energy’s operating margins from changes in wholesale electricity prices in ERCOT. A persistent decline in the price of natural gas, and the corresponding decline in the price of power in the ERCOT market, would likely have a material adverse effect on Vistra Energy’s results of operations, liquidity and financial condition, predominantly related to the production of power generation volumes in excess of the volumes utilized to service Vistra Energy’s retail customer load requirements.

The wholesale market price of electricity divided by the market price of natural gas represents the market heat rate. Market heat rate can be affected by a number of factors, including generation availability, mix of assets and the efficiency of the marginal supplier (generally natural gas-fueled generation facilities) in generating electricity. Vistra Energy’s market heat rate exposure is impacted by changes in the availability of generation resources, such as additions and retirements of generation facilities, and mix of generation assets in ERCOT. For example, increasing renewable (wind and solar) generation capacity generally depresses market heat rates. Vistra Energy’s heat rate exposure is also impacted by the potential economic backdown of its generation assets. Decreases in market heat rates decrease the value of Vistra Energy’s generation assets because lower market heat rates generally result in lower wholesale electricity prices, and vice versa. However, even though market heat rates have generally increased over the past several years, wholesale electricity prices have declined due to the greater effect of falling natural gas prices.

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As a result of Vistra Energy’s exposure to the variability of natural gas prices and market heat rates in ERCOT, retail sales and hedging activities are critical to Vistra Energy’s operating results and maintaining consistent cash flow levels.

Vistra Energy’s integrated power generation and retail electricity business provides Vistra Energy opportunities to hedge its generation position utilizing retail electricity markets as a sales channel. In addition, Vistra Energy’s approach to managing electricity price risk focuses on the following:

•	employing disciplined, liquidity-efficient hedging and risk management strategies through physical and financial energy-related contracts intended to partially hedge gross margins;

•	continuing focus on cost management to better withstand gross margin volatility;

•	following a retail pricing strategy that appropriately reflects the value of its product offering to customers, the magnitude and costs of commodity price, liquidity risk and retail demand variability, and

•	improving retail customer service to attract and retain high-value customers.

Vistra Energy has engaged in natural gas hedging activities to mitigate the risk of lower wholesale electricity prices that have corresponded to declines in natural gas prices. While current and forward natural gas prices are currently depressed, Vistra Energy continues to seek opportunities to manage its wholesale power price exposure through hedging activities, including forward wholesale and retail electricity sales.

Taking together forward wholesale, retail electricity sales and other retail customer considerations and all other hedging positions, at December 31, 2017, Vistra Energy had effectively hedged an estimated 90% and 22% of the natural gas price exposure related to Vistra Energy’s overall business for 2018 and 2019, respectively. Additionally, taking into consideration its overall heat rate exposure and related hedging positions at December 31, 2017, Vistra Energy had effectively hedged 83% and 42% of the heat rate exposure to its overall business for 2018 and 2019, respectively.

The following sensitivity table provides approximate estimates of the potential impact of movements in natural gas prices and market heat rates on realized pretax earnings (in millions) taking into account the hedge positions noted in the paragraph above for the periods presented. The estimates related to price sensitivity are based on Vistra Energy’s expected generation and retail positions, related hedges and forward prices as of December 31, 2017. The underlying hedge positions take into account the effects of the retirements of generation facilities discussed in Note 4 to Vistra Energy’s 2017 Annual Financial Statements.

	Balance 2018 (a)		2019
$0.50/MMBtu increase in natural gas price (b)(c)	$	~25	$	~155
$0.50/MMBtu decrease in natural gas price (b)(c)	$	~(15)	$	~(155)
1.0/MMBtu/MWh increase in market heat rate (d)	$	~60	$	~110
1.0/MMBtu/MWh decrease in market heat rate (d)	$	~(55)	$	~(100)

(a)	Balance of 2018 is from February 1, 2018 through December 31, 2018 for natural gas price sensitivities and January 1, 2018 through December 31, 2018 for market heat rate sensitivities.
(b)	Assumes conversion of generation positions based on market heat rates and an estimate of natural gas generally being on the margin 70% to 90% of the time in the ERCOT market.
(c)	Based on Houston Ship Channel natural gas prices at December 31, 2017.
(d)	Based on ERCOT North Hub around-the-clock heat rates at December 31, 2017.

Competitive Retail Markets and Customer Retention

Competitive retail activity in ERCOT has resulted in retail customer churn as customers switch retail electricity providers for various reasons. Based on numbers of meters, Vistra Energy’s total retail customer counts increased slightly in 2017 and declined approximately 1% in 2016 and less than 1% in 2015. Based upon December 31, 2017 results discussed below in Results of Operations, a 1% decline in retail customers would result in a decline in annual revenues of approximately $40 million. In responding to the competitive landscape in the ERCOT market, Vistra Energy has attempted to reduce overall customer losses by focusing on the following key initiatives:

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•	Maintaining competitive pricing initiatives on residential service plans;

•	Actively competing for new customers in areas open to competition within ERCOT, while continuing to strive to enhance the experience of its existing customers; Vistra Energy is focused on continuing to implement initiatives that deliver world-class customer service and improve the overall customer experience;

•	Establishing and leveraging its TXU EnergyTM brand in the sale of electricity to residential and commercial customers, as the most innovative retailer in the ERCOT market by continuing to develop tailored product offerings to meet customer needs, and

•	Focusing market initiatives largely on programs targeted at retaining the existing highest-value customers and to recapturing customers who have switched REPs, including maintaining and continuously refining a disciplined contracting and pricing approach and economic segmentation of the business market to enhance targeted sales and marketing efforts and to more effectively deploy its direct-sales force; tactical programs Vistra Energy has initiated include improved customer service, aided by an enhanced customer management system, new product price/service offerings and a multichannel approach for the small business market.

Exposures Related to Nuclear Asset Outages

Vistra Energy’s nuclear assets are comprised of two generation units at the Comanche Peak facility, each with an installed nameplate generation capacity of 1,150 MW. As of February 26, 2018, these units represented approximately 17% of Vistra Energy’s total generation capacity. The nuclear generation units represent its lowest marginal cost source of electricity. Assuming both nuclear generation units experienced an outage at the same time, the unfavorable impact to pretax earnings is estimated (based upon forward electricity market prices for 2018 at December 31, 2017) to be approximately $1 million per day before consideration of any costs to repair the cause of such outages or receipt of any insurance proceeds. Also see discussion of nuclear facilities insurance in Note 13 to Vistra Energy’s 2017 Annual Financial Statements.

The inherent complexities and related regulations associated with operating nuclear generation facilities result in environmental, regulatory and financial risks. The operation of nuclear generation facilities is subject to continuing review and regulation by the NRC, covering, among other things, operations, maintenance, emergency planning, security, and environmental and safety protection. The NRC may implement changes in regulations that result in increased capital or operating costs and may require extended outages, modify, suspend or revoke operating licenses and impose fines for failure to comply with its existing regulations and the provisions of the Atomic Energy Act. In addition, an unplanned outage at another nuclear generation facility could result in the NRC taking action to shut down Vistra Energy’s Comanche Peak units as a precautionary measure.

Vistra Energy participates in industry groups and with regulators to keep current on the latest developments in nuclear safety, operation and maintenance and on emerging threats and mitigating techniques. These groups include, but are not limited to, the NRC, the Institute of Nuclear Power Operations (INPO) and the Nuclear Energy Institute (NEI). Vistra Energy also applies the knowledge gained through its continuing investment in technology, processes and services to improve its operations and to detect, mitigate and protect its nuclear generation assets. Management continues to focus on the safe, reliable and efficient operations at the facility.

Cyber/Data Security and Infrastructure Protection Risk

A breach of cyber/data security measures that impairs Vistra Energy’s information technology infrastructure could disrupt normal business operations and affect Vistra Energy’s ability to control its generation assets, access retail customer information and limit communication with third parties. Any loss of confidential or proprietary data through a breach could materially affect Vistra Energy’s reputation, including its TXU EnergyTM brand, expose Vistra Energy to legal claims or impair its ability to execute on business strategies.

Vistra Energy participates in industry groups and with regulators to remain current on emerging threats and mitigating techniques. These groups include, but are not limited to, the U.S. Cyber Emergency Response Team, the National Electric Sector Cyber Security Organization, the NRC and NERC.

While Vistra Energy has not experienced a cyber/data event causing any material operational, reputational or financial impact, it recognizes the growing threat within the general market place and its industry, and is proactively making strategic investments in its perimeter and internal defenses, cyber/data security operations center and regulatory compliance activities. Vistra Energy also applies the knowledge gained through industry and government organizations to continuously improve its technology, processes and services to detect, mitigate and protect its cyber and data assets.

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Application of Critical Accounting Policies

Vistra Energy’s significant accounting policies are discussed in Note 1 to Vistra Energy’s 2017 Annual Financial Statements. Vistra Energy follows accounting principles generally accepted in the U.S. Application of these accounting policies in the preparation of its consolidated financial statements requires management to make estimates and assumptions about future events that affect the reporting of assets and liabilities at the balance sheet dates and revenues and expenses during the periods covered. The following is a summary of certain critical accounting policies that are impacted by judgments and uncertainties and under which different amounts might be reported using different assumptions or estimation methodologies.

Accounting in Reorganization and Fresh-Start Reporting

The consolidated financial statements of Vistra Energy’s Predecessor reflect the application of ASC 852. During the Chapter 11 Cases, the Debtors, including Vistra Energy’s Predecessor and its subsidiaries, operated their businesses as debtors-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code. ASC 852 applies to entities that have filed a petition for bankruptcy under Chapter 11 of the Bankruptcy Code. The guidance requires that transactions and events directly associated with the reorganization be distinguished from the ongoing operations of the business. In addition, the guidance provides for changes in the accounting and presentation of liabilities. Expenses and income directly associated with the Chapter 11 Cases are reported separately in the statements of consolidated income (loss) as reorganization items. Reorganization items also include adjustments to reflect the carrying value of liabilities subject to compromise (LSTC) at their estimated allowed claim amounts, as such adjustments are determined. See Note 5 to Vistra Energy’s 2017 Annual Financial Statements.

As of the Effective Date, Vistra Energy applied fresh-start reporting under the applicable provisions of ASC 852. Fresh-start reporting includes (1) distinguishing the consolidated financial statements of the entity that was previously in restructuring from the consolidated financial statements of the entity that emerges from restructuring, (2) assigning the reorganized value of the successor entity by measuring all assets and liabilities of the successor entity at fair value, and (3) selecting accounting policies for the successor entity. The effects from emerging from bankruptcy, including the extinguishment of liabilities, as well as the fresh start reporting adjustments are reported in the Predecessor’s statement of consolidated income (loss). The consolidated financial statements of Vistra Energy for periods subsequent to the Effective Date are not comparable to the financial statements of Vistra Energy’s Predecessor for periods prior to the Effective Date, as those previous periods do not give effect to any adjustments to the carrying values of assets or amounts of liabilities, nor any differences in accounting policies that were a consequence of the Plan of Reorganization or the related application of fresh-start reporting. See Note 6 to Vistra Energy’s 2017 Annual Financial Statements.

Derivative Instruments and Mark-to-Market Accounting

Vistra Energy enters into contracts for the purchase and sale of energy-related commodities, and also enters into other derivative instruments such as options, swaps, futures and forwards primarily to manage commodity price and interest rate risks. Under accounting standards related to derivative instruments and hedging activities, these instruments are subject to mark-to-market accounting, and the determination of market values for these instruments is based on numerous assumptions and estimation techniques.

Mark-to-market accounting recognizes changes in the fair value of derivative instruments in the financial statements as market prices change. Such changes in fair value are accounted for as unrealized mark-to-market gains and losses in net income with an offset to derivative assets and liabilities. The availability of quoted market prices in energy markets is dependent on the type of commodity (e.g., natural gas, electricity, etc.), time period specified and delivery point. In computing fair value for derivatives, each forward pricing curve is separated into liquid and illiquid periods. The liquid period varies by delivery point and commodity. Generally, the liquid period is supported by exchange markets, broker quotes and frequent trading activity. For illiquid periods, fair value is estimated based on forward price curves developed using modeling techniques that take into account available market information and other inputs that might not be readily observable in the market. Vistra Energy estimates fair value as described in Note 15 to Vistra Energy’s 2017 Annual Financial Statements.

Accounting standards related to derivative instruments and hedging activities allow for normal purchase or sale elections and hedge accounting designations, which generally eliminate or defer the requirement for mark-to-market recognition in net income and thus reduce the volatility of net income that can result from fluctuations in fair values. Normal purchases and sales are contracts that provide for physical delivery of quantities expected to be used or sold over a reasonable period in the normal course of business and are not subject to mark-to-market accounting if the normal purchase or sale election is made. Vistra Energy does not have derivative instruments with hedge accounting designations.

Vistra Energy reports derivative assets and liabilities in the consolidated balance sheets without taking into consideration netting arrangements that its has with counterparties. Margin deposits that contractually offset these assets and liabilities are reported separately in the consolidated balance sheets, with the exception of certain margin amounts related to changes in fair value on certain CME transactions that, beginning in January 2017, are legally characterized as settlement of derivative contracts rather than collateral.

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See Note 16 to Vistra Energy’s 2017 Annual Financial Statements for further discussion regarding derivative instruments.

Accounting for Income Taxes

EFH Corp. files a United States federal income tax return that includes the results of EFCH, EFIH, Oncor Holdings and, prior to the Effective Date, TCEH. EFH Corp. is the corporate parent of the EFH Corp. consolidated group, while each of EFIH, Oncor Holdings, EFCH and, prior to the effective date, TCEH was classified as a disregarded entity for United States federal income tax purposes. Pursuant to applicable United States Treasury regulations and published guidance of the IRS, corporations that are members of a consolidated group have joint and several liability for the taxes of such group. Subsequent to the Effective Date, the TCEH Debtor and the Contributed EFH Debtors are no longer included in the EFH Corp. consolidated group and are included in a consolidated group of which Vistra Energy is the corporate parent.

Prior to the Effective Date, EFH Corp. and certain of its subsidiaries (including EFCH, EFIH, and TCEH, but not including Oncor Holdings and Oncor) were parties to a Federal and State Income Tax Allocation Agreement, which provided, among other things, that any corporate member or disregarded entity in the EFH Corp. group was required to make payments to EFH Corp. in an amount calculated to approximate the amount of tax liability such entity would have owed if it filed a separate corporate tax return. Pursuant to the Plan of Reorganization, the TCEH Debtors and Contributed EFH Debtors rejected this agreement on the Effective Date. See Notes 5 and 8 to Vistra Energy’s 2017 Annual Financial Statements for a discussion of the Tax Matters Agreement that was entered on the Effective Date between EFH Corp. and Vistra Energy. Additionally, since the date of the Settlement Agreement, no further cash payments among the Debtors were made in respect of federal income taxes. EFH Corp. has elected to continue to allocate federal income taxes among the entities that are parties to the Federal and State Income Tax Allocation Agreement. The Settlement Agreement did not alter the allocation and payment for state income taxes, which continued to be settled prior to the Effective Date.

Vistra Energy’s income tax expense and related consolidated balance sheet amounts involve significant management estimates and judgments. Amounts of deferred income tax assets and liabilities, as well as current and noncurrent accruals, involve estimates and judgments of the timing and probability of recognition of income and deductions by taxing authorities. In assessing the likelihood of realization of deferred tax assets, management considers estimates of the amount and character of future taxable income. Actual income taxes could vary from estimated amounts due to the future impacts of various items, including changes in income tax laws, Vistra Energy’s forecasted financial condition and results of operations in future periods, as well as final review of filed tax returns by taxing authorities. Income tax returns are regularly subject to examination by applicable tax authorities. In management’s opinion, the liability recorded pursuant to income tax accounting guidance related to uncertain tax positions reflects future taxes that may be owed as a result of any examination.

Vistra Energy’s deferred tax assets were significantly impacted by the TCJA, which reduced the overall federal corporate rate from 35% to 21%. This rate change decreased Vistra Energy’s overall deferred tax asset balance by approximately $451 million.

See Notes 1 and 8 to Vistra Energy’s 2017 Annual Financial Statements for discussion of income tax matters.

Accounting for Tax Receivable Agreement

On the Plan Effective Date, Vistra Energy entered into the Tax Receivable Agreement with American Stock Transfer & Trust Company, LLC, as the transfer agent. Pursuant to the Tax Receivable Agreement, Vistra Energy issued beneficial interests in the rights to receive payments under the Tax Receivable Agreement (the “TRA Rights”) to the first lien creditors of Vistra Energy’s Predecessor to be held in escrow for the benefit of the first lien creditors of Vistra Energy’s Predecessor entitled to receive such TRA Rights under the Plan. As part of Emergence, Vistra Energy reflected the obligation associated with TRA Rights at fair value in the amount of $574 million related to these future payment obligations. As of December 31, 2017, the Tax Receivable Agreement obligation has been adjusted to $357 million. During the year ended December 31, 2017, Vistra Energy recorded reductions to the carrying value of the TRA obligation totaling approximately $295 million. The largest driver in the reduction to the Tax Receivable Agreement obligation carrying value primarily resulted from a change in the corporate tax rate from 35% to 21% related to tax reform legislation, which reduced the total expected undiscounted payments under the TRA from $2.1 billion to $1.2 billion. The Tax Receivable Agreement obligation value is the discounted amount of estimated payments to be made each year under the Tax Receivable Agreement, based on certain assumptions, including but not limited to:

•	the amount of tax basis related to (i) the Lamar and Forney acquisition and (ii) step-up resulting from the PrefCo Preferred Stock Sale (which is estimated to be approximately $5.5 billion) and the allocation of such tax basis step-up among the assets subject thereto;

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•	the depreciable lives of the assets subject to such tax basis step-up, which generally is expected to be 15 years for most of such assets;

•	a federal corporate income tax rate in all future years of 21%;

•	Vistra Energy generally expects to generate sufficient taxable income to be able to utilize the deductions arising out of (i) the tax basis step-up attributable to the PrefCo Preferred Stock Sale, (ii) the entire tax basis of the assets acquired as a result of the Lamar and Forney Acquisition, and (iii) tax benefits related to imputed interest deemed to be paid by us as a result of payments under the Tax Receivable Agreement in the tax year in which such deductions arise; and

•	a discount rate of 15%, which represents Vistra Energy’s view of the rate that a market participant would use based on the risk associated with the uncertainty in the amount and timing of the cash flows, at the time of Emergence.

Vistra Energy recognizes accretion expense over the life of the TRA Rights liability as the present value of the liability is accreted up over the life of the liability. This noncash accretion expense is reported in the statements of consolidated income (loss) as Impacts of Tax Receivable Agreement. Further, there may be significant changes, which may be material, to the estimate of the related liability due to various reasons including changes in corporate tax law, changes in estimates of future taxable income of Vistra Energy and its subsidiaries and other items. Changes in those estimates are recognized as adjustments to the related TRA Rights liability, with offsetting impacts recorded in the statements of consolidated income (loss) as Impacts of Tax Receivable Agreement. See Note 9 to Vistra Energy’s 2017 Annual Financial Statements.

Asset Retirement Obligations (ARO)

As part of fresh start reporting, new fair values were established for all AROs for the Successor. A liability is initially recorded at fair value for an asset retirement obligation associated with the legal obligation associated with law, regulatory, contractual or constructive retirement requirements of tangible long-lived assets in the period in which it is incurred if a fair value is reasonably estimable. Generally, changes in estimates related to ARO obligations are recorded as increases or decreases to the liability and related asset as information becomes available. Changes in estimates related to assets that have been retired or for which capitalized costs are not recoverable are reflected in income.

During the year ended December 31, 2017, Vistra Energy recorded additional ARO obligations totaling $112 million primarily reflecting the acceleration of ARO obligations due to the retirements of its Monticello, Sandow and Big Brown plants. In addition, Vistra Energy recorded additional ARO obligations totaling $62 million as part of acquiring certain real property through the Alcoa contract settlement.

See Note 21 to Vistra Energy’s 2017 Annual Financial Statements for additional discussion of ARO obligations.

Impairment of Goodwill and Other Long-Lived Assets

Vistra Energy evaluates long-lived assets (including intangible assets with finite lives) for impairment, in accordance with accounting standards related to impairment or disposal of long-lived assets, whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. For Vistra Energy’s generation assets, possible indications include an expectation of continuing long-term declines in natural gas prices and/or market heat rates or an expectation that “more likely than not” a generation asset will be sold or otherwise disposed of significantly before the end of its estimated useful life. The determination of the existence of these and other indications of impairment involves judgments that are subjective in nature and may require the use of estimates in forecasting future results and cash flows related to an asset or group of assets. Further, the unique nature of Vistra Energy’s property, plant and equipment, which includes a fleet of generation assets with a diverse fuel mix and individual generation units that have varying production or output rates, requires the use of significant judgments in determining the existence of impairment indications and the grouping of assets for impairment testing. Vistra Energy generally utilizes an income approach measurement to derive fair values for its long-lived generation assets. The income approach involves estimates of future performance that reflect assumptions regarding, among other things, forward natural gas and electricity prices, market heat rates, the effects of environmental rules, generation plant performance, forecasted capital expenditures and forecasted fuel prices. Any significant change to one or more of these factors can have a material impact on the fair value measurement of Vistra Energy’s long-lived assets. As a result of the decrease in forecasted wholesale electricity prices, potential effects from environmental regulations and changes to Vistra Energy’s Predecessor’s operating plans in 2015 and 2014, Vistra Energy’s Predecessor evaluated the recoverability of its generation assets. See Note 4 to Vistra Energy’s 2017 Annual Financial Statements for a discussion of the impairment charges related to certain of those assets. Additional material impairments related to these or other of Vistra Energy’s generation facilities may occur in the future if forward wholesale electricity prices in ERCOT decline or if additional environmental regulations increase the cost of producing electricity at Vistra Energy’s generation facilities.

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Goodwill and intangible assets with indefinite useful lives, such as the intangible asset related to the TXU EnergyTM brand, are required to be tested for impairment at least annually (as of the Effective Date, Vistra Energy selected October 1 as its annual test date) or whenever events or changes in circumstances indicate an impairment may exist, such as the indicators used to evaluate impairments to long-lived assets discussed above or declines in values of comparable public companies in Vistra Energy’s industry. Accounting guidance requires goodwill to be allocated to Vistra Energy’s reporting units, and at December 31, 2017 all goodwill was allocated to Vistra Energy’s Retail Electricity reporting unit. Goodwill impairment testing is performed at the reporting unit level. Under this goodwill impairment analysis, if at the assessment date, a reporting unit’s carrying value exceeds its estimated fair value (enterprise value), the estimated enterprise value of the reporting unit is compared to the estimated fair values of the reporting unit’s assets (including identifiable intangible assets) and liabilities at the assessment date, and the resultant implied goodwill amount is then compared to the recorded goodwill amount. Any excess of the recorded goodwill amount over the implied goodwill amount is written off as an impairment charge.

The determination of enterprise value involves a number of assumptions and estimates. Vistra Energy uses a combination of fair value measurements to estimate enterprise values of its reporting units including: internal discounted cash flow analyses (income approach), and comparable publicly traded company values (market approach). The income approach involves estimates of future performance that reflect assumptions regarding, among other things, forward natural gas and electricity prices, market heat rates, the effects of environmental rules, generation plant performance, forecasted capital expenditures and retail sales volume trends, as well as determination of a terminal value. Another key variable in the income approach is the discount rate, or weighted average cost of capital, applied to the forecasted cash flows. The determination of the discount rate takes into consideration the capital structure, credit ratings and current debt yields of comparable publicly traded companies as well as an estimate of return on equity that reflects historical market returns and current market volatility for the industry. The market approach involves using trading multiples of EBITDA of those selected publicly traded companies to derive appropriate multiples to apply to the EBITDA of Vistra Energy’s reporting units. Critical judgments include the selection of publicly traded comparable companies and the weighting of the value metrics in developing the best estimate of enterprise value.

See Note 7 to Vistra Energy’s 2017 Annual Financial Statements for additional discussion of the Predecessor’s goodwill impairment charges.

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RESULTS OF OPERATIONS

Vistra Energy Consolidated Financial Results — Year Ended December 31, 2017

	Successor
	Year Ended December 31, 2017
	Wholesale Generation	Retail Electricity	Eliminations / Corporate and Other	Vistra Energy Consolidated
Operating revenues	$2,758	$4,058	$(1,386)	$5,430
Fuel, purchased power costs and delivery fees	(1,588)	(2,733)	1,386	(2,935)
Operating costs	(958)	(14)	(1)	(973)
Depreciation and amortization (a)	(230)	(430)	(39)	(699)
Selling, general and administrative expenses	(143)	(420)	(37)	(600)
Impairment of long-lived assets	(25)	—	—	(25)

Operating income (loss)	(186)	461	(77)	198
Other income	30	34	(27)	37
Other deductions	(4)	—	(1)	(5)
Interest expense and related charges	(21)	—	(172)	(193)
Impacts of Tax Receivable Agreement	—	—	213	213

Income before income taxes	$(181)	$495	(64)	250
Income tax expense			(504)	(504)

Net loss			$(568)	$(254)

(a)	Vistra Energy consolidated depreciation and amortization expense does not include $136 million of nuclear fuel amortization, reported as fuel costs, and intangible net assets and liabilities amortization, reported in various other line items including operating revenues and fuel and purchased power costs and delivery fees.

For the year ended December 31, 2017, consolidated operating income totaled $198 million and reflected strong operating performance in Vistra Energy’s Wholesale Generation and Retail Electricity segments despite an unplanned outage at one of its nuclear generation units and mild weather in both the summer and winter seasons. In addition, several strategic actions were announced during 2017, including the retirements of Vistra Energy’s Monticello, Sandow and Big Brown plants, the settlement of the Alcoa contract and the Merger Agreement with Dynegy. Operating income was reduced by $835 million in depreciation and amortization expense, $206 million in charges related to the plant retirement announcements and $116 million in unrealized mark-to-market losses on commodity risk management activity and interest rate swaps. Segment operating results were driven by:

•

Vistra Energy’s Wholesale Generation segment had strong operating performance from its generation fleet during the peak summer operating months, which was offset by unrealized mark-to-market losses on commodity risk management activities totaling $317 million for the period (including $154 million of unrealized losses on positions with the Retail Electricity segment), resulting in an operating loss of $186 million for the period. The unrealized losses were driven by the impacts of the reversal of previously recorded unrealized gains on settled positions and an increase in forward power prices, partially offset by unrealized gains due to a decrease in forward natural gas prices during the period. Operating loss also includes a charge of $206 million related to the plant retirement announcements and $320 million in depreciation and amortization expense, including nuclear fuel amortization. Additionally, operating loss includes a $74 million unfavorable impact due to an unplanned outage at one of Vistra Energy’s nuclear generation units that began in June 2017 ($57 million of lower earnings due to lost

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generation and $17 million of additional operating costs). The outage required repairs to the plant’s steam turbine generator, a standard component in all power stations that is unrelated to Comanche Peak’s nuclear reactor, which was not impacted by the outage. The unit returned to service in August 2017. Please see the discussion of Wholesale Generation below for further details.

•	Vistra Energy’s Retail Electricity segment had operating income of $461 million for the period, which was primarily driven by favorable profit margins and $154 million of unrealized gains in purchased power costs on positions with the Wholesale Generation segment, partially offset by $476 million in depreciation and amortization expense reflecting amortization expense related to retail customer relationship and retail contracts intangible assets. Please see the discussion of Retail Electricity below for further details.

•	Net operating expense related to Eliminations and Corporate and Other activities totaled $77 million and primarily reflected amortization of software and other technology-related assets (see Note 7 to Vistra Energy’s 2017 Annual Financial Statements) and rent expense.

Interest expense and related charges totaled $193 million and included $213 million of interest expense incurred, partially offset by $29 million of unrealized mark-to-market gains on interest rate swaps (see Note 10 to Vistra Energy’s 2017 Annual Financial Statements).

The Impacts of the Tax Receivable Agreement were income of $213 million, which includes a $295 million gain due to changes in the estimated amount and timing of Tax Receivable Agreement payments. See Note 9 to Vistra Energy’s 2017 Annual Financial Statements for discussion of the impacts of the Tax Receivable Agreement obligation.

Income tax expense totaled $504 million. The effective tax rate of 201.6% was higher than the U.S. Federal statutory rate of 35% primarily due to a $451 million reduction of deferred tax assets related to the decrease in the corporate tax rate in the TCJA, partially offset by $80 million of tax impacts related to nondeductible Tax Receivable Agreement accretion. See Note 8 to Vistra Energy’s 2017 Annual Financial Statements for reconciliation of this effective rate to the U.S. federal statutory rate.

Vistra Energy’s total net loss of $254 million reflected the tax effects of the TCJA and the Tax Receivable Agreement obligation, as well as the items impacting operating income listed above.

Vistra Energy Consolidated Financial Results — Period from October 3, 2016 through December 31, 2016

	Successor
	Period from October 3, 2016 through December 31, 2016
	Wholesale Generation	Retail Electricity	Eliminations / Corporate and Other	Vistra Energy Consolidated
Operating revenues	$450	$912	$(171)	$1,191
Fuel, purchased power costs and delivery fees	(376)	(515)	171	(720)
Operating costs	(205)	(3)	—	(208)
Depreciation and amortization (a)	(53)	(153)	(10)	(216)
Selling, general and administrative expenses	(71)	(130)	(7)	(208)

Operating income (loss)	(255)	111	(17)	(161)
Other income	3	3	4	10
Interest expense and related charges	1	—	(61)	(60)
Impacts of Tax Receivable Agreement	—	—	(22)	(22)

Income (loss) before income taxes	$(251)	$114	(96)	(233)
Income tax benefit			70	70

Net loss			$(26)	$(163)

(a)	Vistra Energy consolidated depreciation and amortization expense does not include $69 million of nuclear fuel amortization, reported as fuel costs, and intangible net assets and liabilities amortization, reported in various other line items including operating revenues and fuel and purchased power costs and delivery fees.

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Consolidated operating loss totaled $161 million for the period from October 3, 2016 through December 31, 2016. Results were driven by:

•	Vistra Energy’s Wholesale Generation segment had an operating loss of $255 million for the period, which was primarily driven by unrealized mark-to-market losses on commodity risk management activities totaling $273 million for the period (including $113 million of unrealized losses on positions with the Retail Electricity segment and $22 million of unrealized gains on hedging activities for fuel and purchased power costs). The unrealized losses were driven by increases in forward natural gas prices during the period. Please see the discussion of Wholesale Generation below for further details.

•	Vistra Energy’s Retail Electricity segment had an operating income of $111 million for the period, which was primarily driven by favorable profit margins, including $113 million of unrealized gains in purchased power costs on positions with the Wholesale Generation segment. Please see the discussion of Retail Electricity below for further details.

•	Net operating expense related to Eliminations and Corporate and Other activities totaled $17 million and primarily reflected $7 million in amortization of software and other technology-related assets (see Note 7 to Vistra Energy’s 2017 Annual Financial Statements) and $4 million of post-Emergence restructuring fees.

Interest expense and related charges totaled $60 million and reflected $51 million of interest expense incurred and $11 million of unrealized mark-to-market losses on interest rate swaps (see Note 10 to Vistra Energy’s 2017 Annual Financial Statements).

Impacts of the Tax Receivable Agreement were a loss of $22 million, which reflected accretion expense during the period. See Note 9 to Vistra Energy’s 2017 Annual Financial Statements for discussion of the impacts of the Tax Receivable Agreement obligation.

Income tax benefit totaled $70 million. The effective tax rate was 30.0%. See Note 8 to Vistra Energy’s 2017 Annual Financial Statements for reconciliation of this effective rate to the U.S. federal statutory rate.

Operating Income

Vistra Energy evaluates its segment performance using operating income as an earnings metric. Vistra Energy believes operating income is useful in evaluating its core business activities and is one of the metrics used by Vistra Energy’s chief operating decision maker and leadership to evaluate segment results. Operating income excludes interest income, interest expense and related charges, impacts of the Tax Receivable Agreement and income tax expense as these activities are managed at the corporate level.

Operating Statistics — Year Ended December 31, 2017 and Period from October 3, 2016 through December 31, 2016

	Successor
	Year Ended December 31, 2017	Period from October 3, 2016 through December 31, 2016
Sales volumes (GWh):
Retail electricity sales volumes:
Residential	20,536	4,485
Business markets	18,496	4,430

Total retail electricity sales volumes	39,032	8,915
Wholesale electricity sales volumes (a)	48,578	13,806

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Production volumes (GWh):
Nuclear facilities	16,921	5,373
Lignite and coal facilities	51,435	13,654
Natural gas facilities	18,522	3,138
Capacity factors:
Nuclear facilities	84.0%	105.7%
Lignite and coal facilities	73.2%	77.1%
CCGT facilities	69.3%	47.0%
Market pricing:
Average ERCOT North power price ($/MWh)	$23.26	$26.52
Weather (North Texas average) - percent of normal (b):
Cooling degree days	99.1%	149.2%
Heating degree days	72.1%	79.5%

(a)	Includes net amounts related to sales and purchases of balancing energy in the ERCOT real-time market.
(b)	Weather data is obtained from Weatherbank, Inc., an independent company that collects and archives weather data from reporting stations of the National Oceanic and Atmospheric Administration (a federal agency under the U.S. Department of Commerce). Normal is defined as the average over the 10-year period from 2006 to 2015 for the year ended December 31, 2017 and 2001 to 2010 for the period from October 3, 2016 through December 31, 2016.

Wholesale Generation Segment Financial Results — Year Ended December 31, 2017 and Period from October 3, 2016 through December 31, 2016

For the year ended December 31, 2017, wholesale electricity revenues totaled $2.758 billion and included:

•	$1.336 billion in third-party wholesale electricity revenue, which included $1.487 billion in electricity sales to third parties, including revenues from the Odessa power generation facility acquired in August 2017 (see Note 3 to Vistra Energy’s 2017 Annual Financial Statements), and $151 million in unrealized losses from hedging activities reflecting the reversal of previously recorded unrealized gains on settled power positions and an increase in forward power prices, partially offset by unrealized gains due to a decrease in forward natural gas prices, and

•	$1.385 billion in affiliated revenue with the Retail Electricity segment, which included $1.539 billion in sales for the period and $154 million in unrealized losses on hedging activities with affiliate positions reflecting an increase in forward power prices.

For the period from October 3, 2016 through December 31, 2016, wholesale electricity revenues totaled $450 million and included:

•	$274 million in third-party wholesale electricity revenue, which included $456 million in electricity sales to third parties, partially offset by $182 million in unrealized losses from hedging activities reflecting an increase in forward natural gas prices and by the reversal of previously recorded unrealized gains on settled power positions, and

•	$171 million in affiliated revenue with the Retail Electricity segment, which included $284 million in sales for the period, partially offset by $113 million in unrealized losses on hedging activities with affiliate positions reflecting an increase in forward commodity prices.

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For the year ended December 31, 2017, wholesale electricity sales and operating costs include unfavorable impacts totaling $74 million due to an unplanned outage at one of Vistra Energy’s nuclear generation units that began in June 2017.

	Successor
	Year Ended December 31, 2017	Period from October 3, 2016 through December 31, 2016
Wholesale electricity sales	$1,487	$456
Unrealized net (losses) on hedging activities	(151)	(182)
Sales to affiliates	1,539	284
Unrealized net (losses) on hedging activities with affiliates	(154)	(113)
Other revenues	37	5

Total wholesale electricity revenues	$2,758	$450

For the year ended December 31, 2017 and the period from October 3, 2016 through December 31, 2016, fuel, purchased power costs and delivery fees totaled $1.588 billion and $376 million, respectively, and reflected $1.576 billion and $398 million, respectively, in fuel and purchased power costs and ancillary and other costs. For the year ended December 31, 2017, fuel expense for Vistra Energy’s nuclear facilities was lower due to an unplanned outage at one of its units. For the year ended December 31, 2017, fuel expense for Vistra Energy’s natural gas facilities reflected incremental costs related to the Odessa Acquisition (see Note 3 to Vistra Energy’s 2017 Annual Financial Statements). For the year ended December 31, 2017, fuel and purchased power costs also included $12 million in unrealized losses from hedging activities reflecting reversal of previously recorded unrealized gains on settled coal and diesel positions. For the period from October 3, 2016 through December 31, 2016, fuel and purchased power costs also included $22 million in unrealized gains from hedging activities reflecting gains on coal and diesel hedges due to increases in forward prices.

	Successor
	Year Ended December 31, 2017	Period from October 3, 2016 through December 31, 2016
Fuel for nuclear facilities	$82	$31
Fuel for lignite and coal facilities	793	229
Fuel for natural gas facilities and purchased power costs	613	97
Unrealized (gains) losses from hedging activities	12	(22)
Ancillary and other costs	88	41

Total fuel and purchased power costs	$1,588	$376

Operating costs totaled $958 million and $205 million for the year ended December 31, 2017 and the period from October 3, 2016 through December 31, 2016, respectively, and reflected operations and maintenance expenses for power generation facilities and salaries and benefits for facilities personnel. For the year ended December 31, 2017, operating costs for Vistra Energy’s nuclear facilities were impacted by an unplanned outage at one of its units as well as refueling both units during the year, which occurs every three years. For the year ended December 31, 2017, operating costs for Vistra Energy’s natural gas facilities reflected the Odessa Acquisition. For the year ended December 31, 2017, total charges of approximately $170 million related to severance accruals, write-off of material and supplies inventory and changes to estimates and timing of asset retirement obligations are presented in operating costs due to Vistra Energy’s decision to retire its Monticello, Sandow 4, Sandow 5 and Big Brown generation facilities (see Note 4 to Vistra Energy’s 2017 Annual Financial Statements).

Impairment of long-lived assets totaled $25 million related to write-off of capitalized improvements of Vistra Energy’s Sandow 4 generation facility in conjunction with its decision to retire the facility.

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For the year ended December 31, 2017 and the period from October 3, 2016 through December 31, 2016, depreciation and amortization expenses totaled $230 million and $53 million, respectively, and primarily reflected depreciation on power generation and mining property, plant and equipment.

For the year ended December 31, 2017 and the period from October 3, 2016 through December 31, 2016, SG&A totaled $143 million and $71 million, respectively, and reflected functional group service costs allocated from Corporate and Other activities totaling $126 million and $52 million, respectively. SG&A costs reflect a workforce reduction in October 2016 that better aligned Vistra Energy’s cost structure, particularly as it relates to support functions within the business, to current market conditions.

Retail Electricity Segment Financial Results — Year Ended December 31, 2017 and Period from October 3, 2016 through December 31, 2016

For the year ended December 31, 2017, retail electricity revenues totaled $4.058 billion and included $3.916 billion related to 39,032 GWh in sales volumes. During the period, revenues were unfavorably impacted by mild weather in both the peak summer cooling period and the winter season at the beginning of the year as noted in the weather information included above in Operating Statistics.

For the period from October 3, 2016 through December 31, 2016, retail electricity revenues totaled $912 million and included $907 million related to 8,915 GWh in sales volumes. Sales volumes for the period were evenly split between residential and business market customers.

	Successor
	Year Ended December 31, 2017	Period from October 3, 2016 through December 31, 2016
Retail electricity sales	$3,916	$907
Amortization income (expense) of identifiable intangible assets related to retail contracts (see Note 7 to Vistra Energy’s 2017 Annual Financial Statements)	(46)	(36)
Other revenues	188	41

Total retail electricity revenues	$4,058	$912

Purchased power costs, delivery fees and other costs totaled $2.733 billion and $515 million for the year ended December 31, 2017 and the period from October 3, 2016 through December 31, 2016, respectively, and reflected the following:

	Successor
	Year Ended December 31, 2017	Period from October 3, 2016 through December 31, 2016
Purchases from affiliates	$1,539	$284
Unrealized net gains on hedging activities with affiliates	(154)	(113)
Delivery fees	1,345	320
Other costs	3	24

Total purchased power costs and delivery fees	$2,733	$515

Depreciation and amortization expenses totaled $430 million and $153 million for the year ended December 31, 2017 and the period from October 3, 2016 through December 31, 2016, respectively, and primarily reflected the impacts of amortization expense related to the retail customer relationship intangible asset established in fresh start reporting (see Note 7 to Vistra Energy’s 2017 Annual Financial Statements).

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SG&A totaled $420 million and $130 million for the year ended December 31, 2017 and the period from October 3, 2016 through December 31, 2016, respectively, and reflected employee compensation and benefit costs (including functional group costs allocated from Corporate and Other), marketing and operation expenses and bad debt expense. SG&A costs reflect a workforce reduction in October 2016 that better aligned Vistra Energy’s cost structure, particularly as it relates to support functions within the business, to current market conditions. For the year ended December 31, 2017, SG&A reflects an increase in bad debt expense as a result of the estimated impact on collectability from customers affected by Hurricane Harvey.

Predecessor Consolidated Financial Results — Period from January 1, 2016 through October 2, 2016 and the Year Ended December 31, 2015

	Predecessor
	Period from January 1, 2016 through October 2, 2016	Year Ended December 31, 2015
Operating revenues	$3,973	$5,370
Fuel, purchased power costs and delivery fees	(2,082)	(2,692)
Net gain from commodity hedging and trading activities	282	334
Operating costs	(664)	(834)
Depreciation and amortization	(459)	(852)
Selling, general and administrative expenses	(482)	(676)
Impairment of goodwill	—	(2,200)
Impairment of long-lived assets	—	(2,541)

Operating income (loss)	568	(4,091)
Other income	19	18
Other deductions	(75)	(93)
Interest expense and related charges	(1,049)	(1,289)
Reorganization items	22,121	(101)

Income (loss) before income taxes	21,584	(5,556)
Income tax benefit	1,267	879

Net income (loss)	$22,851	$(4,677)

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Predecessor Operating Statistics — Period from January 1, 2016 through October 2, 2016 and the Year Ended December 31, 2015

	Predecessor
	Period from January 1, 2016 through October 2, 2016	Year Ended December 31, 2015
Operating revenues:
Retail electricity revenues	$3,154	$4,449
Wholesale electricity revenues and other operating revenues (a)(b)	819	921

Total operating revenues	$3,973	$5,370

Fuel, purchased power costs and delivery fees:
Fuel for nuclear facilities	$92	$146
Fuel for lignite and coal facilities	548	736
Fuel for natural gas facilities and purchased power costs (a)	310	252
Other costs	108	166
Delivery fees	1,024	1,392

Total	$2,082	$2,692

Sales volumes:
Retail electricity sales volumes (GWh):
Residential	16,619	21,923
Business markets	14,354	19,289

Total retail electricity	30,973	41,212
Wholesale electricity sales volumes (b)	25,563	23,533
Production volumes (GWh):
Nuclear facilities	15,005	19,954
Lignite and coal facilities (c)	31,865	41,817
Natural gas facilities	8,539	709
Capacity factors:
Nuclear facilities	99.2%	99.0%
Lignite and coal facilities (c)	60.5%	59.5%
CCGT facilities	65.2%	N/A
Market pricing:
Average ERCOT North power price ($/MWh)	$20.78	$23.78
Weather (North Texas average) - percent of normal (d):
Cooling degree days	102.8%	105.4%
Heating degree days	81.9%	103.8%

(a)	Upon settlement, physical derivative commodity contracts that Vistra Energy marks-to-market in net income, such as certain electricity sales and purchase agreements and coal purchase contracts, wholesale electricity revenues and fuel and purchased power costs are reported at approximated market prices, as required by accounting rules, rather than contract price. The offsetting differences between contract and market prices are reported in net gain from commodity hedging and trading activities.

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(b)	Includes net amounts related to sales and purchases of balancing energy in the ERCOT real-time market.
(c)	Includes the estimated effects of economic backdown (including seasonal operations) of lignite/coal-fueled units totaling 14,420 GWh and 19,900 GWh for the period from January 1, 2016 through October 2, 2016 and the year ended December 31, 2015, respectively.
(d)	Weather data is obtained from Weatherbank, Inc., an independent company that collects and archives weather data from reporting stations of the National Oceanic and Atmospheric Administration (a federal agency under the U.S. Department of Commerce). Normal is defined as the average over the 10-year period from 2000 to 2010.

Predecessor Financial Results — Period from January 1, 2016 through October 2, 2016 and the Year Ended December 31, 2015

For the period from January 1, 2016 through October 2, 2016, income before income taxes totaled $21.584 billion and included a $24.252 billion gain on reorganization adjustments and a $2.013 billion loss for the net impacts from the adoption of fresh start reporting (see Notes 5 and 6 to Vistra Energy’s 2017 Annual Financial Statements). Results also reflected the effect of declining average electricity prices on operating revenues, $977 million in adequate protection interest expense paid/accrued on pre-petition debt and $116 million in reorganization items associated with the Chapter 11 Cases. For the year ended December 31, 2015, loss before income taxes totaled $5.556 billion and primarily reflected noncash impairments of certain long-lived assets totaling $2.541 billion and of goodwill totaling $2.2 billion.

Operating revenues totaled $3.973 billion and $5.370 billion for the period from January 1, 2016 through October 2, 2016 and the year ended December 31, 2015, respectively.

•	For the period from January 1, 2016 through October 2, 2016, retail electricity revenues totaled $3.154 billion and were negatively impacted by declining average prices and reduced volumes reflecting milder than normal weather in 2016. Wholesale revenues totaled $649 million and were positively impacted by increases in generation volumes (approximately 8,048 GWh) driven by the Lamar and Forney generation assets acquired in April 2016 (see Note 3 to Vistra Energy’s 2017 Annual Financial Statements), partially offset by lower average wholesale electricity prices.

•	For the year ended December 31, 2015, retail electricity revenues totaled $4.449 billion and were favorably impacted by increased sales volumes driven by increased business volumes, partially offset by lower average retail prices primarily for business market customers. Wholesale revenues totaled $680 million and were negatively impacted by decreases in generation volumes driven by increased economic backdown (including seasonal operations) at lignite and coal generation facilities driven by a decline in wholesale electricity prices.

Following is an analysis of amounts reported as net losses from commodity hedging and trading activities. Results are primarily related to natural gas and power hedging activity.

	Predecessor
	Period from January 1, 2016 through October 2, 2016	Year Ended December 31, 2015
Realized net gains	$320	$217
Unrealized net gains (losses)	(38)	117

Total	$282	$334

For both periods presented, the negative impacts of declining average prices on wholesale operating revenues were partially offset by realized net gains reflecting settled gains on derivatives due to declining market prices. These gains were primarily related to natural gas positions.

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For the period from January 1, 2016 through October 2, 2016, net unrealized losses were primarily impacted by reversals of previously recorded unrealized net gains on settled positions. For the year ended December 31, 2015, net unrealized gains were primarily impacted by the impact of declining natural gas prices on Predecessor’s hedging program.

Fuel, purchased power costs and delivery fees totaled $2.082 billion and $2.692 billion for the period from January 1, 2016 through October 2, 2016 and the year ended December 31, 2015, respectively. For the period from January 1, 2016 through October 2, 2016, fuel, purchased power costs and delivery fees reflected the impact of declining electricity prices on purchased power costs during 2016, partially offset by incremental natural gas fuel costs associated with the Lamar and Forney Acquisition.

Operating costs totaled $664 million and $834 million for the period from January 1, 2016 through October 2, 2016 and the year ended December 31, 2015, respectively, and primarily reflect maintenance expense for generation assets, including the scope and timing of maintenance costs at lignite/coal-fueled generation facilities. For the period from January 1, 2016 through October 2, 2016, operating costs were also impacted by incremental operation and maintenance costs associated with the Lamar and Forney Acquisition.

Depreciation and amortization expenses totaled $459 million and $852 million for the period from January 1, 2016 through October 2, 2016 and the year ended December 31, 2015, respectively. primarily reflected depreciation on power generation and mining property, plant and equipment and amortization of identifiable intangible assets. For the period from January 1, 2016 through October 2, 2016, depreciation and amortization expenses were also impacted by incremental depreciation expense associated with the Lamar and Forney Acquisition.

SG&A expenses totaled $482 million and $676 million for the period from January 1, 2016 through October 2, 2016 and the year ended December 31, 2015, respectively, and reflected administrative and general salaries, employee benefits, marketing costs related to retail electricity activity and other administrative costs.

For the period from January 1, 2016 through October 2, 2016, results also include $32 million of severance expense, primarily reported in fuel, purchased power costs and delivery fees and operating costs, associated with certain actions taken to reduce costs related to mining and lignite/coal generation operations.

For the period from January 1, 2016 through October 2, 2016 and the year ended December 31, 2015, interest expense and related charges totaled $1.049 billion and $1.289 billion, respectively, and included adequate protection payments approved by the Bankruptcy Court for the benefit of TCEH secured creditors totaling $977 million and $1.233 billion, respectively, and interest expense on debtor-in-possession financing totaling $76 million and $63 million, respectively.

Energy-Related Commodity Contracts and Mark-to-Market Activities

The table below summarizes the changes in commodity contract assets and liabilities for the periods presented. The net change in these assets and liabilities, excluding “other activity” as described below, reflects $145 million and $166 million in unrealized net losses for the Successor period for the year ended December 31, 2017 and the period from October 3, 2016 through December 31, 2016, respectively, and $38 million in unrealized net losses and $117 million in unrealized net gains for the Predecessor period from January 1, 2016 through October 2, 2016 and the year ended December 31, 2015, respectively, all arising from mark-to-market accounting for positions in the commodity contract portfolio.

	Successor		Predecessor
	Year Ended December 31, 2017	Period from October 3, 2016 through December 31, 2016	Period from January 1, 2016 through October 2, 2016	Year Ended December 31, 2015
Commodity contract net asset at beginning of period	$64	$181	$271	$180
Settlements/termination of positions (a)	(207)	(95)	(232)	(263)
Changes in fair value of positions in the portfolio (b)	62	(71)	194	380
Other activity (c)	(15)	49	(35)	(26)

Commodity contract net asset (liability) at end of period	$(96)	$64	$198	$271

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(a)	Represents reversals of previously recognized unrealized gains and losses upon settlement/termination (offsets realized gains and losses recognized in the settlement period). The Successor period for the year ended December 31, 2017 and the period from October 3, 2016 through December 31, 2016 includes reversal of $63 million and $90 million, respectively, of previously recorded unrealized gains related to Vistra Energy beginning balances. Excludes changes in fair value in the month the position settled as well as amounts related to positions entered into, and settled, in the same month.
(b)	Represents unrealized net gains (losses) recognized, reflecting the effect of changes in fair value. The Successor period for the year ended December 31, 2017 includes a $23 million inception gain related to long-term power derivatives. Excludes changes in fair value in the month the position settled as well as amounts related to positions entered into, and settled, in the same month.
(c)	Represents changes in fair value of positions due to receipt or payment of cash not reflected in unrealized gains or losses. Amounts are generally related to certain margin deposits classified as settlement for certain transactions executed on the CME as well as premiums related to options purchased or sold and the initial fair value of the earn-out provision related to the Odessa Acquisition (see Note 3 to Vistra Energy’s 2017 Annual Financial Statements). The Predecessor period from January 1, 2016 through October 2, 2016 includes fair value of acquired commodity contracts as of the date of the Lamar and Forney Acquisition (see Note 3 to Vistra Energy’s 2017 Annual Financial Statements).

Maturity Table — The following table presents the net commodity contract liability arising from recognition of fair values at December 31, 2017, scheduled by the source of fair value and contractual settlement dates of the underlying positions.

	Successor
	Maturity dates of unrealized commodity contract net liability at December 31, 2017
Source of fair value	Less than 1 year	1-3 years	4-5 years	Excess of 5 years	Total
Prices actively quoted	$11	$(9)	$—	$—	$2
Prices provided by other external sources	(12)	(33)	—	—	(45)
Prices based on models	(16)	(45)	(1)	9	(53)

Total	$(17)	$(87)	$(1)	$9	$(96)

FINANCIAL CONDITION

Operating Cash Flows

Successor— Year Ended December 31, 2017 — Cash provided by operating activities totaled $1.386 billion in 2017 and was primarily driven by $1.168 billion of cash from operations, $238 million in proceeds from the Alcoa contract settlement and a $146 million net source of cash reflecting decreases in cash utilized in margin postings related to derivative contracts.

Period from October 3, 2016 through December 31, 2016 — Cash provided by operating activities totaled $81 million and was primarily driven by cash earnings from Vistra Energy’s business of approximately $251 million after taking into consideration depreciation and amortization and unrealized mark-to-market losses on derivatives, offset by a net use of cash of approximately $170 million in working capital primarily driven by cash utilized in margin postings related to derivative contracts.

Depreciation and Amortization — Depreciation and amortization expense reported as a reconciling adjustment in the statements of consolidated cash flows exceed the amount reported in the statements of consolidated income (loss) by $136 million and $69 million for the year ended December 31, 2017 and the period from October 3, 2016 through December 31, 2016, respectively. The difference represented amortization of nuclear fuel, which is reported as fuel costs in the statements of consolidated income (loss) consistent with industry practice, and amortization of intangible net assets and liabilities that are reported in various other statements of consolidated income (loss) line items including operating revenues and fuel and purchased power costs and delivery fees.

Predecessor— Period from January 1, 2016 through October 2, 2016 — Cash used in operating activities totaled $238 million and was primarily driven by cash used for margin deposit postings and other working capital utilization.

Year Ended December 31, 2015 — Cash provided by operating activities totaled $237 million in 2015 and was primarily driven by cash used for margin deposit postings and other working capital utilization.

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Financing Cash Flows

Successor— Year Ended December 31, 2017 — Cash used in financing activities totaled $201 million in 2017 and reflected the repayment of debt, including the repayment of $150 million in principal under the Term Loan C Facility (see Note 12 to Vistra Energy’s 2017 Annual Financial Statements).

Period from October 3, 2016 through December 31, 2016 — Cash provided by financing activities totaled $6 million and related to the net impacts of the Incremental Term Loan B borrowings and the Special Dividend paid to shareholders.

Predecessor— Period from January 1, 2016 through October 2, 2016 — Cash provided by financing activities totaled $1.059 billion and primarily reflected $2.040 billion in net borrowings under the DIP Roll Facilities and the DIP Facility, including $870 million in net borrowings to fund the Lamar and Forney Acquisition (see Note 3 to Vistra Energy’s 2017 Annual Financial Statements), and $69 million from the issuance of preferred stock, partially offset by $915 million in payments to extinguish claims under the Plan of Reorganization and $112 million in fees related to the issuance of the DIP Roll Facilities.

Year Ended December 31, 2015 — Cash used in financing activities totaled $30 million and reflected the repayments of certain debt principal and fees.

Investing Cash Flows

Successor— Year Ended December 31, 2017 — Cash used in investing activities totaled $541 million in 2017 and reflected payments of $355 million related to the Odessa Acquisition, Upton solar development expenditures totaling $190 million and capital expenditures (including nuclear fuel purchases) totaling $176 million, partially offset by a $150 million decrease in restricted cash used to backstop letters of credit. The Odessa Acquisition and the Upton solar development were funded using cash on hand.

Capital expenditures, including nuclear fuel, in the year ended December 31, 2017 totaled $176 million and consisted of:

•	$74 million primarily for Vistra Energy’s generation operations;

•	$14 million for environmental expenditures related to generation units;

•	$62 million for nuclear fuel purchases, and

•	$26 million for information technology and other corporate investments.

Period from October 3, 2016 through December 31, 2016 — Cash used in investing activities totaled $45 million and was primarily driven by capital expenditures of $48 million and purchases of nuclear fuel of $41 million, partially offset by a reduction in restricted cash balances of $48 million.

Capital expenditures, including nuclear fuel, in the period from October 3, 2016 through December 31, 2016 totaled $89 million and consisted of:

•	$18 million primarily for Vistra Energy’s generation operations;

•	$22 million for environmental expenditures related to generation units;

•	$41 million for nuclear fuel purchases, and

•	$8 million for information technology and other corporate investments.

Predecessor— Period from January 1, 2016 through October 2, 2016 — Cash used in investing activities totaled $1.420 billion. Cash used reflected payments of $1.343 billion related to the Lamar and Forney Acquisition net of cash acquired (see Note 3 to Vistra Energy’s 2017 Annual Financial Statements) and capital expenditures (including nuclear fuel purchases) totaling $263 million, partially offset by a $233 million decrease in restricted cash used to backstop letters of credit.

Capital expenditures, including nuclear fuel, in the period from January 1, 2016 through October 2, 2016 totaled $263 million and consisted of:

•	$171 million primarily for Vistra Energy’s generation operations;

•	$40 million for environmental expenditures related to generation units;

•	$33 million for nuclear fuel purchases, and

•	$19 million for information technology and other corporate investments.

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Year Ended December 31, 2015 — Cash used in investing activities totaled $650 million and reflected capital expenditures (including nuclear fuel purchases) totaling $460 million and a $123 million increase in restricted cash largely for supporting letters of credit issued under the DIP Facility.

Capital expenditures, including nuclear fuel, in 2015 totaled $460 million and consisted of:

•	$230 million primarily for Vistra Energy’s generation operations;

•	$82 million for environmental expenditures related to generation units;

•	$123 million for nuclear fuel purchases, and

•	$25 million for information technology and other corporate investments.

Debt Activity

See Note 12 to Vistra Energy’s 2017 Annual Financial Statements for details of the Vistra Operations Credit Facilities and other long-term debt.

Available Liquidity

The following table summarizes changes in available liquidity for the year ended December 31, 2017:

	December 31, 2017	December 31, 2016	Change
Cash and cash equivalents (a)	$1,487	$843	$644
Vistra Operations Credit Facilities — Revolving Credit Facility	834	860	(26)
Vistra Operations Credit Facilities — Term Loan C Facility (b)	7	131	(124)

Total liquidity	$2,328	$1,834	$494

(a)	Cash and cash equivalents excludes $500 million and $650 million of restricted cash held for letter of credit support at December 31, 2017 and 2016, respectively (see Note 21 to Vistra Energy’s 2017 Annual Financial Statements).
(b)	The Term Loan C Facility is used for issuing letters of credit for general corporate purposes. Borrowings totaling $500 million and $650 million under this facility were held in collateral accounts at December 31, 2017 and 2016, respectively, and are reported as restricted cash in Vistra Energy’s consolidated balance sheets. The December 31, 2017 restricted cash balance represents borrowings under the Term Loan C Facility held in collateral accounts that support $493 million in letters of credit outstanding, leaving $7 million in available letter of credit capacity (see Note 12 to Vistra Energy’s 2017 Annual Financial Statements).

The increase in available liquidity of $494 million in the year ended December 31, 2017 compared to December 31, 2016 was primarily driven by increased available cash from operations, partially offset by the repayment of $150 million in principal under the Term Loan C Facility and cash utilized in the Odessa Acquisition and Vistra Energy’s development of the Upton solar facility.

Based upon its current internal financial forecasts, Vistra Energy believes that it will have sufficient amounts available under the Vistra Operations Credit Facilities, plus cash generated from operations, to fund its anticipated cash requirements through at least the next 12 months.

Capital Expenditures

Estimated capital expenditures and nuclear fuel purchases for 2018 are expected to total approximately $396 million and include:

•	$248 million for investments in generation and mining facilities, including approximately:

•	$231 million primarily for Vistra Energy’s generation operations and

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•	$17 million for environmental expendi-tures,

•	$118 million for nuclear fuel purchases, and

•	$30 million for information technology and other corporate investments.

Liquidity Effects of Commodity Hedging and Trading Activities

Vistra Energy has entered into commodity hedging and trading transactions that require us to post collateral if the forward price of the underlying commodity moves such that the hedging or trading instrument Vistra Energy holds has declined in value. Vistra Energy uses cash, letters of credit and other forms of credit support to satisfy such collateral posting obligations. See Note 12 to Vistra Energy’s 2017 Annual Financial Statements for discussion of the Vistra Operations Credit Facilities.

Exchange cleared transactions typically require initial margin (i.e., the upfront cash and/or letter of credit posted to take into account the size and maturity of the positions and credit quality) in addition to variation margin (i.e., the daily cash margin posted to take into account changes in the value of the underlying commodity). The amount of initial margin required is generally defined by exchange rules. Clearing agents, however, typically have the right to request additional initial margin based on various factors, including market depth, volatility and credit quality, which may be in the form of cash, letters of credit, a guaranty or other forms as negotiated with the clearing agent. Cash collateral received from counterparties is either used for working capital and other business purposes, including reducing borrowings under credit facilities, or is required to be deposited in a separate account and restricted from being used for working capital and other corporate purposes. With respect to over-the-counter transactions, counterparties generally have the right to substitute letters of credit for such cash collateral. In such event, the cash collateral previously posted would be returned to such counterparties, which would reduce liquidity in the event the cash was not restricted.

At December 31, 2017, Vistra Energy received or posted cash and letters of credit for commodity hedging and trading activities as follows:

•	$30 million in cash has been posted with counterparties as compared to $213 million posted at December 31, 2016;

•	$4 million in cash has been received from counterparties as compared to $41 million received at December 31, 2016;

•	$390 million in letters of credit have been posted with counterparties as compared to $363 million posted at December 31, 2016, and

•	$3 million in letters of credit have been received from counterparties as compared to $10 million received at December 31, 2016.

Income Tax Matters

EFH Corp files a U.S. federal income tax return that, prior to the Plan Effective Date, included the results of Vistra Energy’s Predecessor, which was classified as a disregarded entity for U.S. federal income tax purposes. Subsequent to the Plan Effective Date, the TCEH Debtors and the Contributed EFH Debtors are included in a consolidated group of which Vistra Energy is the corporate parent and are no longer included in the EFH Corp. consolidated group. Prior to the Plan Effective Date, EFH Corp. and certain of its subsidiaries (including EFCH and TCEH) were parties to a Federal and State Income Tax Allocation Agreement, which provided, among other things, that any corporate member or disregarded entity in the EFH Corp. group was required to make payments to EFH Corp. in an amount calculated to approximate the amount of tax liability such entity would have owed if it filed a separate corporate tax return. Pursuant to the Plan of Reorganization, the TCEH Debtors and the Contributed EFH Debtors rejected this agreement on the Plan Effective Date. Additionally, since the date of the Settlement Agreement, no further cash payments among the Debtors were made in respect of federal income taxes. EFH Corp. has elected to continue to allocate federal income taxes among the entities that are parties to the Federal and State Income Tax Allocation Agreement. The Settlement Agreement did not alter the allocation and payment for state income taxes, which continued to be settled prior to the Plan Effective Date.

The TCEH Debtors and the Contributed EFH Debtors emerged from the Chapter 11 Cases on the Plan Effective Date in a tax-free spin-off from EFH Corp that was part of a series of transactions that included a taxable component, which generated a taxable gain that was offset with available net operating losses (NOLs) of EFH Corp., substantially reducing the NOLs available to EFH Corp. in the future. As a result of the use of the NOLs, the taxable portion of the transaction resulted in no regular tax liability due and approximately $14 million of alternative minimum tax, payable to the IRS by EFH Corp. Pursuant to the Tax Matters Agreement, Vistra Energy had an obligation to reimburse EFH Corp. 50% of the alternative minimum tax, and approximately $7 million was reimbursed during the three months ended June 30, 2017. In October 2017, the 2016 federal tax return that included the results of EFCH, EFIH, Oncor Holdings and TCEH was filed with the IRS and resulted in $3 million payment from EFH Corp to Vistra Energy.

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Income Tax Payments — In the next 12 months, Vistra Energy expects to make federal income tax payments of approximately $40 million, which represents Vistra Energy’s remaining estimated 2017 federal income tax liability. Vistra Energy also expects to make Texas margin tax payments of approximately $14 million in the next 12 months. For the year ended December 31, 2017, federal income tax payments totaled $41 million and Texas margin tax payments totaled $22 million.

Capitalization

At both December 31, 2017 and 2016, Vistra Energy’s capitalization ratios consisted of 41% borrowing under the Vistra Energy Operations Facilities and other long-term debt (less amounts due currently) and 59% shareholders’ equity. Total borrowings under the Vistra Energy Operations Facilities and other long-term debt to capitalization was 41% at both December 31, 2017 and 2016.

Financial Covenants

The agreement governing the Vistra Operations Credit Facilities includes a covenant, solely with respect to the Revolving Credit Facility and solely during a compliance period (which, in general, is applicable when the aggregate revolving borrowings and issued revolving letters of credit (in excess of $100 million) exceed 30% of the revolving commitments), that requires the consolidated first lien net leverage ratio not exceed 4.25 to 1.00. Although the period ended December 31, 2017 was not a compliance period, Vistra Energy would have been in compliance with this financial covenant if it was required to be tested at such date.

See Note 12 to Vistra Energy’s 2017 Annual Financial Statements for discussion of other covenants related to the Vistra Operations Credit Facilities.

Collateral Support Obligations

The RCT has rules in place to assure that parties can meet their mining reclamation obligations. In September 2016, the RCT agreed to a collateral bond of up to $975 million to support Luminant’s reclamation obligations. The collateral bond is effectively a first lien on all of Vistra Operations’ assets (which ranks pari passu with the Vistra Operations Credit Facilities) that contractually enables the RCT to be paid (up to $975 million) before the other first lien lenders in the event of a liquidation of Vistra Energy’s assets. Collateral support relates to land mined or being mined and not yet reclaimed as well as land for which permits have been obtained but mining activities have not yet begun and land already reclaimed but not released from regulatory obligations by the RCT, and includes cost contingency amounts.

The PUCT has rules in place to assure adequate creditworthiness of each REP, including the ability to return customer deposits, if necessary. Under these rules, at December 31, 2017, Vistra Energy has posted letters of credit in the amount of $55 million with the PUCT, which is subject to adjustments.

ERCOT has rules in place to assure adequate creditworthiness of parties that participate in the day-ahead, real-time and congestion revenue rights markets operated by ERCOT. Under these rules, Vistra Energy has posted collateral support totaling $110 million in the form of letters of credit and $15 million in cash at December 31, 2017 (which is subject to daily adjustments based on settlement activity with ERCOT).

Material Cross Default/Acceleration Provisions

Certain of Vistra Energy’s contractual arrangements contain provisions that could result in an event of default if there was a failure under financing arrangements to meet payment terms or to observe covenants that could result in an acceleration of payments due. Such provisions are referred to as “cross default” or “cross acceleration” provisions.

A default by Vistra Operations or any of its restricted subsidiaries in respect of certain specified indebtedness in an aggregate amount in excess of $300 million may result in a cross default under the Vistra Operations Credit Facilities. Such a default would allow the lenders to accelerate the maturity of outstanding balances (approximately $4.3 billion at December 31, 2017) under such facilities.

Each of Vistra Operations’ (or its subsidiaries’) commodity hedging agreements and interest rate swap agreements that are secured with a lien on its assets on a pari passu basis with the Vistra Operations Credit Facilities lenders contains a cross default provision. An event of a default by Vistra Operations or any of its subsidiaries relating to indebtedness in excess of $300 million that results in the acceleration of such debt, would give each counterparty under these hedging agreements the right to terminate its hedge or interest rate swap agreement with Vistra Operations (or its applicable subsidiary) and require all outstanding obligations under such agreement to be settled.

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Additionally, Vistra Energy enter into energy-related physical and financial contracts, the master forms of which contain provisions whereby an event of default or acceleration of settlement would occur if Vistra Energy were to default under an obligation in respect of borrowings in excess of thresholds, which may vary by contract.

Contractual Obligations and Commitments

The following table summarizes the amounts and related maturities of Vistra Energy’s contractual cash obligations at December 31, 2017. See Notes 12 and 13 to Vistra Energy’s 2017 Annual Financial Statements for additional disclosures regarding these debts and noncancellable purchase obligations.

Contractual Cash Obligations:	Less Than One Year	One to Three Years	Three to Five Years	More Than Five Years	Total
Debt – principal, including capital leases (a)	$44	$88	$87	$4,189	$4,408
Debt – interest	197	389	382	147	1,115
Operating leases	17	27	18	150	212
Obligations under commodity purchase and services agreements (b)	520	368	316	582	1,786

Total contractual cash obligations	$778	$872	$803	$5,068	$7,521

(a)	Includes $4.311 billion of borrowings under the Vistra Operations Credit Facility and $97 million principal amount of long-term debt, including mandatorily redeemable preferred stock and capital leases. Excludes unamortized premiums, discounts and debt costs.
(b)	Includes a long-term service and maintenance contract related to Vistra Energy’s generation assets, capacity payments, nuclear fuel and natural gas take-or-pay contracts, coal contracts, business services and nuclear related outsourcing and other purchase commitments. Amounts presented for variable priced contracts reflect the year-end 2017 price for all periods except where contractual price adjustment or index-based prices are specified.

The following are not included in the table above:

•	the Tax Receivable Agreement obligation (see Note 9 to Vistra Energy’s 2017 Annual Financial Statements);

•	arrangements between affiliated entities and intercompany debt (see Note 19 to Vistra Energy’s 2017 Annual Financial Statements);

•	individual contracts that have an annual cash requirement of less than $1 million (however, multiple contracts with one counterparty that are more than $1 million on an aggregated basis have been included);

•	contracts that are cancellable without payment of a substantial cancellation penalty, and

•	employment contracts with management.

Guarantees

See Note 13 to Vistra Energy’s 2017 Annual Financial Statements for discussion of guarantees.

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UPDATE TO COMPENSATION DISCUSSION & ANALYSIS

EXECUTIVE SUMMARY

Vistra Energy is a recently formed entity created in connection with its emergence from bankruptcy on October 3, 2016. Throughout 2017, the Vistra Energy Compensation Committee (“Compensation Committee”) took steps to facilitate the transition of Vistra Energy’s compensation practices towards those of a public company and further strengthen the alignment between its executives’ interests and those of its stakeholders in accordance with Vistra Energy’s compensation philosophy. Most notably, in 2017, the Compensation Committee approved Vistra Energy’s first annual equity awards. These awards include stock options, restricted stock units that are subject only to time-vesting conditions (“RSUs”) and restricted stock units that are subject to both time and performance-vesting conditions (“PSUs”). These awards also include extended vesting schedules in order to align the annual grant process with an ongoing first quarter timeline.

Compensation Philosophy

Vistra Energy has a pay-for-performance compensation philosophy, which places an emphasis on pay-at-risk; a significant portion of its executive officers’ compensation is comprised of variable compensation. Vistra Energy’s compensation program is intended to attract and motivate top-talent executive officers as leaders and compensate executive officers appropriately for their contribution to the attainment of Vistra Energy’s financial, operational and strategic objectives. In addition, Vistra Energy believes it is important to retain its top-tier talent and strongly align their interests with Vistra Energy’s stakeholders by emphasizing incentive-based compensation. To achieve the goals of its compensation philosophy, Vistra Energy believes that:

•	the overall compensation program should emphasize variable compensation elements that have a direct link to overall corporate performance and stockholder value;

•	the overall compensation program should place an increased emphasis on pay-at-risk with increased responsibility;

•	the overall compensation program should attract, motivate and engage top-talent executive officers to serve in key roles; and

•	an executive officer’s individual compensation level should be based upon an evaluation of the financial and operational performance of that executive officer’s business unit or area of responsibility as well as the executive officer’s individual performance.

2017 Named Executive Officers

Name	Title	Recent Experience
Curtis A. Morgan	President & Chief Executive Officer (“CEO”)	Prior to joining Vistra Energy, he served as the CEO and President of EquiPower Resources Corp., a power generation company, since May 2010.

James A. Burke	EVP & Chief Operating Officer	Prior to joining Vistra Energy, he served as Executive Vice President of the Predecessor since February 2013 and President and Chief Executive of TXU Energy (a subsidiary of Vistra Energy) since August 2005.

J. William Holden	EVP & Chief Financial Officer	Prior to joining Vistra Energy, he served as an EVP and Senior Advisor at The Taffrail Group, LLC, an international strategic-advisory firm, since February 2013. From December 2010 until January 2013, Mr. Holden served as the EVP and CFO of GenOn Energy, Inc.

Scott A. Hudson	SVP & President of Retail	Prior to joining Vistra Energy, he served as Senior Vice President and Chief Operating Officer of TXU Energy (a subsidiary of Vistra Energy) since 2011.

Stephen J. Muscato	SVP	Prior to joining Vistra Energy, he served as Senior Vice President and Chief Commercial Officer of Luminant (a subsidiary of Vistra Energy) since 2011.

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These five employees represent Vistra Energy’s Named Executive Officers for 2017—while this joint proxy statement and prospectus specifically discusses the compensation relating to Vistra Energy’s Named Executive Officers, the practices and programs described herein generally extend more broadly across Vistra Energy’s executive leadership team.

PERFORMANCE OVERVIEW

In this section, Vistra Energy provides highlights of its performance in 2017, reflecting factors considered by the Compensation Committee in assessing variable pay outcomes for the Named Executive Officers.

Pay for Performance

The Compensation Committee designed the majority of Vistra Energy’s Named Executive Officers’ compensation to be linked directly to corporate, business unit (or area of responsibility) and stock price performance of Vistra Energy. For example, each Named Executive Officer’s annual performance-based cash bonus is based primarily on the achievement of certain corporate and business unit financial and operational targets, and the annual equity grants made in the fourth quarter of 2017 to the Named Executive Officers were awarded in the form of stock options, RSUs and PSUs.

CEO—Annualized 2017 Targeted Pay Mix	Average Other Named Executive Officers—Annualized 2017 Targeted Pay Mix

Performance Highlights

Highlights of Vistra Energy’s 2017 performance are summarized below. These, along with other factors detailed in the disclosure, resulted in annual bonus outcomes ranging from 132 to 195% of target.

Vistra Energy’s Executive Annual Incentive Plan (“EAIP”) places the greatest weighting on a combination of adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), total costs, and free cash flow. Together, these metrics show the results of the organization’s focus on achieving business results while exercising discipline in cost decisions. As seen below, Vistra Energy Adjusted EBITDA came close to meeting its target, which was set above the midpoint of guidance to drive performance, while cost management significantly outperformed its target, and adjusted free cash flow exceeded its target as well, collectively contributing to strong incentive plan payouts.

2017 EAIP Performance Summary; Select Metrics	Target	Actual
Vistra Energy Adjusted EBITDA ($ mm)	1,482	1,455
Cost Management ($ mm)	705	640
Adjusted Free Cash Flow ($mm)	817	831

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CORPORATE GOVERNANCE PRACTICES

In this section, Vistra Energy provides details of its corporate governance framework, procedures and practices as they relate to Named Executive Officer compensation.

                                             Compensation Committee

Vistra Energy’s Compensation Committee is comprised of two independent directors (Gavin R. Baiera and Jennifer Box), whose primary responsibilities are to:

•	Determine and oversee the compensation program of Vistra Energy, including making recommendations to the Vistra Energy Board with respect to the adoption, amendment or termination of compensation and benefits plans, arrangements, policies and practices;

•	Evaluate the performance of Vistra Energy’s executive officers;

•	Approve compensation of Vistra Energy’s executive officers (other than the CEO) based on those evaluations, together with the CEO’s recommendations; and

•	Recommend CEO compensation to the full Vistra Energy Board for approval.

                                                 Governance Structure

Vistra Energy Board of Directors

Compensation Committee

WTW—Independent Compensation Consultant

The Compensation Committee’s charter can be found on

Vistra Energy’s website at:

https://www.vistraenergy.com/wp-content/uploads/2016/12/Compensation-Committee-Charter-2017-01-24-002.pdf

Advisors to the Compensation Committee

Independent Advisors

During 2017, Willis Towers Watson, who advised Vistra Energy’s Predecessor’s Compensation Committee as well, provided ongoing advisory services to Vistra Energy and its Compensation Committee on various aspects of its executive compensation and benefits practices, including, but not limited to, the development of the compensation structure.

In accordance with the Compensation Committee’s charter, the Compensation Committee determined that Willis Towers Watson is sufficiently independent to appropriately advise the Compensation Committee on compensation matters and that its relationship with Willis Towers Watson does not give rise to any conflict of interest. Going forward, the Compensation Committee expects that it will continue to engage compensation consultants when and as appropriate, and will conduct an assessment of consultants’ independence prior to any such engagement.

COMPENSATION PHILOSOPHY

In this section, Vistra Energy provides details of its Named Executive Officer compensation framework, practices and outcomes for 2017.

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Compensation Philosophy

Vistra Energy’s compensation program is intended to attract and motivate top-talent executive officers as leaders and compensate executive officers appropriately for their contribution to the attainment of its financial, operational and strategic objectives. In addition, Vistra Energy believes it is important to retain its top tier talent and strongly align their interests with Vistra Energy stakeholders’ interests by emphasizing incentive-based compensation. Vistra Energy utilizes the following elements of compensation to achieve these objectives:

Compensation Element	Summary and Linkage to Philosophy
Base Salary	• A fixed element of compensation to provide a stable source of income • Provides market competitive compensation to attract and retain talent

Annual Incentive

•  A cash-based award that encourages executives to focus on specific corporate, business unit and individual performance goals

•  Is earned only if threshold financial, operational and/or strategic objectives are met

Stock Options

•  Rewards long-term stockholder value creation as stock options only provide value when the stock price appreciates

•  Provides wealth-building opportunity and aligns executives with stockholder interests

Restricted Stock Units	• Rewards long-term stockholder value creation • Enhances executive stock ownership and promotes retention

Performance Share Units	• Rewards long-term stockholder value creation and encourages executives to focus on long-term performance goals • Emphasizes long-term view with three-year horizon

Benefits	• Keeps program competitive and provides protection for executives

Perquisites	• Perquisites are limited in amount and use

Compensation Determination Process

Use of Market Data

Vistra Energy establishes target compensation levels that are consistent with market practice and internal equity considerations (including position, responsibility and contribution) relative to base salaries, annual incentives and long-term incentives, as well as with the Compensation Committee’s assessment of the appropriate pay mix for a particular position. In order to gauge the competitiveness of its compensation programs, Vistra Energy reviews compensation practices and pay opportunities from the energy services industry and general industry survey data, as well as from a selection of publicly-traded peer companies. Vistra Energy attempts to position itself to attract and retain qualified senior executives in the face of competitive pressures in its relevant labor markets.

Specifically, during 2017, Vistra Energy used information regarding the pay practices of the energy services industry and general industry companies provided by its compensation consultant, regressed to Vistra Energy’s revenue size. Vistra Energy believes that revenue is an appropriate indicator of the size and complexity of an organization, which should be considered in determining compensation levels. The compensation data resulting from this analysis was a significant factor considered by the Compensation Committee with respect to its executive compensation decisions for the Named Executive Officers.

During 2017, Vistra Energy also utilized a compensation peer group as an additional reference point when determining executive compensation. This peer group consisted of a select group of companies that the Compensation Committee believes are representative of the talent market in which Vistra Energy competes. Vistra Energy’s compensation peer group consisted of the following companies for 2017:

The AES Corporation	Calpine Corporation	Dynegy Inc.(1)
Entergy Corporation	FirstEnergy Corp.	NRG Energy, Inc.
PG&E Corporation	Public Service Enterprise Group Incorporated	Talen Energy Corporation(1)

(1) Starting in 2018, assuming consummation of their respective pending acquisitions, Dynegy and Talen have been excluded from the peer group on an ongoing basis

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The Compensation Committee does not target any particular level of total compensation or individual component of compensation against the peer group; rather, the Compensation Committee considers the range of total compensation provided by Vistra Energy’s peers, together with information from published surveys, in determining the appropriate mix and level of total compensation for its executives.

Compensation of the Chief Executive Officer

In determining the compensation of the CEO, the Compensation Committee annually follows a thorough and detailed process. At the end of each year, the Compensation Committee reviews a self-assessment prepared by the CEO regarding his performance and the performance of Vistra Energy’s businesses and meets (with and without the CEO) to evaluate and discuss his performance and the performance of Vistra Energy’s businesses.

While the Compensation Committee tries to ensure that a substantial portion of the CEO’s compensation is directly linked to his performance and the performance of Vistra Energy’s businesses, the Compensation Committee also seeks to set his compensation in a manner that is competitive with compensation for similarly performing executive officers with similar responsibilities in companies Vistra Energy considers to be its peers.

As discussed under “Employment Agreements” below, Vistra Energy has entered into an employment agreement with its current CEO, Curtis A. Morgan, which addresses certain elements of his compensation and benefit package.

Compensation of Other Named Executive Officers

In determining the compensation of each of Vistra Energy’s Named Executive Officers (other than the CEO), the Compensation Committee seeks the input of the CEO. At the end of each year, the CEO reviews a self-assessment prepared by each Named Executive Officer and assesses the Named Executive Officer’s performance against business unit (or area of responsibility) and individual goals and objectives. The Compensation Committee and the CEO then review the CEO’s assessments of such Named Executive Officers and, in that context, the Compensation Committee approves the compensation for each Named Executive Officer.

Role of the Compensation Consultant

To add rigor in the review process and to inform the Compensation Committee of market trends, the Compensation Committee engages the services of Willis Towers Watson, an independent executive compensation consultant, to analyze Vistra Energy’s executive compensation structure and plan designs and to assess whether the compensation program is competitive and supports the Compensation Committee’s goal to align the interests of executive officers with those of stockholders. Willis Towers Watson may also directly provide the Compensation Committee with market data, which the Compensation Committee references when determining compensation for executive officers. The Compensation Committee has authorized Willis Towers Watson to interact with Vistra Energy’s management, as needed, on behalf of the Compensation Committee. Willis Towers Watson does not provide any other services to Vistra Energy outside of matters pertaining to executive and director compensation and related corporate governance matters.

The Compensation Committee has the sole authority to approve the independent compensation consultant’s fees and terms of the engagement. Thus, the Compensation Committee annually reviews its relationship with, and assesses the independence of, Willis Towers Watson to ensure executive compensation consulting independence.

Base Salary

Vistra Energy believes that base salary should consider the scope and complexity of an executive officer’s position and the level of responsibility required to perform his or her job. It also believes that a competitive level of base salary is required to attract, motivate and retain qualified talent. Vistra Energy wants to ensure its cash compensation is competitive and sufficient to incent executive officers to remain with Vistra Energy, recognizing its high-performance expectations across a broad set of operational, financial, customer service and community-oriented goals and objectives.

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The Compensation Committee regularly reviews base salaries and periodically uses independent compensation consultants to ensure the base salaries are market-competitive. The Compensation Committee may also review an executive officer’s base salary from time to time during a year, including if the executive officer is given a promotion or if his or her responsibilities are significantly modified.

The following table provides detail on the base salaries of Vistra Energy’s Named Executive Officers. Base salaries for Messrs. Morgan, Burke and Holden were initially set by their employment agreements and base salaries for Messrs. Hudson and Muscato were determined based on market data and role and responsibilities. Subject to the employment agreements with Messrs. Morgan, Burke and Holden, which are described under “Employment Agreements” below, the Compensation Committee may change the base salaries for all of the Named Executive Officers at any time based on updated market data, updated roles and responsibilities and the CEO’s recommendation. Board approval is required to change the base salary for Mr. Morgan.

2017 Base Salaries

Name	2017 Salary
Curtis A. Morgan	$950,000
James A. Burke	$750,000
J. William Holden	$590,000
Scott A. Hudson	$500,000
Stephen J. Muscato	$500,000

Annual Incentive Plan

Summary

The EAIP provides an annual performance-based cash bonus for the successful attainment of certain financial and operational performance targets that are established annually by the Compensation Committee. Under the terms of the EAIP, performance against these targets, which are set at challenging levels to incentivize exceptional performance (while at the same time balancing the needs for safety and investment in Vistra Energy’s business), drives bonus funding.

Performance Framework

As a general matter, target-level performance is based on Vistra Energy’s board-approved financial and operational plan (the “Financial Plan”) for each upcoming year. The Compensation Committee sets high expectations for Vistra Energy’s executive officers and therefore annually selects a target performance level that constitutes above average performance for the business, which the Compensation Committee expects the business to achieve during the upcoming year. Threshold and superior levels are for performance levels that are below or above Financial Plan-based expectations, respectively. Based on the level of attainment of these performance targets, an aggregate EAIP funding percentage amount for all participants is determined.

Target Opportunity (as a % of Salary)

Performance payouts on financial metrics are equal to, for any particular metric, 100% if the target amount is achieved, 50% if the threshold amount is achieved and 200% if the superior amount is achieved.

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Actual performance payouts are interpolated on a linear basis, as applicable, with a maximum performance payout for any particular metric being equal to 200%. These results are then adjusted by an individual performance modifier as described below.

2017 Annual Incentive Plan Target Opportunities	Target %(1)
Morgan – Chief Executive Officer	100%
Burke – EVP & Chief Operating Officer	90%
Holden – EVP & Chief Financial Officer	90%
Hudson – SVP & President of Retail	75%
Muscato – SVP	75%

(1) Described as a percentage of base salary

Financial and Operational Performance Targets for 2017

The following table provides a summary (including relevant weighting) of the performance targets under the EAIP for Vistra Energy’s Named Executive Officers:

Named Executive Officer Vistra Scorecard Metrics	Weight	Target	Performance	Payout
Vistra Energy Adjusted EBITDA ($ mm)	20%	1,482	1,455	18%
Cost Management ($ mm)	20%	705	640	40%
Adjusted Free Cash Flow ($ mm)	20%	817	831	23%
Luminant Operational and Financial Metrics (%)	20%	100%	126%	25%
TXU Energy Operational and Financial Metrics (%)	20%	100%	120%	24%

Total	100%			130%

Vistra Energy focuses the majority of its metrics on financial parameters that align with shareholder value: Adjusted EBITDA, Cost Management, and Adjusted Free Cash Flow. Vistra Energy performed well against each of these metrics in 2017. The target for Adjusted EBITDA was set above the midpoint of guidance in order to drive strong performance. The organization took a disciplined approach to maximizing the combination of these three key metrics. In addition to the Vistra Energy financial metrics, the Compensation Committee set goals to ensure that the management team was continuing to drive the performance of each of the key business units, Luminant and TXU Energy. The Luminant Operational and Financial Metrics consist of core processes that lead to consistent and safe operations while also driving the Luminant portion of the Vistra Energy financial metrics. TXU Energy Operational and Financial Metrics focus on core customer operations that drive both high customer satisfaction and high performance of the TXU Energy portion of the Vistra Energy Financial metrics.

Individual Performance Modifier

After approving actual performance against the applicable targets under the EAIP, and on a basis independent of such target performance calculations, the Compensation Committee and the CEO review the performance of each of Vistra Energy’s executive officers on an individual and comparative basis. Based on this review, which includes an analysis of both objective and subjective criteria, as determined by the Compensation Committee in its sole discretion, including the CEO’s recommendations (with respect to all executive officers other than himself), the Compensation Committee approves an individual performance modifier for each executive officer.

Under the terms of the EAIP, the individual performance modifier can range from an outstanding rating (150%) to an unacceptable rating (0%). To calculate an executive officer’s final annual cash incentive bonus, the executive officer’s corporate/business unit payout percentages are multiplied by the executive officer’s target incentive level, which is computed as a percentage of annualized base salary, and then by the executive officer’s individual performance modifier, subject to the aggregate cap of 200% of such executive officer’s target bonus for executives under employment agreements.

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Actual Awards

The following table provides a summary of the 2017 performance-based cash bonus for each Named Executive Officer under the EAIP, and the discussion below highlights the key factors used in determining the awards. Vistra Energy paid 80% of the target bonus percentage to Named Executive Officers in December 2017 in anticipation of tax law changes that would impact deductions for executive compensation. Vistra Energy chose 80% based on a conservative review of projected year-end results and the fact that the Compensation Committee had not yet reviewed the recommendations for individual performance modifiers for the Named Executive Officers. The Compensation Committee and Vistra Energy Board (as applicable) have now certified financial results for 2017 and approved the individual performance modifiers for all Named Executive Officers. All of Vistra Energy’s Named Executive Officers earned in excess of 100% of their respective target bonuses and will be paid the additional earned amounts (the amounts in excess of 80% of their respective target bonuses previously paid) in March 2018.

Mr. Morgan led the Vistra Energy organization through a transformational year in 2017. Key CCGT acquisitions were made in the first half of the year, plant closure decisions were made in the second half of the year, and the Merger was announced in the fourth quarter, as well. While the generation business was transforming, the retail business continued to deliver strong performance. Throughout the year, Mr. Morgan continued to develop a strong team environment for high performance and consistent decision-making. Given these and other significant achievements, the Vistra Energy Board approved an individual performance modifier that increased Mr. Morgan’s incentive award.

Mr. Burke played a key role in all of the decisions around the generation fleet in 2017. The generation fleet had record-setting safety performance while implementing operational performance improvements across the fleet. The analysis that led to the announcement of plant and mine closures in 2017 positioned the fleet for a strong 2018. The retail business had another strong year in 2017, including both financial performance and customer satisfaction ratings. In addition, he continued to lead the retail organization to continued strong market share and innovation. Given these and other significant achievements, the Compensation Committee approved an individual performance modifier that increased Mr. Burke’s incentive award.

Mr. Holden also played a key role in the mergers and acquisitions activity conducted in 2017, while leading the finance organization and interfacing with external stockholders. Mr. Holden led the effort to develop key investor relations initiatives supporting the decisions to close power plants and to merge with Dynegy. Given these and other significant achievements, the Compensation Committee approved an individual performance modifier that increased Mr. Holden’s incentive award.

Mr. Hudson continued to drive performance in the competitive ERCOT retail market. The retail business continues to deliver market leading customer service and market leading innovation. The retail business delivered strong financial results in a continuously strong competitive market. Given these and other significant achievements, the Compensation Committee approved an individual performance modifier that increased Mr. Hudson’s incentive award.

Mr. Muscato led the commercial organization to a strong year. The commercial team supported the generation fleet and retail business and identified key market dynamics to drive value. Given these and other significant achievements, the Compensation Committee approved an individual performance modifier that increased Mr. Muscato’s incentive award.

Name	Target (% of salary)	Target Award ($ Value)	Actual Award ($)
Curtis A. Morgan	100%	950,000	$1,858,058
James A. Burke	90%	675,000	$1,093,000
J. William Holden	90%	531,000	$700,300
Scott A. Hudson	75%	375,000	$605,000
Stephen J. Muscato	75%	375,000	$605,000

Long-Term Incentive Plan

The Vistra Energy Board awarded its first annual equity grants to Vistra Energy’s Named Executive Officers in the fourth quarter of 2017. Based on market data and consultations with Willis Towers Watson, the target mix of each Named Executive Officer’s equity award was allocated as follows: 45% in PSUs, 30% in RSUs and the remaining 25% in stock options.

These awards were intended to serve as a retention and motivational tool and align the interests of Vistra Energy’s executive officers with the interests of Vistra Energy’s stockholders. Award sizes were determined based on an evaluation of internal pay equity, and compensation levels for comparable positions among peer companies, the energy services industry and general industry. The award values were benchmarked against overall market data and proxy data from Vistra Energy’s peer group. The vesting schedules for these October 2017 grants were extended approximately five months in order to better align future grants and vesting schedules with a traditional first quarter grant date timeline. The awards fully vest in March 2021.

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Awards Granted in 2017

2017 Equity Grants	Total Grant Value
Morgan – Chief Executive Officer	$5,000,000
Burke – EVP & Chief Operating Officer	$2,100,000
Holden – EVP & Chief Financial Officer	$1,250,000
Hudson – SVP & President of Retail	$1,000,000
Muscato – SVP	$1,000,000

Performance Share Units (45% of 2017 Equity Grants)

45% of the targeted equity value was granted in the form of PSUs that vest based on performance over a three-year period. The initial metric approved for the PSUs was achieving positive net income in 2017. This metric was set for purposes of satisfying Section 162(m) of the Code. In the first quarter of 2018, the Compensation Committee approved final metrics for the PSUs. As seen below, these metrics include Adjusted EBITDA, a metric to be set each year but measured based on cumulative three-year outcome; Generation Availability Index, a metric set each year but measured based on a three-year performance average target of 100%; and Retail Performance Index, a metric set each year but measured based on a three-year performance average target of 100%.

Performance Share Units Metrics Summary	Weight
Vistra Energy Adjusted EBITDA ($ mm)	70%
Generation Availability Index (%)	15%
Retail Performance Index (%)	15%

Total	100%

The Compensation Committee believes these metrics will focus the Vistra Energy management team on long-term shareholder value creation and the development of a sustainable high performing business.

Restricted Stock Units (30% of 2017 Equity Grants)

30% of the targeted value was granted in the form of RSUs that vest ratably over a three-year period (with an extended vesting schedule for 2017 grants). The number of RSUs awarded to each executive was determined by dividing the targeted RSU value for each executive by the closing price of Vistra Energy Common Stock on the grant date as reported on the NYSE in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”).

Stock Options (25% of 2017 Equity Grants)

25% of the targeted equity value was granted in the form of non-qualified stock options that vest ratably over a three-year period (with an extended vesting schedule for 2017 grants) and expire after 10 years. The exercise price of each option was the closing price of Vistra Energy Common Stock on the date of grant as reported on the NYSE. The number of options granted was determined by dividing the targeted stock option value for each executive by the value of each option, which was computed using the Black-Scholes option-pricing model using the same assumptions that Vistra Energy uses in calculating the compensation expense attributable to such grants under ASC 718.

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2017 Equity Awards

The values included in the following table reflect the fair value of such equity awards as of the grant date.

Name	# of Stock Options	Stock Option Value ($)	# of RSUs	RSU Value ($)	# of PSUs	PSU Value ($)	Total Value ($)
Curtis A. Morgan	206,270	$1,250,000	79,365	$1,500,000	119,047	$2,250,000	$5,000,000
James A. Burke	86,633	$525,000	33,333	$630,000	50,000	$945,000	$2,100,000
J. William Holden	51,567	$312,500	19,841	$375,000	29,761	$562,500	$1,250,000
Scott A. Hudson	41,254	$250,000	21,164	$400,000	18,518	$350,000	$1,000,000
Stephen J. Muscato	41,254	$250,000	21,164	$400,000	18,518	$350,000	$1,000,000

Future Equity Awards

In the future, the Compensation Committee may provide additional grants and forms of equity to drive certain aspects of Vistra Energy’s operating and financial performance as the Compensation Committee sees fit, and as supported by market data and the executive’s performance. The Compensation Committee believes that long-term incentive compensation is an important component of Vistra Energy’s compensation program because it has the potential for retaining and motivating executives, aligning executives’ financial interests with the interests of stockholders, and rewarding the achievement of Vistra Energy’s long-term strategic and financial goals.

Benefits and Perquisites

Benefits

Vistra Energy’s executive officers generally have the opportunity to participate in certain of Vistra Energy’s broad-based employee compensation plans, including Vistra Energy’s Thrift (401(k)) Plan (the “Thrift Plan”), and health and welfare plans. Please refer to the footnotes to the Summary Compensation Table below.

Perquisites

Vistra Energy provided its executives with certain perquisites, including financial planning services, during 2017.

Employment Arrangements and Severance Benefits

Vistra Energy has entered into employment agreements with Mr. Morgan, Mr. Burke and Mr. Holden. Each of the employment agreements provides that certain payments and benefits will be paid upon the expiration of the agreement or an earlier termination of the Named Executive Officer’s employment under various circumstances, including a termination without cause, a resignation for good reason and a qualifying termination of employment within a fixed period of time following a change in control of Vistra Energy.

In addition, Mr. Hudson and Mr. Muscato are participants in Vistra Energy’s Executive Severance Plan (the “Severance Plan”) and Executive Change in Control Policy (the “Change in Control Policy”). The Severance Plan provides certain severance benefits to Vistra Energy’s executive officers and other qualified employees upon the employee’s termination under various circumstances, including a termination without cause and a resignation for good reason. The Change in Control Policy provides certain severance benefits to Vistra Energy’s executive officers and other qualified employees upon the employee’s termination of employment within a fixed period of time following a change in control of Vistra Energy.

The change in control severance benefits for Vistra Energy’s Named Executive Officers include a “double trigger” provision, which requires both (a) a change in control of Vistra Energy and (b) a termination of employment before any applicable Named Executive Officer is entitled to receive any severance payment.

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Vistra Energy believes that these provisions are important in order to attract, motivate and retain the caliber of executive officers that its business requires and provide incentive for its executive officers to fully consider potential changes that are in Vistra Energy’s and its stockholders’ best interests, even if such changes could result in the executive officers’ termination of employment.

Other Compensation Policies

Insider Trading Policy

Under Vistra Energy’s insider trading policy, members of the Vistra Energy Board and all of Vistra Energy’s officers and employees shall not engage in any derivative transactions involving any securities of Vistra Energy, including, hedging transactions, pledges of Vistra Energy securities as collateral or short sales thereof.

Accounting, Tax and Other Considerations

Accounting Considerations

Vistra Energy follows ASC 718 for its stock-based compensation awards, and the compensation that it pays to its executives is expensed in Vistra Energy’s financial statements as required by U.S. GAAP.

As one of many factors, the Compensation Committee considers the financial statement impact in determining the amount of, and allocation among the elements of, executive compensation.

Income Tax Considerations

Given changes to 162(m) of the Code effective in 2018, even though Vistra Energy’s full year-end performance review and bonus process had not yet been completed, it paid 80% of target bonuses for the Named Executive Officers in December of 2017. The remaining amounts due are being paid through the annual process that yielded the total payments described earlier.

Risk Assessment

Vistra Energy’s management team annually initiates Vistra Energy’s internal risk review and assessment process for Vistra Energy’s compensation policies and practices by assessing, among other things: (1) the mix of cash and equity payouts at various compensation levels; (2) the performance time horizons used by Vistra Energy’s plans; (3) the use of multiple financial and operational performance metrics that are readily monitored and reviewed; (4) the incorporation of both operational and financial goals and individual performance modifiers; (5) the inclusion of maximum caps and other plan-based mitigants on the amount of its awards; and (6) multiple levels of review and approval of awards (including approval of the Compensation Committee with respect to awards to executive officers and awards to other employees that exceed monetary thresholds). Following their assessment, Vistra Energy’s management team prepares a report, which is provided to the Compensation Committee for review. The Compensation Committee reviews the report and provides it to the Audit Committee. Vistra Energy management and the Compensation Committee have determined that the risks arising from Vistra Energy’s compensation policies and practices are not reasonably likely to have a material adverse effect on Vistra Energy.

Say-on-Pay Vote

In May 2017, Vistra Energy’s stockholders were asked to approve, on an advisory basis, Vistra Energy’s 2016 executive compensation programs. A substantial majority (99.9%) of the votes cast on the “say-on-pay” advisory proposal at that meeting were voted in favor of the proposal. The “say-on-pay” advisory vote serves as a tool to guide the Vistra Energy Board and the Compensation Committee in ensuring alignment of Vistra Energy’s executive compensation programs with stockholder interests. The Compensation Committee believes that these results reaffirm Vistra Energy’s stockholders’ support of Vistra Energy’s approach to executive compensation. The Compensation Committee will continue to use the “say-on-pay” vote as a guidepost for stockholder sentiment and believes it is critical to maintain and continually develop this program to promote ongoing stockholder engagement, communication and transparency.

Compensation Committee Interlocks and Insider Participation

None of Vistra Energy’s directors who currently serve, or during the past year have served, as members of the Compensation Committee is, or has, at any time, been one of Vistra Energy’s officers or employees. None of Vistra Energy’s executive officers currently serves, or has served during the last completed fiscal year, as a member of the Vistra Energy Board or compensation committee of any entity that has one or more executive officers serving as a member of the Vistra Energy Board or Vistra Energy’s Compensation Committee.

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Summary Compensation Table—2017

The following table provides information for the period from October 3, 2016 – December 31, 2016 (the “2016 Stub Period”) and the fiscal year ended December 31, 2017 regarding the aggregate compensation paid to Vistra Energy’s Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non-qualified Deferred Compensation ($)	All Other Compensation ($)(5)	Total ($)
Curtis A. Morgan President and Chief Executive Officer	2017 2016	950,000 233,846	— —	3,750,000 2,500,000	1,250,000 2,500,000	1,858,058 1,900,000	— —	226,095 17,056	8,034,153 7,150,902
James A. Burke EVP and Chief Operating Officer	2017 2016	750,000 184,615	— 1,000,000	1,575,000 2,000,000	525,000 2,000,000	1,093,000 1,228,907	— —	26,570 2,529	3,969,570 6,416,051
J. William Holden EVP and Chief Financial Officer	2017 2016	590,000 45,385	— 150,000	937,500 1,250,000	312,500 1,250,000	700,300 —	— —	110,009 3,166	2,650,309 2,698,551
Scott A. Hudson SVP & President TXU Energy	2017 2016	475,769 113,767	— —	750,000 500,000	250,000 500,000	605,000 620,825	— —	26,802 —	2,107,571 1,734,592
Stephen J. Muscato SVP and Chief Commercial Officer	2017 2016	475,769 116,346	— 100,000	750,000 500,000	250,000 500,000	605,000 541,590	— —	16,200 —	2,096,969 1,757,936

(1)	The amounts reported in this column for Mr. Burke and Mr. Muscato represent discretionary cash bonuses that each Named Executive Officer earned in 2016. The amount reported in this column for Mr. Holden is an agreed upon amount pursuant to his Employment Agreement that was paid in lieu of EAIP for 2016.
(2)	The amounts reported as “Stock Awards” represent the aggregate grant date fair value (as computed in accordance with ASC 718, using the assumptions discussed in Note 18 to Vistra Energy’s 2017 Annual Financial Statements) of certain RSUs and PSUs that were granted to the Named Executive Officers.
(3)	The amounts reported as “Option Awards” represent the grant date fair value (as computed in accordance with ASC 718, using the assumptions discussed in Note 18 to Vistra Energy’s 2017 Annual Financial Statements) of certain stock options that were granted to the Named Executive Officers.
(4)	The amounts reported as “Non-Equity Incentive Plan Compensation” were earned by the respective Named Executive Officers under the EAIP.
(5)	The amounts for 2017 reported as “All Other Compensation” are attributable to the Named Executive Officer’s receipt of compensation as described in the following table:

Name	Matching Contribution to Thrift Plan(a)	Financial Planning(b)	Executive Physical(c)	Relocation Expenses(d)	Spousal Travel(e)	Total
Curtis A. Morgan	16,200	12,401	3,760	193,734	—	226,095
James A. Burke	16,200	10,370	—	—	—	26,570
J. William Holden	16,200	—	4,681	89,128	—	110,009
Scott A. Hudson	16,200	—	—	—	10,602	26,802
Stephen J. Muscato	16,200	—	—	—	—	16,200

For purposes of preparing this table, all perquisites are valued on the basis of the actual cost to Vistra Energy.

(a)	Vistra Energy’s Thrift Plan allows participating employees to contribute a portion of their regular salary or wages to the plan. Under the Thrift Plan, Vistra Energy matches a portion of an employee’s contributions. This matching contribution is 100% of each Named Executive Officer’s contribution, not to exceed 6% of the Named Executive Officer’s salary (with the salary capped at the annual IRS compensation limit). All matching contributions are invested in Thrift Plan investments as directed by the participant.

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(b)	Vistra Energy offers to pay for its executive officers to receive financial planning services. This service is intended to support them in managing their financial affairs, which Vistra Energy considers especially important given the high level of time commitment and performance expectation required of its executive officers. Furthermore, Vistra Energy believes that such service helps ensure greater accuracy and compliance with individual tax regulations by its executive officers.
(c)	The amounts received by Mr. Morgan and Mr. Holden include expenses related to medical examinations.
(d)	The amounts received by Mr. Morgan include moving expenses related to his relocation and costs incurred in the sale of a home under Vistra Energy’s US Domestic Relocation Policy whereby Vistra Energy purchased Mr. Morgan’s home at appraised value. Any incremental cost on the sale of the home by Vistra Energy will be disclosed subsequently in the year in which the sale occurs. The amounts received by Mr. Holden include moving expenses related to his relocation.
(e)	The amount received by Mr. Hudson includes taxable spousal travel expenses.

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Grants of Plan-Based Awards—2017

The following table sets forth information regarding grants of compensatory awards to the Named Executive Officers for 2017.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All other Stock Awards: Numbers of Shares of Stock or Units (#) (3)	All other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (4)	Grant Date Fair Value of Stock and Option Awards (5)
Name	Approval/ Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Curtis A. Morgan	10/03/17	—	—	—	59,523	119,047	238,094	—	—	—	2,250,000
	10/03/17	—	—	—	—	—	—	79,365	—	—	1,500,000
	10/03/17	—	—	—	—	—	—	—	206,270	18.90	1,250,000
	12/19/16	—	950,000	1,900,000	—	—	—	—	—	—	—
James A. Burke	10/03/17	—	—	—	25,000	50,000	100,000	—	—	—	945,000
	10/03/17	—	—	—	—	—	—	33,333	—	—	630,000
	10/03/17	—	—	—	—	—	—	—	86,633	18.90	525,000
	12/19/16	—	675,000	1,350,000	—	—	—	—	—	—	—
J. William Holden	10/03/17	—	—	—	14,880	29,761	59,522	—	—	—	562,500
	10/03/17	—	—	—	—	—	—	19,841	—	—	375,000
	10/03/17	—	—	—	—	—	—	—	51,567	18.90	312,500
	12/19/16	—	531,000	1,062,000	—	—	—	—	—	—	—
Scott A. Hudson	10/03/17	—	—	—	9,259	18,518	37,036	—	—	—	350,000
	10/03/17	—	—	—	—	—	—	21,164	—	—	400,000
	10/03/17	—	—	—	—	—	—	—	41,254	18.90	250,000
	12/19/16	—	375,000	—	—	—	—	—	—	—	—
Stephen J. Muscato	10/03/17	—	—	—	9,259	18,518	37,036	—	—	—	350,000
	10/03/17	—	—	—	—	—	—	21,164	—	—	400,000
	10/03/17	—	—	—	—	—	—	—	41,254	18.90	250,000
	12/19/16	—	375,000	—	—	—	—	—	—	—	—

(1)	Represents the target and maximum amounts (where applicable) available under the EAIP for 2017 for each Named Executive Officer. Each payment is reported in the Summary Compensation Table in the year earned under the heading “Non-Equity Incentive Plan Compensation,” and is described above under the section entitled “Annual Incentive Plan”.
(2)	Represents the threshold, target and maximum amounts of PSUs granted on October 3, 2017. As described in further detail under the section entitled “Long-Term Incentive Plan”, the PSUs require performance goals to be attained over a three-year period scheduled to end on March 31, 2021. The PSUs are payable, if performance criteria are met, in common stock.
(3)	Represents the RSUs granted in 2017.
(4)	The stock options have an exercise price per share equal to the closing price of Vistra Energy Common Stock as reported on the NYSE on the date of grant.
(5)	Represents the grant date fair value of the awards computed in accordance with ASC 718, using the assumptions discussed in Note 18 to Vistra Energy’s 2017 Annual Financial Statements.

For a discussion of certain material terms of the employment agreements with certain Named Executive Officers, please see “Compensation Philosophy” and “Potential Payments upon Termination or Change in Control.”

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Outstanding Equity Awards at Fiscal Year-End—2017

The following table sets forth information regarding outstanding equity awards to the Named Executive Officers at fiscal year-end for 2017.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock that have not Vested ($)(1)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or other Rights that have not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or other Rights that have not Vested ($)(1)
Curtis A. Morgan	131,578	(3)	394,738	(3)	14.03	10/11/2026	—		—		—	—
	—		206,270	(4)	18.90	3/31/2028	—		—		—	—
	—		—		—	—	114,679	(3)	2,100,923	(3)	—	—
	—		—		—	—	79,365	(4)	1,453,967	(4)	—	—
	—		—		—	—	—		—		119,047	2,180,941
James A. Burke	105,263	(3)	315,790	(3)	14.03	10/11/2026	—		—		—	—
	—		86,633	(4)	18.90	3/31/2028	—		—		—	—
	—		—		—	—	91,743	(3)	1,680,735	(3)	—	—
	—		—		—	—	33,333	(4)	610,661	(4)	—	—
	—		—		—	—	—		—		50,000	916,000
J. William Holden	70,383	(5)	211,149	(5)	12.13	12/05/2026	—		—		—	—
	—		51,567	(4)	18.90	3/31/2028	—		—		—	—
	—		—		—	—	64,879	(5)	1,188,583	(5)	—	—
	—		—		—	—	19,841	(4)	363,487	(4)	—	—
	—		—		—	—	—		—		29,761	545,222
Scott Hudson	26,315	(3)	78,948	(3)	14.03	10/11/2026	—		—		—	—
	—		41,254	(4)	18.90	3/31/2028	—		—		—	—
	—		—		—	—	22,936	(3)	420,188	(3)	—	—
	—		—		—	—	21,164	(4)	387,724	(4)	—	—
	—		—		—	—	—		—		18,518	339,250
Stephen J. Muscato	26,315	(3)	78,948	(3)	14.03	10/11/2026	—		—		—	—
	—		41,254	(4)	18.90	3/31/2028	—		—		—	—
	—		—		—	—	22,936	(3)	420,188	(3)	—	—
	—		—		—	—	21,164	(4)	387,724	(4)	—	—
	—		—		—	—	—		—		18,518	339,250

(1)	The amount listed in this column represents the product of the closing market price of Vistra Energy’s stock on December 29, 2017 of $18.32, multiplied by the number of shares of stock subject to the award.
(2)	The PSUs require performance goals to be attained over a three-year scheduled to end on March 31, 2021. The PSUs are payable, if performance criteria are met, in common stock. In the table above, the number and market value of the units that vest based on net income reflect target performance. The actual number of shares that will be distributed with relation to 2017 PSUs are not yet determinable.
(3)	Granted on October 11, 2016 and vests ratably on the first four anniversaries of October 3, 2016.
(4)	Granted on October 3, 2017 and vests ratably on the first three anniversaries of March 31, 2018.
(5)	Granted on December 5, 2016 and vests ratably on the first four anniversaries of October 3, 2016.

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Option Exercises and Stock Vested—2017

The following table sets forth information regarding the exercise of options and the vesting of stock awards by each Named Executive Officer during 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
Curtis A. Morgan	—	—	38,226	811,156
James A. Burke	—	—	30,581	648,929
J. William Holden	—	—	21,626	458,904
Scott A. Hudson	—	—	7,645	162,227
Stephen J. Muscato	—	—	7,645	162,227

(1)	The number of shares acquired on vesting are pre-tax and do not account for shares sold to pay taxes.
(2)	The value realized on vesting represents the sum of (i) the closing price of Vistra Energy Common Stock on October 3, 2017 ($18.90), the vesting date, of all shares of stock subject to RSUs that vested, and (ii) the value of the 2016 Special Dividend ($2.32 per share) attributable to all shares of stock subject to RSUs that vested.

Potential Payments upon Termination or Change in Control

The following tables and narrative below describe payments to each of the Named Executive Officers (or, as applicable, enhancements to payments or benefits) in the event of his or her termination, including if such termination is voluntary, for cause, as a result of death, as a result of disability, without cause or for good reason or in connection with a change in control of Vistra Energy.

Employment Arrangements with Contingent Payments

As of December 31, 2017, each of Messrs. Morgan, Burke and Holden had employment agreements with change in control and severance provisions. With respect to these employment agreements, a change in control is generally defined as (i) a transaction that results in the acquisition of 30% or more of Vistra Energy Common Stock, (ii) a change in the composition of the Vistra Energy Board such that members of the Vistra Energy Board during any consecutive 12-month period cease to constitute a majority of the Vistra Energy Board, (iii) the approval by the stockholders of Vistra Energy of a plan of complete dissolution or liquidation of Vistra Energy, or (iv) a transaction that results in a merger or sale of substantially all of Vistra Energy’s assets or capital stock to another person who is not an affiliate of Vistra Energy.

Each employment agreement includes customary non-compete and non-solicitation provisions that generally restrict the Named Executive Officer’s ability to compete with Vistra Energy or solicit Vistra Energy’s customers or employees for his or her own personal benefit during the term of the employment agreement and 24 months after the employment agreement expires or is terminated.

Executive Severance Plan and Executive Change in Control Policy

As of December 31, 2017, each of Messrs. Hudson and Muscato were participants in the Severance Plan and Change in Control Policy. With respect to the Change in Control Policy, a change in control is generally defined as (i) a transaction that results in the acquisition of 25% or more of Vistra Energy Common Stock, (ii) a change in the composition of the Vistra Energy Board such that the incumbent members of the Vistra Energy Board cease to constitute a majority of the Vistra Energy Board, (iii) the consummation of a plan of complete dissolution or liquidation of Vistra Energy, or (iv) a transaction that results in a merger or sale of substantially all of Vistra Energy’s assets or capital stock to another person who is not an affiliate of Vistra Energy.

The Severance Plan includes customary non-solicitation provisions that generally restrict the applicable Named Executive Officer’s ability to solicit any employee, consultant or contractor for his own personal benefit for a period of one year after a termination contemplated under the Severance Plan.

The following tables describe payments to which each Named Executive Officer is entitled under the employment agreement or Severance Plan and Change in Control Policy, as applicable, assuming termination of employment as of December 31, 2017.

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1. Mr. Morgan

Potential Payments to Mr. Morgan upon Termination as of December 31, 2017 (per employment agreement in effect as of December 31, 2017)

Benefit	Voluntary ($)	For Cause ($)	Death ($)		Disability ($)		Without Cause Or For Good Reason ($)		Without Cause Or For Good Reason In Connection With
Cash Severance	—	—	—		—		3,800,000		6,631,000
EAIP (1)	—	—	1,238,705		1,238,705		1,238,705		—
Unvested RSU Awards (2)	—	—	788,990		788,990		788,990		3,820,946
Unvested Stock Options (3)	—	—	564,474		564,474		564,474		1,693,425
Unvested PSU Awards	—	—	726,908	(4)	726,908	(4)	726,908	(4)	2,843,729	(5)
Health & Welfare:	—	—	—		—		—		—
- Medical/COBRA	—	—	—		—		40,042		40,042
- Dental/COBRA	—	—	—		—		2,334		2,334
- Vision/COBRA	—	—	—		—		0		0
Totals	0	0	3,319,076		3,319,076		7,161,452		15,031,476

(1)	Calculated as target award multiplied by Company performance.
(2)	The value of unvested RSU awards represents the sum of (i) (A) the closing price of a share of Vistra Energy Common Stock on December 29, 2017 ($18.32), multiplied by (B) all shares of stock subject to RSUs that would vest upon the triggering event, and (ii) the value of the 2016 Special Dividend ($2.32 per share) attributable to all shares of stock subject to RSUs that would vest upon the triggering event and were granted at the time of the 2016 Special Dividend.
(3)	The value of unvested stock options represents the difference in the exercise price and the closing price of a share of Vistra Energy Common Stock on December 29, 2017 ($18.32) of all stock options that would vest upon the triggering event.
(4)	Both the time-based condition and the performance-based condition must be satisfied for the PSUs to vest. Upon a termination of Mr. Morgan’s employment due to death or disability, by the Company without cause or by him for good reason, the time-based condition is deemed satisfied as to 33.33% of his outstanding PSUs. Satisfaction of the performance-based condition does not occur until the Compensation Committee has certified financial results for fiscal years 2018, 2019 and 2020; therefore, these numbers are being reported based on the closing price of a share of Vistra Energy Common Stock on December 29, 2017 ($18.32) for all PSUs for which the time-based condition has been deemed satisfied.
(5)	Upon change in control of Vistra Energy, both the time-based and performance-based conditions are deemed satisfied as to all of Mr. Morgan’s outstanding PSUs on the date of the change in control of Vistra Energy; therefore, this amount is calculated as the closing price of a share of Vistra Energy Common Stock on December 29, 2017 ($18.32) multiplied by the target number of PSUs multiplied by Company performance.

Mr. Morgan has entered into an employment agreement that provides for certain payments and benefits upon the expiration or termination of the agreement under the following circumstances:

1.	In the event of Mr. Morgan’s voluntary resignation without good reason or termination for cause:

a.	accrued but unpaid base salary and accrued but unused vacation, in each case, earned through the date of termination; and

b.	unreimbursed business expenses incurred through the date of termination.

2.	In the event of Mr. Morgan’s death or disability:

a.	accrued but unpaid base salary and accrued but unused vacation, in each case, earned through the date of termination;

b.	unreimbursed business expenses incurred through the date of termination;

c.	accrued but unpaid annual bonus earned under the EAIP for the previously completed year;

d.	a prorated annual bonus earned under the EAIP for the year of termination;

e.	accelerated vesting of the portion of his outstanding RSUs and stock option awards that would have vested in the 12 months following termination had he remained employed; and

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f.	accelerated vesting of 33.33% of his outstanding PSUs.

3.	In the event of Mr. Morgan’s termination without cause or resignation for good reason:

a.	accrued but unpaid base salary and accrued but unused vacation, in each case, earned through the date of termination;

b.	unreimbursed business expenses incurred through the date of termination;

c.	a lump sum payment equal to two times the sum of his (i) annualized base salary and (ii) annual bonus target under the EAIP;

d.	accrued but unpaid annual bonus earned under the EAIP for the previously completed year;

e.	a prorated annual bonus earned under the EAIP for the year of termination;

f.	certain continuing health care benefits;

g.	subject to delivery of a release agreement, accelerated vesting of the portion of his outstanding RSUs and stock option awards that would have vested in the 12 months following termination had he remained employed; and

h.	accelerated vesting of 33.33% of his outstanding PSUs.

4.	In the event of Mr. Morgan’s termination without cause or resignation for good reason within 18 months following a change in control of Vistra Energy:

a.	accrued but unpaid base salary and accrued but unused vacation, in each case, earned through the date of termination;

b.	unreimbursed business expenses incurred through the date of termination;

c.	accrued but unpaid annual bonus earned under the EAIP for the previously completed year;

d.	a lump sum payment equal to 2.99 times the sum of his (i) annualized base salary and (ii) annual bonus target under the EAIP;

e.	a lump sum payment equal to the product of (i) his annual bonus target under the EAIP and (ii) a percentage, determined based on the number of days of his employment in the fiscal year prior to his termination;

f.	certain continuing health care benefits; and

g.	accelerated vesting of all of his outstanding equity awards upon termination.

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2. Mr. Burke

Potential Payments to Mr. Burke upon Termination as of December 31, 2017 (per employment agreement in effect as of December 31, 2017)

Benefit	Voluntary ($)	For Cause ($)	Death ($)		Disability ($)		Without Cause Or For Good Reason ($)		Without Cause Or For Good Reason In Connection With Change in Control ($)
Cash Severance	—	—	—		—		2,850,000		4,935,750
EAIP (1)	—	—	880,133		880,133		880,133		—
Unvested RSU Awards (2)	—	—	631,193		631,193		631,193		2,504,239
Unvested Stock Options (3)	—	—	451,579		451,579		451,579		1,354,737
Unvested PSU Awards	—	—	305,303	(4)	305,303	(4)	305,303	(4)	1,194,372	(5)
Health & Welfare:	—	—	—		—		—		—
- Medical/COBRA	—	—	—		—		40,042		40,042
- Dental/COBRA	—	—	—		—		2,334		2,334
- Vision/COBRA	—	—	—		—		0		0
Totals	0	0	2,268,207		2,268,207		5,160,583		10,031,475

(1)	Calculated as target award multiplied by Company performance.
(2)	The value of unvested RSU awards represents the sum of (i) (A) the closing price of a share of Vistra Energy Common Stock on December 29, 2017 ($18.32), multiplied by (B) all shares of stock subject to RSUs that would vest upon the triggering event, and (ii) the value of the 2016 Special Dividend ($2.32 per share) attributable to all shares of stock subject to RSUs that would vest upon the triggering event and were granted at the time of the 2016 Special Dividend.
(3)	The value of unvested stock options represents the difference in the exercise price and the closing price of a share of Vistra Energy Common Stock on December 29, 2017 ($18.32) of all stock options that would vest upon the triggering event.
(4)	Both the time-based condition and the performance-based condition must be satisfied for the PSUs to vest. Upon a termination of Mr. Burke’s employment due to death or disability, by the Company for cause or by him for good reason, the time-based condition is deemed satisfied as to 33.33% of his outstanding PSUs. Satisfaction of the performance-based condition does not occur until the Compensation Committee has certified financial results for fiscal years 2018, 2019 and 2020; therefore, these numbers are being reported based on the closing price of a share of Vistra Energy Common Stock on December 29, 2017 ($18.32) for all PSUs for which the time-based condition has been deemed satisfied.
(5)	Upon change in control of Vistra Energy, both the time-based and performance-based conditions are deemed satisfied as to all of Mr. Burke’s outstanding PSUs on the date of the change in control of Vistra Energy; therefore, this amount is calculated as the closing price of a share of Vistra Energy Common Stock on December 29, 2017 ($18.32) multiplied by the target number of PSUs multiplied by Company performance.

Mr. Burke has entered into an employment agreement that provides for certain payments and benefits upon the expiration or termination of the agreement under the following circumstances:

1.	In the event of Mr. Burke’s voluntary resignation without good reason or termination for cause:

a.	accrued but unpaid base salary and accrued but unused vacation, in each case, earned through the date of termination; and

b.	unreimbursed business expenses incurred through the date of termination.

2.	In the event of Mr. Burke’s death or disability:

a.	accrued but unpaid base salary and accrued but unused vacation, in each case, earned through the date of termination;

b.	unreimbursed business expenses incurred through the date of termination.;

c.	accrued but unpaid annual bonus earned under the EAIP for the previously completed year;

d.	a prorated annual bonus earned under the EAIP for the year of termination;

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e.	accelerated vesting of the portion of his outstanding RSUs and stock option awards that would have vested in the 12 months following termination had he remained employed; and

f.	accelerated vesting of 33.33% of his outstanding PSUs.

3.	In the event of Mr. Burke’s termination without cause or resignation for good reason:

a.	accrued but unpaid base salary and accrued but unused vacation, in each case, earned through the date of termination;

b.	unreimbursed business expenses incurred through the date of termination;

c.	a lump sum payment equal to two times the sum of his (i) annualized base salary and (ii) annual bonus target under the EAIP;

d.	accrued but unpaid annual bonus earned under the EAIP for the previously completed year;

e.	a prorated annual bonus earned under the EAIP for the year of termination;

f.	certain continuing health care benefits;

g.	subject to delivery of a release agreement, accelerated vesting of the portion of his outstanding RSUs and stock option awards that would have vested in the 12 months following termination had he remained employed; and

h.	accelerated vesting of 33.33% of his outstanding PSUs.

4.	In the event of Mr. Burke’s termination without cause or resignation for good reason within 18 months following a change in control of Vistra Energy:

a.	accrued but unpaid base salary and accrued but unused vacation, in each case, earned through the date of termination;

b.	unreimbursed business expenses incurred through the date of termination;

c.	accrued but unpaid annual bonus earned under the EAIP for the previously completed year;

d.	a lump sum payment equal to 2.99 times the sum of his (i) annualized base salary and (ii) annual bonus target under the EAIP;

e.	a lump sum payment equal to the product of (i) his annual bonus target under the EAIP and (ii) the percentage of days in the fiscal year prior to his termination;

f.	certain continuing health care benefits; and

g.	accelerated vesting of all of his outstanding equity awards upon termination.

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3. Mr. Holden

Potential Payments to Mr. Holden upon Termination as of December 31, 2017 (per employment agreement in effect as of December 31, 2017)

Benefit	Voluntary ($)	For Cause ($)	Death ($)		Disability ($)		Without Cause Or For Good Reason ($)		Without Cause Or For Good Reason In Connection With Change in Control ($)
Cash Severance	—	—	—		—		2,242,000		3,882,790
EAIP (1)	—	—	692,371		692,371		692,371		—
Unvested RSU Awards (2)	—	—	446,366		446,366		446,366		1,702,589
Unvested Stock Options (3)	—	—	435,671		435,671		435,671		1,307,012
Unvested PSU Awards	—	—	181,722	(4)	181,722	(4)	181,722	(4)	710,915	(5)
Health & Welfare:	—	—	—		—		—		—
- Medical/COBRA	—	—	—		—		40,042		40,042
- Dental/COBRA	—	—	—		—		2,334		2,334
- Vision/COBRA	—	—	—		—		0		0
Totals	0	0	1,756,130		1,756,130		4,040,506		7,645,682

(1)	Calculated as target award multiplied by Company performance.
(2)	The value of unvested RSU awards represents the sum of (i) (A) the closing price of a share of Vistra Energy Common Stock on December 29, 2017 ($18.32), multiplied by (B) all shares of stock subject to RSUs that would vest upon the triggering event, and (ii) the value of the 2016 Special Dividend ($2.32 per share) attributable to all shares of stock subject to RSUs that would vest upon the triggering event and were granted at the time of the 2016 Special Dividend.
(3)	The value of unvested stock options represents the difference in the exercise price and the closing price of a share of Vistra Energy Common Stock on December 29, 2017 ($18.32) of all stock options that would vest upon the triggering event.
(4)	Both the time-based condition and the performance-based condition must be satisfied for the PSUs to vest. Upon a termination of Mr. Holden’s employment due to death or disability, by the Company for cause or by him for good reason, the time-based condition is deemed satisfied as to 33.33% of his outstanding PSUs. Satisfaction of the performance-based condition does not occur until the Compensation Committee has certified financial results for fiscal years 2018, 2019 and 2020; therefore, these numbers are being reported based on the closing price of a share of Vistra Energy Common Stock on December 29, 2017 ($18.32) for all PSUs for which the time-based condition has been deemed satisfied.
(5)	Upon change in control of Vistra Energy, both the time-based and performance-based conditions are deemed satisfied as to all of Mr. Holden’s outstanding PSUs on the date of the change in control of Vistra Energy; therefore, this amount is calculated as the closing price of a share of Vistra Energy Common Stock on December 29, 2017 ($18.32) multiplied by the target number of PSUs multiplied by Company performance.

Mr. Holden has entered into an employment agreement that provides for certain payments and benefits upon the expiration or termination of the agreement under the following circumstances:

1.	In the event of Mr. Holden’s voluntary resignation without good reason or termination for cause:

a.	accrued but unpaid base salary and accrued but unused vacation, in each case, earned through the date of termination; and

b.	unreimbursed business expenses incurred through the date of termination.

2.	In the event of Mr. Holden’s death or disability:

a.	accrued but unpaid base salary and accrued but unused vacation, in each case, earned through the date of termination;

b.	unreimbursed business expenses incurred through the date of termination;

c.	accrued but unpaid annual bonus earned under the EAIP for the previously completed year;

d.	a prorated annual bonus earned under the EAIP for the year of termination;

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e.	accelerated vesting of the portion of his outstanding RSUs and stock option awards that would have vested in the 12 months following termination had he remained employed; and

f.	accelerated vesting of 33.33% of his outstanding PSUs.

3.	In the event of Mr. Holden’s termination without cause or resignation for good reason:

a.	accrued but unpaid base salary and accrued but unused vacation, in each case, earned through the date of termination;

b.	unreimbursed business expenses incurred through the date of termination;

c.	a lump sum payment equal to two times the sum of his (i) annualized base salary and (ii) annual bonus target under the EAIP;

d.	accrued but unpaid annual bonus earned under the EAIP for the previously completed year;

e.	a prorated annual bonus earned under the EAIP for the year of termination;

f.	certain continuing health care benefits;

g.	subject to delivery of a release agreement, accelerated vesting of the portion of his outstanding RSUs and stock option awards that would have vested in the 12 months following termination had he remained employed; and

h.	accelerated vesting of 33.33% of his outstanding PSUs.

4.	In the event of Mr. Holden’s termination without cause or resignation for good reason within 18 months following a change in control of Vistra Energy:

a.	accrued but unpaid base salary and accrued but unused vacation, in each case, earned through the date of termination;

b.	unreimbursed business expenses incurred through the date of termination;

c.	accrued but unpaid annual bonus earned under the EAIP for the previously completed year;

d.	a lump sum payment equal to 2.99 times the sum of his (i) annualized base salary and (ii) annual bonus target under the EAIP;

e.	a lump sum payment equal to the product of (i) his annual bonus target under the EAIP and (ii) the percentage of days in the fiscal year prior to his termination;

f.	certain continuing health care benefits; and

g.	accelerated vesting of all of his outstanding equity awards upon termination.

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4. Mr. Hudson

Potential Payments to Mr. Hudson upon Termination as of December 31, 2017 (per the Executive Severance Plan and Executive Change in Control Policy in effect as of December 31, 2017)

Benefit	Voluntary ($)	For Cause ($)	Death ($)		Disability ($)		Without Cause Or For Good Reason ($)		Without Cause Or For Good Reason In Connection With Change in Control ($)
Cash Severance	—	—	—		—		875,000		875,000
EAIP (1)	—	—	488,963		488,963		—		—
Unvested RSU Awards (2)	—	—	157,797		157,797		157,797		861,125
Unvested Stock Options (3)	—	—	112,895		112,895		112,895		338,684
Unvested PSU Awards	—	—	113,072	(4)	113,072	(4)	113,072	(4)	442,348	(5)
Health & Welfare:	—	—	—		—		—		—
- Medical/COBRA	—	—	—		—		20,021		20,021
- Dental/COBRA	—	—	—		—		1,167		1,167
- Vision/COBRA	—	—	—		—		0		0
Totals	0	0	872,727		872,727		1,279,952		2,538,345

(1)	Calculated as target award multiplied by Company performance.
(2)	The value of unvested RSU awards represents the sum of (i) (A) the closing price of a share of Vistra Energy Common Stock on December 29, 2017 ($18.32), multiplied by (B) all shares of stock subject to RSUs that would vest upon the triggering event, and (ii) the value of the 2016 Special Dividend ($2.32 per share) attributable to all shares of stock subject to RSUs that would vest upon the triggering event and were granted at the time of the 2016 Special Dividend.
(3)	The value of unvested stock options represents the difference in the exercise price and the closing price of a share of Vistra Energy Common Stock on December 29, 2017 ($18.32) of all stock options that would vest upon the triggering event.
(4)	Both the time-based condition and the performance-based condition must be satisfied for the PSUs to vest. Upon a termination of Mr. Hudson’s employment due to death or disability, by the Company for cause or by him for good reason, the time-based condition is deemed satisfied as to 33.33% of his outstanding PSUs. Satisfaction of the performance-based condition does not occur until the Compensation Committee has certified financial results for fiscal years 2018, 2019 and 2020; therefore, these numbers are being reported based on the closing price of a share of Vistra Energy Common Stock on December 29, 2017 ($18.32) for all PSUs for which the time-based condition has been deemed satisfied.
(5)	Upon change in control of Vistra Energy, both the time-based and performance-based conditions are deemed satisfied as to all of Mr. Hudson’s outstanding PSUs on the date of the change in control of Vistra Energy; therefore, this amount is calculated as the closing price of a share of Vistra Energy Common Stock on December 29, 2017 ($18.32) multiplied by the target number of PSUs multiplied by Company performance.

Mr. Hudson is a participant under the Executive Severance Plan and Executive Change in Control Policy that provide for certain payments and benefits upon the termination of his employment under the following circumstances:

1.	In the event of Mr. Hudson’s voluntary resignation without good reason or termination for cause:

a.	accrued but unpaid base salary and accrued but unused vacation, in each case, earned through the date of termination; and

b.	unreimbursed business expenses incurred through the date of termination.

2.	In the event of Mr. Hudson’s death or disability:

a.	accrued but unpaid base salary and accrued but unused vacation, in each case, earned through the date of termination;

b.	unreimbursed business expenses incurred through the date of termination;

c.	accrued but unpaid annual bonus earned under the EAIP for the previously completed year;

d.	a prorated annual bonus earned under the EAIP for the year of termination;

e.	accelerated vesting of the portion of his outstanding RSUs and stock option awards that would have vested in the 12 months following termination had he remained employed; and

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f.	accelerated vesting of 33.33% of his outstanding PSUs.

3.	In the event of Mr. Hudson’s termination without cause or resignation for good reason:

a.	accrued but unpaid base salary and accrued but unused vacation, in each case, earned through the date of termination;

b.	unreimbursed business expenses incurred through the date of termination;

c.	a lump sum payment equal to the sum of his (i) annualized base salary and (ii) annual bonus target under the EAIP, prorated for the portion of the year prior to such termination;

d.	accrued but unpaid annual bonus earned under the EAIP for the previously completed year;

e.	certain continuing health care benefits;

f.	subject to delivery of a release agreement, accelerated vesting of the portion of his outstanding RSUs and stock option awards that would have vested in the 12 months following termination had she remained employed; and

g.	accelerated vesting of 33.33% of his outstanding PSUs.

4.	In the event of Mr. Hudson’s termination without cause or resignation for good reason within 24 months following a change in control of Vistra Energy:

a.	accrued but unpaid base salary and accrued but unused vacation, in each case, earned through the date of termination;

b.	unreimbursed business expenses incurred through the date of termination;

c.	accrued but unpaid annual bonus earned under the EAIP for the previously completed year;

d.	a lump sum payment equal to the sum of his (i) annualized base salary and (ii) annual bonus target under the EAIP;

e.	certain continuing health care benefits; and

f.	accelerated vesting of all of his outstanding equity awards upon termination.

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5. Mr. Muscato

Potential Payments to Mr. Muscato upon Termination as of December 31, 2017 (per the Executive Severance Plan and Executive Change in Control Policy in effect as of December 31, 2017)

Benefit	Voluntary ($)	For Cause ($)	Death ($)		Disability ($)		Without Cause Or For Good Reason ($)		Without Cause Or For Good Reason In Connection With Change in Control ($)
Cash Severance	—	—	—		—		875,000		875,000
EAIP (1)	—	—	488,963		488,963		—		—
Unvested RSU Awards (2)	—	—	157,797		157,797		157,797		861,125
Unvested Stock Options (3)	—	—	112,895		112,895		112,895		338,684
Unvested PSU Awards	—	—	113,072	(4)	113,072	(4)	113,072	(4)	442,348	(5)
Health & Welfare:	—	—	—		—		—		—
- Medical/COBRA	—	—	—		—		20,021		20,021
- Dental/COBRA	—	—	—		—		1,167		1,167
- Vision/COBRA	—	—	—		—		0		0
Totals	0	0	872,727		872,727		1,279,952		2,538,345

(1)	Calculated as target award multiplied by Company performance.
(2)	The value of unvested RSU awards represents the sum of (i) the closing price of a share of Vistra Energy Common Stock on December 29, 2017 ($18.32) of all shares of stock subject to RSUs that would vest upon the triggering event, and (ii) the value of the 2016 Special Dividend ($2.32 per share) attributable to all shares of stock subject to RSUs that would vest upon the triggering event and were granted at the time of the 2016 Special Dividend.
(3)	The value of unvested stock options represents the difference in the exercise price and the closing price of a share of Vistra Energy Common Stock on December 29, 2017 ($18.32) of all stock options that would vest upon the triggering event.
(4)	Both the time-based condition and the performance-based condition must be satisfied for the PSUs to vest. Upon a termination of Mr. Muscato’s employment due to death or disability, by the Company for cause or by him for good reason, the time-based condition is deemed satisfied as to 33.33% of his outstanding PSUs. Satisfaction of the performance-based condition does not occur until the Compensation Committee has certified financial results for fiscal years 2018, 2019 and 2020; therefore, these numbers are being reported based on the closing price of a share of Vistra Energy Common Stock on December 29, 2017 ($18.32) for all PSUs for which the time-based condition has been deemed satisfied.
(5)	Upon change in control of Vistra Energy, both the time-based and performance-based conditions are deemed satisfied as to all of Mr. Muscato’s outstanding PSUs on the date of the change in control of Vistra Energy; therefore, this amount is calculated as the closing price of a share of Vistra Energy Common Stock on December 29, 2017 ($18.32) multiplied by the target number of PSUs multiplied by Company performance.

Mr. Muscato is a participant under the Executive Severance Plan and Executive Change in Control Policy that provide for certain payments and benefits upon the termination of his employment under the following circumstances:

1.	In the event of Mr. Muscato’s voluntary resignation without good reason or termination for cause:

a.	accrued but unpaid base salary and accrued but unused vacation, in each case, earned through the date of termination; and

b.	unreimbursed business expenses incurred through the date of termination.

2.	In the event of Mr. Muscato’s death or disability:

a.	accrued but unpaid base salary and accrued but unused vacation, in each case, earned through the date of termination;

b.	unreimbursed business expenses incurred through the date of termination;

c.	accrued but unpaid annual bonus earned under the EAIP for the previously completed year;

d.	a prorated annual bonus earned under the EAIP for the year of termination;

e.	accelerated vesting of the portion of his outstanding RSUs and stock option awards that would have vested in the 12 months following termination had he remained employed; and

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f.	accelerated vesting of 33.33% of his outstanding PSUs.

3.	In the event of Mr. Muscato’s termination without cause or resignation for good reason:

a.	accrued but unpaid base salary and accrued but unused vacation, in each case, earned through the date of termination;

b.	unreimbursed business expenses incurred through the date of termination;

c.	a lump sum payment equal to the sum of his (i) annualized base salary and (ii) annual bonus target under the EAIP, prorated for the portion of the year prior to such termination;

d.	accrued but unpaid annual bonus earned under the EAIP for the previously completed year;

e.	certain continuing health care benefits;

f.	subject to delivery of a release agreement, accelerated vesting of the portion of his outstanding RSUs and stock option awards that would have vested in the 12 months following termination had she remained employed; and

g.	accelerated vesting of 33.33% of his outstanding PSUs.

4.	In the event of Mr. Muscato’s termination without cause or resignation for good reason within 24 months following a change in control of Vistra Energy:

a.	accrued but unpaid base salary and accrued but unused vacation, in each case, earned through the date of termination;

b.	unreimbursed business expenses incurred through the date of termination;

c.	accrued but unpaid annual bonus earned under the EAIP for the previously completed year;

d.	a lump sum payment equal to the sum of his (i) annualized base salary and (ii) annual bonus target under the EAIP;

e.	certain continuing health care benefits; and

f.	accelerated vesting of all of his outstanding equity awards upon termination.

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Director Compensation

The table below sets forth information regarding the aggregate compensation earned by or paid to the members of the Vistra Energy Board during the year ended December 31, 2017. Several board members joined the Vistra Energy Board during 2017 and their fees listed below were prorated from the date of their election to the Vistra Energy Board. Vistra Energy reimburses directors for reasonable expenses incurred in connection with their services as directors.

Name	Fees Earned or Paid in Cash ($)	RSU Awards ($)		Total ($)
Gavin R. Baiera(1)(2)(4)	170,000	100,000	(6)	270,000
Jennifer Box(1)(2)(3)	195,000	—		195,000
Brian K. Ferraioli(1)(2)	72,349	100,000	(7)	172,349
Scott B. Helm(1)(2)	57,079	150,000	(8)	207,079
Jeff D. Hunter(1)(2)	147,500	100,000	(9)	247,500
Michael S. Liebelson(1)(2)(5)	290,000	—		290,000
Cyrus Madon(1)(2)(3)	195,000	—		195,000
Geoffrey D. Strong(1)(2)(3)	195,000	—		195,000

(1)	Members of the Vistra Energy Board who are not officers of Vistra Energy and not Chair of the Vistra Energy Board or Chair of the Audit Committee receive an annual board retainer of $80,000 and an annual committee retainer of $15,000. The Chair of the Vistra Energy Board receives an annual board retainer of $150,000. The Chair of the Audit Committee receives an annual board retainer of $90,000 and an annual committee retainer of $25,000.
(2)	Members of the Vistra Energy Board who are not officers of Vistra Energy receive an annual equity award in the amount of $100,000. The Chair of the Vistra Energy Board receives an annual equity award in the amount of $150,000. Certain members of the Vistra Energy Board elected to be paid in cash in lieu of their equity award.
(3)	Fees were directly paid to entities affiliated with the employer of such director for firm use and not redirected to individual directors.
(4)	$113,750 of fees were directly paid to Angelo, Gordon & Co. for firm use and not redirected to Mr. Baiera. The remainder of the fees were paid directly to Mr. Baiera after his departure from Angelo, Gordon & Co.
(5)	Michael S. Liebelson resigned from the Vistra Energy Board effective February 1, 2017, and in consideration of a General Release Agreement between Vistra Energy and Mr. Liebelson, he received a lump sum payment of $266,250 that was paid in February 2017. In addition, the RSUs held by Mr. Liebelson were fully vested in connection with his resignation.
(6)	5,291 RSUs, based on a grant date fair value computed in accordance with ASC 718. All such units remained outstanding as of December 31, 2017.
(7)	6,357 RSUs, based on a grant date fair value computed in accordance with ASC 718. All such units remained outstanding as of December 31, 2017.
(8)	8,702 RSUs, based on a grant date fair value computed in accordance with ASC 718. All such units remained outstanding as of December 31, 2017.
(9)	5,265 RSUs, based on a grant date fair value computed in accordance with ASC 718. All such units remained outstanding as of December 31, 2017.

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UPDATE TO INFORMATION ABOUT THE COMBINED COMPANY FOLLOWING THE MERGER

Directors and Management Following the Merger

The board of directors of the combined company will be expanded to consist of eleven members, including: (i) eight of the directors of Vistra Energy and (ii) three of the directors of Dynegy immediately prior to the Merger (provided such directors are willing to serve on the board of the combined company). The individuals listed on the table below will serve as the combined company’s directors and executive officers:

Name	Age	Position
Curtis A. “Curt” Morgan	57	Director, President and Chief Executive Officer
Gavin R. Baiera	42	Director
Jennifer Box	36	Director
Brian K. Ferraioli	62	Director
Scott B. Helm	53	Director
Jeff D. Hunter	52	Director
Cyrus Madon	52	Director
Geoffrey D. Strong	43	Director
Hilary E. Ackermann	62	Director
Paul M. Barbas	61	Director
John R. Sult	58	Director
J. William “Bill” Holden	57	Executive Vice President and Chief Financial Officer
Scott A. Hudson	54	Senior Vice President and President of Retail
James A. “Jim” Burke	49	Executive Vice President and Chief Operating Officer
Sara Graziano	35	Senior Vice President of Corporate Development and Strategy
Carrie Lee Kirby	50	Executive Vice President and Chief Administrative Officer
Stephanie Zapata Moore	44	Executive Vice President and General Counsel
Stephen “Steve” Muscato	47	Senior Vice President and Chief Commercial Officer

Biographical Summaries of Directors

The following individuals will serve as the directors of the combined company:

Curtis A. Morgan, President, Chief Executive Officer and Director, has served as the President, Chief Executive Officer and Director of Vistra Energy since the Plan Effective Date. Prior to joining Vistra Energy, he served as an Operating Partner with Energy Capital Partners, and prior to this position Mr. Morgan served as the Chief Executive Officer and President of EquiPower Resources Corp., a power generation company, since May 2010. Prior to joining EquiPower Resources Corp., he served as an Operating Partner of Energy Capital Partners from May 2009 to May 2010. Prior to joining Energy Capital partners, he served as President and Chief Executive Officer of FirstLight Power Enterprises from November 2006 to April 2009. Mr. Morgan has also held various leadership roles at NRG Energy, Mirant Corporation, Reliant Energy and Amoco Corporation.

Scott Helm, Chairman of the Board, has served as a director since July 2017 and as chairman of the Vistra Energy Board since October 2017. He is a private investor based out of Baltimore. Previously, Mr. Helm was a founding partner of Energy Capital Partners, a private equity firm focused on investing in North American energy infrastructure. Prior to joining Energy Capital Partners, he worked as a consultant to the private equity consortium leading the acquisition at Texas Genco. Before that, he served as executive vice president and chief financial officer at Orion Power Holdings, Inc., a publicly listed company that owned and operated power plants. Mr. Helm began his career at Goldman Sachs & Co., first working in the fixed income division then moving to the investment banking division. He received a bachelor’s degree in business administration from Washington University.

Gavin R. Baiera has served as a director since the Plan Effective Date. Mr. Baiera was a managing director at Angelo, Gordon & Co. (“Angelo”) where he was the global head of the firm’s corporate credit activities and portfolio manager for its distressed funds. Mr. Baiera was also a managing director and member of the firm’s executive committee. Prior to joining Angelo in 2008, Mr. Baiera was the co-head of the strategic finance group at Morgan Stanley, which was responsible for all origination, underwriting, and distribution of restructuring transactions. Prior to that, Mr. Baiera worked at General Electric Capital Corporation concentrating on underwriting and investing in restructuring transactions. Mr. Baiera began his career at GE Capital in its financial management program. Mr. Baiera has served on numerous boards of directors including, most recently, MACH Gen, Orbitz Worldwide, and Travelport Worldwide.

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Jennifer Box has served as a director since the Plan Effective Date. Ms. Box is a managing director at Oaktree Capital Management where she is focused on investments in the shipping, power, energy, media and technology sectors. Prior to joining Oaktree in 2009, Ms. Box spent three and a half years as an investment analyst in the Distressed Debt Group at The Blackstone Group. Prior to Blackstone, she was an associate consultant at the Boston Consulting Group. Ms. Box graduated summa cum laude with a B.S. degree in economics and a minor in mathematics from Duke University, where she was elected to Phi Beta Kappa. She is a CFA charterholder.

Brian K. Ferraioli has served as a director since May 2017. He most recently served as executive vice president and chief financial officer of KBR, Inc., a global engineering, construction, and services company supporting the energy, petrochemicals, government services, and civil infrastructure sectors. Prior to KBR, Mr. Ferraioli was executive vice president and chief financial officer at The Shaw Group, Inc., an engineering, construction, and fabrication company serving the electric power generation and government services industries. Prior to that, Mr. Ferraioli worked 28 years in various finance and accounting functions with Foster Wheeler AG, a Swiss global conglomerate that provides design, engineering, construction, manufacturing, development, and plant operations. In addition to Vistra Energy, Mr. Ferraioli serves on the board of Babcock & Wilcox Enterprises and previously served on the boards of B&W’s predecessor company, Babcock & Wilcox, Inc., and Adolfson & Peterson, a private construction company. Mr. Ferraioli graduated with a bachelor’s degree in accounting from Seton Hall University and received a master of business administration from Columbia University. Mr. Ferraioli is also a National Association of Corporate Deirectors Governance Fellow.

Jeff D. Hunter has served as a director since the Plan Effective Date. Mr. Hunter is currently Managing Director of Quinbrook Infrastructure Partners and a member of the Quinbrook Investment Committee, where he is responsible for deal origination and asset management in North America. Between 2013 and 2016, he was a managing partner of Power Capital Partners, an energy focused investment firm. Prior to this, he was executive vice president and chief financial officer of U.S. Power Generating Company. Mr. Hunter has also held leadership positions at PA Consulting Group and El Paso Merchant Energy and was a consultant for MRP Generating Company, LLC. Mr. Hunter currently serves as the non-executive director on the board of directors of Texas Transmission Holdings.

Cyrus Madon has served as a director since the Plan Effective Date. Mr. Madon is a senior managing partner and head of Brookfield’s private equity group and chief executive officer of Brookfield Business Partners. Mr. Madon joined Brookfield in 1998 as chief financial officer of Brookfield’s real estate brokerage business. During his tenure, he has held a number of senior roles across the organization, including head of Brookfield’s corporate lending business. Mr. Madon began his career at PricewaterhouseCoopers where he worked in corporate finance and recovery, both in Canada and the United Kingdom. Mr. Madon is on the board of the Junior Achievement of Canada Foundation.

Geoffrey D. Strong has served as a director since the Plan Effective Date. Mr. Strong is a Senior Partner of Apollo Management, where he focuses on investments in the energy sector for the firm’s private equity funds. Prior to Apollo, Mr. Strong was an investor in the private equity group at Blackstone, where he also focused primarily on the energy sector. Before joining Blackstone, Mr. Strong was a vice president of Morgan Stanley Capital Partners, the private equity business within Morgan Stanley. In addition to Vistra Energy, Mr. Strong serves on the boards of directors of Apex Energy, Caelus Energy, Chisolm Oil and Gas, Double Eagle Energy I, Double Eagle Energy II and Double Eagle Energy III.

Hilary E. Ackermann served as a director of Dynegy since October 1, 2012 and is anticipated to be appointed to the Vistra Energy Board at the consummation of the Merger. Ms. Ackermann was Chief Risk Officer with Goldman Sachs Bank USA from October 2008 to 2011. In this role, she managed Credit, Market and Operational Risk for Goldman Sach’s commercial bank; developed the bank’s risk management infrastructure including policies and procedures and processes; maintained ongoing relationship with bank regulators including New York Fed, NY State Banking Department and the FDIC; chaired Operational risk, Credit risk and Middle Market Loan Committees; served as Vice Chair of Bank Risk Committee; was a member of Community Investment, Business Standards and New Activities Committees; was a member of GS Group level Credit Policy and Capital Committees; and chaired GS Group level Operational Risk Committee. Ms. Ackermann served as Managing Director, Credit Department of Goldman, Sachs & Co. from January 2002 until October 2008, as VP, Credit Department from 1989 to 2001, and as an Associate in the Credit Department from 1985 to 1988. Prior to joining Goldman, Sachs, Ms. Ackermann served as Assistant Department Head of Swiss Bank Corporation from 1981 until 1985. Ms. Ackermann currently serves on the private board of directors of Credit Suisse Holdings (USA), Inc. and each of Hartford Series Fund, Inc., Hartford HLS Series Fund II, Inc., The Hartford Mutual Funds, Inc. and The Hartford Mutual Funds II, Inc. and previously served on the public board of directors of Apollo Investment Corporation.

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Paul M. Barbas served as a director of Dynegy since October 1, 2012 and is anticipated to be appointed to the Vistra Energy Board at the consummation of the Merger. Mr. Barbas was President and Chief Executive Officer of DPL Inc. and its principal subsidiary, The Dayton Power and Light Company (DP&L), from October 2006 until December 2011. He also served on the board of directors of DPL Inc. and DP&L. He previously served as Executive Vice President and Chief Operating Officer of Chesapeake Utilities Corporation, a diversified utility company engaged in natural gas distribution, transmission and marketing, propane gas distribution and wholesale marketing and other related services from 2005 until October 2006, as Executive Vice President from 2004 until 2005, and as President of Chesapeake Service Company and Vice President of Chesapeake Utilities Corporation, from 2003 until 2004. From 2001 until 2003, he was Executive Vice President of Allegheny Power, responsible for the operational and strategic functions of a $2.7 billion company serving 1.6 million customers with 3,200 employees. He joined Allegheny Energy in 1999 as President of its Ventures unit. Mr. Barbas serves on the board of El Paso Electric Co. and also formerly served on the public board of Pepco Holdings, Inc.

John R. Sult served as a director of Dynegy since October 1, 2012 and is anticipated to be appointed to the Vistra Energy Board at the consummation of the Merger. Mr. Sult served as Executive Vice President and Chief Financial Officer of Marathon Oil Corporation from September 2013 to August 2016. He was Executive Vice President and Chief Financial Officer of El Paso Corporation from March 2010 until May 2012. He previously served as Senior Vice President and Chief Financial Officer from November 2009 until March 2010, and as Senior Vice President and Controller from November 2005 until November 2009. Mr. Sult served as Executive Vice President, Chief Financial Officer and director of El Paso Pipeline GP Company, L.L.C., the general partner of El Paso Pipeline Partners, L.P., from July 2010 until May 2012, as Senior Vice President and Chief Financial Officer from November 2009 until July 2010, and as Senior Vice President, Chief Financial Officer and Controller from August 2007 until November 2009. Mr. Sult also served as Chief Accounting Officer of El Paso Corporation and as Senior Vice President, Chief Financial Officer and Controller of El Paso’s Pipeline Group from November 2005 to November 2009. Prior to joining El Paso, Mr. Sult served as Vice President and Controller of Halliburton Energy Services from August 2004 until October 2005. Prior to joining Halliburton, Mr. Sult managed an independent consulting practice that provided a broad range of finance and accounting advisory services and assistance to public companies in the energy industry. Prior to private practice, Mr. Sult was an audit partner with Arthur Andersen LLP. Mr. Sult currently serves on the board of directors and chair of the audit committee of Jagged Peak Energy, Inc.

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UPDATE TO COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

The following table presents closing prices for Vistra Energy Common Stock and Dynegy Common Stock on October 27, 2017, the last trading day before the public announcement of the Merger, and March 9, 2018, the latest practicable trading date before the date of this document. The table also presents the equivalent market value per share of Dynegy Common Stock as determined by multiplying the closing prices of shares of Vistra Energy Common Stock on October 27, 2017 and March 9, 2018 by the Exchange Ratio of 0.652x provided for in the Merger Agreement.

	Vistra Energy Common Stock	Dynegy Common Stock	Equivalent Per Share of Dynegy Common Stock
October 27, 2017	$20.30	$11.22	$13.24
March 9, 2018	$20.69	$13.38	$13.49

The market prices of Vistra Energy Common Stock and Dynegy Common Stock will fluctuate between the date of this document and the completion of the Merger.

The following table sets forth the per share high and low sales prices and per share cash dividends declared for Vistra Energy Common Stock and Dynegy Common Stock for the periods presented.

	Vistra Energy Common Stock			Dynegy Common Stock
	High	Low	Cash Dividend	High	Low	Cash Dividend
2018
First quarter (through March 9, 2018)	$20.81	$17.46	$—	$13.47	$11.19	$—
2017
Fourth quarter	$20.49	$17.24	$—	$12.49	$9.09	$—
Third quarter	$18.70	$15.88	$—	$9.93	$7.38	$—
Second quarter	$16.86	$14.59	$—	$9.12	$5.93	$—
First quarter	$17.95	$15.36	$—	$10.42	$6.96	$—
2016
Fourth quarter	$16.40	$13.60	$2.32	$13.38	$7.34	$—
Third quarter				$18.09	$12.04	$—
Second quarter				$21.51	$14.16	$—
First quarter				$14.37	$7.43	$—
2015
Fourth quarter				$23.70	$10.02	$—
Third quarter				$30.07	$19.68	$—
Second quarter				$34.16	$29.25	$—

Because the Exchange Ratio will not be adjusted for changes in the market price of either Vistra Energy Common Stock or Dynegy Common Stock, the market value of the Vistra Energy Common Stock that holders of Dynegy Common Stock will have the right to receive on the date the Merger is completed may vary significantly from the market value of the Vistra Energy Common Stock that holders of Dynegy Common Stock would receive if the Merger were completed on the date of this joint proxy statement and prospectus. See “Risk Factors—Risks Related to the Merger” beginning on page 35 of the joint proxy statement and prospectus.

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UPDATE TO COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED PER SHARE FINANCIAL INFORMATION

The following table sets forth historical per share information for Vistra Energy and Dynegy, summary unaudited pro forma condensed combined consolidated per share information for Vistra Energy giving effect to the Merger and equivalent pro forma per share information of Dynegy based on the Exchange Ratio of 0.652x provided for in the Merger Agreement. The following information assumes the Merger was completed on January 1, 2017 for pro forma combined earnings per share purposes and book value per share purposes. The following information should be read in conjunction with “Unaudited Pro Forma Condensed Combined Consolidated Financial Information” included elsewhere in this document.

	Vistra Energy		Dynegy
	Historical	Pro Forma Combined	Historical	Pro Forma Equivalent(a)
Year Ended December 31, 2017:
Basic earnings (loss) per share of common stock	$(0.59)	$(1.21)	$0.37	$(0.79)
Diluted earnings (loss) per share of common stock	$(0.59)	$(1.21)	$0.36	$(0.79)
Cash dividends declared per share of common stock	$—	$—	$—	$—
Book value per share of common stock(b)	$14.80	$15.99	$13.17	$10.43

(a)	The Dynegy Pro Forma Equivalent per share amounts were calculated by multiplying the Vistra Energy Pro Forma Combined per share amounts by the Exchange Ratio of 0.652x provided for in the Merger Agreement.
(b)	Historical book value per share amounts were calculated by dividing total equity by the number of outstanding shares of Vistra Energy or Dynegy Common Stock, as applicable. Pro forma book value per share amounts were calculated by dividing pro forma combined total equity by the pro forma combined number of shares of Vistra Energy Common Stock that would have been outstanding as of December 31, 2017.

82

UPDATE TO PRINCIPAL AND MANAGEMENT STOCKHOLDERS OF VISTRA ENERGY

The following table sets forth information as of February 28, 2018 (except in the case of the Vanguard Group, Inc. which is as of December 31, 2017) regarding the beneficial ownership of Vistra Energy Common Stock by (i) each of Vistra Energy’s current directors, (2) each of Vistra Energy’s current executive officers, (3) all of Vistra Energy’s directors and executive officers as a group and (4) each person or entity known to Vistra Energy to beneficially own more than 5% of Vistra Energy’s outstanding shares of Vistra Energy Common Stock.

Beneficial ownership for the purposes of this table is determined in accordance with the rules and regulations of the SEC. Under such rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and any shares which the person has the right to dispose or acquire within 60 days of February 28, 2018. Vistra Energy Common Stock subject to options, RSUs or warrants, regardless of whether such arrangement is currently in the money, that are currently exercisable or exercisable within 60 days of February 28, 2018 are deemed to be outstanding and beneficially owned by the person holding the options, RSUs or warrants. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 428,398,802 shares of Vistra Energy Common Stock outstanding as of February 28, 2018. Except as disclosed in the footnotes to this table, Vistra Energy believes that each stockholder identified in the table possesses sole voting and investment power over all shares of Vistra Energy Common Stock shown as beneficially owned by the stockholder.

All percentages and share amounts are approximate based on current information available to Vistra Energy. The information available to Vistra Energy may be incomplete. Unless otherwise noted, the address for each person listed on the table is c/o Vistra Energy Corp., 6555 Sierra Drive, Irving, Texas 75039.

Name of Beneficial Owner	Number of Shares of Vistra Energy Common Stock Beneficially Owned	Percentage of All Shares of Vistra Energy Common Stock
5% Stockholders
Apollo Funds(1)	52,876,115	12.34%
Brookfield Asset Management Inc. Managed Entities(2)	66,370,568	15.49%
Opps VIIb TCEH Holdings, LLC(3)	49,853,895	11.64%
Seismic Holding LLC(4)	22,880,381	5.18%
The Vanguard Group, Inc.(5)	22,197,359	5.18%
Directors and Executive Officers
Gavin R. Baiera(6)	0	*
Jennifer Box(7)	0	*
Brian K. Ferraioli	5,750	*
Scott B. Helm(8)	7,200	*
Jeff D. Hunter(9)	17,169	*
Cyrus Madon(10)	66,370,568	15.49%
Curtis A. Morgan(11)	251,103	*
Geoffrey D. Strong(12)	0	*
James A. Burke(13)	136,723	*
Sara Graziano(14)	38,278	*
J. William Holden(15)	87,981	*
Scott A. Hudson(16)	31,899	*
Carrie Lee Kirby(17)	51,040	*
Stephanie Zapata Moore(18)	38,278	*
Stephen J. Muscato(19)	31,899	*
Christy Dobry(20)	5,756	*
All directors and executive officers as a group (16 persons)	67,073,644	15.66%

*	Less than 1%

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(1)	Represents shares of Vistra Energy Common Stock held of record by various entities (collectively, the Apollo Funds) for which affiliates of Apollo Principal Holdings III, L.P. (Principal Holdings III), APH Holdings, L.P. (APH Holdings) and APH Holdings (DC), L.P. (APH Holdings (DC)), respectively, serve as investment advisors, and in some cases as general partners, of certain of the Apollo Funds. Apollo Principal Holdings III GP, Ltd. (Principal Holdings III GP) is the general partner of Principal Holdings III and APH Holdings, and Apollo Principal Holdings IV GP, Ltd. (Principal Holdings IV GP) is the general partner of APH Holdings (DC). Also includes shares of Vistra Energy Common Stock held of record by certain of the Apollo Funds for which affiliates of Apollo Management Holdings, L.P. (Management Holdings) serve as investment managers or portfolio managers. The general partner of Management Holdings is Apollo Management Holdings GP, LLC (Management Holdings GP). Leon Black, Joshua Harris and Marc Rowan are the directors of Principal Holdings III GP and Principal Holdings IV GP, and the managers, as well as executive officers, of Management Holdings GP, and as such may be deemed to have voting and dispositive control over the shares of common stock held by the Apollo Funds. The address of each of APH Holdings, APH Holdings (DC) and Principal Holdings IV GP is One Manhattanville Road, Suite 201, Purchase, New York 10577. The address of each of Principal Holdings III and Principal Holdings III GP is c/o Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands. The address of each of Management Holdings and Management Holdings GP, and Messrs. Black, Harris and Rowan, is 9 West 57th Street, 43rd Floor, New York, New York 10019.
(2)	Reflects shares of common stock held by entities affiliated with and/or with accounts managed by affiliates of Brookfield Asset Management Inc. The registered holders of shares include BCP Titan Aggregator, L.P., BCP Titan Sub Aggregator, L.P., Brookfield Titan Holdings LP, 11 co-investment limited partnership vehicles of which Titan Co-Investment GP, LLC is the general partner, Longhorn Capital GS LP and Seismic Holding LLC (collectively, the investment vehicles).

The following Brookfield entities, which do not themselves hold any shares of common stock but which are controlling entities of certain of the investment vehicles, may be deemed to constitute a “group” with the investment vehicles within the meaning of Section 13(d)(3) under the Exchange Act and Rule 13d-5(b)(1) thereunder and each member of the “group” may be deemed to beneficially own all shares of common stock held by all members of the “group” set forth in the table above: Brookfield Asset Management Inc., Partners Limited, Brookfield Private Equity Inc., Brookfield US Corporation, Brookfield Private Equity Holdings LLC, Brookfield Private Equity Direct Investments Holdings LP, Titan Co-Investment GP, LLC, Brookfield Private Equity Group Holdings LP, Brookfield Capital Partners Ltd., Brookfield Holdings Canada Inc., Brookfield Private Funds Holdings Inc., Brookfield Canada Adviser and Brookfield Asset Management Private Institutional Capital Adviser (Canada), L.P. (BAMPIC).

The total number of reported shares includes the shares beneficially owned by Seismic Holding LLC. By virtue of various agreements and arrangements with Seismic Holding LLC, Brookfield Asset Management Inc. and certain of the investment vehicles share beneficial ownership of shares beneficially owned by Seismic Holding LLC. See footnote (4) to this table.

Each of the investment vehicles expressly disclaims, to the extent permitted by applicable law, beneficial ownership of any shares of common stock held by each of the other investment vehicles and the existence of a “group” involving the other investment vehicles or other Brookfield affiliates set forth in this footnote.

The numbers above include certain shares held in reserve by Vistra Energy’s transfer agent upon Emergence, pending release following the resolution of intercreditor arrangements in connection with the Plan.

The address of each Brookfield-managed entity (other than Seismic Holding LLC) is c/o BAMPIC, 250 Vesey Street, 15th Floor, New York, New York 10281.

(3)	The managing member of Opps VIIb TCEH Holdings, LLC is OCM Opportunities Fund VIIb Delaware, L.P. The general partner of OCM Opportunities Fund VIIb Delaware, L.P. is Oaktree Fund GP, LLC. The managing member of Oaktree Fund GP, LLC is Oaktree Fund GP I, L.P. The general partner of Oaktree Fund GP I, L.P. is Oaktree Capital I, L.P. The general partner of Oaktree Capital I, L.P. is OCM Holdings I, LLC. The managing member of OCM Holdings I, LLC is Oaktree Holdings, LLC.

Includes 34,719,812 common shares of the Issuer directly held by certain funds, accounts and special purpose entities managed by Oaktree Capital Management, L.P. or its affiliates. The general partner of Oaktree Capital Management, L.P. is Oaktree Holdings, Inc. The sole shareholder of Oaktree Holdings, Inc. and the managing member of Oaktree Holdings, LLC is Oaktree Capital Group, LLC. The duly elected manager of Oaktree Capital Group, LLC is Oaktree Capital Group Holdings GP, LLC (OCGH GP). OCGH GP is managed by an executive committee consisting of Howard S. Marks, Bruce A. Karsh, Jay S. Wintrob, John B. Frank, David M. Kirchheimer and Sheldon M. Stone. The address for all of the entities and individuals identified above is 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071.

84

(4)	Seismic Holding LLC holds 15,900,080 shares (including 107,025 shares held in reserve by Vistra Energy’s transfer agent upon Emergence, pending release following the resolution of intercreditor arrangements in connection with the Plan).

In addition, Seismic Holding may be deemed to have beneficial ownership of all the shares held by entities affiliated with Brookfield Asset Management Inc. set forth in footnote (2) to this table, by virtue of various agreements and arrangements that may be deemed to grant Seismic Holding LLC voting power and/or investment power with respect to the shares held by such entities, including the shares held by Longhorn Capital GS LP, of which Seismic Holding LLC is a limited partner with powers that may be deemed to constitute voting power and/or investment power with respect to the shares held by the limited partnership.

The total number of reported shares is included in the total described in footnote (2) to this table.

Each of Seismic Holding LLC and its controlling persons expressly disclaims, to the extent permitted by applicable law, the existence of a “group” (within the meaning of Section 13(d)(3) under the Exchange Act and Rule 13d-5(b)(1) thereunder) involving such Brookfield entities and beneficial ownership of any shares of common stock held by any of the Brookfield entities (including Longhorn Capital GS LP), with the exception of the 6,980,301 shares held by Longhorn Capital GS LP in which Seismic Holding LLC has an interest. Seismic Holding LLC is 100% indirectly owned by Qatar Investment Authority. The address of Seismic Holding LLC is Ooredoo Tower, 8th Floor, Diplomatic Area Street, West Bay, P.O. Box 23224, Doha, State of Qatar.

(5)	Reflects shares of Vistra Energy Common Stock held as of December 31, 2017.
(6)	The shares reported exclude 18,320,311 shares owned by funds and accounts managed by Angelo, Gordon & Co. that were previously disclosed and may have been deemed to be beneficially owned by Mr. Baiera as managing director thereof due to the fact that Mr. Baiera is no longer associated with Angelo, Gordon & Co.
(7)	Excludes 49,485,715 shares held directly by Opps VIIb TCEH Holdings, LLC, an affiliate of Oaktree Capital Management, L.P.
(8)	All of the shares reported are common shares owned directly by Mr. Helm.
(9)	All of the shares reported are common shares owned directly by Mr. Hunter and 10,000 of these shares have been pledged as security.
(10)	All of the shares reported are beneficially owned by the Brookfield Asset Management Inc. Managed Entities as disclosed in footnote (2) to this table and may be deemed to be beneficially owned by Mr. Madon as the senior managing partner of Brookfield Asset Management Inc. To the extent Mr. Madon is deemed to be the beneficial owner of any such shares beneficially owned by the Brookfield Asset Management Inc. Managed Entities, Mr. Madon expressly disclaims beneficial ownership thereof.
(11)	119,525 of the shares reported are common shares owned directly by Mr. Morgan; and 131,578 of the shares are vested stock options.
(12)	Mr. Strong is associated with Apollo Management, L.P. (Apollo Management) and its affiliate, Apollo Management Holdings, L.P. (Management Holdings). Affiliates of Apollo Management and Management Holdings directly or indirectly serve as investment managers, portfolio managers, investment advisors, and in some cases serve as general partners of, the Apollo Funds. As such, Management Holdings, Apollo Management and its affiliated investment managers or investment advisors may be deemed to beneficially own the shares of Vistra Energy Common Stock held by certain of the Apollo Funds. Mr. Strong disclaims beneficial ownership of all of the shares of Vistra Energy Common Stock that may be deemed to be beneficially owned by the Apollo Funds, Apollo Management, Management Holdings or any of their affiliated investment managers or advisors. The address of Mr. Strong is c/o Apollo Management, L.P., 9 West 57th Street, 43rd Floor, New York, New York 10019.
(13)	31,460 of the shares reported are common shares owned directly by Mr. Burke; and 105,263 of the shares are vested stock options.
(14)	6,700 of the shares reported are common shares owned directly by Ms. Graziano; and 31,578 of the shares are vested stock options.

85

(15)	17,598 of the shares reported are common shares owned directly by Mr. Holden; and 70,383 of the shares are vested stock options.
(16)	5,584 of the shares are common shares owned directly by Mr. Hudson; and 26,315 of the shares are vested stock options.
(17)	8,935 of the shares reported are common shares owned directly by Ms. Kirby; and 42,105 of the shares are vested stock options.
(18)	6,700 of the shares reported are common shares owned directly by Ms. Moore; and 31,578 of the shares are vested stock options
(19)	5,584 of the shares are common shares owned directly by Mr. Muscato; and 26,315 of the shares are vested stock options.
(20)	1,756 of the shares reported are common shares owned directly by Ms. Dobry; and 4,000 of the shares are vested stock options.

86

UPDATE TO EXPERTS

Vistra Energy

The consolidated financial statements of (a) Vistra Energy Corp. and its subsidiaries as of December 31, 2017 and 2016 and for the year ended December 31, 2017 and for the period October 3, 2016 through December 31, 2016, and (b) its Predecessor Company, for the period January 1, 2016 through October 2, 2016 and for the year ended December 31, 2015, and the related financial statement schedule, included in this joint proxy statement and prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph regarding emergence from bankruptcy and the non-comparability of Vistra Energy Corp. and its subsidiaries to its Predecessor Company). Such consolidated financial statements and financial statement schedule have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Dynegy

The consolidated financial statements of Dynegy Inc. appearing in Dynegy Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2017, and the effectiveness of Dynegy Inc.’s internal control over financial reporting as of December 31, 2017 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

87

UPDATE TO WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

Vistra Energy and Dynegy file information with the SEC. You may read and copy any reports, statements or other information filed at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Vistra Energy’s and Dynegy’s SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. Vistra Energy and Dynegy will each provide free copies of their respective reports, proxy statements and other information, including the joint proxy statement and prospectus, filed with the SEC by Vistra Energy and Dynegy at the SEC’s website at www.sec.gov. Copies of documents filed by Vistra Energy with the SEC will be available free of charge on Vistra Energy’s website at www.vistraenergy.com or by contacting Vistra Energy Investor Relations at (214) 812-0046 or at investor@vistraenergy.com. Copies of the documents filed by Dynegy with the SEC will be available free of charge on Dynegy’s website at www.dynegy.com or by contacting Dynegy Investor Relations at ir@dynegy.com or at (713) 507-6466. The information provided on Vistra Energy’s and Dynegy’s websites is not part of the joint proxy statement and prospectus, and is not incorporated by reference into the joint proxy statement and prospectus.

Vistra Energy has filed with the SEC a registration statement on Form S-4 of which the joint proxy statement and prospectus forms a part. The registration statement registers the Vistra Energy Common Stock to be issuable, or subject to options or other equity-based awards that are assumed by Vistra Energy, upon the completion of the Merger. The registration statement, including the exhibits and schedules thereto, contains additional information about Vistra Energy Common Stock. The rules and regulations of the SEC allow Dynegy to omit certain information included in the registration statement from the joint proxy statement and prospectus.

The SEC allows Dynegy to “incorporate by reference” into the joint proxy statement and prospectus the information Dynegy files with the SEC, which means Dynegy can disclose important information to you by referring you to those documents. Information incorporated by reference is deemed to be part of the joint proxy statement and prospectus. Later information filed with the SEC will update and supersede this information.

The joint proxy statement and prospectus incorporates by reference the Dynegy documents listed below (other than any portions of the documents not deemed to be filed), all of which have been previously filed by Dynegy with the SEC:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (other than Part II, Item 6. Selected Financial Data, Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and Part II, Item 8. Financial Statements and Supplementary Data);

•	the information responsive to Part III of Form 10-K for the fiscal year ended December 31, 2017 provided in Dynegy’s Definitive Proxy Statement on Schedule 14A, filed on March 30, 2017; and

•	Current Reports on Form 8-K filed on January 17, 2017, January 30, 2017, February 7, 2017, February 8, 2017, February 9, 2017, February 28, 2017, March 3, 2017, April 24, 2017, May 19, 2017, July 12, 2017, July 13, 2017, August 21, 2017, September 6, 2017, October 30, 2017, November 17, 2017, December 7, 2017, December 19, 2017, December 20, 2017 and December 21, 2017, Exhibit 99.2 of Dynegy’s Current Report on Form 8-K filed on May 18, 2015, Exhibit 99.2 of Dynegy’s Current Report on Form 8-K filed on April 9, 2015, Exhibit 99.1 of Dynegy’s Current Report on Form 8-K filed on October 6, 2014, Exhibit 99.1 of Dynegy’s Current Report on Form 8-K filed on June 15, 2016, Exhibits 99.1 and 99.2 of Dynegy’s Current Report on Form 8-K filed on June 28, 2017 and Exhibit 99.1 of Dynegy’s Current Report on Form 8-K filed on August 7, 2017.

88

UPDATE TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined consolidated financial information is presented to illustrate the estimated effects of the pending business combination of Vistra Energy and Dynegy based on the historical financial position and results of operations of Vistra Energy and Dynegy. In the Merger, each issued and outstanding share of Dynegy common stock, other than shares held by Vistra Energy or any of its subsidiaries, held in treasury by Dynegy or held by a subsidiary of Dynegy will automatically be converted into the right to receive 0.652 shares of Vistra Energy common stock.

The following unaudited pro forma condensed combined consolidated balance sheet as of December 31, 2017 and the unaudited pro forma condensed combined consolidated statement of income (loss) for the year ended December 31, 2017 (collectively the “Unaudited Pro Forma Condensed Combined Consolidated Financial Statements”) are based on the historical financial statements of Vistra Energy (included in the Vistra 2017 Form 10-K, which is incorporated herein by reference) for the year ended December 31, 2017 and the pro forma financial statements of Dynegy for the year ended December 31, 2017, after giving effect to the Merger and the assumptions and adjustments described in the accompanying notes to these Unaudited Pro Forma Condensed Combined Consolidated Financial Statements.

The Unaudited Pro Forma Condensed Combined Consolidated Statement of Income (Loss) (the pro forma statement of income (loss)) for the year ended December 31, 2017 gives effect to the Merger as if it were completed on January 1, 2017. As such, the impact from Merger-related expenses is not included in the accompanying pro forma statement of income (loss). The Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet (the pro forma balance sheet) gives effect to the Merger as if it were completed on December 31, 2017.Therefore, the impact of estimated future Merger-related expenses is reflected in the pro forma balance sheet as an increase to other current liabilities and a decrease to retained earnings.

The pro forma financial statements do not reflect any cost savings (or associated costs to achieve such savings) or margin enhancements from operating efficiencies, synergies or other restructuring that could result from the Merger. Further, the pro forma financial statements do not reflect the effect of any regulatory actions that may impact the pro forma financial statements when the Merger is completed. Transactions between Vistra Energy and Dynegy during the periods presented in the pro forma financial statements have been eliminated as if Vistra Energy and Dynegy were consolidated affiliates during the periods presented.

The Merger will be accounted for under the acquisition method of accounting for business combinations pursuant to the provisions of Accounting Standards Codification (ASC) 805, Business Combinations. Because current shareholders of Vistra Energy will own 79% of the shares of Vistra Energy common stock on a fully diluted basis immediately following the closing of the Merger and the directors and management of Vistra Energy will retain a majority of the board, Vistra Energy is considered to be the acquiring company for accounting purposes. The purchase price will ultimately be determined on the acquisition date based upon the fair value of the shares of Vistra Energy common stock issued in the Merger. The purchase price for the purposes of these pro forma financial statements is based on the closing price of Vistra Energy common stock on March 5, 2018 of $19.91 and the exchange of Dynegy’s outstanding shares of common stock for the right to receive 0.652 of a share of Vistra Energy common stock.

Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in connection with the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements. Since the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements have been prepared based on preliminary estimates, the final amounts recorded at the date of the Merger may differ materially from the information presented. These estimates are subject to change pending further review of the assets acquired and liabilities assumed and the final purchase price. Additionally, further changes to values of assets and liabilities will likely occur between the date of these pro forma financial statements and the date on which the Merger is consummated due to changes in valuation inputs including forecasted market prices of electricity, natural gas, coal, capacity revenues, interest rates, changes to expected operating plans for certain assets, changes to regulatory requirements and other factors.

The Unaudited Pro Forma Condensed Combined Consolidated Financial Statements have been presented for illustrative purposes only and are not necessarily indicative of results of operations and financial position that would have been achieved had the pro forma events taken place on the dates indicated, or the future consolidated results of operations or financial position of the combined company.

The Unaudited Pro Forma Condensed Combined Consolidated Financial Statements should be read in conjunction with:

•	the accompanying notes to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements;

•	the historical audited consolidated financial statements and related notes of Vistra Energy as of and for the year ended December 31, 2017, which are included in the Vistra 2017 Form 10-K, which is incorporated by reference herein;

•	the historical audited consolidated financial statements and related notes of Dynegy as of and for the year ended December 31, 2017, which are included herein beginning on page F-1 below;

•	the Merger Form S-4; and

•	other information contained in or incorporated by reference into this document.

89

VISTRA ENERGY

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF INCOME (LOSS)

For the Year Ended December 31, 2017

	Historical Vistra Energy	Historical Dynegy,As Adjusted(A)	Pro Forma Adjustments		Pro Forma Combined
	(in millions, except per share amounts)
Operating revenues	$5,430	$4,842	$241	(B)(C)(D)(E)	$10,513
Fuel, purchased power and delivery fees	(2,935)	(2,932)	(213)	(C)(E)	(6,080)
Operating costs	(973)	(995)	(12)	(D)(F)	(1,980)
Depreciation and amortization	(699)	(811)	(11)	(G)	(1,521)
Impairments	(25)	(148)	—	(H)	(173)
Gain (loss) on sale of assets, net	—	(122)	—	(H)	(122)
Selling, general and administrative expenses	(600)	(246)	26	(I)	(820)

Operating income (loss)	198	(412)	31		(183)
Other income and deductions, net	32	75	—	(H)	107
Reorganization items	—	494	—	(H)	494
Interest expense and related charges	(193)	(695)	80	(J)	(808)
Impacts of Tax Receivable Agreement	213	—	29	(K)	242

Income (loss) before income taxes	250	(538)	140		(148)
Income tax (expense) benefit	(504)	610	(593)	(L)	(487)

Net income (loss)	(254)	72	(453)		(635)
Less: Net loss attributable to noncontrolling interest	—	(4)	—		(4)

Net income (loss) attributable to Vistra Energy	(254)	76	(453)		(631)
Less: Dividends on preferred stock	—	18	—		18

Net income (loss) attributable to common stockholders	$(254)	$58	$(453)		$(649)

Weighted average shares of common stock outstanding:
Basic	428	155	(46)	(M)	537
Diluted	428	162	(53)	(M)	537
Net income (loss) per weighted average share of common stock outstanding:
Basic	$(0.59)	$0.37			$(1.21)
Diluted	$(0.59)	$0.36			$(1.21)

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VISTRA ENERGY AND DYNEGY

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET

As of December 31, 2017

	Historical Vistra Energy	Historical Dynegy, As Adjusted (N)	Pro Forma Adjustments		Pro Forma Combined
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$1,487	$365	$—		$1,852
Restricted cash	59	—	—		59
Trade accounts receivable — net	582	513	—		1,095
Inventories	253	431	(54)	(O)	630
Commodity and other derivative contractual assets	190	32	121	(P)	343
Prepaid expense and other current assets	102	144	47	(P)	293

Total current assets	2,673	1,485	114		4,272
Restricted cash	500	—	—		500
Investments	1,240	123	—		1,363
Property, plant and equipment — net	4,820	8,884	353	(Q)(R)	14,057
Goodwill	1,907	772	18	(S)	2,697
Identifiable intangible assets — net	2,530	78	107	(Q)(T)	2,715
Commodity and other derivative contractual assets	58	26	11	(P)	95
Accumulated deferred income taxes	710	(7)	495	(U)	1,198
Other noncurrent assets	162	403	—		565

Total assets	$14,600	$11,764	$1,098		$27,462

LIABILITIES AND EQUITY
Current liabilities:
Long-term debt due currently	$44	$105	$(4)	(V)	$145
Trade accounts payable	473	367	—		840
Commodity and other derivative contractual liabilities	224	229	124	(P)	577
Accrued taxes	194	64	—		258
Accrued interest	16	115	—		131
Asset retirement obligations	99	46	9	(W)	154
Other current liabilities	301	109	55	(X)	465

Total current liabilities	1,351	1,035	184		2,570
Long-term debt, less amounts due currently	4,379	8,328	500	(V)	13,207
Commodity and other derivative contractual liabilities	102	31	6	(P)	139
Tax Receivable Agreement obligation	333	—	(29)	(Y)	304
Asset retirement obligations	1,837	283	30	(W)	2,150

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VISTRA ENERGY AND DYNEGY

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET

As of December 31, 2017

	Historical Vistra Energy	Historical Dynegy, As Adjusted (N)	Pro Forma Adjustments		Pro Forma Combined
	(in millions)
Other noncurrent liabilities and deferred credits	256	194	65	(T)	515

Total liabilities	8,258	9,871	756		18,885

Equity:
Common stock	4	1	—	(Z)	5
Additional paid-in-capital	7,765	3,719	(1,433)	(Z)	10,051
Retained deficit	(1,410)	(1,851)	1,807	(Z)	(1,454)
Accumulated other comprehensive income (loss)	(17)	32	(32)	(Z)	(17)

	6,342	1,901	342		8,585
Noncontrolling interest	—	(8)	—		(8)

Total equity	6,342	1,893	342		8,577

Total liabilities and equity	$14,600	$11,764	$1,098		$27,462

Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements of Vistra Energy

A.	Financial information presented in the “Historical Dynegy, As Adjusted” column in the “Unaudited Pro Forma Condensed Combined Consolidated Statements of Income (Loss)” represents the historical consolidated statements of operations of Dynegy for the year ended December 31, 2017. Such financial information has been reclassified to conform to the historical presentation in Vistra Energy’s consolidated statement of income (loss) as set forth below. Unless otherwise indicated, defined line items included in the footnotes have the meanings given to them in the historical financial statements of Dynegy.

Year Ended December 31, 2017
	Before Reclassification	Reclassification Amount		After Reclassification
	(in millions)
Reclassification and classification of the unaudited pro forma condensed combined consolidated statements of income:
Acquisition and integration costs	(57)	57	(a)	—
Selling, general and administrative expenses	(189)	(57)	(a)	(246)
Earnings from unconsolidated investment	8	(8)	(b)	—
Other income and deductions, net	67	8	(b)	75
Loss on early extinguishment of debt	(79)	79	(c)	—
Interest expense	(616)	(79)	(c)	(695)

(a)	Represents reclassification of $(57) million from acquisition and integration costs to selling, general and administrative expenses.

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(b)	Represents reclassification of $8 million from earnings from unconsolidated investments to other income and deductions, net.

(c)	Represents reclassification of $(79) million from loss on early extinguishment of debt to interest expense.

B.	During the year ended December 31, 2017, $4 million of transactions between the entities were recorded as operating revenue by Dynegy and as a contra-revenue in operating revenue by Vistra Energy. As the amount is recorded within operating revenue for both entities, the transaction eliminates upon combination and no further adjustment is required.

C.	Reflects adjustments for differences in accounting policy to:

a.	Reclassify gains and losses from commodity derivative instruments, which increases revenue and expense by $99 million for the year ended December 31, 2017;

b.	Reclassify transmission and distribution delivery fees to conform with Vistra Energy’s historical presentation, which increases revenue and expense by $89 million for the year ended December 31, 2017;

c.	Reclassify capacity costs to conform to Vistra Energy’s historical presentation, which increases revenue and expense by $31 million for the year ended December 31, 2017;

d.	Adjustment related to commodity derivative transactions to conform to Vistra Energy’s accounting policies, which increases revenue and expense by $9 million and $2 million, respectively, for the year ended December 31, 2017.

In	the historical and pro forma Dynegy consolidated statements of income these amounts were presented net in operating revenues, whereas Vistra Energy presents similar amounts as fuel, purchased power costs and delivery fees.

D.	Reflects an adjustment for differences in accounting policy to reclassify commission or broker fees for retail customer acquisitions. In the historical Dynegy consolidated statement of income these amounts were presented net in operating revenues, whereas Vistra Energy presents similar amounts as operating costs. The adjustment increases operating revenue and operating costs by $23 million for the year ended December 31, 2017.

E.	Reflects an adjustment to decrease revenue and expense by $10 million and $8 million, respectively, for the year ended December 31, 2017 related to the amortization of acquired intangible contract assets and liabilities.

F.	Reflects an adjustment to conform accounting policies of Dynegy to Vistra Energy related to recognition method for major maintenance expenses for power generation assets. Adjustment requires a decrease to operating costs of $11 million for the year ended December 31, 2017.

G.	Reflects an adjustment to increase depreciation expense by $11 million for the year ended December 31, 2017 due to the fair value measurement of long-lived assets performed in connection with the Merger. The remaining depreciable lives of the acquired long-lived assets range from 1 to 30 years.

H.	In accordance with the requirements for reporting on combined pro forma financial information, Vistra Energy did not remove certain material, nonrecurring items from Dynegy’s as adjusted pro forma consolidated statements of income. These items include:

a.	Impairment charges of $148 million on certain power generation assets and equity method investments for the year ended December 31, 2017;

b.	Gain of $494 million for the year ended December 31, 2017 of reorganization items related to the Genco Chapter 11 bankruptcy and emergence;

c.	Loss on the sale of assets of $122 million for the year ended December 31, 2017 primarily due to the sale of the Lee, Dighton, and Milford, MA facilities;

d.	Loss on the extinguishment of debt of $79 million for the year ended December 31, 2017. This amount was reclassified to interest expense to conform to Vistra Energy’s financial statement presentation.

I.	Reflects an adjustment to remove $17 million of costs incurred by Dynegy and $9 million of costs incurred by Vistra Energy related to the Merger for the year ended December 31, 2017.

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J.	Historical interest expense for Dynegy was reduced $80 million for the year ended December 31, 2017 due to the removal of historical interest expense and recalculation of interest expense after the acquired debt was recorded at fair value as a result of allocating the purchase price of the acquisition. For purposes of estimating the pro forma interest expense related to the (1) Tranche C-1 Term Loan and the (2) Revolving Facility, Vistra Energy used interest rates of 4.29% and 3.57%, respectively, per annum for its variable interest rates. The Tranche C-1 Term Loan interest rate is based on LIBOR plus a 275 basis point fixed margin. The Revolving Facilities’ rate is based on LIBOR plus a 250 basis point leveraged margin.

K.	Reflects adjustments to the accretion expense related to the Tax Receivable Agreement obligation by including Dynegy’s tax attributes and forecasted taxable income of the combined entity, which results in changes to the forecasted payments under the Tax Receivable Agreement obligation. The adjusted accretion expense was based off of the change in estimate as of December 31, 2017 (see Note Y below). The adjustment resulted in an increase of $29 million to impacts of Tax Receivable Agreement for the year ended December 31, 2017.

L.	Reflects the tax impact of the pro forma adjustments. Previously, Dynegy had not recognized a benefit for current period losses in its historical financial statements due to its recognition of a valuation allowance against its deferred tax assets. As more fully described in Note U below, on a pro forma combined basis the valuation allowance has been significantly reduced and now only relates to a portion of the historical NOL carryforward. Therefore, income tax expense is reflected on the pro forma pre-tax loss for the year ended December 31, 2017. Pro forma adjustments to tax expense result in an effective tax rate that is lower than the U.S. federal statutory tax rate of 35% due primarily to the reduction of deferred tax assets related to the tax rate reduction in the TCJA, offset by nondeductible Tax Receivable Agreement accretion and state income tax expense, reflective of the change in the timing and amount of the Tax Receivable Agreement payments due under the Tax Receivables Agreement after contemplating the effects of the Merger.

M.	Reflects an adjustment for the replacement of the common stock, restricted stock units (“RSUs”), performance-based restricted stock units (“PSUs”), stock options, Warrants and Tangible Equity Units of Dynegy with shares of common stock, RSUs, PSUs, stock options, Warrants and Tangible Equity Units of Vistra Energy to complete the Merger, at the Exchange Ratio of 0.652 shares of Vistra Energy per share of Dynegy.

	Historical Dynegy	Vistra Shares Issued
	(in millions)
Basic shares:
Common shares outstanding	144.4	94.1
Tangible Equity Units	23.1	15.1

Total basic shares outstanding	167.5	109.2

Dilutive shares:
Stock Options	—	—
Restricted Stock Units	1.0	0.7
Performance Share Units	0.9	0.6
Tangible Equity Units	5.4	3.5

Total dilutive shares	7.3	4.8

Total diluted shares outstanding	174.8	114.0

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N.	Financial information presented in the “Historical Dynegy, As Adjusted” column in the unaudited pro forma condensed combined consolidated balance sheet represents the historical consolidated balance sheet of Dynegy as of December 31, 2017. Such financial information has been reclassified or classified to conform to the historical presentation in Vistra Energy’s consolidated financial statements as set forth below. Unless otherwise indicated, defined line items included in the footnotes have the meanings given to them in the historical financial statements of Dynegy.

As of December 31, 2017
	Before Reclassification	Reclassification Amount		After Reclassification
	(in millions)
Reclassification and classification of the unaudited pro forma condensed combined consolidated balance sheet:
Inventories	$445	$(14)	(a)	$431
Intangible assets — current	25	(25)	(a)	—
Identifiable intangible assets — net	39	39	(a)	78
Accrued liabilities and other current liabilities	109	(109)	(b)	—
Other current liabilities	—	109	(b)	109
Intangible liabilities — current	14	(14)	(c)	—
Intangible liabilities — noncurrent	34	(34)	(c)	—
Other noncurrent liabilities and deferred credits	146	48	(c)	194
Deferred income taxes	7	(7)	(d)	—
Accumulated deferred income taxes	—	(7)	(d)	(7)

(a)	Represents reclassification of $14 million and $25 million from inventories and intangible assets — current, respectively, to identifiable intangible assets — net.
(b)	Represents reclassification of $109 million from accrued liabilities and other current liabilities to other current liabilities.
(c)	Represents reclassification of $14 million and $34 million from intangible liabilities — current and intangible liabilities— noncurrent, respectively, to other noncurrent liabilities and deferred credits.

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(d)	Represents reclassification of $7 million from deferred income tax liability to net accumulated deferred income tax assets.

O.	Reflects an adjustment of $54 million to measure inventory at fair value as part of the allocation of the purchase price.

P.	Reflects increases to Dynegy’s consolidated balance sheet presentation of derivative assets and liabilities, current and noncurrent and prepaid expense, respectively, as a result of conforming the consolidated balance sheet presentation for derivative assets and liabilities. The adjustment converts these derivative assets and liabilities from a net presentation currently elected by Dynegy, to a gross basis elected by Vistra Energy, as well as adjusts for differences in accounting policy related to derivatives, for a net balance sheet impact of $49 million for the year ended December 31, 2017.

	Historical Net	Adjustments	Total
	(in millions)
Assets:
Commodity and other derivative contractual assets — current	$32	$121	$153
Other current assets (a)	144	47	191
Commodity and other derivative contractual assets — noncurrent	26	11	37

Total assets	202	179	381
Liabilities:
Commodity and other derivative contractual liabilities — current	229	124	353
Commodity and other derivative contractual liabilities — noncurrent	31	6	37

Total liabilities	$260	$130	$390

Total net assets	$(58)	$49	$(9)

(a)	Of the other current assets, $45 million represents margin deposits related to commodity contracts.

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Q.	Reflects an adjustment to align accounting policies between Dynegy and Vistra Energy which results in the reclassification of $17 million of software and other intangibles from Property Plant and Equipment, net to Identifiable Intangible Assets, net for the year ended December 31, 2017.

R.	Reflects an increase of $370 million to record Dynegy’s property, plant and equipment, at their respective estimated fair values. The fair value of Dynegy’s property, plant and equipment related to its power generation assets was estimated using a discounted cash flow method which was based on a number of factors including forecasted power prices, fuel prices, capacity revenues, operating parameters, operating and maintenance costs and other variables. The cash flows for each respective generation asset were discounted using rates between 7% and 9%, depending on the related technology and market that each respective asset operates in. Under this method, fair value of Dynegy’s property, plant and equipment is estimated to be approximately $9.2 billion. The estimate is preliminary, subject to change and could vary materially from the actual adjustment.

S.	Estimated equity consideration

Upon the closing of the Merger, each issued and outstanding share of Dynegy common stock, par value $0.01 per share, other than shares held in treasury by Dynegy or held by a subsidiary of Dynegy, will automatically be converted into the right to receive 0.652 shares of common stock, par value $0.01 per share, of Vistra Energy (the “Exchange Ratio”), except that cash will be paid in lieu of fractional shares, which Vistra Energy expects will result in Vistra Energy’s stockholders and Dynegy’s stockholders owning approximately 79% and 21%, respectively, of the combined company. Dynegy Warrants, stock options, equity-based awards and Tangible Equity Units outstanding immediately prior to the Effective Time will generally automatically convert upon completion of the Merger into stock options, equity-based awards (RSUs, PSUs) and Tangible Equity Units, respectively, with respect to Vistra Energy’s common stock, after giving effect to the Exchange Ratio. The estimated preliminary equity consideration, which represents a portion of the consideration deemed transferred to the Dynegy stockholders in the Merger, is calculated based on the number of shares of the combined company that Dynegy stockholders will own as of the closing of the Merger.

The fair value of the purchase consideration expected to be transferred on the closing date includes the value of the estimated equity consideration (including the value attributable to the consideration transferred of replacement RSUs, PSUs, stock options, Warrants and Tangible Equity Units). The fair value per share of Vistra Energy common stock was assumed for pro forma purposes to be $19.91 per share, which was the closing price of Vistra Energy’s common stock on March 5, 2018, and may change significantly between these pro forma financial statements and the closing of the Merger. The accompanying unaudited pro forma condensed combined consolidated financial statements reflect an estimated preliminary purchase price of approximately $2.3 billion.

Calculation of Preliminary Purchase Price
Dynegy shares outstanding as of March 5, 2018 (in millions)	173
Exchange Ratio	0.652

Vistra Energy shares to be issued for Dynegy shares outstanding (in millions)	113
Closing price of Vistra Energy common stock on March 5, 2018	$19.91

Purchase price for common stock (in millions)	$2,246
Fair value of outstanding stock compensation awards attributable to pre-combination service (in millions)	$39
Fair value of outstanding Warrants (in millions)	$2

Total estimated purchase price (in millions)	$2,287

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Preliminary Purchase Price Allocation

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of Dynegy, the accounting acquiree, are recorded at fair value on the Merger date and added to those of Vistra Energy, the accounting acquirer. The pro forma adjustments included herein are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the Merger between Vistra Energy and Dynegy. The final purchase price allocation is dependent upon certain valuation and other studies that have not yet been completed. The final determination of the purchase price allocation, upon the consummation of the Merger, will be based on the net assets acquired as of that date and will depend on a number of factors, which cannot be predicted with any certainty at this time. The purchase price allocation may change materially based on the receipt of more detailed information. Accordingly, the pro forma purchase price allocation is preliminary and is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurance that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below.

The following table provides a summary of the preliminary allocation of the estimated purchase price to the identifiable tangible and intangible assets acquired and liabilities assumed of Dynegy, based on Dynegy’s consolidated balance sheet as of December 31, 2017, with all excess value over consideration paid recorded as goodwill.

Preliminary Purchase Price Allocation
(in millions)
Current assets (excluding risk management)	$1,446
Property, plant and equipment	9,237
Goodwill	790
Deferred tax asset	488
Investments	123
Intangible assets	185
Other long-term assets, excluding goodwill	403
Commodity and other derivatives, net	(200)
Current liabilities (excluding long-term debt due currently and risk management)	(710)
Intangible liabilities	(113)
Long-term debt, including amounts due currently	(8,929)
Other long-term liabilities	(441)
Noncontrolling interests	8

Total estimated purchase price	2,287

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T.	Reflects adjustments to recognize or adjust intangible assets and liabilities as detailed below:

As of December 31, 2017
	Net Carrying Amount	Pro Forma Adjustment	Adjusted Balance
	(in millions)
Intangible assets:
Electricity contracts	$47	$32	$79
Trade names	—	35	35
Fuel and transportation contracts	17	23	40
Emissions allowance	14	—	14
Computer software and other intangibles	17	—	17

Total intangible assets	$95	$90	$185

Intangible liabilities:
Electricity contracts	$(4)	$—	$(4)
Fuel and transportation contracts	(44)	(65)	(109)

Total intangible liabilities	$(48)	$(65)	$(113)

U.	Reflects an adjustment for the combined deferred tax assets resulting from the Merger. The estimated increase in deferred tax asset of $495 million stems primarily from the addition of Dynegy’s net operating loss carryforward (which is approximately $2.3 billion (federal)) and the related fair value adjustments resulting from the purchase price allocation. The deferred tax asset is preliminary and subject to change based on the final determination of the fair value of assets acquired and liabilities assumed. The Historical Dynegy balance sheet does not reflect this net operating loss carryforward deferred tax asset as a valuation allowance was required; however, based on the expected future taxable income of the combined entity, a valuation allowance is not expected to be required on the federal NOL. Note that a valuation allowance (approximately $57 million) remains on a portion of the state NOL carryforward. The tax rate of 21% was utilized in determining the value of the combined deferred tax asset to give effect to the impact of the TCJA.

V.	Reflects an adjustment to record Dynegy’s long-term debt at its respective fair value (including current maturities of long-term debt), which is approximated to be $8.9 billion. Estimated fair value was calculated using market quotes available at February 26, 2018 for the Tranche C-1 Term Loan, due 2014, all outstanding Senior Notes and the 7% Amortizing Notes. Remaining debt, including the Revolving Facility, Forward Capacity Agreements, Equipment Financing Agreements and Inventory Financing Agreements, were valued at December 31, 2017 utilizing the carrying value as an approximation of fair value.

The carrying amount of Dynegy’s long-term debt (including current maturities of long-term debt) was $8.4 billion as of December 31, 2017, and the resulting fair value measurement increased long-term debt excluding amounts currently due by $500 million and decreased long-term debt currently due by $4 million.

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Adjustments to debt were determined as follows:

Facility	Historical Carrying Value as of December 31, 2017	Pro Forma Adjustment	Fair Value as of February 26, 2018
	(in millions)
Senior Notes	$6,078	$418	$6,496
Tranche C-1 Term Loan, due 2024	1,944	87	2,031
7.00% Amortizing Notes, due 2019	51	(9)	42
Forward Capacity Agreements	215	—	215
Inventory Financing Agreements	48	—	48
Equipment Financing Agreements	97	—	97

Total	$8,433	$496	$8,929

W.	Reflects $9 million and $30 million increase in Dynegy’s short-term and long-term asset retirement obligations, respectively, as a result of the fair value adjustment for those obligations, primarily due to estimating the fair value of Dynegy’s asset retirement obligations using the relevant discount rates as of the pro forma balance sheet date.

X.	Reflects the addition of $55 million of advisor fees to be paid upon the closing of the Merger for advisors of Dynegy and Vistra Energy. There are no other factually supportable transaction costs related to the Merger that can be reflected in the pro forma financial statements at this time.

Y.	Reflects the decrease of $29 million related to the non-current portion of the Tax Receivable Agreement, resulting from the impacts of the Merger on the forecasted payments under the Tax Receivable Agreement obligation. The adjustments to the Tax Receivable Agreement obligation are caused by the addition of Dynegy’s tax attributes and the forecasted taxable income of the combined entity, which results in changes to the forecasted payments under the tax receivable agreement obligation. The adjusted forecasted payments were used to determine the obligation based on Vistra Energy’s accounting policy related to changes in estimates for the obligation. The estimated obligation is based on certain assumptions which are subject to significant uncertainty, are not yet final and are subject to change.

Z.	Reflects preliminary adjustments to remove Historical Dynegy retained deficit of $1.9 billion and accumulated other comprehensive income of $32 million.

Additional paid-in-capital was reduced by $1.4 billion, which represents the issuance of shares of Vistra Energy common stock to Dynegy shareholders with an estimated value of $2.3 billion, less the elimination of Dynegy historical equity of $3.7 billion.

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UPDATE TO INDEX TO VISTRA ENERGY’S FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE

Audited Annual Financial Statements

VISTRA ENERGY CORP.

2017 ANNUAL FINANCIAL STATEMENTS

GLOSSARY

When the following terms and abbreviations appear in the text of this report, they have the meanings indicated below.

CCGT	combined cycle gas turbine

CFTC	U.S. Commodity Futures Trading Commission

Chapter 11 Cases	Cases in the U.S. Bankruptcy Court for the District of Delaware (Bankruptcy Court) concerning voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code (Bankruptcy Code) filed on April 29, 2014 by the Debtors. On the Effective Date, the TCEH Debtors (together with the Contributed EFH Debtors) emerged from the Chapter 11 Cases.

CME	Chicago Mercantile Exchange

CO2	carbon dioxide

Contributed EFH Debtors	certain EFH Debtors that became subsidiaries of Vistra Energy on the Effective Date

CSAPR	Cross-State Air Pollution Rule issued by the EPA in July 2011

DIP Facility	TCEH’s $3.375 billion debtor-in-possession financing facility, which was repaid in August 2016 (see Note 12 to the Financial Statements)

DIP Roll Facilities	TCEH’s $4.250 billion debtor-in-possession and exit financing facilities, which was converted to the Vistra Operations Credit Facilities on the Effective Date (see Note 12 to the Financial Statements)

Debtors	EFH Corp. and the majority of its direct and indirect subsidiaries, including EFIH, EFCH and TCEH but excluding the Oncor Ring-Fenced Entities. Prior to the Effective Date, also included the TCEH Debtors and the Contributed EFH Debtors.

Dynegy	Dynegy Inc., and/or its subsidiaries, depending on context

EBITDA	earnings (net income) before interest expense, income taxes, depreciation and amortization

EFCH	Energy Future Competitive Holdings Company LLC, a direct, wholly owned subsidiary of EFH Corp. and, prior to the Effective Date, the indirect parent of the TCEH Debtors, depending on context

Effective Date	October 3, 2016, the date the TCEH Debtors and the Contributed EFH Debtors completed their reorganization under the Bankruptcy Code and emerged from the Chapter 11 Cases

EFH Corp.	Energy Future Holdings Corp. and/or its subsidiaries, depending on context, whose major subsidiaries include Oncor and, prior to the Effective Date, included the TCEH Debtors and the Contributed EFH Debtors

EFH Debtors	EFH Corp. and its subsidiaries that are Debtors in the Chapter 11 Cases, including EFIH and EFIH Finance Inc., but excluding the TCEH Debtors and the Contributed EFH Debtors

EFIH	Energy Future Intermediate Holding Company LLC, a direct, wholly owned subsidiary of EFH Corp. and the direct parent of Oncor Holdings

Emergence	emergence of the TCEH Debtors and the Contributed EFH Debtors from the Chapter 11 Cases as subsidiaries of a newly formed company, Vistra Energy, on the Effective Date

EPA	U.S. Environmental Protection Agency

Exchange Act	Exchange Act of 1934, as amended

ERCOT	Electric Reliability Council of Texas, Inc., the independent system operator and the regional coordinator of various electricity systems within Texas

Federal and State Income Tax Allocation Agreements	An agreement, executed in May 2012 but effective as of January 2010 to which prior to the Effective Date, EFH Corp. and certain of its subsidiaries (including EFCH, EFIH and TCEH, but not including Oncor Holdings and Oncor) were parties. The Agreement was rejected by the TCEH Debtors and the Contributed EFH Debtors on the Effective Date (see Note 8 to the Financial Statements).

FERC	U.S. Federal Energy Regulatory Commission

GAAP	generally accepted accounting principles

GHG	greenhouse gas

GWh	gigawatt-hours

ICE	IntercontinentalExchange

IRS	U.S. Internal Revenue Service

ISO	Independent system operator

LIBOR	London Interbank Offered Rate, an interest rate at which banks can borrow funds, in marketable size, from other banks in the London interbank market

load	demand for electricity

LSTC	liabilities subject to compromise

Luminant	subsidiaries of Vistra Energy engaged in competitive market activities consisting of electricity generation and wholesale energy sales and purchases as well as commodity risk management, all largely in Texas

market heat rate	Heat rate is a measure of the efficiency of converting a fuel source to electricity. Market heat rate is the implied relationship between wholesale electricity prices and natural gas prices and is calculated by dividing the wholesale market price of electricity, which is based on the price offer of the marginal supplier in ERCOT (generally natural gas plants), by the market price of natural gas.

Merger	the proposed merger of Dynegy with and into Vistra Energy, with Vistra Energy as the surviving corporation

Merger Agreement	the Agreement and Plan of Merger, dated as of October 29, 2017, by and between Vistra Energy and Dynegy, as it may be amended or modified from time to time

Merger Proposal	the proposal by each of Vistra Energy and Dynegy to their stockholders to adopt the Merger Agreement

Merger Support Agreements	the Merger Support Agreements, dated as of October 29, 2017, by and between Dynegy, the Apollo Entities, the Brookfield Entities and the Oaktree Entities, respectively, on the one hand, and by and between Vistra Energy and certain affiliates of Oaktree and Terawatt Holdings, LP, a Delaware limited partnership affiliated with Energy Capital Partners III, LLC, respectively, on the other hand, as they may be amended or modified from time to time

MMBtu	million British thermal units

MSHA	U.S. Mine Safety and Health Administration

MW	megawatts

MWh	megawatt-hours

NERC	North American Electric Reliability Corporation

NOX	nitrogen oxide

NRC	U.S. Nuclear Regulatory Commission

NYMEX	the New York Mercantile Exchange, a commodity derivatives exchange

NYSE	New York Stock Exchange

Oncor	Oncor Electric Delivery Company LLC, a direct, majority-owned subsidiary of Oncor Holdings and an indirect subsidiary of EFH Corp., that is engaged in regulated electricity transmission and distribution activities

Oncor Holdings	Oncor Electric Delivery Holdings Company LLC, a direct, wholly owned subsidiary of EFIH and the direct majority owner of Oncor, and/or its subsidiaries, depending on context

Oncor Ring-Fenced Entities	Oncor Holdings and its direct and indirect subsidiaries, including Oncor

OPEB	postretirement employee benefits other than pensions

Petition Date	April 29, 2014, the date the Debtors filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code

Plan of Reorganization	Third Amended Joint Plan of Reorganization filed by the Debtors in August 2016 and confirmed by the Bankruptcy Court in August 2016 solely with respect to the TCEH Debtors and the Contributed EFH Debtors

PrefCo	Vistra Preferred Inc.

PrefCo Preferred Stock Sale	as part of the Spin-Off, the contribution of certain of the assets of the Predecessor and its subsidiaries by a subsidiary of TEX Energy LLC to PrefCo in exchange for all of PrefCo’s authorized preferred stock, consisting of 70,000 shares, par value $0.01 per share

PUCT	Public Utility Commission of Texas

PURA	Texas Public Utility Regulatory Act

REP	retail electric provider

RCT	Railroad Commission of Texas, which among other things, has oversight of lignite mining activity in Texas

S&P	Standard & Poor’s Ratings (a credit rating agency)

SEC	U.S. Securities and Exchange Commission

Securities Act	Securities Act of 1933, as amended

SG&A	selling, general and administrative

Settlement Agreement	Amended and Restated Settlement Agreement among the Debtors, the Sponsor Group, settling TCEH first lien creditors, settling TCEH second lien creditors, settling TCEH unsecured creditors and the official committee of unsecured creditors of TCEH (collectively, the Settling Parties), approved by the Bankruptcy Court in December 2015.

SO2	sulfur dioxide

Spin-Off	the tax-free spin-off from EFH Corp. executed pursuant to the Plan of Reorganization on the Effective Date by the TCEH Debtors and the Contributed EFH Debtors

Sponsor Group	Refers, collectively, to certain investment funds affiliated with Kohlberg Kravis Roberts & Co. L.P., TPG Global, LLC (together with its affiliates, TPG) and GS Capital Partners, an affiliate of Goldman, Sachs & Co., that have an ownership interest in Texas Energy Future Holdings Limited Partnership, a limited partnership controlled by the Sponsor Group, that owns substantially all of the common stock of EFH Corp.

Stock Issuance Proposal	the proposal by Vistra Energy to its stockholders to approve the issuance of Vistra Energy common stock to holders of Dynegy common stock, in connection with the Merger, as contemplated by the Merger Agreement

Tax Matters Agreement	Tax Matters Agreement, dated as of the Effective Date, by and among EFH Corp., EFIH, EFIH Finance Inc. and EFH Merger Co. LLC.

TCJA	the Tax Cuts and Jobs Act, a comprehensive tax reform bill signed into law in December 2017

TRA	Tax Receivables Agreement, containing certain rights (TRA Rights) to receive payments from Vistra Energy related to certain tax benefits, including those it realized as a result of certain transactions entered into at Emergence (see Note 9 to the Financial Statements)

TRE	Texas Reliability Entity, Inc., an independent organization that develops reliability standards for the ERCOT region and monitors and enforces compliance with NERC standards and monitors compliance with ERCOT protocols

TCEH or Predecessor	Texas Competitive Electric Holdings Company LLC, a direct, wholly owned subsidiary of Energy Future Competitive Holdings Company LLC, and, prior to the Effective Date, the parent company of the TCEH Debtors, depending on context, that were engaged in electricity generation and wholesale and retail energy market activities, and whose major subsidiaries included Luminant and TXU Energy

TCEH Debtors	the subsidiaries of TCEH that were Debtors in the Chapter 11 Cases

TCEH Senior Secured Facilities	Refers, collectively, to the TCEH First Lien Term Loan Facilities, TCEH First Lien Revolving Credit Facility and TCEH First Lien Letter of Credit Facility with a total principal amount of $22.616 billion. The claims arising under these facilities were discharged in the Chapter 11 Cases on the Effective Date pursuant to the Plan of Reorganization.

TCEQ	Texas Commission on Environmental Quality

TXU Energy	TXU Energy Retail Company LLC, a direct, wholly owned subsidiary of Vistra Energy that is a REP in competitive areas of ERCOT and is engaged in the retail sale of electricity to residential and business customers

U.S.	United States of America

Vistra Energy or Successor	Vistra Energy Corp., formerly known as TCEH Corp., and/or its subsidiaries, depending on context. On the Effective Date, the TCEH Debtors and the Contributed EFH Debtors emerged from Chapter 11 and became subsidiaries of Vistra Energy Corp.

Vistra Operations Credit Facilities	Vistra Operations Company LLC’s $5.210 billion senior secured financing facilities (see Note 12 to the Financial Statements)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the Board of Directors of Vistra Energy Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Vistra Energy Corp. and its subsidiaries (the “Company”) as of December 31, 2017 and 2016 (Successor Company balance sheets), and the related statements of consolidated income (loss), consolidated comprehensive income (loss), consolidated cash flows, and consolidated equity, for the year ended December 31, 2017 and for the period October 3, 2016 through December 31, 2016 (Successor Company operations), the period January 1, 2016 through October 2, 2016 and the year ended December 31, 2015 (Predecessor Company operations), the related notes, and the schedule listed in the Index at Item 15(b) (collectively referred to as the “financial statements”). In our opinion, the Successor Company financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows, for the year ended December 31, 2017 and for the period October 3, 2016 through December 31, 2016, in conformity with accounting principles generally accepted in the United States of America. Further, in our opinion, the Predecessor Company financial statements present fairly, in all material respects, the results of operations and cash flows of the Predecessor Company for the period January 1, 2016 through October 2, 2016 and the year ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

Fresh-Start Reporting

As discussed in Note 6 to the financial statements, on August 29, 2016 the Bankruptcy Court entered an order confirming the plan of reorganization which became effective on October 3, 2016. Accordingly, the accompanying financial statements have been prepared in conformity with Accounting Standards Codification Topic 852, Reorganizations, for the Successor Company as a new entity with assets, liabilities, and a capital structure having carrying values not comparable with prior periods as described in Note 1 to the financial statements.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

Dallas, TX

February 26, 2018

We have served as the Company’s auditor since 2002.

VISTRA ENERGY CORP.

STATEMENTS OF CONSOLIDATED INCOME (LOSS)

(Millions of Dollars, Except Per Share Amounts)

	Successor		Predecessor
	Year Ended December 31, 2017	Period from October 3, 2016 through December 31, 2016	Period from January 1, 2016 through October 2, 2016	Year Ended December 31, 2015
Operating revenues	$5,430	$1,191	$3,973	$5,370
Fuel, purchased power costs and delivery fees	(2,935)	(720)	(2,082)	(2,692)
Net gain from commodity hedging and trading activities	—	—	282	334
Operating costs	(973)	(208)	(664)	(834)
Depreciation and amortization	(699)	(216)	(459)	(852)
Selling, general and administrative expenses	(600)	(208)	(482)	(676)
Impairment of goodwill (Note 7)	—	—	—	(2,200)
Impairment of long-lived assets (Note 4)	(25)	—	—	(2,541)

Operating income (loss)	198	(161)	568	(4,091)

Other income (Note 21)	37	10	19	18
Other deductions (Note 21)	(5)	—	(75)	(93)
Interest expense and related charges (Note 10)	(193)	(60)	(1,049)	(1,289)
Impacts of Tax Receivable Agreement (Note 9)	213	(22)	—	—
Reorganization items (Note 5)	—	—	22,121	(101)

Income (loss) before income taxes	250	(233)	21,584	(5,556)
Income tax (expense) benefit (Note 8)	(504)	70	1,267	879

Net income (loss)	$(254)	$(163)	$22,851	$(4,677)

Weighted average shares of common stock outstanding:
Basic	427,761,460	427,560,620
Diluted	427,761,460	427,560,620
Net income (loss) per weighted average share of common stock outstanding:
Basic	$(0.59)	$(0.38)
Diluted	$(0.59)	$(0.38)
Dividend declared per share of common stock	$—	$2.32

See Notes to the Consolidated Financial Statements.

VISTRA ENERGY CORP.

STATEMENTS OF CONSOLIDATED COMPREHENSIVE INCOME (LOSS)

(Millions of Dollars)

	Successor		Predecessor
	Year Ended December 31, 2017	Period from October 3, 2016 through December 31, 2016	Period from January 1, 2016 through October 2, 2016	Year Ended December 31, 2015
Net income (loss)	$(254)	$(163)	$22,851	$(4,677)
Other comprehensive income (loss), net of tax effects:
Effects related to pension and other retirement benefit obligations (net of tax (benefit) expense of $(6), $3, $— and $—)	(23)	6	—	—
Other comprehensive income, net of tax effects —cash flow hedges derivative value net loss related to hedged transactions recognized during the period (net of tax benefit of $— in all periods)	—	—	1	2

Total other comprehensive income (loss)	(23)	6	1	2

Comprehensive income (loss)	$(277)	$(157)	$22,852	$(4,675)

See Notes to the Consolidated Financial Statements.

VISTRA ENERGY CORP.

STATEMENTS OF CONSOLIDATED CASH FLOWS

(Millions of Dollars)

	Successor		Predecessor
	Year Ended December 31, 2017	Period from October 3, 2016 through December 31, 2016	Period from January 1, 2016 through October 2, 2016	Year Ended December 31, 2015
Cash flows — operating activities:
Net income (loss)	$(254)	$(163)	$22,851	$(4,677)
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation and amortization	835	285	532	995
Deferred income tax expense (benefit), net	418	(76)	(1,270)	(883)
Unrealized net (gain) loss from mark-to-market valuations of derivatives	116	176	36	(119)
Gain on extinguishment of liabilities subject to compromise (Note 5)	—	—	(24,344)	—
Net loss from adopting fresh start reporting (Note 6)	—	—	2,013	—
Contract claims adjustments of Predecessor (Note 5)	—	—	13	54
Noncash adjustment for estimated allowed claims related to debt (Note 5)	—	—	—	896
Adjustment to intercompany claims pursuant to Settlement Agreement (Note 5)	—	—	—	(1,037)
Impairment of goodwill (Note 7)	—	—	—	2,200
Impairment of long-lived assets (Note 4)	25	—	—	2,541
Write-off of intangible and other assets (Note 21)	—	—	45	84
Impacts of Tax Receivable Agreement (Note 9)	(213)	22	—	—
Increase in asset retirement obligation liability	112	—	—	—
Accretion expense	60	6	—	—
Other, net	69	1	63	57
Changes in operating assets and liabilities:
Affiliate accounts receivable/payable — net	—	—	31	(4)
Accounts receivable — trade	7	135	(216)	17
Inventories	22	3	71	34
Accounts payable — trade	(30)	(79)	26	40
Commodity and other derivative contractual assets and liabilities	(1)	(48)	29	27
Margin deposits, net	146	(193)	(124)	129
Accrued interest	(10)	32	(10)	2
Alcoa contract settlement (Note 4)	238	—	—	—
Tax Receivable Agreement payment (Note 9)	(26)	—	—	—
Major plant outage deferral	(66)	—	—	—
Other — net assets	4	(2)	(3)	(22)
Other — net liabilities	(66)	(18)	19	(97)

Cash provided by (used in) operating activities	1,386	81	(238)	237

Cash flows — financing activities:
Repayments/repurchases of debt (Note 12)	(191)	—	(2,655)	(21)
Incremental Term Loan B Facility (Note 12)	—	1,000	—	—
Special Dividend (Note 14)	—	(992)	—	—
Net proceeds from issuance of preferred stock (Note 5)	—	—	69	—
Payments to extinguish claims of TCEH first lien creditors (Note 5)	—	—	(486)	—

VISTRA ENERGY CORP.

STATEMENTS OF CONSOLIDATED CASH FLOWS

(Millions of Dollars)

	Successor		Predecessor
	Year Ended December 31, 2017	Period from October 3, 2016 through December 31, 2016	Period from January 1, 2016 through October 2, 2016	Year Ended December 31, 2015
Payment to extinguish claims of TCEH unsecured creditors (Note 5)	—	—	(429)	—
Borrowings under TCEH DIP Roll Facilities and DIP Facility (Note 12)	—	—	4,680	—
TCEH DIP Roll Facilities and DIP Facility financing fees	—	—	(112)	(9)
Other, net	(10)	(2)	(8)	—

Cash provided by (used in) financing activities	(201)	6	1,059	(30)

Cash flows — investing activities:
Capital expenditures	(114)	(48)	(230)	(337)
Nuclear fuel purchases	(62)	(41)	(33)	(123)
Solar development expenditures (Note 3)	(190)	—	—	—
Odessa acquisition (Note 3)	(355)	—	—	—
Lamar and Forney acquisition — net of cash acquired (Note 3)	—	—	(1,343)	—
Changes in restricted cash	186	48	233	(123)
Proceeds from sales of nuclear decommissioning trust fund securities (Note 21)	252	25	201	401
Investments in nuclear decommissioning trust fund securities (Note 21)	(272)	(30)	(215)	(418)
Notes/advances due from affiliates	—	—	(41)	(37)
Other, net	14	1	8	(13)

Cash used in investing activities	(541)	(45)	(1,420)	(650)

Net change in cash and cash equivalents	644	42	(599)	(443)
Cash and cash equivalents — beginning balance	843	801	1,400	1,843

Cash and cash equivalents — ending balance	$1,487	$843	$801	$1,400

See Notes to the Consolidated Financial Statements.

VISTRA ENERGY CORP.

CONSOLIDATED BALANCE SHEETS

(Millions of Dollars)

	Year Ended December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$1,487	$843
Restricted cash (Note 21)	59	95
Trade accounts receivable — net (Note 21)	582	612
Inventories (Note 21)	253	285
Commodity and other derivative contractual assets (Note 16)	190	350
Margin deposits related to commodity contracts	30	213
Prepaid expense and other current assets	72	75

Total current assets	2,673	2,473
Restricted cash (Note 21)	500	650
Investments (Note 21)	1,240	1,064
Property, plant and equipment — net (Note 21)	4,820	4,443
Goodwill (Note 7)	1,907	1,907
Identifiable intangible assets — net (Note 7)	2,530	3,205
Commodity and other derivative contractual assets (Note 16)	58	64
Accumulated deferred income taxes (Note 8)	710	1,122
Other noncurrent assets	162	239

Total assets	$14,600	$15,167

LIABILITIES AND EQUITY
Current liabilities:
Long-term debt due currently (Note 12)	$44	$46
Trade accounts payable	473	479
Commodity and other derivative contractual liabilities (Note 16)	224	359
Margin deposits related to commodity contracts	4	41
Accrued taxes	58	31
Accrued taxes other than income	136	128
Accrued interest	16	33
Asset retirement obligations (Note 21)	99	55
Other current liabilities	297	332

Total current liabilities	1,351	1,504
Long-term debt, less amounts due currently (Note 12)	4,379	4,577
Commodity and other derivative contractual liabilities (Note 16)	102	2
Tax Receivable Agreement obligation (Note 9)	333	596
Asset retirement obligations (Note 21)	1,837	1,671
Other noncurrent liabilities and deferred credits (Note 21)	256	220

Total liabilities	8,258	8,570

Commitments and Contingencies (Note 13)
Total equity (Note 14):
Common stock (par value — $0.01; number of shares authorized — 1,800,000,000) (shares outstanding: December 31, 2017 — 428,398,802; December 31, 2016 — 427,580,232)	4	4
Additional paid-in-capital	7,765	7,742
Retained deficit	(1,410)	(1,155)
Accumulated other comprehensive income (loss)	(17)	6

Total equity	6,342	6,597

Total liabilities and equity	$14,600	$15,167

See Notes to the Consolidated Financial Statements.

VISTRA ENERGY CORP.

STATEMENTS OF CONSOLIDATED EQUITY

(Millions of Dollars)

	Common Stock (Successor) / Capital Account (Predecessor)	Additional Paid-In Capital (Successor)	Retained Deficit (Successor)	Accumulated Other Comprehensive Income (Loss)	Total
Shareholders’ equity in Successor:
Balances at October 3, 2016	$—	$—	$—	$—	$—
Shares issued upon Emergence	4	7,737	—	—	7,741
Effects of stock-based compensation	—	4	—	—	4
Other issuances of common stock	—	1	—	—	1
Net loss	—	—	(163)	—	(163)
Dividends declared on common stock	—	—	(992)	—	(992)
Pension and OPEB liability — change in funded status	—	—	—	6	6

Balances at December 31, 2016	$4	$7,742	$(1,155)	$6	$6,597
Net income	—	—	(254)	—	(254)
Effects of stock-based compensation	—	23	—	—	23
Pension and OPEB liability — change in funded status	—	—	—	(23)	(23)
Other	—	—	(1)	—	(1)

Balances at December 31, 2017	$4	$7,765	$(1,410)	$(17)	$6,342

Membership interests in Predecessor:
Balances at December 31, 2014	$(18,174)	$—	$—	$(35)	$(18,209)
Net income	(4,677)	—	—	—	(4,677)
Cash flow hedges — change during period	—	—	—	2	2

Balances at December 31, 2015	$(22,851)	$—	$—	$(33)	$(22,884)
Net income	22,851	—	—	—	22,851
Cash flow hedges — change during period	—	—	—	33	33

Balances at October 2, 2016	$—	$—	$—	$—	$—

See Notes to the Consolidated Financial Statements.

VISTRA ENERGY CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Description of Business

References in this report to “we,” “our,” “us” and “the Company” are to Vistra Energy and/or its subsidiaries in the Successor period, and to TCEH and/or its subsidiaries in the Predecessor periods, as apparent in the context. See Glossary for defined terms.

Vistra Energy is a holding company operating an integrated power business in Texas. Through our Luminant and TXU Energy subsidiaries, we are engaged in competitive electricity market activities including power generation, wholesale energy sales and purchases, commodity risk management and retail sales of electricity to end users. Prior to the Effective Date, TCEH was a holding company for subsidiaries principally engaged in the same activities as Vistra Energy.

Subsequent to the Effective Date, Vistra Energy has two reportable segments: our Wholesale Generation segment, consisting largely of Luminant, and our Retail Electricity segment, consisting largely of TXU Energy. Prior to the Effective Date, there were no reportable business segments for our Predecessor. See Note 20 for further information concerning reportable business segments.

On the Petition Date, EFH Corp. and the substantial majority of its direct and indirect subsidiaries, including the Debtors, filed voluntary petitions for relief under the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware.

On the Effective Date, subsidiaries of TCEH that were Debtors in the Chapter 11 Cases (the TCEH Debtors) and certain EFH Corp. subsidiaries (the Contributed EFH Debtors) completed their reorganization under the Bankruptcy Code and emerged from the Chapter 11 Cases as subsidiaries of a newly formed company, Vistra Energy (our Successor). On the Effective Date, Vistra Energy was spun-off from EFH Corp. in a tax-free transaction to the former first lien creditors of TCEH (Spin-Off). As a result, as of the Effective Date, Vistra Energy is a holding company for subsidiaries principally engaged in competitive electricity market activities including power generation, wholesale energy sales and purchases, commodity risk management and retail sales of electricity to end users. TCEH is the Predecessor to Vistra Energy. See Note 5 for further discussion regarding the Chapter 11 Cases.

Basis of Presentation

As of the Effective Date, Vistra Energy applied fresh start reporting under the applicable provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 852, Reorganizations (ASC 852). Fresh start reporting included (1) distinguishing the consolidated financial statements of the entity that was previously in restructuring (TCEH, or the Predecessor) from the financial statements of the entity that emerges from restructuring (Vistra Energy, or the Successor), (2) accounting for the effects of the Plan of Reorganization, (3) assigning the reorganization value of the Successor entity by measuring all assets and liabilities of the Successor entity at fair value, and (4) selecting accounting policies for the Successor entity. The financial statements of Vistra Energy for periods subsequent to the Effective Date are not comparable to the financial statements of TCEH for periods prior to the Effective Date, as those previous periods do not give effect to any adjustments to the carrying values of assets or amounts of liabilities that resulted from the Plan of Reorganization and the related application of fresh start reporting. The reorganization value of Vistra Energy was assigned to its assets and liabilities in conformity with the procedures specified by FASB ASC 805, Business Combinations, and the portion of the reorganization value that was not attributable to identifiable tangible or intangible assets was recognized as goodwill. See Note 6 for further discussion of fresh start reporting.

The consolidated financial statements of the Predecessor reflect the application of ASC 852 as it applies to entities that have filed a petition for bankruptcy under Chapter 11 of the Bankruptcy Code. As a result, the consolidated financial statements of the Predecessor have been prepared as if TCEH was a going concern and contemplated the realization of assets and liabilities in the normal course of business. During the Chapter 11 Cases, the Debtors operated their businesses as debtors-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code. The guidance requires that transactions and events directly associated with the reorganization be distinguished from the ongoing operations of the business. In addition, the guidance provides for changes in the accounting and presentation of liabilities. Prior to the Effective Date, the Predecessor recorded the effects of the Plan of Reorganization in accordance with ASC 852. See Predecessor Reorganization Items in Note 5 for further discussion of these accounting and reporting changes.

The consolidated financial statements have been prepared in accordance with GAAP and on the same basis as the audited financial statements and related notes contained in our prospectus filed in May 2017 with the SEC pursuant to Rule 424(b) of the Securities Act. All intercompany items and transactions have been eliminated in consolidation. All dollar amounts in the financial statements and tables in the notes are stated in millions of U.S. dollars unless otherwise indicated.

Use of Estimates

Preparation of financial statements requires estimates and assumptions about future events that affect the reporting of assets and liabilities at the balance sheet dates and the reported amounts of revenue and expense, including fair value measurements, estimates of expected obligations, judgment related to the potential timing of events and other estimates. In the event estimates and/or assumptions prove to be different from actual amounts, adjustments are made in subsequent periods to reflect more current information.

Derivative Instruments and Mark-to-Market Accounting

We enter into contracts for the purchase and sale of electricity, natural gas, coal, uranium and other commodities utilizing instruments such as options, swaps, futures and forwards primarily to manage commodity price and interest rate risks. If the instrument meets the definition of a derivative under accounting standards related to derivative instruments and hedging activities, changes in the fair value of the derivative are recognized in net income as unrealized gains and losses. This recognition is referred to as mark-to-market accounting. The fair values of our unsettled derivative instruments under mark-to-market accounting are reported in the consolidated balance sheets as commodity and other derivative contractual assets or liabilities. We report derivative assets and liabilities in the consolidated balance sheets without taking into consideration netting arrangements we have with counterparties. Margin deposits that contractually offset these assets and liabilities are reported separately in the consolidated balance sheets, with the exception of certain margin amounts related to changes in fair value on certain CME transactions that, beginning in January 2017, are legally characterized as settlement of derivative contracts rather than collateral. When derivative instruments are settled and realized gains and losses are recorded, the previously recorded unrealized gains and losses and derivative assets and liabilities are reversed. See Notes 15 and 16 for additional information regarding fair value measurement and commodity and other derivative contractual assets and liabilities. A commodity-related derivative contract may be designated as a normal purchase or sale if the commodity is to be physically received or delivered for use or sale in the normal course of business. If designated as normal, the derivative contract is accounted for under the accrual method of accounting (not marked-to-market) with no balance sheet or income statement recognition of the contract until settlement.

Because derivative instruments are frequently used as economic hedges, accounting standards related to derivative instruments and hedging activities allow for hedge accounting, which provides for the designation of such instruments as cash flow or fair value hedges if certain conditions are met. At December 31, 2017 and 2016, there were no derivative positions accounted for as cash flow or fair value hedges.

For the Successor period, we report commodity hedging and trading results as revenue, fuel expense or purchased power in the statements of consolidated income (loss) depending on the type of activity. Electricity hedges, financial natural gas hedges and trading activities are primarily reported as revenue. Physical or financial hedges for coal, diesel or uranium, along with physical natural gas trades, are primarily reported as fuel expense. For the Predecessor periods, all activity was reported as a net gain (loss) from commodity hedging and trading activities. Realized and unrealized gains and losses associated with interest rate swap transactions are reported in the statements of consolidated income (loss) in interest expense for both the Predecessor and Successor.

Revenue Recognition

We record revenue from retail electricity sales under the accrual method of accounting. Revenues are recognized when electricity is provided to customers on the basis of periodic cycle meter readings and include an estimated accrual for the revenues earned from the meter reading date to the end of the period (unbilled revenue).

We record wholesale generation revenue on an accrual basis for transactions that are not accounted for on a mark-to-market basis. These revenues primarily consist of physical electricity sales to ERCOT at the resource node, ERCOT ancillary service revenue for reliability services and certain other electricity sales. Revenue is recognized when electricity and other services are metered by ERCOT or delivered to our customers. See Derivative Instruments and Mark-to-Market Accounting for revenue recognition related to derivative contracts.

Advertising Expense

We expense advertising costs as incurred and include them within selling, general and administrative expenses. Advertising expenses totaled $44 million, $9 million, $35 million and $44 million for the Successor period for the year ended December 31, 2017 and the period from October 3, 2016 through December 31, 2016 and the Predecessor period from January 1, 2016 through October 2, 2016 and the year ended December 31, 2015, respectively.

Impairment of Long-Lived Assets

We evaluate long-lived assets (including intangible assets with finite lives) for impairment whenever indications of impairment exist. The carrying value of such assets is deemed to be impaired if the projected undiscounted cash flows are less than the carrying value. If there is such impairment, a loss would be recognized based on the amount by which the carrying value exceeds the fair value. Fair value is determined primarily by discounted cash flows, supported by available market valuations, if applicable. See Note 4 for discussion of impairments of certain long-lived assets recorded by the Predecessor.

Finite-lived intangibles identified as a result of fresh start reporting are amortized over their estimated useful lives based on the expected realization of economic effects. See Note 7 for details of intangible assets with indefinite lives, including discussion of fair value determinations.

Goodwill and Intangible Assets with Indefinite Lives

As part of fresh start reporting, reorganization value is generally allocated, first, to identifiable tangible assets, identifiable intangible assets and liabilities, then any remaining excess reorganization value is allocated to goodwill (see Note 6). We evaluate goodwill and intangible assets with indefinite lives for impairment at least annually, or when indications of impairment exist. As part of fresh start reporting, we have established October 1 as the date we evaluate goodwill and intangible assets with indefinite lives for impairment. The Predecessor’s annual evaluation date was December 1. See Note 7 for details of goodwill, including discussion of fair value determinations and our Predecessor’s goodwill impairments.

Nuclear Fuel

Nuclear fuel is capitalized and reported as a component of our property, plant and equipment in our consolidated balance sheets. Amortization of nuclear fuel is calculated on the units-of-production method and is reported as a component of fuel, purchased power costs and delivery fees in our statements of consolidated income (loss).

Major Maintenance Costs

Major maintenance costs incurred by the Successor during generation plant outages are deferred and amortized into operating costs over the period between the major maintenance outages for the respective asset. Other routine costs of maintenance activities are charged to expense as incurred and reported as operating costs in our statements of consolidated income (loss). The Predecessor charged all maintenance activities to expense as incurred.

Defined Benefit Pension Plans and OPEB Plans

On the Effective Date, EFH Corp. transferred sponsorship of certain employee benefit plans (including related assets), programs and policies to a subsidiary of Vistra Energy. Certain health care and life insurance benefits are offered to eligible employees and their dependents upon the retirement of such employee from the company and also offer pension benefits to eligible employees under collective bargaining agreements based on either a traditional defined benefit formula or a cash balance formula. Effective January 1, 2017, the OPEB plan was amended to discontinue the life insurance benefits for active employees. Costs of pension and OPEB plans are dependent upon numerous factors, assumptions and estimates.

Prior to the Effective Date, our Predecessor bore a portion of the costs of the EFH Corp. sponsored pension and OPEB plans and accounted for the arrangement under multiemployer plan accounting.

See Note 17 for additional information regarding pension and OPEB plans.

Stock-Based Compensation

Stock-based compensation is accounted for in accordance with ASC 718, Compensation - Stock Compensation. The fair value of our non-qualified stock options is estimated on the date of grant using the Black-Scholes option-pricing model. Forfeitures are recognized as they occur. We recognize compensation expense for graded vesting awards on a straight-line basis over the requisite service period for the entire award. See Note 18 for additional information regarding stock-based compensation.

Sales and Excise Taxes

Sales and excise taxes are accounted for as “pass through” items on the consolidated balance sheets with no effect on the statements of consolidated income (loss) (i.e., the tax is billed to customers and recorded as trade accounts receivable with an offsetting amount recorded as a liability to the taxing jurisdiction).

Franchise and Revenue-Based Taxes

Unlike sales and excise taxes, franchise and gross receipt taxes are not a “pass through” item. These taxes are imposed on us by state and local taxing authorities, based on revenues or kWh delivered, as a cost of doing business and are recorded as an expense. Rates we charge to customers are intended to recover our costs, including the franchise and gross receipt taxes, but we are not acting as an agent to collect the taxes from customers. We report franchise and revenue-based taxes in SG&A expense in our statements of consolidated income (loss).

Income Taxes

Subsequent to the Effective Date, Vistra Energy will file a consolidated U.S. federal income tax return. Prior to the Effective Date, EFH Corp. filed a consolidated U.S. federal income tax return that included the results of our Predecessor; however, our Predecessor’s income tax expense and related balance sheet amounts were recorded as if it filed separate corporate income tax returns.

Deferred income taxes are provided for temporary differences between the book and tax basis of assets and liabilities as required under accounting rules. See Note 8.

We report interest and penalties related to uncertain tax positions as current income tax expense. See Note 8.

Accounting for Contingencies

Our financial results may be affected by judgments and estimates related to loss contingencies. Accruals for loss contingencies are recorded when management determines that it is probable that an asset has been impaired or a liability has been incurred and that such economic loss can be reasonably estimated. Such determinations are subject to interpretations of current facts and circumstances, forecasts of future events and estimates of the financial impacts of such events. See Note 13 for a discussion of contingencies.

Cash and Cash Equivalents

For purposes of reporting cash and cash equivalents, temporary cash investments purchased with a remaining maturity of three months or less are considered to be cash equivalents.

Restricted Cash

The terms of certain agreements require the restriction of cash for specific purposes. See Notes 12 and 21 for more details regarding restricted cash.

Property, Plant and Equipment

In connection with fresh start reporting, carrying amounts of property, plant and equipment were adjusted to estimated fair values as of the Effective Date (see Note 6). Significant improvements or additions to our property, plant and equipment that extend the life of the respective asset are capitalized at cost, while other costs are expensed when incurred. The cost of self-constructed property additions includes materials and both direct and indirect labor and applicable overhead, including payroll-related costs. Interest related to qualifying construction projects and qualifying software projects is capitalized in accordance with accounting guidance related to capitalization of interest cost. See Note 10.

Depreciation of our property, plant and equipment (except for nuclear fuel) is calculated on a straight-line basis over the estimated service lives of the properties. Depreciation expense is calculated on an asset-by-asset basis. Estimated depreciable lives are based on management’s estimates of the assets’ economic useful lives. See Note 21.

Asset Retirement Obligations (ARO)

A liability is initially recorded at fair value for an asset retirement obligation associated with the legal obligation associated with law, regulatory, contractual or constructive retirement requirements of tangible long-lived assets in the period in which it is incurred if a fair value is reasonably estimable. At initial recognition of an ARO obligation, an offsetting asset is also recorded for the long-lived asset that the liability corresponds with, which is subsequently depreciated over the estimated useful life of the asset. These liabilities primarily relate to our nuclear generation plant decommissioning, land reclamation related to lignite mining, removal of lignite/coal-fueled plant ash treatment facilities and generation plant asbestos removal and disposal costs. Over time, the liability is accreted for the change in present value and the initial capitalized costs are depreciated over the remaining useful lives of the assets. Generally, changes in estimates related to ARO obligations are recorded as increases or decreases to the liability and related asset as information becomes available. Changes in estimates related to assets that have been retired or for which capitalized costs are not recoverable are reflected in income. See Note 21.

Inventories

Inventories consist of materials and supplies, fuel stock and natural gas in storage. Materials and supplies inventory is valued at weighted average cost and is expensed or capitalized when used for repairs/maintenance or capital projects, respectively. Fuel stock and natural gas in storage are reported at the lower of cost (on a weighted average basis) or market. We expect to recover the value of inventory costs in the normal course of business. See Note 21.

Investments

Investments in a nuclear decommissioning trust fund are carried at current market value in the consolidated balance sheets. Assets related to employee benefit plans represent investments held to satisfy deferred compensation liabilities and are recorded at current market value. See Note 21 for discussion of these and other investments.

Tax Receivable Agreement

The Company accounts for its obligations under the Tax Receivable Agreement (TRA) as a liability in our consolidated balance sheets. The carrying value of the TRA obligation represents the discounted amount of projected payments under the TRA. The projected payments are based on certain assumptions, including but not limited to (a) the federal corporate income tax rate and (b) estimates of our taxable income in the current and future years. Our taxable income takes into consideration the current federal tax code and reflects our current estimates of future results of the business.

The carrying value of the obligation is being accreted to the amount of the gross expected obligation using the effective interest method. Changes in the estimated amount of this obligation resulting from changes to either the timing or amount of TRA payments are recognized in the period of change and are included on our statement of consolidated income (loss) under the heading of Impacts of Tax Receivable Agreement.

Changes in Accounting Standards

In May 2014, the FASB issued Accounting Standards Update 2014-09, Revenue from Contracts with Customers (Topic 606), which was further amended through several updates issued by the FASB in 2016 and 2017. The guidance under Topic 606 provides the core principle and key steps in determining the recognition of revenue and expands disclosure requirements related to revenue recognition. We adopted the new standard on January 1, 2018 using the modified retrospective method and elected the practical expedient available under Topic 606 for measuring progress toward complete satisfaction of a performance obligation and for disclosure requirements of remaining performance obligations. The practical expedient allows an entity to recognize revenue in the amount to which the entity has the right to invoice such that the entity has a right to the consideration in an amount that corresponds directly with the value to the customer for performance completed to date. In recent periods, we completed an assessment of all of our performance obligations in our contractual relationships and continued to assess the expanded disclosure requirements. The standard will require expanded disclosure related to revenue from contracts with customers and the related performance obligations. The adoption of the standard will not have a material effect on our results of operations, cash flows or financial condition.

In February 2016, the FASB issued Accounting Standards Update 2016-02 (ASU 2016-02), Leases. The ASU amends previous GAAP to require the recognition of lease assets and liabilities for operating leases. The ASU will be effective for fiscal years beginning after December 15, 2018, including interim periods within those years. Retrospective application to comparative periods presented will be required in the year of adoption. We are currently evaluating the impact of this ASU on our financial statements.

In November 2016, the FASB issued ASU 2016-18 Statement of Cash Flows (Topic 230): Restricted Cash. The ASU requires restricted cash to be included in the cash and cash equivalents and a reconciliation between the change in cash and cash equivalents and the amounts presented on the balance sheet. We adopted the new standard on January 1, 2018. The ASU will modify the presentation of our statement of consolidated cash flows, but will not have a material impact on our statement of consolidated net income and consolidated balance sheet.

In January 2017, the FASB issued ASU 2017-01 Business Combinations (Topic 805): Clarifying the Definition of a Business. The ASU provides an updated model for determining if acquired assets and liabilities constitute a business. In a business combination, the acquired assets and liabilities are recognized at fair value and goodwill could be recognized. In an asset acquisition, the assets are allocated value based on relative fair value and no goodwill is recognized. The ASU narrows the definition of a business. We adopted this standard in the first quarter of 2017. ASU 2017-01 did not have a material impact on our financial statements.

In January 2017, the FASB issued ASU 2017-04, Intangibles – Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment (ASU 2017-04). The ASU provides for the elimination of Step 2 from the goodwill impairment test. If impairment charges are recognized, the amount recorded will be the amount by which the carrying amount exceeds the reporting unit’s fair value with certain limitations. We adopted this standard in the first quarter of 2017. ASU 2017-04 did not have a material impact on our financial statements.

2.	MERGER AGREEMENT

On October 29, 2017, Vistra Energy and Dynegy, entered into the Merger Agreement. Upon the terms and subject to the conditions set forth in the Merger Agreement, which has been approved by the boards of directors of Vistra Energy and Dynegy, Dynegy will merge with and into Vistra Energy, with Vistra Energy continuing as the surviving corporation. The Merger is intended to qualify as a tax-free reorganization under the Internal Revenue Code, as amended, so that none of Vistra Energy, Dynegy or any of the Dynegy stockholders will recognize any gain or loss in the transaction, except that Dynegy stockholders could recognize a gain or loss with respect to cash received in lieu of fractional shares of Vistra Energy’s common stock. We expect that Vistra Energy will be the acquirer for both federal tax and accounting purposes.

Upon the closing of the Merger, each issued and outstanding share of Dynegy common stock, par value $0.01 per share, other than shares owned by Vistra Energy or its subsidiaries, held in treasury by Dynegy or held by a subsidiary of Dynegy, will automatically be converted into the right to receive 0.652 shares of common stock, par value $0.01 per share, of Vistra Energy (the Exchange Ratio), except that cash will be paid in lieu of fractional shares, which we expect will result in Vistra Energy’s stockholders and Dynegy’s stockholders owning approximately 79% and 21%, respectively, of the combined company. Dynegy stock options and equity-based awards outstanding immediately prior to the Effective Time will generally automatically convert upon completion of the Merger into stock options and equity-based awards, respectively, with respect to Vistra Energy’s common stock, after giving effect to the Exchange Ratio.

The Merger Agreement also provides that, upon the closing of the Merger, the board of directors of the combined company will be comprised of 11 members, consisting of (a) the eight current directors of Vistra Energy and (b) three of Dynegy’s current directors, of whom one will be a Class I director, one will be a Class II director and one will be a Class III director, unless the closing of the Merger occurs after the date of Vistra Energy’s 2018 Annual Meeting of Stockholders, in which case one will be a Class I director and two will be Class II directors.

Completion of the Merger is subject to various customary conditions, including, among others, (a) approval by Vistra Energy’s stockholders of the issuance of Vistra Energy’s common stock in the Merger, (b) adoption of the Merger Agreement by Vistra Energy’s stockholders and Dynegy’s stockholders, (c) receipt of all requisite regulatory approvals, which includes approvals of the FERC, the PUCT, the Federal Communications Commission and the New York Public Service Commission, and the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, (HSR Waiting Period) and (d) the approval of the listing of shares to be issued on the NYSE. Each party’s obligation to consummate the Merger is also subject to certain additional customary conditions, including (i) subject to certain exceptions, the accuracy of the representations and warranties of the other party, (ii) performance in all material respects by the other party of its obligations under the Merger Agreement and (iii) the receipt by such party of an opinion from its counsel to the effect that the Merger will qualify as a tax-free reorganization within the meaning of the Code. The HSR Waiting Period expired on February 5, 2018.

The Merger Agreement contains customary representations, warranties and covenants of Vistra Energy and Dynegy, including, among others, covenants (a) to conduct their respective businesses in the ordinary course during the interim period between the execution of the Merger Agreement and completion of the Merger, (b) not to take certain actions during the interim period except with the consent of the other party, (c) that Vistra Energy and Dynegy will convene and hold meetings of their respective stockholders to obtain the required stockholder approvals, and (d) that the parties use their respective reasonable best efforts to take all actions necessary to obtain all governmental and regulatory approvals and consents (except that Vistra Energy shall not be required, and Dynegy shall not be permitted, to take any action that constitutes or would reasonably be expected to have certain specified burdensome effects). Each of Vistra Energy and Dynegy is also subject to restrictions on its ability to solicit alternative acquisition proposals and to provide information to, and engage in discussion with, third parties regarding such proposals, except under limited circumstances to permit Vistra Energy’s and Dynegy’s boards of directors to comply with their respective fiduciary duties.

The Merger Agreement contains certain termination rights for both Vistra Energy and Dynegy, including in specified circumstances in connection with an alternative acquisition proposal that has been determined to be a superior offer. Upon termination of the Merger Agreement, under specified circumstances (a) for a failure by Vistra Energy to obtain certain requisite regulatory approvals, Vistra Energy may be required to pay Dynegy a termination fee of $100 million, (b) in connection with a superior offer, acquisition proposal or unforeseeable material intervening event, Vistra Energy may be required to pay a termination fee to Dynegy of $100 million, and (c) in connection with a superior offer, acquisition proposal or an unforeseeable material intervening event, Dynegy may be required to pay to Vistra Energy a termination fee of $87 million. In addition, if the Merger Agreement is terminated (i) because Vistra Energy’s stockholders do not approve the issuance of Vistra Energy’s common stock in the Merger or do not adopt the Merger Agreement, then Vistra Energy will be obligated to reimburse Dynegy for its reasonable out-of-pocket fees and expenses incurred in connection with the Merger Agreement, or (ii) because Dynegy’s stockholders do not adopt the Merger Agreement, then Dynegy will reimburse Vistra Energy for its reasonable out-of-pocket fees and expenses incurred in connection with the Merger Agreement, each of which is subject to a cap of $22 million. Such expense reimbursement may be deducted from the foregoing termination fees, if ultimately payable.

The Merger is subject to certain risks and uncertainties, and there can be no assurance that we will be able to complete the Merger on the expected timeline or at all.

Merger Support Agreements — Concurrently with the execution of the Merger Agreement, certain stockholders of Vistra Energy, including affiliates of Apollo Management Holdings L.P. (collectively, the Apollo Entities), affiliates of Brookfield Asset Management Private Institutional Capital Adviser (Canada), L.P. (collectively, the Brookfield Entities) and certain affiliates of Oaktree Capital Management, L.P. (Oaktree), such agreements representing in the aggregate approximately 34% of the shares of Vistra Energy’s common stock as of October 29, 2017 that will be entitled to vote on the Merger, and certain stockholders of Dynegy, including Terawatt Holdings, LP, an affiliate of certain affiliated investment funds of Energy Capital Partners III, LLC (Terawatt) and certain affiliates of Oaktree, such agreements representing in the aggregate approximately 21% of the shares of Dynegy’s common stock as of October 29, 2017 that will be entitled to vote on the Merger, have entered into the Merger Support Agreements, pursuant to which each such stockholder agreed to vote their shares of common stock of Vistra Energy or Dynegy, as applicable, to adopt the Merger Agreement, and in the case of stockholders of Vistra Energy, approve the stock issuance. The Merger Support Agreements will automatically terminate upon a change of recommendation by the applicable board of directors or the termination of the Merger Agreement in accordance with its terms.

3.	ACQUISITION AND DEVELOPMENT OF GENERATION FACILITIES

Odessa Acquisition (Successor)

In August 2017, La Frontera Holdings, LLC (La Frontera), an indirect wholly owned subsidiary of Vistra Energy, purchased a 1,054 MW CCGT natural gas fueled generation plant (and other related assets and liabilities) located in Odessa, Texas (Odessa Facility) from Odessa-Ector Power Partners, L.P., an indirect wholly owned subsidiary of Koch Ag & Energy Solutions, LLC (Koch) (altogether, the Odessa Acquisition). La Frontera paid an aggregate purchase price of approximately $355 million, plus a five-year earn-out provision, to acquire the Odessa Facility. The purchase price was funded by cash on hand.

The Odessa Acquisition was accounted for as an asset acquisition. Substantially all of the approximately $355 million purchase price was assigned to property, plant and equipment in our consolidated balance sheet. Additionally, the initial fair value associated with an earn-out provision of approximately $16 million was included as consideration in the overall purchase price. The earn-out provision requires cash payments to be made to Koch if spark-spreads related to the pricing point of the Odessa Facility exceed certain thresholds. Subsequent to the acquisition, the earn-out provision has been accounted for as a derivative in our consolidated financial statements.

Upton Solar Development (Successor)

In May 2017, we acquired the rights to develop, construct and operate a utility scale solar photovoltaic power generation facility in Upton County, Texas (Upton). As part of this project, we entered a turnkey engineering, procurement and construction agreement to construct the approximately 180 MW facility. For the year ended December 31, 2017, we have spent approximately $190 million related to this project primarily for progress payments under the engineering, procurement and construction agreement and the acquisition of the development rights. We currently estimate that the facility will begin operations in the spring of 2018.

Lamar and Forney Acquisition (Predecessor)

In April 2016, Luminant purchased all of the membership interests in La Frontera, the indirect owner of two combined-cycle gas turbine (CCGT) natural gas fueled generation facilities representing nearly 3,000 MW of capacity located in ERCOT, from a subsidiary of NextEra Energy, Inc. (the Lamar and Forney Acquisition). The aggregate purchase price was approximately $1.313 billion, which included the repayment of approximately $950 million of existing project financing indebtedness of La Frontera at closing, plus approximately $236 million for cash and net working capital. The purchase price was funded by cash-on-hand and additional borrowings under our Predecessor’s DIP Facility totaling $1.1 billion. After completing the acquisition, we repaid approximately $230 million of borrowings under our Predecessor’s DIP Revolving Credit Facility primarily utilizing cash acquired in the transaction. La Frontera and its subsidiaries were subsidiary guarantors under our Predecessor’s DIP Roll Facilities and, on the Effective Date, became subsidiary guarantors under the Vistra Operations Credit Facilities (see Note 12).

Predecessor Purchase Accounting — The Lamar and Forney Acquisition was accounted for in accordance with ASC 805, Business Combinations (ASC 805), with identifiable assets acquired and liabilities assumed recorded at their estimated fair values on the acquisition date.

To fair value the acquired property, plant and equipment, we used a discounted cash flow analysis, classified as Level 3 within the fair value hierarchy levels (see Note 15). This discounted cash flow model was created for each generation facility based on its remaining useful life. The discounted cash flow model included gross margin forecasts for each power generation facility determined using forward commodity market prices obtained from long-term forecasts. We also used management’s forecasts of generation output, operations and maintenance expense, SG&A and capital expenditures. The resulting cash flows, estimated based upon the age of the assets, efficiency, location and useful life, were then discounted using plant specific discount rates of approximately 9%.

The following table summarizes the consideration paid and the allocation of the purchase price to the fair value amounts recognized for the assets acquired and liabilities assumed related to the Lamar and Forney Acquisition as of the acquisition date. During the three months ended September 30, 2016, the working capital adjustment included in the purchase price was finalized between the parties, and the purchase price allocation was completed.

Cash paid to seller at close	$603
Net working capital adjustments	(4)

Consideration paid to seller	599
Cash paid to repay project financing at close	950

Total cash paid related to acquisition	$1,549

Cash and cash equivalents	$210
Property, plant and equipment — net	1,316
Commodity and other derivative contractual assets	47
Other assets	44

Total assets acquired	1,617

Commodity and other derivative contractual liabilities	53
Trade accounts payable and other liabilities	15

Total liabilities assumed	68

Identifiable net assets acquired	$1,549

The Lamar and Forney Acquisition did not result in the recording of goodwill since the purchase price did not exceed the fair value of the net assets acquired.

Unaudited Pro Forma Financial Information — The following unaudited pro forma financial information for the Predecessor period from January 1, 2016 through October 2, 2016 and the year ended December 31, 2015 assumes that the Lamar and Forney Acquisition occurred on January 1, 2015. The unaudited pro forma financial information is provided for information purposes only and is not necessarily indicative of the results of operations that would have occurred had the Lamar and Forney Acquisition been completed on January 1, 2015, nor is the unaudited pro forma financial information indicative of future results of operations.

	Predecessor
	Period from January 1, 2016 through October 2, 2016	Year Ended December 31, 2015
Revenues	$4,116	$6,133
Net income (loss)	$22,835	$(4,671)

The unaudited pro forma financial information includes adjustments for incremental depreciation as a result of the fair value determination of the net assets acquired and interest expense on borrowings under our Predecessor’s DIP Roll Facilities.

4.	DISPOSITION OF GENERATION FACILITIES

Retirement of Generation Facilities

Luminant announced plans to retire three power plants with a total installed nameplate generation capacity of approximately 4,167 MW and two lignite mines. The plants were retired in January and February 2018. Luminant decided to retire these units given that they are projected to be uneconomic based on current market conditions and given the significant environmental costs associated with operating such units. In the case of the Sandow units, the decision also reflected the execution of a Settlement Agreement discussed below. The following table details the units retired.

Name	Location (all in the state of Texas)	Fuel Type	Installed Nameplate Generation Capacity (MW)	Number of Units	Date Units Taken Offline
Monticello	Titus County	Lignite/Coal	1,880	3	January 4, 2018
Sandow	Milam County	Lignite	1,137	2	January 11, 2018
Big Brown	Freestone County	Lignite/Coal	1,150	2	February 12, 2018

Total			4,167	7

In September and October 2017, we decided to retire our Monticello, Sandow and Big Brown plants and a related mine which supplies the Sandow plants. Management had previously announced its decisions to retire mines which supply the Monticello and Big Brown plants. The Monticello and Sandow plants were retired in January and the Big Brown plant in February 2018. We recorded a charge of approximately $206 million related to the retirements, including employee-related severance costs, non-cash charges for writing off materials inventory and capitalized improvements and changes to the timing and amounts of asset retirement obligations for mining and plant-related reclamation at these facilities. The charge, all of which related to our Wholesale Generation segment, was recorded to operating costs and impairment of long-lived assets in our statements of consolidated income (loss). In addition, we will continue the ongoing reclamation work at the plants’ mines.

In October 2017, the Company and Alcoa entered into a contract termination agreement pursuant to which the parties agreed to an early settlement of a long-standing power and mining agreement. In consideration for the early termination, Alcoa made a payment to Luminant of approximately $238 million in October 2017. In the three months ended December 31, 2017, we recorded a gain related to the impacts of the Settlement Agreement in our consolidated financial statements totaling approximately $11 million, which included the receipt of the cash payment, the acquisition of real property and the incurrence of certain liabilities and asset retirement obligations associated with the real property acquired, along with the elimination of a related electric supply contract intangible asset on our consolidated balance sheet (see Note 7). The contract had been important to the overall economic viability of the Sandow plant.

Regulatory Review — As part of the retirement process, Luminant filed notices with ERCOT, which triggered a reliability review regarding such proposed retirements. In October and November 2017, ERCOT determined the units were not needed for reliability, and the units were taken offline in January and February 2018.

Gas Plant Sales Process

In conjunction with the regulatory review process as part of the Merger Agreement with Dynegy Inc., we are conducting a competitive sales process for our Stryker Creek, Graham and Trinidad plants that would reduce our overall installed generation capacity in the ERCOT market. Pursuant to that sales process, we have classified our Stryker Creek, Graham and Trinidad natural gas generation facilities with a total installed nameplate generation capacity of approximately 1,559 MW as assets held-for sale. At December 31, 2017, these assets totaled $16 million and are included in other current assets in the consolidated balance sheet.

Impairment of Lignite/Coal Fueled Generation and Mining Assets

We evaluated our generation assets for impairment during 2015 as a result of impairment indicators related to the continued decline in forecasted wholesale electricity prices in ERCOT. Our evaluations concluded that impairments existed, and the carrying values at our Big Brown, Martin Lake, Monticello, Sandow 4 and Sandow 5 generation facilities and related mining facilities were reduced in total by $2.541 billion.

Our fair value measurement for these assets was determined based on an income approach that utilized probability-weighted estimates of discounted future cash flows, which were Level 3 fair value measurements (see Note 15). Key inputs into the fair value measurement for these assets included current forecasted wholesale electricity prices in ERCOT, forecasted fuel prices, capital and operating expenditure forecasts and discount rates.

5.	EMERGENCE FROM CHAPTER 11 CASES

On the Petition Date, EFH Corp. and the substantial majority of its direct and indirect subsidiaries, including EFIH, EFCH and TCEH, but excluding the Oncor Ring-Fenced Entities, filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. On the Effective Date, the TCEH Debtors and the Contributed EFH Debtors completed their reorganization under the Bankruptcy Code and emerged from the Chapter 11 Cases as subsidiaries of Vistra Energy.

Separation of Vistra Energy from EFH Corp. and its Subsidiaries

Upon the Effective Date, Vistra Energy separated from EFH Corp. pursuant to a tax-free spin-off transaction that was part of a series of transactions that included a taxable component. The taxable portion of the transaction generated a taxable gain that resulted in no regular tax liability due to available net operating loss carryforwards of EFH Corp. The transaction did result in an alternative minimum tax liability estimated to be approximately $14 million payable by EFH Corp. to the IRS. Pursuant to the Tax Matters Agreement, Vistra Energy had an obligation to reimburse EFH Corp. 50% of the estimated alternative minimum tax, and approximately $7 million was reimbursed during the three months ended June 30, 2017. In October 2017, the 2016 federal tax return that included the results of EFCH, EFIH, Oncor Holdings and TCEH was filed with the IRS and resulted in a $3 million payment from EFH Corp. to Vistra Energy. The spin-off transaction resulted in Vistra Energy, including the TCEH Debtors and the Contributed EFH Debtors, no longer being an affiliate of EFH Corp. and its subsidiaries.

Separation Agreement

On the Effective Date, EFH Corp., Vistra Energy and a subsidiary of Vistra Energy entered into a separation agreement that provided for, among other things, the transfer of certain assets and liabilities by EFH Corp., EFCH and TCEH to Vistra Energy. Among other things, EFH Corp., EFCH and/or TCEH, as applicable, (a) transferred the TCEH Debtors and certain contracts and assets (and related liabilities) primarily related to the business of the TCEH Debtors to Vistra Energy, (b) transferred sponsorship of certain employee benefit plans (including related assets), programs and policies to a subsidiary of Vistra Energy and (c) assigned certain employment agreements from EFH Corp. and certain of the Contributed EFH Debtors to a subsidiary of Vistra Energy.

Tax Matters Agreement

On the Effective Date, Vistra Energy and EFH Corp. entered into the Tax Matters Agreement, which provides for the allocation of certain taxes among the parties and for certain rights and obligations related to, among other things, the filing of tax returns, resolutions of tax audits and preserving the tax-free nature of the spin-off.

Settlement Agreement

The Debtors, the Sponsor Group, certain settling TCEH first lien creditors, certain settling TCEH second lien creditors, certain settling TCEH unsecured creditors and the official committee of unsecured creditors of the TCEH Debtors entered into a settlement agreement (the Settlement Agreement) in August 2015 (as amended in September 2015 and approved by the Bankruptcy Court in December 2015) to settle, among other things, (a) intercompany claims among the Debtors, (b) claims and causes of actions against holders of first lien claims against TCEH and the agents under the TCEH Senior Secured Facilities, (c) claims and causes of action against holders of interests in EFH Corp. and certain related entities and (d) claims and causes of action against each of the Debtors’ current and former directors, the Sponsor Group, managers and officers and other related entities.

Tax Matters

In July 2016, EFH Corp. received a private letter ruling from the IRS in connection with our emergence from bankruptcy, which provides, among other things, for certain rulings regarding the qualification of (a) the transfer of certain assets and ordinary course operating liabilities to Vistra Energy and (b) the distribution of the equity of Vistra Energy, the cash proceeds from Vistra Energy debt, the cash proceeds from the sale of preferred stock in a newly formed subsidiary of Vistra Energy, and the right to receive payments under a tax receivables agreement, to holders of TCEH first lien claims, as a reorganization qualifying for tax-free treatment.

Pre-Petition Claims

On the Effective Date, the TCEH Debtors (together with the Contributed EFH Debtors) emerged from the Chapter 11 Cases and discharged approximately $33.8 billion in LSTC. Initial distributions related to the allowed claims asserted against the TCEH Debtors and the Contributed EFH Debtors commenced subsequent to the Effective Date. As of December 31, 2017, the TCEH Debtors have approximately $52 million in escrow to (1) distribute to holders of currently contingent and/or disputed unsecured claims that become allowed and/or (2) make further distributions to holders of previously allowed unsecured claims, if applicable. Additionally, the TCEH Debtors have approximately $7 million in escrow to pay remaining professional fees incurred in the Chapter 11 Cases. The remaining contingent and/or disputed claims against the TCEH Debtors consist primarily of unsecured legal claims, including asbestos claims. These remaining claims and the related escrow balance for the claims are recorded in Vistra Energy’s consolidated balance sheet as other current liabilities and current restricted cash, respectively. A small number of other disputed, de minimis claims that are asserted as being entitled to priority and/or against the Contributed EFH Debtors, if allowed, will be paid by Vistra Energy, but all non-priority unsecured claims, including asbestos claims arising before the Petition Date, will be satisfied solely from the approximately $52 million in escrow.

Predecessor Reorganization Items

Expenses and income directly associated with the Chapter 11 Cases are reported separately in the statements of consolidated income (loss) as reorganization items as required by ASC 852, Reorganizations. Reorganization items also included adjustments to reflect the carrying value of LSTC at their estimated allowed claim amounts, as such adjustments were determined. The following table presents reorganization items incurred in the Predecessor period from January 1, 2016 through October 2, 2016 and the year ended December 31, 2015, respectively, as reported in the statements of consolidated income (loss):

	Predecessor
	Period from January 1, 2016 through October 2, 2016	Year Ended December 31, 2015
Gain on reorganization adjustments (Note 6)	$(24,252)	$—
Loss from the adoption of fresh start reporting	2,013	—
Expenses related to legal advisory and representation services	55	141
Expenses related to other professional consulting and advisory services	39	69
Contract claims adjustments	13	54
Noncash adjustment for estimated allowed claims related to debt	—	896
Adjustment to affiliate claims pursuant to Settlement Agreement (Note 19)	—	(635)
Gain on settlement of debt held by affiliates (Note 19)	—	(382)
Gain on settlement of interest on debt held by affiliates	—	(20)
Sponsor management agreement settlement	—	(19)
Contract assumption adjustments	—	(14)
Fees associated with extension/completion of the DIP Facility	—	9
Other	11	2

Total reorganization items	$(22,121)	$101

6.	FRESH START REPORTING

As of the Effective Date, Vistra Energy applied fresh start reporting under the applicable provisions of ASC 852. In order to apply fresh-start reporting, ASC 852 requires two criteria to be satisfied: (1) that total post-petition liabilities and allowed claims immediately before the date of confirmation of the Plan of Reorganization be in excess of reorganization value and (2) that holders of our Predecessor’s voting shares immediately before confirmation of the Plan receive less than 50% of the voting shares of the emerging entity. Vistra Energy met both criteria. Under ASC 852, application of fresh start reporting is required on the date on which a plan of reorganization is confirmed by a bankruptcy court and all material conditions to the plan of reorganization are satisfied. All material conditions to the Plan of Reorganization were satisfied on the Effective Date, including the execution of the Spin-Off.

Reorganization Value

A third-party valuation specialist submitted a report to the Bankruptcy Court in July 2016 assuming an emergence from bankruptcy as of December 31, 2016. This report provided an estimated value range for the total Vistra Energy enterprise. Management selected an enterprise value within that range of $10.5 billion. The enterprise value submitted by the valuation specialist was based upon:

•	historical financial information of our Predecessor for recent years and interim periods;

•	certain internal financial and operating data of our Predecessor;

•	certain financial, tax and operational forecasts of Vistra Energy;

•	certain publicly available financial data for comparable companies to the operating business of Vistra Energy;

•	the Plan of Reorganization and related documents;

•	certain economic and industry information relevant to the operating business, and

•	other studies, analyses and inquiries.

The valuation analysis for Vistra Energy included (i) a discounted cash flow calculation and (ii) peer group company analysis. Equal weighting was assigned to the two methodologies, before adding the value of the tax basis step-up resulting from certain transactions pursuant to the Plan of Reorganization, which was valued separately. The estimated future cash flows included annual forecasts through 2021. A terminal value was included in the discounted cash flow calculation using an exit multiple approach based on the cash flows of the final year of the forecast period.

The valuation analysis used a discount rate of approximately 7%. The determination of the discount rate takes into consideration the capital structure, credit ratings and current debt yields of comparable publicly traded companies as well as an estimate of return on equity that reflects historical market returns and current market volatility for the industry.

Although the Company believes the assumptions and estimates used by the valuation specialist to develop the enterprise value are reasonable and appropriate, different assumption and estimates could materially impact the analysis and resulting conclusions.

Under ASC 852, reorganization value is generally allocated, first, to identifiable tangible assets, identifiable intangible assets and liabilities, then any remaining excess reorganization value is allocated to goodwill. Vistra Energy estimates its reorganization value of assets at approximately $15.161 billion as of October 3, 2016, which consists of the following:

Business enterprise value	$10,500
Cash excluded from business enterprise value	1,594
Deferred asset related to prepaid capital lease obligation	38
Current liabilities, excluding short-term portion of debt and capital leases	1,123
Noncurrent, non-interest bearing liabilities	1,906

Vistra Energy reorganization value of assets	$15,161

Consolidated Balance Sheet

The adjustments to TCEH’s October 3, 2016 consolidated balance sheet below include the impacts of the Plan of Reorganization and the adoption of fresh start reporting.

	October 3, 2016
	TCEH (Predecessor) (1)	Reorganization Adjustments (2)		Fresh Start Adjustments		Vistra Energy (Successor)
ASSETS
Current assets:
Cash and cash equivalents	$1,829	$(1,028)	(3)	$—		$801
Restricted cash	12	131	(4)	—		143
Trade accounts receivable — net	750	4		—		754
Advances to parents and affiliates of Predecessor	78	(78)		—		—
Inventories	374	—		(86)	(17)	288
Commodity and other derivative contractual assets	255	—		—		255
Margin deposits related to commodity contracts	42	—		—		42
Other current assets	47	17		3		67

Total current assets	3,387	(954)		(83)		2,350
Restricted cash	650	—		—		650
Advance to parent and affiliates of Predecessor	17	(21)		4		—
Investments	1,038	1		9	(18)	1,048
Property, plant and equipment — net	10,359	53		(5,970)	(19)	4,442
Goodwill	152	—		1,755	(27)	1,907
Identifiable intangible assets — net	1,148	4		2,256	(20)	3,408
Commodity and other derivative contractual assets	73	—		(14)		59
Deferred income taxes	—	320	(5)	730	(21)	1,050
Other noncurrent assets	51	38		158	(22)	247

Total assets	$16,875	$(559)		$(1,155)		$15,161

LIABILITIES AND EQUITY
Current liabilities:
Long-term debt due currently	$4	$5		$(1)		$8
Trade accounts payable	402	145	(6)	3		550
Trade accounts and other payables to affiliates of Predecessor	152	(152)	(6)	—		—
Commodity and other derivative contractual liabilities	125	—		—		125
Margin deposits related to commodity contracts	64	—		—		64
Accrued income taxes	12	12		—		24
Accrued taxes other than income	119	4		—		123
Accrued interest	110	(109)	(7)	—		1
Other current liabilities	243	170	(8)	5		418

Total current liabilities	1,231	75		7		1,313
Long-term debt, less amounts due currently	—	3,476	(9)	151	(23)	3,627
Borrowings under debtor-in-possession credit facilities	3,387	(3,387)	(9)	—		—
Liabilities subject to compromise	33,749	(33,749)	(10)	—		—

	October 3, 2016
	TCEH (Predecessor) (1)	Reorganization Adjustments (2)		Fresh Start Adjustments		Vistra Energy (Successor)
Commodity and other derivative contractual liabilities	5	—		3		8
Deferred income taxes	256	(256)	(11)	—		—
Tax Receivable Agreement obligation	—	574	(12)	—		574
Asset retirement obligations	809	—		854	(24)	1,663
Other noncurrent liabilities and deferred credits	1,018	117	(13)	(900)	(25)	235

Total liabilities	40,455	(33,150)		115		7,420

Equity:
Common stock	—	4	(14)	—		4
Additional paid-in-capital	—	7,737	(15)	—		7,737
Accumulated other comprehensive income (loss)	(32)	22		10	(26)	—
Predecessor membership interests	(23,548)	24,828	(16)	(1,280)	(26)	—

Total equity	(23,580)	32,591		(1,270)		7,741

Total liabilities and equity	$16,875	$(559)		$(1,155)		$15,161

(1)	Represents the consolidated balance sheet of TCEH as of October 3, 2016.

Reorganization adjustments

(2)	Includes the addition of certain assets and liabilities associated with the Contributed EFH Entities. Also includes EFH Corp.’s contribution of liabilities associated with certain employee benefit plans to Vistra Energy.
(3)	Net adjustments to cash, which represent distributions made or funding provided to an escrow account, classified as restricted cash, under the Plan of Reorganization, as follows:

Sources (uses):
Net proceeds from PrefCo preferred stock sale	$69
Addition of cash balances from the Contributed EFH Debtors	22
Payments to TCEH first lien creditors, including adequate protection	(486)
Payment to TCEH unsecured creditors (including $73 million to escrow)	(502)
Payment of administrative claims to TCEH creditors	(53)
Payment of legal fees, professional fees and other costs (including $52 million to escrow)	(78)

Net use of cash	$(1,028)

(4)	Increase in restricted cash primarily reflects amounts placed in escrow to satisfy certain secured claims, unsecured claims and professional fee obligations associated with the bankruptcy.
(5)	Reflects the deferred income tax impact of the Plan of Reorganization implementation, including cancellation of debts and adjustment of tax-basis for certain assets of PrefCo that issued mandatorily redeemable preferred stock as part of the Spin-Off.
(6)	Primarily reflects the reclassification of transmission and distribution service payables to Oncor from payables with affiliates to trade payables with third parties pursuant to the separation of Vistra Energy from EFH Corp. and payment of accrued professional fees and unsecured claimant obligations incurred in conjunction with Emergence.

(7)	Primarily reflects the payment of accrued interest and adequate protection to the TCEH first lien creditors on the Effective Date.
(8)	Primarily reflects the following:

•	Reclassification of $82 million from LSTC related to secured and unsecured claims and $16 million in accrued professional fees from accounts payable to other current liabilities.

•	Additional accruals for $23 million of change-in-control obligations and $26 million in success fees triggered by Emergence, $7 million in professional fees, and $28 million of accrued liabilities related to the Contributed EFH Entities.

•	Payment of $12 million in professional fees.

(9)	Reflects the conversion of the TCEH DIP Roll Facilities of $3.387 billion to the Vistra Operations Credit Facilities at Emergence, the issuance and sale of mandatorily redeemable preferred stock of PrefCo for $70 million, and the obligation related to a corporate office space lease contributed to Vistra Energy pursuant to the Plan of Reorganization. See Note 12 for additional details.
(10)	Reflects the elimination of TCEH’s liabilities subject to compromise pursuant to the Plan of Reorganization (see Note 5). Liabilities subject to compromise were settled as follows in accordance with the Plan of Reorganization:

Notes, loans and other debt	$31,668
Accrued interest on notes, loans and other debt	646
Net liability under terminated TCEH interest rate swap and natural gas hedging agreements	1,243
Trade accounts payable and other expected allowed claims	192

Third-party liabilities subject to compromise	33,749
LSTC from the Contributed EFH Entities	8

Total liabilities subject to compromise	33,757
Fair value of equity issued to TCEH first lien creditors	(7,741)
TRA Rights issued to TCEH first lien creditors	(574)
Cash distributed and accruals for TCEH first lien creditors	(377)
Cash distributed for TCEH unsecured claims	(502)
Cash distributed and accruals for TCEH administrative claims	(60)
Settlement of affiliate balances	(99)
Net liabilities of contributed entities and other items	(60)

Gain on extinguishment of LSTC	$24,344

(11)	Reflects the deferred income tax impact of the Plan of Reorganization implementation, including cancellation of debts and adjustment of tax basis of certain assets of PrefCo.
(12)	Reflects the estimated present value of the TRA obligation. See Note 9 for further discussion of the TRA obligation valuation assumptions.
(13)	Primarily reflects the following:

•	Addition of $122 million in liabilities primarily related to benefit plan obligations associated with a pension plan and a health and welfare plan assumed by Vistra Energy pursuant to the Plan of Reorganization. See Note 17 for further discussion of the benefit plan obligations.

•	Payment of $7 million in settlements related to split life insurance costs with a prior affiliate entity.

(14)	Reflects the issuance of approximately 427,500,000 shares of Vistra Energy common stock, par value of $0.01 per share, to the TCEH first lien creditors. See Note 14.
(15)	Reflects adjustments to present Vistra Energy equity value at approximately $7.741 billion based on a reconciliation from the $10.5 billion enterprise value described above under Reorganization Value as depicted below:

Enterprise value	$10,500
Vistra Operations Credit Facility – Initial Term Loan B Facility	(2,871)
Vistra Operations Credit Facility – Term Loan C Facility	(655)
Accrual for post-Emergence claims satisfaction	(181)
Tax Receivable Agreement obligation	(574)
Preferred stock of PrefCo	(70)
Other items	(2)
Cash and cash equivalents	801
Restricted cash	793

Equity value at Emergence	$7,741

Common stock at par value	$4
Additional paid-in capital	7,737

Equity value	$7,741
Shares outstanding at October 3, 2016 (in millions)	427.5
Per share value	$18.11

(16)	Membership Interest impact of Plan of Reorganization are shown below:

Gain on extinguishment of LSTC	$24,344
Elimination of accumulated other comprehensive income	(22)
Change in control payments	(23)
Professional fees	(33)
Other items	(14)

Pretax gain on reorganization adjustments (Note 5)	24,252
Deferred tax impact of the Plan of Reorganization and Spin-off	576

Total impact to membership interests	$24,828

Fresh start adjustments

(17)	Reflects the reduction of inventory to fair value, including (1) adjustment of fuel inventory to current market prices, and (2) an adjustment to the fair value of materials and supplies inventory primarily used in our lignite/coal-fueled generation assets and related mining operations.
(18)	Reflects the $12 million increase in the fair value of certain real property assets and $3 million reduction of the fair value for other investments.

(19)	Reflects the change in fair value of property, plant and equipment related primarily to generation and mining assets as detailed below:

Property, Plant and Equipment	Adjustment	Fair Value
Generation plants and mining assets	$(6,057)	$3,698
Land	140	490
Nuclear Fuel	(23)	157
Other equipment	(30)	97

Total	$(5,970)	$4,442

We engaged a third-party valuation specialist to assist in preparing the values for our property, plant and equipment. For our generation plants and related mining assets, an income approach was utilized in valuing those assets based on discounted cash flow models that forecast the cash flows of the related assets over their respective useful lives. Significant estimates and assumptions utilized in those models include (1) long-term wholesale power price forecasts, (2) fuel cost forecasts, (3) expected generation volumes based on prevailing forecasts and expected maintenance outages, (4) operations and maintenance costs, (5) capital expenditure forecasts and (6) risk adjusted discount rates based on the cash flows produced by the specific generation asset. The fair value of the generation plants and mining assets is based upon Level 3 inputs utilized in the income approach.

The fair value estimates for land and nuclear fuel utilized the market approach, which included utilizing recent comparable sales information and current market conditions for similarly situated land. Nuclear fuel values were determined by utilizing market pricing information for uranium. The fair value of land and nuclear fuel are based upon Level 3 inputs.

(20)	Reflects the adjustment in fair value of $2.256 billion to identifiable intangible assets, including $1.636 billion increase related to retail customer relationships, $270 million increase related to the retail trade name, $190 million increase related to an electricity supply contract, $164 million increase related to retail and wholesale contracts and $4 million decrease related to other intangible assets (see Note 7).

Also reflects the reduction of fair value of $476 million to identifiable intangible liabilities, including a reduction of $525 million related to an electricity supply contract and an increase of $49 million to wholesale contracts.

(21)	Reflects the deferred income tax impact of fresh-start adjustments to property, plant, and equipment, inventory, intangibles and debt issuance costs.
(22)	Primarily reflects the following:

•	Addition of $197 million regulatory asset related to the deficiency of the nuclear decommissioning trust investment as compared to the nuclear generation plant retirement obligation. Pursuant to Texas regulatory provisions, the trust fund for decommissioning our nuclear generation facility is funded by a fee surcharge billed to REPs by Oncor, as a collection agent, and remitted monthly to Vistra Energy.

•	Adjustment to remove $26 million of unamortized debt issuance costs to reflect the Vistra Operations Credit Facilities at fair market value.

(23)	Reflects the increase in fair value of the Vistra Operations Credit Facilities in the amount of $151 million based on the quoted market prices of the facilities.
(24)	Increase in fair value of asset retirement obligation related to the plant retirement, mining and reclamation retirement, and coal combustion residuals. See Note 21 for further discussion of our asset retirement obligations.

(25)	Reflects the following:

•	Reduction in fair value of unfavorable contracts related to wholesale contracts and a portion of an electricity supply contract in the amount of $476 million. See footnote (20) above for further detail.

•	Reduction of $465 million related to reduction in liability that represented excess amounts in the nuclear decommissioning trust above the carrying value of the asset retirement obligation related to our nuclear generation plant decommissioning.

•	Increase in fair value of obligations related to leased property in the amount of $29 million.

•	Increase in fair value of Pension and OPEB obligations in the amount of $12 million.

(26)	Reflects the extinguishment of Predecessor membership interest and accumulated other comprehensive loss per the Plan of Reorganization.
(27)	Reflects increase in goodwill balance to present final goodwill as the reorganization value in excess of the identifiable tangible assets, intangible assets, and liabilities at Emergence.

Business enterprise value	$10,500
Add: Fair value of liabilities excluded from enterprise value	3,030
Less: Fair value of tangible assets	(8,215)
Less: Fair value of identified intangible assets	(3,408)

Vistra Energy goodwill	$1,907

7.	GOODWILL AND IDENTIFIABLE INTANGIBLE ASSETS

Goodwill

The carrying value of goodwill totaled $1.907 billion at both December 31, 2017 and 2016. The goodwill arose in connection with our application of fresh start reporting at Emergence and was allocated entirely to the Retail Electricity reporting unit (see Note 1). Of the goodwill recorded at Emergence, $1.686 billion is deductible for tax purposes over 15 years on a straight-line basis.

Goodwill and intangible assets with indefinite useful lives are required to be evaluated for impairment at least annually or whenever events or changes in circumstances indicate an impairment may exist. As of the Effective Date, we have selected October 1 as our annual goodwill test date. On the most recent goodwill testing date, we applied qualitative factors and determined that it was more likely than not that the fair value of the Retail Electricity reporting unit exceeded its carrying value at October 1, 2017. Significant qualitative factors evaluated included reporting unit financial performance and market multiples, cost factors, customer attrition, interest rates and changes in reporting unit book value.

Predecessor Goodwill Impairments

During the fourth quarter of 2015, our Predecessor performed a goodwill impairment analysis as of its annual testing date of December 1. Further, during the fourth quarter of 2015, there were significant declines in the market values of several similarly situated peer companies with publicly traded equity, which indicated our Predecessor’s overall enterprise value should be reassessed. Our Predecessor’s testing resulted in an impairment of goodwill of $800 million at December 1, 2015.

During the first nine months of 2015, our Predecessor experienced impairment indicators related to decreases in forward wholesale electricity prices when compared to those prices reflected in its December 1, 2014 goodwill impairment testing analysis. As a result, the likelihood of goodwill impairments had increased, and our Predecessor initiated further testing of goodwill. Our Predecessor’s testing of goodwill for impairment during the first nine months of 2015 resulted in impairment charges totaling $1.4 billion.

Identifiable Intangible Assets

Identifiable intangible assets are comprised of the following:

	December 31, 2017			December 31, 2016
Identifiable Intangible Asset	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Retail customer relationship	$1,648	$572	$1,076	$1,648	$152	$1,496
Software and other technology-related assets	183	47	136	147	9	138
Electricity supply contract (a)	—	—	—	190	2	188
Retail and wholesale contracts	154	87	67	164	38	126
Other identifiable intangible assets (b)	33	11	22	30	2	28

Total identifiable intangible assets subject to amortization	$2,018	$717	1,301	$2,179	$203	1,976

Retail trade names (not subject to amortization)			1,225			1,225
Mineral interests (not currently subject to amortization)			4			4

Total identifiable intangible assets			$2,530			$3,205

(a)	Contract terminated in October 2017. See Note 4.
(b)	Includes mining development costs and environmental allowances and credits.

Amortization expense related to finite-lived identifiable intangible assets (including the classification in the statements of consolidated income (loss)) consisted of:

			Successor		Predecessor
Identifiable Intangible Asset	Statements of Consolidated Income (Loss) Line	Remaining useful lives at December 31, 2017 (weighted average in years)	Year Ended December 31, 2017	Period from October 3, 2016 through December 31, 2016	Period from January 1, 2016 through October 2, 2016	Year Ended December 31, 2015
Retail customer relationship	Depreciation and amortization	4	$420	$152	$9	$17
Software and other technology-related assets	Depreciation and amortization	3	38	9	44	60
Electricity supply contract	Operating revenues	0	6	2	—	—
Retail and wholesale contracts	Operating revenues/fuel, purchased power costs and delivery fees	3	59	38	—	—
Other identifiable intangible assets	Operating revenues/fuel, purchased power costs and delivery fees/depreciation and amortization	4	9	2	6	30

Total amortization expense (a)			$532	$203	$59	$107

(a)	Amounts recorded in depreciation and amortization totaled $463 million, $162 million, $58 million and $85 million for the Successor period for the year ended December 31, 2017 and the period from October 3, 2016 through December 31, 2016 and the Predecessor period from January 1, 2016 through October 2, 2016 and the year ended December 31, 2015, respectively.

Following is a description of the separately identifiable intangible assets. In connection with fresh start reporting (see Note 6), the intangible assets were adjusted based on their estimated fair value as of the Effective Date, based on observable prices or estimates of fair value using valuation models.

•	Retail customer relationship – Retail customer relationship intangible asset represents the fair value of our non-contracted retail customer base, including residential and business customers, and is being amortized using an accelerated method based on historical customer attrition rates and reflecting the expected pattern in which economic benefits are realized over their estimated useful life.

•	Retail trade names – Our retail trade name intangible asset represents the fair value of the TXU EnergyTM and 4Change EnergyTM trade names, and was determined to be an indefinite-lived asset not subject to amortization. This intangible asset is evaluated for impairment at least annually in accordance with accounting guidance related to goodwill and other indefinite-lived intangible assets. Significant assumptions included within the development of the fair value estimate include TXU Energy’s and 4Change Energy’s estimated gross margins for future periods and implied royalty rates. On the most recent testing date, we determined that it was more likely than not that the fair value of our retail trade name intangible asset exceeded its carrying value at October 1, 2017.

•	Electricity supply contract – The electricity supply contract represents a long-term fixed-price supply contract for the sale of electricity from one of our generation facilities that was measured at fair value at Emergence. The value of this contract under our Predecessor was recorded as an unfavorable liability due to prevailing market prices of electricity when the contract was established in 2007. Significant assumptions included in the fair value measurement for this contract include long-term wholesale electricity price forecasts and operating cost forecasts for the respective generation facility. This contract was terminated in October 2017. See Note 4.

•	Retail and wholesale contracts – These intangible assets represent the favorable value of various retail and wholesale contracts (both purchase and sale contracts) that were measured at fair value by utilizing prevailing market prices for commodities or services compared to the fixed prices contained in these agreements. The value of these contracts is being amortized using a method that is based on the monthly value of each contract measured at Emergence.

Estimated Amortization of Identifiable Intangible Assets

As of December 31, 2017, the estimated aggregate amortization expense of identifiable intangible assets for each of the next five fiscal years is as shown below.

Year	Estimated Amortization Expense
2018	$367
2019	$268
2020	$191
2021	$142
2022	$4

Predecessor Intangible Impairments

The impairments of generation facilities in 2015 (see Note 4) resulted in the impairment of the SO2 allowances under the Clean Air Act’s acid rain cap-and-trade program that are associated with those facilities to the extent they are not projected to be used at other sites. The fair market values of the SO2 allowances were estimated to be de minimis based on Level 3 fair value estimates (see Note 15). Our Predecessor also impaired certain of its SO2 allowances under the Cross-State Air Pollution Rule (CSAPR) related to the impaired generation facilities. Accordingly, in the year ended December 31, 2015, our Predecessor recorded noncash impairment charges of $55 million (before deferred income tax benefit) in other deductions (see Note 21) related to its existing environmental allowances and credits intangible asset. SO2 emission allowances granted under the acid rain cap-and-trade program were recorded as intangible assets at fair value in connection with purchase accounting in 2007. Additionally, the impairments of generation and related mining facilities in 2015 resulted in recording noncash impairment charges of $19 million (before deferred income tax benefit) in other deductions (see Note 21) related to mine development costs (included in other identifiable intangible assets in the table above) at the facilities.

During 2015, our Predecessor determined that certain intangible assets related to favorable power purchase contracts should be evaluated for impairment. That conclusion was based on declines in wholesale electricity prices in ERCOT experienced during 2015. The fair value measurement was based on a discounted cash flow analysis of the contracts that compared the contractual price and terms of the contract to forecasted wholesale electricity and renewable energy credit (REC) prices in ERCOT. As a result of the analysis, our Predecessor recorded a noncash impairment charge of $8 million (before deferred income tax benefit) in other deductions (see Note 21).

8.	INCOME TAXES

Subsequent to the Effective Date, the TCEH Debtors and the Contributed EFH Debtors are included in Vistra Energy’s consolidated federal income tax return and are no longer included in the consolidated federal income tax return of EFH Corp.

Prior to the Effective Date, EFH Corp. was the corporate parent of the EFH Corp. consolidated group, while TCEH and the Contributed EFH Debtors were classified as disregarded entities for U.S. federal income tax purposes. For the 2016 tax year (through the period until the Effective Date) EFH Corp. filed a U.S. federal income tax return in October 2017 that included the results of TCEH and the EFH Contributed Debtors. Pursuant to applicable U.S. Treasury regulations and published guidance of the IRS, corporations that are members of a consolidated group have joint and several liability for the taxes of such group.

Prior to the Effective Date, EFH Corp. and certain of its subsidiaries (including TCEH and the Contributed EFH Debtors) were parties to a Federal and State Income Tax Allocation Agreement, which provided, among other things, that any corporate member or disregarded entity in the EFH Corp. group was required to make payments to EFH Corp. in an amount calculated to approximate the amount of tax liability such entity would have owed if it filed a separate corporate tax return. Pursuant to the Plan of Reorganization, the TCEH Debtors and the Contributed EFH Debtors rejected this agreement on the Effective Date. See Note 5 for a discussion of the Tax Matters Agreement that was entered into on the Effective Date between EFH Corp. and Vistra Energy. Additionally, since the date of the Settlement Agreement, no further cash payments among the Debtors were made in respect of federal income taxes. The Settlement Agreement did not alter the allocation and payment for state income taxes, which continued to be settled prior to the Effective Date.

Income Tax Expense (Benefit)

The components of our income tax expense (benefit) are as follows:

	Successor		Predecessor
	Year Ended December 31, 2017	Period from October 3, 2016 through December 31, 2016	Period from January 1, 2016 through October 2, 2016	Year Ended December 31, 2015
Current:
U.S. Federal	$72	$—	$(6)	$(17)
State	14	6	9	21

Total current	86	6	3	4

Deferred:
U.S. Federal	417	(75)	(1,234)	(811)
State	1	(1)	(36)	(72)

Total deferred	418	(76)	(1,270)	(883)

Total	$504	$(70)	$(1,267)	$(879)

Reconciliation of income taxes computed at the U.S. federal statutory rate to income tax expense (benefit) recorded:

	Successor		Predecessor
	Year Ended December 31, 2017	Period from October 3, 2016 through December 31, 2016	Period from January 1, 2016 through October 2, 2016	Year Ended December 31, 2015
Income (loss) before income taxes	$250	$(233)	$21,584	$(5,556)

Income taxes at the U.S. federal statutory rate of 35%	88	(82)	7,554	(1,945)
Nondeductible TRA accretion	(80)	5	—	—
Texas margin tax, net of federal benefit	13	3	(21)	—
Impacts of tax reform legislation on deferred taxes	451	—	—	—
Effects of Tax Matters Agreement and tax-free spin-off transaction	19	—	—	—
Nondeductible debt restructuring costs	—	2	38	64
Nondeductible interest expense	—	—	12	21
Nontaxable gain on extinguishment of LSTC	—	—	(8,593)	—
Valuation allowance	—	—	(210)	210
Nondeductible goodwill impairment	—	—	—	770
Lignite depletion allowance	—	—	—	(8)
Interest accrued for uncertain tax positions, net of tax	—	—	—	(2)
Other	13	2	(47)	11

Income tax expense (benefit)	$504	$(70)	$(1,267)	$(879)

Effective tax rate	201.6%	30.0%	(5.9)%	15.8%

Deferred Income Tax Balances

Deferred income taxes provided for temporary differences based on tax laws in effect at December 31, 2017 and 2016 are as follows:

	December 31,
	2017	2016
Noncurrent Deferred Income Tax Assets
Net operating loss (NOL) carryforwards	$—	$8
Property, plant and equipment	520	943
Intangible assets	81	29
Long-term debt	20	52
Employee benefit obligations	56	84
Commodity contracts and interest rate swaps	25	—
Other	8	6

Total deferred tax assets	$710	$1,122

At December 31, 2017, we had total deferred tax assets of approximately $710 million that were substantially comprised of book and tax basis differences related to our generation and mining property, plant and equipment. Our deferred tax assets were significantly impacted by the TCJA that was signed into law in December 2017, which reduced the overall federal corporate rate from 35% to 21%. This rate change decreased our overall deferred tax asset balance by approximately $451 million. As of December 31, 2017, we assessed the need for a valuation allowance related to our deferred tax asset and considered both positive and negative evidence related to the likelihood of realization of the deferred tax assets. In connection with that analysis, we concluded that it is more likely than not that the deferred tax assets would be fully utilized by future taxable income, and thus, no valuation allowance was recognized.

At December 31, 2017, we had no net operating loss (NOL) carryforwards for federal income tax purposes. At December 31, 2017, we had no alternative minimum tax (AMT) credit carryforwards available.

The income tax effects of the components included in accumulated other comprehensive income totaled a net deferred tax asset of $6 million at December 31, 2017 and a net deferred tax liability of $3 million at December 31, 2016.

Liability for Uncertain Tax Positions

Accounting guidance related to uncertain tax positions requires that all tax positions subject to uncertainty be reviewed and assessed with recognition and measurement of the tax benefit based on a “more-likely-than-not” standard with respect to the ultimate outcome, regardless of whether this assessment is favorable or unfavorable.

Successor — Vistra Energy and its subsidiaries file income tax returns in U.S. federal and state jurisdictions and are expected to be subject to examinations by the IRS and other taxing authorities. Vistra Energy has limited operational history and filed its first federal tax return in October 2017. Vistra Energy is not currently under audit for any period, and we had no uncertain tax positions at both December 31, 2017 and 2016.

Predecessor — EFH Corp. and its subsidiaries file or have filed income tax returns in U.S. Federal, state and foreign jurisdictions and are subject to examinations by the IRS and other taxing authorities. Examinations of income tax returns filed by EFH Corp. and any of its subsidiaries for the years ending prior to January 1, 2015 are complete. The IRS chose not to audit the tax return filed by EFH Corp. for the 2015 tax year. EFH Corp. filed a request for prompt determination of its 2016 tax return with the IRS in October 2017, and such return was accepted for expedited review in December 2017. As a result, the IRS audit of EFH Corp.’s 2016 tax return is currently in progress and is expected to conclude by April 2018. Texas franchise and margin tax return examinations have been completed.

In September 2016, EFH Corp. entered into a settlement agreement with the Texas Comptroller of Public Accounts (Comptroller) whereby the Comptroller agreed to release all claims and liabilities related to the EFH Corp. consolidated group’s state taxes, including sales tax, gross receipts utility tax, franchise tax and direct pay tax, through the agreement date, in exchange for a release of all refund claims and a one-time payment of $12 million. This settlement was entered and approved by the Bankruptcy Court in September 2016. As a result of the settlement, our Predecessor reduced the liability for uncertain tax positions by $27 million.

In July 2016, EFH Corp. executed a Revenue Agent Report (RAR) with the IRS for the 2010 through 2013 tax years. As a result of the RAR, our Predecessor reduced the liability for uncertain tax positions by $1 million, resulting in a reclassification to the accumulated deferred income tax liability. Total cash payment to be assessed by the IRS for tax years 2010 through 2013, but not expected to be paid during the pendency of the Chapter 11 Cases of the EFH Debtors, is approximately $15 million, plus any interest that may be assessed.

In March 2016, EFH Corp. signed a RAR with the IRS for the 2014 tax year. No financial statement impacts resulted from the signing of the 2014 RAR.

In June 2015, EFH Corp. signed a RAR with the IRS for the 2008 and 2009 tax years. The Bankruptcy Court approved EFH Corp.’s signing of the RAR in July 2015. As a result of EFH Corp. signing this RAR, our Predecessor reduced the liability for uncertain tax positions by $22 million, resulting in a $18 million increase in noncurrent inter-company tax payable to EFH Corp., a $2 million reclassification to the accumulated deferred income tax liability and the recording of a $2 million income tax benefit. Total cash payment to be assessed by the IRS for tax years 2008 and 2009, but not paid during the pendency of the Chapter 11 Cases of the EFH Debtors, is approximately $15 million, plus any interest that may be assessed.

Our Predecessor classified interest and penalties related to uncertain tax positions as current income tax expense. Ongoing accruals of interest after the IRS settlements were not material in 2015.

Noncurrent liabilities of our Predecessor included a total of $4 million in accrued interest at December 31, 2015. The federal income tax benefit on the interest accrued on uncertain tax positions was recorded as accumulated deferred income taxes.

The following table summarizes the changes to the uncertain tax positions, reported in other noncurrent liabilities in the consolidated balance sheets, during the Predecessor period from January 1, 2016 through October 2, 2016 and the year ended December 31, 2015, respectively:

	Predecessor
	Period from January 1, 2016 through October 2, 2016	Year Ended December 31, 2015
Balance at beginning of period, excluding interest and penalties	$36	$65
Reductions based on tax positions related to prior years	(1)	(11)
Settlements with taxing authorities	(35)	(18)

Balance at end of period, excluding interest and penalties	$—	$36

Tax Matters Agreement

On the Effective Date, we entered into the Tax Matters Agreement with EFH Corp. whereby the parties have agreed to take certain actions and refrain from taking certain actions in order to preserve the intended tax treatment of the Spin-Off and to indemnify the other parties to the extent a breach of such agreement results in additional taxes to the other parties.

Among other things, the Tax Matters Agreement allocates the responsibility for taxes for periods prior to the Spin-Off between EFH Corp. and us. For periods prior to the Spin-Off: (a) Vistra Energy is generally required to reimburse EFH Corp. with respect to any taxes paid by EFH Corp. that are attributable to us and (b) EFH Corp. is generally required to reimburse us with respect to any taxes paid by us that are attributable to EFH Corp.

We are also required to indemnify EFH Corp. against taxes, under certain circumstance, if the IRS or another taxing authority successfully challenges the amount of gain relating to the PrefCo Preferred Stock Sale or the amount or allowance of EFH Corp.’s net operating loss deductions.

Subject to certain exceptions, the Tax Matters Agreement prohibits us from taking certain actions that could reasonably be expected to undermine the intended tax treatment of the Spin-Off or to jeopardize the conclusions of the private letter ruling we obtained from the IRS or opinions of counsel received by us or EFH Corp., in each case, in connection with the Spin-Off. Certain of these restrictions apply for two years after the Spin-Off.

Under the Tax Matters Agreement, we may engage in an otherwise restricted action if (a) we obtain written consent from EFH Corp., (b) such action or transaction is described in or otherwise consistent with the facts in the private letter ruling we obtained from the IRS in connection with the Spin-Off, (c) we obtain a supplemental private letter ruling from the IRS, or (d) we obtain an unqualified opinion of a nationally recognized law or accounting firm that is reasonably acceptable to EFH Corp. that the action will not affect the intended tax treatment of the Spin-Off.

9.	TAX RECEIVABLE AGREEMENT OBLIGATION

On the Effective Date, Vistra Energy entered into a tax receivable agreement (the TRA) with a transfer agent on behalf of certain former first lien creditors of TCEH. The TRA generally provides for the payment by us to holders of TRA Rights of 85% of the amount of cash savings, if any, in U.S. federal and state income tax that we realize in periods after Emergence as a result of (a) certain transactions consummated pursuant to the Plan of Reorganization (including the step-up in tax basis in our assets resulting from the PrefCo Preferred Stock Sale), (b) the tax basis of all assets acquired in connection with the Lamar and Forney Acquisition in April 2016 (see Note 3) and (c) tax benefits related to imputed interest deemed to be paid by us as a result of payments under the TRA, plus interest accruing from the due date of the applicable tax return.

Pursuant to the TRA, we issued the TRA Rights for the benefit of the first lien secured creditors of our Predecessor entitled to receive such TRA Rights under the Plan. Such TRA Rights are subject to various transfer restrictions described in the TRA and are entitled to certain registration rights more fully described in the Registration Rights Agreement (see Note 19).

During the year ended December 31, 2017, we recorded reductions to the carrying value of the TRA obligation totaling approximately $295 million. The largest driver in the reduction to the TRA obligation carrying value primarily resulted from a change in the corporate tax rate from 35% to 21% related to tax reform legislation, which reduced the total expected undiscounted payments under the TRA from $2.1 billion to $1.2 billion. The value of the TRA obligation was also impacted by changes in the estimated timing of TRA payments resulting from changes in certain tax assumptions including (a) the impacts of Luminant’s plan to retire its Monticello, Sandow 4, Sandow 5 and Big Brown generation plants and the impacts of the Alcoa settlement (see Note 4), (b) investment tax credits we expect to receive related to the Upton solar development project (see Note 3), (c) assets acquired in the Odessa Acquisition (see Note 3) and (d) the impacts of other forecasted tax amounts.

The following table summarizes the changes to the TRA obligation, reported as other current liabilities and Tax Receivable Agreement obligation in our consolidated balance sheets, for the year ended December 31, 2017 and the period from October 3, 2016 through December 31, 2016:

	Successor
	Year Ended December 31, 2017	Period from October 3, 2016 through December 31, 2016
TRA obligation at the beginning of the period	$596	$574
Accretion expense	82	22
Payments	(26)	—
Revaluation due to tax reform legislation	(233)	—
Changes in tax assumptions impacting timing of payments	(62)	—

TRA obligation at the end of the period	357	596
Less amounts due currently	(24)	—

Noncurrent TRA obligation at the end of the period	$333	$596

As of December 31, 2017, the estimated carrying value of the TRA obligation totaled $357 million, which represents the discounted amount of projected payments under the TRA. The projected payments are based on certain assumptions, including but not limited to (a) the federal corporate income tax rate of 21% and (b) estimates of our taxable income in the current and future years. Our taxable income takes into consideration the current federal tax code and reflects our current estimates of future results of the business. Our estimates of taxable income did not consider the impact of the Merger. These assumptions are subject to change, and those changes could have a material impact on the carrying value of the TRA obligation. The aggregate amount of undiscounted payments under the TRA is estimated to be approximately $1.2 billion, with more than half of such amount expected to be attributable to the first 15 tax years following Emergence, and the final payment expected to be made approximately 40 years following Emergence (assuming that the TRA is not terminated earlier pursuant to its terms).

The carrying value of the obligation is being accreted to the amount of the gross expected obligation using the effective interest method. Changes in the amount of this obligation resulting from changes to either the timing or amount of TRA payments are recognized in the period of change and measured using the discount rate inherent in the initial fair value of the obligation. During the year ended December 31, 2017, the Impacts of Tax Receivable Agreement on the statement of consolidated income (loss) totaled $213 million, which represents the reduction to the carrying value of the TRA obligation discussed above and payments of $26 million net of accretion expense totaling $82 million. During the period from October 3, 2016 through December 31, 2016, the Impacts of the Tax Receivable Agreement represents accretion expense totaling $22 million.

Under the Internal Revenue Code, a corporation’s ability to utilize certain tax attributes, including depreciation, may be limited following an ownership change if the corporation’s overall asset tax basis exceeds the overall fair market value of its assets (after making certain adjustments). The Spin-Off resulted in an ownership change and it is expected that the overall tax basis of our assets may have exceeded the overall fair market value of our assets at such time. As a result, there may be a limitation on our ability to claim a portion of our depreciation deductions for a five-year period. This limitation could have a material impact on our tax liabilities and on our obligations under the TRA Rights. In addition, any future ownership change of Vistra Energy following Emergence could likewise result in additional limitations on our ability to use certain tax attributes existing at the time of any such ownership change and have an impact on our tax liabilities and on our obligations with respect to the TRA Rights under the TRA.

10.	INTEREST EXPENSE AND RELATED CHARGES

	Successor		Predecessor
	Year Ended December 31, 2017	Period from October 3, 2016 through December 31, 2016	Period from January 1, 2016 through October 2, 2016	Year Ended December 31, 2015
Interest paid/accrued post-Emergence	$213	$51	$—	$—
Interest paid/accrued on debtor-in-possession financing	—	—	76	63
Adequate protection amounts paid/accrued	—	—	977	1,233
Unrealized mark-to-market net (gains) losses on interest rate swaps	(29)	11	—	—
Capitalized interest	(7)	(3)	(9)	(11)
Other	16	1	5	4

Total interest expense and related charges	$193	$60	$1,049	$1,289

Successor

Interest expense and related charges totaled $193 million and $60 million for the Successor for the year ended December 31, 2017 and the period from October 3, 2016 through December 31, 2016, respectively. The weighted average interest rate applicable to the Vistra Operations Credit Facilities, taking into account the interest rate swaps discussed in Note 12, was 4.38% and 4.78% at December 31, 2017 and 2016, respectively.

Predecessor

Interest expense for the Predecessor period from January 1, 2016 through October 2, 2016 and the year ended December 31, 2015 reflects interest paid and accrued on debtor-in-possession financing (see Note 12) and adequate protection amounts paid and accrued, as approved by the Bankruptcy Court in June 2014 for the benefit of secured creditors in exchange for their consent to the senior secured, super-priority liens contained in the DIP Facility. The interest rate applicable to the adequate protection amounts paid/accrued for the Predecessor period from January 1, 2016 through October 2, 2016 and the year ended December 31, 2015 was 4.95% and 4.69%, respectively.

The Bankruptcy Code generally restricts payment of interest on pre-petition debt, subject to certain exceptions. Other than amounts ordered or approved by the Bankruptcy Court, effective on the Petition Date, our Predecessor discontinued recording interest expense on outstanding pre-petition debt classified as LSTC. The table below shows contractual interest amounts, which are amounts due under the contractual terms of the outstanding debt, including debt subject to compromise during the Chapter 11 Cases. Interest expense reported in our statements of consolidated income (loss) does not include contractual interest on pre-petition debt classified as LSTC totaling $640 million and $897 million for the Predecessor period from January 1, 2016 through October 2, 2016 and the year ended December 31, 2015, respectively, which had been stayed by the Bankruptcy Court effective on the Petition Date. Adequate protection amounts paid/accrued presented below excludes interest paid/accrued on TCEH first-lien interest rate and commodity hedge claims totaling $47 million and $60 million for the Predecessor period from January 1, 2016 through October 2, 2016 and the year ended December 31, 2015, respectively, as such amounts are not included in contractual interest amounts below.

	Predecessor
	Period from January 1, 2016 through October 2, 2016	Year Ended December 31, 2015
Contractual interest on debt classified as LSTC	$1,570	$2,070
Adequate protection amounts paid/accrued	930	1,173

Contractual interest on debt classified as LSTC not paid/accrued	$640	$897

11.	EARNINGS PER SHARE

Basic earnings per share available to common shareholders are based on the weighted average number of common shares outstanding during the period. Diluted earnings per share is calculated using the treasury stock method and includes the effect of all potential issuances of common shares under stock-based incentive compensation arrangements.

	Successor
	Year Ended December 31, 2017			Period from October 3, 2016 through December 31, 2016
	Net Loss	Shares	Per Share Amount	Net Loss	Shares	Per Share Amount
Net loss available for common stock — basic	$(254)	427,761,460	$(0.59)	$(163)	427,560,620	$(0.38)

Net loss available for common stock — diluted	$(254)	427,761,460	$(0.59)	$(163)	427,560,620	$(0.38)

For the Successor period for the year ended December 31, 2017 and the period from October 3, 2016 through December 31, 2016, stock-based incentive compensation plan awards totaling 3,642,844 and 7,332,789 shares, respectively, were excluded from the calculation of diluted earnings per share because the effect would have been antidilutive.

12.	LONG-TERM DEBT

Successor

Amounts in the table below represent the categories of long-term debt obligations incurred by the Successor.

	December 31, 2017	December 31, 2016
Vistra Operations Credit Facilities (a)	$4,323	$4,515
Mandatorily redeemable subsidiary preferred stock (b)	70	70
8.82% Building Financing due semiannually through February 11, 2022 (c)	30	36
Capital lease obligations	—	2

Total long-term debt including amounts due currently	4,423	4,623
Less amounts due currently	(44)	(46)

Total long-term debt less amounts due currently	$4,379	$4,577

(a)	At December 31, 2017, borrowings under the Vistra Operations Credit Facilities in our consolidated balance sheet include debt premiums of $21 million, debt discounts of $2 million and debt issuance costs of $7 million. At December 31, 2016, borrowings under the Vistra Operations Credit Facilities in our consolidated balance sheet include debt premiums of $25 million, debt discounts of $2 million and debt issuance costs of $8 million.
(b)	Shares of mandatorily redeemable preferred stock in PrefCo issued as part of the spin-off of Vistra Energy from EFH Corp. (see Note 5). This subsidiary preferred stock is accounted for as a debt instrument under relevant accounting guidance.
(c)	Obligation related to a corporate office space capital lease transferred to Vistra Energy pursuant to the Plan of Reorganization. This obligation will be funded by amounts held in an escrow account that is reflected in other noncurrent assets in our consolidated balance sheets.

Vistra Operations Credit Facilities — At December 31, 2017, the Vistra Operations Credit Facilities consisted of up to $5.171 billion in senior secured, first lien revolving credit commitments and outstanding term loans, consisting of revolving credit commitments of up to $860 million (Revolving Credit Facility), initial term loans in the amount totaling $2.821 billion (Initial Term Loan B Facility), incremental term loans totaling $990 million (Incremental Term Loan B Facility, and together with the Initial Term Loan B Facility, the Term Loan B Facility) and letter of credit term loans totaling $500 million (Term Loan C Facility). Principal amounts repaid on the Term Loan B Facility and the Term Loan C Facility cannot be reborrowed. Also in December 2017, although the size of the Revolving Credit Facility did not change, the letter of credit sub-facility of the Revolving Credit Facility was increased from $600 million to $715 million.

The Vistra Operations Credit Facilities and related available capacity at December 31, 2017 are presented below.

		December 31, 2017
Vistra Operations Credit Facilities	Maturity Date	Facility Limit	Cash Borrowings	Available Capacity
Revolving Credit Facility (a)	August 4, 2021	$860	$—	$834
Initial Term Loan B Facility (b)(c)	August 4, 2023	2,850	2,821	—
Incremental Term Loan B Facility (c)	December 14, 2023	1,000	990	—
Term Loan C Facility (d)	August 4, 2023	650	500	7

Total Vistra Operations Credit Facilities		$5,360	$4,311	$841

(a)	Facility to be used for general corporate purposes. Facility includes a $715 million letter of credit sub-facility, of which $26 million of letters of credit were outstanding at December 31, 2017.
(b)	Facility used to repay all amounts outstanding under our Predecessor’s DIP Facility and issuance costs for the DIP Roll Facilities, with the remaining balance used for general corporate purposes.
(c)	Cash borrowings under the Term Loan B Facility reflect required scheduled quarterly payment in annual amount equal to 1% of the original principal amount with the balance paid at maturity. Amounts paid cannot be reborrowed.
(d)	Facility used for issuing letters of credit for general corporate purposes. Borrowings under this facility were funded to collateral accounts that are reported as restricted cash in our consolidated balance sheets. Cash borrowings reflect a $150 million principal reduction paid from restricted cash in December 2017. Amounts paid cannot be reborrowed. At December 31, 2017, the restricted cash supported $493 million in letters of credit outstanding (see Note 21), leaving $7 million in available letter of credit capacity.

In February, August and December 2017, certain pricing terms for the Vistra Operations Credit Facility were amended. We accounted for these transactions as modifications of debt. At December 31, 2017, cash borrowings under the Revolving Credit Facility bore interest based on applicable LIBOR rates, plus a fixed spread of 2.50%, and there were no outstanding borrowings. Letters of credit issued under the Revolving Credit Facility bore interest of 2.50%. Amounts borrowed under the Initial Term Loan B Facility and the Term Loan C Facility bore interest based on applicable LIBOR rates, subject to a 0.75% floor, plus a fixed spread of 2.50%. Amounts borrowed under the Incremental Term Loan B Facility bore interest based on applicable LIBOR rates, subject to a 0.75% floor, plus a fixed spread of 2.75%. At December 31, 2017, the weighted average interest rate before taking into consideration interest rate swaps on outstanding borrowings was 4.02%, 4.20% and 3.83% under the Initial Term Loan B Facility, the Incremental Term Loan B Facility and the Term Loan C Facility, respectively. The Vistra Operations Credit Facilities also provide for certain additional fees payable to the agents and lenders, as well as availability fees payable with respect to any unused portions of the available Vistra Operations Credit Facilities.

In February 2018, certain pricing terms for the Vistra Operations Credit Facility were amended. Any amounts borrowed under the Revolving Credit Facility will bear interest based on applicable LIBOR rates plus 2.25%. Letters of credit issued under the Revolving Credit Facility will bear interest of 2.25%. Amounts borrowed under the Incremental Term Loan B Facility will bear interest based on applicable LIBOR rates plus 2.25%.

Obligations under the Vistra Operations Credit Facilities are secured by a lien covering substantially all of Vistra Operations’ (and its subsidiaries’) consolidated assets, rights and properties, subject to certain exceptions set forth in the Vistra Operations Credit Facilities.

The Vistra Operations Credit Facilities also permit certain hedging agreements to be secured on a pari passu basis with the Vistra Operations Credit Facilities in the event those hedging agreements met certain criteria set forth in the Vistra Operations Credit Facilities.

The Vistra Operations Credit Facilities provide for affirmative and negative covenants applicable to Vistra Operations (and its restricted subsidiaries), including affirmative covenants requiring it to provide financial and other information to the agents under the Vistra Operations Credit Facilities and to not change its lines of business, and negative covenants restricting Vistra Operations’ (and its restricted subsidiaries’) ability to incur additional indebtedness, make investments, dispose of assets, pay dividends, grant liens or take certain other actions, in each case except as permitted in the Vistra Operations Credit Facilities. Vistra Operations’ ability to borrow under the Vistra Operations Credit Facilities is subject to the satisfaction of certain customary conditions precedent set forth therein.

The Vistra Operations Credit Facilities provide for certain customary events of default, including events of default resulting from non-payment of principal, interest or fees when due, material breaches of representations and warranties, material breaches of covenants in the Vistra Operations Credit Facilities or ancillary loan documents, cross-defaults under other agreements or instruments and the entry of material judgments against Vistra Operations. Solely with respect to the Revolving Credit Facility, and solely during a compliance period (which, in general, is applicable when the aggregate revolving borrowings and issued revolving letters of credit (in excess of $100 million) exceed 30% of the revolving commitments), the agreement includes a covenant that requires the consolidated first lien net leverage ratio, which is based on the ratio of net first lien debt compared to an EBITDA calculation defined under the terms of the facilities, not to exceed 4.25 to 1.00. Although the period ended December 31, 2017 was not a compliance period, we would have been in compliance with this financial covenant if it was required to be tested at such date. Upon the existence of an event of default, the Vistra Operations Credit Facilities provide that all principal, interest and other amounts due thereunder will become immediately due and payable, either automatically or at the election of specified lenders.

Maturities — Long-term debt maturities at December 31, 2017 are as follows:

December 31, 2017
2018	$44
2019	44
2020	44
2021	45
2022	42
Thereafter	4,189
Unamortized premiums, discounts and debt issuance costs	15

Total long-term debt, including amounts due currently	$4,423

Interest Rate Swaps — In the Successor period from October 3, 2016 through December 31, 2016, we entered into $3.0 billion notional amount of interest rate swaps to hedge a portion of our exposure to our variable rate debt. The interest rate swaps, which became effective in January 2017, expire in July 2023 and effectively fix the interest rates between 4.50% and 4.88% on $3.0 billion of our variable rate debt. The interest rate swaps are secured by a first lien secured interest on a pari passu basis with the Vistra Operations Credit Facilities.

Predecessor

DIP Roll Facilities — In August 2016, the Predecessor entered into the DIP Roll Facilities. The facilities provided for up to $4.250 billion in senior secured, super-priority financing. The DIP Roll Facilities were senior, secured, super-priority debtor-in-possession credit agreements by and among the TCEH Debtors, the lenders that were party thereto from time to time and an administrative and collateral agent. On the Effective Date, the DIP Roll Facilities converted to the Vistra Operations Credit Facilities discussed above. Net proceeds from the DIP Roll Facilities totaled $3.465 billion and were used to repay $2.65 billion outstanding borrowings under the former DIP Facility, fund a $650 million collateral account used to backstop issuances of letters of credit and pay $107 million of issuance costs. The remaining balance was used for general corporate purposes. Additionally, $800 million of cash from collateral accounts under the former DIP Facility that was used to backstop letters of credit was released to the Predecessor to be used for general corporate purposes.

DIP Facility — The DIP Facility provided for up to $3.375 billion in senior secured, super-priority financing. The DIP Facility was a senior, secured, super-priority credit agreement by and among the TCEH Debtors, the lenders that were party thereto from time to time and an administrative and collateral agent. As discussed above, in August 2016, all outstanding amounts under the DIP Facility were repaid using proceeds from the DIP Roll Facilities.

13.	COMMITMENTS AND CONTINGENCIES

Contractual Commitments

At December 31, 2017, we had contractual commitments under energy-related contracts, leases and other agreements as follows.

	Coal purchase and transportation agreements	Pipeline transportation and storage reservation fees	Nuclear Fuel Contracts	Other Contracts
2018	$12	$39	$120	$158
2019	—	28	48	46
2020	—	28	47	55
2021	—	29	55	36
2022	—	29	32	89
Thereafter	—	141	193	194

Total	$12	$294	$495	$578

Amounts in other contracts include certain long-term service and maintenance contracts related to our generation assets. The table above excludes TRA and pension and OPEB plan obligations due to the uncertainty in the timing of those payments.

Expenditures under our coal purchase and coal transportation agreements totaled $416 million, $109 million, $139 million and $218 million for the Successor period for the year ended December 31, 2017 and the period from October 3, 2016 through December 31, 2016 and the Predecessor period from January 1, 2016 through October 2, 2016 and the year ended December 31, 2015, respectively.

At December 31, 2017, future minimum lease payments under operating leases are as follows:

Operating Leases (a)
2018	$17
2019	15
2020	12
2021	10
2022	8
Thereafter	150

Total future minimum lease payments	$212

(a)	Includes operating leases with initial or remaining noncancellable lease terms in excess of one year.

Rent reported as operating costs, fuel costs and SG&A expenses totaled $69 million, $20 million, $39 million and $55 million for the Successor period for the year ended December 31, 2017 and the period from October 3, 2016 through December 31, 2016 and the Predecessor period from January 1, 2016 through October 2, 2016 and the year ended December 31, 2015, respectively.

Guarantees

We have entered into contracts that contain guarantees to unaffiliated parties that could require performance or payment under certain conditions. As of December 31, 2017, there are no material outstanding claims related to our guarantee obligations, and we do not anticipate we will be required to make any material payments under these guarantees.

Letters of Credit

At December 31, 2017, we had outstanding letters of credit under the Vistra Operations Credit Facilities totaling $519 million as follows:

•	$390 million to support commodity risk management collateral requirements in the normal course of business, including over-the-counter and exchange-traded transactions and collateral postings with ERCOT;

•	$45 million to support executory contracts and insurance agreements;

•	$55 million to support our REP financial requirements with the PUCT, and

•	$29 million for other credit support requirements.

Litigation

Litigation Related to EPA Reviews — In June 2008, the EPA issued an initial request for information to Luminant under the EPA’s authority under Section 114 of the Clean Air Act (CAA). The stated purpose of the request is to obtain information necessary to determine compliance with the CAA, including New Source Review standards and air permits issued by the TCEQ for the Big Brown, Monticello and Martin Lake generation facilities. In April 2013, Luminant received an additional information request from the EPA under Section 114 related to our Big Brown, Martin Lake and Monticello facilities as well as an initial information request related to our Sandow 4 generation facility.

In July 2012, the EPA sent Luminant a notice of violation alleging noncompliance with the CAA’s New Source Review standards and the air permits at our Martin Lake and Big Brown generation facilities. In August 2013, the U.S. Department of Justice (DOJ), acting as the attorneys for the EPA, filed a civil enforcement lawsuit against Luminant in federal district court in Dallas, alleging violations of the CAA, including its New Source Review standards, at our Big Brown and Martin Lake generation facilities. In August 2015, the district court granted Luminant’s motion to dismiss seven of the nine claims asserted by the EPA in the lawsuit. In August 2016, the EPA filed an amended complaint, eliminating one of the two remaining claims and withdrawing with prejudice a request for civil penalties in the other remaining claim. The EPA also filed a motion for entry of final judgment so that it could seek to appeal the district court’s dismissal decision. In September 2016, Luminant filed a response opposing the EPA’s motion for entry of final judgment. In October 2016, the district court denied the EPA’s motion for entry of final judgment and agreed that the remaining claim must be fully adjudicated at the district court or withdrawn with prejudice before the EPA may appeal the dismissal decision.

In January 2017, the EPA dismissed its two remaining claims with prejudice and the district court entered final judgment in Luminant’s favor. In March 2017, the EPA and the Sierra Club appealed the final judgment to the U.S. Court of Appeals for the Fifth Circuit (Fifth Circuit Court) and Luminant filed a motion in the district court to recover its attorney fees and costs. In April 2017, the district court stayed its consideration of Luminant’s motion for attorney fees. In June 2017, the EPA and the Sierra Club filed their opening briefs in the Fifth Circuit Court. Luminant filed its response brief in August 2017. In September 2017, the EPA and the Sierra Club filed their reply briefs. The case has been set for oral argument at the Fifth Circuit Court in March 2018. We believe that we have complied with all requirements of the CAA and intend to vigorously defend against the remaining allegations. The lawsuit requests the maximum civil penalties available under the CAA to the government of up to $32,500 to $37,500 per day for each alleged violation, depending on the date of the alleged violation, and injunctive relief, including an order requiring the installation of best available control technology at the affected units. An adverse outcome could require substantial capital expenditures that cannot be determined at this time or retirement of the remaining plant, Martin Lake, at issue and could possibly require the payment of substantial penalties. The recent retirement of the Big Brown plant should have a favorable impact on this litigation. We cannot predict the outcome of these proceedings, including the financial effects, if any.

Greenhouse Gas Emissions

In August 2015, the EPA finalized rules to address greenhouse gas (GHG) emissions from new, modified and reconstructed and existing electricity generation units, referred to as the Clean Power Plan. The rule for existing facilities would establish state-specific emissions rate goals to reduce nationwide CO2 emissions related to affected units by over 30% from 2012 emission levels by 2030. A number of parties, including Luminant, filed petitions for review in the U.S. Court of Appeals for the District of Columbia Circuit (D.C. Circuit Court) for the rule for new, modified and reconstructed plants. In addition, a number of petitions for review of the rule for existing plants were filed in the D.C. Circuit Court by various parties and groups, including challenges from twenty-seven different states opposed to the rule as well as those from, among others, certain power generating companies, various business groups and some labor unions. Luminant also filed its own petition for review. In January 2016, a coalition of states, industry (including Luminant) and other parties filed applications with the U.S. Supreme Court (Supreme Court) asking that the Supreme Court stay the rule while the D.C. Circuit Court reviews the legality of the rule for existing plants. In February 2016, the Supreme Court stayed the rule pending the conclusion of legal challenges on the rule before the D.C. Circuit Court and until the Supreme Court disposes of any subsequent petition for review. Oral argument on the merits of the legal challenges to the rule was heard in September 2016 before the entire D.C. Circuit Court.

In March 2017, President Trump issued an Executive Order entitled Promoting Energy Independence and Economic Growth (Order). The Order covers a number of matters, including the Clean Power Plan. Among other provisions, the Order directs the EPA to review the Clean Power Plan and, if appropriate, suspend, revise or rescind the rules on existing and new, modified and reconstructed generating units. In April 2017, in accordance with the Order, the EPA published its intent to review the Clean Power Plan. In addition, the DOJ has filed motions seeking to abate those cases until the EPA concludes its review of the rules, including any new rulemaking that results from that review. In April 2017, the D.C. Circuit Court issued orders holding the cases in abeyance for 60 days and directing the EPA to provide status reports at 30-day intervals. The D.C. Circuit Court further ordered that all parties file supplemental briefs in May 2017 on whether the cases should be remanded to the EPA rather than held in abeyance. The D.C. Circuit Court entered additional 60-day abeyances in August 2017 and November 2017. The latest 60-day abeyance expired in January 2018, and the D.C. Circuit Court has yet to take further action on the EPA’s request to continue the abeyance. In October 2017, the EPA issued a proposed rule that would repeal the Clean Power Plan. The proposed repeal focuses on what the EPA believes to be the unlawful nature of the Clean Power Plan and asks for public comment on the EPA’s interpretations of its authority under the Clean Air Act. We currently plan to submit comments in response to the proposed repeal by April 2018. In December 2017, the EPA published an advance notice of proposed rulemaking (ANPR) soliciting information from the public as the EPA considers proposing a future rule. We currently plan on submitting comments by the February 2018 deadline. While we cannot predict the outcome of these rulemakings and related legal proceedings, or estimate a range of reasonably probable costs, if the rules are ultimately implemented or upheld as they were issued, they could have a material impact on our results of operations, liquidity or financial condition.

Cross-State Air Pollution Rule (CSAPR)

In July 2011, the EPA issued the CSAPR, compliance with which would have required significant additional reductions of sulfur dioxide (SO2) and nitrogen oxide (NOX) emissions from our fossil fueled generation units. In February 2012, the EPA released a final rule (Final Revisions) and a proposed rule revising certain aspects of the CSAPR, including increases in the emissions budgets for Texas and our generation assets as compared to the July 2011 version of the rule. In June 2012, the EPA finalized the proposed rule (Second Revised Rule).

The CSAPR became effective January 1, 2015. In July 2015, following a remand of the case from the Supreme Court to consider further legal challenges, the D.C. Circuit Court ruled in favor of Luminant and other petitioners, holding that the CSAPR emissions budgets over-controlled Texas and other states. The D.C. Circuit Court remanded those states’ budgets to the EPA for prompt reconsideration. While Luminant planned to participate in the EPA’s reconsideration process to develop increased budgets for the 1997 ozone standard that do not over-control Texas, the EPA instead responded to the remand by proposing a new rulemaking that created new NOX ozone season budgets for the 2008 ozone standard without addressing the over-controlling budgets for the 1997 standard. Comments on the EPA’s proposal were submitted by Luminant in February 2016. In August 2016, the EPA disapproved certain aspects of Texas’s infrastructure State Implementation Plan (SIP) for the 2008 ozone National Ambient Air Quality Standard and imposed a Federal Implementation Plan (FIP) in its place in October 2016. Texas filed a petition in the Fifth Circuit Court challenging the SIP disapproval and Luminant intervened in support of Texas’s challenge. The parties moved to stay the case and the court responded by dismissing the petition with the right to reinstate as provided in the Fifth Circuit Court’s rules. The State of Texas and Luminant have also both filed challenges in the D.C. Circuit Court challenging the EPA’s FIP and those cases are currently pending before that court. With respect to Texas’s SO2 emission budgets, in June 2016, the EPA issued a memorandum describing the EPA’s proposed approach for responding to the D.C. Circuit Court’s remand for reconsideration of the CSAPR SO2 emission budgets for Texas and three other states that had been remanded to the EPA by the D.C. Circuit Court. In the memorandum, the EPA stated that those four states could either voluntarily participate in the CSAPR by submitting a SIP revision adopting the SO2 budgets that had been previously held invalid by the D.C. Circuit Court and the current annual NOX budgets or, if the state chooses not to participate in the CSAPR, the EPA could withdraw the CSAPR FIP by the fall of 2016 for those states and address any interstate transport and regional haze obligations on a state-by-state basis. Texas has not indicated that it intends to adopt the over-controlling budgets and, in November 2016, the EPA proposed to withdraw the CSAPR FIP addressing SO2 and NOx for Texas. In September 2017, the EPA finalized its proposal to remove Texas from the annual CSAPR programs. The Sierra Club and the National Parks Conservation Association filed a petition for review in the D.C. Circuit Court challenging that final rule. Luminant has intervened on behalf of the EPA. As a result of the EPA’s action, Texas electric generating units are no longer subject to the CSAPR annual SO2 and NOX limits, but remain subject to the CSAPR’s ozone season NOX requirements. While we cannot predict the outcome of future proceedings related to the CSAPR, including the EPA’s recent actions concerning the CSAPR annual emissions budgets for affected states participating in the CSAPR program, based upon our current operating plans, including the recent retirements of our Monticello, Big Brown and Sandow 4 plants (see Note 4), we do not believe that the CSAPR itself will cause any material operational, financial or compliance issues to our business or require us to incur any material compliance costs.

Regional Haze — Reasonable Progress and Long-Term Strategies

The Regional Haze Program of the CAA establishes “as a national goal the prevention of any future, and the remedying of any existing, impairment of visibility in mandatory Class I federal areas, like national parks, which impairment results from man-made pollution.” There are two components to the Regional Haze Program. First, states must establish goals for reasonable progress for Class I federal areas within the state and establish long-term strategies to reach those goals and to assist Class I federal areas in neighboring states to achieve reasonable progress set by those states towards a goal of natural visibility by 2064. In February 2009, the TCEQ submitted a SIP concerning regional haze (Regional Haze SIP) to the EPA. In December 2011, the EPA proposed a limited disapproval of the Regional Haze SIP due to its reliance on the Clean Air Interstate Rule (CAIR) instead of the EPA’s replacement CSAPR program that the EPA finalized in July 2011. The EPA finalized the limited disapproval of Texas’s Regional Haze SIP in June 2012. In August 2012, Luminant filed a petition for review in the Fifth Circuit Court challenging the EPA’s limited disapproval of the Regional Haze SIP on the grounds that the CAIR continued in effect pending the D.C. Circuit Court’s decision in the CSAPR litigation. In August 2012, Luminant filed a motion to intervene in a case filed by industry groups and other states and private parties in the D.C. Circuit Court challenging the EPA’s limited disapproval and issuance of a FIP regarding the regional haze best available retrofit technology (BART) program. The Fifth Circuit Court case has since been transferred to the D.C. Circuit Court and consolidated with other pending BART program regional haze appeals. Briefing in the D.C. Circuit Court was completed in March 2017, and oral argument was held in November 2017.

In May 2014, the EPA issued requests for information under Section 114 of the CAA to Luminant and other generators in Texas related to the reasonable progress program. After releasing a proposed rule in November 2014 and receiving comments from a number of parties, including Luminant and the State of Texas in April 2015, the EPA issued a final rule in January 2016 approving in part and disapproving in part Texas’ SIP for Regional Haze and issuing a FIP for Regional Haze. In the rule, the EPA asserts that the Texas SIP does not show reasonable progress in improving visibility for two areas in Texas and that its long-term strategy fails to make emission reductions needed to achieve reasonable progress in improving visibility in the Wichita Mountains of Oklahoma. The EPA’s emission limits in the FIP assume additional control equipment for specific lignite/coal-fueled generation units across Texas, including new flue gas desulfurization systems (scrubbers) at seven electricity generating units and upgrades to existing scrubbers at seven generation units. Specifically, for Luminant, the EPA’s FIP is based on new scrubbers at Big Brown Units 1 and 2 and Monticello Units 1 and 2 and scrubber upgrades at Martin Lake Units 1, 2 and 3, Monticello Unit 3 and Sandow Unit 4. Under the terms of the rule, subject to the legal proceedings described in the following paragraph, the scrubber upgrades would be required by February 2019, and the new scrubbers would be required by February 2021.

In March 2016, Luminant and a number of other parties, including the State of Texas, filed petitions for review in the Fifth Circuit Court challenging the FIP’s Texas requirements. Luminant and other parties also filed motions to stay the FIP while the court reviews the legality of the EPA’s action. In July 2016, the Fifth Circuit Court denied the EPA’s motion to dismiss Luminant’s challenge to the FIP and denied the EPA’s motion to transfer the challenges Luminant, the other industry petitioners and the State of Texas filed to the D.C. Circuit Court. In addition, the Fifth Circuit Court granted the motions to stay filed by Luminant, the other industry petitioners and the State of Texas pending final review of the petitions for review. The case was abated until the end of November 2016 in order to allow the parties to pursue settlement discussions. Settlement discussions were unsuccessful, and in December 2016 the EPA filed a motion seeking a voluntary remand of the rule back to the EPA for further consideration of Luminant’s pending request for administrative reconsideration. Luminant and some of the other petitioners filed a response opposing the EPA’s motion to remand and filed a cross motion for vacatur of the rule in December 2016. In March 2017, the Fifth Circuit Court remanded the rule back to the EPA for reconsideration in light of the Court’s prior determination that we and the other petitioners demonstrated a substantial likelihood that the EPA exceeded its statutory authority and acted arbitrarily and capriciously, but the Court denied all of the other pending motions. The stay of the rule (and the emission control requirements) remains in effect. In addition, the Fifth Circuit Court denied the EPA’s motion to lift the stay as to parts of the rule implicated in the EPA’s subsequent BART proposal and the Court is retaining jurisdiction of the case and requiring the EPA to file status reports on its reconsideration every 60 days. The recent retirements of our Monticello, Big Brown and Sandow 4 plants should have a favorable impact on this rulemaking and litigation. While we cannot predict the outcome of the rulemaking and legal proceedings, or estimate a range of reasonably possible costs, the result may have a material impact on our results of operations, liquidity or financial condition.

Regional Haze — Best Available Retrofit Technology

The second part of the Regional Haze Program subjects certain electricity generation units built between 1962 and 1977, to BART standards designed to improve visibility if such units cause or contribute to impairment of visibility in a federal class I area. BART reductions of SO2 and NOX are required either on a unit-by-unit basis or are deemed satisfied by state participation in an EPA-approved regional trading program such as the CSAPR or other approved alternative program. In response to a lawsuit by environmental groups, the U.S. District Court for the District of Columbia (D.C. District Court) issued a consent decree in March 2012 that required the EPA to propose a decision on the Regional Haze SIP by May 2012 and finalize that decision by November 2012. The consent decree requires a FIP for any provisions that the EPA disapproves. The D.C. District Court has amended the consent decree several times to extend the dates for the EPA to propose and finalize a decision on the Regional Haze SIP. The consent decree was modified in December 2015 to extend the deadline for the EPA to finalize action on the determination and adoption of requirements for BART for electricity generation. Under the amended consent decree, the EPA had until December 2016 to propose, and had until September 2017 to finalize, either approval of the state plan or a FIP for BART for Texas electricity generation sources if the EPA determines that BART requirements have not been met. The EPA issued a proposed BART FIP for Texas in January 2017. The EPA’s proposed emission limits assume additional control equipment for specific lignite/coal-fueled generation units across Texas, including new flue gas desulfurization systems (scrubbers) at 12 electric generation units and upgrades to existing scrubbers at four electric generation units. Specifically, for Luminant, the EPA’s proposed emission limitations were based on new scrubbers at Big Brown Units 1 and 2 and Monticello Units 1 and 2 and scrubber upgrades at Martin Lake Units 1, 2 and 3 and Monticello Unit 3. Luminant evaluated the requirements and potential financial and operational impacts of the proposed rule, but new scrubbers at the Big Brown and Monticello units necessary to achieve the emission limits required by the FIP (if those limits are possible to attain), along with the existence of low wholesale power prices in ERCOT, would challenge the long-term economic viability of those units. Under the terms of the proposed rule, the scrubber upgrades would have been required within three years of the effective date of the final rule and the new scrubbers will be required within five years of the effective date of the final rule. We submitted comments on the proposed FIP in May 2017.

The EPA signed the final BART FIP for Texas in September 2017. The rule is a partial approval of Texas’s 2009 SIP and a partial FIP. In response to comments on the proposed rule submitted to the EPA, for SO2, the rule creates an intrastate Texas emission allowance trading program as a “BART alternative” that operates in a similar fashion to a CSAPR trading program. The program includes 39 generating units, including our Martin Lake, Big Brown, Monticello, Sandow 4, Stryker 2 and Graham 2 plants. Of the 39 units, 30 are BART-eligible, three are co-located with a BART-eligible unit and six units are included in the program based on a visibility impacts analysis by the EPA. The 39 units represent 89% of SO2 emissions from Texas electric generating units in 2016 and 85% of all CSAPR SO2 allowance allocations for Texas existing electric generating units. The compliance obligations in the program will start on January 1, 2019. The identified units will receive an annual allowance allocation that is equal to their most recent annual CSAPR SO2 allocation. Luminant’s units covered by the program are allocated 91,222 allowances annually. Under the rule, a unit that is listed that does not operate for two consecutive years starting after 2018 would no longer receive allowances after the fifth year of non-operation. We believe the recent retirements of our Monticello, Big Brown and Sandow 4 plants will enhance our ability to comply with this BART rule for SO2. For NOX, the rule adopts the CSAPR’s ozone program as BART and for particulate matter, the rule approves Texas’s SIP that determines that no electric generating units are subject to BART for particulate matter. The National Parks Conservation Association, the Sierra Club and the Environmental Defense Fund filed a petition challenging the rule in the Fifth Circuit Court as well as a petition for reconsideration filed with the EPA. Additionally, the National Parks Conservation Association, the Sierra Club, the Environmental Defense Fund and other environmental groups filed a motion in the D.C. Circuit Court in October 2017 to enforce the terms of the consent decree that was originally entered in 2012. The EPA filed a cross-motion to terminate the consent decree in October 2017. These motions remain pending before the D.C. Circuit Court. Luminant has intervened on behalf of the EPA in that action. While we cannot predict the outcome of the rulemaking and potential legal proceedings, we believe the rule, if ultimately implemented or upheld as issued, will not have a material impact on our results of operation, liquidity or financial condition.

Intersection of the CSAPR and Regional Haze Programs

Historically the EPA has considered compliance with a regional trading program, such as the CSAPR, as satisfying a state’s obligations under the BART portion of the Regional Haze Program. However, in the reasonable progress FIP, the EPA diverged from this approach and did not treat Texas’ compliance with the CSAPR as satisfying its obligations under the BART portion of the Regional Haze Program. The EPA concluded that it would not be appropriate to finalize that determination given the remand of the CSAPR budgets. As described above, the EPA has now removed Texas from the annual CSAPR trading programs for SO2 and NOX and has issued a final BART FIP for Texas.

Affirmative Defenses During Malfunctions

In February 2013, in response to a petition for rulemaking filed by the Sierra Club, the EPA proposed a rule requiring certain states to replace SIP exemptions for excess emissions during malfunctions with an affirmative defense. Texas was not included in that original proposal since it already had an EPA-approved affirmative defense provision in its SIP that was found to be lawful by the Fifth Circuit Court in 2013. In 2014, as a result of a D.C. Circuit Court decision striking down an affirmative defense in another EPA rule, the EPA revised its 2013 proposal to extend the EPA’s proposed findings of inadequacy to states that have affirmative defense provisions, including Texas. The EPA’s revised proposal would require Texas to remove or replace its EPA-approved affirmative defense provisions for excess emissions during startup, shutdown and maintenance events. In May 2015, the EPA finalized the proposal. In June 2015, Luminant filed a petition for review in the Fifth Circuit Court challenging certain aspects of the EPA’s final rule as they apply to the Texas SIP. The State of Texas and other parties have also filed similar petitions in the Fifth Circuit Court. In August 2015, the Fifth Circuit Court transferred the petitions that Luminant and other parties filed to the D.C. Circuit Court, and in October 2015 the petitions were consolidated with the pending petitions challenging the EPA’s action in the D.C. Circuit Court. Briefing in the D.C. Circuit Court on the challenges was completed in October 2016 and oral argument was originally set for May 2017. However, in April 2017, the court granted the EPA’s motion to continue oral argument and ordered that the case be held in abeyance with the EPA to provide status reports to the court on the EPA’s review of the action at 90-day intervals. We cannot predict the timing or outcome of this proceeding, or estimate a range of reasonably possible costs, but implementation of the rule as finalized may have a material impact on our results of operations, liquidity or financial condition.

SO2 Designations for Texas

In February 2016, the EPA notified Texas of the EPA’s preliminary intention to designate nonattainment areas for counties surrounding our Big Brown, Monticello and Martin Lake generation plants based on modeling data submitted to the EPA by the Sierra Club. Such designation would potentially require the implementation of various controls or other requirements to demonstrate attainment. Luminant submitted comments challenging the use of modeling data rather than data from actual air quality monitoring equipment. In November 2016, the EPA finalized its proposed designations for Texas including finalizing the nonattainment designations for the areas referenced above. In doing so, the EPA ignored contradictory modeling that we submitted with our comments. The final designation mandates would be for Texas to begin the multi-year process to evaluate what potential emission controls or operational changes, if any, may be necessary to demonstrate attainment. In February 2017, the State of Texas and Luminant filed challenges to the nonattainment designations in the Fifth Circuit Court and protective petitions in the D.C. Circuit Court. In March 2017, the EPA filed a motion to transfer or dismiss our Fifth Circuit Court petition, and the State of Texas and Luminant filed an opposition to that motion. Briefing on that motion in the Fifth Circuit Court was completed in May 2017, and the Fifth Circuit Court held oral argument on that motion in July 2017. In August 2017, the Fifth Circuit Court denied the EPA’s motion to transfer our challenge to the D.C. Circuit Court. In October 2017, the Fifth Circuit Court granted the EPA’s motion to hold the case in abeyance in light of the EPA’s representation that it intended to revisit the rule. In December 2017, the TCEQ submitted a petition for reconsideration to the EPA. In addition, with respect to Monticello and Big Brown, the retirement of those plants should favorably impact our legal challenge to the nonattainment designations in that the nonattainment designation for Freestone County and Titus County are based solely on the Sierra Club modeling of alleged SO2 emissions from Monticello and Big Brown. We dispute the Sierra Club’s modeling. Regardless, considering these retirements, the nonattainment designation for those counties are no longer supported. While we cannot predict the outcome of this matter, or estimate a range of reasonably possible costs, the result may have a material impact on our results of operations, liquidity or financial condition.

Litigation Related to the Merger

In January 2018, a purported Dynegy stockholder filed a putative class action lawsuit in the U.S. District Court for the Southern Division of Texas, Houston Division, alleging that Dynegy, each member of the Dynegy board of directors and Vistra Energy violated federal securities laws by filing a Form S-4 Registration Statement in connection with the Merger that omits purportedly material information. The lawsuit seeks to enjoin the Merger and to have Dynegy and Vistra Energy issue an amended Form S-4 or, alternatively, damages if the Merger closes without an amended Form S-4 having been filed. Two other related lawsuits were also filed but neither of those named Vistra Energy. In February 2018, Vistra Energy and Dynegy filed supplemental disclosures to the Registration Statement and the plaintiffs agreed to forego any further effort to enjoin the Merger, dismiss the individual claims with prejudice, and dismiss without prejudice claims of the putative class following the stockholder vote scheduled for March 2, 2018.

Other Matters

We are involved in various legal and administrative proceedings in the normal course of business, the ultimate resolutions of which, in the opinion of management, are not anticipated to have a material effect on our results of operations, liquidity or financial condition.

Labor Contracts

We employ certain personnel who are represented by labor unions, the terms of whose employment are governed by collective bargaining agreements. The initial term of all collective bargaining agreements covering bargaining unit personnel engaged in lignite mining operations, lignite-, coal- and nuclear-fueled generation operations and some of our natural gas-fueled generation operations expired in March 2017, but remain effective pursuant to evergreen provisions unless and until terminated by either party. Vistra Energy is currently negotiating a new collective bargaining agreement with one of our local unions, while new agreements with our two other local unions have been ratified, but not yet executed. While we cannot predict the outcome of labor contract negotiations, we do not expect any changes in collective bargaining agreements to have a material adverse effect on our results of operations, liquidity or financial condition.

Nuclear Insurance

Nuclear insurance includes nuclear liability coverage, property damage, decontamination and accidental premature decommissioning coverage and accidental outage and/or extra expense coverage. We maintain nuclear insurance that meets or exceeds requirements promulgated by Section 170 (Price-Anderson) of the Atomic Energy Act (the Act) and Title 10 of the Code of Federal Regulations. We intend to maintain insurance against nuclear risks as long as such insurance is available. We are self-insured to the extent that losses (i) are within the policy deductibles, (ii) are not covered per policy exclusions, terms and limitations, (iii) exceed the amount of insurance maintained, or (iv) are not covered due to lack of insurance availability. Any such self-insured losses could have a material adverse effect on our results of operations, liquidity or financial condition.

With regard to liability coverage, the Act provides for financial protection for the public in the event of a significant nuclear generation plant incident. The Act sets the statutory limit of public liability for a single nuclear incident at $13.4 billion and requires nuclear generation plant operators to provide financial protection for this amount. However, the United States Congress could impose revenue-raising measures on the nuclear industry to pay claims that exceed the $13.4 billion limit for a single incident. As required, we insure against a possible nuclear incident at our Comanche Peak facility resulting in public nuclear-related bodily injury and property damage through a combination of private insurance and an industry-wide retrospective payment plan known as Secondary Financial Protection (SFP).

Under the SFP, in the event of any single nuclear liability loss in excess of $450 million at any nuclear generation facility in the United States, each operating licensed reactor in the United States is subject to an annual assessment of up to $127.3 million. This approximately $127.3 million maximum assessment is subject to increases for inflation every five years, with the next expected adjustment scheduled to occur in September 2018. Assessments are currently limited to $19 million per operating licensed reactor per year per incident. As of December 31, 2017, our maximum potential assessment under the industry retrospective plan would be approximately $254.6 million per incident but no more than $37.9 million in any one year for each incident. The potential assessment is triggered by a nuclear liability loss in excess of $450 million per accident at any nuclear facility.

The United States Nuclear Regulatory Commission (NRC) requires that nuclear generation plant license holders maintain at least $1.06 billion of nuclear decontamination and property damage insurance, and requires that the proceeds thereof be used to place a plant in a safe and stable condition, to decontaminate a plant pursuant to a plan submitted to, and approved by, the NRC prior to using the proceeds for plant repair or restoration, or to provide for premature decommissioning. We maintain nuclear decontamination and property damage insurance for our Comanche Peak facility in the amount of $2.25 billion and non-nuclear related property damage in the amount of $1.5 billion (subject to a $5 million deductible per accident except for natural hazards which are subject to a $9.5 million deductible per accident), above which we are self-insured.

We also maintain Accidental Outage insurance to cover the additional costs of obtaining replacement electricity from another source if one or both of the units at our Comanche Peak facility are out of service for more than twelve weeks as a result of covered direct physical damage. Such coverage provides for weekly payments per unit up to $4.5 million for the first 52 weeks and up to $3.6 million for the remaining 71 weeks. The total maximum coverage is $328 million for non-nuclear property damage and $490 million for nuclear property damage. The coverage amounts applicable to each unit will be reduced to 80% if both units are out of service at the same time as a result of the same accident.

14.	EQUITY

Successor Shareholders’ Equity

Equity Issuances and Repurchases — Changes in the number of shares of common stock outstanding for the year ended December 31, 2017 and the period from October 3, 2016 through December 31, 2016 are reflected in the table below.

	Successor
	Year Ended December 31, 2017	Period from October 3, 2016 through December 31, 2016
Shares outstanding at beginning of period	427,580,232	—
Shares issued (a)	818,570	427,580,232
Shares repurchased	—	—

Shares outstanding at end of period	428,398,802	427,580,232

(a)	Includes share awards granted to directors and other nonemployees.

Dividends — Vistra Energy did not declare or pay any dividends during the year ended December 31, 2017. In December 2016, the board of directors of Vistra Energy approved the payment of a special cash dividend (Special Dividend) in the aggregate amount of approximately $1 billion ($2.32 per share of common stock) to holders of record of our common stock on December 19, 2016. The dividend was funded using borrowings under the Vistra Operations Credit Facilities.

Dividend Restrictions — The agreement governing the Vistra Operations Credit Facilities (the Credit Facilities Agreement) generally restricts the ability of Vistra Operations Company LLC (Vistra Operations) to make distributions to any direct or indirect parent unless such distributions are expressly permitted thereunder. As of December 31, 2017, Vistra Operations can distribute approximately $1.0 billion to Vistra Energy Corp. (Parent) under the Credit Facilities Agreement without the consent of any party. The amount that can be distributed by Vistra Operations to Parent was partially reduced by distributions made by Vistra Operations to Parent during the year ended December 31, 2017 of approximately $1.1 billion. Additionally, Vistra Operations may make distributions to Parent in amounts sufficient for Parent to make any payments required under the TRA or the Tax Matters Agreement or, to the extent arising out of Parent’s ownership or operation of Vistra Operations, to pay any taxes or general operating or corporate overhead expenses. As of December 31, 2017, the maximum amount of restricted net assets of Vistra Operations that may not be distributed to Parent totaled $3.9 billion.

Under applicable Delaware General Corporate Law, we are prohibited from paying any distribution to the extent that such distribution exceeds the value of our “surplus,” which is defined as the excess of our net assets above our capital (the aggregate par value of all outstanding shares of our stock).

Accumulated Other Comprehensive Income — During the year ended December 31, 2017 and the period from October 3, 2016 through December 31, 2016, we recorded changes in the funded status of our pension and other postretirement employee benefit liability totaling $(23) million and $6 million, respectively. During the year ended December 31, 2017 and the period from October 3, 2016 through December 31, 2016, no amounts were reclassified from accumulated other comprehensive income.

Predecessor Membership Interests

TCEH paid no dividends in the period from January 1, 2016 through October 2, 2016 nor the year ended December 31, 2015.

15.	FAIR VALUE MEASUREMENTS

We utilize several different valuation techniques to measure the fair value of assets and liabilities, relying primarily on the market approach of using prices and other market information for identical and/or comparable assets and liabilities for those items that are measured on a recurring basis. We use a mid-market valuation convention (the mid-point price between bid and ask prices) as a practical expedient to measure fair value for the majority of our assets and liabilities and use valuation techniques to maximize the use of observable inputs and minimize the use of unobservable inputs. Our valuation policies and procedures were developed, maintained and validated by a centralized risk management group that reports to the Vistra Energy Chief Financial Officer.

Fair value measurements of derivative assets and liabilities incorporate an adjustment for credit-related nonperformance risk. These nonperformance risk adjustments take into consideration master netting arrangements, credit enhancements and the credit risks associated with our credit standing and the credit standing of our counterparties (see Note 16 for additional information regarding credit risk associated with our derivatives). We utilize credit ratings and default rate factors in calculating these fair value measurement adjustments.

We categorize our assets and liabilities recorded at fair value based upon the following fair value hierarchy:

•	Level 1 valuations use quoted prices in active markets for identical assets or liabilities that are accessible at the measurement date. Our Level 1 assets and liabilities include CME or ICE (electronic commodity derivative exchanges) futures and options transacted through clearing brokers for which prices are actively quoted. We report the fair value of CME and ICE transactions without taking into consideration margin deposits, with the exception of certain margin amounts related to changes in fair value on certain CME transactions that, beginning in January 2017, are legally characterized as settlement of derivative contracts rather than collateral.

•	Level 2 valuations utilize over-the-counter broker quotes, quoted prices for similar assets or liabilities that are corroborated by correlations or other mathematical means, and other valuation inputs such as interest rates and yield curves observable at commonly quoted intervals. We attempt to obtain multiple quotes from brokers that are active in the markets in which we participate and require at least one quote from two brokers to determine a pricing input as observable. The number of broker quotes received for certain pricing inputs varies depending on the depth of the trading market, each individual broker’s publication policy, recent trading volume trends and various other factors.

•	Level 3 valuations use unobservable inputs for the asset or liability. Unobservable inputs are used to the extent observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date. We use the most meaningful information available from the market combined with internally developed valuation methodologies to develop our best estimate of fair value. Significant unobservable inputs used to develop the valuation models include volatility curves, correlation curves, illiquid pricing delivery periods and locations and credit-related nonperformance risk assumptions. These inputs and valuation models are developed and maintained by employees trained and experienced in market operations and fair value measurements and validated by the Company’s risk management group.

With respect to amounts presented in the following fair value hierarchy tables, the fair value measurement of an asset or liability (e.g., a contract) is required to fall in its entirety in one level, based on the lowest level input that is significant to the fair value measurement.

Assets and liabilities measured at fair value on a recurring basis consisted of the following at the respective balance sheet dates shown below:

December 31, 2017
	Level 1	Level 2	Level 3 (a)	Reclassification (b)	Total
Assets:
Commodity contracts	$47	$98	$75	$2	$222
Interest rate swaps	—	18	—	8	26
Nuclear decommissioning trust – equity securities (c)	468	—	—	—	468
Nuclear decommissioning trust – debt securities (c)	—	430	—	—	430

Sub-total	$515	$546	$75	$10	1,146

Assets measured at net asset value (d):
Nuclear decommissioning trust – equity securities (c)					290

Total assets					$1,436

Liabilities:
Commodity contracts	$45	$143	$128	$2	$318
Interest rate swaps	—	—	—	8	8

Total liabilities	$45	$143	$128	$10	$326

December 31, 2016
	Level 1	Level 2	Level 3 (a)	Reclassification (b)	Total
Assets:
Commodity contracts	$167	$131	$98	$—	$396
Interest rate swaps	—	5	—	13	18
Nuclear decommissioning trust – equity securities (c)	425	—	—	—	425
Nuclear decommissioning trust – debt securities (c)	—	340	—	—	340

Sub-total	$592	$476	$98	$13	1,179

Assets measured at net asset value (d):
Nuclear decommissioning trust – equity securities (c)					247

Total assets					$1,426

Liabilities:
Commodity contracts	$302	$15	$15	$—	$332
Interest rate swaps	—	16	—	13	29

Total liabilities	$302	$31	$15	$13	$361

(a)	See table below for description of Level 3 assets and liabilities.
(b)	Fair values are determined on a contract basis, but certain contracts result in a current asset and a noncurrent liability, or vice versa, as presented in our consolidated balance sheets.
(c)	The nuclear decommissioning trust investment is included in the other investments line in our consolidated balance sheets. See Note 21.
(d)	The fair value amounts presented in this line are intended to permit reconciliation of the fair value hierarchy to the amounts presented in our consolidated balance sheets. Certain investments measured at fair value using the net asset value per share (or its equivalent) have not been classified in the fair value hierarchy.

Commodity contracts consist primarily of natural gas, electricity, coal, fuel oil and uranium agreements and include financial instruments entered into for economic hedging purposes as well as physical contracts that have not been designated as normal purchases or sales. Interest rate swaps are used to reduce exposure to interest rate changes by converting floating-rate interest to fixed rates. See Note 16 for further discussion regarding derivative instruments.

Nuclear decommissioning trust assets represent securities held for the purpose of funding the future retirement and decommissioning of our nuclear generation facility. These investments include equity, debt and other fixed-income securities consistent with investment rules established by the NRC and the PUCT.

The following tables present the fair value of the Level 3 assets and liabilities by major contract type and the significant unobservable inputs used in the valuations at December 31, 2017 and 2016:

December 31, 2017
	Fair Value
Contract Type (a)	Assets	Liabilities	Total	Valuation Technique		Significant Unobservable Input	Range (b)
Electricity purchases and sales	$12	$(33)	$(21)	Valuation Model		Hourly price curve shape (c)	$0 to $40/ MWh
						Illiquid delivery periods for ERCOT hub power prices and heat rates (d)	$20 to $70/ MWh
Electricity options	—	(91)	(91)	Option Pricing Model		Gas to power correlation (e)	30% to 100%
						Power volatility (e)	5% to 180%
Electricity congestion revenue rights	45	(4)	41	Market Approach	(f)	Illiquid price differences between settlement points (g)	$0 to $15/ MWh
Other (h)	18	—	18

Total	$75	$(128)	$(53)

December 31, 2016
	Fair Value
Contract Type (a)	Assets	Liabilities	Total	Valuation Technique		Significant Unobservable Input	Range (b)
Electricity purchases and sales	$32	$—	$32	Valuation Model		Hourly price curve shape (c)	$0 to $35/ MWh
						Illiquid delivery periods for ERCOT hub power prices and heat rates (d)	$30 to $70/ MWh
Electricity congestion revenue rights	42	(6)	36	Market Approach	(f)	Illiquid price differences between settlement points (g)	$0 to $10/ MWh
Other (h)	24	(9)	15

Total	$98	$(15)	$83

(a)	Electricity purchase and sales contracts include power and heat rate positions in ERCOT regions. Electricity congestion revenue rights contracts consist of forward purchase contracts (swaps and options) used to hedge electricity price differences between settlement points within ERCOT. Electricity options consist of physical electricity options and spread options.
(b)	The range of the inputs may be influenced by factors such as time of day, delivery period, season and location.
(c)	Based on the historical range of forward average hourly ERCOT North Hub prices.
(d)	Based on historical forward ERCOT power price and heat rate variability.
(e)	Based on historical forward correlation and volatility within ERCOT.
(f)	While we use the market approach, there is insufficient market data to consider the valuation liquid.
(g)	Based on the historical price differences between settlement points within ERCOT hubs and load zones.
(h)	Other includes contracts for natural gas, weather options and coal options. December 31, 2016 also includes an immaterial amount of electricity options.

There were no transfers between Level 1 and Level 2 of the fair value hierarchy for the Successor period for the year ended December 31, 2017 and the period from October 3, 2016 through December 31, 2016 and the Predecessor period from January 1, 2016 through October 2, 2016 and the year ended December 31, 2015. See the table below for discussion of transfers between Level 2 and Level 3 for the Successor period for the year ended December 31, 2017 and the period from October 3, 2016 through December 31, 2016 and the Predecessor period from January 1, 2016 through October 2, 2016 and the year ended December 31, 2015.

The following table presents the changes in fair value of the Level 3 assets and liabilities for the Successor period for the year ended December 31, 2017 and the period from October 3, 2016 through December 31, 2016 and the Predecessor period from January 1, 2016 through October 2, 2016 and the year ended December 31, 2015.

	Successor		Predecessor
	Year Ended December 31, 2017	Period from October 3, 2016 through December 31, 2016	Period from January 1, 2016 through October 2, 2016	Year Ended December 31, 2015
Net asset balance at beginning of period (a)	$83	$81	$37	$35

Total unrealized valuation gains (losses)	(136)	31	122	27
Purchases, issuances and settlements (b):
Purchases	69	15	37	49
Issuances	(22)	(7)	(20)	(13)
Settlements	(106)	(30)	(51)	(48)
Transfers into Level 3 (c)	4	3	1	1
Transfers out of Level 3 (c)	71	(10)	1	(14)
Earn-out provision (d)	(16)	—	—	—
Net liabilities assumed in the Lamar and Forney Acquisition (Note 3) (e)	—	—	(30)	—

Net change (f)	(136)	2	60	2

Net asset (liability) balance at end of period	$(53)	$83	$97	$37

Unrealized valuation gains (losses) relating to instruments held at end of period	$(98)	$28	$98	$18

(a)	The beginning balance for the Successor period from October 3, 2016 through December 31, 2016 reflects a $16 million adjustment to the fair value of certain Level 3 assets driven by power prices utilized by the Successor for unobservable delivery periods.
(b)	Settlements reflect reversals of unrealized mark-to-market valuations previously recognized in net income. Purchases and issuances reflect option premiums paid or received.
(c)	Includes transfers due to changes in the observability of significant inputs. All Level 3 transfers during the periods presented are in and out of Level 2. For the year ended December 31, 2017, transfers out of Level 3 primarily consists of electricity derivatives where forward pricing inputs have become observable.
(d)	Represents initial fair value of the earn-out provision incurred as part of the Odessa Acquisition. See Note 3.
(e)	Includes fair value of Level 3 assets and liabilities as of the purchase date and any related rolloff between the purchase date and the period ended October 2, 2016.
(f)	Activity excludes change in fair value in the month positions settle. For the Successor period, substantially all changes in values of commodity contracts (excluding the initial fair value of the earn-out provision related to the Odessa Acquisition in 2017) are reported as operating revenues in our statements of consolidated income (loss). For the Predecessor period, substantially all changes in values of commodity contracts (excluding net liabilities assumed in the Lamar and Forney Acquisition in 2016) are reported as net gain from commodity hedging and trading activities in the statements of consolidated income (loss).

16.	COMMODITY AND OTHER DERIVATIVE CONTRACTUAL ASSETS AND LIABILITIES

Strategic Use of Derivatives

We transact in derivative instruments, such as options, swaps, futures and forward contracts, to manage commodity price and interest rate risk. See Note 15 for a discussion of the fair value of derivatives.

Commodity Hedging and Trading Activity — We utilize natural gas and electricity derivatives to reduce exposure to changes in electricity prices primarily to hedge future revenues from electricity sales from our generation assets. We also utilize short-term electricity, natural gas, coal, fuel oil and uranium derivative instruments for fuel hedging and other purposes. Counterparties to these transactions include energy companies, financial institutions, electric utilities, independent power producers, oil and gas producers, local distribution companies and energy marketing companies. Unrealized gains and losses arising from changes in the fair value of derivative instruments as well as realized gains and losses upon settlement of the instruments are reported in our statements of consolidated income (loss) in operating revenues and fuel, purchased power costs and delivery fees in the Successor period and net gain from commodity hedging and trading activities in the Predecessor period.

Interest Rate Swaps — Interest rate swap agreements are used to reduce exposure to interest rate changes by converting floating-rate interest rates to fixed rates, thereby hedging future interest costs and related cash flows. Unrealized gains and losses arising from changes in the fair value of the swaps as well as realized gains and losses upon settlement of the swaps are reported in our statements of consolidated income (loss) in interest expense and related charges.

Financial Statement Effects of Derivatives

Substantially all derivative contractual assets and liabilities are accounted for under mark-to-market accounting consistent with accounting standards related to derivative instruments and hedging activities. The following tables provide detail of derivative contractual assets and liabilities as reported in our consolidated balance sheets at December 31, 2017 and 2016. Derivative asset and liability totals represent the net value of the contract, while the balance sheet totals represent the gross value of the contract.

	December 31, 2017
	Derivative Assets		Derivative Liabilities
	Commodity Contracts	Interest Rate Swaps	Commodity Contracts	Interest Rate Swaps	Total
Current assets	$190	$—	$—	$—	$190
Noncurrent assets	30	22	2	4	58
Current liabilities	—	(4)	(216)	(4)	(224)
Noncurrent liabilities	—	—	(102)	—	(102)

Net assets (liabilities)	$220	$18	$(316)	$—	$(78)

	December 31, 2016
	Derivative Assets		Derivative Liabilities
	Commodity Contracts	Interest Rate Swaps	Commodity Contracts	Interest Rate Swaps	Total
Current assets	$350	$—	$—	$—	$350
Noncurrent assets	46	17	—	1	64
Current liabilities	—	(12)	(330)	(17)	(359)
Noncurrent liabilities	—	—	(2)	—	(2)

Net assets (liabilities)	$396	$5	$(332)	$(16)	$53

At December 31, 2017 and 2016, there were no derivative positions accounted for as cash flow or fair value hedges.

The following table presents the pretax effect of derivative gains (losses) on net income, including realized and unrealized effects. Amount represents changes in fair value of positions in the derivative portfolio during the period, as realized amounts related to positions settled are assumed to equal reversals of previously recorded unrealized amounts.

	Successor		Predecessor
Derivative (statements of consolidated income (loss) presentation)	Year Ended December 31, 2017	Period from October 3, 2016 through December 31, 2016	Period from January 1, 2016 through October 2, 2016	Year Ended December 31, 2015
Commodity contracts (Operating revenues)	$56	$(92)	$—	$—
Commodity contracts (Fuel, purchased power costs and delivery fees)	6	21	—	—
Commodity contracts (Net gain from commodity hedging and trading activities)	—	—	194	380
Interest rate swaps (Interest expense and related charges)	2	(11)	—	—

Net gain (loss)	$64	$(82)	$194	$380

In conjunction with fresh start reporting, the balances in accumulated other comprehensive income were eliminated from our consolidated balance sheet on the Effective Date. The pretax effect (all losses) on net income and other comprehensive income (OCI) of derivative instruments previously accounted for as cash flow hedges by the Predecessor was immaterial for the Predecessor period from January 1, 2016 through October 2, 2016 and the year ended December 31, 2015. There were no amounts recognized in OCI for the year ended December 31, 2017 and the period from October 3, 2016 through December 31, 2016 and the Predecessor period from January 1, 2016 through October 2, 2016 and the year ended December 31, 2015.

Balance Sheet Presentation of Derivatives

We elect to report derivative assets and liabilities in our consolidated balance sheets on a gross basis without taking into consideration netting arrangements we have with counterparties to those derivatives. We maintain standardized master netting agreements with certain counterparties that allow for the right to offset assets and liabilities and collateral in order to reduce credit exposure between us and the counterparty. These agreements contain specific language related to margin requirements, monthly settlement netting, cross-commodity netting and early termination netting, which is negotiated with the contract counterparty.

Generally, margin deposits that contractually offset these derivative instruments are reported separately in our consolidated balance sheets, with the exception of certain margin amounts related to changes in fair value on certain CME transactions that, beginning in January 2017, are legally characterized as settlement of forward exposure rather than collateral. Margin deposits received from counterparties are primarily used for working capital or other general corporate purposes.

The following tables reconcile our derivative assets and liabilities on a contract basis to net amounts after taking into consideration netting arrangements with counterparties and financial collateral:

	December 31, 2017				December 31, 2016
	Derivative Assets and Liabilities	Offsetting Instruments (a)	Cash Collateral (Received) Pledged (b)	Net Amounts	Derivative Assets and Liabilities	Offsetting Instruments (a)	Cash Collateral (Received) Pledged (b)	Net Amounts
Derivative assets:
Commodity contracts	$220	$(113)	$(1)	$106	$396	$(193)	$(20)	$183
Interest rate swaps	18	—	—	18	5	—	—	5

Total derivative assets	238	(113)	(1)	124	401	(193)	(20)	188

Derivative liabilities:
Commodity contracts	(316)	113	1	(202)	(332)	193	136	(3)
Interest rate swaps	—	—	—	—	(16)	—	—	(16)

Total derivative liabilities	(316)	113	1	(202)	(348)	193	136	(19)

Net amounts	$(78)	$—	$—	$(78)	$53	$—	$116	$169

(a)	Amounts presented exclude trade accounts receivable and payable related to settled financial instruments.
(b)	Represents cash amounts received or pledged pursuant to a master netting arrangement, including fair value-based margin requirements and, to a lesser extent, initial margin requirements.

Derivative Volumes

The following table presents the gross notional amounts of derivative volumes at December 31, 2017 and 2016:

	December 31, 2017	December 31, 2016
Derivative type	Notional Volume		Unit of Measure
Natural gas (a)	1,259	1,282	Million MMBtu
Electricity	114,129	75,322	GWh
Congestion Revenue Rights (b)	110,913	126,573	GWh
Coal	2	12	Million U.S. tons
Fuel oil	5	34	Million gallons
Uranium	325	25	Thousand pounds
Interest rate swaps – floating/fixed (c)	$3,000	$3,000	Million U.S. dollars

(a)	Represents gross notional forward sales, purchases and options transactions, locational basis swaps and other natural gas transactions.
(b)	Represents gross forward purchases associated with instruments used to hedge electricity price differences between settlement points within ERCOT.
(c)	Includes notional amounts of interest rate swaps that became effective in January 2017 and have maturity dates through July 2023.

Credit Risk-Related Contingent Features of Derivatives

Our derivative contracts may contain certain credit risk-related contingent features that could trigger liquidity requirements in the form of cash collateral, letters of credit or some other form of credit enhancement. Certain of these agreements require the posting of collateral if our credit rating is downgraded by one or more credit rating agencies or include cross-default contractual provisions that could result in the settlement of such contracts if there was a failure under other financing arrangements related to payment terms or other covenants.

The following table presents the commodity derivative liabilities subject to credit risk-related contingent features that are not fully collateralized:

	December 31,
	2017	2016
Fair value of derivative contract liabilities (a)	$(204)	$(31)
Offsetting fair value under netting arrangements (b)	103	13
Cash collateral and letters of credit	41	1

Liquidity exposure	$(60)	$(17)

(a)	Excludes fair value of contracts that contain contingent features that do not provide specific amounts to be posted if features are triggered, including provisions that generally provide the right to request additional collateral (material adverse change, performance assurance and other clauses).
(b)	Amounts include the offsetting fair value of in-the-money derivative contracts and net accounts receivable under master netting arrangements.

Concentrations of Credit Risk Related to Derivatives

We have concentrations of credit risk with the counterparties to our derivative contracts. At December 31, 2017, total credit risk exposure to all counterparties related to derivative contracts totaled $361 million (including associated accounts receivable). The net exposure to those counterparties totaled $180 million at December 31, 2017 after taking into effect netting arrangements, setoff provisions and collateral, with the largest net exposure to a single counterparty totaling $63 million. At December 31, 2017, the credit risk exposure to the banking and financial sector represented 34% of the total credit risk exposure and 24% of the net exposure.

Exposure to banking and financial sector counterparties is considered to be within an acceptable level of risk tolerance because all of this exposure is with counterparties with investment grade credit ratings. However, this concentration increases the risk that a default by any of these counterparties would have a material effect on our financial condition, results of operations and liquidity. The transactions with these counterparties contain certain provisions that would require the counterparties to post collateral in the event of a material downgrade in their credit rating.

We maintain credit risk policies with regard to our counterparties to minimize overall credit risk. These policies authorize specific risk mitigation tools including, but not limited to, use of standardized master agreements that allow for netting of positive and negative exposures associated with a single counterparty. Credit enhancements such as parent guarantees, letters of credit, surety bonds, liens on assets and margin deposits are also utilized. Prospective material changes in the payment history or financial condition of a counterparty or downgrade of its credit quality result in the reassessment of the credit limit with that counterparty. The process can result in the subsequent reduction of the credit limit or a request for additional financial assurances. An event of default by one or more counterparties could subsequently result in termination-related settlement payments that reduce available liquidity if amounts are owed to the counterparties related to the derivative contracts or delays in receipts of expected settlements if the counterparties owe amounts to us.

17.	PENSION AND OTHER POSTRETIREMENT EMPLOYEE BENEFITS (OPEB) PLANS

On the Effective Date, the EFH Retirement Plan was transferred to Vistra Energy pursuant to a separation agreement between Vistra Energy and EFH Corp. As of the Effective Date, Vistra Energy is the plan sponsor of the Vistra Energy Retirement Plan (the Retirement Plan), which provides benefits to eligible employees of its subsidiaries. Oncor is a participant in the Retirement Plan. As Vistra Energy accounts for its interests in the Retirement Plan as a multiple employer plan, only Vistra Energy’s share of the plan assets and obligations are reported in the pension benefit information presented below. After amendments in 2012, employees in the Retirement Plan now consist entirely of active and retired collective bargaining unit employees. The Retirement Plan is a qualified defined benefit pension plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (Code), and is subject to the provisions of ERISA. The Retirement Plan provides benefits to participants under one of two formulas: (i) a Cash Balance Formula under which participants earn monthly contribution credits based on their compensation and a combination of their age and years of service, plus monthly interest credits or (ii) a Traditional Retirement Plan Formula based on years of service and the average earnings of the three years of highest earnings. Under the Cash Balance Formula, future increases in earnings will not apply to prior service costs. It is our policy to fund the Retirement Plan assets only to the extent required under existing federal regulations.

Vistra Energy and our participating subsidiaries offer other postretirement employee benefits (OPEB) in the form of certain health care and life insurance benefits to eligible retirees and their eligible dependents. The retiree contributions required for such coverage vary based on a formula depending on the retiree’s age and years of service.

Effective January 1, 2018, Vistra Energy entered into a contractual arrangement with Oncor whereby the costs associated with providing OPEB coverage for certain retirees (Split Participants) whose employment included service with both the regulated businesses of Oncor (or its predecessors) and the non-regulated businesses of Vistra Energy (or its predecessors) are split between Oncor and Vistra Energy. Prior to January 1, 2018, coverage for Split Participants was provided by the Oncor OPEB plan, with Vistra Energy retaining its portion of the liability for coverage for Split Participants. In addition, Vistra Energy is the sponsor of an OPEB plan that certain EFH Corp. retirees participate in. As Vistra Energy accounts for its interest in these OPEB plans as multiple employer plans, only Vistra Energy’s share of the plan assets and obligations are reported in the OPEB information presented below.

Pension and OPEB Costs

	Successor		Predecessor
	Year Ended December 31, 2017	Period from October 3, 2016 through December 31, 2016	Period from January 1, 2016 through October 2, 2016	Year Ended December 31, 2015
Pension costs	$6	$2	$4	$8
OPEB costs	6	2	—	3

Total benefit costs recognized as expense	$12	$4	$4	$11

Market-Related Value of Assets Held in Postretirement Benefit Trusts

We use the calculated value method to determine the market-related value of the assets held in the trust for purposes of calculating pension costs. We include the realized and unrealized gains or losses in the market-related value of assets over a rolling four-year period. Each year, 25% of such gains and losses for the current year and for each of the preceding three years is included in the market-related value. Each year, the market-related value of assets is increased for contributions to the plan and investment income and is decreased for benefit payments and expenses for that year.

Detailed Information Regarding Pension Benefits

The following information is based on a December 31, 2017 measurement date:

	Successor
	Year Ended December 31, 2017	Period from October 3, 2016 through December 31, 2016
Assumptions Used to Determine Net Periodic Pension Cost:
Discount rate	4.31%	3.79%
Expected return on plan assets	4.86%	4.89%
Expected rate of compensation increase	3.50%	3.50%
Components of Net Pension Cost:
Service cost	$5	$2
Interest cost	6	1
Expected return on assets	(5)	(1)

Net periodic pension cost	$6	$2
Other Changes in Plan Assets and Benefit Obligations Recognized in Other Comprehensive Income:
Net (gain) loss	$3	$(4)

Total recognized in net periodic benefit cost and other comprehensive income	$9	$(2)

Assumptions Used to Determine Benefit Obligations:
Discount rate	3.74%	4.31%
Expected rate of compensation increase	3.62%	3.50%

	Successor
	Year Ended December 31, 2017	Period from October 3, 2016 through December 31, 2016
Change in Pension Obligation:
Projected benefit obligation at beginning of period	$144	$154
Service cost	5	2
Interest cost	6	1
Actuarial (gain) loss	13	(12)
Benefits paid	(5)	(1)

Projected benefit obligation at end of year	$163	$144

Accumulated benefit obligation at end of year	$157	$136

Change in Plan Assets:
Fair value of assets at beginning of period	$117	$124
Actual gain (loss) on assets	16	(6)
Benefits paid	(5)	(1)

Fair value of assets at end of year	$128	$117

Funded Status:
Projected pension benefit obligation	$(163)	$(144)
Fair value of assets	128	117

Funded status at end of year	$(35)	$(27)

Amounts Recognized in the Balance Sheet Consist of:
Other current liabilities	$—	$—
Other noncurrent liabilities	(35)	(27)

Net liability recognized	$(35)	$(27)

Amounts Recognized in Accumulated Other Comprehensive Income Consist of:
Net gain	$1	$4

The following table provides information regarding pension plans with projected benefit obligation (PBO) and accumulated benefit obligation (ABO) in excess of the fair value of plan assets.

	December 31,
	2017	2016
Pension Plans with PBO and ABO in Excess Of Plan Assets:
Projected benefit obligations	$163	$144
Accumulated benefit obligation	$157	$136
Plan assets	$128	$117

Pension Plan Investment Strategy and Asset Allocations

Our investment objective for the Retirement Plan is to invest in a suitable mix of assets to meet the future benefit obligations at an acceptable level of risk, while minimizing the volatility of contributions. Fixed income securities held primarily consist of corporate bonds from a diversified range of companies, U.S. Treasuries and agency securities and money market instruments. Equity securities are held to enhance returns by participating in a wide range of investment opportunities. International equity securities are used to further diversify the equity portfolio and may include investments in both developed and emerging markets.

The target asset allocation ranges of pension plan investments by asset category are as follows:

Asset Category:	Target Allocation Ranges
Fixed income	74%	—	86%
U.S. equities	8%	—	14%
International equities	6%	—	12%

Expected Long-Term Rate of Return on Assets Assumption

The Retirement Plan strategic asset allocation is determined in conjunction with the plan’s advisors and utilizes a comprehensive Asset-Liability modeling approach to evaluate potential long-term outcomes of various investment strategies. The study incorporates long-term rate of return assumptions for each asset class based on historical and future expected asset class returns, current market conditions, rate of inflation, current prospects for economic growth, and taking into account the diversification benefits of investing in multiple asset classes and potential benefits of employing active investment management.

Retirement Plan
Asset Class:	Expected Long-Term Rate of Return
U.S. equity securities	6.4%
International equity securities	7.3%
Fixed income securities	3.9%
Weighted average	4.6%

Fair Value Measurement of Pension Plan Assets

At December 31, 2017, the Retirement Plan assets measured at fair value on a recurring basis consisted of the following:

	December 31,
	2017	2016
Asset Category:
Level 2 valuations (see Note 15):
Interest-bearing cash	$(7)	$(4)
Fixed income securities:
Corporate bonds (a)	65	54
U.S. Treasuries	29	30
Other (b)	7	6

Total assets categorized as Level 2	94	86
Assets measured at net asset value (c):
Interest-bearing cash	2	2
Equity securities:
U.S.	14	14
International	13	9
Fixed income securities:
Corporate bonds (a)	5	6

Total assets measured at net asset value	34	31

Total assets	$128	$117

(a)	Substantially all corporate bonds are rated investment grade by a major ratings agency such as Moody’s.
(b)	Other consists primarily of taxable municipal bonds.
(c)	Certain investments measured at fair value using the net asset value per share (or its equivalent) have not been classified in the fair value hierarchy. The fair value amounts presented in this line are intended to permit reconciliation of the fair value hierarchy to total Vistra Retirement Plan assets.

Detailed Information Regarding Postretirement Benefits Other Than Pensions

The following OPEB information is based on a December 31, 2017 measurement date:

	Successor
	Year Ended December 31, 2017	Period from October 3, 2016 through December 31, 2016
Assumptions Used to Determine Net Periodic Benefit Cost:
Discount rate (Vistra Energy Plan)	4.11%	4.00%
Discount rate (Oncor Plan)	4.18%	3.69%
Components of Net Postretirement Benefit Cost:
Service cost	$2	$1
Interest cost	4	1
Plan amendments (a)	—	(4)

Net periodic OPEB cost (income)	$6	$(2)

Other Changes in Plan Assets and Benefit Obligations Recognized in Other Comprehensive Income:
Net (gain) loss and prior service (credit) cost	$26	$(5)

Total recognized in net periodic benefit cost and other comprehensive income	$32	$(7)

Assumptions Used to Determine Benefit Obligations at Period End:
Discount rate (Vistra Energy Plan)	3.67%	4.11%
Discount rate (Split-Participant Plan)	3.67%	—%
Discount rate (Oncor Plan)	—%	4.18%

(a)	Curtailment gain recognized as other income in the statements of consolidated income (loss) as a result of discontinued life insurance benefits for active employees.

	Successor
	Year Ended December 31, 2017	Period from October 3, 2016 through December 31, 2016
Change in Postretirement Benefit Obligation:
Benefit obligation at beginning of year	$88	$97
Service cost	2	1
Interest cost	4	1
Participant contributions	2	1
Plan amendments (a)	11	(4)
Actuarial (gain) loss	15	(5)
Benefits paid	(7)	(3)

Benefit obligation at end of year	$115	$88

Change in Plan Assets:
Fair value of assets at beginning of year	$—	$—
Employer contributions	5	1
Participant contributions	2	1
Benefits paid	(7)	(2)

Fair value of assets at end of year	$—	$—

Funded Status:
Benefit obligation	$115	$88

Funded status at end of year	$115	$88

Amounts Recognized on the Balance Sheet Consist of:
Other current liabilities	$6	$5
Other noncurrent liabilities	109	83

Net liability recognized	$115	$88

Amounts Recognized in Accumulated Other Comprehensive Income Consist of:
Net loss and prior service cost	$20	$5

(a)	For the year ended December 31, 2017, plan amendments relate to the contractual arrangement with Oncor covering Split Participants. For the period from October 3, 2016 through December 31, 2016, a curtailment gain was recognized as other income in the statements of consolidated income (loss) as a result of discontinued life insurance benefits for active employees.

The following tables provide information regarding the assumed health care cost trend rates.

	Successor
	December 31, 2017	December 31, 2016
Assumed Health Care Cost Trend Rates-Not Medicare Eligible:
Health care cost trend rate assumed for next year	7.00%	5.80%
Rate to which the cost trend is expected to decline (the ultimate trend rate)	4.50%	5.00%
Year that the rate reaches the ultimate trend rate	2026	2024
Assumed Health Care Cost Trend Rates-Medicare Advantage Eligible (2017) / Medicare Eligible (2016):
Health care cost trend rate assumed for next year	10.66%	5.70%
Rate to which the cost trend is expected to decline (the ultimate trend rate)	4.50%	5.00%
Year that the rate reaches the ultimate trend rate	2026	2024

	1-Percentage Point Increase	1-Percentage Point Decrease
Sensitivity Analysis of Assumed Health Care Cost Trend Rates:
Effect on accumulated postretirement obligation	$2	$(2)
Effect on postretirement benefits cost	$—	$—

Fair Value Measurement of OPEB Plan Assets

At December 31, 2017, the Vistra Energy OPEB plan had no plan assets.

Significant Concentrations of Risk

The plans’ investments are exposed to risks such as interest rate, capital market and credit risks. We seek to optimize return on investment consistent with levels of liquidity and investment risk which are prudent and reasonable, given prevailing capital market conditions and other factors specific to us. While we recognize the importance of return, investments will be diversified in order to minimize the risk of large losses unless, under the circumstances, it is clearly prudent not to do so. There are also various restrictions and guidelines in place including limitations on types of investments allowed and portfolio weightings for certain investment securities to assist in the mitigation of the risk of large losses.

Assumed Discount Rate

We selected the assumed discount rate using the Aon Hewitt AA Above Median yield curve, which is based on corporate bond yields and at December 31, 2017 consisted of 391 corporate bonds with an average rating of AA using Moody’s, Standard & Poor’s Rating Services and Fitch Ratings, Ltd. ratings.

Amortization in 2018

We estimate amortization of the net actuarial gain for the Retirement Plan from accumulated other comprehensive income into net periodic benefit cost will be immaterial. We estimate amortization of the net actuarial gain and prior service cost for the OPEB plan from accumulated other comprehensive income into net periodic benefit cost will be $3 million.

Contributions

Successor — No contributions were made to the Retirement Plan for the Successor period for the year ended December 31, 2017 and the period from October 3, 2016 through December 31, 2016, and none are expected to be made in 2018. OPEB plan funding for the Successor period for the year ended December 31, 2017 and the period from October 3, 2016 through December 31, 2016 totaled $5 million and $1 million, respectively, and funding in 2018 is expected to total $6 million.

Predecessor — In September 2016, a cash contribution totaling $2 million was made to the EFH Retirement Plan, all of which was contributed by our Predecessor. In December 2015, a cash contribution totaling $67 million was made to the EFH Retirement Plan assets, of which $51 million was contributed by Oncor and $16 million was contributed by our Predecessor. Each of these contributions resulted in the Retirement Plan being fully funded as calculated under the provisions of ERISA. As a result of the Bankruptcy Filing, participants in the EFH Retirement Plan who chose to retire would not be eligible for the lump sum payout option under the EFH Retirement Plan unless the EFH Retirement Plan was fully funded. OPEB plan funding for the Predecessor period from January 1, 2016 through October 2, 2016 and the year ended December 31, 2015 totaled $3 million and $8 million, respectively.

Future Benefit Payments

Estimated future benefit payments to beneficiaries are as follows:

	2018	2019	2020	2021	2022	2023-27
Pension benefits	$11	$8	$8	$8	$9	$50
OPEB	$6	$7	$8	$8	$8	$39

Thrift Plan

Our employees may participate in a qualified savings plan (the Thrift Plan). This plan is a participant-directed defined contribution plan intended to qualify under Section 401(a) of the Code, and is subject to the provisions of ERISA. Under the terms of the Thrift Plan, employees who do not earn more than the IRS threshold compensation limit used to determine highly compensated employees may contribute, through pre-tax salary deferrals and/or after-tax payroll deductions, the lesser of 75% of their regular salary or wages or the maximum amount permitted under applicable law. Employees who earn more than such threshold may contribute from 1% to 20% of their regular salary or wages. Employer matching contributions are also made in an amount equal to 100% (75% for employees covered under the Traditional Retirement Plan Formula) of the first 6% of employee contributions. Employer matching contributions are made in cash and may be allocated by participants to any of the plan’s investment options.

Employer contributions to the Thrift Plan totaled $19 million, $5 million, $16 million and $21 million for the Successor period for the year ended December 31, 2017 and the period from October 3, 2016 through December 31, 2016 and the Predecessor period from January 1, 2016 through October 2, 2016 and the year ended December 31, 2015, respectively.

18.	STOCK-BASED COMPENSATION

Vistra Energy 2016 Omnibus Incentive Plan

On the Effective Date, the Vistra Energy board of directors (Board) adopted the 2016 Omnibus Incentive Plan (2016 Incentive Plan), under which an aggregate of 22,500,000 shares of our common stock were reserved for issuance as equity-based awards to our non-employee directors, employees, and certain other persons. The Board or any committee duly authorized by the Board will administer the 2016 Incentive Plan and has broad authority under the 2016 Incentive Plan to, among other things: (a) select participants, (b) determine the types of awards that participants are to receive and the number of shares that are to be subject to such awards and (c) establish the terms and conditions of awards, including the price (if any) to be paid for the shares of the award. The types of awards that may be granted under the 2016 Incentive Plan include stock options, RSUs, restricted stock, performance awards and other forms of awards granted or denominated in shares of Vistra Energy common stock, as well as certain cash-based awards.

If any stock option or other stock-based award granted under the 2016 Incentive Plan expires, terminates or is canceled for any reason without having been exercised in full, the number of shares of Vistra Energy common stock underlying any unexercised award shall again be available for the purpose of awards under the 2016 Incentive Plan. If any shares of restricted stock, performance awards or other stock-based awards denominated in shares of Vistra Energy common stock awarded under the 2016 Incentive Plan are forfeited for any reason, the number of forfeited shares shall again be available for purposes of awards under the 2016 Incentive Plan. Any award under the 2016 Incentive Plan settled in cash shall not be counted against the maximum share limitation.

As is customary in incentive plans of this nature, each share limit and the number and kind of shares available under the 2016 Incentive Plan and any outstanding awards, as well as the exercise or purchase price of awards, and performance targets under certain types of performance-based awards, are required to be adjusted in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the Vistra Energy stockholders.

Stock-based compensation expense is reported as SG&A in the statement of consolidated net income (loss) as follows:

	Successor
	Year Ended December 31, 2017	Period from October 3, 2016 through December 31, 2016
Total stock-based compensation expense	$19	$3
Income tax benefit	(7)	(1)

Stock based-compensation expense, net of tax	$12	$2

Stock Options

The fair value of each stock option is estimated on the date of grant using a Black-Scholes option-pricing model. The risk-free interest rate used in the option valuation model was based on yields available on the grant dates for U.S. Treasury Strips with maturity consistent with the expected life assumption. The expected term of the option represents the period of time that options granted are expected to be outstanding and is based on the SEC Simplified Method (midpoint of average vesting time and contractual term). Expected volatility is based on an average of the historical, daily volatility of a peer group selected by Vistra Energy over a period consistent with the expected life assumption ending on the grant date. We assumed no dividend yield in the valuation of the options. These options may be exercised over either three- or four-year graded vesting periods and will expire 10 years from the grant date.

The 2016 Incentive Plan includes an anti-dilutive provision that requires any outstanding option awards to be adjusted for the effect of equity restructurings. In March 2017, the board of directors of Vistra Energy declared that the exercise price of each outstanding option be reduced by $2.32, the amount per share of common stock related to the Special Dividend (see Note 14).

Stock options outstanding at December 31, 2017 are all held by current employees. The following table summarizes our stock option activity:

	Successor
	Year Ended December 31, 2017
	Stock Options (in thousands)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (in millions)
Total outstanding at beginning of period	7,357	$15.81	9.8	$—
Granted	1,412	$18.86
Exercised	(281)	$13.41
Forfeited or expired	(352)	$13.76

Total outstanding at end of period	8,136	$14.44	9.0	$32.4
Expected to vest	6,618	$14.65	9.1	$25.1

At December 31, 2017, $30 million of unrecognized compensation cost related to unvested stock options granted under the 2016 Incentive Plan are expected to be recognized over a weighted average period of approximately 3 years.

Restricted Stock Units

The following table summarizes our restricted stock unit activity:

	Successor
	Year Ended December 31, 2017
	Restricted Stock Units (in thousands)	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (in millions)
Total outstanding at beginning of period	2,159	$15.79	2.3	$33.5
Granted	861	$18.84
Exercised	(538)	$15.76
Forfeited or expired	(107)	$15.85

Total outstanding at end of period	2,375	$16.91	1.9	$43.5
Expected to vest	2,375	$16.91	1.9	$43.5

At December 31, 2017, $37 million of unrecognized compensation cost related to unvested restricted stock units granted under the 2016 Incentive Plan are expected to be recognized over a weighted average period of approximately 3 years.

Performance Stock Units

In October 2017, we issued Performance Stock Units (PSUs) to certain members of management. As of December 31, 2017, we had not yet established the significant terms of the PSUs relevant to vesting (scorecard and metric design, thresholds, and targets); therefore, a grant date for financial accounting purposes has not occurred.

19.	RELATED PARTY TRANSACTIONS

Successor

In connection with Emergence, we entered into agreements with certain of our affiliates and with parties who received shares of common stock and TRA Rights in exchange for their claims.

Registration Rights Agreement

Pursuant to the Plan of Reorganization, on the Effective Date, we entered into a Registration Rights Agreement (the Registration Rights Agreement) with certain selling stockholders providing for registration of the resale of the Vistra Energy common stock held by such selling stockholders.

In December 2016, we filed a Form S-1 registration statement with the SEC to register for resale the shares of Vistra Energy common stock held by certain significant stockholders pursuant to the Registration Rights Agreement. The registration statement was amended in February 2017, April 2017 and May 2017. The registration statement was declared effective by the SEC in May 2017. Among other things, under the terms of the Registration Rights Agreement:

•	we will be required to use reasonable best efforts to convert the Form S-1 registration statement into a registration statement on Form S-3 as soon as reasonably practicable after we become eligible to do so and to have such Form S-3 declared effective as promptly as practicable (but in no event more than 30 days after it is filed with the SEC);

•	if we propose to file certain types of registration statements under the Securities Act with respect to an offering of equity securities, we will be required to use our reasonable best efforts to offer the other parties to the Registration Rights Agreement the opportunity to register all or part of their shares on the terms and conditions set forth in the Registration Rights Agreement; and

•	the selling stockholders received the right, subject to certain conditions and exceptions, to request that we file registration statements or amend or supplement registration statements, with the SEC for an underwritten offering of all or part of their respective shares of Vistra Energy common stock (a Demand Registration), and the Company is required to cause any such registration statement or amendment or supplement (a) to be filed with the SEC promptly and, in any event, on or before the date that is 45 days, in the case of a registration statement on Form S-1, or 30 days, in the case of a registration statement on Form S-3, after we receive the written request from the relevant selling stockholders to effectuate the Demand Registration and (b) to become effective as promptly as reasonably practicable and in any event no later than 120 days after it is initially filed.

All expenses of registration under the Registration Rights Agreement, including the legal fees of one counsel retained by or on behalf of the selling stockholders, will be paid by us. Legal fee expenses paid or accrued by Vistra Energy on behalf of the selling stockholders totaled less than $1 million during the year ended December 31, 2017.

Tax Receivable Agreement

On the Effective Date, Vistra Energy entered into the TRA with a transfer agent on behalf of certain former first lien creditors of TCEH. See Note 9 for discussion of the TRA.

Predecessor

See Note 5 for a discussion of certain agreements entered into on the Effective Date between EFH Corp. and Vistra Energy with respect to the separation of the entities, including a separation agreement, a transition services agreement, a tax matters agreement and a settlement agreement.

The following represent our Predecessor’s significant related-party transactions. As of the Effective Date, pursuant to the Plan of Reorganization, the Sponsor Group, EFH Corp., EFIH, Oncor Holdings and Oncor ceased being affiliates of Vistra Energy and its subsidiaries, including the TCEH Debtors and the Contributed EFH Debtors.

•	Our retail operations (and prior to the Effective Date, our Predecessor) pay Oncor for services it provides, principally the delivery of electricity. Expenses recorded for these services, reported in fuel, purchased power costs and delivery fees, totaled $700 million and $955 million for the Predecessor period from January 1, 2016 through October 2, 2016 and the year ended December 31, 2015, respectively.

•	A former subsidiary of EFH Corp. billed our Predecessor’s subsidiaries for information technology, financial, accounting and other administrative services at cost. These charges, which are largely settled in cash and primarily reported in SG&A expenses, totaled $157 million and $205 million for the Predecessor period from January 1, 2016 through October 2, 2016 and the year ended December 31, 2015, respectively.

•	Under Texas regulatory provisions, the trust fund for decommissioning the Comanche Peak nuclear generation facility is funded by a delivery fee surcharge billed to REPs by Oncor, as collection agent, and remitted monthly to Vistra Energy (and prior to the Effective Date, our Predecessor) for contribution to the trust fund with the intent that the trust fund assets, reported in other investments in our consolidated balance sheets, will ultimately be sufficient to fund the future decommissioning liability, reported in asset retirement obligations in our consolidated balance sheets. The delivery fee surcharges remitted to our Predecessor totaled $15 million and $17 million for the Predecessor period from January 1, 2016 through October 2, 2016 and the year ended December 31, 2015, respectively. Income and expenses associated with the trust fund and the decommissioning liability incurred by Vistra Energy (and prior to the Effective Date, our Predecessor) are offset by a net change in a receivable/payable that ultimately will be settled through changes in Oncor’s delivery fee rates.

•	EFH Corp. files consolidated federal income tax and Texas state margin tax returns that included our results prior to the Effective Date; however, under a Federal and State Income Tax Allocation Agreement, our federal income tax and Texas margin tax expense and related balance sheet amounts, including income taxes payable to or receivable from EFH Corp., were recorded as if our Predecessor filed its own corporate income tax return. For the Predecessor period from January 1, 2016 through October 2, 2016 and the year ended December 31, 2015, our Predecessor made income tax payments to EFH Corp. totaling $22 million and $29 million, respectively. In 2015, $609 million of income tax liability was eliminated under the terms of the Settlement Agreement. See Note 8 for discussion of cessation of payment of federal income taxes pursuant to the Settlement Agreement.

•	Contributions to the EFH Corp. retirement plan by both Oncor and TCEH in 2014, 2015 and 2016 resulted in the EFH Corp. retirement plan being fully funded as calculated under the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA). In September 2016, a cash contribution totaling $2 million was made to the EFH Corp. retirement plan, all of which was contributed by TCEH, which resulted in the EFH Retirement Plan continuing to be fully funded as calculated under the provisions of ERISA. On the Effective Date, the EFH Retirement Plan was transferred to Vistra Energy pursuant to a separation agreement between Vistra Energy and EFH Corp.

•	In 2007, TCEH entered into the TCEH Senior Secured Facilities with syndicates of financial institutions and other lenders. These syndicates included affiliates of GS Capital Partners, which is a member of the Sponsor Group. Affiliates of each member of the Sponsor Group have from time to time engaged in commercial banking transactions with TCEH and/or provided financial advisory services to TCEH, in each case in the normal course of business.

•	Affiliates of GS Capital Partners were parties to certain commodity and interest rate hedging transactions with our Predecessor in the normal course of business.

•	Affiliates of the Sponsor Group have sold or acquired, and in the future may sell or acquire, debt or debt securities issued by our Predecessor in open market transactions or through loan syndications.

•	As a result of debt repurchase and exchange transactions in 2009 through 2011, EFH Corp. and EFIH held TCEH debt securities totaling $382 million as of the Petition Date. These notes payable were classified as LSTC. The amounts of TCEH debt held by EFIH or EFH Corp. were eliminated as a result of the Settlement Agreement approved by the Bankruptcy Court in December 2015 (see Note 5). In conjunction with the Settlement Agreement approved by the Bankruptcy Court in December 2015, EFH Corp. and EFIH waived their rights to the claims associated with these debt securities resulting in a gain recorded in reorganization items (see Note 5). Interest expense on the notes totaled $1 million for the year ended December 31, 2015. Contractual interest, not paid or recorded, totaled $37 million for the year ended December 31, 2015. See Note 10.

20.	SEGMENT INFORMATION

The operations of Vistra Energy are aligned into two reportable business segments: Wholesale Generation and Retail Electricity. Our chief operating decision maker reviews the results of these two segments separately and allocates resources to the respective segments as part of our strategic operations. These two business units offer different products or services and involve different risks.

The Wholesale Generation segment is engaged in electricity generation, wholesale energy sales and purchases, commodity risk management activities, fuel production and fuel logistics management, all largely in the ERCOT market. These activities are substantially all conducted by Luminant.

The Retail Electricity segment is engaged in retail sales of electricity and related services to residential, commercial and industrial customers, all largely in the ERCOT market. These activities are substantially all conducted by TXU Energy.

Corporate and Other represents the remaining non-segment operations consisting primarily of general corporate expenses, interest, taxes and other expenses related to our support functions that provide shared services to our Wholesale Generation and Retail Electricity segments.

The accounting policies of the business segments are the same as those described in the summary of significant accounting policies in Note 1. Our chief operating decision maker uses more than one measure to assess segment performance, including reported segment operating income and segment net income (loss), which is the measure most comparable to consolidated net income (loss) prepared based on GAAP. We account for intersegment sales and transfers as if the sales or transfers were to third parties, that is, at current market prices. Certain shared services costs are allocated to the segments.

	Successor
	Year Ended December 31, 2017	Period from October 3, 2016 through December 31, 2016
Operating revenues (a)
Wholesale Generation	$2,758	$450
Retail Electricity	4,058	912
Eliminations	(1,386)	(171)

Consolidated operating revenues	$5,430	$1,191

Depreciation and amortization
Wholesale Generation	$230	$53
Retail Electricity	430	153
Corporate and Other	40	11
Eliminations	(1)	$(1)

Consolidated depreciation and amortization	$699	$216

Operating income (loss)
Wholesale Generation	$(186)	$(255)
Retail Electricity	461	111
Corporate and Other	(77)	(17)

Consolidated operating income (loss)	$198	$(161)

Interest expense and related charges
Wholesale Generation	$21	$(1)
Corporate and Other	252	66
Eliminations	(80)	(5)

Consolidated interest expense and related charges	$193	$60

Income tax expense (benefit)(all Corporate and Other)	$504	$(70)

Net income (loss)
Wholesale Generation	$(177)	$(251)
Retail Electricity	495	114
Corporate and Other	(572)	(26)

Consolidated net income (loss)	$(254)	$(163)
Capital expenditures
Wholesale Generation	$150	$84
Retail Electricity	—	5
Corporate and Other	26	—

Consolidated capital expenditures	$176	$89

•	For the Successor period for the year ended December 31, 2017 and the period from October 3, 2016 through December 31, 2016, includes third-party unrealized net gains (losses) from mark-to-market valuations of commodity positions of $(151) million and $(182) million, respectively, recorded to the Wholesale Generation segment and $18 million and $(6) million, respectively, recorded to the Retail Electricity segment. In addition, for the Successor period for the year ended December 31, 2017 and the period from October 3, 2016 through December 31, 2016, unrealized net gains (losses) with affiliate of $(154) million and $(113) million, respectively, were recorded to operating revenues for the Wholesale Generation segment and corresponding unrealized net gains (losses) with affiliate of $154 million and $113 million, respectively, were recorded to fuel, purchased power costs and delivery fees for the Retail Electricity segment, with no impact to consolidated results.

	December 31,
	2017	2016
Total assets
Wholesale Generation	$7,069	$6,952
Retail Electricity	6,156	5,753
Corporate and Other and Eliminations	1,375	2,462

Consolidated total assets	$14,600	$15,167

Prior to the Effective Date, our Predecessor’s chief operating decision maker reviewed the retail electricity, wholesale generation and commodity risk management activities together. Consequently, there were no reportable business segments for TCEH.

21.	SUPPLEMENTARY FINANCIAL INFORMATION

Other Income and Deductions

	Successor		Predecessor
	Year Ended December 31, 2017	Period from October 3, 2016 through December 31, 2016	Period from January 1, 2016 through October 2, 2016	Year Ended December 31, 2015
Other income:
Office space sublease rental income (a)	$11	$2	$—	$—
Mineral rights royalty income (b)	3	1	3	4
Sale of land (b)	4	—	—	—
Curtailment gain on employee benefit plans (a)	—	4	—	—
Insurance settlement	—	—	9	—
Interest income	15	1	3	1
All other	4	2	4	13

Total other income	$37	$10	$19	$18

Other deductions:
Write-off of generation equipment (b)	2	—	45	—
Adjustment to asbestos liability	—	—	11	—
Impairment of favorable purchase contracts (Note 7)	—	—	—	8
Impairment of emission allowances (Note 7)	—	—	—	55
Impairment of mining development costs	—	—	—	19
All other	3	—	19	11

Total other deductions	$5	$—	$75	$93

(a)	Reported in Corporate and Other non-segment (Successor period only).
(b)	Reported in Wholesale Generation segment (Successor period only).

Restricted Cash

	December 31, 2017		December 31, 2016
	Current Assets	Noncurrent Assets	Current Assets	Noncurrent Assets
Amounts related to the Vistra Operations Credit Facilities (Note 12)	$—	$500	$—	$650
Amounts related to restructuring escrow accounts	59	—	90	—
Other	—	—	5	—

Total restricted cash	$59	$500	$95	$650

Trade Accounts Receivable

	December 31,
	2017	2016
Wholesale and retail trade accounts receivable	$596	$622
Allowance for uncollectible accounts	(14)	(10)

Trade accounts receivable — net	$582	$612

Gross trade accounts receivable at December 31, 2017 and 2016 included unbilled retail revenues of $251 million and $225 million, respectively.

Allowance for Uncollectible Accounts Receivable

	Successor		Predecessor
	Year Ended December 31, 2017	Period from October 3, 2016 through December 31, 2016	Period from January 1, 2016 through October 2, 2016	Year Ended December 31, 2015
Allowance for uncollectible accounts receivable at beginning of period	$10	$—	$9	$15
Increase for bad debt expense	43	10	20	34
Decrease for account write-offs	(39)	—	(16)	(40)

Allowance for uncollectible accounts receivable at end of period	$14	$10	$13	$9

Inventories by Major Category

	December 31,
	2017	2016
Materials and supplies	$149	$173
Fuel stock	83	88
Natural gas in storage	21	24

Total inventories	$253	$285

Other Investments

	December 31,
	2017	2016
Nuclear plant decommissioning trust	$1,188	$1,012
Land	49	49
Miscellaneous other	3	3

Total other investments	$1,240	$1,064

Nuclear Decommissioning Trust — Investments in a trust that will be used to fund the costs to decommission the Comanche Peak nuclear generation plant are carried at fair value. Decommissioning costs are being recovered from Oncor’s customers as a delivery fee surcharge over the life of the plant and deposited by Vistra Energy (and prior to the Effective Date, a subsidiary of TCEH) in the trust fund. Income and expense associated with the trust fund and the decommissioning liability are offset by a corresponding change in a receivable/payable (currently a receivable reported in noncurrent assets) that will ultimately be settled through changes in Oncor’s delivery fees rates. The nuclear decommissioning trust fund was not a debtor in the Chapter 11 Cases. A summary of investments in the fund follows:

	December 31, 2017
	Cost (a)	Unrealized gain	Unrealized loss	Fair market value
Debt securities (b)	$418	$14	$(2)	$430
Equity securities (c)	265	495	(2)	758

Total	$683	$509	$(4)	$1,188

	December 31, 2016
	Cost (a)	Unrealized gain	Unrealized loss	Fair market value
Debt securities (b)	$333	$10	$(3)	$340
Equity securities (c)	309	368	(5)	672

Total	$642	$378	$(8)	$1,012

(a)	Includes realized gains and losses on securities sold.
(b)	The investment objective for debt securities is to invest in a diversified tax efficient portfolio with an overall portfolio rating of AA or above as graded by S&P or Aa2 by Moody’s Investors Services, Inc. The debt securities are heavily weighted with government and municipal bonds and investment grade corporate bonds. The debt securities had an average coupon rate of 3.55% and 3.56% at December 31, 2017 and 2016, respectively, and an average maturity of 9 years at both December 31, 2017 and 2016.
(c)	The investment objective for equity securities is to invest tax efficiently and to match the performance of the S&P 500 Index.

Debt securities held at December 31, 2017 mature as follows: $111 million in one to 5 years, $99 million in five to 10 years and $220 million after 10 years.

The following table summarizes proceeds from sales of available-for-sale securities and the related realized gains and losses from such sales.

	Successor		Predecessor
	Year Ended December 31, 2017	Period from October 3, 2016 through December 31, 2016	Period from January 1, 2016 through October 2, 2016	Year Ended December 31, 2015
Realized gains	$9	$1	$3	$1
Realized losses	$(11)	$—	$(2)	$(1)
Proceeds from sales of securities	$252	$25	$201	$401
Investments in securities	$(272)	$(30)	$(215)	$(418)

Property, Plant and Equipment

	December 31,
	2017	2016
Wholesale Generation:
Generation and mining	$4,501	$3,997
Retail Electricity	5	3
Corporate and Other	120	107

Total	4,626	4,107
Less accumulated depreciation	(282)	(54)

Net of accumulated depreciation	4,344	4,053
Nuclear fuel (net of accumulated amortization of $111 million and $31 million)	158	166
Construction work in progress:
Wholesale Generation	312	210
Retail Electricity	—	6
Corporate and Other	6	8

Total construction work in progress	318	224

Property, plant and equipment — net	$4,820	$4,443

Depreciation expense totaled $236 million, $54 million, $401 million and $767 million for the Successor period for the year ended December 31, 2017 and the period from October 3, 2016 through December 31, 2016 and the Predecessor period from January 1, 2016 through October 2, 2016 and the year ended December 31, 2015, respectively.

Our property, plant and equipment consists of our power generation assets, related mining assets, information system hardware, capitalized corporate office lease space and other leasehold improvements. At December 31, 2017, the capital lease for the building totaled $65 million with accumulated depreciation of $3 million. The estimated remaining useful lives range from 2 to 36 years for our property, plant and equipment.

Asset Retirement and Mining Reclamation Obligations (ARO)

These liabilities primarily relate to nuclear generation plant decommissioning, land reclamation related to lignite mining, removal of lignite/coal ash treatment facilities and generation plant asbestos removal and disposal costs. There is no earnings impact with respect to changes in the nuclear plant decommissioning liability, as all costs are recoverable through the regulatory process as part of delivery fees charged by Oncor. As part of fresh start reporting, new fair values were established for all AROs for the Successor.

At December 31, 2017, the carrying value of our ARO related to our nuclear generation plant decommissioning totaled $1.233 billion, which exceeds the fair value of the assets contained in the nuclear decommissioning trust. Since the costs to ultimately decommission that plant are recoverable through the regulatory rate making process as part of Oncor’s delivery fees, a corresponding regulatory asset has been recorded to our consolidated balance sheet of $45 million in other noncurrent assets.

The following table summarizes the changes to these obligations, reported as asset retirement obligations (current and noncurrent liabilities) in our consolidated balance sheets, for the Successor period for the year ended December 31, 2017 and the period from October 3, 2016 through December 31, 2016 and the Predecessor period from January 1, 2016 through October 2, 2016, respectively:

	Nuclear Plant Decommissioning	Mining Land Reclamation	Other	Total
Predecessor:
Liability at December 31, 2015	$508	$215	$107	$830
Additions:
Accretion — January 1, 2016 through October 2, 2016	22	16	5	43
Adjustment for new cost estimate	—	—	1	1
Incremental reclamation costs	—	14	12	26
Reductions:
Payments — January 1, 2016 through October 2, 2016	—	(37)	(3)	(40)

Liability at October 2, 2016	530	208	122	860
Less amounts due currently	—	(50)	(1)	(51)

Noncurrent liability at October 2, 2016	$530	$158	$121	$809

Successor:
Fair value of liability established at October 3, 2016	$1,192	$374	$152	$1,718
Additions:
Accretion — October 3, 2016 through December31, 2016	8	5	1	14
Reductions:
Payments — October 3, 2016 through December31, 2016	—	(4)	(2)	(6)

Liability at December 31, 2016	1,200	375	151	1,726
Additions:
Accretion	33	18	8	59
Adjustment for change in estimates (a)	—	81	44	125
Incremental reclamation costs (b)	—	—	62	62
Reductions:
Payments	—	(36)	—	(36)

Liability at December 31, 2017	1,233	438	265	1,936
Less amounts due currently	—	(93)	(6)	(99)

Noncurrent liability at December 31, 2017	$1,233	$345	$259	$1,837

(a)	Amounts primarily relate to the impacts of accelerating the ARO associated with the retirements of the Sandow 4, Sandow 5, Big Brown and Monticello plants (see Note 4).
(b)	Amounts primarily relate to liabilities incurred as part of acquiring certain real property through the Alcoa contract settlement (see Note 4).

Other Noncurrent Liabilities and Deferred Credits

The balance of other noncurrent liabilities and deferred credits consists of the following:

	December 31,
	2017	2016
Unfavorable purchase and sales contracts	$36	$46
Other, including retirement and other employee benefits	220	174

Total other noncurrent liabilities and deferred credits	$256	$220

Unfavorable Purchase and Sales Contracts — The amortization of unfavorable purchase and sales contracts totaled $10 million, $3 million, $18 million and $23 million for the Successor period for the year ended December 31, 2017 and the period from October 3, 2016 through December 31, 2016 and the Predecessor period from January 1, 2016 through October 2, 2016 and the year ended December 31, 2015, respectively. See Note 7 for intangible assets related to favorable purchase and sales contracts.

The estimated amortization of unfavorable purchase and sales contracts for each of the next five fiscal years is as follows:

Year	Amount
2018	$11
2019	$9
2020	$9
2021	$1
2022	$3

Fair Value of Debt

	December 31, 2017		December 31, 2016
Debt:	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Long-term debt under the Vistra Operations Credit Facilities (Note 12)	$4,323	$4,334	$4,515	$4,552
Other long-term debt, excluding capital lease obligations (Note 12)	30	27	36	32
Mandatorily redeemable subsidiary preferred stock (Note 12)	70	70	70	70

We determine fair value in accordance with accounting standards as discussed in Note 15, and at December 31, 2017, our debt fair value represents Level 2 valuations. We obtain security pricing from an independent party who uses broker quotes and third-party pricing services to determine fair values. Where relevant, these prices are validated through subscription services such as Bloomberg.

Supplemental Cash Flow Information

	Successor		Predecessor
	Year Ended December 31, 2017	Period from October 3, 2016 through December 31, 2016	Period from January 1, 2016 through October 2, 2016	Year Ended December 31, 2015
Cash payments related to:
Interest paid (a)	$245	$19	$1,064	$1,298
Capitalized interest	(7)	(3)	(9)	(11)

Interest paid (net of capitalized interest) (a)	$238	$16	$1,055	$1,287
Income taxes	$63	$(2)	$22	$29
Reorganization items (b)	$—	$—	$104	$224
Noncash investing and financing activities:
Construction expenditures (c)	$12	$1	$53	$75

(a)	Predecessor period includes amounts paid for adequate protection.
(b)	Represents cash payments made by our Predecessor for legal and other consulting services, including amounts paid on behalf of third parties pursuant to contractual obligations approved by the Bankruptcy Court.
(c)	Represents end-of-period accruals for ongoing construction projects.

SCHEDULE I – CONDENSED FINANCIAL INFORMATION OF REGISTRANT

VISTRA ENERGY CORP. (PARENT)

SCHEDULE I – CONDENSED FINANCIAL INFORMATION OF REGISTRANT

CONDENSED STATEMENTS OF LOSS

(Millions of Dollars)

	Successor
	Year Ended December 31, 2017	Period from October 3, 2016 through December 31, 2016
Selling, general and administrative expense	$(47)	$(7)

Loss from operations	(47)	(7)
Interest income	4	—
Impacts of Tax Receivable Agreement	213	(22)

Income (loss) before income taxes and equity earnings	170	(29)
Pretax equity in gains (losses) of consolidated subsidiaries	80	(204)
Income tax (expense) benefit	(504)	70

Net loss	$(254)	$(163)

See Notes to the Condensed Financial Statements.

VISTRA ENERGY CORP. (PARENT)

SCHEDULE I – CONDENSED FINANCIAL INFORMATION OF REGISTRANT

CONDENSED STATEMENTS OF CASH FLOWS

(Millions of Dollars)

	Successor
	Year Ended December 31, 2017	Period from October 3, 2016 through December 31, 2016
Cash flows — operating activities:
Net loss	$(254)	$(163)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Pretax equity in (gains) losses of consolidated subsidiaries	(80)	204
Deferred income tax benefit (expense), net	418	(76)
Impacts of Tax Receivables Agreement	(213)	22
Other, net	23	3
Changes in operating assets and liabilities	(2)	(26)

Cash used in operating activities	(108)	(36)
Cash flows — financing activities:
Special dividend (Note 4)	—	(992)
Other, net	(1)	1

Cash used in financing activities	(1)	(991)
Cash flows — investing activities:
Dividend received from subsidiaries	1,505	997
Odessa Acquisition	(330)	—
Changes in restricted cash	32	36

Cash provided by financing activities	1,207	1,033
Net change in cash and cash equivalents	1,098	6
Cash and cash equivalents — beginning balance	26	20

Cash and cash equivalents — ending balance	$1,124	$26

See Notes to the Condensed Financial Statements.

VISTRA ENERGY CORP. (PARENT)

SCHEDULE I – CONDENSED FINANCIAL INFORMATION OF REGISTRANT

CONDENSED BALANCE SHEETS

(Millions of Dollars)

	December 31
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$1,124	$26
Restricted cash	59	90
Other current assets	5	3

Total current assets	1,188	119
Equity investments in consolidated subsidiaries	4,927	6,067
Accumulated deferred income taxes	710	1,122
Other noncurrent assets	6	7

Total assets	$6,831	$7,315

LIABILITIES AND EQUITY
Current liabilities:
Trade accounts payable	$11	$—
Accrued taxes	59	31
Other current liabilities	86	91

Total current liabilities	156	122
Tax Receivable Agreement obligation	333	596

Total liabilities	489	718
Total shareholders’ equity	6,342	6,597

Total liabilities and equity	$6,831	$7,315

See Notes to the Condensed Financial Statements.

NOTES TO CONDENSED FINANCIAL STATEMENTS

1.	BASIS OF PRESENTATION

The accompanying unconsolidated condensed balance sheets, statements of net loss and cash flows present results of operations and cash flows of Vistra Energy Corp. (Parent). Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been omitted pursuant to the rules of the SEC. Because the unconsolidated condensed financial statements do not include all of the information and footnotes required by U.S. GAAP, they should be read in conjunction with the financial statements and related notes of Vistra Energy Corp. and Subsidiaries included in the 2017 Annual Report on Form 10-K. Vistra Energy Corp.’s subsidiaries have been accounted for under the equity method. All dollar amounts in the financial statements and tables in the notes are stated in millions of U.S. dollars unless otherwise indicated.

Vistra Energy Corp. (Parent) will file a consolidated U.S. federal income tax return. All consolidated tax expenses/benefits and deferred tax assets/liabilities are recorded at Vistra Energy Corp. (Parent).

2.	RESTRICTIONS ON SUBSIDIARIES

The agreement governing the Vistra Operations Credit Facilities (the Credit Facilities Agreement) generally restricts the ability of Vistra Operations Company LLC (Vistra Operations) to make distributions to any direct or indirect parent unless such distributions are expressly permitted thereunder. As of December 31, 2017, Vistra Operations can distribute approximately $1.0 billion to Vistra Energy Corp. (Parent) under the Credit Facilities Agreement without the consent of any party. The amount that can be distributed by Vistra Operations to Parent was partially reduced by distributions made by Vistra Operations to Parent during the year ended December 31, 2017 of approximately $1.1 billion. Additionally, Vistra Operations may make distributions to Vistra Energy Corp. (Parent) in amounts sufficient for Vistra Energy Corp. (Parent) to make any payments required under the Tax Receivables Agreement or the Tax Matters Agreement or, to the extent arising out of Vistra Energy Corp.’s (Parent) ownership or operation of Vistra Operations, to pay any taxes or general operating or corporate overhead expenses. As of December 31, 2017, the maximum amount of restricted net assets of Vistra Operations that may not be distributed to Parent totaled $3.9 billion.

3.	GUARANTEES

As of December 31, 2017, there are no material outstanding guarantees at Vistra Energy Corp. (Parent).

4.	DIVIDEND RESTRICTIONS

Under applicable law, Vistra Energy Corp. (Parent) is prohibited from paying any dividend to the extent that immediately following payment of such dividend there would be no statutory surplus or Vistra Energy Corp. (Parent) would be insolvent. On December 30, 2016, Vistra Energy Corp. (Parent) paid a special cash dividend in the aggregate amount of approximately $992 million to holders of record of its common stock on December 19, 2016.

Vistra Energy Corp. (Parent) received $1.505 billion and $997 million in dividends from its consolidated subsidiaries in the Successor period for the year ended December 31, 2017 and the period from October 3, 2016 through December 31, 2016, respectively.

JOINT PROXY STATEMENT AND PROSPECTUS, DATED JANUARY 25, 2018

A-1

JOINT PROXY STATEMENT AND PROSPECTUS

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

January 25, 2018

To the Stockholders of Vistra Energy Corp. and the Stockholders of Dynegy Inc.:

The board of directors (the “Vistra Energy Board”) of Vistra Energy Corp. (“Vistra Energy”) and the board of directors (the “Dynegy Board”) of Dynegy Inc. (“Dynegy”) each has approved an Agreement and Plan of Merger, dated as of October 29, 2017 (the “Merger Agreement”), by and between Vistra Energy and Dynegy, pursuant to which Dynegy will, subject to certain regulatory approvals, stockholder approvals and other customary closing conditions, merge with and into Vistra Energy (the “Merger”), with Vistra Energy continuing as the surviving corporation. The combined company resulting from the Merger will retain the name “Vistra Energy Corp.” and will continue to trade on the New York Stock Exchange (the “NYSE”) under the symbol “VST”.

Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger, each outstanding share of common stock, par value $0.01 per share, of Dynegy (the “Dynegy Common Stock”) (other than those owned by Vistra Energy or any wholly owned subsidiary of Vistra Energy, or held in treasury by Dynegy or owned by any wholly owned subsidiary of Dynegy, which will be automatically cancelled and cease to exist) will be converted into the right to receive 0.652 newly issued, fully paid and nonassessable shares of common stock, par value $0.01 per share, of Vistra Energy (the “Vistra Energy Common Stock”).

Vistra Energy and Dynegy will each hold a special meeting of its stockholders.

Vistra Energy’s special meeting will be held at 1601 Bryan Street, 11th Floor, Dallas, Texas 75201 on March 2, 2018, at 9:00 a.m., Central Time. At the Vistra Energy special meeting, the holders of Vistra Energy Common Stock will be asked (a) to consider and vote on a proposal to adopt the Merger Agreement (the “Merger Proposal”), (b) to consider and vote on a proposal to approve the issuance of Vistra Energy Common Stock to the Dynegy stockholders (the “Stock Issuance”) in connection with the Merger as contemplated by the Merger Agreement (the “Stock Issuance Proposal”) and (c) to consider and vote on a proposal to approve the adjournment of the Vistra Energy special meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Merger Proposal and the Stock Issuance Proposal (the “Vistra Energy Adjournment Proposal”). The Vistra Energy Board recommends that holders of Vistra Energy Common Stock vote “FOR” the Merger Proposal, “FOR” the Stock Issuance Proposal, and “FOR” the Vistra Energy Adjournment Proposal.

Dynegy’s special meeting will be held at the Chase Center, 601 Travis Street, Houston, Texas 77002 on March 2, 2018, at 10:00 a.m., Central Time. At the Dynegy special meeting, the holders of Dynegy Common Stock will be asked (i) to consider and vote on the Merger Proposal, (ii) to consider and vote in an advisory capacity on compensation payable to executive officers of Dynegy in connection with the Merger (the “Dynegy Compensation Proposal”) and (iii) to consider and vote on a proposal to approve the adjournment of the Dynegy special meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Merger Proposal (the “Dynegy Adjournment Proposal”). The Dynegy Board unanimously recommends that holders of Dynegy Common Stock vote “FOR” the Merger Proposal, “FOR” the Dynegy Compensation Proposal and “FOR” the Dynegy Adjournment Proposal.

This joint proxy statement and prospectus provides you with detailed information about the special meetings of Vistra Energy and Dynegy, the Merger Agreement, the Merger and the other transactions contemplated by the

Merger Agreement, including the Stock Issuance. A copy of the Merger Agreement is included as Annex A to this joint proxy statement and prospectus. Vistra Energy and Dynegy encourage you to read this joint proxy statement and prospectus, the Merger Agreement and the other annexes to this joint proxy statement and prospectus carefully and in their entirety. In particular, you should carefully consider the discussion in the section of this joint proxy statement and prospectus entitled “Risk Factors” beginning on page 33.

Your vote is very important, regardless of the number of shares you own. The Merger cannot be completed unless stockholders of both Vistra Energy and Dynegy approve certain proposals related to the Merger.

Whether or not you plan to attend the Vistra Energy special meeting or the Dynegy special meeting, as applicable, please submit a proxy to vote your shares as promptly as possible to make sure that your shares are represented at the Vistra Energy special meeting or Dynegy special meeting, as applicable. Please note that the failure to vote your Vistra Energy Common Stock or Dynegy Common Stock, as applicable, is the equivalent of a vote against the Merger Proposal.

Thank you in advance for your continued support.

Sincerely,

Curtis A. Morgan President and Chief Executive Officer Vistra Energy Corp.	Robert C. Flexon President and Chief Executive Officer Dynegy Inc.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities regulatory agency has approved or disapproved of the securities to be issued in connection with the Merger or passed upon the adequacy or accuracy of this joint proxy statement and prospectus. Any representation to the contrary is a criminal offense.

This joint proxy statement and prospectus is dated January 25, 2018, and is first being mailed to the stockholders of Vistra Energy and the stockholders of Dynegy on or about January 29, 2018.

6555 Sierra Drive

Irving, Texas 75039

NOTICE OF SPECIAL MEETING TO VISTRA ENERGY STOCKHOLDERS

TO BE HELD ON MARCH 2, 2018

To the Stockholders of Vistra Energy:

A special meeting of stockholders of Vistra Energy Corp., a Delaware corporation (“Vistra Energy”), will be held at 1601 Bryan Street, 11th Floor, Dallas, Texas 75201 on March 2, 2018, starting at 9:00 a.m., Central Time, for the following purposes:

1.	to consider and vote on a proposal (the “Merger Proposal”) to adopt the Agreement and Plan of Merger, dated as of October 29, 2017 (the “Merger Agreement”), by and between Vistra Energy and Dynegy Inc., a Delaware corporation (“Dynegy”), as it may be amended from time to time, a copy of which is attached as Annex A to the joint proxy statement and prospectus accompanying this notice, pursuant to which, among other things, Dynegy will merge with and into Vistra Energy, with Vistra Energy continuing as the surviving corporation (the “Merger”);

2.	to consider and vote on a proposal (the “Stock Issuance Proposal”) to approve the issuance of shares of Vistra Energy Common Stock in connection with the Merger, as contemplated by the Merger Agreement (the “Stock Issuance”); and

3.	to consider and vote on a proposal to approve the adjournment of the Vistra Energy special meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Merger Proposal and the Stock Issuance Proposal (the “Vistra Energy Adjournment Proposal”).

Vistra Energy will transact no other business at the Vistra Energy special meeting or any adjournment or postponement thereof. These items of business are described in the enclosed joint proxy statement and prospectus. The Vistra Energy board of directors (the “Vistra Energy Board”) has designated the close of business on January 19, 2018 as the record date for the purpose of determining the holders of shares of Vistra Energy’s common stock, par value $0.01 per share (the “Vistra Energy Common Stock”) who are entitled to receive notice of, and to vote at, the Vistra Energy special meeting and any adjournments or postponements of the special meeting, unless a new record date is fixed in connection with any adjournment or postponement of the special meeting. Only holders of record of Vistra Energy Common Stock at the close of business on the record date are entitled to notice of, and to vote at, the Vistra Energy special meeting and at any adjournment or postponement of the special meeting.

The Vistra Energy Board has (i) determined that it is in the best interest of Vistra Energy and the holders of Vistra Energy Common Stock to enter into the Merger Agreement, (ii) declared entry into the Merger Agreement to be advisable, (iii) authorized and approved Vistra Energy’s execution, delivery and performance of the Merger Agreement in accordance with its terms and Vistra Energy’s consummation of the transactions contemplated thereby, including the Merger and the Stock Issuance, (iv) directed that the adoption of the Merger Agreement and the approval of the Stock Issuance be submitted to a vote at a meeting of the holders of Vistra Energy Common Stock and (v) recommended that the holders of Vistra Energy Common Stock adopt the Merger Agreement and approve the Stock Issuance. The Vistra Energy Board recommends that holders of Vistra Energy Common Stock vote “FOR” the Merger Proposal, “FOR” the Stock Issuance Proposal and “FOR” the Vistra Energy Adjournment Proposal.

Your vote is very important, regardless of the number of shares of Vistra Energy Common Stock you own. The Merger cannot be completed unless stockholders of both Vistra Energy and Dynegy approve certain proposals related to the Merger. Whether or not you plan to attend the Vistra Energy special meeting, please submit a proxy to vote your shares as promptly as possible to make sure that your shares are represented at the special meeting. Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the Merger Proposal, “FOR” the Stock Issuance Proposal and “FOR” the Vistra Energy Adjournment Proposal. Even if you plan to attend the Vistra Energy special meeting in person, Vistra Energy requests that you complete, sign, date and return the enclosed proxy card in the accompanying envelope prior to the special meeting to ensure that your shares will be represented and voted at the special meeting if you are unable to attend.

You may also submit a proxy over the Internet using the Internet address on the enclosed proxy card or by telephone using the toll-free number on the enclosed proxy card. If you submit your proxy through the Internet or by telephone, you will be asked to provide the control number from the enclosed proxy card. If you are not a stockholder of record, but instead hold your shares in “street name” through a broker, bank, trust or other nominee, you must provide a proxy executed in your favor from your broker, bank, trust or other nominee in order to be able to vote in person at the special meeting.

If you do not vote on the Merger Proposal, it will have the same effect as a vote by you against the approval of the Merger Proposal.

If you attend the Vistra Energy special meeting, you may revoke your proxy and vote in person, even if you have previously returned your proxy card or submitted your proxy through the Internet or by telephone. If your Vistra Energy shares are held by a broker, bank, trust or other nominee, and you plan to attend the Vistra Energy special meeting, please bring to the special meeting your statement evidencing your beneficial ownership of your Vistra Energy shares. Please carefully review the instructions in the enclosed joint proxy statement and prospectus and the enclosed proxy card or the information forwarded by your broker, bank, trust or other nominee regarding each of these options.

January 25, 2018

Irving, Texas

By Order of the Vistra Energy Board

Cecily Small Gooch

Senior Vice President, Associate General Counsel, Chief Compliance Officer and Corporate Secretary

Vistra Energy Corp.

601 Travis Street, Suite 1400

Houston, Texas 77002

NOTICE OF SPECIAL MEETING TO DYNEGY STOCKHOLDERS

TO BE HELD ON MARCH 2, 2018

To the Stockholders of Dynegy:

A special meeting of stockholders of Dynegy Inc., a Delaware corporation (“Dynegy”), will be held at the Chase Center, 601 Travis Street, Houston, Texas 77002 on March 2, 2018, starting at 10:00 a.m., Central Time, for the following purposes:

1.	to consider and vote on a proposal (the “Merger Proposal”) to adopt the Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 29, 2017, by and between Vistra Energy Corp., a Delaware corporation (“Vistra Energy”), and Dynegy, as it may be amended from time to time, a copy of which is attached as Annex A to the joint proxy statement and prospectus accompanying this notice, pursuant to which, among other things, Dynegy will merge with and into Vistra Energy, with Vistra Energy continuing as the surviving corporation (the “Merger”);

2.	to consider and vote on a non-binding advisory vote on compensation payable to executive officers of Dynegy in connection with the Merger (the “Dynegy Compensation Proposal”); and

3.	to consider and vote on a proposal to approve the adjournment of the Dynegy special meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Merger Proposal (the “Dynegy Adjournment Proposal”).

Dynegy will transact no other business at the Dynegy special meeting or any adjournment or postponement thereof. These items of business are described in the enclosed joint proxy statement and prospectus. The Dynegy board of directors (the “Dynegy Board”) has designated the close of business on January 19, 2018 as the record date for the purpose of determining the holders of shares of Dynegy’s common stock, par value $0.01 per share (the “Dynegy Common Stock”) who are entitled to receive notice of, and to vote at, the Dynegy special meeting and any adjournments or postponements of the special meeting, unless a new record date is fixed in connection with an adjournment or postponement of the special meeting. Only holders of record of Dynegy Common Stock at the close of business on the record date are entitled to notice of, and to vote at, the Dynegy special meeting and at any adjournment or postponement of the special meeting.

The Dynegy Board has unanimously (i) determined that it is in the best interest of Dynegy and holders of Dynegy Common Stock to enter into the Merger Agreement, (ii) declared entry into the Merger Agreement to be advisable, (iii) authorized and approved Dynegy’s execution, delivery and performance of the Merger Agreement in accordance with its terms and Dynegy’s consummation of the transactions contemplated thereby, including the Merger, (iv) directed that the adoption of the Merger Agreement be submitted to a vote at a meeting of the holders of Dynegy Common Stock and (v) recommended that the holders of Dynegy Common Stock adopt the Merger Agreement. The Dynegy Board unanimously recommends that holders of Dynegy Common Stock vote “FOR” the Merger Proposal, “FOR” the Dynegy Compensation Proposal and “FOR” the Dynegy Adjournment Proposal.

Your vote is very important, regardless of the number of shares of Dynegy Common Stock you own. The Merger cannot be completed unless stockholders of both Vistra Energy and Dynegy approve certain proposals related to the Merger. Whether or not you plan to attend the Dynegy special meeting, please submit a proxy to vote your shares as promptly as possible to make sure that your shares are represented at the special meeting. Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the Merger Proposal, “FOR” the Dynegy Compensation Proposal and “FOR” the Dynegy Adjournment Proposal. Even if you plan to attend the Dynegy special meeting in person, Dynegy requests that you complete, sign, date and return the enclosed proxy card in the accompanying envelope prior to the special meeting to ensure that your shares will be represented and voted at the special meeting if you are unable to attend.

You may also submit a proxy over the Internet using the Internet address on the enclosed proxy card or by telephone using the toll-free number on the enclosed proxy card. If you submit your proxy through the Internet or by telephone, you will be asked to provide the control number from the enclosed proxy card. If you are not a stockholder of record, but instead hold your shares in “street name” through a broker, bank, trust or other nominee, you must provide a proxy executed in your favor from your broker, bank, trust or other nominee in order to be able to vote in person at the special meeting.

If you do not vote on the Merger Proposal, it will have the same effect as a vote by you against the approval of the Merger Proposal.

If you attend the Dynegy special meeting, you may revoke your proxy and vote in person, even if you have previously returned your proxy card or submitted your proxy through the Internet or by telephone. If your Dynegy shares are held by a broker, bank, trust or other nominee, and you plan to attend the Dynegy special meeting, please bring to the special meeting your statement evidencing your beneficial ownership of your Dynegy shares. Please carefully review the instructions in the enclosed joint proxy statement and prospectus and the enclosed proxy card or the information forwarded by your broker, bank, trust or other nominee regarding each of these options.

January 25, 2018

Houston, Texas

By Order of the Dynegy Board

Pat Wood III

Chairman of the Dynegy Board

ADDITIONAL INFORMATION

This joint proxy statement and prospectus incorporates important business and financial information about Dynegy from other documents that are not included in or delivered with this joint proxy statement and prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this joint proxy statement and prospectus by requesting them from Dynegy as follows:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, NY 10016

Toll Free: (800) 322-2885

Email: proxy@mackenziepartners.com

or

601 Travis Street, Suite 1400

Houston, Texas 77002

Telephone: (713) 507-6466

Attention: Investor Relations

If you would like to request any of the Dynegy documents that are incorporated by reference into this joint proxy statement and prospectus, please do so by February 23, 2018 in order to receive them before the Vistra Energy special meeting and the Dynegy special meeting.

Investors may also consult Vistra Energy’s or Dynegy’s website for more information concerning the Merger and other related transactions described in this joint proxy statement and prospectus. Vistra Energy’s website is www.vistraenergy.com. Dynegy’s website is www.dynegy.com. Each company’s public filings are also available at www.sec.gov. The information contained on Vistra Energy’s and Dynegy’s websites is not part of this joint proxy statement and prospectus. The references to Vistra Energy’s and Dynegy’s websites are intended to be inactive textual references only.

For more information, see “Where You Can Find More Information and Incorporation by Reference” beginning on page 243.

i

ABOUT THIS JOINT PROXY STATEMENT AND PROSPECTUS

This joint proxy statement and prospectus, which forms part of a registration statement on Form S-4 (Registration Statement No. 333-222049) filed by Vistra Energy with the SEC constitutes a prospectus of Vistra Energy for purposes of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the offering and sale of Vistra Energy Common Stock to be issued to holders of Dynegy Common Stock pursuant to the Merger Agreement, as such agreement may be amended or modified from time to time. This joint proxy statement and prospectus also constitutes a proxy statement for Vistra Energy and Dynegy, respectively, for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Delaware law. In addition, it constitutes a notice of special meeting to the Vistra Energy stockholders with respect to the Vistra Energy special meeting and a notice of special meeting to the Dynegy stockholders with respect to the Dynegy special meeting.

You should rely only on the information contained in or incorporated by reference into this joint proxy statement and prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement and prospectus. This joint proxy statement and prospectus is dated January 25, 2018, and you should not assume that the information contained in, or incorporated by reference into, this joint proxy statement and prospectus is accurate as of any date other than that date (or, in the case of documents incorporated by reference, their respective dates). Neither the mailing of this joint proxy statement and prospectus to Vistra Energy’s stockholders or Dynegy’s stockholders nor the Stock Issuance pursuant to the Merger Agreement will create any implication to the contrary.

Certain industry and market data and other statistical information used throughout this joint proxy statement and prospectus are based on independent industry publications, government publications, reports by market research firms or other published independent sources, including certain data published by ERCOT, the PUCT and NYMEX. Neither Vistra Energy nor Dynegy commissioned any of these publications, reports or other sources.

Some Vistra Energy-related data is also based on good faith estimates, which are derived from Vistra Energy’s review of internal surveys, as well as the independent sources listed above. Industry publications, reports and other sources generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. While Vistra Energy and Dynegy believe that each of these publications, reports and other sources is reliable, neither party has independently investigated or verified the information contained or referred to therein or makes any representation as to the accuracy or completeness of such information. Forecasts are particularly likely to be inaccurate, especially over long periods of time, and what assumptions were used in preparing such forecasts are often unknown. Statements regarding industry and market data and other statistical information used throughout this joint proxy statement involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”

This joint proxy statement and prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or to any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this joint proxy statement and prospectus regarding Vistra Energy has been provided by Vistra Energy and information contained in this joint proxy statement and prospectus regarding Dynegy has been provided by Dynegy.

v

DEFINED TERMS

Unless stated otherwise, when the following terms and abbreviations appear in the text of this joint proxy statement and prospectus, they have the meanings indicated below:

Apollo Entities	collectively, certain affiliates of Apollo Management Holdings L.P.

Brookfield Entities	collectively, certain affiliates of Brookfield Asset Management Private Institutional Capital Adviser (Canada), L.P.

CAISO	the California Independent System Operator.

CCGT	combined cycle gas turbine.

CFTC	United States Commodity Futures Trading Commission.

Chapter 11 Cases	cases being heard in the US Bankruptcy Court for the District of Delaware (Bankruptcy Court) concerning voluntary petitions for relief under Chapter 11 of the US Bankruptcy Code (Bankruptcy Code) filed on April 29, 2014 by the Debtors. On the Plan Effective Date, the TCEH Debtors (together with the Contributed EFH Debtors) emerged from the Chapter 11 Cases.

CME	Chicago Mercantile Exchange.

CO2	carbon dioxide.

Code	the Internal Revenue Code of 1986, as amended.

Contributed EFH Debtors	certain EFH Debtors that became subsidiaries of Vistra Energy on the Plan Effective Date.

CSAPR	Cross-State Air Pollution Rule issued by the EPA in July 2011.

Debtors	EFH Corp. and the majority of its direct and indirect subsidiaries, including EFIH, EFCH and TCEH but excluding the Oncor Ring-Fenced Entities. Prior to the Plan Effective Date, also included the TCEH Debtors and the Contributed EFH Debtors.

Delta Transaction	Dynegy’s acquisition, completed on February 7, 2017, through Dynegy’s indirect wholly owned subsidiary Atlas Power Finance, LLC, of the GSENA Thermal Assets from International Power S.A.

DGCL	Delaware General Corporation Law.

DIP Facility	TCEH’s $3.375 billion debtor-in-possession financing facility, which was repaid in August 2016.

DIP Roll Facilities	TCEH’s $4.250 billion debtor-in-possession and exit financing facilities, which was converted to the Vistra Operations Credit Facilities on the Plan Effective Date.

Dynegy	Dynegy Inc., and/or its subsidiaries, depending on context.

Dynegy Adjournment Proposal	the proposal to approve the adjournment of the Dynegy special meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Merger Proposal.

Dynegy Board	the board of directors of Dynegy.

Dynegy Common Stock	the common stock, par value $0.01 per share, of Dynegy.

Dynegy Compensation Proposal	the non-binding advisory proposal to approve compensation arrangements for certain Dynegy executive officers in connection with the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement.

Dynegy Investor Rights Agreement	the investor rights agreement, dated as of February 8, 2017, by and between Dynegy and Terawatt, as amended on September 5, 2017.

Dynegy Stockholder Support Agreements	collectively, the Merger Support Agreement, dated as of October 29, 2017, by and between Vistra Energy and certain affiliates of Oaktree and the Merger Support Agreement, dated as of October 29, 2017, by and between Vistra Energy and Terawatt.

EFCH	Energy Future Competitive Holdings Company LLC, a direct, wholly owned subsidiary of EFH Corp. and, prior to the Plan Effective Date, the indirect parent of the TCEH Debtors, depending on context.

EFH Corp.	Energy Future Holdings Corp. and/or its subsidiaries, depending on context, whose major subsidiaries include Oncor and, prior to the Plan Effective Date, included the TCEH Debtors and the Contributed EFH Debtors.

EFH Debtors	EFH Corp. and its subsidiaries that are Debtors in the Chapter 11 Cases, including EFIH and EFIH Finance Inc., but excluding the TCEH Debtors and the Contributed EFH Debtors.

EFH Shared Services Debtors	collectively: (a) EFH Corporate Services; (b) Dallas Power and Light Company, Inc.; (c) EFH CG Holdings Company LP; (d) EFH CG Management Company LLC; (e) Lone Star Energy Company, Inc.; (f) Lone Star Pipeline Company, Inc.; (g) Southwestern Electric Service Company, Inc.; (h) Texas Electric Service Company, Inc.; (i) Texas Energy Industries Company, Inc.; (j) Texas Power and Light Company, Inc.; (k) Texas Utilities Company, Inc.; (l) Texas Utilities Electric Company, Inc.; and (m) TXU Electric Company, Inc.

EFIH	Energy Future Intermediate Holding Company LLC, a direct, wholly owned subsidiary of EFH Corp. and the direct parent of Oncor Holdings.

Emergence	emergence of the TCEH Debtors and the Contributed EFH Debtors from the Chapter 11 Cases as subsidiaries of a newly formed company, Vistra Energy, on the Plan Effective Date.

EPA	U.S. Environmental Protection Agency.

ERCOT	Electric Reliability Council of Texas, Inc., the ISO and the regional coordinator of various electricity systems within Texas.

Exchange Act	Securities Exchange Act of 1934, as amended.

Exchange Ratio	0.652 validly issued, fully paid and nonassessable shares of Vistra Energy Common Stock per share of Dynegy Common Stock.

Federal and State Income Tax Allocation Agreements	prior to the Plan Effective Date, EFH Corp. and certain of its subsidiaries (including EFCH, EFIH and TCEH, but not including Oncor Holdings and Oncor) were parties to a Federal and State Income Tax Allocation Agreement, executed in May 2012 but effective as of January 2010. The Agreement was rejected by the TCEH Debtors and the Contributed EFH Debtors on the Plan Effective Date.

FERC	U.S. Federal Energy Regulatory Commission.

GAAP	generally accepted accounting principles.

GHG	greenhouse gas.

GSENA	GDF SUEZ Energy North America, Inc.

GSENA Thermal Assets	carved-out assets of GSENA that Dynegy acquired on February 7, 2017 pursuant to the Delta Transaction.

GW	gigawatt.

GWh	gigawatt-hours.

HSR Act	Hart-Scott-Rodino Antitrust Improvements Act of 1976.

IPH	IPH, LLC.

IPP	independent power producer.

IRS	U.S. Internal Revenue Service.

ISO	independent system operator.

ISO-NE	Independent System Operator New England.

LIBOR	London Interbank Offered Rate, an interest rate at which banks can borrow funds, in marketable size, from other banks in the London interbank market.

load	demand to electricity.

Luminant	certain subsidiaries of Vistra Energy engaged in competitive market activities consisting of electricity generation and wholesale energy sales and purchases as well as commodity risk management, all largely in Texas.

market heat rate	heat rate is a measure of the efficiency of converting a fuel source to electricity. Market heat rate is the implied relationship between wholesale electricity prices and natural gas prices and is calculated by dividing the wholesale market price of electricity, which is based on the price offer of the marginal supplier in ERCOT (generally natural gas plants), by the market price of natural gas.

Merger	the proposed merger of Dynegy with and into Vistra Energy, with Vistra Energy as the surviving corporation.

Merger Agreement	the Agreement and Plan of Merger, dated as of October 29, 2017, by and between Vistra Energy and Dynegy, as it may be amended or modified from time to time, a copy of which is attached as Annex A to this joint proxy statement and prospectus.

Merger Proposal	the proposal by each of Vistra Energy and Dynegy to adopt the Merger Agreement.

MISO	Midcontinent Independent System Operator, Inc.

MMBtu	million British thermal units.

MW	megawatts.

MWh	megawatt-hours.

NERC	North American Electricity Reliability Corporation.

NOx	nitrogen oxide.

NYISO	New York Independent System Operator.

NY/NE	ISO-NE/NYISO.

NYMEX	New York Mercantile Exchange, a commodity derivatives exchange.

NYPSC	New York Public Service Commission.

NYSE	New York Stock Exchange.

NRC	U.S. Nuclear Regulatory Commission.

Oaktree Entities	collectively, certain affiliates of Oaktree Capital Management, L.P.

Oncor	Oncor Electric Delivery Company LLC, a direct, majority-owned subsidiary of Oncor Holdings and an indirect subsidiary of EFH Corp., that is engaged in regulated electricity transmission and distribution activities.

Oncor Holdings	Oncor Electric Delivery Holdings Company LLC, a direct, wholly owned subsidiary of EFIH and the direct majority owner of Oncor, and/or its subsidiaries, depending on context.

ORDC	Operating Reserve Demand Curve, pursuant to which wholesale electricity prices in the ERCOT real-time market increase automatically as available operating reserves decrease below defined threshold levels.

PJM	PJM Interconnection, LLC.

Plan Effective Date	October 3, 2016, the date the TCEH Debtors and the Contributed EFH Debtors completed their reorganization under the Bankruptcy Code and emerged from the Chapter 11 Cases.

Plan of Reorganization or Plan	Third Amended Joint Plan of Reorganization filed by the Debtors in August 2016 and confirmed by the Bankruptcy Court in August 2016 solely with respect to the TCEH Debtors and the Contributed EFH Debtors.

PPAs	power purchase agreements.

PrefCo	Vistra Preferred Inc.

PrefCo Preferred Stock Sale	as part of the Spin-Off, the contribution of certain of the assets of the Predecessor and its subsidiaries by a subsidiary of TEX Energy LLC to PrefCo in exchange for all of PrefCo’s authorized preferred stock, consisting of 70,000 shares, par value $0.01 per share.

PUCT	Public Utility Commission of Texas.

PURA	Public Utility Regulatory Act.

RCT	Railroad Commission of Texas, which has oversight of lignite mining activity in Texas, among other things.

REP	retail electric provider.

RSU	restricted stock units.

RTO	Regional Transmission Organization.

S&P	Standard & Poor’s Ratings (a credit rating agency).

SEC	U.S. Securities and Exchange Commission.

Securities Act	Securities Act of 1933, as amended.

SG&A	selling, general and administrative.

Settlement Agreement	Amended and Restated Settlement Agreement among the Debtors, the Sponsor Group, settling TCEH first lien creditors, settling TCEH second lien creditors, settling TCEH unsecured creditors and the official committee of unsecured creditors of TCEH (collectively, the Settling Parties), approved by the Bankruptcy Court in December 2015.

SO2	sulfur dioxide.

Spin-Off	the tax-free spin-off from EFH Corp. executed pursuant to the Plan of Reorganization on the Plan Effective Date by the TCEH Debtors and the Contributed EFH Debtors.

Sponsor Group	collectively, certain investment funds affiliated with Kohlberg Kravis Roberts & Co. L.P., TPG Global, LLC (together with its affiliates, TPG) and GS Capital Partners, an affiliate of Goldman, Sachs & Co., that have an ownership interest in Texas Energy Future Holdings Limited Partnership, a limited partnership controlled by the Sponsor Group, that owns substantially all of the common stock of EFH Corp.

Stock Issuance	the issuance of Vistra Energy Common Stock to holders of Dynegy Common Stock, in connection with the Merger, as contemplated by the Merger Agreement.

Stock Issuance Proposal	the proposal by Vistra Energy to approve the Stock Issuance.

Tax Matters Agreement	Tax Matters Agreement, dated as of the Plan Effective Date, by and among EFH Corp., EFIH, EFIH Finance Inc. and EFH Merger Co. LLC.

Tax Receivable Agreement	Tax Receivable Agreement, containing certain rights (TRA Rights) to receive payments from Vistra Energy related to certain tax benefits, including those it realized as a result of certain transactions entered into at Emergence.

TCEH or Predecessor	Texas Competitive Electric Holdings Company LLC, a direct, wholly owned subsidiary of EFCH, and, prior to the Plan Effective Date, the parent company of the TCEH Debtors, depending on context, that were engaged in electricity generation and wholesale and retail energy market activities, and whose major subsidiaries included Luminant and TXU Energy.

TCEH Debtors	the subsidiaries of TCEH that were Debtors in the Chapter 11 Cases.

TCEH Senior Secured Facilities	collectively, the TCEH First Lien Term Loan Facilities, TCEH First Lien Revolving Credit Facility and TCEH First Lien Letter of Credit Facility with a total principal amount of $22.616 billion. The claims arising under these facilities were discharged in the Chapter 11 Cases on the Plan Effective Date pursuant to the Plan of Reorganization.

TCEQ	Texas Commission on Environmental Quality.

Terawatt	Terawatt Holdings, LP, a Delaware limited partnership affiliated with Energy Capital Partners III, LLC.

TRA Payment	an amount payable in accordance with the Tax Receivable Agreement.

TWh	terawatt-hours.

TXU Energy	TXU Energy Retail Company LLC, a direct, wholly owned subsidiary of Vistra Energy that is a REP in competitive areas of ERCOT and is engaged in the retail sale of electricity to residential and business customers.

U.S. or United States	United States of America.

Vistra Energy or Successor	Vistra Energy Corp., formerly known as TCEH Corp., and/or its subsidiaries, depending on context. On the Plan Effective Date, the TCEH Debtors and the Contributed EFH Debtors emerged from Chapter 11 and became subsidiaries of Vistra Energy Corp.

Vistra Energy Adjournment Proposal	the proposal to approve the adjournment of the Vistra Energy special meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Merger Proposal and the Stock Issuance Proposal.

Vistra Energy Board	the board of directors of Vistra Energy.

Vistra Energy Common Stock	the common stock, par value $0.01 per share, of Vistra Energy.

Vistra Energy Stockholder Support Agreement	the Merger Support Agreement, dated as of October 29, 2017, by and between Dynegy, the Apollo Entities, the Brookfield Entities and the Oaktree Entities, as it may be amended or modified from time to time.

Vistra Operations Credit Facilities	Vistra Operations Company LLC’s $5.360 billion senior secured financing facilities.

VOLL	value of lost load.

QUESTIONS AND ANSWERS

The following questions and answers are intended to address briefly some commonly asked questions regarding the Merger Agreement, the Merger, the Stock Issuance and the other transactions contemplated by the Merger Agreement. Vistra Energy and Dynegy urge you to read carefully this entire joint proxy statement and prospectus, including the annexes and the other documents referred to or incorporated by reference into this joint proxy statement and prospectus, because the information in this section does not provide all of the information that might be important to you.

About the Merger

Q:	What are the proposed transactions for which the holders of Vistra Energy Common Stock are being asked to vote?

A:	The holders of Vistra Energy Common Stock are being asked to consider and vote on the Merger Proposal and the Stock Issuance Proposal. The approval of the Merger Proposal and the Stock Issuance Proposal by the holders of Vistra Energy Common Stock is a condition to the effectiveness of the Merger.

Q:	What is the proposed transaction for which the holders of Dynegy Common Stock are being asked to vote?

A:	The holders of Dynegy Common Stock are being asked to consider and vote on the Merger Proposal and the Dynegy Compensation Proposal. The approval of the Merger Proposal by the holders of Dynegy Common Stock is a condition to the effectiveness of the Merger.

Q:	Why are Vistra Energy and Dynegy proposing the Merger?

A:	The Vistra Energy Board and the Dynegy Board believe that the Merger will provide a number of significant potential strategic benefits and opportunities that will be in the best interests of their respective stockholders. To review the reasons for the Merger in greater detail, see “The Merger—Recommendation of the Vistra Energy Board and Its Reasons for the Merger” beginning on page 76 and “The Merger—Dynegy’s Reasons for the Merger; Recommendation of the Dynegy Board” beginning on page 80.

Q:	What happens if the market price of Vistra Energy Common Stock or Dynegy Common Stock changes before the closing of the Merger?

A:	Changes in the market price of Vistra Energy Common Stock or the market price of Dynegy Common Stock at or prior to the effective time of the Merger will not change the number of shares of Vistra Energy Common Stock that holders of Dynegy Common Stock will receive because the Exchange Ratio is fixed at 0.652 shares of Vistra Energy Common Stock per share of Dynegy Common Stock.

Q:	Are there any conditions to completion of the Merger?

A:	Yes. In addition to the approval of the Merger Proposal and the Stock Issuance Proposal, as described herein, there are a number of conditions that must be satisfied or waived for the Merger to be consummated. For a description of all of the conditions to the Merger, see “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 137.

For Vistra Energy Stockholders

Q:	When and where is the Vistra Energy special meeting?

A:	The special meeting of Vistra Energy stockholders will be held at 1601 Bryan Street, 11th Floor, Dallas, Texas 75201 on March 2, 2018, starting at 9:00 a.m., Central Time.

Q:	What matters will be voted on at the Vistra Energy special meeting?

A:	You will be asked to consider and vote on the following proposals:

•	the Merger Proposal;

•	the Stock Issuance Proposal; and

•	the Vistra Energy Adjournment Proposal.

Vistra Energy will transact no other business at the Vistra Energy special meeting or any adjournment or postponement thereof.

Q:	How does the Vistra Energy Board recommend that I vote on the proposals?

A:	After careful consideration, the Vistra Energy Board (i) determined that it is in the best interest of Vistra Energy and the holders of Vistra Energy Common Stock to enter into the Merger Agreement, (ii) declared entry into the Merger Agreement to be advisable, (iii) authorized and approved Vistra Energy’s execution, delivery and performance of the Merger Agreement in accordance with its terms and Vistra Energy’s consummation of the transactions contemplated thereby, including the Merger and the Stock Issuance, (iv) directed that the adoption of the Merger Agreement and the approval of the Stock Issuance be submitted to a vote at a meeting of the holders of Vistra Energy Common Stock and (v) recommended that the holders of Vistra Energy Common Stock adopt the Merger Agreement and approve the Stock Issuance. The Vistra Energy Board recommends that holders of Vistra Energy Common Stock vote “FOR” the Merger Proposal, “FOR” the Stock Issuance Proposal and “FOR” the Vistra Energy Adjournment Proposal. For a more complete description of the recommendation of the Vistra Energy Board, see “The Merger—Recommendation of the Vistra Energy Board and Its Reasons for the Merger” beginning on page 76.

Q:	What will happen to my shares of Vistra Energy Common Stock?

A:	Nothing. You will continue to own the same shares of Vistra Energy Common Stock that you own prior to the effective time of the Merger. As a result of the Stock Issuance, however, the overall ownership percentage of the Vistra Energy stockholders in the combined company will be diluted.

Q:	Do the Vistra Energy directors and executive officers have any interests in the Merger?

A:	Yes. In connection with the consummation of the Merger, Vistra Energy’s directors and executive officers have interests in the Merger that may be different from, or in addition to, those of the stockholders of Vistra Energy generally. The Vistra Energy Board was aware of these interests and considered them, among other things, in reaching its decision to approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, including the Stock Issuance. These interests are described in more detail in “The Merger—Interests of Vistra Energy’s Directors and Executive Officers in the Merger” beginning on page 123.

Q:	What constitutes a quorum?

A:	Vistra Energy’s bylaws provide that a majority of the voting power of the stock outstanding and entitled to vote at the Vistra Energy special meeting, present in person or represented by proxy, shall constitute a quorum at each meeting of Vistra Energy stockholders.

Q:	What vote is required for holders of Vistra Energy Common Stock to approve the Merger Proposal?

A:	Approval of the Merger Proposal will require the affirmative vote of the holders of a majority of the outstanding Vistra Energy Common Stock entitled to vote at the Vistra Energy special meeting, which is the only vote of holders of securities of Vistra Energy required for such approval. Only holders of Vistra Energy Common Stock at the close of business on the record date will be entitled to vote on the Merger Proposal.

Q:	What vote is required for Vistra Energy stockholders to approve the Stock Issuance Proposal?

A:	Approval of the Stock Issuance Proposal by a majority of the votes cast on such proposal at the Vistra Energy special meeting, as required by Sections 312.03(b), 312.03(c) and 312.07 of the NYSE Listed Company Manual, is the only vote of holders of securities of Vistra Energy required for such approval. Only holders of Vistra Energy Common Stock at the close of business on the record date will be entitled to vote on the Stock Issuance Proposal.

Q:	What vote is required for Vistra Energy stockholders to approve the Vistra Energy Adjournment Proposal?

A:	Approval of the Vistra Energy Adjournment Proposal will require the affirmative vote of the holders of a majority of the Vistra Energy Common Stock present in person or represented by proxy and entitled to vote at the Vistra Energy special meeting, which is the only vote of holders of securities of Vistra Energy required for such approval. Only holders of Vistra Energy Common Stock at the close of business on the record date will be entitled to vote on the Vistra Energy Adjournment Proposal.

Q:	How are votes counted?

A:	For the Merger Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you abstain or fail to return your proxy card, or fail to instruct your broker, bank, trust or other nominee to vote, it will have the same effect as a vote “AGAINST” the Merger Proposal.

For the Stock Issuance Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” For purposes of the Stock Issuance Proposal, provided a quorum is present, a failure to vote, or a failure to instruct your bank, broker, trust or other nominee to vote, will have no effect on the outcome of a vote on the Stock Issuance Proposal. Under the NYSE rules, an abstention from voting will be considered as a vote cast and, accordingly, will have the same effect as a vote “AGAINST” the Stock Issuance Proposal.

For the Vistra Energy Adjournment Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” For purposes of the Vistra Energy Adjournment Proposal, provided a quorum is present, a failure to vote, or a failure to instruct your bank, broker, trust or other nominee to vote, will have no effect on the outcome of a vote on the Vistra Energy Adjournment Proposal. An abstention from voting will have the same effect as a vote “AGAINST” the Vistra Energy Adjournment Proposal.

Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the Merger Proposal, “FOR” the Stock Issuance Proposal and “FOR” the Vistra Energy Adjournment Proposal.

Q:	Who is entitled to vote at the Vistra Energy special meeting?

A:	All holders of Vistra Energy Common Stock as of the close of business on January 19, 2018, the record date for the Vistra Energy special meeting, are entitled to vote at the Vistra Energy special meeting, unless a new record date is fixed for any adjournment or postponement of the Vistra Energy special meeting. As of the record date, there were 428,425,233 issued and outstanding shares of Vistra Energy Common Stock. Each holder of record of Vistra Energy Common Stock on the record date is entitled to one vote per share.

Q:	What happens if I sell my Vistra Energy Common Stock before the Vistra Energy special meeting?

A:	The record date for the Vistra Energy special meeting is earlier than the date of the Vistra Energy special meeting. If you sell your shares of Vistra Energy Common Stock after Vistra Energy’s record date but before the date of the Vistra Energy special meeting, you will retain any right to vote at the Vistra Energy special meeting.

Q:	How do I submit a proxy or vote my shares?

A:	You may submit your proxy either by telephone, through the Internet or by mailing the enclosed proxy card, or you may vote in person at the Vistra Energy special meeting. If you hold your shares in more than one account, please be sure to submit a proxy with respect to each proxy card you receive.

To submit your proxy by telephone, dial the toll-free telephone number set forth on the enclosed proxy card using a touch tone phone and follow the recorded instructions. You will be asked to provide the control number from the enclosed proxy card.

To submit your proxy through the Internet, visit the website set forth on the enclosed proxy card. You will be asked to provide the control number from the enclosed proxy card.

Your proxy card will indicate the deadline for submitting proxies by telephone or through the Internet.

To submit your proxy by mail, complete, date and sign the enclosed proxy card and return it as promptly as practicable in the enclosed prepaid envelope. If you sign and return your proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the Merger Proposal, “FOR” the Stock Issuance Proposal and “FOR” the Vistra Energy Adjournment Proposal.

Stockholders of record will be able to vote in person at the Vistra Energy special meeting. If you intend to vote in person, please bring proper identification, together with proof that you are a record owner of shares. If you are not a stockholder of record, but instead hold your shares in “street name” through a broker, bank, trust or other nominee, you must provide a proxy executed in your favor from your broker, bank, trust or other nominee in order to be able to vote in person at the Vistra Energy special meeting. For more information, please read the question and answer referencing “street name” shares below.

Q:	If my shares are held in “street name” by my broker, bank, trust or other nominee, will my broker, bank, trust or other nominee vote my shares for me?

A:	No. Unless you instruct your broker, bank, trust or other nominee to vote your shares held in street name, your shares will NOT be voted. If you hold your shares in a stock brokerage account or if your shares are held by a broker, bank, trust or other nominee (that is, in “street name”), you must provide your broker, bank, trust or other nominee with instructions on how to vote your shares. You should follow the procedures provided by your broker, bank, trust or other nominee regarding the voting of your shares.

Q:	How can I revoke or change my vote?

A:	You may revoke your proxy at any time before the vote is taken at the Vistra Energy special meeting in any of the following ways:

•	submitting a later proxy by telephone or through the Internet prior to the telephone or Internet voting deadline indicated on your proxy card;

•	filing with the Corporate Secretary of Vistra Energy, before the taking of the vote at the Vistra Energy special meeting, a written notice of revocation bearing a later date than the proxy card you wish to revoke;

•	duly executing a later dated proxy card relating to the same shares and delivering it to the Corporate Secretary of Vistra Energy before the taking of the vote at the Vistra Energy special meeting; or

•	voting in person at the Vistra Energy special meeting.

Your attendance at the Vistra Energy special meeting does not automatically revoke your previously submitted proxy. If you have instructed your broker, bank, trust or other nominee to vote your shares, the options described above for revoking your proxy do not apply. Instead, you must follow the directions provided by your broker, bank, trust or other nominee to change your vote.

Q:	Will a proxy solicitor be used?

A:

Yes. Vistra Energy has engaged D.F. King & Co., Inc. to assist in the solicitation of proxies for the Vistra Energy special meeting, and Vistra Energy estimates it will pay D.F. King & Co., Inc. a fee of approximately $12,500, plus telecom charges and reimbursement for reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation. Vistra Energy has also agreed to indemnify D.F. King & Co., Inc. against certain losses, costs and expenses. In addition to mailing proxy solicitation material, Vistra Energy’s directors, officers and employees may also solicit proxies in person, by telephone or by any other electronic means of communication deemed appropriate. No additional compensation will be paid to Vistra Energy’s directors, officers or employees for such services.

Q:	What else do I need to do now?

A:	You are urged to read this joint proxy statement and prospectus carefully and in its entirety, including its annexes and the information incorporated by reference herein, and to consider how the Merger may affect you. Even if you plan to attend the Vistra Energy special meeting, please vote promptly.

For Dynegy Stockholders

Q:	What will I receive for my Dynegy Common Stock in the Merger?

A:	Under the terms of the Merger Agreement, you will receive 0.652 shares of Vistra Energy Common Stock for each share of Dynegy Common Stock owned by you immediately prior to the completion of the Merger.

Q:	How will I receive the merger consideration if the Merger is completed?

A:	For the Dynegy stockholders, you will receive a letter of transmittal with detailed written instructions for exchanging shares for the merger consideration. If you are not a stockholder of record, but instead hold your shares in “street name” through a broker, bank, trust or other nominee, you will receive instructions from your broker, bank, trust or other nominee as to how to effect the surrender of your “street name” shares in exchange for the merger consideration.

Q:	When and where is the Dynegy special meeting?

A:	The special meeting of Dynegy stockholders will be held at the Chase Center, 601 Travis Street, Houston, Texas 77002 on March 2, 2018, starting at 10:00 a.m., Central Time.

Q:	What matters will be voted on at the Dynegy special meeting?

A:	You will be asked to consider and vote on the following proposals:

•	the Merger Proposal;

•	the Dynegy Compensation Proposal; and

•	the Dynegy Adjournment Proposal.

Dynegy will transact no other business at the Dynegy special meeting or any adjournment or postponement thereof.

Q:	How does the Dynegy Board recommend that I vote on the proposals?

A:

The Dynegy Board has unanimously (i) determined that it is in the best interest of Dynegy and holders of Dynegy Common Stock to enter into the Merger Agreement, (ii) declared entry into the Merger Agreement to be advisable, (iii) authorized and approved Dynegy’s execution, delivery and performance of the Merger Agreement in accordance with its terms and Dynegy’s consummation of the transactions contemplated thereby, including the Merger, (iv) directed that the adoption of the Merger Agreement be submitted to a vote at a meeting of the holders of Dynegy Common Stock and (v) recommended that the holders of Dynegy Common Stock adopt the Merger Agreement. The Dynegy Board unanimously recommends that holders of Dynegy Common Stock vote “FOR” the Merger Proposal, “FOR” the Dynegy Compensation Proposal and “FOR” the Dynegy Adjournment Proposal. For a more complete description of the recommendation of the Dynegy Board, see “The Merger—Dynegy’s Reasons for the Merger; Recommendation of the Dynegy Board” beginning on page 80.

Q:	Do the Dynegy directors and executive officers have any interests in the Merger?

A:	Yes. In connection with the consummation of the Merger, Dynegy’s directors and executive officers have interests in the Merger that may be different from, or in addition to, those of the stockholders of Dynegy generally. The Dynegy Board was aware of these interests and considered them, among other things, in reaching its decision to approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. These interests are described in more detail in “The Merger—Interests of Dynegy’s Directors and Executive Officers in the Merger” beginning on page 124.

Q:	What constitutes a quorum?

A:	Dynegy’s bylaws provide that a majority of the outstanding shares entitled to vote at a meeting, represented in person or by proxy, shall constitute a quorum.

Q:	What vote is required for Dynegy stockholders to approve the Merger Proposal?

A:	Approval of the Merger Proposal will require the affirmative vote of the holders of a majority of the outstanding Dynegy Common Stock entitled to vote at the Dynegy special meeting, which is the only vote of holders of securities of Dynegy that is required to approve the Merger Proposal. Only holders of Dynegy Common Stock at the close of business on the record date will be entitled to vote on the Merger Proposal.

Q:	What vote is required for Dynegy stockholders to approve the Dynegy Compensation Proposal?

A:	Approval of the Dynegy Compensation Proposal, which is a non-binding, advisory vote, will require the affirmative vote of the holders of a majority of the Dynegy Common Stock present in person or represented by proxy and entitled to vote at the Dynegy special meeting, which is the only vote of holders of securities of Dynegy required for such approval. Only holders of Dynegy Common Stock at the close of business on the record date will be entitled to vote on the Dynegy Compensation Proposal.

Q:	What vote is required for Dynegy stockholders to approve the Dynegy Adjournment Proposal?

A:	Approval of the Dynegy Adjournment Proposal will require the affirmative vote of the holders of a majority of the Dynegy Common Stock present in person or represented by proxy and entitled to vote at the Dynegy special meeting, which is the only vote of holders of securities of Dynegy required for such approval. Only holders of Dynegy Common Stock at the close of business on the record date will be entitled to vote on the Dynegy Adjournment Proposal.

Q:	How are votes counted?

A:	For the Merger Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you abstain or fail to return your proxy card, or fail to instruct your broker, bank, trust or other nominee to vote, it will have the same effect as a vote “AGAINST” the Merger Proposal.

For the Dynegy Compensation Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” For purposes of the Dynegy Compensation Proposal, provided a quorum is present, a failure to vote, or a failure to instruct your bank, broker, trust or other nominee to vote, will have no effect on the outcome of a vote on the Dynegy Compensation Proposal. An abstention from voting will have the same effect as a vote “AGAINST” the Dynegy Compensation Proposal.

For the Dynegy Adjournment Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” For purposes of the Dynegy Adjournment Proposal, provided a quorum is present, a failure to vote, or a failure to instruct your bank, broker, trust or other nominee to vote, will have no effect on the outcome of a vote on the Dynegy Adjournment Proposal. An abstention from voting will have the same effect as a vote “AGAINST” the Dynegy Adjournment Proposal.

Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the Merger Proposal, “FOR” the Dynegy Compensation Proposal and “FOR” the Dynegy Adjournment Proposal.

Q:	Who is entitled to vote at the Dynegy special meeting?

A:	All holders of Dynegy Common Stock as of the close of business on January 19, 2018, the record date for the Dynegy special meeting, are entitled to vote at the Dynegy special meeting, unless a new record date is fixed for any adjournment or postponement of the Dynegy special meeting. As of the record date, there were 144,384,491 issued and outstanding shares of Dynegy Common Stock. Each holder of record of Dynegy Common Stock on the record date is entitled to one vote per share.

Q:	What happens if I sell my Dynegy Common Stock before the Dynegy special meeting?

A:	The record date for the Dynegy special meeting is earlier than the date of the Dynegy special meeting and the date that the Merger is expected to be completed. If you sell your Dynegy Common Stock after Dynegy’s record date but before the date of the Dynegy special meeting, you will retain any right to vote at the Dynegy special meeting, but you will have transferred your right to receive the merger consideration. For Dynegy stockholders, in order to receive the merger consideration, you must hold your Dynegy Common Stock through completion of the Merger.

Q:	How do I submit a proxy or vote my shares?

A:	You may submit your proxy either by telephone, through the Internet or by mailing the enclosed proxy card, or you may vote in person at the Dynegy special meeting. If you hold your shares in more than one account, please be sure to submit a proxy with respect to each proxy card you receive.

To submit your proxy by telephone, dial the toll-free telephone number set forth on the enclosed proxy card using a touch tone phone and follow the recorded instructions. You will be asked to provide the control number from the enclosed proxy card.

To submit your proxy through the Internet, visit the website set forth on the enclosed proxy card. You will be asked to provide the control number from the enclosed proxy card.

Your proxy card will indicate the deadline for submitting proxies by telephone or through the Internet.

To submit your proxy by mail, complete, date and sign the enclosed proxy card and return it as promptly as practicable in the enclosed prepaid envelope. If you sign and return your proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the Merger Proposal, “FOR” the Dynegy Compensation Proposal and “FOR” the Dynegy Adjournment Proposal.

Stockholders of record will be able to vote in person at the Dynegy special meeting. If you intend to vote in person, please bring proper identification, together with proof that you are a record owner of shares. If you are not a stockholder of record, but instead hold your shares in “street name” through a broker, bank, trust or other nominee, you must provide a proxy executed in your favor from your broker, bank, trust or other nominee in order to be able to vote in person at the Dynegy special meeting. For more information, please read the question and answer referencing “street name” shares below.

Q:	If my shares are held in “street name” by my broker, bank, trust or other nominee, will my broker, bank, trust or other nominee vote my shares for me?

A:	No. Unless you instruct your broker, bank, trust or other nominee to vote your shares held in street name, your shares will NOT be voted. If you hold your shares in a stock brokerage account or if your shares are held by a broker, bank, trust or other nominee (that is, in “street name”), you must provide your broker, bank, trust or other nominee with instructions on how to vote your shares. You should follow the procedures provided by your broker, bank, trust or other nominee regarding the voting of your shares.

Q:	How can I revoke or change my vote?

A:	You may revoke your proxy at any time before the vote is taken at the Dynegy special meeting in any of the following ways:

•	submitting a later proxy by telephone or through the Internet prior to the telephone or Internet voting deadline indicated on your proxy card;

•	filing with the Corporate Secretary of Dynegy, before the taking of the vote at the Dynegy special meeting, a written notice of revocation bearing a later date than the proxy card you wish to revoke;

•	duly executing a later dated proxy card relating to the same shares and delivering it to the Corporate Secretary of Dynegy before the taking of the vote at the Dynegy special meeting; or

•	voting in person at the Dynegy special meeting.

Your attendance at the Dynegy special meeting does not automatically revoke your previously submitted proxy. If you have instructed your broker, bank, trust or other nominee to vote your shares, the options described above for revoking your proxy do not apply. Instead, you must follow the directions provided by your broker, bank, trust or other nominee to change your vote.

Q:	Will a proxy solicitor be used?

A:	Yes. Dynegy has engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies for the Dynegy special meeting, and Dynegy estimates it will pay MacKenzie Partners, Inc. a fee of approximately $35,000 plus reimbursement for reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation. Dynegy has also agreed to indemnify MacKenzie Partners, Inc. against certain losses, costs and expenses. In addition to mailing proxy solicitation material, Dynegy’s directors, officers and employees may also solicit proxies in person, by telephone or by any other electronic means of communication deemed appropriate. No additional compensation will be paid to Dynegy’s directors, officers or employees for such services.

Q:	What else do I need to do now?

A:	You are urged to read this joint proxy statement and prospectus carefully and in its entirety, including its annexes and the information incorporated by reference herein, and to consider how the Merger affects you. Even if you plan to attend the Dynegy special meeting, please vote promptly.

For Both Vistra Energy Stockholders and Dynegy Stockholders

Q:	When is the Merger expected to be completed?

A:

Vistra Energy and Dynegy expect to complete the Merger by the end of the second quarter of 2018, although Vistra Energy and Dynegy cannot assure completion by any particular date, if at all. Because the Merger is subject to a number of conditions, including regulatory approvals and the approval of the Merger Proposal and the Stock Issuance Proposal by the requisite vote of the holders of Vistra Energy Common

Stock and the approval of the Merger Proposal by the holders of Dynegy Common Stock, the exact timing of the Merger cannot be determined at this time and Vistra Energy and Dynegy cannot guarantee that the Merger will be completed at all.

Q:	Following the Merger, what percentage of Vistra Energy Common Stock will the continuing Vistra Energy stockholders and former Dynegy stockholders own?

A:	Following the completion of the Merger:

•	continuing holders of Vistra Energy Common Stock are expected to own 79% of the combined company’s fully diluted equity; and

•	former holders of Dynegy Common Stock are expected to own the remaining 21% of the combined company’s fully diluted equity.

Q:	What happens if the Merger is not completed?

A:	If the Merger Proposal and the Stock Issuance Proposal are not approved by holders of Vistra Energy Common Stock, if the Merger Proposal is not approved by holders of Dynegy Common Stock or if the Merger is not completed for any other reason, holders of Dynegy Common Stock will not have their Dynegy Common Stock exchanged for Vistra Energy Common Stock in connection with the Merger. Instead, each of Dynegy and Vistra Energy would remain a separate company. Under certain circumstances, Vistra Energy may be required to pay Dynegy a termination fee and/or an expense amount or Dynegy may be required to pay Vistra Energy a termination fee and/or expense amount, as described under “The Merger Agreement—Effect of Termination; Termination Fees and Expense Reimbursement” beginning on page 153.

Q:	Am I entitled to exercise dissenters’ or appraisal rights?

A:	No. No dissenters’ or appraisal rights will be available with respect to the Merger, the Stock Issuance or any of the other transactions contemplated by the Merger Agreement.

Q:	Are there any risks associated with the Merger that I should consider in deciding how to vote?

A:	Yes. A number of risks related to the Merger are discussed in this joint proxy statement and prospectus and described in the section entitled “Risk Factors” beginning on page 33.

Q:	What are the material U.S. federal income tax consequences of the Merger to holders of Dynegy Common Stock?

A:	Assuming that the Merger is completed as currently contemplated, Vistra Energy and Dynegy intend for the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the obligation of Vistra Energy to complete the Merger that Vistra Energy receive the written opinion of Simpson Thacher & Bartlett LLP (or other Vistra Energy tax advisor reasonably satisfactory to Vistra Energy), dated as of the closing date, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and it is a condition to the obligation of Dynegy to complete the Merger that Dynegy receive the written opinion of Skadden, Arps, Slate, Meagher & Flom LLP (or other Dynegy tax advisor reasonably satisfactory to Dynegy), dated as of the closing date, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Provided that the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, a U.S. holder (as defined under “Material U.S. Federal Income Tax Consequences”) of Dynegy Common Stock will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of Dynegy Common Stock for shares of Vistra Energy Common Stock in the Merger (other than gain or loss with respect to any cash received in lieu of a fractional share of Vistra Energy Common Stock).

The particular consequences of the Merger to each Dynegy stockholder depend on such stockholder’s particular facts and circumstances. Dynegy stockholders should consult their tax advisors to understand fully the consequences to them of the Merger given their specific circumstances. For more information, see “Material U.S. Federal Income Tax Consequences” beginning on page 159.

Q:	How can I obtain additional information about Vistra Energy and Dynegy?

A:	Vistra Energy and Dynegy each files annual, quarterly and current reports, proxy statements and other information with the SEC. Each company’s filings with the SEC may be accessed on the Internet at http://www.sec.gov. Copies of the documents filed by Vistra Energy with the SEC will be available free of charge on Vistra Energy’s website at www.vistraenergy.com or by contacting Vistra Energy Investor Relations at investor@vistraenergy.com or at (214) 812-0046. Copies of the documents filed by Dynegy with the SEC will be available free of charge on Dynegy’s website at www.dynegy.com or by contacting Dynegy Investor Relations at ir@dynegy.com or at (713) 507-6466. The information provided on each company’s website is not part of this joint proxy statement and prospectus and is not incorporated by reference into this joint proxy statement and prospectus. For a more detailed description of the information available and information incorporated by reference, please see “Where You Can Find More Information and Incorporation by Reference” on page 243.

Q:	Who can answer my questions?

A:	If you have any questions about the Merger, the Stock Issuance or the other matters to be voted on at the Vistra Energy special meeting or the Dynegy special meeting, how to submit your proxy, or need additional copies of this joint proxy statement and prospectus, the enclosed proxy card or voting instructions, you should contact Vistra Energy’s and Dynegy’s respective proxy solicitors, as follows:

If you are a Vistra Energy stockholder: D.F. King & Co., Inc. 48 Wall Street New York, NY 10005 Toll Free: (866) 406-2283 Email: vst@dfking.com	If you are a Dynegy stockholder: MacKenzie Partners, Inc. 105 Madison Avenue New York, NY 10016 Toll Free: (800) 322-2885 Email: proxy@mackenziepartners.com

SUMMARY

The following summary highlights selected information in this joint proxy statement and prospectus and may not contain all the information that may be important to you with respect to the Merger Agreement, the Merger, the Vistra Energy special meeting or the Dynegy special meeting. Accordingly, you are encouraged to read this joint proxy statement and prospectus, including its annexes and the information incorporated by reference herein, carefully and in its entirety. Each item in this summary includes a page reference directing you to a more complete description of that topic. See also “Where You Can Find More Information and Incorporation by Reference” on page 243 of this joint proxy statement and prospectus.

The Companies

Vistra Energy Corp. (Page 178)

Vistra Energy Corp.

6555 Sierra Drive

Irving, Texas 75039

Telephone: (214) 812-4600

Vistra Energy is a premier Texas-based energy company focused on the competitive energy and power generation markets through operation as the largest retailer and generator of electricity in the growing Texas market. Its integrated portfolio of competitive businesses consists primarily of TXU Energy and Luminant. TXU Energy sells retail electricity and value-added services (primarily through its market-leading TXU Energy™ brand) to approximately 1.7 million residential and business customers in Texas. Luminant generates and sells electricity and related products from its diverse fleet of generation facilities totaling approximately 13,600 MW of generation in Texas, including 2,300 MW fueled by nuclear power, 3,800 MW fueled by coal, and 7,500 MW fueled by natural gas, and is a large purchaser of renewable power including wind and solar-generated electricity. Vistra Energy is currently developing one of the largest solar facilities in Texas by capacity.

The Vistra Energy Common Stock is listed on the NYSE, trading under the symbol “VST”.

Vistra Energy’s principal executive offices are located at 6555 Sierra Drive, Irving, Texas 75039 and its telephone number is (214) 812-4600.

Dynegy Inc. (Page 175)

Dynegy Inc.

601 Travis Street, Suite 1400

Houston, Texas 77002

Telephone: (713) 507-6400

Throughout the Northeast, Mid-Atlantic, Midwest, and Texas, Dynegy operates approximately 27,000 MWs of power generating facilities capable of producing enough energy to supply more than 22 million American homes. Dynegy generates power safely and responsibly for 1.2 million electricity customers who depend on that energy to grow and thrive.

The Dynegy Common Stock is listed on the NYSE, trading under the symbol “DYN”.

Dynegy’s principal executive offices are located at 601 Travis Street, Suite 1400, Houston, Texas 77002 and its telephone number is (713) 507-6400.

The Combined Company Following the Merger (Page 212)

The combined company will retain the name “Vistra Energy Corp.” and will continue to be a Delaware corporation. The combined company is expected to serve approximately 240,000 commercial and industrial (C&I) customers and 2.7 million residential customers in five top retail states. The combined company is expected to own approximately 40 GW of installed generation capacity. Of that capacity, more than 60% will be natural gas-fueled, and 84% will be in the ERCOT, PJM, and ISO-NE competitive power markets.

The common stock of the combined company will continue to be listed on the NYSE, trading under the symbol “VST”.

The combined company’s principal executive offices will be located at 6555 Sierra Drive, Irving, Texas 75039.

The Merger (Page 62)

Subject to the terms and conditions of the Merger Agreement, Dynegy will merge with and into Vistra Energy, with Vistra Energy continuing as the surviving corporation.

Upon completion of the Merger, the continuing Vistra Energy stockholders will own 79% of the combined company’s fully diluted equity, and the former holders of Dynegy Common Stock will own the remaining 21%. Once the Merger is consummated, the combined company will retain the name “Vistra Energy Corp.” and will continue to be listed on the NYSE, trading under the symbol “VST”.

Recommendation of the Vistra Energy Board and Its Reasons for the Merger (Page 76)

At its meeting on October 29, 2017, after careful consideration, the Vistra Energy Board (i) determined that it is in the best interest of Vistra Energy and the holders of Vistra Energy Common Stock to enter into the Merger Agreement, (ii) declared entry into the Merger Agreement to be advisable, (iii) authorized and approved Vistra Energy’s execution, delivery and performance of the Merger Agreement in accordance with its terms and Vistra Energy’s consummation of the transactions contemplated thereby, including the Merger and the Stock Issuance, (iv) directed that the adoption of the Merger Agreement and the approval of the Stock Issuance be submitted to a vote at a meeting of the holders of Vistra Energy Common Stock and (v) recommended that the holders of Vistra Energy Common Stock adopt the Merger Agreement and approve the Stock Issuance.

Certain factors considered by the Vistra Energy Board in reaching its determination can be found in the section entitled “The Merger—Recommendation of the Vistra Energy Board and Its Reasons for the Merger.”

Dynegy’s Reasons for the Merger; Recommendation of the Dynegy Board (Page 80)

At its meeting on October 29, 2017, after careful consideration, the Dynegy Board unanimously (i) determined that it is in the best interest of Dynegy and holders of Dynegy Common Stock to enter into the Merger Agreement, (ii) declared entry into the Merger Agreement to be advisable, (iii) authorized and approved Dynegy’s execution, delivery and performance of the Merger Agreement in accordance with its terms and Dynegy’s consummation of the transactions contemplated thereby, including the Merger, (iv) directed that the adoption of the Merger Agreement be submitted to a vote at a meeting of the holders of Dynegy Common Stock and (v) recommended that the holders of Dynegy Common Stock adopt the Merger Agreement.

Certain factors considered by the Dynegy Board in reaching its determination can be found in the section entitled “The Merger—Dynegy’s Reasons for the Merger; Recommendation of the Dynegy Board.”

Opinion of Vistra Energy’s Financial Advisor (Page 86)

Citigroup Global Markets Inc., which is referred to herein as “Citi,” was retained by Vistra Energy to act as its financial advisor in connection with the Merger and to provide financial advice and assistance and, upon Vistra Energy’s request, to render a financial opinion, in each case in connection therewith. The Vistra Energy Board selected Citi to act as its financial advisor based on Citi’s qualifications, expertise and reputation, its knowledge of and involvement in recent transactions in Vistra Energy’s industry and its knowledge and understanding of the business and affairs of Dynegy. In connection with this engagement, Vistra Energy requested that Citi evaluate the fairness, from a financial point of view, of the Exchange Ratio of 0.652x provided for in the Merger Agreement. On October 29, 2017, at a meeting of the Vistra Energy Board, Citi rendered to the Vistra Energy Board (in its capacity as such) an oral opinion, which was subsequently confirmed by delivery of a written opinion, dated October 29, 2017, to the effect that, as of that date and based on and subject to the matters, considerations and limitations set forth in the opinion, Citi’s work and other factors it deemed relevant, each as described in greater detail in the section titled “The Merger—Opinion of Vistra Energy’s Financial Advisor,” the Exchange Ratio of 0.652x provided for in the Merger Agreement was fair, from a financial point of view, to Vistra Energy.

The full text of Citi’s written opinion, dated October 29, 2017, to the Vistra Energy Board, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi in rendering its opinion, is attached to this joint proxy statement and prospectus as Annex B and is incorporated into this joint proxy statement and prospectus by reference in its entirety. You are encouraged to read the full text of Citi’s written opinion in its entirety. Citi’s opinion, the issuance of which was authorized by Citi’s fairness opinion committee, was provided to the Vistra Energy Board (in its capacity as such) in connection with its evaluation of the Merger and was limited to the fairness, from a financial point of view, as of the date of the opinion, to Vistra Energy of the Exchange Ratio. Citi’s opinion does not address any other aspects or implications of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed merger or any related matter. Citi’s opinion does not address the underlying business decision of Vistra Energy to effect the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for Vistra Energy or the effect of any other transaction in which Vistra Energy might engage.

For a summary of Citi’s opinion and the methodology that Citi used to render its opinion, see the section entitled “The Merger—Opinion of Vistra Energy’s Financial Advisor” beginning on page 86.

Opinions of Dynegy’s Financial Advisors (Page 94)

Opinion of Morgan Stanley

Morgan Stanley & Co. LLC (“Morgan Stanley”) was retained by Dynegy to act as its financial advisor in connection with the Merger and to provide financial advice and assistance and, upon Dynegy’s request, to render a financial opinion, in each case in connection therewith. The Dynegy Board selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation, its knowledge of and involvement in recent transactions in Dynegy’s industry and its knowledge and understanding of the business and affairs of Dynegy. On October 29, 2017, Morgan Stanley rendered its oral opinion, which was subsequently confirmed in writing, to the Dynegy Board to the effect that, as of that date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in Morgan Stanley’s written opinion, the Exchange Ratio pursuant to the Merger Agreement was fair, from a financial point of view, to the holders of shares of Dynegy Common Stock (other than the holders of the cancelled shares).

The full text of the written opinion of Morgan Stanley delivered to the Dynegy Board, dated October 29, 2017, is attached as Annex C and incorporated into this joint proxy statement and prospectus by reference in its entirety. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. Dynegy stockholders are urged to, and should, read the opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to the Dynegy Board and addresses only the fairness, from a financial point of view, of the Exchange Ratio pursuant to the Merger Agreement to the holders of shares of Dynegy Common Stock (other than the holders of the cancelled shares) as of the date of the opinion. Morgan Stanley’s opinion did not address any other aspect of the Merger or other transactions contemplated by the Merger Agreement, including the price at which shares of Vistra Energy Common Stock might actually trade following consummation of the Merger or at any time, the relative merits of the Merger as compared to other business or financial strategies that might be available to Dynegy or the underlying business decision of Dynegy to enter into the Merger Agreement or proceed with any other transaction contemplated by the Merger Agreement. The opinion was not intended to, and does not, constitute advice or a recommendation to any holder of shares of Dynegy Common Stock or any holder of shares of Vistra Energy Common Stock as to how to vote at the stockholder’s meetings to be held in connection with the Merger. The summary of Morgan Stanley’s opinion set forth in this joint proxy statement and prospectus is qualified in its entirety by reference to the full text of Morgan Stanley’s opinion.

For a summary of Morgan Stanley’s opinion and the methodology that Morgan Stanley used to render its opinion, see the section entitled “The Merger—Opinions of Dynegy’s Financial Advisors—Opinion of Morgan Stanley” beginning on page 94.

Opinion of PJT Partners

PJT Partners LP (“PJT Partners”) was retained by Dynegy to act as its financial advisor in connection with the Merger and to provide financial advisory services and, upon Dynegy’s request, to render its financial opinion to the Dynegy Board in connection therewith. The Dynegy Board selected PJT Partners to act as its financial advisor based on PJT Partners’ qualifications, expertise and reputation, its knowledge of and involvement in recent transactions in Dynegy’s industry and its knowledge and understanding of the business and affairs of Dynegy. On October 29, 2017, PJT Partners rendered its oral opinion (which was subsequently confirmed in writing) to the Dynegy Board that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the Exchange Ratio pursuant to the Merger Agreement was fair to the holders of Dynegy Common Stock (other than the holders of the cancelled shares and the Dynegy Principal Stockholders) from a financial point of view.

The full text of PJT Partners’ written opinion delivered to the Dynegy Board, dated October 29, 2017, is attached as Annex D and incorporated into this joint proxy statement and prospectus by reference in its entirety. PJT Partners’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by PJT Partners in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. PJT Partners provided its opinion to the Dynegy Board, in its capacity as such, in connection with and for the purposes of its evaluation of the Merger only and PJT Partners’ opinion is not a recommendation as to any action the Dynegy Board should take with respect to the Merger or any aspect thereof. The opinion does not constitute a recommendation to any Dynegy stockholder or Vistra Energy stockholder as to how any such stockholder should vote or act with respect to the Merger or any other matter. The summary of PJT Partners’ opinion set forth in this joint proxy statement and prospectus is qualified in its entirety by reference to the full text of PJT Partners’ opinion.

For a summary of PJT Partners’ opinion and the methodology that PJT Partners used to render its opinion, see the section entitled “The Merger—Opinions of Dynegy’s Financial Advisors—Opinion of PJT Partners” beginning on page 105.

Interests of Vistra Energy’s Directors and Executive Officers in the Merger (Page 123)

Vistra Energy’s directors and executive officers have interests in the Merger that may be different from, or in addition to, those of the stockholders of Vistra Energy generally. The Vistra Energy Board was aware of these interests and considered them, among other things, in reaching its decision to approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, including the Stock Issuance, and in recommending that the Vistra Energy stockholders vote to approve the Merger Proposal and the Stock Issuance Proposal.

For additional detail about these interests, see “The Merger—Interests of Vistra Energy’s Directors and Executive Officers in the Merger” beginning on page 123.

Interests of Dynegy’s Directors and Executive Officers in the Merger (Page 124)

Dynegy’s non-employee directors and executive officers have economic interests in the Merger that are different from, or in addition to, those of Dynegy’s stockholders generally. The Dynegy Board was aware of and considered those interests, among other matters, in (i) determining that it is in the best interest of Dynegy and holders of Dynegy Common Stock to enter into the Merger Agreement, (ii) declaring entry into the Merger Agreement to be advisable, (iii) authorizing and approving Dynegy’s execution, delivery and performance of the Merger Agreement in accordance with its terms and Dynegy’s consummation of the transactions contemplated thereby, including the Merger, (iv) directing that the adoption of the Merger Agreement be submitted to a vote at a meeting of the holders of Dynegy Common Stock and (v) recommending that the holders of Dynegy Common Stock adopt the Merger Agreement.

For additional detail about these interests, see “The Merger—Interests of Dynegy’s Directors and Executive Officers in the Merger” beginning on page 124.

Directors and Management of the Combined Company After the Merger (Page 130)

In connection with the consummation of the Merger, the board of directors of the combined company will be expanded to consist of eleven members, including: (i) eight of the directors of Vistra Energy and (ii) three of the directors of Dynegy immediately prior to the Merger (provided such directors are willing to serve on the board of the combined company). The eight directors of Vistra Energy are Curtis A. “Curt” Morgan, Gavin R. Baiera, Jennifer Box, Brian K. Ferraioli, Scott B. Helm, Jeff D. Hunter, Cyrus Madon and Geoffrey D. Strong. As of the date of this joint proxy statement and prospectus, it has not been determined which directors will be appointed from the Dynegy Board to the board of directors of the combined company. Effective as of closing of the Merger, the members of the management committee of the combined company will be Curtis A. “Curt” Morgan as President and Chief Executive Officer, James A. “Jim” Burke as Executive Vice President and Chief Operating Officer, Sara Graziano as Senior Vice President of Corporate Development and Strategy, J. William “Bill” Holden as Executive Vice President and Chief Financial Officer, Carrie Lee Kirby as Executive Vice President and Chief Administrative Officer, and Stephanie Zapata Moore as Executive Vice President and General Counsel.

The Merger Consideration and Exchange Ratio (Page 134)

At the closing of the Merger, each issued and outstanding share of Dynegy Common Stock, other than those owned by Vistra Energy or any wholly owned subsidiary of Vistra Energy, held in treasury by Dynegy or owned by any wholly owned subsidiary of Dynegy, will automatically be converted into the right to receive 0.652 shares of Vistra Energy Common Stock, except that cash will be paid in lieu of fractional shares.

Treatment of Dynegy Stock Options, RSUs, Performance Stock Units and Phantom Stock Units (Page 136)

Upon completion of the Merger, each option to purchase shares of Dynegy Common Stock (each, a “Dynegy Stock Option”) and each other equity-based award in respect of Dynegy Common Stock outstanding immediately prior to the completion of the Merger will generally automatically convert upon completion of the Merger into stock options and equity-based awards, respectively, with respect to Vistra Energy Common Stock, or, in the case of Dynegy performance share units (each, a “Dynegy PSU”), into the right to receive shares of Vistra Energy Common Stock, in each case, after giving effect to the Exchange Ratio.

Conditions to Completion of the Merger (Page 137)

Completion of the Merger is subject to various customary conditions, including, among others, (a) approval by the Vistra Energy stockholders of the Stock Issuance Proposal, (b) approval by the Vistra Energy stockholders and the Dynegy stockholders of the Merger Proposal, (c) receipt of all requisite regulatory approvals, which includes approvals of the Federal Energy Regulatory Commission (“FERC”), the Public Utility Commission of Texas (“PUCT”) and the New York Public Service Commission (“NYPSC”), and the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), and (d) effectiveness of the registration statement for the shares of Vistra Energy Common Stock to be issued in the Merger, and the approval of the listing of such shares on the NYSE. Each party’s obligation to consummate the Merger is also subject to certain additional customary conditions, including (i) subject to certain exceptions, the accuracy of the representations and warranties of the other party, (ii) performance in all material respects by the other party of its obligations under the Merger Agreement and (iii) the receipt by such party of an opinion from its counsel to the effect that the Merger will qualify as a tax-free reorganization within the meaning of the Code. The consummation of the Merger is not conditioned on either party obtaining any financing.

Non-Solicitation of Alternative Acquisition Proposals (Page 144)

Pursuant to the Merger Agreement, prior to the consummation of the Merger, each of Vistra Energy and Dynegy has agreed, among other things, that it and its subsidiaries will not, and will cause its and its subsidiaries’ respective officers, directors and employees not to, and will cause its and its subsidiaries’ representatives not to and will not authorize or give permission to its subsidiaries’ representatives to, directly or indirectly, (i) solicit, initiate, seek or knowingly encourage or facilitate the making, submission or announcement of any inquiry, discussion request, offer or proposal that constitutes or would reasonably be expected to lead to an alternative acquisition proposal (as defined in “The Merger Agreement—Non-Solicitation of Alternative Acquisition Proposals”), (ii) furnish any non-public information, or afford access to properties, books and records, to any third party in connection with or in response to, or that would be reasonably expected to lead to, an alternative acquisition proposal or any inquiry, proposal or indication of interest with respect thereto, (iii) engage or participate in any discussions or negotiations with any third party with respect to, or that would be reasonably expected to lead to, an alternative acquisition proposal or any inquiry, proposal or indication of interest with respect thereto, (iv) adopt or approve, an alternative acquisition proposal or (v) enter into any letter of intent or other agreement (other than a confidentiality agreement) providing for or related to, an alternative acquisition proposal or any inquiry, proposal or indication of interest with respect thereto, subject to certain limited exceptions.

Prior to obtaining its stockholder approval, either Vistra Energy or Dynegy may furnish nonpublic information with respect to itself and its subsidiaries to the third party who made the alternative acquisition proposal, and may participate in discussions and negotiations regarding the alternative acquisition proposal, so long as it receives a bona fide, written alternative acquisition proposal from a third party that did not result from a breach of the non-solicitation provisions of the Merger Agreement noted above and certain other conditions are met, including that its board of directors, after consultation with a financial advisor and outside legal counsel, determines in good faith that the alternative acquisition proposal constitutes or would reasonably be expected to result in a superior offer (as defined in “The Merger Agreement—Non-Solicitation of Alternative Acquisition Proposals”).

For more information regarding the non-solicitation obligations of the parties, see “The Merger Agreement—Non-Solicitation of Alternative Acquisition Proposals” beginning on page 144.

Change of Board Recommendations or Termination of Merger Agreement for Superior Offer (Page 146)

Before obtaining its stockholder approval, the Vistra Energy Board or the Dynegy Board, as the case may be, may effect a change of recommendation and/or authorize Vistra Energy or Dynegy, respectively, to terminate the Merger Agreement under certain specified conditions to accept a bona fide alternative acquisition proposal that did not result from a breach of the non-solicitation provisions of the Merger Agreement, that has not been withdrawn, and that is reflected in a written definitive agreement that would be binding, subject to the terms and conditions of such written definitive agreement, on the applicable third party if executed and delivered by Vistra Energy or Dynegy, respectively, and the Vistra Energy Board or the Dynegy Board, respectively determines in good faith, after consultation with its financial advisor and outside legal counsel that the alternative acquisition proposal constitutes a superior offer (as defined in “The Merger Agreement—Change of Board Recommendations or Termination of Merger Agreement for Superior Offer”) and that the failure to effect a change of recommendation or authorize the subject company to terminate the Merger Agreement would be inconsistent with the exercise of its fiduciary duties under applicable law. Among other things, Vistra Energy or Dynegy, respectively, must provide the other party with prior written notice that its board of directors intends to effect a change of recommendation or authorize Vistra Energy or Dynegy, respectively, to terminate the Merger Agreement and provide a matching period of at least four business days prior to terminating the Merger Agreement.

For more information regarding a change of recommendation or a termination of the Merger Agreement for superior offer, see “The Merger Agreement—Change of Board Recommendations or Termination of Merger Agreement for Superior Offer” beginning on page 146.

Termination of the Merger Agreement, Termination Fees and Expense Amounts (Page 152)

The Merger Agreement contains certain termination rights for both Vistra Energy and Dynegy, including in specified circumstances in connection with an alternative acquisition proposal that has been determined to be a superior offer. Upon termination of the Merger Agreement, under specified circumstances (a) for a failure to obtain certain requisite regulatory approvals, Vistra Energy may be required to pay Dynegy a termination fee of $100 million, (b) in connection with a superior offer, the Vistra Energy Board effecting a change of its recommendation in favor of the Merger, a Vistra Energy breach of its non-solicitation obligations in any material respect, the Vistra Energy Board’s failure to reaffirm its recommendation, Vistra Energy may be required to pay a termination fee to Dynegy of $100 million, and (c) in connection with a superior offer, the Dynegy Board effecting a change of its recommendation in favor of the Merger, a Dynegy breach of its non-solicitation obligations in any material respect, the Dynegy Board’s failure to reaffirm its recommendation, Dynegy may be required to pay to Vistra Energy a termination fee of $87 million. In addition, if the Merger Agreement is terminated (i) because Vistra Energy’s stockholders do not approve the Stock Issuance Proposal or do not approve the Merger Proposal, then Vistra Energy will be obligated to reimburse Dynegy for its reasonable out-of-pocket fees and expenses incurred in connection with the Merger Agreement, or (ii) because Dynegy’s stockholders do not approve the Merger Proposal, then Dynegy will reimburse Vistra Energy for its reasonable out-of-pocket fees and expenses incurred in connection with the Merger Agreement, each of which is subject to a cap of $22 million. Such expense reimbursement may be deducted from the abovementioned termination fees, if ultimately payable.

For more information regarding termination of the Merger Agreement, termination fees and expense amounts, see “The Merger Agreement—Termination of the Merger Agreement” beginning on page 152 and “The Merger Agreement—Effect of Termination; Termination Fees and Expense Reimbursement” beginning on page 153.

Regulatory Approvals Required to Complete the Merger (Page 130)

Required regulatory approvals include approvals of the FERC, the PUCT and the NYPSC, and the expiration or termination of the applicable waiting period under the HSR Act.

See “The Merger—Regulatory Approvals Required to Complete the Merger” beginning on page 130.

Litigation Relating to the Merger (Page 158)

In January 2018, a purported Dynegy stockholder filed a putative class action lawsuit in the United States District Court for the Southern Division of Texas, Houston Division, alleging that Dynegy, each member of the Dynegy Board and Vistra Energy violated federal securities laws by filing a Form S-4 Registration Statement in connection with the Merger that omits purportedly material information. The lawsuit seeks to enjoin the Merger and to have the Dynegy and Vistra Energy issue an amended Form S-4 or, alternatively, damages if the Merger closes without an amended Form S-4 having been filed. Vistra Energy and Dynegy believe that the claims asserted by the lawsuit are not valid and intend to vigorously defend against the allegations.

See “Litigation Relating to the Merger” beginning on page 158.

Material U.S. Federal Income Tax Consequences (Page 159)

Assuming that the Merger is completed as currently contemplated, Vistra Energy and Dynegy intend for the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the obligation of Vistra Energy to complete the Merger that Vistra Energy receive the written opinion of Simpson Thacher & Bartlett LLP (or other Vistra Energy tax advisor reasonably satisfactory to Vistra Energy), dated as of the closing date, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and it is a condition to the obligation of Dynegy to complete the Merger that Dynegy receive the written opinion of Skadden, Arps, Slate, Meagher & Flom LLP (or other Dynegy tax advisor reasonably satisfactory to Dynegy), dated as of the closing date, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Provided that the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, a U.S. holder (as defined under “Material U.S. Federal Income Tax Consequences”) of Dynegy Common Stock will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of Dynegy Common Stock for shares of Vistra Energy Common Stock in the Merger (other than gain or loss with respect to any cash received in lieu of a fractional share of Vistra Energy Common Stock).

You should read “Material U.S. Federal Income Tax Consequences” beginning on page 159 for a more complete discussion of the material U.S. federal income tax consequences of the Merger. The tax consequences of the Merger to you will depend on your particular facts and circumstances. You should consult your tax advisor to determine the particular tax consequences of the Merger to you.

The Vistra Energy Special Meeting (Page 162)

The special meeting of Vistra Energy stockholders will be held at 1601 Bryan Street, 11th Floor, Dallas, Texas 75201 on March 2, 2018, starting at 9:00 a.m., Central Time.

Proposals Submitted to the Vistra Energy Stockholders (Page 166)

Vistra Energy stockholders will be asked to consider and vote on the following proposals:

•	the Merger Proposal;

•	the Stock Issuance Proposal; and

•	the Vistra Energy Adjournment Proposal.

Vistra Energy will transact no other business at the Vistra Energy special meeting or any adjournment or postponement thereof.

The Dynegy Special Meeting (Page 169)

The special meeting of Dynegy stockholders will be held at the Chase Center, 601 Travis Street, Houston, Texas 77002 on March 2, 2018, starting at 10:00 a.m., Central Time.

Proposals Submitted to the Dynegy Stockholders (Page 173)

Dynegy stockholders will be asked to consider and vote on the following proposals:

•	the Merger Proposal;

•	the Dynegy Compensation Proposal; and

•	the Dynegy Adjournment Proposal.

Dynegy will transact no other business at the Dynegy special meeting or any adjournment or postponement thereof.

Listing of Vistra Energy Common Stock and Deregistration of Dynegy Common Stock (Page 133)

It is a condition to the completion of the Merger that the Vistra Energy Common Stock issuable in connection with the Merger be authorized for listing on the NYSE, subject to official notice of issuance.

After the Merger is completed, the Dynegy Common Stock will no longer be listed on the NYSE and will be deregistered under the Exchange Act.

Anticipated Accounting Treatment (Page 133)

Vistra Energy prepares its financial statements in accordance with GAAP. The Merger will be accounted for as a business combination by applying the acquisition method, with Vistra Energy considered as the acquirer for accounting purposes. For more information, see “The Merger—Anticipated Accounting Treatment” beginning on page 133.

No Appraisal Rights and Dissenters’ Rights (Page 133)

No dissenters’ or appraisal rights will be available with respect to the Merger, the Stock Issuance or any of the other transactions contemplated by the Merger Agreement.

Comparison of Rights of Vistra Energy Stockholders and Dynegy Stockholders (Page 222)

Holders of Dynegy Common Stock will have different rights following the effective time of the Merger because they will hold Vistra Energy Common Stock instead of Dynegy Common Stock, and there are differences between the governing documents of Vistra Energy and Dynegy. For more information regarding the differences in rights of Vistra Energy stockholders and Dynegy stockholders, see “Comparison of Rights of Vistra Energy Stockholders and Dynegy Stockholders” beginning on page 222.

Summary of Risk Factors Related to the Merger (Page 3)

You should carefully consider the following important risks, together with all of the other information included in this joint proxy statement and prospectus and the risks related to the Merger and the related transactions described under the section “Risk Factors” beginning on page 33:

•	The Merger is subject to a number of conditions which, if not satisfied or waived in a timely manner, would delay the Merger or adversely impact the ability of Vistra Energy and Dynegy to complete the Merger on the terms set forth in the Merger Agreement or at all.

•	Failure to consummate the Merger as currently contemplated or at all could adversely affect the price of Vistra Energy Common Stock or Dynegy Common Stock and the future business and financial results of Vistra Energy or Dynegy.

•	Vistra Energy and Dynegy will be subject to business uncertainties and contractual restrictions while the Merger is pending that could adversely affect their financial results.

•	Because the market prices of shares of Vistra Energy Common Stock and shares of Dynegy Common Stock will fluctuate and the Exchange Ratio is fixed, the market value of the merger consideration at the date of the closing may vary significantly from the date the Merger Agreement was executed, the date of this joint proxy statement and prospectus and the dates of Vistra Energy’s special meeting and Dynegy’s special meeting.

•	The Merger Agreement contains provisions that limit the ability of Vistra Energy and Dynegy to pursue alternatives to the Merger, which could discourage a potential competing acquirer of Vistra Energy or Dynegy from making a favorable alternative transaction proposal and, in certain circumstances, could require Vistra Energy to pay a termination fee to Dynegy or Dynegy to pay a termination fee to Vistra Energy.

•	Holders of Vistra Energy Common Stock and Dynegy Common Stock will have a reduced ownership and voting interest in the combined company after the Merger and will exercise less influence over management of the combined company.

•	The Merger will result in changes to the board of directors that may affect the strategy and operations of the combined company.

•	If the Merger is not consummated by the End Date (which is April 29, 2019, unless extended pursuant to the terms of the Merger Agreement), Vistra Energy or Dynegy may terminate the Merger Agreement in certain circumstances.

•	An adverse judgment in any litigation challenging the Merger may prevent the Merger from becoming effective or from becoming effective within the expected timeframe.

•	The unaudited pro forma condensed combined consolidated financial information included elsewhere in this joint proxy statement and prospectus are not intended to be representative of the combined company’s results after the Merger, and accordingly, you have limited financial information on which to evaluate the combined company following the Merger.

•	Following the Merger, the combined company may be unable to integrate Vistra Energy’s business and Dynegy’s business successfully and realize the anticipated synergies and other expected benefits of the Merger on the anticipated timeframe or at all.

•	The Merger will combine two companies that are currently affected by developments in the electric utility industry, including changes in regulation and increased competition. A failure to adapt to the changing regulatory environment after the Merger could adversely affect the stability of the combined company’s earnings and could result in the erosion of its market positions, revenues and profits.

•	Certain directors and executive officers of Vistra Energy and Dynegy have interests in the Merger that are different from, or in addition to, those of other Vistra Energy and Dynegy stockholders, which could have influenced their decisions to support or approve the Merger.

•	The shares of Vistra Energy Common Stock to be received by Dynegy stockholders as a result of the Merger will have different rights from the shares of Dynegy Common Stock.

•	The combined company will have a significant amount of indebtedness. As a result, it may be more difficult for the combined company to pay or refinance its debts or take other actions, and the combined company may need to divert its cash flow from operations to debt service payments.

•	The terms of the credit agreements governing the combined company’s two separate credit facilities will restrict its current and future operations, particularly the combined company’s ability to respond to changes or to take certain actions.

•	The combined company is expected to incur substantial expenses related to the Merger and the integration of Vistra Energy and Dynegy.

Summary Selected Historical Consolidated Financial Information of Vistra Energy

[Intentionally Omitted]

Summary Selected Historical Consolidated Financial Information of Dynegy

The following tables set forth the summary selected historical consolidated financial information for Dynegy. The selected financial information presented below as of and for the nine months ended September 30, 2017 and 2016 and as of and for the years ended December 31, 2016, 2015, 2014, 2013 and 2012, was derived from, and is qualified by, reference to Dynegy’s consolidated financial statements, including the notes thereto.

As a result of the application of fresh-start accounting as of October 1, 2012, following Dynegy’s reorganization, the financial statements on or prior to October 1, 2012 are not comparable with the financial statements after October 1, 2012. References to “Successor” refer to Dynegy after October 1, 2012, after giving effect to the application of fresh-start accounting. References to “Predecessor” refer to Dynegy on or prior to October 1, 2012. The financial statements of the Successor are not comparable to the financial statements of the Predecessor as those periods prior to Dynegy’s emergence from bankruptcy do not give effect to any adjustments to the carrying values of assets or amounts of liabilities that resulted from the reorganization, and the related application of fresh-start reporting, which includes accounting policies implemented by the Successor that may differ from the Predecessor.

The summary selected historical consolidated financial data should be read in conjunction with Dynegy’s audited consolidated financial statements and related notes and with Dynegy’s unaudited consolidated financial statements and related notes.

	Successor							Predecessor
	Nine Months Ended September 30, 2017(a) (Unaudited)	Nine Months Ended September 30, 2016 (Unaudited)	Year Ended December 31,				Period from October 2 through December 31, 2012	Period from January 1 through October 1, 2012
			2016	2015(b)	2014	2013(c)
	(in millions, except per share amounts)
Statements of Operations Data:
Revenue	$3,848	$3,211	$4,318	$3,870	$2,497	$1,466	$312	$981
Impairments	$(148)	$(857)	$(858)	$(99)	$—	$—	$—	$—
Operating income (loss)	$(173)	$(674)	$(640)	$64	$(19)	$(318)	$(104)	$5
Bankruptcy reorganization items, net	$494	$—	$(96)	$—	$3	$(1)	$(3)	$1,037
Interest expense	$(478)	$(449)	$(625)	$(546)	$(223)	$(97)	$(16)	$(120)
Net income (loss) attributable to Dynegy Inc.	$169	$(1,060)	$(1,240)	$50	$(273)	$(356)	$(107)	$(32)
Basic earnings (loss) per share attributable to Dynegy Inc. common stockholders	$1.01	$(8.54)	$(9.78)	$0.22	$(2.65)	$(3.56)	$(1.07)	N/A
Basic weighted-average shares outstanding (millions)	152	126	129	125	105	100	100	N/A

Cash Flow Data:
Net cash provided by (used in) operating activities	$501	$728	$645	$94	$221	$173	$(49)	$(37)
Net cash provided by (used in) investing activities	$(2,771)	$(313)	$(93)	$(6,368)	$(107)	$141	$(41)	$278
Net cash provided by (used in) financing activities	$(955)	$2,584	$2,742	$(265)	$6,126	$(154)	$(328)	$(184)
Capital expenditures, acquisitions and investments	$(3,378)	$(337)	$(293)	$(6,379)	$(125)	$138	$(41)	$193

(a)	Dynegy’s September 30, 2017 financial statements only reflect the impacts of the Delta Transaction subsequent to February 7, 2017.
(b)	Dynegy’s 2015 financial statements only reflect the impacts of the EquiPower and Duke Midwest Acquisitions subsequent to April 1, 2015 and April 2, 2015, respectively.

(c)	Dynegy completed the acquisition of New Ameren Energy Resources, LLC effective December 2, 2013.

	As of September 30, 2017 (Unaudited)	As of December 31,
		2016	2015	2014	2013	2012
	(in millions)
Balance Sheet Data:
Current assets	$1,704	$2,987	$1,932	$2,664	$1,682	$1,043
Current liabilities	$867	$916	$809	$678	$718	$347
Property, plant and equipment, net	$8,929	$7,121	$8,347	$3,255	$3,315	$3,022
Total assets	$12,007	$13,053	$11,459	$11,154	$5,264	$4,535
Long-term debt (including current portion)(a)(b)	$8,747	$8,979	$7,209	$7,028	$1,965	$1,415
Total equity	$1,984	$2,039	$2,919	$3,023	$2,207	$2,503

(a)	The year ended December 31, 2016 includes a $2.0 billion seven-year Tranche C Term Loan related to the Delta Transaction. The year ended December 31, 2014 includes $5.1 billion related to Dynegy’s notes issued on October 27, 2014.
(b)	As a result of the Genco Chapter 11 Bankruptcy case, Dynegy reclassified approximately $825 million in long-term debt to liabilities subject to compromise in their consolidated balance sheet.

Summary Selected Unaudited Pro Forma Condensed Combined Consolidated Financial Information (Page 246)

[Intentionally Omitted]

Comparative Per Share Market Price and Dividend Information (Page 230)

Since May 10, 2017, Vistra Energy Common Stock has been listed on the NYSE under the symbol “VST”. Upon Emergence and through May 9, 2017, Vistra Energy Common Stock was listed on the OTCQX US under the symbol “VSTE”. Dynegy Common Stock is listed on the NYSE under the symbol “DYN”.

The following table presents closing prices for Vistra Energy Common Stock and Dynegy Common Stock on October 27, 2017, the last trading day before the public announcement of the Merger, and January 19, 2018, the latest practicable trading date before the date of this document. The table also presents the equivalent market value per share of Dynegy Common Stock as determined by multiplying the closing prices of shares of Vistra Energy Common Stock on October 27, 2017 and January 19, 2018 by the Exchange Ratio of 0.652x provided for in the Merger Agreement.

	Vistra Energy Common Stock	Dynegy Common Stock	Equivalent Per Share of Dynegy Common Stock
October 27, 2017	$20.30	$11.22	$13.24
January 19, 2018	$19.49	$12.59	$12.71

The market prices of Vistra Energy Common Stock and Dynegy Common Stock will fluctuate between the date of this document and the completion of the Merger.

The following table sets forth the per share high and low sales prices and per share cash dividends declared for Vistra Energy Common Stock and Dynegy Common Stock for the periods presented.

	Vistra Energy Common Stock			Dynegy Common Stock
	High	Low	Cash Dividends Declared	High	Low	Cash Dividends Declared
2018
First quarter (through January 19, 2018)	$19.56	$17.95	$—	$12.62	$11.53	$—

2017
Fourth quarter	$20.49	$17.24	$—	$12.49	$9.09	$—
Third quarter	$18.70	$15.88	$—	$9.93	$7.38	$—
Second quarter	$16.86	$14.59	$—	$9.12	$5.93	$—
First quarter	$17.95	$15.36	$—	$10.42	$6.96	$—

2016
Fourth quarter	$16.40	$13.60	$2.32	$13.38	$7.34	$—
Third quarter				$18.09	$12.04	$—
Second quarter				$21.51	$14.16	$—
First quarter				$14.37	$7.43	$—

2015
Fourth quarter				$23.70	$10.02	$—
Third quarter				$30.07	$19.68	$—
Second quarter				$34.16	$29.25	$—

Because the Exchange Ratio will not be adjusted for changes in the market price of either Vistra Energy Common Stock or Dynegy Common Stock, the market value of the Vistra Energy Common Stock that holders of Dynegy Common Stock will have the right to receive on the date the Merger is completed may vary significantly from the market value of the Vistra Energy Common Stock that holders of Dynegy Common Stock would receive if the Merger were completed on the date of this joint proxy statement and prospectus. As a result, you should obtain recent market prices of Vistra Energy Common Stock and Dynegy Common Stock prior to voting your shares. See “Risk Factors—Risks Related to the Merger” beginning on page 33.

Comparative Historical and Unaudited Pro Forma Condensed Combined Consolidated Per Share Financial Information (Page 231)

[Intentionally Omitted]

RISK FACTORS

In addition to other information included elsewhere in this joint proxy statement and prospectus and in the annexes to this joint proxy statement and prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 59, you should carefully consider the following risk factors in deciding whether to vote for the proposals set forth in this joint proxy statement and prospectus. You should also read and consider the other information in this joint proxy statement and prospectus and the other documents incorporated by reference into this joint proxy statement and prospectus. Please also see “Where You Can Find More Information and Incorporation by Reference” on page 243.

Risks Related to the Merger

The Merger is subject to a number of conditions which, if not satisfied or waived in a timely manner, would delay the Merger or adversely impact the ability of Vistra Energy and Dynegy to complete the Merger on the terms set forth in the Merger Agreement or at all.

The completion of the Merger is subject to the satisfaction or waiver of a number of conditions. For example, before the Merger may be completed, both Vistra Energy stockholders and Dynegy stockholders must approve the Merger Proposal. In addition, various filings must be made with the FERC and certain other regulatory, antitrust and other authorities in the United States, including the PUCT, the NYPSC, the U.S. Department of Justice (“DOJ”) and the Federal Trade Commission (“FTC”). These governmental authorities may impose conditions on the completion, or require changes to the terms, of the Merger, including restrictions or conditions on the business, operations or financial performance of the combined company following completion of the Merger. These conditions or changes, including potential litigation brought in connection with the Merger, could have the effect of delaying completion of the Merger or imposing additional costs on or limiting the revenues of the combined company following the Merger, or could cause the combined company not to realize the anticipated benefits of the Merger, any of which could have a material adverse effect on the financial condition, results of operations and cash flows of the combined company and/or cause either Dynegy or Vistra Energy to abandon the Merger. These conditions or changes could also have the effect of causing the Merger to be consummated on terms different than those contemplated by the Merger Agreement or causing the Merger to fail to be consummated.

If Vistra Energy and Dynegy are unable to complete the Merger, they still will incur and will remain liable for significant transaction costs, including legal, accounting, filing, printing and other costs relating to the Merger. Also, depending upon the reasons for not completing the Merger, Vistra Energy may be required to pay Dynegy a termination fee of $100 million or reimburse its expenses up to $22 million, or Dynegy may be required to pay Vistra Energy a termination fee of $87 million or reimburse its expenses up to $22 million. For more information on the termination fees and/or expenses potentially payable by Vistra Energy and Dynegy, see “The Merger Agreement—Termination of the Merger Agreement.” If such a termination fee is payable, the payment of this fee could have a material adverse effect on the financial condition, results of operations and cash flows of Vistra Energy or Dynegy, as applicable.

Failure to consummate the Merger as currently contemplated or at all could adversely affect the price of Vistra Energy Common Stock or Dynegy Common Stock and the future business and financial results of Vistra Energy or Dynegy.

The completion of the Merger is subject to the satisfaction or waiver of a number of conditions. Vistra Energy and Dynegy cannot guarantee when or if these conditions will be satisfied or that the Merger will be successfully completed. If the Merger is not consummated, or is consummated on different terms than as contemplated by the Merger Agreement, Vistra Energy and Dynegy could be adversely affected and subject to a variety of risks associated with the failure to consummate the Merger, or to consummate the Merger as contemplated by the Merger Agreement, including:

•	Vistra Energy stockholders and Dynegy stockholders may be prevented from realizing the anticipated potential benefits of the Merger;

•	the market price of Vistra Energy Common Stock or Dynegy Common Stock could decline significantly;

•	reputational harm due to the adverse public perception of any failure to successfully complete the Merger;

•	under certain circumstances, Vistra Energy may be required to pay Dynegy a termination fee of up to $100 million or reimburse its expenses up to $22 million, or Dynegy may be required to pay Vistra Energy a termination fee of up to $87 million or reimburse its expenses up to $22 million; and

•	the attention of Vistra Energy’s and Dynegy’s management and employees may be diverted from their day-to-day business and operational matters and Vistra Energy’s and Dynegy’s relationships with their customers and suppliers may be disrupted as a result of efforts relating to attempting to consummate the Merger.

Any delay in the consummation of the Merger, any uncertainty about the consummation of the Merger on terms other than those contemplated by the Merger Agreement and any failure to consummate the Merger could adversely affect the business, financial results and stock price of Vistra Energy and/or Dynegy.

Vistra Energy and Dynegy will be subject to business uncertainties and contractual restrictions while the Merger is pending that could adversely affect their financial results.

Uncertainty about the effect of the Merger on employees, customers and suppliers may have an adverse effect on Vistra Energy’s and/or Dynegy’s business. These uncertainties may impair each company’s ability to attract, retain and motivate key personnel until the Merger is completed and for a period of time thereafter, and could cause customers, suppliers and others that deal with Vistra Energy and/or Dynegy to seek to change existing business relationships.

If, despite Vistra Energy’s and Dynegy’s retention and recruiting efforts, key employees depart or prospective employees fail to accept employment with them for any reason, including because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the combined company, the operations and financial results of Vistra Energy and/or Dynegy could be affected.

The pursuit of the Merger and the preparation for the integration of Dynegy into Vistra Energy may place a significant burden on management and internal resources. The diversion of management attention away from ongoing business concerns and any difficulties encountered in the transition and integration process could affect the business, and financial condition, results of operations and cash flows of Vistra Energy and/or Dynegy.

In addition, Vistra Energy and Dynegy are restricted under the Merger Agreement, without obtaining the other party’s consent, from taking certain other specified actions until the Merger occurs or the Merger Agreement terminates. These restrictions may prevent Vistra Energy and Dynegy from pursuing otherwise attractive business opportunities and making other changes to their businesses prior to completion of the Merger or termination of the Merger Agreement.

Because the market prices of shares of Vistra Energy Common Stock and shares of Dynegy Common Stock will fluctuate and the Exchange Ratio is fixed, the market value of the merger consideration at the date of the closing may vary significantly from the date the Merger Agreement was executed, the date of this joint proxy statement and prospectus and the dates of Vistra Energy’s special meeting and Dynegy’s special meeting.

Upon completion of the Merger, subject to certain exceptions, each outstanding share of Dynegy Common Stock will be converted into the right to receive 0.652 of a share of Vistra Energy Common Stock. The number of shares of Vistra Energy Common Stock to be issued pursuant to the Merger Agreement for each share of Dynegy Common Stock is fixed and will not change to reflect changes in the market price of Vistra Energy

Common Stock or Dynegy Common Stock. Because the Exchange Ratio is fixed, the market value of the Vistra Energy Common Stock issued in connection with the Merger and/or the Dynegy Common Stock surrendered in connection with the Merger may be significantly higher or lower than the values of those shares on the date the Merger Agreement was signed, the date of this joint proxy statement and prospectus, the dates of Vistra Energy’s special meeting and Dynegy’s special meeting to consider the Merger Proposal or other earlier dates. Stock price changes may result from market assessment of the likelihood that the Merger will be completed, changes in the business, operations or prospects of Vistra Energy or Dynegy prior to or following the Merger, litigation or regulatory considerations, general business, market, industry or economic conditions and other factors both within and beyond the control of Vistra Energy and Dynegy. Neither Vistra Energy nor Dynegy is permitted to terminate the Merger Agreement because of changes in the market price of either company’s common stock.

The Merger Agreement contains provisions that limit the ability of Vistra Energy and Dynegy to pursue alternatives to the Merger, which could discourage a potential competing acquirer of Vistra Energy or Dynegy from making a favorable alternative transaction proposal and, in certain circumstances, could require Vistra Energy to pay a termination fee to Dynegy or Dynegy to a pay a termination fee to Vistra Energy.

Under the Merger Agreement, Vistra Energy and Dynegy are restricted from entering into alternative transactions to the Merger. Unless and until the Merger Agreement is terminated, subject to specified exceptions, Vistra Energy and Dynegy are restricted from soliciting, initiating, seeking or knowingly encouraging or facilitating, or engaging in any discussions or negotiations with any person regarding, any alternative proposal or any inquiry, proposal or indication of interest that would reasonably be expected to lead to an alternative proposal. While the Vistra Energy Board and the Dynegy Board are permitted to change their respective recommendations to stockholders prior to the applicable special meeting under certain circumstances, namely if one party to the Merger Agreement is in receipt of an unsolicited superior proposal or a certain unforeseeable, material intervening event has occurred, before that party’s board of directors changes its recommendation to stockholders in such circumstances, it must give the other party the opportunity to make a revised proposal. Vistra Energy and Dynegy may terminate the Merger Agreement and enter into an agreement with respect to an unsolicited superior proposal only if specified conditions have been satisfied, including compliance with the provisions of the Merger Agreement restricting solicitation of alternative proposals and requiring payment of a termination fee in certain circumstances. These provisions could discourage a third party that may have an interest in acquiring all or a significant part of Vistra Energy or Dynegy from considering or proposing such an acquisition, even if such third party were prepared to pay consideration with a higher per share cash or market value than the market value proposed to be received or realized in the Merger, or could result in a potential competing acquirer proposing to pay a lower price than it would otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances. As a result of these restrictions, Vistra Energy and Dynegy may not be able to enter into an agreement with respect to a more favorable alternative transaction without incurring potentially significant liabilities in respect of the Merger.

If the Merger Agreement is terminated because the Vistra Energy Board changes its recommendation to stockholders or Vistra Energy enters into a definitive agreement for an unsolicited superior proposal, Vistra Energy will be required to pay Dynegy a termination fee of $100 million. If the Merger Agreement is terminated because the Dynegy Board changes its recommendation to stockholders or Dynegy enters into a definitive agreement for an unsolicited superior proposal, Dynegy will be required to pay Vistra Energy a termination fee of $87 million. For more information on the termination fees and/or expenses potentially payable by Vistra Energy and Dynegy, see “The Merger Agreement—Termination of the Merger Agreement.” If such a termination fee is payable, the payment of this fee could have a material adverse effect on the financial condition, results of operations and cash flows of Vistra Energy or Dynegy, as applicable.

Holders of Vistra Energy Common Stock and Dynegy Common Stock will have a reduced ownership and voting interest in the combined company after the Merger and will exercise less influence over management of the combined company.

Upon completion of the Merger, continuing holders of Vistra Energy Common Stock are expected to own 79% of the combined company’s fully diluted equity and former holders of Dynegy Common Stock are expected to own the remaining 21% of the combined company’s fully diluted equity. Stockholders of Vistra Energy and Dynegy currently have the right to vote for their respective boards of directors and on other matters affecting the applicable company. When the Merger occurs, each Dynegy stockholder will receive 0.652 shares of Vistra Energy Common Stock per share of Dynegy Common Stock, resulting in a percentage ownership of the combined company that is smaller than the Dynegy stockholders’ percentage ownership of Dynegy prior to the Merger. Correspondingly, each Vistra Energy stockholder will remain a stockholder in Vistra Energy with a percentage ownership of the combined company that is smaller than the stockholder’s percentage ownership of Vistra Energy prior to the Merger. As a result of these reduced ownership percentages, current stockholders of Vistra Energy and Dynegy may have less influence on the management and policies of the combined company than they now have with respect to Vistra Energy and Dynegy, respectively, on a standalone basis.

The Merger will result in changes to the board of directors that may affect the strategy and operations of the combined company.

In connection with the consummation of the Merger, the board of directors of the combined company will be expanded to consist of eleven members, which is expected to be comprised of all eight members of the Vistra Energy Board and three members from the Dynegy Board (provided such directors are willing to serve on the board of the combined company). This new composition of the board of directors may affect the combined company’s business strategy and operating decisions following the completion of the Merger.

If the Merger is not consummated by the End Date, Vistra Energy or Dynegy may terminate the Merger Agreement in certain circumstances.

Either Vistra Energy or Dynegy may terminate the Merger Agreement under certain circumstances, including, if the Merger has not been consummated by the End Date (which is April 29, 2019, unless extended pursuant to the terms of the Merger Agreement). However, this termination right will not be available to a party if that party failed to perform or comply in all material respects with its obligations under the Merger Agreement and that failure was the principal cause of the failure to consummate the Merger by such date.

An adverse judgment in any litigation challenging the Merger may prevent the Merger from becoming effective or from becoming effective within the expected timeframe.

It is possible that Vistra Energy stockholders or Dynegy stockholders may file lawsuits challenging the Merger or the other transactions contemplated by the Merger Agreement, which may name Vistra Energy, the Vistra Energy Board, Dynegy and/or the Dynegy Board as defendants. The outcome of such lawsuits cannot be assured, including the amount of costs associated with defending these claims or any other liabilities that may be incurred in connection with the litigation of these claims. If plaintiffs are successful in obtaining an injunction prohibiting the parties from completing the Merger on the agreed-upon terms, such an injunction may delay the consummation of the Merger in the expected timeframe, or may prevent the Merger from being consummated altogether. Whether or not any plaintiff’s claim is successful, this type of litigation may result in significant costs and divert management’s attention and resources, which could adversely affect the operation of Vistra Energy’s and Dynegy’s business.

The unaudited pro forma condensed combined consolidated financial information included elsewhere in this joint proxy statement and prospectus are not intended to be representative of the combined company’s results after the Merger, and accordingly, you have limited financial information on which to evaluate the combined company following the Merger.

The unaudited pro forma condensed combined consolidated financial information included elsewhere in this joint proxy statement and prospectus has been presented for informational purposes only and is not intended to be indicative of the financial position or results of operations that actually would have occurred had the Merger been completed as of the dates indicated, nor is it indicative of the future operating results or financial position of the combined company following the Merger. The unaudited pro forma condensed combined consolidated financial information does not reflect future events that may occur after the Merger. The unaudited pro forma condensed combined consolidated financial information presented elsewhere in this joint proxy statement and prospectus is based in part on certain assumptions regarding the Merger that Vistra Energy and Dynegy believe are reasonable under the circumstances. Neither Vistra Energy nor Dynegy can assure you that the assumptions will prove to be accurate over time.

Following the Merger, the combined company may be unable to integrate Vistra Energy’s business and Dynegy’s business successfully and realize the anticipated synergies and other expected benefits of the Merger on the anticipated timeframe or at all.

The Merger involves the combination of two companies that currently operate as independent public companies. The combined company expects to benefit from certain cost savings and operating efficiencies, some of which will take time to realize. The combined company will be required to devote significant management attention and resources to the integration of Vistra Energy’s and Dynegy’s business practices and operations. The potential difficulties the combined company may encounter in the integration process include the following:

•	the inability to successfully combine Vistra Energy’s and Dynegy’s businesses in a manner that permits the combined company to achieve the cost savings anticipated to result from the Merger, which would result in the anticipated benefits of the Merger not being realized in the timeframe currently anticipated or at all;

•	the complexities associated with integrating personnel from the two companies;

•	the complexities of combining two companies with different histories, geographic footprints and asset mixes;

•	the complexities in combining two companies with separate technology systems;

•	potential unknown liabilities and unforeseen increased expenses, delays or conditions associated with the Merger;

•	failure to perform by third-party service providers who provide key services for the combined company; and

•	performance shortfalls as a result of the diversion of management’s attention caused by completing the Merger and integrating the companies’ operations.

For all these reasons, you should be aware that it is possible that the integration process could result in the distraction of the combined company’s management, the disruption of the combined company’s ongoing business or inconsistencies in its operations, services, standards, controls, policies and procedures, any of which could adversely affect the combined company’s ability to maintain relationships with operators, vendors and employees, to achieve the anticipated benefits of the Merger, or could otherwise materially and adversely affect its business and financial results.

The Merger will combine two companies that are currently affected by developments in the electric utility industry, including changes in regulation and increased competition. A failure to adapt to the changing regulatory environment after the Merger could adversely affect the stability of the combined company’s earnings and could result in the erosion of its market positions, revenues and profits.

Because Vistra Energy, Dynegy and their respective subsidiaries are regulated in the U.S. at the federal level and in several states, the two companies have been and will continue to be affected by legislative and regulatory developments. After the Merger, the combined company and/or its subsidiaries will be subject in the U.S. to extensive federal regulation as well as to state regulation in the states in which the combined company will operate. The costs and burdens associated with complying with these regulatory jurisdictions may have a material adverse effect on the combined company. Moreover, potential legislative changes, regulatory changes or otherwise may create greater risks to the stability of the combined company’s earnings generally. If the combined company is not responsive to these changes, it could suffer erosion in market position, revenues and profits as competitors gain access to its service territories.

Certain directors and executive officers of Vistra Energy and Dynegy have interests in the Merger that are different from, or in addition to, those of other Vistra Energy and Dynegy stockholders, which could have influenced their decisions to support or approve the Merger.

Vistra Energy and Dynegy stockholders should recognize that certain directors and executive officers of Vistra Energy and Dynegy have interests in the Merger that differ from, or that are in addition to, their interests as stockholders of Vistra Energy and Dynegy. These interests include, among others, continued service as a director or an executive officer of the combined company, the accelerated vesting of certain equity awards and/or severance benefits as a result of termination of employment in connection with the Merger. These interests, among others, may influence the directors and executive officers of Vistra Energy and/or Dynegy to approve and/or recommend Merger-related proposals. The Vistra Energy Board and the Dynegy Board were aware of and considered these interests at the time each approved the Merger Agreement. See “The Merger—Interests of Vistra Energy’s Directors and Executive Officers in the Merger” beginning on page 123 and “The Merger—Interests of Dynegy’s Directors and Executive Officers in the Merger” beginning on page 124.

The shares of Vistra Energy Common Stock to be received by Dynegy stockholders as a result of the Merger will have different rights from the shares of Dynegy Common Stock.

Upon completion of the Merger, Dynegy stockholders will become Vistra Energy stockholders and their rights as stockholders will be governed by Vistra Energy’s certificate of incorporation and bylaws. Certain of the rights associated with Vistra Energy Common Stock are different from the rights associated with Dynegy Common Stock. Please see “Comparison of Rights of Vistra Energy Stockholders and Dynegy Stockholders” beginning on page 222 for a discussion of the different rights associated with Vistra Energy Common Stock.

The combined company will have a significant amount of indebtedness. As a result, it may be more difficult for the combined company to pay or refinance its debts or take other actions, and the combined company may need to divert its cash flow from operations to debt service payments.

The combined company will have substantial indebtedness following completion of the Merger. In addition, subject to the limits contained in the documents governing such indebtedness, the combined company may be able to incur substantial additional debt from time to time to finance working capital, capital expenditures, investments or acquisitions, or for other purposes. If the combined company does so, the risks related to its high level of debt could intensify. The amount of such indebtedness could have material adverse consequences for the combined company, including:

•	hindering its ability to adjust to changing market, industry or economic conditions;

•	limiting its ability to access the capital markets to raise additional equity or refinance maturing debt on favorable terms or to fund future working capital, capital expenditures, acquisitions or emerging businesses or other general corporate purposes;

•	limiting the amount of free cash flow available for future operations, acquisitions, dividends, stock repurchases or other uses;

•	making it more vulnerable to economic or industry downturns, including interest rate increases; and

•	placing it at a competitive disadvantage compared to less leveraged competitors.

Moreover, to respond to competitive challenges, the combined company may be required to raise substantial additional capital to execute its business strategy. The combined company’s ability to arrange additional financing will depend on, among other factors, its financial position and performance, as well as prevailing market conditions and other factors beyond its control. Even if the combined company is able to obtain additional financing, its credit ratings could be adversely affected, which could raise its borrowing costs and limit its future access to capital and its ability to satisfy its obligations under its indebtedness.

The terms of the credit agreements governing the combined company’s two separate credit facilities will restrict its current and future operations, particularly the combined company’s ability to respond to changes or to take certain actions.

The combined company is expected to operate under two separate credit facilities, each with its own set of restrictive covenants. These restrictive covenants may limit the combined company’s ability to engage in acts that may be in the combined company’s long-term best interest, including restrictions on its ability to enter into intercompany business and financial transactions and arrangements, and therefore may prevent the combined company from fully realizing the potential benefits of the Merger. Additionally, the combined company’s ability to comply with the financial and other covenants contained in its debt instruments may be affected by changes in economic or business conditions or other events beyond its control.

A breach of the covenants and restrictions under the credit agreements governing the combined company’s credit facilities could result in an event of default under the applicable indebtedness. If the combined company experiences such a default, it may be required to take actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing all or part of its existing debt, or seeking additional equity capital. The combined company may not be able to effect any such alternative measures, if necessary, on commercially reasonable terms or at all and, even if successful, those alternative actions may not allow the combined company to meet its scheduled debt service obligations. As a result of these restrictions, the combined company may be:

•	limited in how it conducts its business;

•	unable to raise additional debt or equity financing to operate during general economic or business downturns; or

•	unable to compete effectively or take advantage of new business opportunities.

These restrictions may affect the combined company’s ability to grow in accordance with its strategy. In addition, the combined company’s financial results, its substantial indebtedness and credit ratings could adversely affect the availability and terms of its financing.

The combined company is expected to incur substantial expenses related to the Merger and the integration of Vistra Energy and Dynegy.

The combined company is expected to incur substantial expenses in connection with the Merger and the integration of Vistra Energy and Dynegy. There are a large number of processes, policies, procedures, operations, technologies and systems at each company that must be integrated, including purchasing, accounting and finance, sales, payroll, pricing, revenue management, commercial operations, risk management, marketing and employee benefits. While Vistra Energy and Dynegy have assumed that a certain level of expenses would be incurred, there are many factors beyond their control that could affect the total amount or the timing of the integration expenses.

Moreover, many of the expenses that will be incurred are, by their nature, difficult to estimate accurately. These expenses could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings. These integration expenses likely will result in the combined company taking significant charges against earnings following the completion of the Merger, and the amount and timing of such charges are uncertain at present.

Risks Related to Vistra Energy

Vistra Energy’s revenues, results of operations and operating cash flows generally are negatively impacted by decreases in market prices for electricity.

Vistra Energy is not guaranteed any rate of return on capital investments in its businesses. Vistra Energy conducts integrated power generation and retail electricity activities, focusing on power generation, wholesale electricity sales and purchases, retail sales of electricity and services to end users and commodity risk management. Its wholesale and retail businesses are to some extent countercyclical in nature, particularly for the wholesale power and ancillary services supplied to the retail business. However, Vistra Energy does have a wholesale power position that exceeds the overall load requirements of its retail business and is subject to wholesale power price moves. As a result, Vistra Energy’s revenues, results of operations and operating cash flows depend in large part upon wholesale market prices for electricity, natural gas, uranium, lignite, coal, fuel and transportation in its regional market and other competitive markets and upon prevailing retail electricity rates, which may be impacted by, among other things, actions of regulatory authorities. Market prices may fluctuate substantially over relatively short periods of time. Demand for electricity can fluctuate dramatically, creating periods of substantial under- or over-supply. Over-supply can also occur as a result of the construction of new power plants, as Vistra Energy has observed in recent years. During periods of over-supply, electricity prices might be depressed. Also, at times there may be political pressure, or pressure from regulatory authorities with jurisdiction over wholesale and retail energy commodity and transportation rates, to impose price limitations, bidding rules and other mechanisms to address volatility and other issues in these markets.

Some of the fuel for Vistra Energy’s generation facilities is purchased under short-term contracts. Fuel costs (including diesel, natural gas, lignite, coal and nuclear fuel) may be volatile, and the wholesale price for electricity may not change at the same rate as changes in fuel costs. In addition, it purchases and sells natural gas and other energy related commodities, and volatility in these markets may affect costs incurred in meeting obligations.

Volatility in market prices for fuel and electricity may result from, among other factors:

•	volatility in natural gas prices;

•	volatility in ERCOT market heat rates;

•	volatility in coal and rail transportation prices;

•	volatility in nuclear fuel and related enrichment and conversion services;

•	severe or unexpected weather conditions, including drought and limitations on access to water;

•	seasonality;

•	changes in electricity and fuel usage resulting from conservation efforts, changes in technology or other factors;

•	illiquidity in the wholesale electricity or other commodity markets;

•	transmission or transportation disruptions, constraints, inoperability or inefficiencies;

•	availability of competitively priced alternative energy sources or storage;

•	changes in market structure and liquidity;

•	changes in the manner in which Vistra Energy operates its facilities, including curtailed operation due to market pricing, environmental, safety or other factors;

•	changes in generation efficiency;

•	outages or otherwise reduced output from its generation facilities or those of its competitors;

•	the addition of new electric capacity, including the construction of new power plants;

•	its creditworthiness and liquidity and the willingness of fuel suppliers and transporters to do business with it;

•	changes in the credit risk or payment practices of market participants;

•	changes in production and storage levels of natural gas, lignite, coal, uranium, diesel and other refined products;

•	natural disasters, wars, sabotage, terrorist acts, embargoes and other catastrophic events; and

•	federal, state and local energy, environmental and other regulation and legislation.

All of Vistra Energy’s generation facilities are currently located in the ERCOT market, a market with limited interconnections to other markets. The price of electricity in the ERCOT market is typically set by natural gas-fueled generation facilities, with wholesale electricity prices generally tracking increases or decreases in the price of natural gas. A substantial portion of its supply volumes in 2016 and the nine months ended September 30, 2017 were produced by its nuclear-, lignite- and coal-fueled generation assets. Natural gas prices have generally trended downward since mid- 2008 (from $11.12 per MMBtu in mid-2008 to $3.11 per MMBtu for the average settled price for the year ended December 31, 2017). Furthermore, in recent years, natural gas supply has outpaced demand primarily as a result of development and expansion of hydraulic fracturing in natural gas extraction, and the supply/demand imbalance has resulted in historically low natural gas prices. Because Vistra Energy’s baseload generating units and a substantial portion of its load following generating units are nuclear-, lignite- and coal-fueled, Vistra Energy’s results of operations and operating cash flows have been negatively impacted by the effect of low natural gas prices on wholesale electricity prices without a significant decrease in its operating cost inputs. Various industry experts expect this supply/demand imbalance to persist for a number of years, thereby depressing natural gas prices for a long-term period. As a result, the financial results from, and the value of, Vistra Energy’s generation assets could remain depressed or could materially decrease in the future unless natural gas prices rebound materially.

Wholesale electricity prices also track ERCOT market heat rates, which can be affected by a number of factors, including generation availability and the efficiency of the marginal supplier (generally natural gas-fueled generation facilities) in generating electricity. Vistra Energy’s market heat rate exposure is impacted by changes in the availability of generating resources, such as additions and retirements of generation facilities, and the mix of generation assets in ERCOT. For example, increasing renewable (wind and solar) generation capacity generally depresses market heat rates. Additionally, construction of more efficient generation capacity also depresses market heat rates. Decreases in market heat rates decrease the value of all of Vistra Energy’s generation assets because lower market heat rates generally result in lower wholesale electricity prices. Even though market heat rates have generally increased over the past several years, wholesale electricity prices have declined due to the greater effect of falling natural gas prices. As a result, the financial results from, and the value of, Vistra Energy’s nuclear-, lignite- and coal-fueled generation assets could significantly decrease in profitability and value and its financial condition and results of operations may be negatively impacted if ERCOT market heat rates decline.

Vistra Energy recently announced the retirement of its Big Brown, Sandow and Monticello units. A sustained decrease in the financial results from, or the value of, Vistra Energy’s generation units ultimately could result in the retirement or idling of certain other generation units. In recent years, Vistra Energy has operated certain of its lignite- and coal-fueled generation assets only during parts of the year that have higher electricity demand and, therefore, higher related wholesale electricity prices.

Vistra Energy’s assets or positions cannot be fully hedged against changes in commodity prices and market heat rates, and hedging transactions may not work as planned or hedge counterparties may default on their obligations.

Vistra Energy’s hedging activities do not fully protect it against the risks associated with changes in commodity prices, most notably electricity and natural gas prices, because of the expected useful life of its generation assets and the size of its position relative to the duration of available markets for various hedging activities. Generally, commodity markets that Vistra Energy participate in to hedge its exposure to ERCOT electricity prices and heat rates have limited liquidity after two to three years. Further, Vistra Energy’s ability to hedge its revenues by utilizing cross-commodity hedging strategies with natural gas hedging instruments is generally limited to a duration of four to five years. To the extent Vistra Energy has unhedged positions, fluctuating commodity prices and/or market heat rates can materially impact its results of operations, cash flows, liquidity and financial condition, either favorably or unfavorably.

To manage its financial exposure related to commodity price fluctuations, Vistra Energy routinely enters into contracts to hedge portions of purchase and sale commitments, fuel requirements and inventories of natural gas, lignite, coal, diesel fuel, uranium and refined products, and other commodities, within established risk management guidelines. As part of this strategy, Vistra Energy routinely utilizes fixed-price forward physical purchase and sale contracts, futures, financial swaps and option contracts traded in over-the-counter markets or on exchanges. Although Vistra Energy devotes a considerable amount of time and effort to the establishment of risk management procedures, as well as the ongoing review of the implementation of these procedures, the procedures in place may not always function as planned and cannot eliminate all the risks associated with these activities. For example, Vistra Energy hedges the expected needs of its wholesale and retail customers, but unexpected changes due to weather, natural disasters, consumer behavior, market constraints or other factors could cause it to purchase electricity to meet unexpected demand in periods of high wholesale market prices or resell excess electricity into the wholesale market in periods of low prices. As a result of these and other factors, risk management decisions may have a material adverse effect on Vistra Energy.

Based on economic and other considerations, Vistra Energy may not be able to, or it may decide not to, hedge the entire exposure of its operations from commodity price risk. To the extent Vistra Energy does not hedge against commodity price risk and applicable commodity prices change in ways adverse to it, Vistra Energy could be materially and adversely affected. To the extent Vistra Energy does hedge against commodity price risk, those hedges may ultimately prove to be ineffective.

With the tightening of credit markets that began in 2008 and the expansion of regulatory oversight through various financial reforms, there has been a decline in the number of market participants in the wholesale energy commodities markets, resulting in less liquidity, particularly in the ERCOT electricity market. Notably, participation by financial institutions and other intermediaries (including investment banks) in such markets has declined. Extended declines in market liquidity could adversely affect Vistra Energy’s ability to hedge its financial exposure to desired levels.

To the extent Vistra Energy engages in hedging and risk management activities, it is exposed to the credit risk that counterparties that owe it money, energy or other commodities as a result of these activities will not perform their obligations to Vistra Energy. Should the counterparties to these arrangements fail to perform, Vistra Energy could be forced to enter into alternative hedging arrangements or honor the underlying commitment at then-current market prices. In such event, Vistra Energy could incur losses or forgo expected gains in addition to amounts, if any, already paid to the counterparties. ERCOT market participants are also exposed to risks that another ERCOT market participant may default on its obligations to pay ERCOT for electricity or services taken, in which case such costs, to the extent not offset by posted security and other protections available to ERCOT, may be allocated to various non-defaulting ERCOT market participants, including Vistra Energy.

Vistra Energy’s results of operations and financial condition could be materially and adversely affected if energy market participants continue to construct additional generation facilities (i.e., new-build) in ERCOT despite relatively low power prices in ERCOT and such additional generation capacity results in a reduction in wholesale power prices.

Given the overall attractiveness of ERCOT and certain tax benefits associated with renewable energy, among other matters, energy market participants have continued to construct new generation facilities (i.e., new-build) in ERCOT despite relatively low wholesale power prices. If this market dynamic continues, Vistra Energy’s results of operations and financial condition could be materially and adversely affected if such additional generation capacity results in an over-supply of electricity in ERCOT that causes a reduction in wholesale power prices in ERCOT.

Vistra Energy’s liquidity needs could be difficult to satisfy, particularly during times of uncertainty in the financial markets or during times of significant fluctuation in commodity prices, and Vistra Energy may be unable to access capital on favorable terms or at all in the future, which could have a material adverse effect on Vistra Energy. Vistra Energy currently maintains non-investment grade credit ratings that could negatively affect its ability to access capital on favorable terms or result in higher collateral requirements, particularly if its credit ratings were to be downgraded in the future.

Vistra Energy’s businesses are capital intensive. In general, Vistra Energy relies on access to financial markets and credit facilities as a significant source of liquidity for its capital requirements and other obligations not satisfied by cash-on-hand or operating cash flows. The inability to raise capital or to access credit facilities, particularly on favorable terms, could adversely impact Vistra Energy’s liquidity and its ability to meet its obligations or sustain and grow its businesses and could increase capital costs and collateral requirements, any of which could have a material adverse effect on Vistra Energy.

Vistra Energy’s access to capital and the cost and other terms of acquiring capital are dependent upon, and could be adversely impacted by, various factors, including:

•	general economic and capital markets conditions, including changes in financial markets that reduce available liquidity or the ability to obtain or renew credit facilities on favorable terms or at all;

•	conditions and economic weakness in the ERCOT or general United States power markets;

•	regulatory developments;

•	changes in interest rates;

•	a deterioration, or perceived deterioration, of its creditworthiness, enterprise value or financial or operating results;

•	a reduction in Vistra Energy’s or its applicable subsidiaries’ credit ratings;

•	its level of indebtedness and compliance with covenants in its debt agreements;

•	a deterioration of the creditworthiness or bankruptcy of one or more lenders or counterparties under its credit facilities that affects the ability of such lender(s) to make loans to Vistra Energy;

•	security or collateral requirements;

•	general credit availability from banks or other lenders for Vistra Energy and its industry peers;

•	investor confidence in the industry and in Vistra Energy and the ERCOT wholesale electricity market;

•	volatility in commodity prices that increases credit requirements;

•	a material breakdown in its risk management procedures;

•	the occurrence of changes in its businesses;

•	disruptions, constraints, or inefficiencies in the continued reliable operation of its generation facilities; and

•	changes in or the operation of provisions of tax and regulatory laws.

In addition, Vistra Energy currently maintains non-investment grade credit ratings. As a result, Vistra Energy may not be able to access capital on terms (financial or otherwise) as favorable as companies that maintain investment grade credit ratings or Vistra Energy may be unable to access capital at all at times when the credit markets tighten. In addition, its non-investment grade credit ratings may result in counterparties requesting collateral support (including cash or letters of credit) in order to enter into transactions with Vistra Energy.

A downgrade in long-term debt ratings generally causes borrowing costs to increase and the potential pool of investors to shrink, and could trigger liquidity demands pursuant to contractual arrangements. Future transactions by Vistra Energy or any of its subsidiaries, including the issuance of additional debt, could result in a temporary or permanent downgrade in its credit ratings.

The Vistra Operations Credit Facilities impose restrictions on it and any failure to comply with these restrictions could have a material adverse effect on Vistra Energy.

The Vistra Operations Credit Facilities contain restrictions that could adversely affect Vistra Energy by limiting its ability to plan for, or react to, market conditions or to meet its capital needs and could result in an event of default under the Vistra Operations Credit Facilities. The Vistra Operations Credit Facilities contain events of default customary for financings of this type. If Vistra Energy fails to comply with the covenants in the Vistra Operations Credit Facilities and is unable to obtain a waiver or amendment, or a default exists and is continuing, the lenders under such agreements could give notice and declare outstanding borrowings thereunder immediately due and payable. Any such acceleration of outstanding borrowings could have a material adverse effect on Vistra Energy.

Certain of Vistra Energy’s obligations are required to be secured by letters of credit or cash, which increase its costs. If Vistra Energy is unable to provide such security, it may restrict its ability to conduct its business, which could have a material adverse effect on Vistra Energy.

Vistra Energy undertakes certain hedging and commodity activities and enters into certain financing arrangements with various counterparties that require cash collateral or the posting of letters of credit which are at risk of being drawn down in the event Vistra Energy defaults on its obligations. Vistra Energy currently uses margin deposits, prepayments and letters of credit as credit support for commodity procurement and risk management activities. Future cash collateral requirements may increase based on the extent of its involvement in standard contracts and movements in commodity prices, and also based on its credit ratings and the general perception of creditworthiness in the markets in which Vistra Energy operate. In the case of commodity arrangements, the amount of such credit support that must be provided typically is based on the difference between the price of the commodity in a given contract and the market price of the commodity. Significant movements in market prices can result in its being required to provide cash collateral and letters of credit in very large amounts. The effectiveness of Vistra Energy’s strategy may be dependent on the amount of collateral available to enter into or maintain these contracts, and liquidity requirements may be greater than it anticipates or will be able to meet. Without a sufficient amount of working capital to post as collateral, Vistra Energy may not be able to manage price volatility effectively or to implement its strategy. An increase in the amount of letters of credit or cash collateral required to be provided to its counterparties may have a material adverse effect on Vistra Energy.

Vistra Energy may not be able to complete future acquisitions or successfully integrate future acquisitions into its business, which could result in unanticipated expenses and losses.

As part of Vistra Energy’s growth strategy, it has pursued acquisitions and may continue to do so. Vistra Energy’s ability to continue to implement this component of its growth strategy will be limited by its ability to identify appropriate acquisition or joint venture candidates and its financial resources, including available cash and access to capital. Any expense incurred in completing acquisitions or entering into joint ventures, the time it takes to integrate an acquisition or Vistra Energy’s failure to integrate acquired businesses successfully could result in unanticipated expenses and losses. Furthermore, Vistra Energy may not be able to fully realize the anticipated benefits from any future acquisitions or joint ventures it may pursue. In addition, the process of integrating acquired operations into its existing operations may result in unforeseen operating difficulties and expenses and may require significant financial resources that would otherwise be available for the execution of its business strategy.

Vistra Energy may be responsible for U.S. federal and state income tax liabilities that relate to the PrefCo Preferred Stock Sale and Spin-Off.

Pursuant to the Tax Matters Agreement, the parties thereto have agreed to take certain actions and refrain from taking certain actions in order to preserve the intended tax treatment of the Spin-Off and to indemnify the other parties to the extent a breach of such covenant results in additional taxes to the other parties. If Vistra Energy breaches such a covenant (or, in certain circumstances, if its stockholders or creditors of its Predecessor take or took certain actions that result in the intended tax treatment of the Spin-Off not to be preserved), Vistra Energy may be required to make substantial indemnification payments to the other parties to the Tax Matters Agreement.

The Tax Matters Agreement also allocates the responsibility for taxes for periods prior to the Spin-Off between EFH Corp. and Vistra Energy. For periods prior to the Spin-Off, (i) Vistra Energy is generally required to reimburse EFH Corp. with respect to any taxes paid by EFH Corp. that are attributable to Vistra Energy and (ii) EFH Corp. is generally required to reimburse Vistra Energy with respect to any taxes paid by Vistra Energy that are attributable to EFH Corp.

Vistra Energy is also required to indemnify EFH Corp. against certain taxes in the event the IRS or another taxing authority successfully challenges the amount of gain relating to the PrefCo Preferred Stock Sale or the amount or allowance of EFH Corp.’s net operating loss deductions.

Vistra Energy’s indemnification obligations to EFH Corp. are not limited by any maximum amount. If Vistra Energy is required to indemnify EFH Corp. or such other persons under the circumstances set forth in the Tax Matters Agreement, Vistra Energy may be subject to substantial liabilities.

Vistra Energy is required to pay the holders of TRA Rights for certain tax benefits, which amounts are expected to be substantial.

On the Plan Effective Date, Vistra Energy entered into the Tax Receivable Agreement with American Stock Transfer & Trust Company, LLC, as the transfer agent. Pursuant to the Tax Receivable Agreement, Vistra Energy issued beneficial interests in the rights to receive payments under the Tax Receivable Agreement (the “TRA Rights”) to the first lien creditors of its Predecessor to be held in escrow for the benefit of the first lien creditors of its Predecessor entitled to receive such TRA Rights under the Plan of Reorganization. Vistra Energy’s pro forma financial statements included elsewhere in this joint proxy statement and prospectus reflect a liability of $708 million related to these future payment obligations. This amount is based on certain assumptions as described more fully in the notes to the pro forma financial statements, including assumptions on the current corporate tax rates remaining unchanged, and the actual payments made under the Tax Receivable Agreement could materially exceed this estimate.

The Tax Receivable Agreement provides for the payment by Vistra Energy to the holders of TRA Rights of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that Vistra Energy and its subsidiaries actually realize as a result of its use of (a) the tax basis step-up attributable to the PrefCo Preferred Stock Sale, (b) the entire tax basis of the assets acquired as a result of the purchase and sale agreement, dated as of November 25, 2015 by and between La Frontera Ventures, LLC and Luminant, and (c) tax benefits related to imputed interest deemed to be paid by it as a result of payments under the Tax Receivable Agreement. The amount and timing of any payments under the Tax Receivable Agreement will vary depending upon a number of factors, including the amount and timing of the taxable income Vistra Energy generates in the future and the tax rate then applicable, its use of loss carryovers and the portion of its payments under the Tax Receivable Agreement constituting imputed interest.

Although Vistra Energy is not aware of any issue that would cause the IRS to challenge the tax benefits that are the subject of the Tax Receivable Agreement, recipients of the payments under the Tax Receivable Agreement will not be required to reimburse Vistra Energy for any payments previously made if such tax benefits are subsequently disallowed. As a result, in such circumstances, Vistra Energy could make payments under the Tax Receivable Agreement that are greater than its actual cash tax savings and may not be able to recoup those payments, which could adversely affect its liquidity.

Because Vistra Energy is a holding company with no operations of its own, its ability to make payments under the Tax Receivable Agreement is dependent on the ability of its subsidiaries to make distributions to it. To the extent that Vistra Energy is unable to make payments under the Tax Receivable Agreement because of the inability of its subsidiaries to make distributions to it for any reason, such payments will be deferred and will accrue interest until paid, which could adversely affect Vistra Energy’s results of operations and could also affect its liquidity in periods in which such payments are made.

The payments Vistra Energy will be required to make under the Tax Receivable Agreement could be substantial.

Vistra Energy may be required to make an early termination payment to the holders of TRA Rights under the Tax Receivable Agreement.

The Tax Receivable Agreement provides that, in the event that Vistra Energy breaches any of its material obligations under the Tax Receivable Agreement, or upon certain mergers, asset sales, or other forms of business combination or certain other changes of control, the transfer agent under the Tax Receivable Agreement may treat such event as an early termination of the Tax Receivable Agreement, in which case Vistra Energy would be required to make an immediate payment to the holders of the TRA Rights equal to the present value (at a discount rate equal to LIBOR plus 100 basis points) of the anticipated future tax benefits based on certain valuation assumptions.

As a result, upon any such breach or change of control, Vistra Energy could be required to make a lump sum payment under the Tax Receivable Agreement before it can realize any actual cash tax savings and such lump sum payment could be greater than its future actual cash tax savings.

The aggregate amount of these accelerated payments could be materially more than Vistra Energy’s estimated liability for payments made under the Tax Receivable Agreement set forth in its pro forma financial statements. Based on this estimation, Vistra Energy’s obligations under the Tax Receivable Agreement could have a substantial negative impact on its liquidity.

Vistra Energy is potentially liable for U.S. income taxes of the entire EFH Corp. consolidated group for all taxable years in which Vistra Energy was a member of such group.

Prior to the Spin-Off, EFH Corporate Services Company, EFH Properties Company and certain other subsidiary corporations were included in the consolidated U.S. federal income tax group of which EFH Corp. was the common parent (the “EFH Corp. Consolidated Group”). In addition, pursuant to the private letter ruling from the IRS that Vistra Energy received in connection with the Spin-Off, Vistra Energy will be considered a member of the EFH Corp. Consolidated Group immediately prior to the Spin-Off. Under U.S. federal income tax laws, any corporation that is a member of a consolidated group at any time during a taxable year is severally liable for the group’s entire U.S. federal income tax liability for the entire taxable year. In addition, entities that are disregarded for U.S. federal income tax purposes may be liable as successors under common law theories or under certain regulations to the extent corporations transferred assets to such entities or merged or otherwise consolidated into such entities, whether under state law or purely as a matter of U.S. federal income tax law. Thus, notwithstanding any contractual rights to be reimbursed or indemnified by EFH Corp. pursuant to the Tax Matters Agreement, to the extent EFH Corp. or other members of the EFH Corp. Consolidated Group fail to make any U.S. federal income tax payments required of them by law in respect of taxable years for which Vistra Energy or any subsidiary noted above was a member of the EFH Corp. Consolidated Group, Vistra Energy or such subsidiary may be liable for the shortfall. At such time, Vistra Energy may not have sufficient cash on hand to satisfy such payment obligation.

Vistra Energy’s ability to claim a portion of depreciation deductions may be limited for a period of time.

Under the Code, a corporation’s ability to utilize certain tax attributes, including depreciation, may be limited following an ownership change if the corporation’s overall asset tax basis exceeds the overall fair market value of its assets (after making certain adjustments). The Spin-Off resulted in an ownership change for Vistra Energy and it is expected that the overall tax basis of Vistra Energy’s assets may have exceeded the overall fair market value of its assets at such time. As a result, there may be a limitation on Vistra Energy’s ability to claim a portion of its depreciation deductions for a five-year period. This limitation could have a material impact on its tax liabilities and on its obligations under the Tax Receivable Agreement. In addition, any future ownership change of Vistra Energy following Emergence could likewise result in additional limitations on its ability to use certain tax attributes existing at the time of any such ownership change and have an impact on its tax liabilities and on its obligations under the Tax Receivable Agreement.

Vistra Energy’s businesses are subject to ongoing complex governmental regulations and legislation that have impacted, and may in the future impact, its businesses, results of operations, liquidity and financial condition.

Vistra Energy’s businesses operate in changing market environments influenced by various state and federal legislative and regulatory initiatives regarding the restructuring of the energy industry, including competition in power generation and sale of electricity. Although Vistra Energy attempts to comply with changing legislative and regulatory requirements, there is a risk that Vistra Energy will fail to adapt to any such changes successfully or on a timely basis.

Vistra Energy’s businesses are subject to numerous state and federal laws (including PURA, the Federal Power Act, the Atomic Energy Act, the Public Utility Regulatory Policies Act of 1978, the Clean Air Act (“CAA”), the Energy Policy Act of 2005 and the Dodd-Frank Wall Street Reform and Consumer Protection Act), changing governmental policy and regulatory actions (including those of the PUCT, the NERC, the TRE, the RCT, the TCEQ, the FERC, the MSHA, the EPA, the NRC and CFTC and the rules, guidelines and protocols of ERCOT with respect to various matters, including, but not limited to, market structure and design, operation of nuclear generation facilities, construction and operation of other generation facilities, development, operation and reclamation of lignite mines, recovery of costs and investments, decommissioning costs, market behavior rules, present or prospective wholesale and retail competition and environmental matters. Vistra Energy, along with other market participants, are subject to electricity pricing constraints and market behavior and other competition-related rules and regulations under PURA that are administered by the PUCT and ERCOT. Changes in, revisions to, or reinterpretations of, existing laws and regulations may have a material adverse effect on Vistra Energy. Further, in the future, Vistra Energy could expand its business, through acquisitions or otherwise, to geographic areas outside of Texas and the ERCOT market (e.g. such as through the Merger). Such expansion would subject it to additional state regulatory requirements that could have material adverse effect on Vistra Energy.

The Texas Legislature meets every two years. The next regular legislative session is scheduled to begin in January 2019. However, at any time the governor of Texas may convene a special session of the legislature.

During any regular or special session, bills may be introduced that, if adopted, could materially and adversely affect its businesses, results of operations, liquidity and financial condition.

Vistra Energy is required to obtain, and to comply with, government permits and approvals.

Vistra Energy is required to obtain, and to comply with, numerous permits and licenses from federal, state and local governmental agencies. The process of obtaining and renewing necessary permits and licenses can be lengthy and complex and can sometimes result in the establishment of conditions that make the project or activity for which the permit or license was sought unprofitable or otherwise unattractive. In addition, such permits or licenses may be subject to denial, revocation or modification under various circumstances. Failure to obtain or comply with the conditions of permits or licenses, or failure to comply with applicable laws or regulations, may result in the delay or temporary suspension of Vistra Energy’s operations and electricity sales or the curtailment of its delivery of electricity to its customers and may subject it to penalties and other sanctions. Although various regulators routinely renew existing permits and licenses, renewal of Vistra Energy’s existing permits or licenses could be denied or jeopardized by various factors, including (a) failure to provide adequate financial assurance for closure, (b) failure to comply with environmental, health and safety laws and regulations or permit conditions, (c) local community, political or other opposition and (d) executive, legislative or regulatory action.

Vistra Energy’s inability to procure and comply with the permits and licenses required for its operations, or the cost to Vistra Energy of such procurement or compliance, could have a material adverse effect on Vistra Energy. In addition, new environmental legislation or regulations, if enacted, or changed interpretations of existing laws, may cause routine maintenance activities at Vistra Energy’s facilities to need to be changed in order to avoid violating applicable laws and regulations or elicit claims that historical routine maintenance activities at its facilities violated applicable laws and regulations. In addition to the possible imposition of fines in the case of any such violations, Vistra Energy may be required to undertake significant capital investments in emissions control technology and obtain additional operating permits or licenses, which could have a material adverse effect on Vistra Energy.

Vistra Energy’s cost of compliance with existing and new environmental laws could have a material adverse effect on Vistra Energy.

Vistra Energy is subject to extensive environmental regulation by governmental authorities, including the EPA and the TCEQ. Vistra Energy may incur significant additional costs beyond those currently contemplated to comply with these regulatory requirements. If Vistra Energy fails to comply with these regulatory requirements, it could be subject to civil or criminal liabilities and fines. Existing environmental regulations could be revised or reinterpreted, new laws and regulations could be adopted or become applicable to Vistra Energy or its facilities, and future changes in environmental laws and regulations could occur, including potential regulatory and enforcement developments related to air emissions, all of which could result in significant additional costs beyond those currently contemplated to comply with existing requirements. Any of the foregoing could have a material adverse effect on Vistra Energy.

The EPA has recently finalized or proposed several regulatory actions establishing new requirements for control of certain emissions from sources, including electricity generation facilities. In the future, the EPA may also propose and finalize additional regulatory actions that may adversely affect Vistra Energy’s existing generation facilities or its ability to cost-effectively develop new generation facilities. There is no assurance that the currently installed emissions control equipment at Vistra Energy’s lignite, coal and/or natural gas-fueled generation facilities will satisfy the requirements under any future EPA or TCEQ regulations. Some of the recent regulatory actions and proposed actions, such as the EPA’s Regional Haze Federal Implementation Plans (FIP) for reasonable progress and best available retrofit technology (BART), could require Vistra Energy to install significant additional control equipment, resulting in potentially material costs of compliance for its generation units, including capital expenditures, higher operating and fuel costs and potential production curtailments if the rules take effect as proposed or finalized. These costs could have a material adverse effect on Vistra Energy.

Vistra Energy may not be able to obtain or maintain all required environmental regulatory approvals. If there is a delay in obtaining any required environmental regulatory approvals, if Vistra Energy fails to obtain, maintain or comply with any such approval or if an approval is retroactively disallowed or adversely modified, the operation of its generation facilities could be stopped, disrupted, curtailed or modified or become subject to additional costs. Any such stoppage, disruption, curtailment, modification or additional costs could have a material adverse effect on Vistra Energy.

In addition, Vistra Energy may be responsible for any on-site liabilities associated with the environmental condition of facilities that it has acquired, leased or developed, regardless of when the liabilities arose and whether they are now known or unknown. In connection with certain acquisitions and sales of assets, Vistra Energy may obtain, or be required to provide, indemnification against certain environmental liabilities. Another party could, depending on the circumstances, assert an environmental claim against Vistra Energy or fail to meet its indemnification obligations to Vistra Energy.

Vistra Energy could be materially and adversely affected if current regulations are implemented or if new federal or state legislation or regulations are adopted to address global climate change, or if Vistra Energy is subject to lawsuits for alleged damage to persons or property resulting from GHG emissions.

There is a concern nationally and internationally about global climate change and how GHG emissions, such as CO2, contribute to global climate change. Over the last several years, the United States Congress has considered and debated, and President Obama’s administration previously discussed, several proposals intended to address climate change using different approaches, including a cap on carbon emissions with emitters allowed to trade unused emission allowances (cap-and-trade), a tax on carbon or GHG emissions, incentives for the development of low-carbon technology and federal renewable portfolio standards. The EPA has also finalized regulations under the CAA Act to limit CO2 emissions from existing generating units, referred to as the Clean Power Plan. While currently the subject of a legal challenge, if implemented as finalized, the Clean Power Plan would require the closure of a significant number of coal-fueled electric generating units nationwide and in Texas. In addition, a number of federal court cases have been filed in recent years asserting damage claims related to GHG emissions, and the results in those proceedings could establish adverse precedent that might apply to companies (including it) that produce GHG emissions. Vistra Energy could be materially and adversely affected if new federal and/or state legislation or regulations are adopted to address global climate change, if the Clean Power Plan is implemented as finalized or if Vistra Energy is subject to lawsuits for alleged damage to persons or property resulting from GHG emissions.

The availability and cost of emission allowances could adversely impact Vistra Energy’s costs of operations.

Vistra Energy is required to maintain, through either allocations or purchases, sufficient emission allowances for SO2 and NOx to support its operations in the ordinary course of operating its power generation facilities. These allowances are used to meet the obligations imposed on Vistra Energy by various applicable environmental laws. If Vistra Energy’s operational needs require more than its allocated allowances, Vistra Energy may be forced to purchase such allowances on the open market, which could be costly. If Vistra Energy is unable to maintain sufficient emission allowances to match its operational needs, Vistra Energy may have to curtail its operations so as not to exceed its available emission allowances, or install costly new emission controls. As Vistra Energy uses the emission allowances that it has purchased on the open market, costs associated with such purchases will be recognized as operating expense. If such allowances are available for purchase, but only at significantly higher prices, the purchase of such allowances could materially increase Vistra Energy’s costs of operations in the affected markets.

Luminant’s mining operations are subject to RCT oversight.

Vistra Energy currently owns and operates through Luminant 11 surface lignite coal mines in Texas to provide fuel for its electricity generation facilities. The RCT, which exercises broad authority to regulate reclamation activity, reviews on an ongoing basis whether Luminant is compliant with RCT rules and regulations and whether it has met all of the requirements of its mining permits. Any new rules and regulations adopted by the RCT or the Department of Interior Office of Surface Mining, which also regulates mining activity nationwide, or any changes in the interpretation of existing rules and regulations, could result in higher compliance costs or otherwise adversely affect Vistra Energy’s financial condition or cause a revocation of a mining permit. Any revocation of a mining permit would mean that Luminant would no longer be allowed to mine lignite at the applicable mine to serve its generation facilities. In addition, Luminant’s mining reclamation obligations are secured by a first lien on its assets which is pari passu with the Vistra Operations Credit Facilities (but which would be paid first, up to $975 million, upon any liquidation of Vistra Operations Company LLC’s (“Vistra Operations”) assets). The RCT could, at any time, require that Luminant’s mining reclamation obligations be secured by cash or letters of credit in lieu of such first lien. Any failure to provide any such cash or letter of credit collateral could result in Luminant no longer being able to mine lignite. Any such event could have a material adverse effect on Vistra Energy.

Luminant’s lignite mining reclamation activity will require significant resources as existing and retired mining operations are reclaimed over the next several years.

In conjunction with Luminant’s recent announcements to retire several power generation assets and related mining operations, along with the continuous reclamation activity at its continuing mining operations for its mines related to the Oak Grove and Martin Lake generation assets, Luminant is expected to spend a significant amount of money, internal resources and time to complete the required reclamation activities. For the next five years, Vistra Energy is projected to spend up to $400 million (on a nominal basis) to achieve its reclamation objectives across all of its mining operations.

Litigation, legal proceedings, regulatory investigations or other administrative proceedings could expose Vistra Energy to significant liabilities and reputation damage that could have a material adverse effect on Vistra Energy.

Vistra Energy is involved in the ordinary course of business in a number of lawsuits involving, among other matters, employment, commercial, and environmental issues, and other claims for injuries and damages. Vistra Energy evaluates litigation claims and legal proceedings to assess the likelihood of unfavorable outcomes and to estimate, if possible, the amount of potential losses. Based on these evaluations and estimates, when required by applicable accounting rules, Vistra Energy establishes reserves and discloses the relevant litigation claims or legal proceedings, as appropriate. These evaluations and estimates are based on the information available to management at the time and involve a significant amount of judgment. Actual outcomes or losses may differ materially from current evaluations and estimates. The settlement or resolution of such claims or proceedings may have a material adverse effect on Vistra Energy. Vistra Energy uses appropriate means to contest litigation threatened or filed against it, but the litigation environment poses a significant business risk.

Vistra Energy is also involved in the ordinary course of business in regulatory investigations and other administrative proceedings, and Vistra Energy is exposed to the risk that it may become the subject of additional regulatory investigations or administrative proceedings. While Vistra Energy cannot predict the outcome of any regulatory investigation or administrative proceeding, any such regulatory investigation or administrative proceeding could result in it incurring material penalties and/or other costs and have a materially adverse effect on Vistra Energy.

The REP certification of Vistra Energy’s retail operation is subject to PUCT review.

The PUCT may at any time initiate an investigation into whether Vistra Energy’s retail operation complies with certain PUCT rules and whether it has met all of the requirements for REP certification, including financial requirements. Any removal or revocation of a REP certification would mean that Vistra Energy would no longer be allowed to provide electricity service to retail customers. Such decertification could have a material adverse effect on Vistra Energy. Moreover, any capital or other expenditures that Vistra Energy is required by the PUCT to undertake in order to achieve or maintain any such compliance could also have a material adverse effect on Vistra Energy.

Vistra Energy’s retail operations are subject to significant competition from other REPs, which could result in a loss of existing customers and the inability to attract new customers.

Vistra Energy operates in a very competitive retail market and, as a result, its retail operation faces significant competition for customers. Vistra Energy believes its TXU EnergyTM brand is viewed favorably in the retail electricity markets in which it operates, but despite Vistra Energy’s commitment to providing superior customer service and innovative products, customer sentiment toward its brand, including by comparison to its competitors’ brands, depends on certain factors beyond its control. For example, competitor REPs may offer lower electricity prices and other incentives, which, despite Vistra Energy’s long-standing relationship with many customers, may attract customers away from it. If Vistra Energy is unable to successfully compete with competitors in the retail market it is possible its retail customer counts could continue to decline, which could have a material adverse effect on Vistra Energy.

As Vistra Energy tries to grow its retail business and operate its business strategy, Vistra Energy competes with various other REPs that may have certain advantages over it. For example, in new markets, Vistra Energy’s principal competitor for new customers may be the incumbent REP, which has the advantage of long-standing relationships with its customers, including well-known brand recognition. In addition to competition from the incumbent REP, Vistra Energy may face competition from a number of other energy service providers, other energy industry participants, or nationally branded providers of consumer products and services who may develop businesses that will compete with Vistra Energy. Some of these competitors or potential competitors may be larger than Vistra Energy is or have greater resources or access to capital than Vistra Energy has. If there is inadequate potential margin in retail electricity markets with substantial competition to overcome the adverse effect of relatively high customer acquisition costs in such markets, it may not be profitable for Vistra Energy to compete in these markets.

Vistra Energy’s retail operations rely on the infrastructure of local utilities or independent transmission system operators to provide electricity to, and to obtain information about, its customers. Any infrastructure failure could negatively impact customer satisfaction and could have a material adverse effect on Vistra Energy.

Vistra Energy’s retail operations depend on transmission and distribution facilities owned and operated by unaffiliated utilities to deliver the electricity that Vistra Energy sells to its customers. If transmission capacity is inadequate, its ability to sell and deliver electricity may be hindered and Vistra Energy may have to forgo sales or buy more expensive wholesale electricity than is available in the capacity-constrained area. For example, during some periods, transmission access is constrained in some areas of the Dallas-Fort Worth metroplex, where Vistra Energy has a significant number of customers. The cost to provide service to these customers may exceed the cost to provide service to other customers, resulting in lower operating margins. In addition, any infrastructure failure that interrupts or impairs delivery of electricity to Vistra Energy’s customers could negatively impact customer satisfaction with its service. Any of the foregoing could have a material adverse effect on Vistra Energy.

Vistra Energy may suffer material losses, costs and liabilities due to ownership and operation of the Comanche Peak nuclear generation facility.

Vistra Energy owns and operates a nuclear generation facility in Glen Rose, Texas (the “Comanche Peak Facility”). The ownership and operation of a nuclear generation facility involves certain risks. These risks include:

•	unscheduled outages or unexpected costs due to equipment, mechanical, structural, cyber/data security or other problems;

•	inadequacy or lapses in maintenance protocols;

•	the impairment of reactor operation and safety systems due to human error or force majeure;

•	the costs of, and liabilities relating to, storage, handling, treatment, transport, release, use and disposal of radioactive materials;

•	the costs of procuring nuclear fuel;

•	the costs of storing and maintaining spent nuclear fuel at Vistra Energy’s on-site dry cask storage facility;

•	terrorist or cyber/data security attacks and the cost to protect against any such attack;

•	the impact of a natural disaster;

•	limitations on the amounts and types of insurance coverage commercially available; and

•	uncertainties with respect to the technological and financial aspects of modifying or decommissioning nuclear facilities at the end of their useful lives.

The prolonged unavailability of the Comanche Peak Facility could have a material adverse effect on Vistra Energy’s results of operation, cash flows, financial position and reputation. The following are among the more significant related risks:

•	Operational Risk—Operations at any generation facility could degrade to the point where the facility would have to be shut down. If such degradations were to occur at the Comanche Peak Facility, the process of identifying and correcting the causes of the operational downgrade to return the facility to operation could require significant time and expense, resulting in both lost revenue and increased fuel and purchased power expense to meet supply commitments. Furthermore, a shut-down or failure at any other nuclear generation facility could cause regulators to require a shut-down or reduced availability at the Comanche Peak Facility.

•	Regulatory Risk—The NRC may modify, suspend or revoke licenses and impose civil penalties for failure to comply with the Atomic Energy Act, the regulations under it or the terms of the licenses of nuclear generation facilities. Unless extended, as to which no assurance can be given, the NRC operating licenses for the two licensed operating units at the Comanche Peak Facility will expire in 2030 and 2033, respectively. Changes in regulations by the NRC, including potential regulation as a result of the NRC’s ongoing analysis and response to the effects of the natural disaster on nuclear generation facilities in Japan in 2010, as well as any extension of Vistra Energy’s operating licenses, could require a substantial increase in capital expenditures or result in increased operating or decommissioning costs.

•	Nuclear Accident Risk—Although the safety record of the Comanche Peak Facility and other nuclear generation facilities generally has been very good, accidents and other unforeseen problems have occurred both in the United States and elsewhere. The consequences of an accident can be severe and include loss of life, injury, lasting negative health impacts and property damage. Any accident, or perceived accident, could result in significant liabilities and damage Vistra Energy’s reputation. Any such resulting liability from a nuclear accident could exceed Vistra Energy’s resources, including insurance coverage, and could ultimately result in the suspension or termination of power generation from the Comanche Peak Facility.

The operation and maintenance of power generation facilities and related mining operations involve significant risks that could adversely affect Vistra Energy’s results of operations, liquidity and financial condition.

The operation and maintenance of power generation facilities and related mining operations involve many risks, including, as applicable, start-up risks, breakdown or failure of facilities, operator error, lack of sufficient capital to maintain the facilities, the dependence on a specific fuel source or the impact of unusual or adverse weather conditions or other natural events, or terrorist attacks, as well as the risk of performance below expected levels of output, efficiency or reliability, the occurrence of any of which could result in substantial lost revenues and/or increased expenses. A significant number of Vistra Energy’s facilities were constructed many years ago. In particular, older generating equipment, even if maintained in accordance with good engineering practices, may require significant capital expenditures to operate at peak efficiency or reliability. The risk of increased maintenance and capital expenditures arises from (a) increased starting and stopping of generation equipment due to the volatility of the competitive generation market and the prospect of continuing low wholesale electricity prices that may not justify sustained or year-round operation of all its generation facilities, (b) any unexpected failure to generate power, including failure caused by equipment breakdown or unplanned outage (whether by order of applicable governmental regulatory authorities, the impact of weather events or natural disasters or otherwise), (c) damage to facilities due to storms, natural disasters, wars, terrorist or cyber/data security acts and other catastrophic events and (d) the passage of time and normal wear and tear. Further, Vistra Energy’s ability to successfully and timely complete routine maintenance or other capital projects at its existing facilities is contingent upon many variables and subject to substantial risks. Should any such efforts be unsuccessful, Vistra Energy could be subject to additional costs or losses and write downs of its investment in the project.

Vistra Energy cannot be certain of the level of capital expenditures that will be required due to changing environmental and safety laws and regulations (including changes in the interpretation or enforcement thereof), needed facility repairs and unexpected events (such as natural disasters or terrorist or cyber/data security attacks). The unexpected requirement of large capital expenditures could have a material adverse effect on Vistra Energy.

In addition, if any of Vistra Energy’s generation facilities experiences unplanned outages, whether because of equipment breakdown or otherwise, Vistra Energy may be required to procure replacement power at spot market prices in order to fulfill contractual commitments. If Vistra Energy does not have adequate liquidity to meet margin and collateral requirements, Vistra Energy may be exposed to significant losses, may miss significant opportunities and may have increased exposure to the volatility of spot markets, which could have a material adverse effect on Vistra Energy.

Vistra Energy’s employees, contractors, customers and the general public may be exposed to a risk of injury due to the nature of its operations.

Vistra Energy’s employees and contractors work in, and customers and the general public may be exposed to, potentially dangerous environments at or near its operations. As a result, employees, contractors, customers and the general public are at risk for serious injury, including loss of life. Significant examples of such risks include nuclear accidents, dam failure, gas explosions, mine area collapses and other dangerous incidents.

The occurrence of any one of these events may result in Vistra Energy being named as a defendant in lawsuits asserting claims for substantial damages, including for environmental cleanup costs, personal injury and property damage and fines and/or penalties. Vistra Energy maintains an amount of insurance protection that Vistra Energy considers adequate, but Vistra Energy cannot provide any assurance that its insurance will be sufficient or effective under all circumstances and against all hazards or liabilities to which Vistra Energy may be subject and, even if Vistra Energy does have insurance coverage for a particular circumstance, Vistra Energy may be subject to a large deductible and maximum cap. Further, due to rising insurance costs and changes in the insurance markets, Vistra Energy cannot provide any assurance that its insurance coverage will continue to be available at all or at rates or on terms similar to those presently available. Any losses not covered by insurance could have a material adverse effect on Vistra Energy.

Vistra Energy may be materially and adversely affected by the effects of extreme weather conditions and seasonality.

Vistra Energy may be materially affected by weather conditions and its businesses may fluctuate substantially on a seasonal basis as the weather changes. In addition, Vistra Energy could be subject to the effects of extreme weather conditions, including sustained cold or hot temperatures, hurricanes, storms or other natural disasters, which could stress its generation facilities and result in outages, destroy its assets and result in casualty losses that are not ultimately offset by insurance proceeds, and could require increased capital expenditures or maintenance costs, including supply chain costs.

Moreover, an extreme weather event could cause disruption in service to customers due to downed wires and poles or damage to other operating equipment, which could result in Vistra Energy foregoing sales of electricity and lost revenue. Similarly, an extreme weather event might affect the availability of generation and transmission capacity, limiting Vistra Energy’s ability to source or deliver power where it is needed or limit its ability to source fuel for its plants (including due to damage to rail or natural gas pipeline infrastructure). Additionally, extreme weather may result in unexpected increases in customer load, requiring Vistra Energy’s retail operation to procure additional electricity supplies at wholesale prices in excess of customer sales prices for electricity. These conditions, which cannot be reliably predicted, could have adverse consequences by requiring Vistra Energy to seek additional sources of electricity when wholesale market prices are high or to sell excess electricity when market prices are low, which could have a material adverse effect on Vistra Energy.

Changes in technology or increased electricity conservation efforts may reduce the value of Vistra Energy’s generation facilities and may otherwise have a material adverse effect on Vistra Energy.

Technological advances have improved, and are likely to continue to improve, for existing and alternative methods to produce and store power, including gas turbines, wind turbines, fuel cells, micro turbines, photovoltaic (solar) cells, batteries and concentrated solar thermal devices, along with improvements in traditional technologies. Such technological advances have reduced, and are expected to continue to reduce, the costs of power production or storage to a level that will enable these technologies to compete effectively with traditional generation facilities. Consequently, the value of Vistra Energy’s more traditional generation assets could be significantly reduced as a result of these competitive advances, which could have a material adverse effect on Vistra Energy. In addition, changes in technology have altered, and are expected to continue to alter, the channels through which retail customers buy electricity (i.e., self-generation or distributed-generation facilities). To the extent self-generation facilities become a more cost-effective option for ERCOT customers, Vistra Energy’s financial condition, operating cash flows and results of operations could be materially and adversely affected.

Technological advances in demand-side management and increased conservation efforts have resulted, and are expected to continue to result, in a decrease in electricity demand. A significant decrease in electricity demand in ERCOT as a result of such efforts would significantly reduce the value of Vistra Energy’s generation assets. Certain regulatory and legislative bodies have introduced or are considering requirements and/or incentives to reduce power consumption. Effective power conservation by its customers could result in reduced electricity demand or significantly slow the growth in such demand. Any such reduction in demand could have a material adverse effect on Vistra Energy. Furthermore, Vistra Energy may incur increased capital expenditures if Vistra Energy is required to increase investment in conservation measures.

Attacks on Vistra Energy’s infrastructure that breach cyber/data security measures could expose it to significant liabilities and reputation damage and disrupt business operations, which could have a material adverse effect on Vistra Energy.

Much of Vistra Energy’s information technology infrastructure is connected (directly or indirectly) to the internet. There have been numerous attacks on government and industry information technology systems through the internet that have resulted in material operational, reputation and/or financial costs. While Vistra Energy has controls in place designed to protect its infrastructure and Vistra Energy is not aware of any significant breaches in the past, a breach of cyber/data security measures that impairs its information technology infrastructure could disrupt normal business operations and affect its ability to control its generation assets, access retail customer information and limit communication with third parties. Any loss of confidential or proprietary data through a breach could adversely affect Vistra Energy’s reputation, expose it to material legal or regulatory claims and impair its ability to execute its business strategy, which could have a material adverse effect on Vistra Energy.

As part of the continuing development of new and modified reliability standards, the FERC has approved changes to its Critical Infrastructure Protection reliability standards and has established standards for assets identified as “critical cyber assets.” Under the Energy Policy Act of 2005, the FERC can impose penalties (up to $1 million per day, per violation) for failure to comply with mandatory electric reliability standards, including standards to protect the power system against potential disruptions from cyber/data and physical security breaches.

Further, Vistra Energy’s retail business requires access to sensitive customer data in the ordinary course of business. Examples of sensitive customer data are names, addresses, account information, historical electricity usage, expected patterns of use, payment history, credit bureau data, credit and debit card account numbers, drivers’ license numbers, social security numbers and bank account information. Vistra Energy’s retail business may need to provide sensitive customer data to vendors and service providers who require access to this information in order to provide services, such as call center operations, to the retail business. If a significant breach were to occur, the reputation of its retail business may be adversely affected, customer confidence may be diminished, and Vistra Energy’s retail business may be subject to substantial legal or regulatory claims, any of which may contribute to the loss of customers and have a material adverse effect on Vistra Energy.

The loss of the services of Vistra Energy’s key management and personnel could adversely affect its ability to successfully operate its businesses.

Vistra Energy’s future success will depend on its ability to continue to attract and retain highly qualified personnel. Vistra Energy competes for such personnel with many other companies, in and outside of its industry, government entities and other organizations. Vistra Energy may not be successful in retaining current personnel or in hiring or retaining qualified personnel in the future. Its failure to attract highly qualified new personnel or retain highly qualified existing personnel could have an adverse effect on Vistra Energy’s ability to successfully operate its businesses.

Vistra Energy could be materially and adversely impacted by strikes or work stoppages by its unionized employees.

As of December 31, 2017, Vistra Energy had 1,628 employees covered by collective bargaining agreements. Such collective bargaining agreements expired on March 31, 2017, but remain effective pursuant to evergreen provisions unless and until terminated on prior notice by either party. Vistra Energy is currently negotiating new collective bargaining agreements with all three of its local unions. In the event that its union employees strike, participate in a work stoppage or slowdown or engage in other forms of labor strife or disruption, Vistra Energy would be responsible for procuring replacement labor or it could experience reduced power generation or outages. Vistra Energy’s ability to procure such labor is uncertain. Strikes, work stoppages or the inability to negotiate future collective bargaining agreements on favorable terms or at all could have a material adverse effect on Vistra Energy.

Vistra Energy is a holding company and its ability to obtain funds from its subsidiaries is structurally subordinated to existing and future liabilities and preferred equity of its subsidiaries.

Vistra Energy is a holding company that does not conduct any business operations of its own. As a result, Vistra Energy’s cash flows and ability to meet its obligations are largely dependent upon the operating cash flows of Vistra Energy’s subsidiaries and the payment of such operating cash flows to Vistra Energy in the form of dividends, distributions, loans or otherwise. These subsidiaries are separate and distinct legal entities from Vistra Energy and have no obligation (other than any existing contractual obligations) to provide Vistra Energy with funds to satisfy its obligations. Any decision by a subsidiary to provide Vistra Energy with funds to satisfy its obligations, including those under the Tax Receivable Agreement, whether by dividends, distributions, loans or otherwise, will depend on, among other things, such subsidiary’s results of operations, financial condition, cash flows, cash requirements, contractual prohibitions and other restrictions, applicable law and other factors. The deterioration of income from, or other available assets of, any such subsidiary for any reason could limit or impair its ability to pay dividends or make other distributions to Vistra Energy.

Vistra Energy may not pay any dividends on its common stock in the future.

Vistra Energy has no present intention to pay cash dividends on its common stock. Any determination to pay dividends to holders of its common stock in the future will be at the sole discretion of the Vistra Energy Board and will depend upon many factors, including Vistra Energy’s historical and anticipated financial condition, cash flows, liquidity and results of operations, capital requirements, market conditions, its growth strategy and the availability of growth opportunities, contractual prohibitions and other restrictions with respect to the payment of dividends, applicable law and other factors that the Vistra Energy Board deems relevant.

A small number of stockholders could be able to significantly influence Vistra Energy’s business and affairs.

The three largest groups of stockholders of Vistra Energy, affiliates of Apollo Management Holdings L.P. (collectively, the “Apollo Entities”), affiliates of Brookfield Asset Management Private Institutional Capital Adviser (Canada), L.P. (collectively, the “Brookfield Entities”), and affiliates of Oaktree Capital Management, L.P. (collectively, the “Oaktree Entities,” and together with the Apollo Entities and the Brookfield Entities, the “Vistra Energy Principal Stockholders”), all of which were first lien creditors of its Predecessor prior to Emergence, collectively currently own approximately 39% of Vistra Energy Common Stock outstanding. Large holders such as the Vistra Energy Principal Stockholders may be able to affect matters requiring approval by holders of Vistra Energy Common Stock, including the election of directors and the approval of any strategic transactions. The Vistra Energy Principal Stockholders entered into the Vistra Energy Stockholder Support Agreement in connection with the Merger pursuant to which they have agreed, subject to certain circumstances, to vote their shares of Vistra Energy Common Stock in favor of the Merger Proposal and the Stock Issuance Proposal. See “Agreements Related to the Merger—The Merger Support Agreements” beginning on page 156 for more information. Furthermore, pursuant to the terms of Stockholders Agreements entered into with each of the Vistra Energy Principal Stockholders, each Vistra Energy Principal Stockholder is entitled to designate one director to serve on the Vistra Energy Board as a Class III director for so long as it beneficially owns, in the aggregate, at least 22,500,000 shares of Vistra Energy Common Stock. It is expected that each Vistra Energy Principal Stockholder will own enough equity in the combined company that each will still have a representative on the combined company’s board of directors. See “Information About Vistra Energy—Certain Relationships and Related Party Transactions—Stockholder’s Agreements” beginning on page 205 for more information.

Conflicts of interest may arise because some members of the Vistra Energy Board are representatives of the Vistra Energy Principal Stockholders.

The Vistra Energy Principal Stockholders could invest in entities that directly or indirectly compete with Vistra Energy. As a result of these relationships, when conflicts arise between the interests of the Vistra Energy Principal Stockholders or their affiliates and the interests of other stockholders, members of the Vistra Energy Board that are representatives of the Vistra Energy Principal Stockholders may not be disinterested. Neither the Vistra Energy Principal Stockholders nor the representatives of the Vistra Energy Principal Stockholders on the Vistra Energy Board, by the terms of the Vistra Energy certificate of incorporation, are required to offer Vistra Energy any transaction opportunity of which they become aware and could take any such opportunity for themselves or offer it to their other affiliates, unless such opportunity is expressly offered to them solely in their capacity as members of the Vistra Energy Board.

Additionally, pursuant to the Oaktree Letter Agreement described in “Agreements Related to the Merger—The Oaktree Letter Agreement” beginning on page 156, affiliates of Oaktree commit to use commercially reasonable efforts to divest a portion of their shares of Vistra Energy Common Stock or Dynegy Common Stock, but are not obligated to consummate such divestment other than at prices per share of Dynegy Common Stock or Vistra Energy Common Stock determined from time to time in Oaktree’s sole and absolute discretion to be adequate. The Vistra Energy Stockholder Support Agreement provides that if affiliates of Oaktree have not sold the number of shares of Vistra Energy Common Stock or Dynegy Common Stock contemplated in the Oaktree Letter Agreement, then Dynegy will purchase shares of Dynegy Common Stock from such affiliates of Oaktree so that the target ownership level is met. Such purchase will be consummated immediately prior to the closing of the Merger and will be for a cash purchase price of $13.24 per share.

Vistra Energy is unable to take certain actions because such actions could jeopardize the intended tax treatment of the Spin-Off, and such restrictions could be significant.

The Tax Matters Agreement prohibits Vistra Energy from taking certain actions that could reasonably be expected to undermine the intended tax treatment the Spin-Off or to jeopardize the conclusions of the IRS private letter ruling Vistra Energy received in connection with the Spin-Off or opinions of counsel received by Vistra Energy or EFH Corp. In particular, for two years after the Spin-Off, Vistra Energy may not:

•	cease the active conduct of its business;

•	cease to hold certain assets;

•	voluntarily dissolve or liquidate;

•	merge or consolidate with any other person in a transaction that does not qualify as a reorganization under Section 368(a) of the Code;

•	redeem or otherwise repurchase (directly or indirectly) any of its equity interests other than pursuant to an open market stock repurchase program that satisfies the requirements in the Tax Matters Agreement; or

•	directly or indirectly acquire any of the PrefCo Preferred Stock.

Nevertheless, Vistra Energy is permitted to take any of the actions described above if (a) it obtains written consent from EFH Corp., (b) such action or transaction is described in or otherwise consistent with the facts in the private letter ruling Vistra Energy obtained from the IRS in connection with the Spin- Off, (c) Vistra Energy obtains a supplemental private letter ruling from the IRS or (d) Vistra Energy obtains an unqualified opinion of a nationally recognized law or accounting firm that is reasonably acceptable to EFH Corp. that the action will not affect the intended tax treatment of the Spin-Off.

The covenants and other limitations with respect to the Tax Matters Agreement may limit Vistra Energy’s ability to undertake certain transactions that would otherwise be value-maximizing.

Provisions in the certificate of incorporation and bylaws and the Tax Receivable Agreement might discourage, delay or prevent a change in control of Vistra Energy or changes in its management and therefore depress the market price of Vistra Energy Common Stock.

The certificate of incorporation and bylaws of Vistra Energy, and the Tax Receivable Agreement contain provisions that could depress the market price of Vistra Energy Common Stock by acting to discourage, delay or prevent a change in control of Vistra Energy or changes in its management that stockholders may deem advantageous. These provisions are in its bylaws:

•	authorize the issuance of “blank check” preferred stock that the Vistra Energy Board could issue to increase the number of outstanding shares to discourage a takeover attempt;

•	create a classified board of directors;

•	prohibit stockholder action by written consent, and require that all stockholder actions be taken at a meeting of stockholders;

•	provide that the Vistra Energy Board is expressly authorized to make, amend or repeal its bylaws; and

•	establish advance notice requirements for nominations for elections to the Vistra Energy Board or for proposing matters that can be acted upon by stockholders at stockholder meetings.

In addition, the Tax Receivable Agreement provides that upon certain mergers, asset sales or other forms of business combination or certain other changes of control, the transfer agent under the Tax Receivable Agreement may treat such event as an early termination of the Tax Receivable Agreement, in which case Vistra Energy would be required to make a lump-sum payment under the Tax Receivable Agreement, which could be significant. This payment obligation may discourage potential buyers from acquiring Vistra Energy.

Risks Related to Dynegy

Dynegy is, and will continue to be, subject to the risks described in Part I, Item 1A in Dynegy’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and the risks described in Part II, Item IA in Dynegy’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, as filed with the SEC and incorporated by reference into this joint proxy statement and prospectus. See “Where You Can Find More Information and Incorporation by Reference” on page 243.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement and prospectus and the annexes to this joint proxy statement and prospectus contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Exchange Act.

These forward-looking statements are predictions and generally can be identified by use of statements that include phrases such as “may,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “target,” “goal,” “plan,” “should,” “will,” “predict,” “potential,” “likely,” or other words, phrases or expressions of similar import, or the negative or other words or expressions of similar meaning, and statements regarding the anticipated consequences and benefits of the Merger or the other transactions contemplated by the Merger Agreement or the future financial condition, results of operations and business of Vistra Energy, Dynegy or the combined company.

Without limiting the generality of the preceding sentence, certain information contained in the sections “The Merger—Background of the Merger,” “The Merger—The Recommendation of the Vistra Energy Board and Its Reasons for the Merger,” “The Merger—Dynegy’s Reasons for the Merger; Recommendation of the Dynegy Board,” “The Merger—Certain Vistra Energy Unaudited Prospective Financial Information,” and “The Merger—Certain Dynegy Unaudited Prospective Financial Information” constitute forward-looking statements.

The management teams of each of Vistra Energy and Dynegy base these forward-looking statements on particular assumptions that they have made in light of their industry experience, as well as their perception of historical trends, current conditions, expected future developments and other factors that they believe are appropriate under the circumstances. The forward-looking statements are necessarily estimates reflecting the judgment of Vistra Energy’s and Dynegy’s respective management teams and involve a number of known and unknown risks, uncertainties and other factors, many of which are difficult to predict or beyond Vistra Energy’s and Dynegy’s control, which may cause actual results, performance, or achievements of Vistra Energy, Dynegy or the combined company to be materially different from those expressed or implied by the forward-looking statements. In addition to other factors and matters contained in this joint proxy statement and prospectus, including those disclosed under “Risk Factors” beginning on page 33, these forward-looking statements are subject to risks, uncertainties and other factors, including, among others:

•	the ability to obtain the required stockholder approvals to consummate the Merger and the issuance of the issuance of the Vistra Energy Common Stock;

•	the timing of, and the conditions imposed by, regulatory approvals required for the Merger, as described under “The Merger—Regulatory Approvals Required to Complete the Merger” beginning on page 130;

•	the satisfaction or waiver of other conditions in the Merger Agreement;

•	the risk that the Merger or the other transactions contemplated by the Merger Agreement may not be completed in the time frame expected by the parties or at all;

•	changes in the trading prices of Vistra Energy’s and Dynegy’s Common Stock;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement and that a termination under certain circumstances could require Vistra Energy to pay Dynegy or Dynegy to pay Vistra Energy a termination fee and/or expense amount, as described under “The Merger Agreement—Effect of Termination; Termination Fees and Expense Reimbursement” beginning on page 153;

•	the risk that the pendency of the Merger could adversely affect Vistra Energy’s and Dynegy’s respective businesses and operations, including on Vistra Energy’s and Dynegy’s relationships with their respective customers and their operating results and businesses generally (including the diversion of management time on transaction-related issues);

•	the ability of the combined company to successfully integrate Vistra Energy’s business and Dynegy’s business and realize the anticipated cost savings, operational efficiencies and other expected benefits of the Merger on the anticipated timeframe or at all;

•	the outcome of current and future litigation, including any legal proceedings that may be instituted against Vistra Energy, Dynegy or others related to the Merger;

•	events or circumstances that undermine confidence in the financial markets or otherwise have a broad impact on financial markets, such as the sudden instability or collapse of large financial institutions or other significant corporations, terrorist attacks, natural or man-made disasters, or threatened or actual armed conflicts;

•	risks related to indebtedness, including unanticipated increases in financing and other costs and concentration of credit risks;

•	the availability, terms and ability to effectively deploy short-term and long-term capital;

•	changes in business and growth strategies;

•	the dependence on third parties for key services and the ability to hire and retain highly skilled managerial, investment, financial and operational personnel;

•	performance of information technology systems;

•	the adequacy of cash reserves and working capital;

•	financial and operating covenants contained in credit facilities, indentures and other financing arrangements that could restrict the business and investment activities;

•	effects of derivative and hedging transactions;

•	actions and initiatives of the U.S., state and municipal governments and changes to governments’ policies that impact the economy generally and, more specifically, the energy market;

•	changes in governmental regulations, tax laws and rates, and similar matters and increases in insurance costs;

•	actions of ratings agencies, including with respect to the Merger;

•	regulatory proceedings or inquiries; and

•	other risks detailed in this joint proxy statement and prospectus (including with respect to Vistra Energy and the combined company) and in filings made by Dynegy with the SEC, including Dynegy’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and Dynegy’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017, which are incorporated by reference into this joint proxy statement and prospectus. See also “Where You Can Find More Information and Incorporation by Reference” on page 243.

Although each of Vistra Energy and Dynegy believe that the assumptions underlying the forward-looking statements made by it contained herein are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements included in this joint proxy statement and prospectus will prove to be accurate. As you read and consider the information in this joint proxy statement and prospectus, you are cautioned to not place undue reliance on these forward-looking statements. These statements are not guarantees of performance or results and speak only as of the date of this joint proxy statement and prospectus, in the case of forward looking statements contained in this joint proxy statement and prospectus, or the dates of the documents incorporated by reference or attached as annexes to this joint proxy statement and prospectus, in the case of forward-looking statements made in those documents. Neither Vistra Energy nor Dynegy undertakes any obligation to update or revise any forward-looking statements, whether as a result of new information or developments, future events, or otherwise, except as required by law.

In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by Vistra Energy, Dynegy or any other person that the results or conditions described in such statements or the objectives and plans of Vistra Energy, Dynegy or the combined company will be achieved.

All forward-looking statements, expressed or implied, included in this joint proxy statement and prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Vistra Energy, Dynegy or persons acting on their behalf may issue.

THE MERGER

The following is a summary of the material facts about the Merger. This summary does not purport to be complete and may not contain all of the information about the Merger that is important to you. The summary of the material terms of the Merger below and elsewhere in this joint proxy statement and prospectus is qualified in its entirety by the Merger Agreement, which is attached to this joint proxy statement and prospectus as Annex A and which constitutes part of this joint proxy statement and prospectus. You are urged to read this joint proxy statement and prospectus, including the Merger Agreement, carefully and in its entirety for a more complete understanding of the Merger.

General

Subject to the terms and conditions of the Merger Agreement, Dynegy will merge with and into Vistra Energy with Vistra Energy continuing as the surviving corporation. Dynegy stockholders will receive the merger consideration described below under “The Merger Agreement—Effect of the Merger on Capital Stock” beginning on page 134.

Background of the Merger

The Dynegy Board has met from time to time during the two-year period preceding the execution and delivery of the Merger Agreement to discuss and review Dynegy’s strategic goals and alternatives as part of an ongoing evaluation of Dynegy’s businesses and strategic planning with a view towards enhancing Dynegy stockholder value. As part of these reviews, the Dynegy Board has considered remaining as a stand-alone entity and potential strategic alternatives. Similarly, since Vistra Energy’s emergence from bankruptcy on October 3, 2016, the Vistra Energy Board has met on an ongoing basis to review and consider Vistra Energy’s goals, its positioning in the market, the competitive landscape and potential strategic alternatives in light of these factors.

In early December 2015, Robert Flexon, Dynegy’s chief executive officer, met with a director of a publicly traded strategic company, which is referred to as Company A. During the meeting, Mr. Flexon and the Company A director discussed a potential combination of Dynegy and Company A, and the Company A director told Mr. Flexon that he should contact Company A’s chief executive officer to discuss a potential combination transaction.

The Dynegy Board met on December 9, 2015 with members of Dynegy senior management in attendance, to discuss a potential stock-for-stock combination of Dynegy and Company A. The Dynegy Board directed Mr. Flexon to contact Company A’s chief executive officer and tell him that the Dynegy Board thought that, under the right terms, there could be benefits to a potential combination with Company A.

Later on December 9, 2015, Mr. Flexon held a telephone call with Company A’s chief executive officer and told him that the Dynegy Board thought that, under the right terms, there could be benefits to a potential stock-for-stock combination with Company A.

Mr. Flexon and Company A’s chief executive officer met on December 22, 2015 to discuss each company’s preliminary views of a potential combination transaction. In addition, Mr. Flexon and Company A’s chief executive officer agreed that the parties should enter into a mutual confidentiality agreement.

On January 18, 2016, Dynegy and Company A entered into a mutual confidentiality agreement. The confidentiality agreement subjected each of Dynegy and Company A to a standstill obligation regarding the other party but permitted each party to submit a confidential, non-public proposal for a negotiated transaction to the other party.

Following execution of the mutual confidentiality agreement, Dynegy and Company A conducted preliminary due diligence regarding a potential combination transaction. Discussions between the two companies did not progress beyond preliminary stages, and Dynegy turned its focus to the acquisition of Engie S.A.’s U.S. fossil generation portfolio, which eventually was publicly announced on February 25, 2016.

On November 11, 2016, the chief executive officer of Company A called Mr. Flexon and told him that Company A wanted to restart discussions with Dynegy about a potential stock-for-stock combination of the two companies. Company A’s chief executive officer told Mr. Flexon that Company A’s board of directors supported a combination transaction and was interested in paying an unspecified control premium for Dynegy.

The Dynegy Board met on November 22, 2016 with members of Dynegy senior management present. Mr. Flexon described his recent discussion with Company A’s chief executive officer, and the Dynegy Board discussed a potential combination with Company A, including a discussion of achievable synergies of the combined company following the potential combination transaction. Following discussion, the Dynegy Board directed Mr. Flexon to inform Company A’s chief executive officer that Dynegy would be willing to explore a combination transaction with Company A but that the Dynegy Board would be focused on achievable synergies necessary to make a combination transaction attractive to Dynegy.

Following the Dynegy Board meeting, Mr. Flexon called Company A’s chief executive officer and informed him that Dynegy would be willing to explore a combination transaction with Company A but that Dynegy would focus on the combined company’s ability to achieve synergies.

Thereafter, into January 2017, Dynegy senior management held preliminary discussions with senior management of Company A regarding a potential transaction, and each of Dynegy and Company A conducted financial and operational due diligence, including an analysis of the amount of synergies expected from a combination of Dynegy and Company A. However, the discussions did not progress beyond preliminary stages because the Dynegy Board determined that Dynegy and Company A had different views about the total amount of achievable synergies of the combined company. The parties did not exchange valuations or make purchase price or exchange ratio proposals for a potential business combination.

The Vistra Energy Board met on January 24, 2017, and Curt Morgan, Vistra Energy’s chief executive officer, and Sara Graziano, Vistra Energy’s senior vice president of corporate development and strategy, presented materials regarding possible strategic combinations with Dynegy or another publicly traded company, referred to as Company B.

The Vistra Energy Board met again on March 7, 2017, and Vistra Energy senior management led a discussion of various potential strategic alternatives both inside and outside ERCOT and presented to the Vistra Energy Board information regarding the different power markets involved in such potential strategic alternatives. Mr. Morgan and Stephanie Moore, Vistra Energy’s executive vice president and general counsel, discussed with the Vistra Energy Board certain processes to be observed in its consideration of a combination transaction to ensure that all corporate formalities and fiduciary duties would be satisfied. After discussion, the Vistra Energy Board authorized Mr. Morgan to call Mr. Flexon and the chief executive officer of Company B to hold preliminary and exploratory discussions about a potential combination transaction with Dynegy and Company B, respectively.

In early March 2017, Mr. Morgan had a call with Mr. Flexon and informed him that the Vistra Energy Board was interested in evaluating a potential combination transaction with Dynegy. Mr. Morgan and Mr. Flexon agreed to meet in person to discuss such a potential transaction. On March 20, 2017, Mr. Morgan and Mr. Flexon met in person where they discussed their preliminary views about a potential combination transaction. At the meeting, Mr. Morgan and Mr. Flexon had a general discussion about such a potential transaction, including potential achievable synergies of the combined company and the overall economic value for each company. Each chief executive officer expressed interest in exploring a potential combination transaction.

The Vistra Energy Board met on March 22, 2017, and Mr. Morgan discussed possible strategic combinations and provided the Vistra Energy Board with details regarding the outcome and status of his preliminary and exploratory discussions with Mr. Flexon and the chief executive officer of Company B. Based on this status report, the Vistra Energy Board determined that Vistra Energy should enter into a confidentiality agreement with Dynegy. Discussions with Company B never progressed further than very preliminary discussions and the parties did not enter into a confidentiality agreement regarding a potential combination or other transaction.

The Dynegy Board met on March 24, 2017 with members of Dynegy senior management and Skadden, Arps, Slate, Meagher & Flom LLP, outside counsel to Dynegy (which is referred to as Skadden) in attendance. Mr. Flexon described for the Dynegy Board his call and meeting with Mr. Morgan, and the Dynegy Board discussed a potential combination with Vistra Energy, including that a key component of value to Dynegy stockholders would be the achievable synergies of the combined company following a combination transaction. Skadden summarized the Dynegy Board’s fiduciary duties regarding, and a potential framework for conducting, a transaction process with Vistra Energy. The Dynegy Board determined that Dynegy should enter into a confidentiality agreement with Vistra Energy.

On March 27, 2017, Dynegy and Vistra Energy executed a mutual confidentiality agreement. The confidentiality agreement subjected each of Dynegy and Vistra Energy to a customary standstill obligation regarding the other party but permitted each party to submit a confidential, non-public proposal for a negotiated transaction to the other party.

On March 29, 2017, Mr. Flexon and Carolyn Burke, Dynegy’s executive vice president of strategy & administration, held a conference call with Mr. Morgan and Ms. Graziano. They discussed the initial due diligence process, including that it should focus on transaction structure, achievable synergies of the combined company following a combination transaction and review of regulatory approvals that may be required in connection with a potential combination.

Throughout the rest of March, April and May 2017, Dynegy and Vistra Energy conducted preliminary structuring (including with respect to regulatory approvals), financial and operational due diligence regarding a potential combination, including analyzing the achievable synergies of the combined company following a combination transaction.

On April 6, 2017, representatives of Vistra Energy (including Ms. Moore and Ms. Graziano), Dynegy (including Catherine James, Dynegy’s executive vice president and general counsel), Kirkland & Ellis LLP (which is referred to as Kirkland & Ellis) (then outside counsel to Vistra Energy) and Skadden held a conference call to discuss potential transaction structures for a combination between Vistra Energy and Dynegy.

The Dynegy Board met on April 12, 2017 with members of Dynegy senior management and representatives of Morgan Stanley and PJT Partners (which are referred to collectively as the Dynegy financial advisors), Skadden and Lazard Freres & Co. LLC (which is referred to as Lazard) in attendance. At the direction of the Dynegy Board, representatives of each of the Dynegy financial advisors and Lazard presented a preliminary valuation analysis of Dynegy (without giving effect to any potential strategic combinations), and Mr. Flexon updated the Dynegy Board regarding Dynegy’s ongoing due diligence of a potential combination with Vistra Energy. Lazard did not represent Dynegy in connection with the Merger due to conflict issues.

The Vistra Energy Board met on April 18, 2017, and Vistra Energy senior management provided the Vistra Energy Board with an update regarding Vistra Energy’s due diligence regarding, and further analysis to be performed with respect to, a potential combination with Dynegy. After further discussing the potential benefits and risks to Vistra Energy stockholders of a combination with Dynegy, the Vistra Energy Board authorized Vistra Energy senior management to continue due diligence and discussions with Dynegy regarding a possible combination.

On April 20, 2017, representatives of Vistra Energy (including Ms. Moore), Dynegy (including Ms. James), Kirkland & Ellis and Skadden held a conference call to discuss the required regulatory approvals for a combination of Vistra Energy and Dynegy.

On April 24, 2017, representatives of Dynegy (including Mr. Flexon, Ms. Burke and Clint Freeland, Dynegy’s chief financial officer) met with representatives of Vistra Energy (including Mr. Morgan, Ms. Graziano and William Holden, Vistra Energy’s chief financial officer) in New York City. During the meeting, Dynegy and Vistra Energy discussed the results of each party’s preliminary due diligence regarding achievable synergies in a combination transaction.

On May 12, 2017, representatives of Dynegy (including Mr. Flexon, Ms. Burke and Mr. Freeland) held a conference call with representatives of Vistra Energy (including Mr. Morgan, Ms. Graziano and Mr. Holden). During the meeting, Dynegy and Vistra Energy reviewed additional due diligence that the parties had conducted regarding achievable synergies of the combined company in a combination transaction, and Dynegy and Vistra Energy agreed to conduct further due diligence regarding a potential combination transaction.

The Vistra Energy Board met on May 16, 2017, and Vistra Energy senior management led a discussion regarding the potential strategic combination transaction with Dynegy as well as potential standalone strategic opportunities in ERCOT. The Vistra Energy Board then discussed the timing of these potential transactions and the required regulatory approvals for such transactions. The Vistra Energy Board encouraged senior management to continue their due diligence efforts regarding a potential combination transaction with Dynegy.

The Dynegy Board met on May 17, 2017 with members of Dynegy senior management in attendance. The Dynegy Board discussed a potential combination with Vistra Energy, and Dynegy senior management updated the Dynegy Board on financial and operational due diligence conducted on Vistra Energy to date, including expected synergies from a combination. The Dynegy Board directed Dynegy senior management to prepare relative valuations between Dynegy and Vistra Energy. In addition, the Dynegy Board directed Dynegy senior management to continue analyzing the synergies achievable following a combination transaction; however, the Dynegy Board determined that Vistra Energy would need to submit a written transaction proposal before Dynegy would engage in any negotiations about a potential combination. The Dynegy Board also discussed other strategic alternatives, with a focus on capital allocation and deleveraging.

After the closing of trading on the NYSE on May 18, 2017, The Wall Street Journal published an article reporting that Vistra Energy had approached Dynegy about a potential combination transaction, which article is referred to as the Market Rumor. Later on May 18, 2017, after consulting with internal and external legal counsel, Mr. Morgan had several communications with members of the Vistra Energy Board to discuss the Market Rumor and the significant impact it had on the sale price of Dynegy Common Stock. On the morning of May 19, 2017, the Vistra Energy Board had a call with Mr. Morgan and Ms. Graziano to discuss the same, and the Vistra Energy Board determined that Mr. Morgan should call Mr. Flexon to communicate that Vistra Energy would cease pursuing a potential combination transaction with Dynegy at that time given the significant impact of the Market Rumor. Later on May 19, 2017, Mr. Morgan called Mr. Flexon and told him that, in light of the significant impact of the Market Rumor, the Vistra Energy Board had decided to cease pursuing a potential combination transaction with Dynegy at that time.

The Vistra Energy Board met on July 10, 2017. Vistra Energy senior management led a discussion regarding potential strategic opportunities, including both large-scale acquisitions and smaller asset transaction, both inside and outside of ERCOT and timing issues related to such opportunities. Mr. Morgan and Ms. Graziano also discussed reengaging on a potential strategic combination with Dynegy. The Vistra Energy Board expressed support for reengaging in discussions with Dynegy to further evaluate the synergies achievable following a combination transaction with Dynegy and authorized Mr. Morgan to communicate to Mr. Flexon the Vistra Energy Board’s desire to restart negotiations.

On July 14, 2017, Mr. Morgan called Mr. Flexon and told him that the Vistra Energy Board was interested in restarting discussions with Dynegy about a potential combination transaction. Mr. Morgan requested that he and Mr. Flexon meet in person to discuss a potential combination transaction on July 18, 2017.

Mr. Morgan and Ms. Graziano met with Mr. Flexon and Mr. Freeland in person on July 18, 2017 in Austin, Texas. During the meeting, Mr. Flexon informed Mr. Morgan that Dynegy would not restart discussions for a potential combination transaction unless Vistra Energy submitted a written transaction proposal.

The Vistra Energy Board met on July 27, 2017 with members of Vistra Energy senior management and a representative of Citi present, and Mr. Morgan and the Vistra Energy Board discussed the merits of a potential combination transaction with Dynegy, including potential achievable synergies of the combined company, diversification into capacity markets, obtaining a platform for non-ERCOT retail growth, geographic and weather diversification and other considerations. Mr. Holden and Ms. Graziano discussed with the Vistra Energy Board financial aspects of a potential combination with Dynegy. Following those discussions, the Vistra Energy Board authorized Mr. Morgan to send a letter to Mr. Flexon proposing a potential combination transaction based upon an 81%–19% fully diluted ownership split between current Vistra Energy stockholders and current Dynegy stockholders, respectively.

On July 28, 2017, Mr. Morgan sent Mr. Flexon a non-binding letter proposing a combination of Vistra Energy and Dynegy, with the current stockholders of Vistra Energy and Dynegy owning 81% and 19% of the combined company, respectively, on a fully diluted basis.

The Dynegy Board met on July 29, 2017 with members of Dynegy senior management and representatives of the Dynegy financial advisors and Skadden in attendance. Skadden reviewed with the Dynegy Board its fiduciary duties in connection with a potential combination with Vistra Energy. At the direction of the Dynegy Board, representatives of Morgan Stanley presented its view of public market perspectives regarding the independent power producer sector, including that investors were generally concerned with highly leveraged independent power producer capital structures and preferred an integrated business model combining generation and retail. Representatives of Morgan Stanley also presented its view that there likely would be a significant delay before the trading price of Dynegy Common Stock reflected Dynegy’s current deleveraging plan. In addition, representatives of Morgan Stanley presented that a combination of Dynegy and Vistra Energy could reduce leverage, increase the combined company’s market capitalization and replicate an integrated business model. At the direction of the Dynegy Board, each of the Dynegy financial advisors then presented a preliminary valuation analysis of Dynegy. The Dynegy Board discussed the July 28, 2017 letter from Mr. Morgan, including the potential benefits from a combination with Vistra Energy (such as the realization of significant synergies). The Dynegy Board determined that it needed to review stand-alone valuations of Dynegy and Vistra Energy before considering further a potential combination with Vistra Energy. The Dynegy Board also discussed that Dynegy was preparing to launch and close a notes offering and a tender offer to repurchase certain of its outstanding notes in August 2017, and the Dynegy Board concluded that Dynegy would not be in a position to consider Vistra Energy’s letter at that time given the pendency of Dynegy’s proposed notes offering and related tender offer at then-favorable rates.

On August 2, 2017, Mr. Morgan called Mr. Flexon and inquired about the status of the Dynegy Board’s consideration of Vistra Energy’s July 28, 2017 proposal. Mr. Flexon responded that he had reviewed the letter with the Dynegy Board and that he and the Dynegy Board had determined that first focusing on launching and completing the notes offering and related tender offer was the appropriate course of action for Dynegy stockholders at that time given the then-available favorable rates that Dynegy could obtain for its proposed notes offering.

The Dynegy Board met on August 9, 2017 with members of Dynegy senior management and representatives of Skadden and a global management consulting firm (referred to as Consulting Firm A) in attendance. Skadden reviewed with the Dynegy Board its fiduciary duties in connection with considering a potential combination with Vistra Energy. Mr. Flexon reviewed with the Dynegy Board Dynegy senior management’s perspective of the independent power producer sector, noting that investors were concerned with highly leveraged independent power producer capital structures and favored integrated business models combining generation and retail. Mr. Flexon added his view that strategic combinations in the independent power producer sector had resulted in significant cost savings and would continue to be important drivers of a company’s performance. In addition, Mr. Flexon discussed with the Dynegy Board Dynegy senior management’s outlook of the regulatory environment for each of the independent system operators in which Dynegy operated, including that Dynegy senior management saw a number of regulatory challenges. At the direction of the Dynegy Board, representatives of Consulting Firm A then presented the preliminary results of its cost management study (referred to as the Cost Management Study), focusing on substantial overall improvement opportunities, primarily in Dynegy’s generation, procurement and capital activities. The representatives of Consulting Firm A noted that, although the improvement opportunities were compelling, they were, in many cases, linked to commodity prices and required multi-year implementations. The Dynegy Board then reviewed and discussed Dynegy senior management’s preliminary stand-alone valuation analyses of Dynegy (both with and without the impact of the Cost Management Study) and Vistra Energy.

The Vistra Energy Board met on August 10, 2017 with members of Vistra Energy senior management present. Ms. Moore reviewed with the Vistra Energy Board its fiduciary duties in connection with considering a potential combination transaction with Dynegy. Mr. Morgan and Ms. Graziano updated the Vistra Energy Board on the status of discussions with Dynegy regarding a potential combination transaction, including providing an update of management forecasts, an analysis of achievable synergies, a review of specific material generation units owned by Dynegy, impacts to Vistra Energy’s credit metrics, an evaluation of potential benefits and risks to Vistra Energy stockholders of a transaction with Dynegy and comparisons to alternative strategic opportunities. The Vistra Energy Board discussed the status of the potential combination transaction and encouraged Mr. Morgan to contact Mr. Flexon seeking a response to Vistra Energy’s July 28, 2017 letter.

On August 12, 2017, Mr. Morgan called Mr. Flexon to inform him of the Vistra Energy Board’s request that Dynegy formally respond to Vistra Energy’s July 28, 2017 letter. Mr. Flexon communicated to Mr. Morgan that the Dynegy Board was planning to meet at the end of August to more fully consider the letter and that the Dynegy Board would expect to formally respond to Vistra Energy’s July 28, 2017 letter after such meeting. On August 22, 2017, Mr. Flexon called Mr. Morgan and informed him that such Dynegy Board meeting had been scheduled for August 28, 2017 and confirmed that the Dynegy Board would formally respond to Vistra Energy’s July 28, 2017 letter promptly after such meeting.

The Dynegy Board met on August 28, 2017 with members of Dynegy senior management and representatives of the Dynegy financial advisors and Skadden in attendance. Dynegy senior management presented its preliminary analysis of the stand-alone valuations of Dynegy and Vistra Energy and the pro forma valuation of the combined company. In addition, Mr. Flexon reviewed with the Dynegy Board that Consulting Firm A had identified significant EBITDA improvement opportunities, annual cost savings and one-time savings across operations and management and capital expenditures. The Dynegy Board discussed with Mr. Flexon Dynegy’s stand-alone five-year strategy, including deleveraging, increasing operational efficiencies, diversifying its generation portfolio and creating an integrated business model. Mr. Flexon noted that growth in Dynegy’s retail business would be the primary driver of creating an integrated business model. The Dynegy Board discussed with Mr. Flexon Dynegy senior management’s preliminary valuation analyses of Dynegy on a stand-alone basis and of the combined company. Dynegy senior management’s preliminary valuation analysis of the combined company included a sensitivity analysis based on the Dynegy stockholders owning between 19% and 21% of the combined company. After discussion, the Dynegy Board concluded that the 81%–19% ownership split offered by Vistra Energy in its July 28, 2017 letter was not acceptable. The Dynegy Board then discussed with Dynegy senior management and Skadden how to respond to such letter.

On August 31, 2017, senior management of Dynegy provided a copy of the Cost Management Study to the senior management of Vistra Energy for its review.

The Dynegy Board met on September 1, 2017 with members of Dynegy senior management and representatives of the Dynegy financial advisors and Skadden in attendance. At the direction of the Dynegy Board, each of the Dynegy financial advisors presented a (1) preliminary stand-alone valuation analysis of

Dynegy, including a sensitivity analysis based on the Cost Management Study, (2) preliminary stand-alone valuation analysis of Vistra Energy and (3) preliminary valuation analysis of the combined company, including a sensitivity analysis based on Dynegy stockholders owning between 19% and 23% of the combined company. Representatives of Morgan Stanley also discussed with the Dynegy Board that synergies were critical to the value of a combination transaction to Dynegy stockholders and that the combined company would have an improved operational and risk profile relative to Dynegy. Representatives of PJT Partners also discussed with the Dynegy Board benefits of a combination with Vistra Energy that would not be reasonably available to Dynegy on a stand-alone basis, including scale, synergies, improved leverage, an integrated business model and a potential uplift in valuation multiples. The Dynegy Board, Dynegy senior management and representatives of each of the Dynegy financial advisors discussed further the potential benefits of a combination with Vistra Energy, the likely Dynegy stockholder response to a combination transaction and a response to Mr. Morgan’s July 28, 2017 letter. The Dynegy Board then directed Mr. Flexon to respond to Vistra Energy, proposing a combination transaction with a 77%–23% ownership split.

Following the Dynegy Board meeting, on September 1, 2017, Mr. Flexon and Mr. Morgan had a telephone call to discuss the Dynegy Board’s proposal. Later that day, Mr. Flexon sent Mr. Morgan a non-binding letter proposing a combination of Vistra Energy and Dynegy with a 77%–23% ownership split.

The Vistra Energy Board met on September 8, 2017 with members of Vistra Energy senior management present, and discussed Dynegy’s September 1, 2017 letter to Vistra Energy proposing a 77%–23% ownership split. Mr. Morgan discussed the status of the potential combination of Vistra Energy and Dynegy, as well as its potential risks and merits. Members of Vistra Energy senior management then discussed with the Vistra Energy Board the timing of diligence, negotiation and consummation of the potential combination transaction. Following that discussion, Mr. Holden led a discussion regarding financial aspects of the potential combination, including resulting indicative pro forma metrics, credit profile and liquidity. Ms. Moore next discussed the potential structure, terms and conditions and approvals related to the potential combination transaction. Mr. Morgan then discussed various strategic alternatives to the potential combination transaction. After discussion, the Vistra Energy Board authorized Mr. Morgan to send a letter to Dynegy proposing an 80%–20% ownership split.

On September 10, 2017, Mr. Flexon and Mr. Morgan had a telephone call to discuss the Vistra Energy Board’s response to Dynegy’s letter dated September 1, 2017. Later that day, Mr. Morgan sent Mr. Flexon a letter proposing a combination of Vistra Energy and Dynegy with an 80%–20% ownership split.

Ms. Graziano contacted Ms. Burke on September 11, 2017 to coordinate further due diligence efforts between Vistra Energy and Dynegy.

The Dynegy Board met on September 13, 2017 with members of Dynegy senior management and representatives of the Dynegy financial advisors and Skadden in attendance. The Dynegy Board discussed with Dynegy senior management and the representatives of the Dynegy financial advisors the proposed ownership split in Mr. Morgan’s September 10, 2017 letter, as well as the potential benefits from a combination of Vistra Energy and Dynegy. After discussion, the Dynegy Board concluded that it would support pursuing a combination transaction with Vista Energy in which Dynegy stockholders owned at least 21% of the combined company on a fully diluted basis but directed Mr. Flexon to respond to Vistra Energy with a proposed 78%–22% ownership split.

Later on September 13, 2017, Mr. Flexon sent Mr. Morgan a non-binding letter proposing a combination of Vistra Energy and Dynegy with a 78%–22% ownership split.

The Vistra Energy Board met on September 14, 2017 with members of Vistra Energy senior management present, and Mr. Morgan updated the Vistra Energy Board regarding Dynegy’s September 13th letter. The Vistra Energy Board discussed the proposed 78%–22% ownership split and authorized Mr. Morgan to propose a 79.5%–20.5% ownership split.

On September 14, 2017, Mr. Morgan and Mr. Flexon had a call in which they discussed the Vistra Energy Board’s reaction to the letter from Dynegy dated September 13, 2017 and exchanged views regarding a possible path forward. Mr. Morgan conveyed the Vistra Energy Board’s offer of a 79.5%–20.5% ownership split, and Mr. Flexon countered with a proposal for a 79%–21% ownership split.

The Dynegy Board then met on September 14, 2017 with members of Dynegy senior management and representatives of Skadden in attendance. The Dynegy Board discussed Mr. Flexon’s call with Mr. Morgan and re-affirmed that it would support pursuing a combination transaction with a 79%–21% ownership split.

The Vistra Energy Board met on September 15, 2017 with members of Vistra Energy senior management present, and Mr. Morgan updated the Vistra Energy Board regarding his September 14, 2017 call with Mr. Flexon. After discussion, the Vistra Energy Board expressed support for accepting Dynegy’s proposal of a 79%–21% ownership split and authorized Mr. Morgan to confirm with Mr. Flexon its agreement to proceed with negotiations for a combination of Vistra Energy and Dynegy based on a 79%–21% ownership split. The Vistra Energy Board also asked Mr. Morgan to request that Dynegy execute an exclusivity agreement.

On September 17, 2017, Mr. Morgan sent Mr. Flexon a letter stating that the Vistra Energy Board agreed to a 79%–21% ownership split. In the letter, Mr. Morgan requested that Dynegy execute an exclusivity agreement.

Later on September 17, 2017, representatives of Vistra Energy (including Ms. Moore), Dynegy (including Ms. James), Simpson Thacher & Bartlett LLP, outside counsel to Vistra Energy (which is referred to as Simpson Thacher), and Skadden, Citi and Morgan Stanley held a conference call to discuss potential transaction structures for the combination. During the call, the parties agreed that the best transaction structure for a combination transaction would be the direct merger of Dynegy into Vistra Energy, with Vistra Energy surviving the merger.

On September 18, 2017, Ms. Moore sent Ms. James a draft exclusivity agreement, proposing that Dynegy and Vistra Energy enter into exclusive negotiations with one another through November 30, 2017. On September 21, 2017, following discussions among Ms. Moore, Ms. James, Simpson Thacher and Skadden, Vistra Energy and Dynegy agreed not to execute an exclusivity arrangement at that time and to focus on diligence and negotiation of a definitive merger agreement.

Later on September 21, 2017, at the Vistra Energy Board’s request, Mr. Flexon sent Mr. Morgan an email confirming that Dynegy was willing to consider and negotiate a combination with Vistra Energy based on a 79%–21% ownership split.

On September 22, 2017, Simpson Thacher sent Dynegy and Skadden an initial draft of the Merger Agreement. For the remainder of September through October 29, 2017, Vistra Energy and Simpson Thacher, on the one hand, and Dynegy and Skadden, on the other hand, exchanged drafts, and negotiated the terms, of the Merger Agreement. During this period, each company conducted further due diligence on the other company, including with respect to financial, operational, tax, environmental, legal and regulatory compliance, litigation, capital structure, human resources and labor matters.

The Dynegy Board met on September 26, 2017 with representatives of the Dynegy financial advisors and Skadden in attendance. Skadden reviewed again with the Dynegy Board its fiduciary duties in connection with a potential combination transaction with Vistra Energy. In addition, Skadden reviewed with the Dynegy Board certain relationship disclosures provided by the Dynegy financial advisors. At the direction of the Dynegy Board, representatives of each of the Dynegy financial advisors presented an analysis of other strategic companies and financial sponsors that may be interested in a transaction with Dynegy. Each of the representatives of the Dynegy financial advisors advised the Dynegy Board that, at such time, given the facts and circumstances then available to each of them, it was unlikely that any strategic company or financial sponsor would be interested in pursuing a transaction with Dynegy that would be as favorable to Dynegy stockholders as a combination with Vistra Energy with a 79%–21% ownership split. The Dynegy Board discussed the presentations with the representatives of the

Dynegy financial advisors and Dynegy senior management and concluded that it was unlikely that any strategic company or financial sponsor would be interested in pursuing a transaction with Dynegy that would be as favorable to Dynegy stockholders as the proposed combination with Vistra Energy. However, the Dynegy Board directed Mr. Flexon to contact Company A to gauge Company A’s interest in a strategic transaction with Dynegy. In addition, during the meeting, Skadden summarized for the Dynegy Board the key issues raised by the September 22, 2017 draft of the Merger Agreement, including that (1) the draft Merger Agreement did not address the composition of the combined company’s board of directors, (2) the draft Merger Agreement did not include a “go shop” right for Dynegy, (3) the draft Merger Agreement did not propose an amount for each party’s respective termination fee if its board of directors changed its recommendation or terminated the Merger Agreement in response to a superior proposal, which termination fee is referred to as a fiduciary out termination fee, and (4) the draft Merger Agreement included a narrow scope of the governmentally imposed conditions that Vistra Energy would be required to accept in order to obtain required regulatory approvals, which requirements are referred to as the burdensome effect requirements.

On September 28, 2017, Mr. Flexon met with a director of Company A, and they discussed renewed discussions about a potential combination between Dynegy and Company A. The Company A director told Mr. Flexon that he would discuss a potential combination transaction with Company A’s full board of directors.

The Vistra Energy Board met on September 29, 2017 with members of Vistra Energy senior management and representatives from Simpson Thacher in attendance. Simpson Thacher led a discussion with the Vistra Energy Board regarding the fiduciary duties of directors in merger and acquisition transactions. Representatives from Simpson Thacher and Ms. Moore also discussed with the Vistra Energy Board the significant terms and conditions of the draft Merger Agreement sent to Dynegy and Skadden, including the scope of burdensome effect requirements, the anticipated amount of the fiduciary out termination fee, and their expectation that in further negotiations Dynegy would likely propose a “go shop” right and that Vistra Energy have the obligation to pay Dynegy a termination fee if the Merger Agreement is terminated under certain circumstances related to the failure to obtain required regulatory approvals, which termination is referred to as a regulatory failure termination fee.

On October 3, 2017, Skadden sent Vistra Energy and Simpson Thacher a revised draft of the Merger Agreement, which, among other changes, (1) added a “go shop” right for Dynegy, (2) contemplated that the Vistra Energy Principal Stockholders would enter into support agreements with respect to the proposed transaction, (3) broadened the burdensome effect requirements and (4) included a regulatory failure termination fee.

On October 4, 2017, Mr. Flexon discussed with Company A’s chief executive officer Mr. Flexon’s September 28, 2017 conversation with the Company A director. Following this conversation, Company A did not respond to Dynegy about a potential combination transaction.

On October 5, 2017, Mr. Flexon, Pat Wood III, the chairman of the Dynegy Board, and two other members of the Dynegy Board—Hillary Ackermann and Paul Barbas—met with Vistra Energy Board members Geoffrey Strong and Cyrus Madon in New York City to discuss governance issues of the combined company.

On October 10, 2017, Simpson Thacher sent Dynegy and Skadden a revised draft of the Merger Agreement, which, among other changes, (1) deleted Dynegy’s “go shop” right, (2) narrowed the burdensome effect requirements and (3) deleted the regulatory failure termination fee.

The Dynegy Board met on October 11, 2017 with members of Dynegy senior management and representatives of Skadden in attendance. Dynegy senior management updated the Dynegy Board on the status of due diligence regarding a potential combination transaction with Vistra Energy. Skadden then discussed with the Dynegy Board the issues raised by Simpson Thacher’s October 10, 2017 draft of the Merger Agreement, including (1) the deletions of Dynegy’s “go shop” right and the regulatory failure termination fee, (2) the narrowing of the burdensome effect requirements and (3) the scope of Vistra Energy’s and Dynegy’s respective “no shop” covenants.

The Vistra Energy Board met on October 12, 2017 with members of Vistra Energy senior management, representatives of Simpson Thacher and Enoch Kever (outside PUCT regulatory counsel for Vistra Energy) in attendance, and discussed the required regulatory approvals from the PUCT and other regulators in connection with the proposed combination.

On October 13, 2017, representatives of Vistra Energy (including Ms. Moore and Ms. Graziano), Dynegy (including Ms. James), Simpson Thacher and Skadden held a conference call to discuss the open issues in the Merger Agreement, including (1) the scope of the burdensome effect requirements and the inclusion of a regulatory failure termination fee and (2) the scope of Vistra Energy’s and Dynegy’s respective “no shop” covenants. Simpson Thacher explained that Vistra Energy did not intend to enter into a merger agreement with a “go shop” provision.

In addition, on October 13, 2017, Skadden sent Simpson Thacher an initial draft of the merger support agreement that Dynegy expected to enter into with the Vistra Energy Principal Stockholders, which merger support agreement is referred to as the Vistra Energy Stockholder Support Agreement, and asked Simpson Thacher to forward the draft to the Vistra Energy Principal Stockholders’ respective counsel. Over the next two weeks and through October 29, 2017, Dynegy and Skadden, on the one hand, and the Vistra Energy Principal Stockholders and their respective counsel, on the other hand, exchanged drafts and negotiated the terms of the Vistra Energy Stockholder Support Agreement.

Also, on October 13, 2017, Mr. Flexon and Mr. Wood communicated regarding Dynegy and Mr. Flexon entering into an amendment to Mr. Flexon’s current employment agreement to extend the term of Mr. Flexon’s employment with Dynegy for an additional year to April 30, 2019, which amendment is referred to as the Flexon Employment Agreement Amendment.

On October 15, 2017, Skadden sent Vistra Energy and Simpson Thacher a revised draft of the Merger Agreement, which, among other changes, (1) broadened the burdensome effect requirements, (2) reinstated the regulatory failure termination fee, (3) omitted the “go-shop” provision and (4) proposed a Dynegy fiduciary out termination fee equal to 2% of the implied aggregate equity value of the Merger to Dynegy stockholders.

On October 18 and 19, 2017, representatives of Vistra Energy (including Mr. Morgan, Ms. Graziano and Ms. Moore), Dynegy (including Mr. Flexon, Ms. Burke, and Ms. James), Simpson Thacher and Skadden met at Simpson Thacher’s offices in New York City. At the meeting, the parties discussed open issues in the Merger Agreement, including (1) the scope of the burdensome effect requirements and the inclusion of a regulatory failure termination fee, (2) the size of each party’s fiduciary out termination fee and (3) the scope of Vistra Energy’s and Dynegy’s respective “no shop” covenants.

The Vistra Energy Board met on October 20, 2017 with members of Vistra Energy senior management and representatives of Simpson Thacher in attendance. Vistra Energy senior management led the Vistra Energy Board in a discussion of the financial and operational due diligence findings with respect to the proposed combination with Dynegy. Ms. Moore and representatives of Simpson Thacher led a discussion with the Vistra Energy Board regarding the current status of negotiation of the Merger Agreement, including the scope of the burdensome effect requirements, the inclusion of a regulatory failure termination fee and the size of each party’s fiduciary out termination fee. The Vistra Energy Board authorized senior management and Vistra Energy’s advisors to continue negotiating the proposed combination transaction with Dynegy.

On October 20, 2017, Simpson Thacher sent Dynegy and Skadden a revised draft of the Merger Agreement. The revised draft included a regulatory failure termination fee and proposed $87 million as the amount of such termination fee, as well as the amount of each party’s fiduciary out termination fee. In addition, among other changes, the revised draft narrowed the burdensome effect requirements.

On October 22, 2017 and October 24, 2017, Simpson Thacher sent Skadden initial drafts of the merger support agreements that Vistra Energy expected to enter into with the Dynegy Principal Stockholders, which merger support agreements are referred to collectively as the Dynegy Stockholder Support Agreements, and asked Skadden to forward the draft to the Dynegy Principal Stockholders’ respective counsel. Over the next week and through October 29, 2017, Vistra Energy and Simpson Thacher, on the one hand, and the Dynegy Principal Stockholders and their respective counsel, on the other hand, exchanged drafts, and negotiated the terms of the Dynegy Stockholder Support Agreements.

The Dynegy Board met on October 24, 2017 with members of Dynegy senior management and representatives of the Dynegy financial advisors and Skadden in attendance. Dynegy senior management updated the Dynegy Board regarding the status of due diligence, and the Dynegy Board reviewed and discussed with Dynegy senior management the Dynegy Management Projections. The Dynegy Board then discussed with Dynegy senior management and Skadden the required regulatory approvals for the Merger and the parties’ strategy for obtaining those approvals. Skadden then summarized the terms of the current drafts of the Merger Agreement and the Vistra Energy Stockholder Support Agreement. During that summary, Skadden explained that key issues remained open, including (1) the scope of the burdensome effect requirements and (2) the size of the regulatory failure termination fee and the parties’ respective fiduciary out termination fees. Following discussion, the Dynegy Board directed Dynegy senior management and Skadden to send a revised draft of the Merger Agreement to Vistra Energy and Simpson Thacher reflecting the Dynegy Board’s positions on the open issues. At the direction of the Dynegy Board, representatives of each of the Dynegy financial advisors then presented their preliminary respective financial analyses with respect to an assumed exchange ratio of 0.6525 shares of Vistra Energy Common Stock per each share of Dynegy Common Stock. The Dynegy Board then met in an executive session of independent directors without the presence of Dynegy senior management. During the executive session, the Dynegy Board discussed the proposed Flexon Employment Agreement Amendment.

Also on October 24, 2017, Vistra Energy and Dynegy sent their respective disclosure schedules to the Merger Agreement to the other party, and through October 29, 2017, Vistra Energy and Dynegy exchanged drafts of the disclosure schedules to the Merger Agreement.

Later on October 24, 2017, Skadden sent Vistra Energy and Simpson Thacher a revised draft of the Merger Agreement, which, among other changes, (1) increased each of the regulatory failure termination fee and Vistra Energy’s fiduciary out termination fee to $100 million and (2) broadened the burdensome effect requirements.

On October 25, 2017, senior management of Vistra Energy and Dynegy agreed that the exchange ratio necessary to result in the agreed 79%–21% fully diluted ownership split was 0.653 shares of Vistra Energy Common Stock per each share of Dynegy Common Stock.

During trading hours on the NYSE on October 25, 2017, The Wall Street Journal published an article reporting that Vistra Energy and Dynegy were in advanced talks to combine and could announce a deal as early as the following week.

In addition, on October 25, 2017, Simpson Thacher sent Dynegy and Skadden a response to Skadden’s revised draft of the Merger Agreement. That response accepted the increase in the regulatory failure termination fee and Vistra Energy fiduciary out termination fee to $100 million. In addition, the response narrowed the burdensome effect requirements.

Later on October 25, 2017, representatives of Vistra Energy (including Ms. Moore and Ms. Graziano), Dynegy (including Ms. James), Simpson Thacher and Skadden held multiple conference calls to discuss the open issues in the Merger Agreement.

The Vistra Energy Board met on October 26, 2017 with members of Vistra Energy senior management and representatives of Simpson Thacher and Citi in attendance. Representatives of Simpson Thacher reviewed with the Vistra Energy Board its fiduciary duties in connection with proposed combination transaction with Dynegy. Vistra Energy senior management and representatives of Simpson Thacher led a discussion with the Vistra Energy Board regarding the current status of negotiation of the Merger Agreement, including the scope of the burdensome effect requirements, the inclusion of a regulatory failure termination fee and the size of each party’s fiduciary out termination fee. Ms. Graziano and Mr. Morgan presented to the Vistra Energy Board an update of Vistra Energy’s financial projections and synergy analyses. Representatives of Citi, in their capacity as financial advisors to Vistra Energy, presented to the Vistra Energy Board its preliminary discussion materials that provided a summary of Citi’s financial analysis of the proposed combination. The Vistra Energy Board authorized senior management and Vistra Energy’s advisors to continue negotiating the proposed combination transaction.

On October 26, 2017, Simpson Thacher sent Dynegy and Skadden a summary of the Vistra Energy Board’s position on the open issues in the Merger Agreement, including on the burdensome effect requirements. In addition, the summary stated that the Vistra Energy Board proposed that the combined company’s board of directors consist of ten members, with two of those members being current members of the Dynegy Board.

The Dynegy Board met on October 27, 2017 with members of Dynegy senior management and representatives of the Dynegy financial advisors and Skadden in attendance. The Dynegy Board discussed with Dynegy senior management, representatives of the Dynegy financial advisors and Skadden the Vistra Energy Board’s positions on the open issues in the Merger Agreement and directed Dynegy senior management and Skadden to send the Dynegy Board’s response to Vistra Energy and Simpson Thacher.

Following the Dynegy Board meeting, on October 27, 2017, Mr. Flexon called Mr. Morgan and informed him of the Dynegy Board’s position on the open issues in the Merger Agreement, and Skadden sent the Dynegy Board’s response to Simpson Thacher and Vistra Energy. The response included the following Dynegy Board positions:

(1)	the burdensome effect requirements should be broader than those proposed by Vistra Energy;

(2)	in connection with Vistra Energy and Dynegy obtaining the required regulatory approvals for the Merger, Oaktree should agree at signing to sell a sufficient number of shares of Vistra Energy Common Stock or Dynegy Common Stock prior to the effective time of the Merger so that, as of the effective time of the Merger, it would own less than 10% of the combined company, which obligation is referred to as the Oaktree Sell-Down; and

(3)	the combined company’s board of directors should consist of eleven members, with three of those members being current members of the Dynegy Board.

The Vistra Energy Board met on October 28, 2017 with members of Vistra Energy senior management and representatives of Simpson Thacher and Enoch Kever in attendance. Vistra Energy senior management discussed the open issues in the Merger Agreement, including the following:

(1)	the scope of the burdensome effect requirements;

(2)	the terms of the Oaktree Letter Agreement and the Vistra Energy Stockholder Support Agreement (including the Oaktree Sell-Down and a requirement that, if Oaktree was unable to sell a sufficient number of shares of Vistra Energy Common Stock or Dynegy Common Stock prior to the effective time of the Merger to complete the Oaktree Sell-Down, Dynegy would repurchase from Oaktree a sufficient number of shares of Dynegy Common Stock so that Oaktree would own less than 10% of the combined company as of the effective time of the Merger, which repurchase obligation is referred to as the Dynegy Backstop); and

(3)	the size and composition of the combined company’s board of directors.

After the Vistra Energy Board meeting on October 28, 2017, Mr. Morgan called Mr. Flexon and informed him of the Vistra Energy Board’s and Oaktree’s positions on the open issues, including the following positions:

(1)	Vistra Energy would not agree to broaden the scope of the burdensome effect requirements;

(2)	Oaktree would agree to use commercially reasonable efforts to consummate the Oaktree Sell-Down, subject to the Dynegy Backstop; and

(3)	the combined company’s board of directors would consist of eleven members, with three of those members being current members of the Dynegy Board.

Later on October 28, 2017, the Dynegy Board met with members of Dynegy senior management and Skadden in attendance. Mr. Flexon updated the Dynegy Board regarding his earlier call with Mr. Morgan on the Vistra Energy Board’s current positions. The Dynegy Board discussed those positions, including the Oaktree Sell-Down and Dynegy Backstop with Dynegy senior management and Skadden in the context of the risks associated with the Merger and the rationale for entering into the Merger Agreement, and the Dynegy Board determined that the Vistra Energy Board’s current positions were acceptable.

Following the Dynegy Board meeting, on October 28, 2017, representatives of Vistra Energy (including Ms. Moore), Dynegy (including Ms. James), Oaktree, Simpson Thacher, Skadden and Paul, Weiss, Rifkind, Wharton & Garrison LLP, Oaktree’s outside counsel, held a conference call to discuss the parameters and documentation of the Oaktree Sell-Down and the Dynegy Backstop.

Also on October 28, 2017, senior management of Vistra Energy and Dynegy agreed that the exchange ratio necessary to result in the agreed 79%–21% fully diluted ownership split should be changed to 0.652 shares of Vistra Energy Common Stock per each share of Dynegy Common Stock due to a recent decrease in the number of fully diluted shares of Vistra Energy Common Stock.

The parties worked through the rest of October 28, 2017 and October 29, 2017, to finalize (1) the Merger Agreement, (2) the disclosure schedules to the Merger Agreement, (3) the Vistra Energy Stockholder Support Agreement, which includes the Dynegy Backstop, (4) the Oaktree Letter Agreement, which includes the Oaktree Sell-Down, (5) the Terawatt Support Agreement and (6) the Oaktree Support Agreement.

The Vistra Energy Board met during the afternoon on October 29, 2017 with members of Vistra Energy senior management and representatives of Simpson Thacher and Citi in attendance. Oaktree’s representative on the Vistra Energy Board recused herself from considering and approving the proposed combination to avoid any appearance of a conflict due to Oaktree’s ownership of both Vistra Energy Common Stock and Dynegy Common Stock and the terms and conditions of the Oaktree Sell-Down and the Dynegy Backstop. Thereafter, Mr. Morgan provided the Vistra Energy Board with an update of the status of negotiation of the Merger Agreement, including that Dynegy had accepted the terms of the Vistra Energy Board’s October 28th counterproposal and that an agreement in principal existed between the parties. At the request of the Vistra Energy Board, Citi presented its financial analysis of the potential transaction summarized below under “The Merger—Opinion of Vistra Energy’s Financial Advisor” and delivered its oral opinion, which was subsequently confirmed by delivery of a written opinion dated October 29, 2017, to the effect that, as of that date and based on and subject to the matters, considerations and limitations set forth in Citi’s opinion, Citi’s work and other factors Citi deemed relevant, the exchange ratio of 0.652x provided for by the Merger Agreement was fair, from a financial point of view, to Vistra Energy. The full text of Citi’s written opinion to the Vistra Energy Board, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi in rendering its opinion, is attached to this joint proxy statement and prospectus as Annex B and is incorporated into this joint proxy statement and prospectus by reference in its entirety. After further discussion, the Vistra Energy Board voted with all directors in favor, other than the Oaktree representative on the Vistra Energy Board, who abstained, to adopt resolutions (1) determining that it is in the best interest of Vistra Energy and the holders of Vistra Energy Common Stock to enter into the Merger Agreement, (2) declaring entry into the Merger Agreement to be advisable, (3) authorizing and approving Vistra Energy’s execution, delivery and performance of the Merger Agreement in accordance with its terms and Vistra Energy’s consummation of the transactions contemplated thereby, including the Merger and the Stock Issuance, (4) directing that the adoption of the Merger Agreement and the approval of the Stock Issuance be submitted to a vote at a meeting of the holders of Vistra Energy Common Stock and (5) recommending that the holders of Vistra Energy Common Stock adopt the Merger Agreement and approve the Stock Issuance. In addition, the Vistra Energy Board approved the terms of, and Vistra Energy’s entry into, the Dynegy Stockholder Support Agreements.

The Dynegy Board met during the evening on October 29, 2017 with members of Dynegy senior management and representatives of the Dynegy financial advisors and Skadden in attendance. The Dynegy Board discussed with Dynegy senior management the rationale for the parties agreeing to an exchange ratio of 0.652 shares of Vistra Energy Common Stock per each share of Dynegy Common Stock instead of the 0.653x exchange ratio that had been agreed on October 25, 2017. Skadden reviewed with the Dynegy Board certain relationship disclosures previously provided by the Dynegy financial advisors. At the direction of the Dynegy Board, representatives of each of the Dynegy financial advisors presented their financial analyses with respect to the proposed exchange ratio of 0.652 shares of Vistra Energy Common Stock per each share of Dynegy Common Stock (which presentations had been shared with the Dynegy Board prior to the meeting). At the request of the Dynegy Board, representatives of Morgan Stanley delivered its oral opinion, which was subsequently confirmed by delivery of a written opinion dated October 29, 2017, that, as of that date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by representatives of Morgan Stanley as set forth in the Morgan Stanley Fairness Opinion (as defined in “The Merger—Opinions of Dynegy’s Financial Advisors—Opinion of Morgan Stanley”), the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to the Dynegy stockholders (other than the holders of the cancelled shares). The Morgan Stanley Fairness Opinion is more fully described in the full text of the Morgan Stanley Fairness Opinion attached hereto as Annex C and is incorporated by reference into this joint proxy statement and prospectus in its entirety. The Morgan Stanley Fairness Opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley in rendering the Morgan Stanley Fairness Opinion. At the request of the Dynegy Board, representatives of PJT Partners rendered its oral opinion (which was subsequently confirmed in writing) to the Dynegy Board that, as of the date thereof and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the Exchange Ratio pursuant to the Merger Agreement was fair to the holders of Dynegy Common Stock (other than the holders of the cancelled shares and the Dynegy Principal Stockholders) from a financial point of view. The PJT Partners written opinion is more fully described in the full text of such opinion attached hereto as Annex C and is incorporated by reference into this joint proxy statement and prospectus in its entirety. The PJT Partners written opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by PJT Partners in rendering such opinion. After further discussion, the Dynegy Board unanimously voted to adopt resolutions (1) determining that it was in the best interest of Dynegy and holders of Dynegy Common Stock to enter into the Merger Agreement, (2) declaring entry into the Merger Agreement to be advisable, (3) authorizing and approving Dynegy’s execution, delivery and performance of the Merger Agreement in accordance with its terms and Dynegy’s consummation of the transactions contemplated thereby, including the Merger, (4) directing that the adoption of the Merger Agreement be submitted to a vote at a meeting of the holders of Dynegy Common Stock and (5) recommending that the holders of Dynegy Common Stock adopt the Merger Agreement. In addition, the Dynegy Board approved the terms of, and Dynegy’s entry into, the Vistra Energy Stockholder Support Agreement. The Dynegy Board then met in an executive session of only independent directors, without the presence of Dynegy senior management, and approved the Flexon Employment Agreement Amendment.

Following the Dynegy Board meeting, (1) Dynegy and Mr. Flexon executed and delivered the Flexon Employment Agreement Amendment, (2) Vistra Energy and Dynegy executed and delivered the Merger Agreement, (3) Dynegy and the Vistra Energy Principal Stockholders executed and delivered the Vistra Energy Stockholder Support Agreement, (4) Vistra Energy and Oaktree executed the Oaktree Letter Agreement, (5) Vistra Energy and the Dynegy Principal Stockholders executed the Dynegy Stockholder Support Agreements.

Prior to the open of trading on the New York Stock Exchange on October 30, 2017, Vistra Energy and Dynegy issued a joint press release announcing their entry into the Merger Agreement.

Recommendation of the Vistra Energy Board and Its Reasons for the Merger

The Vistra Energy Board reviewed and considered the terms of the Merger and the Merger Agreement and, at a meeting on October 29, 2017, (i) determined that it is in the best interest of Vistra Energy and the holders of Vistra Energy Common Stock to enter into the Merger Agreement, (ii) declared entry into the Merger Agreement to be advisable, (iii) authorized and approved Vistra Energy’s execution, delivery and performance of the Merger Agreement in accordance with its terms and Vistra Energy’s consummation of the transactions contemplated thereby, including the Merger and the Stock Issuance, (iv) directed that the adoption of the Merger Agreement and the approval of the Stock Issuance be submitted to a vote at a meeting of the holders of Vistra Energy Common Stock and (v) recommended that the holders of Vistra Energy Common Stock adopt the Merger Agreement and approve the Stock Issuance.

In evaluating the Merger Agreement and the transactions contemplated thereby, including the Stock Issuance Proposal, the Vistra Energy Board consulted with Vistra Energy’s management, as well as Vistra Energy’s legal and financial advisors and other consultants and, in reaching its determinations, considered a variety of factors with respect to the Merger and the other transactions contemplated by the Merger Agreement, including the factors listed below.

Strategic Considerations

The Vistra Energy Board considered a number of factors pertaining to the strategic rationale for the Merger, including the following.

•	Value Creation. The Vistra Energy Board considered that the Merger is projected to achieve approximately $350 million in annual run-rate EBITDA value enhancement by streamlining general and administrative costs, implementing fleet-wide efficient operating practices, driving procurement efficiencies, and eliminating other duplicative costs. Vistra Energy estimates the full run-rate of EBITDA value enhancement will be achieved in approximately 12 months following the completion of the Merger. In addition, the combined company is expected to benefit from approximately $65 million (after tax) of incremental annual run-rate free cash flow benefits from balance sheet and capital expenditure efficiencies. Finally, the combined company is expected to benefit from the utilization of approximately $2.0–2.5 billion of legacy Dynegy federal tax net operating losses with an estimated net present value of approximately $500–600 million. The Vistra Energy Board considered both the aggregate potential value that is expected to result from the Merger, as well as the fact that the numerous opportunities to create value mitigate the risk that any particular opportunity to create value will not be realized.

•	Increased Scale and Market Diversification. The Vistra Energy Board considered the fact that Vistra Energy currently only operates in ERCOT and that the Merger would result in a combined company that is expected to have significant scale in a number of key markets in the United States, including markets outside of ERCOT. As a result, the Vistra Energy Board considered that the Merger is expected to result in a combined company with greater wholesale and retail electricity market diversification. The combined company is projected to have approximately 40 GW of installed generation capacity. On a standalone basis, all of Vistra Energy’s current generation capacity is located in ERCOT. Following the Merger, approximately 46% of the combined company’s capacity would be located in ERCOT and approximately 54% would be located outside of ERCOT, including key markets in PJM and ISO-NE. Achieving this greater scale and balance among the geographic areas and markets in which Vistra Energy operates is expected to promote increased efficiency and financial flexibility, as well as decrease the combined company’s potential exposure to regional market swings or any particular adverse event, including weather-related events.

•

Rebalanced Asset Portfolio. The Vistra Energy Board considered that the Merger is expected to increase the combined company’s fuel diversification in the combined generation fleet compared to Vistra Energy on a stand-alone basis. Dynegy’s asset portfolio mix is predominantly gas-based, which currently constitutes approximately 65% of Dynegy’s overall generation capacity compared to Vistra Energy’s 54%, and the Merger is expected to result in approximately 61% of the combined company’s total generation capacity coming from gas, approximately 32% from coal and approximately 6% from nuclear. Reweighting the combined company’s portfolio toward fuel-advantaged combined-cycle generation in key markets should improve operational efficiency and flexibility and reduce the impact of volatility in power and commodity prices.

•	Knowledge of Vistra Energy and Dynegy. The Vistra Energy Board took into account its knowledge of Vistra Energy’s business, operations, financial condition, earnings and prospects, and of Dynegy’s business, operations, financial condition, earnings and prospects, taking into account the results of Vistra Energy’s due diligence review of Dynegy. In particular, the Vistra Energy Board focused on the quality and mix of Dynegy’s assets, the compatibility of the two companies’ operations and opportunities for synergies and future growth.

Financial Considerations

The Vistra Energy Board considered a number of factors pertaining to the financial rationale for the Merger, including the following.

•	Earnings and Cash Flow. The Vistra Energy Board considered that the Merger is expected to be accretive to earnings and cash flow after factoring in the accretive EBITDA and cash flow opportunities described above under “—Value Creation.”

•	Credit Profile (Balance Sheet and Liquidity). The Vistra Energy Board considered that, similar to Vistra Energy on a standalone basis, the combined company is expected to have a favorable credit profile, including a strong balance sheet and liquidity profile. This is due to the combined company’s anticipated significant cash flow generation capability, greater operating scale and anticipated lower overall risk profile resulting from increased geographic and fuel diversification following the Merger. As a result, similar to Vistra Energy on a standalone basis, the Vistra Energy Board considered that the combined company should be able to access the lending and capital markets, if and when needed, to meet its capital and other requirements.

•	Financial Terms of the Merger. The Vistra Energy Board reviewed the financial terms of the Merger, including the tax-free nature of the all-stock transaction; the value of the merger consideration based on the Exchange Ratio relative to the then-current market prices and historical trading prices of Vistra Energy Common Stock and Dynegy Common Stock; the fact that the Merger does not necessitate the need for any refinancing of indebtedness; and the fact that legacy stockholders of Vistra Energy will own 79% of the common stock of the combined company on a fully diluted basis following the closing of the Merger.

•	Enhancement of Equity Market Profile. The Vistra Energy Board considered that the combined company will have a larger market capitalization, which is expected to improve and diversify the investor base and should increase the liquidity of its publicly traded common stock.

Other Considerations

The Vistra Energy Board considered a number of other factors pertaining to the rationale for the Merger, including the following.

•	Due Diligence. The Vistra Energy Board considered the scope of the due diligence investigation of Dynegy conducted by Vistra Energy’s management and outside advisors, and the results of that investigation. The Vistra Energy Board also considered the historical financial performance of Dynegy.

•	Recommendation by Management. The Vistra Energy Board considered Vistra Energy management’s recommendation in favor of the Merger Proposal and the Stock Issuance Proposal.

•	Opinion of Vistra Energy’s Financial Advisor. The Vistra Energy Board considered the opinion of Citi, dated October 29, 2017, to the Vistra Energy Board as to the fairness, from a financial point of view and as of the date of the opinion, to Vistra Energy of the Exchange Ratio provided for in the Merger, which opinion was based on and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken as more fully described below under the heading “—Opinion of Vistra Energy’s Financial Advisor” beginning on page 86.

•	Terms of the Merger Agreement. The Vistra Energy Board considered the terms of the Merger Agreement, including the representations, warranties, obligations and rights of the parties under the Merger Agreement, the conditions to each party’s obligations to complete the Merger, and the circumstances in which each party is permitted to terminate the Merger Agreement. See “The Merger Agreement” beginning on page 134. In particular, the Vistra Energy Board noted the following terms of the Merger Agreement:

•	Stockholder Approval. The fact that the Vistra Energy stockholders would have an opportunity to vote on the adoption of the Merger Agreement.

•	Ability to Fulfill Fiduciary Duties. The fact that, although the Merger Agreement prohibits Vistra Energy from soliciting or engaging in discussions regarding any transaction to acquire Vistra Energy during the pendency of the Merger, the Merger Agreement allows the Vistra Energy Board to engage in discussions with respect to, and provide information in connection with, a bona fide proposal to acquire Vistra Energy that the Vistra Energy Board determines constitutes or is reasonably expected to result in a superior offer. In addition, the Merger Agreement allows the Vistra Energy Board to change or withdraw its recommendation with respect to the Merger Proposal in the event a superior offer is received or certain material developments or changes in circumstances occur after the execution of the Merger Agreement, and even to terminate the Merger Agreement in order to accept a superior offer to acquire Vistra Energy if, in any of these cases, the Vistra Energy Board determines that a failure to change its recommendation or terminate the Merger Agreement, as applicable, would be inconsistent with the exercise of its fiduciary duties under applicable law, subject to compliance with the terms and conditions of the Merger Agreement, including the payment by Vistra Energy of a termination fee of $100 million to Dynegy if the Merger Agreement is terminated under certain circumstances. See “The Merger Agreement—Effect of Termination; Termination Fees and Expense Reimbursement” beginning on page 153. While these provisions could have the effect of discouraging transaction proposals, these provisions would not preclude such proposals, and the Vistra Energy Board determined that the size of the termination fee payable by Vistra Energy is reasonable in light of the size and benefits of the Merger and not preclusive of a superior offer, if one were to emerge.

•	Burdensome Effect. The fact that Vistra Energy has a right not to complete the Merger in the event of a “burdensome effect” imposed in connection with obtaining regulatory approvals, subject to payment of a $100 million termination fee.

•	Stockholder Support Agreements. The Vistra Energy Board considered the commitments made by the Vistra Energy Principal Stockholders to vote for and otherwise support the Merger and the other transactions contemplated by the Merger Agreement.

•	Impact of the Merger on Communities and Combined Headquarters. The Vistra Energy Board considered the expected impact of the Merger on the communities served by Vistra Energy and the location of the combined company’s headquarters in Irving, Texas.

•	Complementary Cultures and Goals. The Vistra Energy Board considered its view that the corporate cultures and goals of Vistra Energy and Dynegy are compatible, in that both companies are committed to reliability, customer satisfaction, safety and diligent stewardship of economic, human and environmental resources.

Potential Risks of the Merger

The Vistra Energy Board also considered potential risks and other negative factors concerning the Merger in connection with its deliberations of the proposed transaction, including the following:

•	Fixed Exchange Ratio. The Vistra Energy Board considered that the Merger Agreement provides for a fixed exchange ratio and thus the Exchange Ratio will not change based on changes in the trading prices of Vistra Energy Common Stock or Dynegy Common Stock or changes in the business performance or financial results of Vistra Energy or Dynegy. Accordingly, if the value of Dynegy’s businesses declines relative to the value of Vistra Energy’s businesses prior to completion of the Merger, Dynegy stockholders’ percentage ownership in the combined company may exceed Dynegy’s relative contribution to the combined company. However, the Vistra Energy Board determined that the method for determining the Exchange Ratio was appropriate and the risks acceptable in view of the relative intrinsic values and financial performance of Vistra Energy and Dynegy and the historic trading prices of Vistra Energy Common Stock and Dynegy Common Stock. The Vistra Energy Board also noted the inclusion in the Merger Agreement of certain structural protections, such as Vistra Energy’s right to not complete the Merger in the event of a material adverse effect with respect to Dynegy.

•	Regulatory Approvals. The Vistra Energy Board considered that there are regulatory approvals required to complete the Merger and a risk that the applicable governmental authorities may seek to impose unfavorable terms or conditions on the required approvals or not provide a required regulatory approval. The Vistra Energy Board also considered the potential length of the regulatory approval process. The Vistra Energy Board also considered the fact that Vistra Energy must pay Dynegy a termination fee of $100 million in connection with the termination of the Merger Agreement due to failure to obtain the required regulatory approvals or if Vistra Energy elects not to consummate the Merger because a regulatory approval would include any condition or undertaking that would impose a “burdensome effect” on the combined company. See the section entitled, “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 137 for a description of these matters.

•	Failure to Close. The Vistra Energy Board considered the risks and contingencies relating to the announcement and pendency of the Merger and risks and costs to Vistra Energy if the closing of the Merger is not timely consummated, or if the Merger does not close at all, including the potential impact on the relationships between Vistra Energy and its employees, customers, suppliers and other third parties, as well as the potential impact on the trading price of Vistra Energy Common Stock. Additionally, there is the possibility that the Merger may not be completed, or that completion may be unduly delayed, for reasons beyond the control of Vistra Energy and/or Dynegy.

•	Restrictions on Interim Operations. The Vistra Energy Board considered the provisions of the Merger Agreement that impose certain restrictions on the operations of Vistra Energy until completion of the Merger. For further information, see “The Merger Agreement—Conduct of Business Prior to Closing” beginning on page 141.

•	Transaction Costs and Integration. The Vistra Energy Board considered the substantial costs that will be incurred by both Vistra Energy and Dynegy in connection with the Merger, including legal fees, financial advisory fees, and the significant costs and expenses associated with integrating two businesses of this size. There are also risks and challenges inherent in the combination of two businesses, operations and workforces, including the attendant risks that the anticipated cost savings and synergies and other benefits sought to be obtained from the Merger might not be achieved in the time frame contemplated or to the degree anticipated or at all.

•	Diversion of Focus. The Vistra Energy Board considered the risk that management focus, employee attention and resources for other strategic opportunities, as well as employee attention to operational matters, could be diverted for an extended period of time while the parties work to complete the Merger and integration process.

•	Employment Matters. The Vistra Energy Board considered the risk of losing key Dynegy employees during the pendency of the Merger and thereafter and appropriate steps to retain such employees.

•	Corporate Governance. The Vistra Energy Board considered the composition of the board of directors and management of the combined company and the potential for disagreement among directors and executive officers selected from two different organizations.

•	Dynegy Business Risks. The Vistra Energy Board considered certain risks inherent in Dynegy’s business and operations.

•	Other Risks Considered. The Vistra Energy Board also considered the types and nature of the risks described under the section entitled “Risk Factors” beginning on page 33, and the matters described under “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 59.

The foregoing discussion of factors considered by the Vistra Energy Board is not intended to be exhaustive but instead includes material factors considered by the Vistra Energy Board. In view of the wide variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the Vistra Energy Board did not consider it practical, nor did it attempt, to quantify, rank or otherwise assign relative weights to the different factors it considered in reaching its decision. In addition, individual members of the Vistra Energy Board may have given different weight to different factors.

The Vistra Energy Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather the Vistra Energy Board conducted an overall review of the factors described above, including discussions with the senior management team and outside legal and financial advisors and other consultants.

Dynegy’s Reasons for the Merger; Recommendation of the Dynegy Board

In evaluating the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, the Dynegy Board consulted with Dynegy senior management and Dynegy’s financial and legal advisors, and in recommending that Dynegy stockholders approve the Merger Proposal, the Dynegy Board considered a number of factors, risks and uncertainties, and a substantial amount of information, including the factors, risks and uncertainties set forth below.

Factors, Risks and Uncertainties

Dynegy Prospects

•	The current public market for shares of Dynegy Common Stock, including the following factors, all of which have negatively affected the price of shares of Dynegy Common Stock and other publicly traded independent power producers:

•	that uncertainty about regulatory, commodity prices and electricity market dynamics affecting the independent power producer industry has caused traditional investors in the sector to lose confidence in the potential for growth, which has resulted in lower valuation multiples for independent power producers, including Dynegy; and

•	that the limited number of publicly traded companies in the independent power producer industry and the decline in the total investible market capitalization of companies in the sector are impediments to traditional long term investors continuing to invest in the industry.

•	Dynegy’s current and historical business, financial condition, results of operations, competitive position, strategic options, capital requirements and prospects, and the nature of the industry and regulatory environment in which Dynegy competes, including:

•	that the energy commodities sector generally and U.S. energy (power) market, and in particular the independent power producer industry, continue to face a challenging environment; and

•	Dynegy’s current strategic plan (including its plan to strengthen its balance sheet and credit metrics by improving earnings via its earnings and cost improvement project, intrinsic growth of its retail business and identification and pursuit of extrinsic growth opportunities, and long-term allocation of capital to renewable opportunities that provide the appropriate risk adjusted returns), and prospects (including Dynegy’s current and projected debt leverage profile) if Dynegy were to remain a stand-alone publicly traded company, and the potential impact of those factors on the trading price of shares of Dynegy Common Stock (which cannot be quantified numerically).

•	The prospective risks associated with Dynegy continuing as a stand-alone publicly traded company, including the risks and uncertainties with respect to (1) achieving its growth, operating cash flow and profitability targets in light of the current and foreseeable market conditions, including the risks and uncertainties in the U.S. and the global economy generally and the power industry specifically, (2) general market conditions and volatility, including the performance of broad-based stock market indices and exchanges, and (3) risks and uncertainties described in the “risk factors” set forth in Dynegy’s Form 10-K for the fiscal year ended December 31, 2016.

Prospects of the Combined Company

•	Based on information available as of the date of the Merger Agreement, the Merger will result in a combined company with an implied pro forma equity value greater than $10 billion and an enterprise value greater than $20 billion.

•	The combined company is expected to achieve approximately $350 million in annual run-rate EBITDA enhancements and approximately $65 million (after tax) in annual run-rate free cash flow benefits from balance sheet and capital expenditure efficiencies.

•	With approximately $14 billion of adjusted EBITDA expected to be generated between 2018 and 2022, the combined company is expected to achieve approximately $5.5 billion in excess capital, to be available for capital allocation through 2022, with an emphasis on achieving 3 times gross debt to EBITDA by year-end 2019.

•	The combined company is expected to benefit from $2.0–2.5 billion of legacy Dynegy Net Operating Loss Carryforwards with an estimated net present value of approximately $500–600 million.

•	The combined company would have a stronger financial profile that is expected to facilitate faster long-term earnings growth due to a stronger balance sheet (including a better debt leverage profile), a more flexible capital structure, and projected robust cash flows that should position the combined company for expanded growth reinvestments, increased return of capital to stockholders and an enhanced platform to pursue potential M&A opportunities.

•	The combined company is projected to have pro forma liquidity of approximately $3.9 billion as of April 30, 2018 and gross debt to EBITDA declining to the combined company’s targeted 3 times by year-end 2019 (with net debt to EBITDA of 2.6 times by year-end 2019).

•	The combined company is projected to create the lowest-cost integrated power company in the industry and to position the combined company as the leading integrated retail and generation platform throughout key competitive power markets in the United States, serving approximately 240,000 commercial and industrial customers and 2.7 million residential customers in five top retail states, with estimated retail sales of 75 TWh in 2018.

•	The Merger enables Dynegy to accelerate its strategic plan to transition to an integrated business model, combining generation and retail, which would be difficult to achieve in a short period of time, on a stand-alone basis.

Financial Terms; Certainty of Value

•	The Exchange Ratio (0.652 shares of Vistra Energy Common Stock per each share of Dynegy Common Stock) represents an implied price of $13.24 per share of Dynegy Common Stock, based on the closing sale price of Vistra Energy Common Stock on the NYSE on October 27, 2017, the last full trading day prior to the date of the Merger Agreement, which is a premium of approximately 82% over the closing sale price per share of Dynegy Common Stock on the NYSE of $7.26 on May 18, 2017, the last full trading day prior to the publication of an article in The Wall Street Journal reporting that Vistra Energy had approached Dynegy about a potential combination transaction.

•	The Dynegy Board’s belief that the Exchange Ratio is more favorable to Dynegy stockholders than the risk-adjusted potential value that might result from the strategic alternatives reasonably available to Dynegy (including the alternative of remaining a stand-alone publicly traded company and other strategic alternatives that might be pursued by Dynegy, such as strategic business combinations, acquisitions of other businesses by Dynegy and dispositions of certain business segments of Dynegy).

•	The Exchange Ratio resulted from extensive negotiations between the parties.

•	It is expected that, immediately following the effective time of the Merger, former holders of Dynegy Common Stock will own approximately 21% of the combined company’s fully diluted equity.

•	The opinion of Morgan Stanley to the Dynegy Board to the effect that, as of the date thereof and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in Morgan Stanley’s written opinion, the Exchange Ratio pursuant to the Merger Agreement was fair, from a financial point of view, to the holders of shares of Dynegy Common Stock (other than the holders of the cancelled shares).

•	The financial presentation of PJT Partners and its opinion that, as of the date thereof and based upon and subject to the qualifications, limitations and assumptions set forth therein, the Exchange Ratio pursuant to the Merger Agreement was fair to the Dynegy stockholders (other than the holders of the cancelled shares and the Dynegy Principal Stockholders) from a financial point of view.

Strategic Alternatives

•	The Dynegy Board reviewed strategic alternatives available to Dynegy, including potential transactions with other counterparties, including Company A.

•	Dynegy senior management and financial advisor perspectives that potential counterparties to other alternative strategic alternative transactions, including strategic companies and financial sponsors, would either not be interested or capable of pursuing such transactions on terms as favorable as the transaction with Vistra Energy.

•	Following publicly reported rumors regarding a potential combination of Dynegy and Vistra Energy, no party indicated to Dynegy that it was interested in a possible merger or other strategic transaction with Dynegy.

Certain Terms of the Merger Agreement

•	The fact that the Dynegy stockholders would have an opportunity to vote on the adoption of the Merger Agreement.

•	Although the closing of the Merger is subject to regulatory approval, including U.S. antitrust approval, FERC approval, PUCT approval and NYPSC approval, the Dynegy Board believes that the parties will be able to obtain all required regulatory approvals and, in the event (1) the parties are unable to obtain all required regulatory approvals (other than with respect to the NYPSC approval), (2) the terms and conditions of such approvals, individually or in the aggregate, impose a specified burdensome effect (as defined in the Merger Agreement) and Vistra Energy elects not to consummate the Merger as a result, or (3) Vistra Energy breaches its obligations with respect to obtaining required regulatory approvals and the Merger Agreement is terminated in certain circumstances, Vistra Energy must pay Dynegy a termination fee of $100 million;

•	Vistra Energy will be required to pay Dynegy a termination fee of $100 million in the event the Merger Agreement is terminated (1) due to the Vistra Energy Board changing its recommendation in favor of the Merger or (2) in order for Vistra Energy to enter into a definitive agreement for a superior transaction.

•	Vistra Energy is obligated to reimburse Dynegy for certain fees and expenses up to $22 million in the event Vistra Energy stockholders do not approve the Merger Proposal or the Stock Issuance Proposal.

•	The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, with the result that a U.S. holder of Dynegy Common Stock generally would not recognize any gain or loss upon receipt of Vistra Energy Common Stock solely in exchange for Dynegy Common Stock in the Merger, except with respect to cash received in lieu of fractional shares of Vistra Energy Common Stock.

•	The governance provisions of the Merger Agreement specify that immediately after the effective time of the Merger, the board of directors of the combined company will be comprised of eleven members, with three of those members being current members of the Dynegy Board.

•	There is no third-party consent condition to the closing of the Merger.

•	Dynegy is permitted to seek specific performance remedies to cause Vistra Energy to perform its obligations under the Merger Agreement, including its obligation to close the Merger after the satisfaction or waiver of all applicable closing conditions.

•	The end date under the Merger Agreement, after which Dynegy or Vistra Energy, subject to specified exceptions, may terminate the Merger Agreement, allows for sufficient time to close the Merger.

•	The Dynegy Principal Stockholders entered into the Dynegy Stockholder Support Agreements. Pursuant to such merger support agreements, each of the Dynegy Principal Stockholders agreed to vote its shares of Dynegy Common Stock, as applicable, to approve the Merger Proposal. The Dynegy Stockholder Support Agreements will automatically terminate upon the earliest to occur of (i) a change of recommendation by the Dynegy Board, (ii) the termination of the Merger Agreement in accordance with its terms or (iii) the effective time of the Merger.

Dynegy No-Shop Provisions

•	Prior to obtaining Dynegy stockholder approval of the Merger Proposal, Dynegy is restricted from soliciting transactions from third parties as an alternative to the Merger. However, Dynegy may furnish information with respect to Dynegy and its subsidiaries to, or enter into discussions and negotiations with, third parties in connection with a written competing proposal that does not result from a breach of Dynegy’s non-solicitation obligations if the Dynegy Board determines in good faith (after consultation with a financial advisor and outside legal counsel) that such competing proposal constitutes or would reasonably be expected to result in a superior proposal.

•	Subject to compliance with the terms of the Merger Agreement, in response to the receipt of a written superior proposal that does not result from a breach of Dynegy’s non-solicitation obligations, the Dynegy Board may change its recommendation to Dynegy stockholders that they vote “FOR” the Merger Proposal or authorize Dynegy to terminate the Merger Agreement if the Dynegy Board determines in good faith (after consultation with outside legal counsel) that the failure to make such change in recommendation or to authorize such termination would be inconsistent with the Dynegy Board’s fiduciary duties under applicable law, subject to a four-business-day “match right” that would allow Vistra Energy to match a superior proposal, and which will renew for two additional business days upon any material revisions to the terms of the superior proposal.

•	Subject to compliance with the terms of the Merger Agreement, in response to certain developments that materially improves the business, assets or operations of Dynegy and its subsidiaries, taken as a whole, that was not known to the Dynegy Board or reasonably foreseeable as of the date of the Merger Agreement, the Dynegy Board may change its recommendation to Dynegy stockholders that they vote “FOR” the Merger Proposal if the Dynegy Board determines in good faith (after consultation with outside legal counsel) that the failure to make such change in recommendation would be inconsistent with the Dynegy Board’s fiduciary duties under applicable law, subject to a four-business-day “match right” that would allow Vistra Energy to improve the terms of the Merger Agreement to Dynegy.

•	The structure of the transaction as a merger allows sufficient time for a third party to make a superior proposal if it desires to do so.

•	The Dynegy Board’s consideration of the foregoing provisions in the context of other strategic alternatives available to Dynegy, including hypothetical strategic transactions with parties other than Vistra Energy, and the Dynegy financial advisors’ presentations regarding the likelihood that such parties would be interested in pursuing any such strategic transaction, and publicly reported rumors regarding a strategic transaction between Dynegy and Vistra Energy.

•	The Dynegy Board’s belief, in light of the foregoing context, that it was unlikely that any third party would make a competing proposal to acquire Dynegy. Further, the Dynegy Board believes that the no-shop provisions were reasonable in light of such context, consistent with non-solicitation provisions in comparable transactions, and not preclusive of other offers.

•	The Merger Agreement requires Dynegy to pay Vistra Energy a termination fee of $87,000,000, or approximately 4% of the implied equity value and approximately 1% of the implied enterprise value of Dynegy based on the Exchange Ratio as of the date of the Merger Agreement, if Vistra Energy terminates the Merger Agreement because the Dynegy Board changes its recommendation to Dynegy stockholders or if Dynegy terminates the Merger Agreement to enter into a definitive agreement for a superior proposal, which the Dynegy Board believes is reasonable in light of the circumstances (including the context discussed above, the overall terms of the Merger Agreement and the amount of such termination fee being consistent with fees in comparable transactions and not preclusive of other offers).

Risks, Uncertainties and Other Factors Weighing Negatively Against the Merger

•	The Exchange Ratio is fixed and will not change based on changes in the trading prices of Vistra Energy Common Stock or Dynegy Common Stock or changes in the business performance or financial results of Vistra Energy or Dynegy. Accordingly, if the value of Dynegy’s businesses increases relative to the value of Vistra Energy’s businesses prior to completion of the Merger, Dynegy stockholders’ percentage ownership in the combined company may be less than Dynegy’s relative contribution to the combined company. However, the Dynegy Board determined that the method for determining the Exchange Ratio was appropriate and the risks acceptable in view of the relative intrinsic values and financial performance of Vistra Energy and Dynegy and the historic trading prices of Vistra Energy Common Stock and Dynegy Common Stock. The Dynegy Board also noted the inclusion in the Merger Agreement of certain structural protections, such as the Dynegy Board’s right to change its recommendation in the event of certain unforeseeable developments or changes in circumstances that materially improve Dynegy’s and its subsidiaries’ business, assets or operations, taken as a whole.

•	The risk that the Merger will be delayed or will not be completed, including the risk that the required U.S. antitrust approval, FERC approval, PUCT approval or NYPSC approval for the Merger may not be obtained.

•	The risk that, as a condition to granting a required regulatory approval, a governmental entity may impose conditions that materially change the expected financial position, assets or results of operations of the combined company after the effective time of the Merger.

•	The potential loss of value to Dynegy stockholders and the potential negative impact on the financial position, operations and prospects of Dynegy if the Merger is delayed or is not completed for any reason.

•	The risk, if the Merger is not consummated, that the pendency of the Merger could affect adversely the relationship of Dynegy and its subsidiaries with their respective regulators, customers, employees, suppliers, agents and others with whom they have business dealings.

•	Vistra Energy may furnish information with respect to Vistra Energy and its subsidiaries to, or enter into discussions and negotiations with, third parties in connection with a written competing proposal that does not result from a breach of Vistra Energy’s non-solicitation obligations if the Vistra Energy Board determines in good faith (after consultation with a financial advisor and outside legal counsel) that such competing proposal constitutes or would reasonably be expected to result in a superior proposal.

•	Subject to compliance with the terms of the Merger Agreement, in response to the receipt of a written superior proposal that does not result from a breach of Vistra Energy’s non-solicitation obligations, the Vistra Energy Board may change its recommendation to Vistra Energy stockholders that they approve the Merger Proposal or authorize Vistra Energy to terminate the Merger Agreement if the Vistra Energy Board determines in good faith (after consultation with a financial advisor and outside legal counsel) that the failure to make such change in recommendation or to authorize such termination would be inconsistent with the Vistra Energy Board’s fiduciary duties under applicable law, subject to a four business day “match right” that would allow Dynegy to match a superior proposal, and which will renew for two additional business days upon any material revisions to the terms of the superior proposal.

•	Subject to compliance with the terms of the Merger Agreement, in response to certain developments that materially improves the business, assets or operations of Vistra Energy and its subsidiaries, taken as a whole, that was not known to the Vistra Energy Board or reasonably foreseeable as of the date of the Merger Agreement, the Vistra Energy Board may change its recommendation to Vistra Energy stockholders that they approve the Merger Proposal if the Vistra Energy Board determines in good faith (after consultation with a financial advisor and outside legal counsel) that the failure to make such change in recommendation would be inconsistent with the Vistra Energy Board’s fiduciary duties under applicable law, subject to a four business day “match right” that would allow Dynegy to improve the terms of the Merger Agreement to Vistra Energy.

•	The terms of the Merger Agreement that restrict the conduct of Dynegy’s businesses prior to completion of the Merger, which may delay or prevent Dynegy from undertaking business opportunities that may arise prior to completion of the Merger and the resultant risk if the Merger is not consummated.

•	The substantial costs to be incurred in connection with the Merger, including (1) the substantial management time and effort required to close the Merger and the related disruption to Dynegy’s day-to-day operations during the interim period between execution of the Merger Agreement and the closing, (2) the expenses arising from potential litigation and (3) transaction expenses arising from the Merger.

•	The challenges inherent in combining the businesses, operations and workforces of Dynegy and Vistra Energy.

•	The number of Dynegy directors on the board of directors of the combined company will represent less than half of the members of the combined company’s board of directors.

•	Forecasts of future results of operations and benefits are necessarily estimates based on assumptions, the risk of not realizing anticipated benefits and cost savings between Dynegy and Vistra Energy and the potential risk that other anticipated benefits might not be realized.

•	The risk that Dynegy may be required to reimburse Vistra Energy for certain fees and expenses up to $22 million if Dynegy stockholders do not approve the Merger Proposal.

•	The absence of appraisal rights for Dynegy stockholders.

•	The Dynegy Board also was apprised of certain interests in the Merger of Dynegy’s directors and executive officers that may be different from, or in addition to, the interests of Dynegy stockholders generally. These interests include (1) the continued service of certain directors of Dynegy as directors of Vistra Energy, (2) the treatment of equity incentive awards, including acceleration of vesting under Dynegy PSUs upon consummation of the Merger and the potential for accelerated vesting of other awards upon a qualifying termination of employment following the Merger, (3) the potential for enhanced severance benefits for executive officers upon a qualifying termination of employment following the Merger and (4) the interests of Dynegy’s directors and officers in continued indemnification and insurance coverage that will be provided by the surviving corporation following the effective time of the Merger pursuant to the terms of the Merger Agreement.

Other Considerations

•	The Dynegy Board’s fiduciary duties in light of the foregoing.

•	The resolutions approving the Merger Agreement were unanimously approved by the Dynegy Board, which is comprised of a majority of independent directors and not employees of Dynegy or any of its subsidiaries and which retained and received advice from Dynegy’s outside legal counsel and financial advisors.

Conclusion

The Dynegy Board unanimously believes that, overall, the potential benefits of the Merger to Dynegy stockholders outweigh the risks and uncertainties of the Merger.

The foregoing discussion of factors considered by the Dynegy Board is not intended to be exhaustive but instead includes material factors considered by the Dynegy Board. In light of the variety of factors considered in connection with its evaluation of the Merger, including the factors set forth above and other factors, the Dynegy Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Moreover, each member of the Dynegy Board applied his or her own personal business judgment to the process and may have given different weight to different factors. The Dynegy Board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Dynegy Board based its recommendation on the totality of the information presented.

Opinion of Vistra Energy’s Financial Advisor

Citigroup Global Markets Inc., which is referred to herein as Citi, was retained by Vistra Energy to act as its financial advisor in connection with the Merger and to provide financial advice and assistance and, upon Vistra Energy’s request, to render a financial opinion, in each case in connection therewith. The Vistra Energy Board selected Citi to act as its financial advisor based on Citi’s qualifications, expertise and reputation, its knowledge of and involvement in recent transactions in Vistra Energy’s industry and its knowledge and understanding of the business and affairs of Dynegy. In connection with this engagement, Vistra Energy requested that Citi evaluate the fairness, from a financial point of view, of the Exchange Ratio of 0.652x provided for in the Merger Agreement. On October 29, 2017, at a meeting of the Vistra Energy Board, Citi rendered to the Vistra Energy Board (in its capacity as such) an oral opinion, which was subsequently confirmed by delivery of a written opinion, dated October 29, 2017, to the effect that, as of that date and based on and subject to the matters, considerations and limitations set forth in the opinion, Citi’s work and other factors it deemed relevant, each as described in greater detail below, the Exchange Ratio of 0.652x provided for in the Merger Agreement was fair, from a financial point of view, to Vistra Energy.

The full text of Citi’s written opinion, dated October 29, 2017, to the Vistra Energy Board, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi in rendering its opinion, is attached to this joint proxy statement and prospectus as Annex B and is incorporated into this joint proxy statement and prospectus by reference in its entirety. You are encouraged to read the full text of Citi’s written opinion in its entirety. Citi’s opinion, the issuance of which was authorized by Citi’s fairness opinion committee, was provided to the Vistra Energy Board (in its capacity as such) in connection with its evaluation of the Merger and was limited to the fairness, from a financial point of view, as of the date of the opinion, to Vistra Energy of the Exchange Ratio. Citi’s opinion does not address any other aspects or implications of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Merger or any related matter. Citi’s opinion does not address the underlying business decision of Vistra Energy to effect the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for Vistra Energy or the effect of any other transaction in which Vistra Energy might engage. The following is a summary of Citi’s opinion and the methodology that Citi used to render its opinion.

In arriving at its opinion, Citi, among other things:

•	reviewed a draft, dated October 29, 2017, of the Merger Agreement;

•	held discussions with certain senior officers, directors and other representatives and advisors of Vistra Energy concerning the businesses, operations and prospects of Vistra Energy and Dynegy;

•	examined certain publicly available business and financial information relating to Vistra Energy and Dynegy as well as certain financial forecasts and other information and data relating to Vistra Energy and Dynegy which were provided to Citi by the management of Vistra Energy, including financial forecasts related to Vistra Energy and Dynegy, that Citi was directed to use in connection with its analysis and its opinion, which are referred to herein as the Forecasts, and information relating to the potential pro forma financial effects and operational benefits, including streamlining of costs and operational, capital structure and capital expenditure efficiencies, anticipated by the management of Vistra Energy to result from the Merger (including the amount, timing and achievability thereof), which are referred to herein as the Merger Benefits;

•	reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Vistra Energy Common Stock and Dynegy Common Stock, the historical and projected earnings and other operating data of Vistra Energy and Dynegy, and the capitalization and financial condition of Vistra Energy and Dynegy;

•	considered, to the extent publicly available, the financial terms of certain other transactions that Citi considered relevant in evaluating the Merger;

•	analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citi considered relevant in evaluating those of Vistra Energy and Dynegy;

•	evaluated certain potential pro forma financial effects of the Merger on Vistra Energy; and

•	conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citi deemed appropriate in arriving at its opinion.

In rendering its opinion, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of the management of Vistra Energy that they were not aware of any relevant information that had been omitted or that remained undisclosed to Citi. With respect to the Forecasts and the Merger Benefits, Citi was advised by the management of Vistra Energy that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Vistra Energy as to the future financial performance of Vistra Energy and Dynegy, the potential pro forma financial effects and operational benefits, including streamlining of costs and operational, capital structure and capital expenditure efficiencies, anticipated to result from the Merger (including the amount, timing and achievability thereof) and the other matters covered thereby and assumed, with the consent of the Vistra Energy Board, that the financial results (including the potential pro forma financial effects and operational benefits, including streamlining of costs and operational, capital structure and capital expenditure efficiencies, anticipated to result from the Merger) reflected in the Forecasts and the Merger Benefits would be realized in the amounts and at the times projected. In addition, Citi relied, at the direction of the Vistra Energy Board, upon the assessments of the management of Vistra Energy, as to, among other things, (i) the potential impact on Vistra Energy and Dynegy of certain market, competitive, cyclical and other trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the merchant power generation industry, including assumptions of the management of Vistra Energy as to, among other things, future commodity, capacity markets, wholesale and retail energy prices, operational, maintenance and production costs, transmission capacity and demand for energy commodities reflected in the financial forecasts and other information and data utilized in Citi’s analysis or otherwise relevant for purposes of its opinion, which are subject to significant volatility and which, if different than as assumed, could have a material impact on its analyses and opinion and (ii) existing and future commercial relations, agreements and arrangements of Vistra Energy and Dynegy. Citi assumed, with the consent of the Vistra Energy Board, that there would be no developments with respect to any such matters that would have an adverse effect on Vistra Energy and Dynegy or the Merger or that otherwise would be meaningful in any respect to its analyses or opinion.

Citi also assumed, with the consent of the Vistra Energy Board, that the Merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third-party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Vistra Energy, Dynegy or the contemplated benefits of the Merger that would be material to Citi’s analysis or opinion. Representatives of Vistra Energy advised Citi, and Citi assumed, that the final terms of the Merger Agreement would not vary in any material respect from those set forth in the draft Citi reviewed. Citi also assumed, with the consent of the Vistra Energy Board, that, for U.S. federal income tax purposes, the Merger would be treated as a tax-free reorganization under the provisions of Section 368(a) of the Code. Citi did not express any opinion as to what the value of the Vistra Energy Common Stock actually would be when issued pursuant to the Merger or the price at which the Vistra Energy Common Stock will trade at any time. Citi did not make and it was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Vistra Energy or Dynegy nor did it make any physical inspection of the properties or assets of Vistra Energy or Dynegy. Citi also did not express any view as to, and its opinion does not address, the underlying business decision of Vistra Energy to effect the Merger, the relative merits of the Merger as compared to any alternative business strategies or transactions that might exist for Vistra Energy or the effect of any other transaction in which Vistra Energy might engage. Citi expressed no view as to, and its opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Exchange Ratio. Citi’s opinion was necessarily based upon information available to it, and financial, stock market and other conditions and circumstances existing, as of the date of its opinion. The issuance of Citi’s opinion was authorized by Citi’s fairness opinion committee.

In preparing its opinion, Citi performed a variety of financial, comparative and other analyses, including those described below. The summary of these analyses is not a complete description of Citi’s opinion or the analyses underlying, and factors considered in connection with, Citi’s opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Citi arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Accordingly, Citi believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying such analyses and its opinion.

In its analyses, Citi considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Vistra Energy and Dynegy. No company, business or transaction used in those analyses as a comparison is identical or directly comparable to Vistra Energy, Dynegy or the Merger and an evaluation of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments reviewed or transactions analyzed.

The estimates contained in Citi’s analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Citi’s analyses are inherently subject to substantial uncertainty.

Citi was not requested to, and it did not, recommend the Exchange Ratio. The type and amount of consideration payable in the Merger was determined through negotiations between Vistra Energy and Dynegy and the decision to enter into the Merger was solely that of the Vistra Energy Board. Citi’s opinion was only one of many factors considered by the Vistra Energy Board in its evaluation of the Merger and should not be viewed as determinative of the views of the Vistra Energy Board or Vistra Energy’s management with respect to the Merger or the consideration payable in the Merger.

The following is a summary of the material financial analyses presented to the Vistra Energy Board in connection with the delivery of Citi’s opinion. Some of these analyses included public information that had been updated to the latest available information as of the time of the presentation and which were presented orally to the Vistra Energy Board at its meeting on October 29, 2017. The financial analyses summarized below include information presented in tabular format. In order to fully understand Citi’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Citi’s financial analyses.

For purposes of the financial analyses described below, (i) the term “EBITDA” means earnings before interest, taxes, depreciation and amortization; (ii) the term “EV/EBITDA” means enterprise value to one year forward EBITDA multiple; (iii) the term “NOL” means net operating loss; (iv) the term “current share price” means the closing share price on October 27, 2017, the last trading day before the proposed merger was announced, (v) the term “pre-leak share price” means the closing share price on October 20, 2017, the last trading day before the week of October 23, 2017, when rumors of the transaction re-emerged, including a The Wall Street Journal article published on October 25, 2017, reporting advanced merger negotiations between Vistra Energy and Dynegy, and (vi) the term “unaffected share price” means the closing share price on May 18, 2017, the last trading day before The Wall Street Journal published an article reporting potential merger negotiations between Vistra Energy and Dynegy. In calculating implied exchange ratio reference ranges as reflected in the financial analyses described below, Citi (i) divided the low-end of the approximate implied equity value per share reference ranges derived for Dynegy from such analyses by the high-end of the approximate implied equity value per share reference ranges derived for Vistra Energy from such analyses in order to calculate the low-end of the implied exchange ratio reference ranges and (ii) divided the high-end of the approximate implied equity value per share reference ranges derived for Dynegy from such analyses by the low-end of the approximate implied equity value per share reference ranges derived for Vistra Energy from such analyses in order to calculate the high-end of the implied exchange ratio reference ranges.

Discounted Cash Flow Analysis

Citi performed a discounted cash flow analysis of each of Vistra Energy and Dynegy in which Citi calculated the estimated present value of the standalone unlevered free cash flows that Vistra Energy and Dynegy were forecasted to generate during calendar year 2018 through calendar year 2023, based on the Forecasts.

With respect to Citi’s discounted cash flow analysis of Vistra Energy, unlevered free cash flow was calculated based on the Forecasts by taking EBITDA and subtracting depreciation and amortization to derive “EBIT,”; subtracting from EBIT illustrative income taxes on EBIT and TRA payments; adding back depreciation and amortization; subtracting capital expenditures; and adjusting for changes in working capital and the impact of the announced retirements of Vistra Energy’s Big Brown, Sandow and Monticello units. Citi calculated terminal enterprise values for Vistra Energy by applying illustrative EV/EBITDA multiples ranging from 8.0x to 9.0x to estimates of Vistra Energy’s EBITDA for calendar year 2023, as reflected in the Forecasts. Citi derived the range of EV/EBITDA multiples based on its professional judgment taking into account the average of the EV/EBITDA multiples of Calpine Corporation (based on Calpine’s unaffected equity value per share as of May 10, 2017 when rumors of a potential sale emerged) and NRG Energy Inc. (based on pro forma NRG Energy Inc. for full transformational plan as announced by NRG Energy Inc. on July 12, 2017), publicly traded companies in the merchant generation industry. The forecasted unlevered free cash flows for Vistra Energy for calendar years 2018 through 2023 and the derived range of terminal enterprise values were then discounted to present values, as of January 1, 2018, using discount rates ranging from 6.7% to 7.6%, which Citi derived based on estimates of Vistra Energy’s weighted average cost of capital. The present values of the unlevered free cash flows and the range of derived terminal enterprise values were then adjusted for projected cash, preferred equity and debt balances as of December 31, 2017, to derive a range of implied equity values for Vistra Energy. Citi then divided the range of implied equity values for Vistra Energy by the total number of fully diluted shares outstanding of Vistra Energy calculated using information provided by Vistra Energy management, to derive approximate implied per share equity value reference ranges of $16.74 to $19.76 for Vistra Energy.

With respect to Citi’s discounted cash flow analysis of Dynegy, unlevered free cash flow was calculated based on the Forecasts by taking EBITDA and subtracting depreciation and amortization to derive “EBIT,”; subtracting from EBIT illustrative income taxes on EBIT; adding back depreciation and amortization; subtracting capital expenditures; and subtracting certain other expenses including asset retirement obligations, pension, environmental capital projects and uprate investments. Citi calculated terminal enterprise values for Dynegy by applying illustrative EV/EBITDA multiples ranging from 8.0x to 9.0x to estimates of each of Dynegy’s EBITDA for calendar year 2023, as reflected in the Forecasts. Citi derived the range of EV/EBITDA multiples based on its professional judgment taking into account the average of the EV/EBITDA multiples of Calpine Corporation (based on Calpine’s unaffected equity value per share as of May 10, 2017 when rumors of a potential sale emerged) and NRG Energy Inc. (based on pro forma NRG Energy Inc. for full transformational plan as announced by NRG Energy Inc. on July 12, 2017), publicly traded companies in the merchant generation industry. The unlevered free cash flows for Dynegy for calendar years 2018 through 2023, the derived range of terminal enterprise values and estimates of Dynegy’s NOL usage through 2041 on a stand-alone basis from its NOL as reflected in the Forecasts, were then discounted to present values, as of January 1, 2018, using discount rates ranging from 7.0% to 7.7%, which Citi derived based on estimates of Dynegy’s weighted average cost of capital. The present values of the unlevered free cash flows, the range of derived terminal enterprise values and estimated usage of Dynegy’s NOLs were then adjusted for projected cash, non-controlling interest and debt balances as of December 31, 2017, to derive a range of implied equity values for Dynegy. Citi then divided the range of implied equity values for Dynegy by the total number of fully diluted shares outstanding of Dynegy, calculated using information provided by Dynegy management, to derive approximate implied per share equity value reference ranges of $11.45 to $17.82 for Dynegy.

Utilizing the approximate implied per share equity value reference ranges derived for Vistra Energy and Dynegy described above, Citi calculated the following implied exchange ratio reference range, as compared to the Exchange Ratio of 0.652x provided for in the Merger Agreement:

Implied Exchange Ratio Reference Range
0.579x – 1.065x

Citi noted that the above exchange ratio reference range implied an overall range of contributed equity values by Vistra Energy and Dynegy to Vistra Energy, on a pro forma basis giving effect to the consummation of the proposed transaction, of approximately 70.0% to 81.0%, in the case of Vistra Energy, and approximately 30.0% to 19.0%, in the case of Dynegy, as compared to the ownership of holders of Vistra Energy Common Stock, and the ownership of holders of Dynegy Common Stock, in Vistra Energy, on a pro forma basis giving effect to the consummation of the proposed transaction, implied by the Exchange Ratio, of 79.0% and 21.0%, respectively.

Sum-of-the-Parts Analysis

Citi performed a sum-of-the-parts analysis to calculate an approximate implied per share equity value reference range for Vistra Energy based on separate valuations for Vistra Energy’s different generation power plants and its retail business conducted through TXU Energy Retail Company LLC (“TXU Energy”), as follows:

•	Generation power plants, valued by applying a $276/kW weighted average multiple based on select precedent transactions in the ERCOT region (11,347 MW), Vistra Energy management’s expected cost to build the Upton Solar 2 power plant (180 MW) and Wall Street analyst research value for the Comanche Peak nuclear power plant (2,300 MW); and

•	Retail business of TXU Energy, valued by applying 2018 EV/EBITDA multiple of 8.5x derived based on Wall Street analyst research to Vistra Energy management’s estimated 2018 EBITDA for TXU Energy as reflected in the Forecasts.

In performing the sum-of-the-parts analysis Citi performed a sensitivity analysis of the valuation of Vistra Energy’s power plant assets by applying a sensitivity range of +/- 5% to the implied multiple of $276/kW applied to those assets in the aggregate (based on the individual kW multiples described above) and a sensitivity range of +/- 0.5x to the 2018 EV/EBITDA multiple of 8.5x applied to TXU Energy’s estimated EBITDA for calendar year 2018. Enterprise values were adjusted for projected cash, preferred equity and debt balances as of December 31, 2017. Based on this analysis and the assumptions and methodologies described above, Citi derived an approximate implied per share equity value reference range for Vistra Energy of $17.07 to $19.78 per share, with a mid-point of $18.43 per share.

Citi also performed a sum-of-the-parts analysis to calculate an approximate implied per share equity value reference range for Dynegy based on separate valuations for Dynegy’s power plants in the different electricity markets, its retail business and its NOLs, as follows:

•	Generation power plants, valued by applying a $345/kW weighted average multiple based on select precedent transactions in the following regions: PJM (10,871 MW), ISO-NE (3,518 MW), ERCOT (4,529 MW), NYISO (1,212 MW), CAISO (1,185 MW), IPH (3,563 MW) and MISO (1,323 MW);

•	Retail business, valued by applying a 2018 EV/EBITDA multiple of 6.5x, derived based on EV/EBITDA multiple for Calpine’s acquisition of Noble Americas Energy Solutions in 2016, to Vistra Energy management’s estimated 2018 EBITDA for Dynegy’s retail business as reflected in the Forecasts; and

•	NOLs, valued based on projected NOL usage through 2041 as reflected in the Forecasts discounted to present value, as of January 1, 2018, using a 7.4% discount rate, which Citi derived based on Dynegy’s weighted average cost of capital.

In performing the sum-of-the-parts analysis Citi also performed a sensitivity analysis of the valuation of Dynegy’s power plant assets by applying a sensitivity range of +/- 5% to the implied multiple of $345/kW applied to those assets in the aggregate (based on the individual kW multiples described above) and a sensitivity range of +/- 0.5x to the 2018 EV/EBITDA multiple of 6.5x applied to the estimated EBITDA from the Dynegy retail business for calendar year 2018. Enterprise values were adjusted for projected cash, non-controlling interest and debt balances as of December 31, 2017. Based on this analysis and the assumptions and methodologies described above, Citi derived an approximate implied per share equity value reference range for Dynegy of $10.34 to $15.77 per share, with a mid-point of $13.05 per share.

Utilizing the approximate implied per share equity value reference ranges derived for Vistra Energy and Dynegy described above, Citi calculated the following implied exchange ratio reference range, as compared to the Exchange Ratio of 0.652x provided for in the Merger Agreement:

Implied Exchange Ratio Reference Range
0.523x – 0.924x

Citi noted that the above exchange ratio reference range implied an overall range of contributed equity values by Vistra Energy and Dynegy to Vistra Energy, on a pro forma basis giving effect to the consummation of the proposed transaction, of approximately 73.0% to 82.0%, in the case of Vistra Energy, and approximately 27.0% to 18.0%, in the case of Dynegy, as compared to the ownership of holders of Vistra Energy Common Stock, and the ownership of holders of Dynegy Common Stock in Vistra Energy, on a pro forma basis giving effect to the consummation of the proposed transaction, implied by the Exchange Ratio of 79.0% and 21.0%, respectively.

Illustrative Value Creation Analysis

Citi performed an illustrative value creation analysis in which Citi observed the impact of the proposed merger on the equity value of Vistra Energy shares owned by Vistra Energy stockholders by calculating and comparing illustrative per share equity values for Vistra Energy on a standalone basis and Vistra Energy on a pro forma basis giving effect to the consummation of the proposed transaction, as of December 31 of each of calendar years 2017 through 2022. For purposes of this analysis, Citi calculated enterprise values by applying illustrative EV/EBITDA multiples to estimates of Vistra Energy’s EBITDA for each calendar year, on a standalone basis and on a pro forma basis giving effect to the consummation of the proposed transaction, as reflected in the Forecasts, assuming, per Vistra Energy’s management guidance, debt paydown during calendar years 2017 through 2022 with a target gross debt to EBITDA multiple of 3.0x, and with respect to Vistra Energy on a standalone basis, minimum cash balance of $1,000 million and excess cash paid out in dividend each year. Enterprise values were adjusted for projected cash, preferred equity and debt balances as of December 31 of each calendar year, to derive implied equity values. With respect to Vistra Energy on a standalone basis, Citi divided the implied equity values by the total number of fully diluted shares outstanding of Vistra Energy calculated using information provided by Vistra Energy management, and also added estimates of cumulative dividends per share for each calendar year, to derive approximate implied per share equity values for Vistra Energy on a standalone basis as of December 31 of each of calendar years 2017 through 2022. With respect to Vistra Energy, on a pro forma basis giving effect to the consummation of the proposed transaction, Citi multiplied the resulting equity values for each calendar year by 79%, representing the ownership of holders of Vistra Energy Common Stock in Vistra Energy, on a pro forma basis giving effect to the consummation of the proposed transaction, and divided by the total number of fully diluted shares outstanding of Vistra Energy calculated as described above to derive approximate implied per share equity values for Vistra Energy, on a pro forma basis giving effect to the consummation of the proposed transaction, as of December 31 of each of calendar years 2017 through 2022.

The results of these analyses are provided in the table below:

	2017	2018	2019	2020	2021	2022
Per Share Equity Value—Vistra Energy Pro Forma for Merger	$22.32	$28.17	$29.48	$29.38	$29.85	$32.70
Per Share Equity Value—Vistra Energy Standalone	$19.03	$20.74	$21.93	$23.09	$24.06	$25.19

Implied Value Creation	$3.29	$7.43	$7.54	$6.29	$5.79	$7.51

Relative Contributions Analysis

Citi performed a relative contribution analysis in which Citi observed the relative contributions of Vistra Energy and Dynegy to Vistra Energy, on a pro forma basis giving effect to the consummation of the proposed transaction, based on the following metrics: (i) implied equity values based on current share prices, pre-leak share prices and unaffected share prices of Vistra Energy Common Stock and Dynegy Common Stock and equity values implied by the proposed merger based on Vistra Energy’s pre-leak share price; (ii) Vistra Energy’s and Dynegy’s estimated EBITDA for calendar years 2018 through 2023; (iii) Vistra Energy’s and Dynegy’s estimated pre-tax unlevered free cash flow for calendar years 2018 through 2023; and (iv) Vistra Energy’s and Dynegy’s estimated pre-tax levered free cash flow for calendar years 2018 through 2023. Financial data of Vistra Energy and Dynegy was based on the Forecasts. Vistra Energy’s pre-tax unlevered free cash flow reflected deduction for TRA Payments. Implied ownership based on EBITDA and pre-tax unlevered free cash flow, was adjusted for year-end 2017 expected leverage, based on pre-leak enterprise value builds. This analysis indicated an implied relative equity ownership of holders of Vistra Energy Common Stock in Vistra Energy, on a pro forma basis giving effect to the proposed transaction, based on the financial metrics described above ranging from 54.8% to 86.5%, and an implied exchange ratio ranging from 2.022x to 0.383x.

Certain Informational Factors

Citi also observed certain additional factors that were not considered part of Citi’s financial analyses with respect to its opinion but were referenced for informational purposes, including, among other factors, the following:

•	undiscounted publicly available Wall Street research analysts’ price targets for Vistra Energy Common Stock and Dynegy Common Stock, which indicated standalone price targets for Vistra Energy Common Stock and Dynegy Common Stock of $19.00 to $22.00 per share and $7.00 to $18.00 per share, respectively, and an implied exchange ratio reference range of 0.318x to 0.947x as compared to the Exchange Ratio of 0.652x provided for in the Merger Agreement; and

•	the historical prices of Vistra Energy Common Stock and Dynegy Common Stock during the 52-week period ended October 27, 2017, which indicated a 52-week low to high per share price range for Vistra Energy Common Stock and Dynegy Common Stock of $13.60 to $20.49 and $5.93 to $11.22, respectively, and an implied exchange ratio reference range of 0.289x to 0.825x as compared to the Exchange Ratio of 0.652x provided for in the Merger Agreement.

Miscellaneous

In connection with the Merger, Citi and Vistra Energy executed an engagement letter on October 12, 2017. Under the terms of Citi’s engagement, Vistra Energy has agreed to pay Citi an aggregate fee of $19 million, of which $1.5 million was payable upon delivery of its opinion and the remainder is payable contingent on consummation of the Merger. In addition, Vistra Energy has agreed to reimburse Citi for its expenses and to indemnify Citi against certain liabilities arising out of its engagement.

Citi and its affiliates in the past have provided, and currently are providing and in the future may provide, investment banking services to Vistra Energy unrelated to the proposed merger, for which services Citi and such affiliates have received compensation, including, without limitation, during the two-year period prior to the date of its written opinion, having acted as joint lead arranger in connection with certain term loan credit facilities of Vistra Energy, for which Citi received $1.1 million. Citi and its affiliates in the past have provided, and currently are providing and in the future may provide, services to EFH Corp., Vistra Energy’s parent company until October 2016, unrelated to the proposed merger, for which services Citi and such affiliates have received compensation, including, without limitation, during the two-year period prior to the date of its written opinion, having acted or acting as lead arranger, administrative agent and/or bookrunner in connection with certain term loan and other credit facilities of EFH Corp, for which Citi received $30.1 million. In the ordinary course of its business, Citi and its affiliates may actively trade or hold the securities of Vistra Energy, Dynegy, EFH Corp. and their respective affiliates for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citi and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Vistra Energy, Dynegy, EFH Corp. and their respective affiliates.

Vistra Energy selected Citi to act as its financial advisor in connection with the Merger based on Citi’s reputation and experience. Citi is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with transactions and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Opinions of Dynegy’s Financial Advisors

Opinion of Morgan Stanley

Morgan Stanley was retained by Dynegy to act as its financial advisor in connection with the Merger and to provide financial advice and assistance and, upon Dynegy’s request, to render a financial opinion, in each case in connection therewith. The Dynegy Board selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation, its knowledge of and involvement in recent transactions in Dynegy’s industry and its knowledge and understanding of the business and affairs of Dynegy. On October 29, 2017, Morgan Stanley rendered its oral opinion, which was subsequently confirmed in writing, to the Dynegy Board to the effect that, as of that date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in Morgan Stanley’s written opinion, the Exchange Ratio pursuant to the Merger Agreement was fair, from a financial point of view, to the holders of shares of Dynegy Common Stock (other than the holders of the cancelled shares).

The full text of the written opinion of Morgan Stanley delivered to the Dynegy Board, dated October 29, 2017, is attached as Annex C and incorporated into this joint proxy statement and prospectus by reference in its entirety. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. Dynegy stockholders are urged to, and should, read the opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to the Dynegy Board and addresses only the fairness, from a financial point of view, of the Exchange Ratio pursuant to the Merger Agreement to the holders of shares of Dynegy Common Stock (other than the holders of the cancelled shares) as of the date of the opinion. Morgan Stanley’s opinion did not address any other aspect of the Merger or other transactions contemplated by the Merger Agreement, including the price at which shares of Vistra Energy Common Stock might actually trade following consummation of the Merger or at any time, the relative merits of the Merger as compared to other business or financial strategies that might be available to Dynegy or the underlying business decision of Dynegy to enter into the Merger Agreement or proceed with any other transaction contemplated by the Merger Agreement. The opinion was not intended to, and does not, constitute advice or a recommendation to any holder of shares of Dynegy Common Stock or any holder of shares of Vistra Energy Common Stock as to how to vote at the stockholder’s meetings to be held in connection with the Merger. The summary of Morgan Stanley’s opinion set forth in this joint proxy statement and prospectus is qualified in its entirety by reference to the full text of Morgan Stanley’s opinion.

For purposes of rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of Dynegy and Vistra Energy, respectively;

•	reviewed certain internal financial statements and other financial and operating data concerning Dynegy and Vistra Energy, respectively;

•	reviewed the Dynegy Management Projections prepared by the management of Dynegy;

•	reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the managements of Dynegy and Vistra Energy, respectively;

•	discussed the past and current operations and financial condition and the prospects of Dynegy, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Dynegy;

•	reviewed the pro forma impact of the Merger on Vistra Energy’s cash flow, consolidated capitalization and certain financial ratios of Vistra Energy;

•	reviewed the reported prices and trading activity for the Dynegy Common Stock and the Vistra Energy Common Stock;

•	compared the financial performance of Dynegy and Vistra Energy and the prices and trading activity of the Dynegy Common Stock and the Vistra Energy Common Stock with that of certain other publicly traded companies that Morgan Stanley deemed to be comparable with Dynegy and Vistra Energy, respectively, and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions that Morgan Stanley deemed to be comparable;

•	reviewed the Merger Agreement and certain related documents in the form of drafts as of October 28, 2017; and

•	performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by Dynegy and Vistra Energy, and formed a substantial basis for Morgan Stanley’s opinion. With respect to the Dynegy Management Projections, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best then-currently available estimates and judgments of the management of Dynegy of the future financial performance of Dynegy and Vistra Energy. Morgan Stanley relied upon, without independent verification, the assessment by the managements of Dynegy and Vistra Energy of: (i) the strategic, financial and other benefits expected to result from the Merger; (ii) the timing and risks associated with the integration of Dynegy and Vistra Energy; (iii) their ability to retain key employees of Dynegy and Vistra Energy, respectively; and (iv) the validity of, and risks associated with, Dynegy’s and Vistra Energy’s existing and future technologies, intellectual property, products, services and business models. In addition, Morgan Stanley assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement draft dated October 28, 2017 without any waiver, amendment or delay of any material terms or conditions, including, among other things, that the Merger will be treated as a tax-free reorganization pursuant to the Section 368(a) of the Code, and that the definitive Merger Agreement will not differ in any material respect from such draft furnished to Morgan Stanley. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. Morgan Stanley is not a legal, tax, or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of Dynegy and Vistra Energy and their legal, tax, or regulatory advisors with respect to legal, tax, or regulatory matters. Morgan Stanley expresses no opinion with respect to the fairness of the amount or nature of the compensation to any of Dynegy’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of Dynegy Common Stock in the Merger. Morgan Stanley has not made any independent valuation or appraisal of the assets or liabilities of Dynegy and Vistra Energy, nor was Morgan Stanley furnished with any such valuations or appraisals. Morgan Stanley’s opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, October 29, 2017. Events occurring after October 29, 2017 may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

In arriving at its opinion, Morgan Stanley was not authorized to solicit and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction, involving Dynegy, nor did Morgan Stanley negotiate with any of the parties which expressed interest to Morgan Stanley in the possible acquisition of Dynegy or certain of its constituent businesses.

Summary of Financial Analyses

The following is a summary of the material financial analyses performed by Morgan Stanley in connection with the preparation of its opinion. The following summary is not a complete description of Morgan Stanley’s opinion or the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and of the factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before October 24, 2017, which was the last trading day prior to news reports speculating about an impending transaction involving Dynegy and Vistra Energy, and is not necessarily indicative of current market conditions.

In performing the financial analysis summarized below and arriving at its opinion, Morgan Stanley used and relied upon the Dynegy Management Projections, including the Dynegy Market Case Projections, the Dynegy Market + Earnings & Cost Improvement Case Projections and the Vistra Energy Stand-Alone Projections. For more information, please see the section of this joint proxy statement and prospectus captioned “—Certain Unaudited Prospective Forward Information Prepared by Dynegy.” In addition, Morgan Stanley analyzed certain financial projections based on Wall Street research reports and referred to in this joint proxy statement and prospectus as IBES.

Analyses Related to Dynegy

Comparable Companies Analysis

Morgan Stanley performed a comparable companies analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley reviewed and compared publicly available financial information and consensus equity analyst research estimates for Dynegy with comparable publicly available financial information and consensus equity analyst research estimates for Dynegy and Vistra Energy. For reference only and not as a component of its fairness analysis, Morgan Stanley observed publicly available financial information and metrics for Dynegy (as adjusted in the Dynegy Market Case Projections), Vistra Energy (with nuclear fuel amortization subtracted from estimated EBITDA), Calpine Corporation and NRG Energy, Inc. (on an adjusted basis, based on expected Net Debt, and expected EBITDA guidance provided by NRG Energy, Inc. in its publicly available investor presentation related to its transformation plan). The metrics for Dynegy as adjusted in the Dynegy Market Case Projections and Vistra Energy with nuclear fuel amortization subtracted from estimated EBITDA were not used as a component in Morgan Stanley’s fairness analysis given that these metrics are based on non-public information and such adjustments are not generally available to or commonly utilized by public investors. The metrics for Calpine Corporation and NRG Energy, Inc. reflect specific publicly announced strategic initiatives and were therefore also not included in Morgan Stanley’s fairness analysis.

The foregoing companies were chosen based on Morgan Stanley’s knowledge of the industry and because such companies have businesses that may be considered similar to Dynegy’s. Although none of such companies are identical or directly comparable to Dynegy, these companies are publicly traded companies with operations and/or other criteria, such as lines of business, markets, business risks, growth prospects, maturity of business and size and scale of business, that for purposes of its analysis Morgan Stanley considered similar to those of Dynegy. The foregoing summary and underlying financial analyses involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the values of the companies to which Dynegy was compared. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of Dynegy, including, among other things, the impact of competition on the business of Dynegy and the industry generally, regulatory changes, movements in commodity prices, industry growth and the absence of any adverse material change in the financial condition and prospects of Dynegy or the industry or in the financial markets in general.

For purposes of this analysis, Morgan Stanley analyzed:

•	the ratio of aggregate value (“AV”) (calculated as the market value of equity plus total debt plus leases plus preferred stock plus minority interest less cash) to estimated EBITDA (calculated as revenues less fuel costs less operating and maintenance expenses less sales, general and administrative expenses plus certain other cash flow items) based on the Dynegy Market Case Projections (the “AV / EBITDA Ratio”), for each of calendar year 2018 (“2018E AV / EBITDA Ratio”) and calendar year 2019 (“2019E AV / EBITDA Ratio”); and

•	the estimated free cash flow yield (calculated as the midpoint of adjusted free cash flow based upon guidance provided by management of each of Dynegy and Vistra Energy divided by their respective market capitalizations) for calendar year 2017 (“2017E FCF Yield”).

Results of the analysis were presented as indicated in the following table:

Company Name	2018E AV / EBITDA	2019E AV / EBITDA	2017E FCF Yield
Dynegy	6.9x	7.6x	24.6%
Vistra Energy	7.8x	8.1x	9.9%

Based on this analysis and its professional judgment, Morgan Stanley selected representative ranges of the 2018E AV / EBITDA Ratio, 2019E AV / EBITDA Ratio and 2017E FCF Yield and applied these ranges to Dynegy’s estimated EBITDA for each of the calendar years 2018 and 2019 and Dynegy’s estimated free cash flow for calendar year 2017, respectively. For calendar year 2018, estimated EBITDA for Dynegy is projected to be $1,468 million in the Dynegy Market Case Projections and $1,441 million from IBES. For calendar year 2019, estimated EBITDA for Dynegy is projected to be $1,338 million in the Dynegy Market Case Projections and $1,300 million from IBES. For calendar year 2017, estimated free cash flow is projected to be $400 million based upon Dynegy management’s guidance. Based on the number of outstanding shares of Dynegy Common Stock on a fully diluted basis and as provided by Dynegy’s management, the analysis indicated the following implied value per share ranges for Dynegy Common Stock, each rounded to the nearest $0.25:

Metric	Reference Range	Implied Value Per Share of the Dynegy Common Stock
IBES
2018E AV / EBITDA	6.5x – 7.5x	$7.00 – $15.25
2019E AV / EBITDA	7.0x – 7.5x	$5.50 – $9.25
Dynegy Market Case Projections
2018E AV / EBITDA	6.5x – 7.5x	$8.00 – $16.25
2019E AV / EBITDA	7.0x – 7.5x	$7.00 – $10.75
2017E FCF Yield	15% – 25%	$9.00 – $15.00

Discounted Cash Flow Analysis

Morgan Stanley performed a discounted cash flow analysis, which is designed to provide an implied value of an asset using estimates of the future unlevered free cash flows generated by the asset, taking into consideration the time value of money with respect to those future cash flows by calculating their “present value.” The “unlevered free cash flows” refers to a calculation of the future cash flows generated by an asset without including in such calculation any debt servicing costs. “Present value” refers to the current value of the future cash flows generated by the asset, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital and other appropriate factors. “Terminal value” refers to the present value of all future cash flows generated by the asset for periods beyond the projection period.

Morgan Stanley used estimates and extrapolations from the Dynegy Market Case Projections and the Dynegy Market + Earnings & Cost Improvement Case Projections for purposes of the discounted cash flow analysis, as more fully described below. First, Morgan Stanley calculated the estimated unlevered free cash flows for Dynegy (calculated as EBITDA, less (i) estimated taxes, (ii) capital expenditures, (iii) asset retirement obligations, (iv) pension costs, (v) adjustments to long term service agreements and (vi) certain other cash flow adjustments based on guidance from Dynegy’s management) for the calendar years 2018 through 2021 using information contained in the Dynegy Market Case Projections and the Dynegy Market + Earnings & Cost Improvement Case Projections. Morgan Stanley’s calculation of estimated unlevered free cash flows for Dynegy differed from the Dynegy Management Projections in that it excludes the impact of net operating losses (“NOLs”), which Morgan Stanley valued separately based on guidance from Dynegy’s management. Morgan Stanley then calculated terminal values for Dynegy by applying terminal multiples of 7.0x to 8.0x, which range was selected based on Morgan Stanley’s professional judgment and experience, to Dynegy’s estimated terminal year EBITDA, which was estimated based upon the average of estimated EBITDA for the calendar years 2020 and 2021 as provided by Dynegy’s management less the sum of estimated environmental capital expenditures and asset retirement obligations for the period 2022 onward discounted to the terminal year of 2022, as provided by Dynegy’s management. The cash flows and terminal values were discounted to present values using discount rates ranging from 4.7% to 5.5%, which range of discount rates were selected upon the application of Morgan Stanley’s professional judgment and experience, to reflect Dynegy’s estimated weighted average cost of capital. Dynegy’s estimated weighted average cost of capital was derived by taking into account certain Dynegy-specific metrics, including Dynegy’s capital structure, the cost of long-term debt, the estimated cost of equity as derived by the application of the Capital Asset Pricing Model, an assumed tax rate, as well as certain financial metrics for the financial markets generally. Morgan Stanley then calculated the amount of NOLs that Dynegy’s management forecasted would be utilized for the calendar years 2018 through the expiration or utilization of the NOLs, whichever event occurred first. The NOLs were discounted to present values using equity discount rates ranging from 6.9% to 11.9%, which range of discount rates were selected upon the application of Morgan Stanley’s professional judgment and experience, to reflect Dynegy’s estimated cost of equity. Morgan Stanley determined the value of the NOLs to range from $1.38 to $2.27 per share in the Dynegy Market Case and from $3.48 to $5.12 per share in the Dynegy Market + Earnings & Cost Improvement Case. The range of discount rates was derived by the application of the Capital Asset Pricing Model, which takes into account certain Dynegy-specific metrics, including the projected beta, as well as certain financial metrics for the financial markets generally. Morgan Stanley then derived a range of aggregate values for Dynegy by adding the ranges of present values of cash flows, NOLs and terminal values. Morgan Stanley then subtracted from such range of aggregate values the amount of Dynegy’s net debt to derive a range of equity values for Dynegy. Morgan Stanley then divided the range of equity values by the number of fully diluted outstanding shares of Dynegy Common Stock calculated using the treasury stock method to derive a range of equity values per share. This analysis indicated the following range, each rounded to the nearest $0.25:

Metric	Implied Value Per Share of the Dynegy Common Stock
Dynegy Market Case Projections	$2.00 – $9.00
Dynegy Market + Earnings & Cost Improvement Case Projections	$10.25 – $18.50

Precedent Transactions Analysis

For reference only and not as a component of its fairness analysis, Morgan Stanley performed a precedent transactions analysis, which is designed to imply a value of a company based on publicly available financial information of selected transactions that share some characteristics with the Merger. In addition, Morgan Stanley reviewed the take private transactions for Calpine Corporation by Energy Capital Partners and Talen Energy Corporation by Riverstone Holdings, but these transactions were not included as part of Morgan Stanley’s fairness analysis because the consideration in those transactions was all cash.

Precedent Premia. Morgan Stanley reviewed the premia paid for select all-stock transactions with equity values between $1 billion to $2 billion involving U.S. companies between January 1, 2014 and October 27, 2017, the last trading day prior to announcement of the Merger, involving transactions that Morgan Stanley judged to be similar in certain respects to the Merger or aspects thereof based on Morgan Stanley’s professional judgment and experience.

For each transaction included in this analysis, Morgan Stanley noted the implied premium to the target company’s thirty trading day average closing share price prior to announcement. The following is a list of the transactions reviewed:

Date Announced	Acquiror	Target
January 23, 2017	Pinnacle Financial Partners, Inc.	BNC Bancorp
July 21, 2016	F.N.B. Corporation	Yadkin Financial Corporation
April 28, 2016	First Cash Financial Services, Inc.	Cash America International, Inc.
December 7, 2015	BBCN Bancorp, Inc.	Wilshire Bancorp, Inc.
June 4, 2015	OPKO Health, Inc.	Bio-Reference Laboratories, Inc.
March 9, 2015	Arconic Inc.	RTI International Metals, Inc.
October 1, 2014	Enterprise Products Partners L.P.	Oiltanking Partners, L.P.
February 21, 2014	Brookdale Senior Living Inc.	Emeritus Corporation

Based on the foregoing results and Morgan Stanley’s professional judgment and experience, Morgan Stanley applied the 25th percentile and 75th percentile of the range of premia for the precedent transactions to the price of the shares of Dynegy Common Stock to derive a range of equity values per share. The results of the analysis were presented for certain of the selected transactions, rounded to the nearest $0.25, as indicated in the following table:

Precedent Premia (25th to 75th percentile)	Implied Present Value Per Share
3.4% - 51.3%	$9.50 - $14.00

Morgan Stanley also observed the premium paid in NRG Energy, Inc.’s acquisition of GenOn Energy, Inc. announced on July 23, 2012 and applied this premium to the price of the shares of Dynegy Common Stock to derive an implied equity value per share, rounded to the nearest $0.25, of $11.50.

Precedent Multiple. Morgan Stanley observed the AV / EBITDA Ratio for the NRG Energy, Inc. and GenOn Energy, Inc. transaction for fiscal years 2012 and 2013 as 9.2x and 6.2x, respectively. Morgan Stanley applied these multiples to Dynegy’s estimated EBITDA from IBES for each of the calendar years 2017 and 2018. Dynegy’s estimated EBITDA for calendar years 2017 and 2018 from IBES are projected to be $1,215 million and $1,441 million, respectively. Morgan Stanley then calculated implied equity value per share of Dynegy Common Stock, rounded to the nearest $0.25, as follows:

Metric	AV /EBITDA Multiple	Implied Present Value Per Share
2017 AV / EBITDA Ratio	9.2x	$17.25
2018 AV / EBITDA Ratio	6.2x	$4.50

No company or transaction utilized in the precedent transactions analysis is identical to Dynegy or the Merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, market and financial conditions and other matters, which are beyond Dynegy’s control, including, among other things, the impact of competition on Dynegy’s business or the industry generally, regulatory changes, movements in commodity prices, industry growth and the absence of any adverse material change in Dynegy’s financial condition or the industry or in the financial markets in general, which could affect the aggregate value, equity value and premium paid of the transactions to which they are being compared.

Equity Research Analysts’ Price Targets. For reference only and not as a component of its fairness analysis, Morgan Stanley reviewed and analyzed the public market trading price targets as of May 18, 2017, which was the day that news reports first speculated about an impending transaction involving Dynegy and Vistra Energy, for the shares of Dynegy Common Stock prepared and published by six equity research analysts. The range of analyst price targets for Dynegy Common Stock discounted one year to present value using a 9.4% discount rate, selected by Morgan Stanley based on the application of its professional judgment and experience to reflect the midpoint of Dynegy’s cost of equity, was $4.50 to $13.75, rounded to the nearest $0.25. The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for Dynegy Common Stock, and these estimates are subject to uncertainties.

Historical Trading Range. For reference only and not as a component of its fairness analysis, Morgan Stanley reviewed the historical trading range of shares of Dynegy Common Stock for the last 12 months and observed a range of $5.75 and $12.25, rounded to the nearest $0.25.

Analyses Related to Vistra Energy

Comparable Companies Analysis

Morgan Stanley performed a comparable companies analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley reviewed and compared publicly available financial information and consensus equity analyst research estimates for Vistra

Energy with comparable publicly available financial information and consensus equity analyst research estimates for Dynegy and Vistra Energy. For reference only and not as a component of its fairness analysis, Morgan Stanley observed publicly available financial information and metrics for Dynegy (as adjusted in the Dynegy Market Case Projections), Vistra Energy (with nuclear fuel amortization subtracted from estimated EBITDA), Calpine Corporation and NRG Energy, Inc. (on an adjusted basis, based on expected Net Debt, and expected EBITDA guidance provided by NRG Energy, Inc. in its publicly available investor presentation related to its transformation plan). The metrics for Dynegy as adjusted in the Dynegy Market Case Projections and Vistra Energy with nuclear fuel amortization subtracted from estimated EBITDA were not used as a component in Morgan Stanley’s fairness analysis given that these metrics are based on non-public information and such adjustments are not generally available to or commonly utilized by public investors. The metrics for Calpine Corporation and NRG Energy, Inc. reflect specific publicly announced strategic initiatives and were therefore also not included in Morgan Stanley’s fairness analysis.

The foregoing companies were chosen based on Morgan Stanley’s knowledge of the industry and because such companies have businesses that may be considered similar to Vistra Energy’s. Although none of such companies are identical or directly comparable to Vistra Energy, these companies are publicly traded companies with operations and/or other criteria, such as lines of business, markets, business risks, growth prospects, maturity of business and size and scale of business, that for purposes of its analysis Morgan Stanley considered similar to those of Vistra Energy. The foregoing summary and underlying financial analyses involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the values of the companies to which Vistra Energy was compared. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of Vistra Energy, including, among other things, the impact of competition on the business of Vistra Energy and the industry generally, regulatory changes, movements in commodity prices, industry growth and the absence of any adverse material change in the financial condition and prospects of Vistra Energy or the industry or in the financial markets in general.

Results of the analysis were presented as indicated in the following table:

Company Name	2018E AV / EBITDA	2019E AV / EBITDA	2017E FCF Yield
Dynegy	6.9x	7.6x	24.6%
Vistra Energy	7.8x	8.1x	9.9%

Based on this analysis and its professional judgment, Morgan Stanley selected representative ranges of the 2018E AV / EBITDA Ratio, 2019E AV / EBITDA Ratio and 2017E FCF Yield and applied these ranges to Vistra Energy’s estimated EBITDA for each of calendar years 2018 and 2019 and Vistra Energy’s estimated free cash flow for calendar year 2017, respectively. For calendar year 2018, estimated EBITDA for Vistra Energy is projected to be $1,363 million in the Vistra Energy Stand-Alone Projections and $1,425 million from IBES. For calendar year 2019, estimated EBITDA for Vistra Energy is projected to be $1,329 million in the Vistra Energy Stand-Alone Projections and $1,380 million from IBES. For calendar year 2017, estimated free cash flow is projected to be $835 million based upon the midpoint of Vistra Energy management’s publicly available guidance. Based on the number of outstanding shares of Vistra Energy Common Stock on a fully diluted basis and as provided by Vistra Energy’s management, the analysis indicated the following implied value per share ranges for Vistra Energy Common Stock, each rounded to the nearest $0.25:

Metric	Reference Range	Implied Value Per Share of the Vistra Energy Common Stock
IBES
2018E AV / EBITDA	7.0x – 8.0x	$17.25 – $20.50
2019E AV / EBITDA	7.0x – 8.0x	$16.50 – $19.75
Vistra Energy Stand-Alone Projections
2018E AV / EBITDA	7.0x – 8.0x	$16.25 – $19.25
2019E AV / EBITDA	7.0x – 8.0x	$15.50 – $18.75
2017E FCF Yield	10% – 15%	$12.75 – $19.25

Discounted Cash Flow Analysis

Morgan Stanley performed a discounted cash flow analysis, which is designed to provide an implied value of an asset using estimates of the future unlevered free cash flows generated by the asset, taking into consideration the time value of money with respect to those future cash flows by calculating their present value. Morgan Stanley used estimates and extrapolations from the Vistra Energy Stand-Alone Projections for purposes of the discounted cash flow analysis, as more fully described below. First, Morgan Stanley calculated the estimated unlevered free cash flows of Vistra Energy (calculated as EBITDA, less (i) taxes and (ii) capital expenditures based on guidance from Dynegy’s management) for the calendar years 2018 through 2021 using information contained in the Vistra Energy Stand-Alone Projections. Morgan Stanley then calculated terminal values for Vistra Energy by applying terminal multiples of 7.0x to 8.0x, which range was selected based on Morgan Stanley’s professional judgment and experience, to Vistra Energy’s estimated terminal year EBITDA, which was estimated based upon the average of estimated EBITDA for the calendar years 2020 and 2021 as provided by Dynegy’s management, less the sum of estimated asset retirement obligations for the period 2022 onward discounted to the terminal year of 2022, as provided by Dynegy’s management. The cash flows and terminal values were discounted to present values using discount rates ranging from 4.6% to 6.0%, which range of discount rates were selected upon the application of Morgan Stanley’s professional judgment and experience, to reflect Vistra Energy’s estimated weighted average cost of capital, which was derived by taking into account certain Vistra Energy-specific metrics, including Vistra Energy’s capital structure, the cost of long-term debt, the estimated cost of equity as derived by the application of the Capital Asset Pricing Model, an assumed tax rate, as well as certain financial metrics for the financial markets generally. Morgan Stanley then separately calculated the present value of the net tax benefits accrued to Vistra Energy for the calendar years 2018 through the full utilization of the benefit per the Tax Receivable Agreement, dated as of October 3, 2016, between TEX Energy LLC and American Stock Transfer & Trust Company, LLC. The Tax Receivable Agreement benefits were discounted to present value using equity discount rates ranging from 5.5 % to 7.5%, which range of discount rates were selected upon the application of Morgan Stanley’s professional judgment and experience, to reflect Vistra Energy’s estimated cost of equity, and derived by the application of the Capital Asset Pricing Model, which takes into account certain Vistra Energy-specific metrics, including the projected beta, as well as certain financial metrics for the financial markets generally. Morgan Stanley then derived a range of aggregate values for

Vistra Energy by adding the ranges of present values of cash flows, Tax Receivable Agreement benefits and terminal values. Morgan Stanley then subtracted from such range of aggregate values the amount of Vistra Energy’s net debt to derive a range of equity values for Vistra Energy. Morgan Stanley then divided the range of equity values by the number of fully diluted outstanding shares of Vistra Energy Common Stock calculated using the treasury stock method to derive a range of equity values per share, rounded to the nearest $0.25, of $15.50 to $19.00.

Equity Research Analysts’ Price Targets. For reference only and not as a component of its fairness analysis, Morgan Stanley reviewed and analyzed the public market trading price targets for the shares of Vistra Energy Common Stock prepared and published by four equity research analysts. The range of analyst price targets for Vistra Energy Common Stock discounted one year to present value using a 6.5% discount rate, selected by Morgan Stanley based on the application of its professional judgment and experience to reflect the midpoint of Vistra Energy’s cost of equity, rounded to the nearest $0.25, was $17.75 to $20.25. The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for Vistra Energy Common Stock, and these estimates are subject to uncertainties.

Historical Trading Range. For reference only and not as a component of its fairness analysis, Morgan Stanley reviewed the historical trading range of shares of Vistra Energy Common Stock for the period between May 10, 2017, Vistra Energy’s initial public offering, and October 24, 2017 and observed a range, rounded to the nearest $0.25, of $14.75 and $19.75.

Pro Forma Analyses

Relative Implied Exchange Ratio Analysis

Using the implied per share reference ranges for Dynegy and Vistra Energy indicated in the respective comparable companies analyses and discounted cash flow analyses described above, Morgan Stanley calculated ranges of implied exchange ratios of Dynegy Common Stock to Vistra Energy Common Stock. For reference only and not as a component of its fairness analysis, Morgan Stanley calculated implied exchange ratios of Dynegy Common Stock to Vistra Energy Common Stock based upon the equity research analysts’ price targets and historical trading ranges described above. This implied exchange ratio analysis indicated the following implied exchange ratio reference ranges as compared to the Exchange Ratio of 0.652x provided for in the Merger Agreement:

Implied Exchange Ratio	Low	High
2018E AV / EBITDA – IBES	0.3415x	0.8841x
2018E AV / EBITDA – Dynegy Market Case Projections	0.4156x	1.0000x
2019E AV / EBITDA – IBES	0.2785x	0.5606x
2019E AV / EBITDA – Dynegy Market Case Projections	0.3733x	0.6935x
2017E FCF Yield	0.4675x	1.1765x
Discounted Cash Flow Analysis – Dynegy Market Case Projections	0.1053x	0.5806x
Discounted Cash Flow Analysis – Dynegy Market + Earnings & Cost Improvement Case Projections	0.5395x	1.1935x
Equity Research Analysts’ Price Targets	0.2222x	0.7746x
Historical Trading Range	0.2911x	0.8305x

Illustrative Value Creation

Based on publicly available information and estimates from Dynegy’s management, Morgan Stanley provided an illustrative value creation overview that compared the implied equity value of Dynegy on a standalone basis with the implied equity value for the pro forma combined company after the Merger.

To derive the implied equity value of the pro forma combined company, Morgan Stanley selected a representative range of the 2018E AV / EBITDA Ratio for the pro forma combined company based on its professional judgment and experience and applied this range to the sum of Dynegy’s and Vistra Energy’s estimated EBITDA for the calendar year 2018. For calendar year 2018, estimated EBITDA for Dynegy and Vistra Energy were projected to be $1,468 million and $1,363 million, respectively per the Dynegy Market Case Projections and the Vistra Energy Stand-Alone Projections. Morgan Stanley then added to the resulting amount the annual run-rate EBITDA synergies of $225 million, which excludes the Earnings & Cost Improvement-related EBITDA synergies, and $350 million, which includes the Earnings & Cost Improvement-related EBITDA synergies. Morgan Stanley then calculated a range of implied equity values for the pro forma combined company by subtracting the pro forma combined company’s projected net debt as of December 31, 2017 and divided the results by the pro forma number of outstanding shares of the pro forma combined company. This analysis resulted in an implied equity value for Dynegy’s stockholders stake in the pro forma combined company of $13.94 to $21.26 per share of Dynegy Common Stock based on a 2018E AV / EBITDA Ratio range of 7.3x, which is the estimated weighted average 2018 AV / EBITDA multiple for the combined company as weighted by aggregate value, to 9.0x, which is the estimated 2018 AV / EBITDA multiple of NRG Energy, Inc. based on public trading data and publicly available information.

General

In connection with the review of the Merger by the Dynegy Board, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Dynegy or Vistra Energy.

In performing its analyses, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, regulatory, economic, market and financial conditions and other matters, which are beyond the control of Dynegy and Vistra Energy. These include, among other things, the impact of competition on the businesses of Dynegy and Vistra Energy and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Dynegy, Vistra Energy and the industry, and in the financial markets in general. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, of the Exchange Ratio pursuant to the Merger Agreement to the holders of shares of Dynegy Common Stock (other than the holders of the cancelled shares), and in connection with the delivery of its opinion, dated October 29, 2017, to the Dynegy Board. Morgan Stanley’s opinion did not address any other aspect of the Merger or related transactions. The Exchange Ratio pursuant to the Merger Agreement was determined through arm’s-length negotiations between Dynegy and Vistra Energy and was approved by the Dynegy Board. Morgan Stanley acted as financial advisor to the Dynegy Board during these negotiations but did not, however, recommend any specific exchange ratio to Dynegy or the Dynegy Board, nor opine that any specific exchange ratio constituted the only appropriate exchange ratio for the Merger.

Morgan Stanley’s opinion and its presentation to the Dynegy Board was one of many factors taken into consideration by the Dynegy Board in deciding to consider, approve and declare the advisability of the Merger Agreement and the transactions contemplated thereby and to recommend the adoption of the Merger Agreement by the holders of shares of Dynegy Common Stock. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Dynegy Board with respect to the Exchange Ratio pursuant to the

Merger Agreement or of whether the Dynegy Board would have been willing to agree to a different exchange ratio. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

Dynegy retained Morgan Stanley based on Morgan Stanley’s qualifications, experience and expertise and its familiarity with Dynegy. Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Dynegy, Vistra Energy, Apollo Global Management (“Apollo”), Oaktree Capital Management (“Oaktree”) and Brookfield Asset Management Inc. (“Brookfield”), each of which are significant stockholders of Vistra Energy, as well as certain majority controlled affiliates and portfolio companies of each (together with Apollo, Oaktree and Brookfield, the “Vistra Energy Related Parties”) or any other company, or any currency or commodity, that may be involved in the Merger, or any related derivative instrument.

Under the terms of its engagement letter dated October 23, 2017, Morgan Stanley provided Dynegy financial advisory services and a financial opinion, described in this section and attached to this joint proxy statement and prospectus as Annex C, in connection with the Merger, and Dynegy has agreed to pay Morgan Stanley a fee of $22 million for its financial advisory services, 33% of which was paid upon execution of the Merger Agreement, 33% of which is contingent upon Dynegy stockholder approval of the Merger Proposal, and 34% of which is contingent upon the closing of the Merger. Dynegy has also agreed to reimburse Morgan Stanley for its reasonable out-of-pocket expenses incurred from time to time in connection with this engagement. In addition, Dynegy has agreed to indemnify Morgan Stanley and its affiliates, its and their respective officers, directors, employees and agents and each other person, if any, controlling Morgan Stanley or any of its affiliates, against any losses, claims, damages or liabilities, relating to, arising out of or in connection with Morgan Stanley’s engagement and to reimburse certain expenses relating to such indemnity.

In the two years prior to the date of its opinion, Morgan Stanley has provided financial advisory and financing services for Dynegy, Vistra Energy and the Vistra Energy Related Parties and has received fees in connection with such services in the ranges of approximately $20 million to $25 million, approximately $10 million to $15 million and approximately $20 million to $25 million, respectively. Morgan Stanley may also seek to provide financial advisory and financing services to Dynegy, Vistra Energy and the Vistra Energy Related Parties and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Opinion of PJT Partners

Dynegy has retained PJT Partners to act as Dynegy’s financial advisor in connection with the Merger. On October 29, 2017, at a meeting of the Dynegy Board held to evaluate the Merger, PJT Partners rendered its oral opinion (which was subsequently confirmed in writing) to the Dynegy Board that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the Exchange Ratio pursuant to the Merger Agreement was fair to the holders of Dynegy Common Stock (other than the holders of the shares of Dynegy Common Stock cancelled pursuant to the Merger Agreement and the Dynegy Principal Stockholders) from a financial point of view.

The full text of PJT Partners’ written opinion delivered to the Dynegy Board, dated October 29, 2017, is attached as Annex D and incorporated into this joint proxy statement and prospectus by reference in its entirety. PJT Partners’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by PJT Partners in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. The following is a summary of PJT Partners’ opinion and the methodology that PJT Partners used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion. PJT Partners provided its opinion to the Dynegy Board, in its capacity as such, in connection with and for the purposes of its evaluation of the Merger only and PJT Partners’ opinion is not a recommendation as to any action the Dynegy Board should take with respect to the Merger or any aspect thereof. The opinion does not constitute a recommendation to any Dynegy stockholder or Vistra Energy stockholder as to how any such stockholder should vote or act with respect to the Merger or any other matter. The summary of PJT Partners’ opinion set forth in this joint proxy statement and prospectus is qualified in its entirety by reference to the full text of PJT Partners’ opinion.

In arriving at its opinion, PJT Partners, among other things:

•	reviewed certain publicly available information concerning the businesses, financial conditions and operations of Dynegy and Vistra Energy;

•	reviewed certain internal information concerning the business, financial condition and operations of Dynegy prepared and furnished to PJT Partners by the management of Dynegy;

•	reviewed certain internal financial analyses, estimates and forecasts relating to Dynegy, including the Dynegy Market Case Projections and the Dynegy Market + Earnings & Cost Improvement Case Projections, that were prepared by or at the direction of, approved and furnished to PJT Partners by the management of Dynegy;

•	reviewed the net operating loss utilization projections of Dynegy that were prepared, approved and furnished to PJT Partners by the management of Dynegy (the “Dynegy NOL Projections”);

•	reviewed certain financial analyses, estimates and forecasts relating to Vistra Energy, including the Vistra Energy Stand-Alone Projections, that were prepared, approved and furnished to PJT Partners by the management of Dynegy;

•	reviewed certain estimates relating to the fiscal year end 2017 capital structure of Vistra Energy furnished to PJT Partners by the management of Dynegy and at the direction of the management of Dynegy used such estimates in PJT Partners’ analysis;

•	held discussions with the management of Dynegy concerning, among other things, their evaluation of the Merger and Dynegy’s and Vistra Energy’s respective businesses, operating and regulatory environments, financial conditions, prospects and strategic objectives;

•	reviewed the expectations of the management of Dynegy with respect to the pro forma impact of the Merger on the future financial performance of the combined company, including cost savings and operating, financing and tax synergies (the “Expected Synergies”), and other strategic benefits expected by the management of Dynegy to result from the Merger;

•	reviewed certain estimates relating to the utilization of the pro forma net operating losses and certain other tax attributes of the surviving corporation following the Merger prepared by Dynegy’s accountants and approved and furnished to PJT Partners by the management of Dynegy (the “Pro Forma Tax Projections”);

•	reviewed the historical market prices and trading activity for the shares of Dynegy Common Stock and Vistra Energy Common Stock;

•	compared certain publicly available financial and stock market data for Dynegy and Vistra Energy with similar information for certain other companies that PJT Partners deemed to be relevant;

•	reviewed the publicly available financial terms of certain other business combination transactions that PJT Partners deemed to be relevant;

•	reviewed a draft, dated October 29, 2017, of the Merger Agreement; and

•	performed such other financial studies, analyses and investigations, and considered such other matters, as PJT Partners deemed necessary or appropriate for purposes of rendering its opinion.

In preparing its opinion, with the consent of Dynegy, PJT Partners relied upon and assumed the accuracy and completeness of the foregoing information and all other information discussed with or reviewed by it, without independent verification thereof. PJT Partners assumed, with the consent of Dynegy, that the Dynegy Market Case Projections, the Dynegy Market + Earnings & Cost Improvement Case Projections, the Vistra Energy Stand-Alone Projections and all other financial analyses, estimates and forecasts provided to PJT Partners by the management of Dynegy were reasonably prepared in accordance with industry practice and represent, as of the date of PJT Partners’ opinion, the best estimates and judgments of the management of Dynegy (subject, in each case, to the assumptions set forth therein) as to the businesses and operations and future financial performance of Dynegy and Vistra Energy. PJT Partners assumed, with the consent of Dynegy, that the estimates of the tax effects set forth in the Dynegy NOL Projections and the Pro Forma Tax Projections were reasonable and that the net operating losses and other tax attributes described therein would be utilized in accordance with such estimates. PJT Partners assumed, with the consent of Dynegy, that the amounts and timing of the Expected Synergies were reasonable and that the Expected Synergies would be realized in accordance with such estimates. With the consent of Dynegy, PJT Partners assumed no responsibility for and expressed no opinion as to the Dynegy Market Case Projections, the Dynegy Market + Earnings & Cost Improvement Case Projections, the Vistra Energy Stand-Alone Projections, the Dynegy NOL Projections, the Expected Synergies, the assumptions upon which any of the foregoing were based or any other financial analyses, estimates and forecasts provided to PJT Partners by the management of Dynegy. With the consent of Dynegy, PJT Partners also assumed that there were no material changes in the assets, financial condition, results of operations, businesses or prospects of each of Dynegy or Vistra Energy since the respective dates of the last financial statements made available to PJT Partners, other than as may be reflected in the Dynegy Market Case Projections, the Dynegy Market + Earnings & Cost Improvement Case Projections or the Vistra Energy Stand-Alone Projections. PJT Partners further relied, with the consent of Dynegy, upon the assurances of the management of Dynegy that they were not aware of any facts that would make the information and projections provided by them inaccurate, incomplete or misleading.

PJT Partners was not asked to undertake, and did not undertake, an independent verification of any information provided to or reviewed by it, nor was it furnished with any such verification, and it did not assume any responsibility or liability for the accuracy or completeness thereof. PJT Partners did not conduct a physical inspection of any of the properties or assets of Dynegy or Vistra Energy. PJT Partners did not make an independent evaluation or appraisal of the assets or the liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of Dynegy or Vistra Energy, nor was it furnished with any such evaluations or appraisals, nor did it evaluate the solvency of Dynegy or Vistra Energy under any applicable laws.

PJT Partners also assumed, with the consent of Dynegy, that the final executed form of the Merger Agreement would not differ in any material respects from the draft reviewed by it and that the consummation of the Merger would be effected in accordance with the terms and conditions of the Merger Agreement, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary regulatory or third-party consents and approvals (contractual or otherwise) for the Merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Dynegy, Vistra Energy, the surviving corporation in the Merger or the contemplated benefits of the Merger. PJT Partners further assumed, with the consent of Dynegy, that for U.S. federal income tax purposes the Merger would qualify as a reorganization within the meaning of Section 368(a) of the Code. PJT Partners did not express any opinion as to any tax or other consequences that might result from the Merger, nor did its opinion address any legal, tax, regulatory or accounting matters, as to which PJT Partners understood that Dynegy obtained such advice as it deemed necessary from qualified professionals. PJT Partners are not legal, tax or regulatory advisors and, with the consent of Dynegy, relied upon without independent verification the assessment of Dynegy and its legal, tax and regulatory advisors with respect to such matters.

In arriving at its opinion, PJT Partners was not authorized to solicit, and did not solicit, interest from any party with respect to an acquisition, business combination or other extraordinary transaction involving Dynegy or its assets. PJT Partners’ opinion does not address the underlying decision by Dynegy to engage in the Merger. PJT Partners’ opinion is limited to the fairness as of the date thereof, from a financial point of view, to the holders of Dynegy Common Stock (other than the holders of the shares of Dynegy Common Stock cancelled pursuant to the Merger Agreement and the Dynegy Principal Stockholders) of the Exchange Ratio pursuant to the Merger Agreement, and PJT Partners’ opinion does not address any other aspect or implication of the Merger, the Merger Agreement, or any other agreement or understanding entered into in connection with the Merger or otherwise. PJT Partners further expressed no opinion or view as to the fairness of the Merger to the holders of any other class of securities, creditors or other constituencies of Dynegy or as to the underlying decision by Dynegy to engage in the Merger. PJT Partners also expressed no opinion as to the fairness of the amount or nature of the compensation to any of Dynegy’s officers, directors or employees, or any class of such persons, relative to the Exchange Ratio or otherwise. PJT Partners’ opinion was necessarily based upon economic, market, monetary, regulatory and other conditions as they existed and could be evaluated, and the information made available to PJT Partners, as of the date thereof. PJT Partners expressed no opinion as to the prices or trading ranges at which the shares of Dynegy Common Stock or the shares of Vistra Energy Common Stock would trade at any time.

PJT Partners assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date thereof. The issuance of PJT Partners’ opinion was approved by a fairness committee of PJT Partners LP in accordance with established procedures.

Summary of Financial Analyses

In connection with rendering its opinion, PJT Partners performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, PJT Partners did not ascribe a specific range of values to the shares of Dynegy Common Stock but rather made its determination as to fairness, from a financial point of view, to the holders of Dynegy Common Stock (other than the holders of the shares of Dynegy Common Stock cancelled pursuant to the Merger Agreement and the Dynegy Principal Stockholders) of the Exchange Ratio pursuant to the Merger Agreement on the basis of various financial and comparative analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

In arriving at its opinion, PJT Partners did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the Merger. Accordingly, PJT Partners believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

The following is a summary of the material financial analyses used by PJT Partners in preparing its opinion to the Dynegy Board. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by PJT Partners, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. In performing its analyses, PJT Partners made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Dynegy or any other parties to the Merger. None of Dynegy, PJT Partners, or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the businesses do not purport to be appraisals or reflect the prices at which the businesses may actually be sold. The financial analyses summarized below were based on the Dynegy Market Case Projections, the Dynegy Market + Earnings & Cost Improvement Case Projections, the Vistra Energy Stand- Alone Projections and other financial information prepared and furnished to PJT Partners by or on behalf of the management of Dynegy. The following summary does not purport to be a complete description of the financial analyses performed by PJT Partners. The following quantitative information, to the extent that it is based on market data, is based on market data as it existed, for Dynegy and Vistra Energy, on October 24, 2017 (which represented the last “unaffected” trading day for shares of Dynegy Common Stock and Vistra Energy Common Stock prior to an article published in The Wall Street Journal on October 25, 2017 reporting that Dynegy and Vistra Energy were in advanced talks to combine), and, unless otherwise indicated, on or before October 29, 2017, and is not necessarily indicative of current or future market conditions. Fully diluted share numbers for Dynegy and Vistra Energy used below were provided by, and used at the direction of, the management of Dynegy. PJT Partners assumed that Dynegy would not be required to repurchase any Dynegy Common Stock held by Oaktree Capital Management, L.P. or its affiliates pursuant to any agreement among Dynegy, Vistra Energy and Oaktree Capital Management, L.P. entered into in connection with the Merger. Implied price per share ranges for shares of Dynegy Common Stock and Vistra Energy Common Stock described below were rounded to the nearest $0.05.

Selected Comparable Company Analysis—Dynegy

In order to assess how the public market values shares of similar publicly traded companies and to provide a range of relative implied equity values per share of Dynegy Common Stock by reference to these companies, which could then be used to calculate implied exchange ratio ranges, PJT Partners reviewed and compared specific financial and operating data relating to Dynegy with selected companies that PJT Partners deemed comparable to Dynegy. The selected comparable companies were NRG Energy, Inc. (“NRG”), Calpine Corporation (“Calpine”) and Vistra Energy.

PJT Partners calculated and compared various implied financial multiples and ratios of Dynegy and the selected comparable companies. As part of its selected comparable company analysis, PJT Partners calculated and analyzed the following ratios and multiples: (1) total enterprise value (calculated as the equity value based on fully diluted shares outstanding using the treasury stock method, plus debt and less cash, after giving effect to certain adjustments for minority interests) (“TEV”) as a multiple of 2017E EBITDA and (2) TEV as a multiple of 2018E EBITDA. All of these calculations were performed and based on publicly available financial data and, for Dynegy and Vistra Energy, on Dynegy’s and Vistra Energy’s closing share prices as of October 24, 2017 and 2017E EBITDA and 2018E EBITDA consensus estimates, for NRG, on NRG’s closing share price as of October 27, 2017 and guidance provided publicly by the management of NRG and, for Calpine, on Calpine’s unaffected share price as of May 9, 2017 and 2017E EBITDA and 2018E EBITDA consensus estimates. The results of this selected comparable company analysis are summarized below:

Selected Comparable Company & Dynegy	TEV / 2017E EBITDA	TEV / 2018E EBITDA
NRG Energy, Inc.	12.8x	9.0x
Calpine Corporation	8.3x	7.8x
Dynegy Inc.	7.9x	6.6x
Vistra Energy Corp.	8.2x	8.2x

PJT Partners, based on its professional judgement, selected the comparable companies listed above because PJT Partners believed their businesses and operating profiles are reasonably similar to that of Dynegy. However, because of the inherent differences between the business, operations and prospects of Dynegy and those of the selected comparable companies, PJT Partners believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, PJT Partners also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Dynegy and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between Dynegy and the companies included in the selected company analysis. Based upon these judgments, PJT Partners selected a TEV to EBITDA multiple range of 7.0x to 8.0x for 2017E—2018E EBITDA for Dynegy and applied such range to Dynegy’s average 2017E—2018E EBITDA based on the Dynegy Market Case Projections and the Dynegy Market + Earnings & Cost Improvement Case Projections to calculate a range of implied prices per share of Dynegy Common Stock based on the fully diluted number of shares of Dynegy Common Stock as of October 24, 2017. In estimating 2017E EBITDA, PJT Partners assumed that Dynegy’s sale of the Milford (MA), Dighton, Lee, Troy, and Armstrong facilities had closed on January 1, 2017. The following summarizes the results of these calculations:

Projections for Low End of Selected TEV / EBITDA Multiple Range	Projections for High End of Selected TEV / EBITDA Multiple Range	Implied prices per share of Dynegy Common Stock
Dynegy Market Case Projections	Dynegy Market + Earnings & Cost Improvement Case Projections	$6.10 - $16.10

Selected Comparable Company Analysis—Vistra Energy

In order to assess how the public market values shares of similar publicly traded companies and to provide a range of relative implied equity values per share of Vistra Energy Common Stock by reference to these companies, which could then be used to calculate implied exchange ratio ranges, PJT Partners reviewed and compared specific financial and operating data relating to Vistra Energy with selected companies that PJT Partners deemed comparable to Vistra Energy. The selected comparable companies were NRG, Calpine and Dynegy.

PJT Partners calculated and compared various implied financial multiples and ratios of Vistra Energy and the selected comparable companies. As part of its selected comparable company analysis, PJT Partners calculated and analyzed the following ratios and multiples: (1) TEV as a multiple of 2017E EBITDA and (2) TEV as a multiple of 2018E EBITDA. All of these calculations were performed and based on publicly available financial data and, for Vistra Energy and Dynegy, on Vistra Energy’s and Dynegy’s closing share prices as of October 24, 2017 and 2017E EBITDA and 2018E EBITDA consensus estimates, for NRG, on NRG’s closing share price as of October 27, 2017 and guidance provided publicly by the management of NRG and, for Calpine, on Calpine’s unaffected share price as of May 9, 2017 and 2017E EBITDA and 2018E EBITDA consensus estimates. The results of this selected comparable company analysis are summarized below:

Selected Comparable Company	TEV / 2017E EBITDA	TEV / 2018E EBITDA
NRG Energy, Inc.	12.8x	9.0x
Calpine Corporation	8.3x	7.8x
Dynegy Inc.	7.9x	6.6x
Vistra Energy Corp.	8.2x	8.2x

PJT Partners, based on its professional judgment, selected the comparable companies listed above because PJT Partners believed their businesses and operating profiles are reasonably similar to that of Vistra Energy. However, because of the inherent differences between the business, operations and prospects of Vistra Energy and those of the selected comparable companies, PJT Partners believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, PJT Partners also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Vistra Energy and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between Vistra Energy and the companies included in the selected company analysis. Based upon these judgments, PJT Partners selected a TEV to EBITDA multiple range of 8.0x to 9.0x for 2017E - 2018E EBITDA for Vistra Energy and applied such range to Vistra Energy’s average 2017E - 2018E EBITDA based on the Vistra Energy Stand-Alone Projections to calculate a range of implied prices per share of Vistra Energy Common Stock based on the fully diluted number of shares of Vistra Energy Common Stock as of

October 24, 2017. The following summarizes the results of these calculations, as compared to the closing price per share of Vistra Energy Common Stock as of October 24, 2017:

Implied prices per share of Vistra Energy Common Stock	Price per share of Vistra Energy Common Stock as of October 24, 2017
$18.50 - $21.55	$19.58

Based on the range of implied equity value per share for Dynegy and the range of implied equity value per share for Vistra Energy that were calculated by PJT Partners in its comparable company analyses, PJT Partners calculated a range of implied exchange ratios for Vistra Energy Common Stock per each share of Dynegy Common Stock. PJT Partners calculated the high end of the implied exchange ratio range by dividing the high value of the Dynegy implied equity values per share reference range by the high value of the Vistra Energy implied equity values per share reference range. PJT Partners calculated the low end of the implied exchange ratio range by dividing the low value of the Dynegy implied equity values per share reference range by the low value of the Vistra Energy implied equity values per share reference range. The result of this analysis, as compared to the Exchange Ratio of 0.652x provided for in the Merger Agreement, was an implied exchange ratio range of 0.330x to 0.747x.

Selected Precedent Transaction Analysis

PJT Partners reviewed, to the extent publicly available, and analyzed the valuation and financial metrics relating to the following six selected transactions since 2012 involving companies in the power industry, which PJT Partners in its professional judgment considered generally relevant for comparative purposes:

Month and year announced	Acquiror	Target
August 2017	Energy Capital Partners	Calpine Corporation
June 2016	Riverstone Holdings LLC	Talen Energy Corp
February 2016	Dynegy Inc.	Engie
August 2014	Dynegy Inc.	Duke Ohio
August 2014	Dynegy Inc.	EquiPower Resources Corp.
July 2012	NRG Energy Inc.	GenOn Energy, Inc.

For each precedent transaction, PJT Partners reviewed the transaction value (“Transaction Value”) as a multiple of (i) the target company’s trailing twelve-month (“TTM”) EBITDA, (ii) the target company’s current EBITDA and (iii) the target company’s forward (“Forward”) EBITDA as shown in the following:

	High	Mean	Low
Transaction Value/TTM EBITDA	10.0x	8.0x	5.2x
Transaction Value/Current EBITDA	9.3x	8.6x	6.9x
Transaction Value/Forward EBITDA	9.2x	7.8x	6.2x

The High, Mean and Low calculations of Transaction Value/TTM EBITDA and Transaction Value/Current EBITDA exclude Engie, Duke Ohio and EquiPower Resources Corp. due to the absence of publicly available information. Estimated financial data of the selected transactions were based on publicly available information at the time of announcement of the relevant transaction.

The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of Dynegy and the companies included in the selected precedent transaction analysis. Accordingly, PJT Partners believed that a purely quantitative selected precedent transaction analysis would not be particularly meaningful in the context of considering the Merger. PJT Partners therefore made qualitative judgments concerning differences between the characteristics of the selected precedent transactions and the Merger which would affect the acquisition values of the selected target companies and Dynegy. Based upon these judgments, after reviewing the above analysis, PJT Partners selected a range of 7.0x to 8.5x TEV to EBITDA multiples and applied this range to Dynegy’s average 2017E - 2018E EBITDA based on the Dynegy Market Case Projections and the Dynegy Market + Earnings & Cost Improvement Case Projections to calculate a range of implied enterprise values for Dynegy. PJT Partners then calculated a range of implied prices per share of Dynegy Common Stock subtracting estimated net debt and non-controlling interests as of December 31, 2017 from the estimated enterprise value and dividing such amount by the fully diluted number of shares of Dynegy Common Stock. PJT Partners also included a $2.97 - $3.86 net operating loss (“NOL” or “NOLs”) valuation per share of Dynegy Common Stock, which is the gross valuation of certain Dynegy NOLs in an acquisition scenario based on Dynegy’s analysis, as provided by Dynegy’s tax accountants, regarding NOL limitations in an acquisition scenario under IRS Section 382 and including the impact of a net unrealized built-in gain. The following summarizes the result of these calculations:

Projections for Low End of Selected TEV / EBITDA Multiple Range	Projections for High End of Selected TEV / EBITDA Multiple Range	Implied prices per share of Dynegy Common Stock
Dynegy Market Case Projections	Dynegy Market + Earnings & Cost Improvement Case Projections	$9.10 - $23.85

Discounted Cash Flow Analysis—Dynegy

In order to estimate the present value of Dynegy Common Stock, PJT Partners performed a discounted cash flow analysis of Dynegy. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows generated by the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

To calculate the estimated enterprise value of Dynegy using the discounted cash flow method, PJT Partners added (a) Dynegy’s projected after-tax unlevered free cash flows for fiscal years 2018E through 2021E based on the Dynegy Market Case Projections and the Dynegy Market + Earnings & Cost Improvement Case Projections to (b) ranges of “terminal values” of Dynegy as of December 31, 2021, and discounted such amount to its present value using a range of selected discount rates. The after-tax unlevered free cash flows were calculated by taking the tax-affected earnings before interest and tax expense, adding depreciation and amortization, subtracting recurring capital expenditures and adjusting for changes in working capital and other cash flow items. PJT Partners’ calculation of after-tax unlevered free cash flows for Dynegy differs from the Dynegy Management Projections in that it excludes the impact of certain Dynegy NOLs, which PJT Partners values separately. The residual value of Dynegy at the end of the projection period, or “terminal value,” was estimated by applying the exit multiple range of 7.5x to 8.5x to Dynegy’s average 2020E - 2021E EBITDA from both the Dynegy Market Case Projections and the Dynegy Market + Earnings & Cost Improvement Case Projections and subsequently adjusting the terminal value for known capital expenditures beyond 2021 as provided by the management of Dynegy. The range of after-tax discount rates of 5.95% to 6.95% was selected based on PJT’s analysis of the weighted average cost of capital of Dynegy. PJT Partners then calculated a range of implied equity values per share of Dynegy Common Stock by subtracting Dynegy’s estimated net debt and non-controlling interest as of December 31, 2017 from the estimated enterprise value derived using the discounted cash flow method and dividing such amount by the fully diluted number of shares of Dynegy Common Stock as of October 24, 2017. This range includes the present value of certain Dynegy NOLs based on the Dynegy NOL Projections, which PJT Partners calculated to have a present value of $1.19 to $2.41 per share of Dynegy Common Stock on the low and high end of the valuation range, respectively, for the Dynegy Market Case Projections, and $3.09 to $5.36 per share of Dynegy Common Stock on the low and high end of the valuation range, respectively, for the Dynegy Market + Earnings & Cost Improvement Case Projections. In calculating the present value of the Dynegy NOLs contained in the Dynegy NOL Projections, PJT Partners used a discount rate range of 6.45% to 13.75% based on the midpoint of Dynegy’s estimated weighted average cost of capital and the midpoint of Dynegy’s estimated cost of equity, respectively, and, upon the advice of the management of Dynegy, assumed a tax rate of 37.5%. The following summarizes the results of these calculations:

Projections	Implied equity values per share of Dynegy Common Stock
Dynegy Market Case Projections	$2.15 - $9.55
Dynegy Market + Earnings & Cost Improvement Case Projections	$10.05 - $19.30

Discounted Cash Flow Analysis—Vistra Energy

In order to estimate the present value of Vistra Energy Common Stock, PJT Partners also performed a discounted cash flow analysis of Vistra Energy.

To calculate the estimated enterprise value of Vistra Energy using the discounted cash flow method, PJT Partners added (a) Vistra Energy’s projected after-tax unlevered free cash flows for fiscal years 2018E through 2021E based on the Vistra Energy Stand-Alone Projections to (b) ranges of terminal values of Vistra Energy as of December 31, 2021, and discounted such amount to its present value using a range of selected discount rates. The after-tax unlevered free cash flows were calculated by taking the tax-affected earnings before interest and tax expense, adding depreciation and amortization, subtracting taxes, capital expenditures and adjusting for changes in working capital and other cash flow items. The residual value of Vistra Energy at the end of the projection period, or “terminal value,” was estimated by applying the exit multiple range of 8.0x to 9.0x to Vistra Energy’s average 2020E - 2021E EBITDA from the Vistra Energy Stand-Alone Projections and subsequently adjusting the terminal value for known capital expenditures beyond 2021 as provided by the management of Dynegy. The range of discount rates of 5.30% to 6.30% was selected based on an analysis of the midpoint of the estimated weighted average cost of capital of Vistra Energy. PJT Partners then calculated a range of implied equity values per share of Vistra Energy Common Stock by subtracting estimated net debt as of December 31, 2017 from the estimated enterprise value derived using the discounted cash flow method and dividing such amount by the fully diluted number of shares of Vistra Energy Common Stock as of October 24, 2017. The following summarizes the results of these calculations:

Implied equity values per share of Vistra Energy Common Stock	Price per share of Vistra Energy Common Stock as of October 24, 2017
$17.35 - $20.40	$19.58

Based on the range of implied equity value per share for Dynegy and the range of implied equity value per share for Vistra Energy that were calculated by PJT Partners in its discounted cash flow analyses, PJT Partners calculated a range of implied exchange ratios for Vistra Energy Common Stock per each share of Dynegy Common Stock. PJT Partners calculated the high end of the implied exchange ratio range by dividing the high value of the Dynegy implied equity values per share reference range by the high value of the Vistra Energy implied equity values per share reference range. PJT Partners calculated the low end of the implied exchange ratio range by dividing the low value of the Dynegy implied equity values per share reference range by the low value of the Vistra Energy implied equity values per share reference range. The following reflects the results of this analysis, as compared to the Exchange Ratio of 0.652x provided for in the Merger Agreement:

•	For the Dynegy Market Case Projections, an implied exchange ratio range of 0.124x to 0.468x;

•	For the Dynegy Market + Earnings & Cost Improvement Case Projections, an implied exchange ratio range of 0.579x to 0.946x.

Other Information

PJT Partners also observed the additional factors described below, which were not considered part of its financial analyses in connection with rendering its opinion, but were referenced solely for informational purposes:

•	historical trading prices of Dynegy Common Stock and Vistra Energy Common Stock during the 52-week period ending October 24, 2017, which indicated (a) low and high closing prices of Dynegy Common Stock during such period of $5.93 to $11.87 and (b) low and high closing prices of Vistra Energy Common Stock during such period of $13.60 to $19.58, as compared to the closing price of Vistra Energy Common Stock as of October 24, 2017 of $19.58; and

•	publicly available Wall Street research analysts’ share price targets in the next twelve months for each of Dynegy Common Stock and Vistra Energy Common Stock, which indicated (a) a target share price range for Dynegy Common Stock of $7.05 to $13.95 (reflecting the discounting of such price targets using Dynegy’s estimated cost of equity of 13.75%), as compared to the headline offer value of $12.77 and (b) a target share price range for Vistra Energy Common Stock of $13.60 to $19.58 (reflecting the discounting of such price targets using Vistra Energy’s estimated cost of equity of 7.14%), as compared to the closing price of a share of Vistra Energy Common Stock as of October 24, 2017 of $19.58.

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying PJT Partners’ opinion. In arriving at its fairness determination, PJT Partners considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, PJT Partners made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Dynegy or Vistra Energy or the contemplated transaction.

PJT Partners prepared these analyses for purposes of PJT Partners providing its opinion to the Dynegy Board as to the fairness from a financial point of view to the holders of Dynegy Common Stock (other than the holders of the shares of Dynegy Common Stock cancelled pursuant to the Merger Agreement and the Dynegy Principal Stockholders) of the Exchange Ratio pursuant to the Merger Agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Dynegy, Vistra Energy, PJT Partners or any other person assumes responsibility if future results are materially different from those forecast.

PJT Partners is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Dynegy Board selected PJT Partners because of its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally and in the power sector specifically.

PJT Partners is acting as financial advisor to Dynegy in connection with the Merger. As compensation for its services in connection with the Merger, Dynegy paid PJT Partners $5.666 million upon the delivery of PJT Partners’ opinion. Compensation of $5.666 million will be payable upon the date that the stockholders of Dynegy adopt the Merger Agreement and $5.668 million will be payable upon the closing of the Merger. In addition, Dynegy has agreed to reimburse PJT Partners for its out-of-pocket expenses incurred in connection with the Merger and to indemnify PJT Partners for certain liabilities that may arise out of its engagement by Dynegy and the rendering of PJT Partners’ opinion. In the ordinary course of its and its affiliates’ businesses, PJT Partners and its affiliates may provide investment banking and other financial services to Dynegy, Vistra Energy and their respective affiliates and may receive compensation for the rendering of these services. Specifically, since the formation of PJT Partners Inc., PJT Partners’ parent company, on October 1, 2015, PJT Partners and certain of its affiliated entities have advised certain stockholders (including their affiliates and/or funds managed by their affiliates) of Vistra Energy on matters unrelated to the Merger, including certain restructuring matters. PJT Partners has received customary compensation for these services, of which approximately $1.3 million was paid by such stockholders or their affiliates.

Certain Unaudited Prospective Financial Information Prepared by Vistra Energy

Although Vistra Energy periodically may issue limited financial guidance, Vistra Energy does not as a matter of course make public long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with the Merger, Vistra Energy’s management prepared and provided to the Vistra Energy Board in connection with its evaluation of the transaction, and to its financial advisor Citi, including in connection with Citi’s financial analyses described above under the section entitled “—Opinion of Vistra Energy’s Financial Advisor”, projections regarding Vistra Energy’s operations for fiscal years 2018 through 2023, Dynegy’s operations for fiscal years 2018 through 2023 and the combined company’s operations for fiscal years 2018 through 2023 (the “Vistra Energy Management Projections”). The below summary of the Vistra Energy Management Projections is included solely for the purpose of providing Vistra Energy stockholders and Dynegy stockholders access to certain non-public information that was furnished in connection with the Merger, and such information is not intended to be and should not be used for any other purposes, and is not being included to influence the voting decision of any Vistra Energy stockholder or Dynegy stockholder.

The Vistra Energy Management Projections were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information but, in the view of Vistra Energy’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Vistra Energy. The inclusion of the Vistra Energy Management Projections should not be regarded as an indication that such information is predictive of actual future events or results and such information should not be relied upon as such, and readers of this joint proxy statement and prospectus are cautioned not to place undue reliance on the Vistra Energy Management Projections. The Vistra Energy Management Projections included in this joint proxy statement and prospectus have been prepared by, and are the responsibility of, Vistra Energy’s management. Neither Vistra Energy’s independent auditors, nor any other independent accountants, nor Citi have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the Vistra Energy Management Projections. Furthermore, the Vistra Energy Management Projections do not take into account any circumstances or events occurring after the date that they were prepared.

While presented with numeric specificity, the Vistra Energy Management Projections were based on numerous variables and assumptions that are inherently subjective and uncertain and are beyond the control of Vistra Energy’s management. These variables and assumptions include:

•

the creation of approximately $350 million of annual run-rate EBITDA value enhancement, including synergies and performance improvements, approximately $65 million (after tax) of incremental annual run-rate free cash flow benefits from balance sheet and capital expenditure efficiencies and the utilization of approximately $2.0–2.5 billion of legacy Dynegy federal tax net operating losses with an estimated net present value of approximately $500–600 million.

•	one-time cost savings of $55 million and $45 million in 2018 and 2019, respectively.

•	to achieve synergies, one-time costs of $140 million and $10 million in 2018 and 2019, respectively.

•	the projected price of Vistra Energy Common Stock assumed to reflect future value per share for debt paydown during calendar years 2017 through 2022 with a target gross debt to EBITDA multiple of 3.0x, and with respect to Vistra Energy on a standalone basis, minimum cash balance of $1,000 million and excess cash paid out in dividend each year.

Important factors that may affect actual results and cause the Vistra Energy Management Projections not to be achieved include, but are not limited to, risks and uncertainties relating to Vistra Energy’s and Dynegy’s businesses (including their ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, general business and economic conditions and other factors described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 59 and “Risk Factors” beginning on page 33. The Vistra Energy Management Projections also reflect numerous variables, expectations and assumptions available at the time they were prepared as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in the Vistra Energy Management Projections. Accordingly, there can be no assurance that the projected results summarized below will be realized. Vistra Energy stockholders and Dynegy stockholders are urged to review the historical financial statements contained in this joint proxy statement and prospectus.

None of Vistra Energy, Dynegy or their respective officers, directors, affiliates, advisors or other representatives can give you any assurance that actual results will not differ materially from the Vistra Energy Management Projections.

Vistra Energy senior management did not provide the Vistra Energy Management Projections to, and they were not reviewed or approved by, Dynegy.

VISTRA ENERGY UNDERTAKES NO OBLIGATION TO UPDATE OR OTHERWISE REVISE OR RECONCILE THE VISTRA ENERGY MANAGEMENT PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE THE VISTRA ENERGY MANAGEMENT PROJECTIONS WERE GENERATED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH INFORMATION ARE SHOWN TO BE IN ERROR. SINCE THE VISTRA ENERGY MANAGEMENT PROJECTIONS COVER MULTIPLE YEARS, SUCH INFORMATION BY ITS NATURE BECOMES LESS PREDICTIVE WITH EACH SUCCESSIVE YEAR.

Vistra Energy and Dynegy may calculate certain non-GAAP financial metrics, including Adjusted EBITDA, Adjusted Free Cash Flow or other metrics, using different methodologies. Consequently, the financial metrics presented in each company’s prospective financial information disclosures and in the sections of this joint proxy statement and prospectus with respect to the opinions of the financial advisors to Vistra Energy and Dynegy may not be directly comparable to one another.

Vistra Energy has not made and makes no representation to Dynegy or any Vistra Energy stockholder or Dynegy stockholder, in the Merger Agreement or otherwise, concerning the Vistra Energy Management Projections or regarding Vistra Energy’s, Dynegy’s or the combined company’s ultimate performance compared to the Vistra Energy Management Projections or that the projected results will be achieved.

The following table presents a summary of the Vistra Energy Management Projections for Vistra Energy’s operations for fiscal years 2018 through 2023 that were considered in connection with the evaluation of the transaction:

(in millions)	2018	2019	2020	2021	2022	2023
Adjusted EBITDA[1]	$1,354	$1,312	$1,262	$1,302	$1,357	$1,312
Capex	(294)	(288)	(294)	(322)	(311)	(271)
Cash Taxes and TRA	(64)	(219)	(213)	(262)	(277)	(271)
Interest, net	(172)	(176)	(170)	(169)	(176)	(177)
Other[2]	(82)	(114)	(84)	(129)	(103)	(99)
Adjusted Free Cash Flow	$741	$516	$500	$420	$490	$494

1.	Excludes contribution from announced retirements at Big Brown, Sandow and Monticello power plants.
2.	Includes working capital, margins and premiums, preferred stock dividends and other cash flow items.

The following table presents a summary of the Vistra Energy Management Projections for Dynegy’s operations for fiscal years 2018 through 2023 that were considered in connection with the evaluation of the transaction:

(in millions)	2018	2019	2020	2021	2022	2023
Adjusted EBITDA[1]	$1,424	$1,477	$1,299	$1,194	$1,147	$1,151
Capex	(251)	(247)	(280)	(231)	(232)	(243)
Cash Taxes	(5)	(8)	(5)	(5)	(5)	(6)
Interest, net	(566)	(531)	(498)	(473)	(450)	(426)
Other[2]	(93)	(199)	(268)	(148)	(140)	(135)
Adjusted Free Cash Flow	$509	$492	$247	$338	$321	$341

1.	Includes $100 million of previously announced annual cost savings at Dynegy, with a ramp up schedule of $36 million in 2018, $86 million in 2019 and $100 million in 2020 and thereafter.
2.	Includes asset retirement obligation, pension, PJM capacity monetization adjustments, environmental capital projects and uprate investments.

The following table presents a summary of the Vistra Energy Management Projections for the combined company’s operations for fiscal years 2018 through 2023 that were considered in connection with the evaluation of the transaction:

(in millions)	2018	2019	2020	2021	2022	2023
Adjusted EBITDA[1]	$2,868	$3,003	$2,810	$2,746	$2,754	$2,713
Capex	(525)	(515)	(553)	(533)	(523)	(494)
Cash Taxes and TRA	(14)	(346)	(346)	(391)	(415)	(520)
Interest, net	(627)	(532)	(460)	(428)	(415)	(403)
Other[2]	(335)	(278)	(353)	(276)	(242)	(234)
Adjusted Free Cash Flow	$1,367	$1,332	$1,098	$1,118	$1,158	$1,062

1.	Includes $250 million of annual run-rate EBITDA value levers with a ramp up schedule of $89 million in 2018, $214 million in 2019 and $250 million in 2020 and thereafter (in addition to $100 million of previously announced annual cost savings at Dynegy with a ramp up schedule of $36 million in 2018, $86 million in 2019 and $100 million in 2020 and thereafter). Excludes contribution from announced retirements at Big Brown, Sandow and Monticello power plants.
2.	Includes working capital, margins and premiums, preferred stock dividends, asset retirement obligation, pension, PJM capacity monetization adjustments, environmental capital projects and uprate investments, transaction-related one-time costs and savings in 2018 and 2019 and other cash flow items.

“Adjusted EBITDA” (EBITDA as adjusted for income impacts from unrealized gains or losses from hedging activities, Tax Receivable Agreement obligation, reorganization items, and certain other unusual,

non-recurring items described from time to time in Vistra Energy’s or Dynegy’s earnings releases (as applicable)) and “Adjusted Free Cash Flow” (cash from operating activities excluding changes in margin deposits and working capital and adjusted for capital expenditures, other net investment activities, preferred stock dividends, and other unusual, non-recurring items described from time to time in Vistra Energy’s or Dynegy’s earnings releases (as applicable)), are “non-GAAP financial measures.” A non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in Vistra Energy’s and Dynegy’s (as applicable) consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows. Non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable GAAP measures. Vistra Energy’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

Certain Unaudited Prospective Financial Information Prepared by Dynegy

Although Dynegy periodically may issue limited guidance regarding financial performance for the current fiscal year, Dynegy typically does not publicly disclose other financial forecasts as to future performance, earnings or other results, due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, in connection with evaluating the Merger, Dynegy senior management prepared and provided the Dynegy Board, Morgan Stanley and PJT Partners with the following nonpublic unaudited financial forecasts:

•	forecasts of Dynegy’s stand-alone performance based on market price curves as of September 28, 2017, which are referred to as the Dynegy Market Case Projections; and

•	forecasts of Dynegy’s stand-alone performance based on market price curves as of September 28, 2017, as well as Consulting Firm A’s views on incremental EBITDA and capital expenditures, which are referred to as the Dynegy Market + Earnings & Cost Improvement Case Projections.

In addition, Dynegy senior management also prepared and provided the Dynegy Board, Morgan Stanley and PJT Partners certain nonpublic unaudited financial forecasts for Vistra Energy and the combined company, including the following:

•	forecasts of Vistra Energy’s stand-alone performance, based on publicly available information and due diligence discussions between Dynegy and Vistra Energy senior management (the “Vistra Energy Stand-Alone Projections”); and

•	forecasts of the combined company’s performance, based on the Vistra Energy Stand-Alone Projections and the Dynegy Market + Earnings & Cost Improvement Case Projections (the “Combined Company Market + Earnings & Cost Improvement Case Projections”).

Dynegy senior management did not provide the foregoing projections to, and they were not reviewed or approved by, Vistra Energy.

The Dynegy Market Case Projections, the Dynegy Market + Earnings & Cost Improvement Case Projections, the Vistra Energy Stand-Alone Projections and the Combined Company Market + Earnings & Cost Improvement Case Projections are collectively referred to as the “Dynegy Management Projections.”

At Dynegy’s direction, Morgan Stanley and PJT Partners used, among other things, the Dynegy Management Projections in connection with preparing their respective financial analyses for, and advising, the Dynegy Board, as summarized in “The Merger—Opinions of Dynegy’s Financial Advisors—Opinion of Morgan Stanley” and “The Merger—Opinions of Dynegy’s Financial Advisors—Opinion of PJT Partners.” At Dynegy’s direction, Morgan Stanley and PJT Partners relied on the accuracy and completeness of the Dynegy Management Projections utilized in their respective financial analyses and advice to the Dynegy Board and the assurances of Dynegy senior management that it was not aware of any facts or circumstances that would make such information inaccurate or misleading.

The Dynegy Management Projections are included in this joint proxy statement and prospectus to give Dynegy stockholders access to certain nonpublic information made available to the Dynegy Board, Morgan Stanley and PJT Partners in connection with the Merger.

The inclusion of the Dynegy Management Projections should not be regarded as an indication that Dynegy or any of its directors, officers, employees, affiliates, advisors or any other recipient of the Dynegy Management Projections, including Morgan Stanley and PJT Partners, considered, or now considers, the Dynegy Management Projections to be material or to be necessarily predictive of actual future results, and you should not rely solely on the Dynegy Management Projections as financial guidance. None of Dynegy, PJT Partners or Morgan Stanley or their respective affiliates, officers, directors, advisors or representatives has made, makes or is authorized in the future to make any representation to any Dynegy stockholder or other person regarding Dynegy’s ultimate performance compared to the information contained in the Dynegy Management Projections or that the forecasted results will be achieved.

The Dynegy Management Projections have been prepared by, and are the responsibility of, Dynegy senior management. Dynegy senior management believes that the Dynegy Management Projections were prepared in good faith and on a reasonable basis based on the best information available to Dynegy senior management at the time the Dynegy Management Projections were prepared. Dynegy senior management did not prepare the Dynegy Management Projections with a view to public disclosure, and the Dynegy Management Projections are included in this joint proxy statement and prospectus only because Dynegy made them available to the Dynegy Board, Morgan Stanley and PJT Partners. The Dynegy Management Projections were not prepared with a view to compliance with GAAP, the published guidelines of the SEC regarding projections, forward-looking statements or the use of non-GAAP measures, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Furthermore, Ernst & Young LLP, Dynegy’s independent auditor, has not examined, reviewed, compiled or otherwise applied procedures to, the Dynegy Management Projections and, accordingly, does not express an opinion or any other form of assurance with respect thereto.

Although a summary of the Dynegy Management Projections is presented with numerical specificity, the Dynegy Management Projections reflect numerous assumptions and estimates as to future events made by Dynegy senior management that Dynegy senior management believed were reasonable at the time the Dynegy Management Projections were prepared, taking into account the relevant information available to Dynegy senior management at the time. Because the Dynegy Management Projections cover multiple years, by their nature, they become subject to greater uncertainty with each successive year. Important factors that may affect actual results and cause the Dynegy Management Projections not to be achieved include, but are not limited to, risks and uncertainties relating to Dynegy’s businesses, Vistra Energy’s businesses, general business and economic conditions, changes in tax laws and other factors described or referenced under “Cautionary Statement Regarding Forward-Looking Statements.” You should not rely unduly on the Dynegy Management Projections as they are based upon numerous factors and events beyond Dynegy’s control and, therefore, are inherently subject to uncertainty.

The Dynegy Market Case Projections and the Dynegy Market + Earnings & Cost Improvement Case Projections were based on market price curves as of September 28, 2017. The Dynegy Market Case Projections and the Dynegy Market + Earnings & Cost Improvement Case Projections include cash-settled LTI awards as a cash expense but do not treat other equity-based compensation as a cash expense. In addition, the Dynegy Market Case Projections and the Dynegy Market + Earnings & Cost Improvement Case Projections are based on the following assumptions:

•	planned coal optimization reflecting Dynegy senior management’s updated forecast of SG&A and O&M spend and asset retirement obligations (“AROs”) for certain coal plants;

•	adjustments to the September 28, 2017 ERCOT price curve to reflect ERCOT power plant retirement announcements made after September 28, 2017;

•	the use of sale proceeds and cash from operations/balance sheet to pay down $1.75 billion of debt by the end of 2017;

•	a minimum cash balance of $300 million, with any excess cash flow used to repay debt in the forecast horizon; and

•	updated tax and standalone NOL utilization analysis based on the foregoing assumptions.

The Dynegy Market + Earnings & Cost Improvement Case Projections also include the following assumptions:

•	$125 million of annual EBITDA uplift;

•	free cash flow uplift of $15 million in 2018 and $25 million annually thereafter; and

•	one-time cost to achieve of $15 million.

Dynegy senior management provided the Dynegy Board, Morgan Stanley and PJT Partners taxable income projections through 2039, an unrestricted NOL balance of $2,946 million and a restricted NOL balance of $2,081 million. The restricted NOL balance is subject to annual limitations which were provided for the forecast period. For the Combined Company Market + Earnings & Cost Improvement Case Projections, the NOL balance is subject to an indicative limitation of 1.85% (the Long-Term tax exempt rate) of the implied equity value for Dynegy and a net unrealized built-in gain (“NUBIG”).

The Vistra Energy Stand-Alone Projections were based on market curves as of September 28, 2017, adjusted for a topside to the September 28, 2017 ERCOT price curve to reflect ERCOT power plant retirement announcements made after September 28, 2017. The Vistra Energy Stand-Alone Projections include the following assumptions:

•	$50 million in gross margin annually from portfolio optimization;

•	hedging benefit of $123 million in 2018, $63 million in 2019, $20 million in 2020 and $15 million thereafter;

•	the closing of Vistra Energy’s Sandow, Big Brown, and Monticello facilities in December 2017;

•	annual growth in fixed O&M, SG&A and environmental and growth capital expenditures of 1.6% based on the June 2017 Consumer Price Index;

•	capital expenditures related to mine reclamation and asset retirement obligations for announced retirements; and

•	payments associated with the Tax Receivable Agreement.

In addition, the Dynegy Management Projections reflect assumptions that are subject to change and do not reflect revised prospects for Dynegy’s or Vistra Energy’s respective businesses, changes in general business or economic conditions or any other transaction or event that has occurred or may occur and that was not anticipated at the time the Dynegy Management Projections were prepared. Further, the Dynegy Management Projections do not give effect to the Merger nor are they indicative for future results of the combined company. As a result, there can be no assurance that the Dynegy Management Projections will be realized, and actual results may differ materially than those contained in the Dynegy Management Projections.

You should evaluate the Dynegy Management Projections, if at all, in conjunction with the historical financial statements and other information regarding Dynegy and Vistra Energy contained in their respective public filings with the SEC. Dynegy senior management reviewed the Dynegy Management Projections with the Dynegy Board, which considered them in connection with its evaluation and approval of the Merger Agreement and the Merger.

Except to the extent required by applicable federal securities laws, Dynegy has not updated, and expressly disclaims any responsibility to update or otherwise revise, the Dynegy Management Projections to reflect circumstances existing after the date when Dynegy senior management prepared the Dynegy Management Projections or to reflect the occurrence of future events or changes in general economic or industry conditions, even in the event that any of the assumptions underlying the Dynegy Management Projections are shown to be in error. Dynegy urges all Dynegy stockholders to review Dynegy’s most recent SEC filings for information relating to Dynegy’s reported financial results.

Certain of the measures included in the Dynegy Management Projections may be considered non-GAAP financial measures, including EBITDA (Adjusted EBITDA) and Unlevered Free Cash Flow (Adjusted Free Cash Flow). Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, or superior to, financial information presented in compliance with GAAP. Non-GAAP financial measures used by Dynegy may not be comparable to similarly titled amounts used by other companies. In addition, the quantitative reconciliation of the forward-looking non-GAAP financial measures omits a reconciliation of Net Income to EBITDA because Dynegy would not be able to provide such reconciliation without unreasonable efforts.

Dynegy Management Projections

Fiscal year ending December 31,

	($ in millions)
	2017E(6)	2018E	2019E	2020E	2021E
Gross Margin(1)	—	2,566	2,390	2,126	2,067
Fixed O&M	—	(953)	(921)	(927)	(949)
SG&A	—	(140)	(141)	(144)	(147)
Other	—	(6)	10	32	49
EBITDA (Adjusted EBITDA)(2)	1,160	1,468	1,338	1,087	1,021
Capex(3)	—	(279)	(266)	(260)	(207)
AROs	—	(36)	(38)	(7)	(23)
Pension / LTSA / Other(4)	—	(28)	(38)	2	(86)
Unlevered Free Cash Flow (Adjusted Free Cash Flow)(5)	—	1,125	996	822	704

(1)	Gross Margin means revenue minus costs of services.
(2)	The non-GAAP measure EBITDA (Adjusted EBITDA) means Gross Margin, minus Fixed O&M, SG&A and Other.
(3)	Includes maintenance, environmental and growth capital expenditures. Also includes environmental capex attributable to EPA’s Effluent Limitations Guidelines, EPA’s final rule regarding Section 316(a) and 316(b) in the Clean Water Act, and EPA’s final rule regarding the safe disposal of coal combustion residuals.
(4)	Includes LTSA adjustments and funding requirements for pensions and ARO outlays for operating assets and announced retirements.
(5)	The non-GAAP measure Unlevered Free Cash Flow (Adjusted Free Cash Flow) means EBITDA (Adjusted EBITDA), minus Capex, AROs and Pension / LTSA / Other.
(6)	Assumes pro forma for sale of Milford (MA), Dighton, Lee, Troy and Armstrong as if sales closed January 1, 2017.

Dynegy Market + Earnings & Cost Improvement Case Projections

Fiscal year ending December 31,

	($ in millions)
	2017E(6)	2018E	2019E	2020E	2021E
Gross Margin(1)	—	2,566	2,390	2,126	2,067
Fixed O&M	—	(953)	(921)	(927)	(949)
SG&A	—	(140)	(141)	(144)	(147)
Earnings & Cost Improvement Initiatives	—	110	125	125	125
Other	—	(6)	10	32	49
EBITDA (Adjusted EBITDA)(2)	1,160	1,578	1,463	1,212	1,146
Capex(4)	—	(279)	(266)	(260)	(207)
Active AROs	—	(36)	(38)	(7)	(23)
Pension / LTSA / Other(4)	—	(28)	(38)	2	(86)
Earnings & Cost Improvement Initiatives	—	15	25	25	25
Unlevered Free Cash Flow (Adjusted Free Cash Flow)(5)	—	1,249	1,146	972	855

(1)	Gross Margin means revenue minus costs of services.
(2)	The non-GAAP measure EBITDA (Adjusted EBITDA) means Gross Margin, minus Fixed O&M, SG&A and Other.
(3)	Includes maintenance, environmental and growth capital expenditures. Also includes environmental capex attributable to EPA’s Effluent Limitations Guidelines, EPA’s final rule regarding Section 316(a) and 316(b) in the Clean Water Act, and EPA’s final rule regarding the safe disposal of coal combustion residuals.
(4)	Includes LTSA adjustments and funding requirements for pensions and ARO outlays for operating assets and announced retirements.
(5)	The non-GAAP measure Unlevered Free Cash Flow (Adjusted Free Cash Flow) means EBITDA (Adjusted EBITDA) minus Capex, AROs and Pension / LTSA / Other.
(6)	Assumes pro forma for sale of Milford (MA), Dighton, Lee, Troy and Armstrong as if sales closed January 1, 2017.

Vistra Energy Stand-Alone Projections

Fiscal year ending December 31,

	($ in millions)
	2017E	2018E	2019E	2020E	2021E
Gross Margin(1)	—	2,315	2,300	2,275	2,319
Fixed O&M	—	(573)	(582)	(592)	(601)
SG&A	—	(517)	(527)	(534)	(542)
Earnings & Cost Improvement Optimization	—	50	50	50	50
EBITDA (Adjusted EBITDA)(2)	1,363	1,275	1,242	1,200	1,226
Nuclear Fuel Amortization	—	88	87	88	88
Capex	—	(339)	(263)	(210)	(270)
Active AROs	—	(60)	(124)	(137)	(19)
Pension / LTSA / Other	—	0	0	0	0
Cash Taxes	—	(59)	(92)	(113)	(129)
TRA Payments	—	(122)	(119)	(121)	(136)
Unlevered Free Cash Flow (Adjusted Free Cash Flow)(3)	—	783	731	707	760

(1)	Gross Margin means revenue minus costs of services.
(2)	The non-GAAP measure EBITDA (Adjusted EBITDA) means Gross Margin, minus Fixed O&M, SG&A and Earnings & Cost Improvement Optimization.

(3)	The non-GAAP measure Unlevered Free Cash Flow (Adjusted Free Cash Flow) means EBITDA (Adjusted EBITDA) minus Nuclear Fuel Amortization, Capex, Active AROs, Pension / LTSA / Other, Cash Taxes and TRA Payments.

Combined Company Market + Earnings & Cost Improvement Case Projections

Fiscal year ending December 31,

	($ in millions)
	2018E	2019E	2020E	2021E
Gross Margin(1)	4,958	4,772	4,485	4,474
Fixed O&M	(1,602)	(1,585)	(1,602)	(1,637)
SG&A	(657)	(667)	(678)	(690)
Earnings & Cost Improvement Initiatives	110	125	125	125
EBITDA Synergies & One-Time Benefits	130	270	225	225
Other	(31)	50	82	99
EBITDA (Adjusted EBITDA)(2)	2,908	2,965	2,637	2,596
Nuclear Fuel Amortization	88	87	88	88
Capex	(608)	(528)	(470)	(474)
AROs	(96)	(163)	(144)	(42)
Pension / LTSA / Other(3)	(38)	(38)	2	(89)
Earnings & Cost Improvement Initiatives	15	25	25	25
Capex Synergies	20	20	20	20
Cash Taxes	(40)	(153)	(121)	(145)
TRA Payments	(122)	(119)	(121)	(136)
Unlevered Free Cash Flow (Adjusted Free Cash Flow)(4)	2,127	2,096	1,916	1,844

(1)	Gross Margin means revenue minus costs of services.
(2)	The non-GAAP measure EBITDA (Adjusted EBITDA) means Gross Margin, minus Fixed O&M, SG&A and Earnings & Cost Improvement Initiatives.
(3)	Includes Dynegy LTSA adjustments and funding requirements for pensions and asset retirement obligation outlays for operating assets and announced retirements. Also includes Dynegy environmental capex attributable to EPA’s Effluent Limitations Guidelines, EPA’s final rule regarding Section 316(a) and 316(b) in the Clean Water Act, and EPA’s final rule regarding the safe disposal of coal combustion residuals. Also includes Dynegy approved discretionary projects.
(4)	The non-GAAP measure Unlevered Free Cash Flow (Adjusted Free Cash Flow) means EBITDA (Adjusted EBITDA) minus Nuclear Fuel Amortization, Capex, Active AROs, Pension / LTSA / Other, Cash Taxes and TRA Payments.

Interests of Vistra Energy’s Directors and Executive Officers in the Merger

In considering the recommendation of the Vistra Energy Board that you vote to approve the Merger Proposal and Stock Issuance Proposal, you should be aware that Vistra Energy’s directors and executive officers have interests in the Merger that may be different from, or in addition to, those of the stockholders of Vistra Energy generally. These interests are described in more detail below. The Vistra Energy Board was aware of these interests and considered them, among other things, in reaching its decision to approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, including the Stock Issuance, and in recommending that the Vistra Energy stockholders vote to approve the Merger Proposal and the Stock Issuance Proposal. These interests are as follows:

•	all eight current members of the Vistra Energy Board will serve on the board of directors of the combined company;

•	Mr. Curtis A. “Curt” Morgan, the President and Chief Executive Officer of Vistra Energy, will serve as the President and Chief Executive Officer of the combined company;

•	Mr. James A. “Jim” Burke, the Executive Vice President and Chief Operating Officer of Vistra Energy, will serve as the Executive Vice President and Chief Operating Officer of the combined company; and

•	Mr. J. William “Bill” Holden, the Executive Vice President and Chief Financial Officer of Vistra Energy, will serve as the Executive Vice President and Chief Financial Officer of the combined company.

•	Pursuant to the Oaktree Letter Agreement described below, affiliates of Oaktree commit to use commercially reasonably efforts to divest a portion of their shares of Vistra Energy Common Stock or Dynegy Common Stock, but are not obligated to consummate such divestment other than at prices per share of Dynegy Common Stock or Vistra Energy Common Stock determined from time to time in Oaktree’s sole and absolute discretion to be adequate. The Vistra Energy Stockholder Support Agreement provides that if affiliates of Oaktree have not sold the number of shares of Vistra Energy Common Stock or Dynegy Common Stock contemplated in the Oaktree Letter Agreement, then Dynegy will purchase shares of Dynegy Common Stock from such affiliates of Oaktree so that the target ownership level is met. Such purchase will be consummated immediately prior to the closing of the Merger and will be for a cash purchase price of $13.24 per share.

•	Vistra Energy expects to issue approximately 5,492,658 shares of Vistra Energy Common Stock to affiliates of Oaktree Capital Management, L.P., the owner of approximately 11.6% of Vistra Energy Common Stock without giving effect to the Merger, in respect of shares of Dynegy Common Stock owned by them. The total number of shares of Vistra Energy Common Stock issuable to those Oaktree affiliates is expected in the aggregate to exceed 1% of both the voting power and number of shares of Vistra Energy Common Stock outstanding before such issuance.

Interests of Dynegy’s Directors and Executive Officers in the Merger

In considering the recommendation of the Dynegy Board that you vote to approve the Merger Proposal, you should be aware that Dynegy’s non-employee directors and executive officers have economic interests in the Merger that are different from, or in addition to, those of Dynegy’s stockholders generally. These interests include, among others: (i) the continued service of certain independent directors of Dynegy as directors of the combined company; (ii) the treatment of equity incentive awards, including acceleration of vesting of Dynegy PSUs upon consummation of the Merger and the potential for accelerated vesting of other Dynegy awards upon a qualifying termination of employment following the Merger; (iii) the potential for enhanced severance benefits for executive officers upon a qualifying termination of employment following the Merger; and (iv) continuing indemnification rights of Dynegy directors and officers following the Merger.

The Dynegy Board was aware of and considered those interests, among other matters, in (i) determining that it is in the best interest of Dynegy and holders of Dynegy Common Stock to enter into the Merger Agreement, (ii) declaring entry into the Merger Agreement to be advisable, (iii) authorizing and approving Dynegy’s execution, delivery and performance of the Merger Agreement in accordance with its terms and Dynegy’s consummation of the transactions contemplated thereby, including the Merger, (iv) directing that the adoption of the Merger Agreement be submitted to a vote at a meeting of the holders of Dynegy Common Stock and (v) recommending that the holders of Dynegy Common Stock adopt the Merger Agreement.

Certain Assumptions

Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:

•	The relevant price per share of Dynegy Common Stock is $12.37, which was the average closing price per share of Dynegy Common Stock as reported on the New York Stock Exchange over the first five business days following the first public announcement of the Merger on October 30, 2017;

•	The effective date of the Merger is December 31, 2017, which is the assumed date of the closing of the Merger solely for purposes of the disclosure in this section;

•	The employment of each executive officer of Dynegy will have been terminated by Vistra Energy without “cause” or due to the executive officer’s resignation for “good reason” (as such terms are defined in the relevant plans and agreements), in either case immediately following the assumed effective time of the Merger on December 31, 2017; and

•	To the extent determined based on the actual level of performance as of the effective time of the Merger, the performance metrics applicable to each Dynegy PSU will have been achieved at the target level of performance.

Because the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate as of the date referenced, the actual amounts, if any, that may be paid or become payable may materially differ from the amounts set forth below.

Treatment of Dynegy Equity Awards Held by Directors and Executive Officers

Treatment of Dynegy Stock Options

Upon completion of the Merger, each Dynegy Stock Option, whether vested or unvested, that is outstanding immediately prior to the completion of the Merger will be converted into an option to purchase Vistra Energy Common Stock (with the number of shares and per share exercise price appropriately adjusted based on the Exchange Ratio and subject to appropriate rounding) having the same terms and conditions otherwise applicable to such Dynegy Stock Option immediately prior to the completion of the Merger, including those providing for accelerated vesting on certain terminations of employment.

Treatment of Dynegy RSUs

Upon completion of the Merger, each award of restricted stock units with respect to Dynegy Common Stock (each, a “Dynegy RSU”) that is outstanding immediately prior to the completion of the Merger will be converted into an award of RSUs with respect to Vistra Energy Common Stock (with the number of shares appropriately adjusted based on the Exchange Ratio) having the same terms and conditions otherwise applicable to such Dynegy RSUs immediately prior to the completion of the Merger, including those providing for accelerated vesting on certain terminations of employment.

Treatment of Dynegy PSUs

Upon completion of the Merger, each award of Dynegy PSUs that is outstanding immediately prior to the completion of the Merger will be converted into the right to receive a number of shares of Vistra Energy Common Stock (and cash in lieu of fractional shares), equal to the number of shares of Dynegy Common Stock that would be payable in respect of such Dynegy PSU (i) in the case of Dynegy PSUs granted in 2015, at the actual level of performance applicable to such Dynegy PSU, (ii) in the case of Dynegy PSUs with respect to which the completion of the Merger occurs after the first 12 months of the applicable performance period (other than Dynegy PSUs granted in 2015), (A) at the actual level of performance for the total stockholder return portion of such Dynegy PSU and (B) at the target level of performance for the free cash flow portion of such Dynegy PSU, and (iii) in the case of Dynegy PSUs with respect to which the completion of the Merger occurs within the first 12 months of the applicable performance period, at the target level of performance for both the total stockholder return portion and the free cash flow portion of such Dynegy PSU, in each case of (i), (ii), and (iii), as appropriately adjusted based on the Exchange Ratio.

Accelerated Vesting of Equity Awards Held by Directors and Executive Officers Upon Certain Terminations of Employment or Service

At the effective time of the Merger, each outstanding Dynegy Stock Option held by Dynegy’s executive officers and each outstanding Dynegy RSU held by Dynegy’s directors and executive officers will convert into equity awards with respect to shares of Vistra Energy Common Stock in the manner described above and will remain subject to the same service-based vesting conditions, if any. Pursuant to the terms of these awards, if a director’s service ceases for any reason other than resignation or for “cause,” then the converted Dynegy RSU will vest as of such date. If an executive officer’s employment is terminated by the combined company without “cause” or by the executive officer for “good reason,” in each case, other than within six months following the effective time of the Merger, then each outstanding converted Dynegy Stock Option will vest and become fully exercisable and each outstanding converted Dynegy RSU will vest but, for those converted Dynegy RSUs granted in 2016 and 2017, will be settled on the original vesting dates applicable to the award, and for those converted Dynegy RSUs granted in 2015, will be settled upon vesting. The same treatment upon a qualifying termination of employment applies to converted Dynegy Stock Options and converted Dynegy RSUs where the executive officer’s employment is terminated by the combined company without “cause” or by the executive officer for “good reason,” in each case, within six months following the effective time of the Merger except that converted Dynegy RSUs will be settled immediately following such termination of employment.

At the effective time of the Merger, each outstanding Dynegy PSU held by Dynegy’s executive officers will be converted into a number of unrestricted shares of Vistra Energy Common Stock in the manner described above. Based on the assumptions described above under “—Certain Assumptions,” the following table summarizes, as of December 31, 2017, immediately prior to the completion of the Merger, the outstanding unvested Dynegy Stock Options, Dynegy RSUs and Dynegy PSUs held by each non-employee member of the Dynegy Board and each executive officer of Dynegy. Depending on when the Merger is completed, certain outstanding equity awards shown in the table below may become vested in accordance with their terms prior to and without regard to the Merger.

	Dynegy Stock Options		Dynegy RSUs		Dynegy PSUs
	Shares (#)	Value ($)	Shares (#)	Value ($)	Shares (#)	Value ($)	Total Value ($)
Directors(1)
Mr. Pat Wood III	—	—	25,483	315,225	—	—	315,225
Ms. Hilary E. Ackermann	—	—	15,152	187,430	—	—	187,430
Mr. Paul M. Barbas	—	—	15,152	187,430	—	—	187,430
Mr. Richard Lee Kuersteiner	—	—	15,152	187,430	—	—	187,430
Mr. Jeffrey S. Stein	—	—	15,152	187,430	—	—	187,430
Mr. John R. Sult	—	—	15,152	187,430	—	—	187,430
Named Executive Officers
Mr. Robert C. Flexon(2)	610,078	1,808,010	343,413	4,248,019	527,104	6,520,276	12,576,305
Mr. Clint C. Freeland	111,472	315,529	65,680	812,462	98,227	1,215,068	2,343,059
Ms. Carolyn J. Burke	102,182	295,853	60,534	748,806	89,186	1,103,231	2,147,889
Ms. Catherine C. James	101,848	295,412	60,350	746,530	88,869	1,099,310	2,141,251
Mr. Henry D. Jones(2)	110,383	316,886	61,538	761,225	96,266	1,190,810	2,268,921
Other Executive Officers
Mr. Mario Alonso(2)	72,548	209,886	40,449	500,354	63,190	781,660	1,491,900
Mr. Julius Cox	62,183	184,723	36,987	457,529	53,941	667,250	1,309,502
Mr. Martin W. Daley	76,424	240,202	46,004	569,069	64,948	803,407	1,612,678
Mr. Dean M. Ellis	23,359	71,961	24,606	304,376	9,328	115,387	491,725
Ms. Sheree M. Petrone	59,082	173,788	35,167	435,016	51,121	632,367	1,241,171

(1)	On November 17, 2017, Tyler G. Reeder resigned from his position as a non-employee director of Dynegy. Following the date of his resignation, Mr. Reeder does not hold any Dynegy equity awards.
(2)	Amounts shown in respect of Dynegy RSUs include awards that were settled following December 1, 2017, to mitigate the potential impact of Section 280G of the Code on Dynegy and each of Messrs. Flexon, Jones and Alonso. For further details regarding the Section 280G mitigation actions, see “Interests of Dynegy’s Directors and Executive Officers in the Merger—Certain Section 280G Mitigation Actions.”

Severance Plan

Each of the Dynegy executive officers is a participant in the Dynegy Inc. Severance Plan (the “Severance Plan”). The Severance Plan provides for certain severance benefits in connection with termination of a participant’s employment, regardless of whether such termination occurs in connection with the consummation of the Merger. The Severance Plan also provides for certain enhanced severance benefits if a participant’s employment is terminated in proximity to the consummation of the Merger, as described below.

General Severance Benefits

Upon a termination of employment by Dynegy without “cause” or by the executive officer for “good reason,” in each case, other than 60 days prior to, or within two years following, the effective time of the Merger, the executive officer would be entitled to the following benefits:

•	A lump-sum cash payment in an amount equal to two times the sum of the executive officer’s (x) base salary in effect 60 days prior to the date of termination of employment plus (y) target annual bonus for the fiscal year in which the termination of employment occurs;

•	Where the termination of employment occurs on or after July 1 of the given year, a prorated annual bonus for the fiscal year in which the termination of employment occurs, based on the actual level of performance and without application of individual performance modifiers, payable at the same time as provided under the applicable bonus plan;

•	Continued health and medical coverage for up to 24 months; and

•	Outplacement assistance benefits for a period corresponding to the executive officer’s severance period (but in no event beyond the end of the second calendar year following the calendar year in which termination of employment occurs).

Severance Benefits in Connection with the Consummation of the Merger

The Severance Plan further provides that where such executive officer’s employment is terminated within 60 days prior to, or within two years following, the effective time of the Merger, either by Dynegy or the combined company, as applicable, without “cause” or by the executive officer for “good reason,” the executive officer will be entitled to receive:

•	A lump-sum cash payment in an amount equal to 2.5 (2.99 in the case of Mr. Flexon) times the sum of (x) the greater of the executive officer’s base salary in effect (1) 60 days prior to the date of termination of employment and (2) immediately prior to the Merger plus (y) target annual bonus for the fiscal year in which the Merger occurs;

•	A prorated annual bonus for the fiscal year in which the termination of employment occurs, based on the actual level of performance and without application of individual performance modifiers, payable at the same time as provided under the applicable bonus plan;

•	Continued health and medical coverage for up 30 months (36 months in the case of Mr. Flexon); and

•	Outplacement assistance benefits for a period corresponding to the executive officer’s severance period (but in no event beyond the end of the second calendar year following the calendar year in which the Merger occurs).

The provision of payments and benefits described above is conditioned upon the executive officer’s execution of a release of claims and compliance with certain noncompetition and other restrictive covenants, which provide for a restricted period of two years following termination of employment. The Severance Plan provides that if an executive officer receives any amount, whether under the Severance Plan or otherwise, that is subject to the excise tax imposed pursuant to Section 4999 of the Code, the amount of the payments to be made to the executive officer will be reduced to the extent necessary to avoid imposition of the excise tax, but only if the net amount of the reduced payments exceeds the net amount that the executive officer would receive without any such reduction following imposition of the excise tax and all income and related taxes.

Based on the assumptions described above under “—Certain Assumptions,” the following table shows the estimated amounts that each executive officer would receive under the Severance Plan upon a qualifying termination of employment immediately following the assumed effective time of the Merger on December 31, 2017.

	Cash Severance ($)	Prorated Annual Bonus(1) ($)	Continued Health Coverage ($)	Outplacement Benefit ($)	Total ($)
Named Executive Officers
Mr. Flexon	8,342,100	1,550,000	72,331	20,000	9,984,431
Mr. Freeland	2,633,750	451,500	57,672	20,000	3,162,922
Ms. Burke	2,393,125	410,250	27,543	20,000	2,850,918
Ms. James	2,371,250	406,500	26,879	20,000	2,824,629
Mr. Jones	2,450,000	420,000	57,305	20,000	2,947,305
Other Executive Officers
Mr. Alonso	1,750,000	300,000	53,899	20,000	2,123,899
Mr. Cox	1,859,375	318,750	53,144	20,000	2,251,269
Mr. Daley	2,187,500	375,000	43,568	20,000	2,626,068
Mr. Ellis	1,378,125	236,250	51,451	20,000	1,685,826
Ms. Petrone	1,395,625	239,250	39,211	20,000	1,694,086

(1)	To mitigate the potential impact of Section 280G of the Code on Dynegy and its executive officers, Dynegy’s Board of Directors approved the payment during 2017 of 75% of the annual bonus that Dynegy expected would otherwise be paid to each respective executive officer in early 2018. For further details regarding the Section 280G mitigation actions, see “Interests of Dynegy’s Directors and Executive Officers in the Merger—Certain Section 280G Mitigation Actions.”

As disclosed on Dynegy’s Current Report on Form 8-K, filed December 21, 2017, to mitigate the potential impact of Section 280G of the Code on Dynegy and its executive officers, Dynegy’s Board of Directors approved the following actions on December 19, 2017: (i) payment during 2017 of 75% of the annual bonus that Dynegy expected would otherwise be paid to each respective executive officer in early 2018, and (ii) the immediate vesting and settlement of 173,650 Dynegy RSUs previously granted to Mr. Flexon, 3,854 Dynegy RSUs previously granted to Mr. Jones, and 8,070 Dynegy RSUs previously granted to Mr. Alonso. Each executive officer agreed to repay the accelerated annual bonus payment amounts to the extent it is subsequently determined that the amount paid exceeds the executive’s actual bonus entitlement or the right to payment would have been forfeited before payment otherwise would have been made in the ordinary course.

Agreements with Vistra Energy

As of the date of this joint proxy statement and prospectus, none of the Dynegy executive officers has entered into any agreement with Vistra Energy or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, Vistra Energy or one or more of its affiliates. Prior to or following the closing of the Merger, however, some or all of the Dynegy executive officers may discuss or enter into agreements with Vistra Energy or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, Vistra Energy or one or more of its affiliates.

Indemnification and Insurance

Pursuant to the Merger Agreement, from and after the effective time of the Merger, the combined company will indemnify, defend and hold harmless each current and former director or officer of Dynegy for liabilities for acts or omissions occurring at or prior to the effective time of the Merger. In addition, the combined company will also maintain directors’ and officers’ and fiduciary liability insurance policies for six years following the effective time of the Merger, subject to certain limitations on the amount of premiums payable under such policies.

Golden Parachute Compensation

In accordance with Item 402(t) of Regulation S-K of the Securities Act, the table below sets forth the compensation that is based on, or otherwise relates to, the Merger that will or may become payable to each named executive officer of Dynegy in connection with the Merger. For additional details regarding the terms of the payments and benefits described below, see the discussion under the caption “Interests of Dynegy’s Directors and Executive Officers in the Merger” above.

The amounts shown in the table below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below and in the footnotes to the table, and do not reflect certain compensation actions that may occur prior to completion of the Merger. The following table does not include any amounts that are payable to the named executive officer irrespective of the closing of the Merger (for instance, amounts that would be payable under the Severance Plan by reason of a qualifying termination of employment without regard to the Merger). For purposes of calculating such amounts, the following assumptions were used:

•	The relevant price per share of Dynegy Common Stock is $12.37, which was the average closing price per share of Dynegy Common Stock as reported on the New York Stock Exchange over the first five business days following the first public announcement of the Merger on October 30, 2017;

•	The effective date of the Merger is December 31, 2017, which is the assumed date of the closing of the Merger solely for purposes of the disclosure in this section;

•	The employment of each executive officer of Dynegy will have been terminated by Vistra Energy without “cause” or due to the executive officer’s resignation for “good reason” (as such terms are defined in the relevant plans and agreements), in either case immediately following the assumed effective time of the Merger on December 31, 2017; and

•	To the extent determined based on the actual level of performance as of the effective time, the performance metrics applicable to each Dynegy PSU will have been achieved at the target level of performance.

Named Executive Officer	Cash ($)(1)	Equity ($)(2)	Perquisites/Benefits ($)(3)	Total ($)
Robert C. Flexon	2,762,100	6,520,276	24,110	9,306,486
Clint C. Freeland	526,750	1,215,068	11,535	1,753,353
Carolyn J. Burke	478,625	1,103,231	5,509	1,587,365
Catherine C. James	474,250	1,099,310	5,375	1,578,935
Henry D. Jones	490,000	1,190,810	11,461	1,692,271

(1)	Cash. Represents the portion of the severance payable to each named executive officer upon a qualifying termination of employment that is based on or otherwise relates to the Merger, and excludes severance amounts that would become payable upon a qualifying termination of employment independent of the Merger. The cash severance payable to each named executive officer is a “double-trigger” payment, which means the amounts will become payable only upon a qualifying termination of employment within 60 days prior to, or two years following, the effective time of the Merger. The receipt by the named executive officer of severance benefits under the Severance Plan is conditioned upon the named executive officer’s execution of a release of claims and compliance with certain noncompetition and other restrictive covenants, which provide for a restricted period of two years following termination of employment with respect to the noncompetition and nonsolicitation covenants. For further details regarding the cash severance that may become payable to Dynegy’s named executive officers, see “Interests of Dynegy’s Directors and Executive Officers in the Merger—Severance Plan.”

(2)	Equity. Represents the value of the Dynegy PSUs held by each named executive officer, which will vest and be settled in shares of Vistra Energy Common Stock at the effective time of the Merger, and excludes the value of equity awards that would vest upon a qualifying termination of employment independent of the Merger. The amounts payable to named executive officers in respect of Dynegy PSUs are “single-trigger” payments, which means the amounts will become payable solely as a result of the consummation of the Merger. Excludes the value of Dynegy Stock Options and Dynegy RSUs held by each named executive officer, which would vest and be settled, as applicable, upon a qualifying termination of employment independent of the Merger. For further details regarding the treatment of Dynegy equity awards in connection with the Merger, see “Interests of Dynegy’s Directors and Executive Officers in the Merger—Treatment of Outstanding Equity Awards.”

(3)	Perquisites/Benefits. Represents the portion of the value of continued health and medical coverage payable to each named executive officer upon a qualifying termination of employment that is based on or otherwise relates to the Merger, and excludes the value of such coverage that would be provided upon a qualifying termination of employment in the ordinary course and independent of the Merger. The continued coverage provided to each named executive officer is a “double-trigger” benefit, which means that the coverage will be provided only upon a qualifying termination of employment within 60 days prior to, or two years following, the effective time of the Merger. The receipt by the named executive officer of continued health and medical coverage under the Severance Plan is conditioned upon the named executive officer’s execution of a release of claims and compliance with certain restrictive covenants, as described in note (1) above. For further details regarding the perquisites and benefits that may be provided to Dynegy’s named executive officers, see “Interests of Dynegy’s Directors and Executive Officers in the Merger—Severance Plan.”

Directors and Management of the Combined Company After the Merger

In connection with the consummation of the Merger, the board of directors of the combined company will be expanded to consist of eleven members, including: (i) eight of the directors of Vistra Energy and (ii) three of the directors of Dynegy immediately prior to the Merger (provided such directors are willing to serve on the board of the combined company). The eight directors of Vistra Energy are Curtis A. “Curt” Morgan, Gavin R. Baiera, Jennifer Box, Brian K. Ferraioli, Scott B. Helm, Jeff D. Hunter, Cyrus Madon and Geoffrey D. Strong. As of the date of this joint proxy statement and prospectus, it has not been determined which directors will be appointed from the Dynegy Board to the board of directors of the combined company. Effective as of closing of the Merger, the members of the management committee of the combined company will be Curtis A. “Curt” Morgan as President and Chief Executive Officer, James A. “Jim” Burke as Executive Vice President and Chief Operating Officer, Sara Graziano as Senior Vice President of Corporate Development and Strategy, J. William “Bill” Holden as Executive Vice President and Chief Financial Officer, Scott A. Hudson as Senior Vice President and President of Retail, Carrie Lee Kirby as Executive Vice President and Chief Administrative Officer, Stephanie Zapata Moore as Executive Vice President and General Counsel, and Stephen J. Muscato as Senior Vice President and Chief Commercial Officer.

Regulatory Approvals Required to Complete the Merger

To complete the Merger, Vistra Energy and Dynegy must obtain approvals or consents from, or make filings with, a number of United States federal and state public utility, antitrust and other regulatory authorities. The material United States federal and state approvals, consents and filings are described below. Vistra Energy and Dynegy are not currently aware of any other material governmental consents, approvals or filings that are required prior to the parties’ completion of the Merger other than those described below. If additional approvals, consents and filings are required to complete the Merger, Vistra Energy and Dynegy intend to seek such consents and approvals and make such filings.

Vistra Energy and Dynegy will seek to complete the Merger by the second quarter of 2018. Although Vistra Energy and Dynegy believe that they will receive the required consents and approvals described below to complete the Merger, Vistra Energy and Dynegy cannot give any assurance as to the timing of these consents and approvals or as to Vistra Energy’s and Dynegy’s ultimate ability to obtain such consents or approvals (or any additional consents or approvals which may otherwise become necessary) or that Vistra Energy and Dynegy will obtain such consents or approvals on satisfactory terms and conditions.

Hart-Scott-Rodino Antitrust Improvements Act

The Merger is subject to the requirements of the HSR Act, and the related rules and regulations, which provide that certain acquisition transactions may not be completed until required information has been furnished to the Antitrust Division of the DOJ (the “Antitrust Division”), and the FTC (only one of which agencies will receive jurisdictional clearance to review the Merger), and until certain waiting periods have been terminated or have expired. The HSR Act requires Vistra Energy and Dynegy to observe a 30-day waiting period after the submission of their HSR filings before consummating their transaction, unless the waiting period is terminated early. The initial 30-day waiting period can be extended if either the Antitrust Division or the FTC issues a Request for Additional Information (a “Second Request”), to Vistra Energy and Dynegy. A Second Request is a request that the parties to a merger provide the Antitrust Division or FTC with information, documents and data that allows the agency or commission to further consider whether the Merger violates the federal antitrust laws. Neither Vistra Energy nor Dynegy believes that the Merger will violate federal antitrust laws, and neither expects the review of the transaction to materially delay the expected consummation of the Merger. However, Vistra Energy and Dynegy cannot guarantee that the Antitrust Division or the FTC will not take a different position. The issuance of a Second Request extends the required waiting period to consummate the transaction for an additional 30 days, measured from the time both Vistra Energy and Dynegy certify that they have substantially complied with the Second Request, and it typically takes several months for parties to substantially comply with a Second Request.

On January 5, 2018, Vistra Energy and Dynegy filed a Notification and Report Form under the HSR Act with the Antitrust Division and the FTC. The 30-day waiting period required by the HSR Act will expire on February 5, 2018.

Federal Power Act

The FERC has jurisdiction to approve the Merger pursuant to Section 203 of the Federal Power Act (the “FPA”). Under FPA Section 203, the FERC must authorize the Merger if it finds that it is consistent with the public interest. The FERC has stated that, in analyzing a merger or transaction under Section 203 of the FPA, it will evaluate the impact of the Merger on:

•	competition in electric power markets;

•	the applicants’ wholesale power and transmission rates; and

•	state and federal regulation of the applicants.

In addition, Section 203 of the FPA also requires the FERC to find that the Merger will not result in the cross-subsidization by utilities of their non-utility affiliates or the improper encumbrance or pledge of utility assets. If such cross-subsidization or encumbrances were to occur as a result of the Merger, the FERC then must find that such cross-subsidization or encumbrances are consistent with the public interest.

The FERC will review these factors to determine whether the Merger is consistent with the public interest. If the FERC finds that the Merger would adversely affect competition in wholesale electric power markets, rates for transmission or the wholesale sale of electric energy, or regulation, or that the Merger would result in cross-subsidies or improper encumbrances that are not consistent with the public interest, the FERC may, pursuant to the FPA, impose upon the proposed merger remedial conditions intended to mitigate such effects or it may decline to authorize the Merger. The FERC is required to rule on a completed merger application not later than 180 days from the date on which the completed application is filed. The FERC may, however, for good cause, issue an order extending the time for consideration of the Merger application by an additional 180 days. If the

FERC does not issue an order within the statutory deadline, subject to any extension, then the transaction is deemed to be approved. Vistra Energy and Dynegy expect that the FERC will approve the Merger within the initial 180-day review period. However, there is no guarantee that the FERC will approve the Merger or that it will not extend the time period for its review or impose unsatisfactory terms or conditions as part of its approval.

Vistra Energy and Dynegy filed their application under Section 203 of the FPA on November 22, 2017. In their application, Vistra Energy and Dynegy submitted a detailed competition analysis demonstrating that the Merger does not raise any significant competitive issues or market power concerns. They also demonstrated that the Merger satisfies the other criteria considered by the FERC in its review. Third parties were able to file comments to or protests of Vistra Energy’s and Dynegy’s application at the FERC until January 22, 2018. In their application, Vistra Energy and Dynegy have requested that the FERC issue an order no later than March 15, 2018, approving the Merger without condition and without a hearing.

State Regulatory Approvals

The Merger is subject to the approval of the NYPSC and the PUCT. The following subheadings contain a description of the state regulatory commission requirements for the completion of the Merger.

New York Public Service Commission

On November 28, 2017, Vistra Energy and Dynegy filed an application with the NYPSC for approval pursuant to §70 of the New York Public Service Law (the “PSL”) with respect to Dynegy’s applicable electric generation facilities in New York. NYPSC approval is generally required before an electric corporation may transfer ownership interests in an electric plant and/or for certain stock acquisitions of an electric corporation. Although it appears that Dynegy’s facilities in New York are subject to “reduced scrutiny” and are “lightly regulated,” approvals for such transfers nonetheless may be subject to a more detailed “public interest” standard which is set forth in the PSL. In conducting a public interest review, the NYPSC may examine, among other things, any affiliations with electric market participants that might afford opportunities for the exercise of market power, and consider any other potential detriments to captive ratepayer interests. In addition, the NYPSC may assess the environmental impact of the transfer based upon information provided in a required environmental assessment form.

Vistra Energy and Dynegy expect to receive the necessary approval from the NYPSC during the first quarter of 2018. However, there is no guarantee that the NYPSC will act by that time or that the NYPSC will not reject the proposed application or impose unsatisfactory terms or conditions as part of its approval.

Public Utility Commission of Texas

On November 22, 2017, Vistra Energy and Dynegy filed with the PUCT, an application involving a review of the business combination between Vistra Energy and Dynegy. Third parties typically have 45 days to intervene. The PUCT will approve the transaction unless the PUCT finds that the transaction results in a power generation company owning or controlling more than 20% of the installed generation capacity located in, or capable of delivering electricity to, the Electric Reliability Council of Texas, or ERCOT, power region (the “Cap”). Based on the amount of generation owned or controlled by Vistra Energy and Dynegy in Texas and the ERCOT region, the combined company is projected to own and control installed generation capacity in excess of the Cap. In September and October of 2017, separate from the execution of the Merger Agreement, Vistra Energy announced the retirement of its uneconomic Monticello, Sandow and Big Brown units. These retirements are scheduled to occur prior to the closing of the Merger. While these retirements will significantly decrease the amount of installed generation capacity owned by the combined company in ERCOT, the combined company is still projected to own and control installed generation capacity in (or be capable of delivering electricity to) ERCOT in excess of the Cap depending on how the calculation is conducted by the PUCT. As a result, in its application for regulatory approval submitted to the PUCT, Vistra Energy committed to decrease the amount of installed generation capacity owned to be under the Cap by the closing of the Merger. In order for the combined company to comply with the Cap, Vistra Energy is currently conducting a competitive sales process for its Stryker Creek, Graham and Trinidad units. In connection with this sales process, Vistra Energy expects to sell enough installed generation capacity in order for the combined company to comply with the Cap and receive the PUCT’s approval in order to consummate the Merger.

Vistra Energy and Dynegy expect to receive the necessary approvals from the PUCT by the second quarter of 2018. However, there is no guarantee that the PUCT will act by that time or that the PUCT will not reject the proposed application or impose unsatisfactory terms or conditions as part of its approval.

Listing of Vistra Energy Common Stock and Deregistration of Dynegy Common Stock

It is a condition to the completion of the Merger that the Vistra Energy Common Stock issuable in connection with the Merger be authorized for listing on the NYSE, subject to official notice of issuance.

After the Merger is completed, Dynegy Common Stock will no longer be listed on the NYSE and will be deregistered under the Exchange Act.

Anticipated Accounting Treatment

Vistra Energy prepares its financial statements in accordance with GAAP. The Merger will be accounted for as a business combination by applying the acquisition method, which requires the identification of the acquirer, the determination of the acquisition date, the recognition and measurement, at fair value, of the identifiable assets acquired, liabilities assumed and any non-controlling interests in the consolidated subsidiaries of the acquiree and recognition and measurement of goodwill or a gain from a bargain purchase. The accounting guidance for business combinations, referred to as ASC 805, Business Combinations (“ASC 805”), provides that in a business combination involving the exchange of equity interests, the entity issuing the equity interests is usually the acquirer; however, all pertinent facts and circumstances must be considered in identifying the accounting acquirer, including the relative voting rights of the stockholders of the constituent companies in the combined entity, the composition of the board of directors and senior management of the combined entity, the relative size of the entities and the terms of the exchange of equity interests in the business combination, including payment of a premium.

Based on the fact that Vistra Energy is the entity issuing the equity securities, that continuing Vistra Energy stockholders are expected own 79% of the issued and outstanding common stock of the combined company, and former Dynegy stockholders are expected to own approximately 21% of the issued and outstanding common stock of the combined company, that the current directors of the Vistra Energy Board will represent the majority of the board of the combined company, Vistra Energy is considered the acquirer for accounting purposes.

Accordingly, Dynegy’s assets acquired, liabilities assumed and non-controlling interests will be measured at their respective fair values as of the closing date of the Merger. As the Merger is a stock-for-stock exchange, the value of consideration transferred will depend upon the market price of Vistra Energy Common Stock at the time of the completion of the Merger. To the extent that the fair value of the consideration transferred exceeds the fair value of net assets acquired, the excess will result in goodwill. Alternatively, if the fair value of the net assets acquired exceeds the fair value of the consideration transferred, the transaction could result in a bargain purchase gain that is recognized immediately in earnings. The final fair values of assets acquired, liabilities assumed and non-controlling interests will be determined upon completion of the Merger, with the allocation to be finalized as soon as practicable within the measurement period of no later than one year from the date of the completion of the Merger.

No Appraisal Rights and Dissenters’ Rights

No dissenters’ or appraisal rights will be available with respect to the Merger, the Stock Issuance or any of the other transactions contemplated by the Merger Agreement.

THE MERGER AGREEMENT

The following is a summary of the material terms of the Merger Agreement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. The summary of the material terms of the Merger Agreement below and elsewhere in this joint proxy statement and prospectus is qualified in its entirety by the Merger Agreement, which is attached to this joint proxy statement and prospectus as Annex A and which constitutes part of this joint proxy statement and prospectus. You are urged to read the Merger Agreement carefully and in its entirety because it, and not the description below or elsewhere in this joint proxy statement and prospectus, is the legal document that governs the Merger. The rights and obligations of the parties to the Merger Agreement are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this joint proxy statement and prospectus.

The representations, warranties, covenants and agreements described below and included in the Merger Agreement were made only for purposes of the Merger Agreement as of specific dates, were solely for the benefit of the parties to the Merger Agreement (except as otherwise specified therein) and may be subject to important qualifications, limitations and supplemental information agreed to by Vistra Energy and Dynegy in connection with negotiating the terms of the Merger Agreement. In addition, the representations and warranties may have been included in the Merger Agreement for the purpose of allocating contractual risk between Vistra Energy and Dynegy rather than to establish matters as facts and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Except for their right to receive the per-share merger consideration after the closing of the Merger, investors and security holders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Vistra Energy, Dynegy or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of Vistra Energy or Dynegy because the parties to the Merger Agreement may take certain actions that are either expressly permitted in the confidential disclosure schedules to the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement has been included in this joint proxy statement and prospectus to provide you with information regarding the terms of the Merger. It is not intended to provide you with any other factual or financial information about Vistra Energy or Dynegy or any of their respective affiliates or businesses. Information about Vistra Energy and Dynegy can be found elsewhere in this joint proxy statement and prospectus and in the other filings each of Vistra Energy and Dynegy has made with the SEC, which are available without charge at http://www.sec.gov. See “Where You Can Find More Information and Incorporation by Reference” beginning on page 243.

Effect of the Merger on Capital Stock

Conversion of Dynegy Common Stock

At the effective time of the Merger, each share of Dynegy Common Stock issued and outstanding immediately prior to the effective time of the Merger (other than any shares of Dynegy Common Stock owned by Vistra Energy, Dynegy or any of their respective wholly owned subsidiaries or held in treasury by Dynegy, which will be cancelled upon completion of the Merger), will be converted into the right to receive shares of Vistra Energy Common Stock based on the Exchange Ratio (0.652 shares of Vistra Energy Common Stock per share of Dynegy Common Stock), as it may be adjusted as described in the following sentence. The Exchange Ratio will be adjusted equitably to reflect the effect of any reclassification, stock split or combination, exchange or readjustment of shares, or any stock dividend or distribution with respect to the shares (or other convertible or exchangeable securities) of either Vistra Energy Common Stock or Dynegy Common Stock with a record date prior to the completion of the Merger.

Vistra Energy will not issue fractional shares of Vistra Energy Common Stock in the Merger. Instead, each holder of shares of Dynegy Common Stock who would otherwise be entitled to receive fractional shares of Vistra Energy Common Stock in the Merger (after aggregating all fractional shares of Vistra Energy Common Stock issuable to such holder) will be entitled to an amount of cash, without interest, in lieu of such fractional shares representing such holder’s proportionate interest, if any, in the proceeds from the sale by Vistra Energy’s exchange agent in one or more transactions of shares of Vistra Energy Common Stock equal to the excess of (a) the number of shares of Vistra Energy Common Stock to be delivered to Vistra Energy’s exchange agent by Vistra Energy pursuant to the Merger Agreement over (b) the aggregate number of whole shares of Vistra Energy Common Stock to be distributed to the former holders of shares of Dynegy Common Stock. Vistra Energy’s exchange agent will sell such excess number of shares of Vistra Energy Common Stock, which sale will be executed on the NYSE in round lots to the extent practicable. Vistra Energy’s exchange agent will hold the proceeds of any such sale of Vistra Energy Common Stock in trust for the former holders of shares of Dynegy Common Stock and will determine the pro rata portion of such proceeds to which each such former holder will be entitled.

Procedures for Surrendering Dynegy Stock

Within five business days of the completion of the Merger, if you are a Dynegy stockholder, Vistra Energy’s exchange agent will transmit to you (or mail to you if you hold stock certificates for Dynegy Common Stock) a letter of transmittal and instructions for use in surrendering your Dynegy Common Stock for a number of whole shares of Vistra Energy Common Stock that you are entitled to receive pursuant to the terms of the Merger Agreement, a cash payment in lieu of any fractional shares of Vistra Energy Common Stock that would have been otherwise issuable to you as a result of the Merger, and any dividends or other distributions with a record date following the effective time of the Merger payable with respect to Vistra Energy Common Stock. When you deliver your Dynegy stock certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, your Dynegy stock certificates will be cancelled.

Holders of Dynegy Common Stock will not receive physical stock certificates for Vistra Energy Common Stock unless a physical stock certificate is specifically requested. Rather, such holders will receive statements indicating book-entry ownership of Vistra Energy Common Stock.

PLEASE DO NOT SUBMIT YOUR DYNEGY STOCK CERTIFICATES FOR EXCHANGE UNTIL YOU RECEIVE THE TRANSMITTAL INSTRUCTIONS AND LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

If you own Dynegy Common Stock in book-entry form or through a broker, bank or other holder of record, you will not need to obtain stock certificates to submit for exchange to the exchange agent. However, you or your broker, bank or other nominee will need to follow the instructions provided by the exchange agent in order to properly surrender your Dynegy shares.

If you hold Dynegy Common Stock, you will not be entitled to receive any dividends or other distributions on Vistra Energy Common Stock until the Merger is completed and you have surrendered your Dynegy Common Stock in exchange for Vistra Energy Common Stock. If Vistra Energy effects any dividend or other distribution on the Vistra Energy Common Stock with a record date occurring after the time the Merger is completed and a payment date before the date you surrender your Dynegy Common Stock, you will receive the dividend or distribution, without interest, with respect to the whole shares of Vistra Energy Common Stock issued to you after you surrender your shares of Dynegy Common Stock and the shares of Vistra Energy Common Stock are issued in exchange. If Vistra Energy effects any dividend or other distribution on the Vistra Energy Common Stock with a record date after the date on which the Merger is completed and a payment date after the date you surrender your Dynegy Common Stock, you will receive the dividend or distribution, without interest, on that payment date with respect to the whole shares of Vistra Energy Common Stock issued to you. The exchange agent, Vistra Energy and Dynegy may deduct and withhold amounts required under federal, state, local or foreign tax law.

Treatment of Dynegy Stock Options, RSUs, PSUs, Phantom Stock Units and Stock Deferral Accounts

Dynegy Stock Options

Upon completion of the Merger, each Dynegy Stock Option, whether vested or unvested, that is outstanding immediately prior to the completion of the Merger will be converted into an option to purchase Vistra Energy Common Stock (with the number of shares and per share exercise price appropriately adjusted based on the Exchange Ratio and subject to appropriate rounding) having the same terms and conditions otherwise applicable to such Dynegy Stock Option immediately prior to the completion of the Merger, including those providing for accelerated vesting on certain terminations of employment.

Dynegy RSUs

Upon completion of the Merger, each Dynegy RSU that is outstanding immediately prior to the completion of the Merger will be converted into an award of RSUs with respect to Vistra Energy Common Stock (with the number of shares appropriately adjusted based on the Exchange Ratio) having the same terms and conditions otherwise applicable to such award of Dynegy RSUs immediately prior to the completion of the Merger, including those providing for accelerated vesting on certain terminations of employment.

Dynegy PSUs

Upon completion of the Merger, each Dynegy PSU that is outstanding immediately prior to the completion of the Merger will be converted into the right to receive a number of shares of Vistra Energy Common Stock (and cash in lieu of fractional shares), equal to the number of shares of Dynegy Common Stock that would be payable in respect of such Dynegy PSUs (i) in the case of Dynegy PSUs granted in 2015, at the actual level of performance applicable to such Dynegy performance stock unit, (ii) in the case of Dynegy PSUs with respect to which the completion of the Merger occurs after the first 12 months of the applicable performance period (other than Dynegy PSUs granted in 2015), (A) at the actual level of performance for the total stockholder return portion of such Dynegy performance stock unit and (B) at the target level of performance for the free cash flow portion of such Dynegy PSU, and (iii) in the case of Dynegy PSUs with respect to which the completion of the Merger occurs within the first 12 months of the applicable performance period, at the target level of performance for both the total stockholder return portion and the free cash flow portion of such Dynegy PSU, in each case of (i), (ii), and (iii), as appropriately adjusted based on the Exchange Ratio.

Dynegy Phantom Stock Units

Upon completion of the Merger, each award of phantom stock units granted under Dynegy’s phantom stock plan that is outstanding immediately prior to the completion of the Merger will be converted into an award of phantom stock units with respect to Vistra Energy Common Stock (with the number of shares appropriately adjusted based on the Exchange Ratio) having the same terms and conditions otherwise applicable to such award of Dynegy phantom stock units immediately prior to the completion of the Merger, including those providing for accelerated vesting on certain terminations of employment.

Dynegy Stock Deferral Accounts

Upon completion of the Merger, the number of hypothetical shares of Dynegy Common Stock credited to the Dynegy deferral account of each participant with an outstanding Dynegy deferral account balance under Dynegy’s deferred compensation plan immediately prior to the completion of the Merger will be converted into a number of hypothetical shares of Vistra Energy Common Stock (with the number of shares appropriately adjusted based on the Exchange Ratio) having the same terms and conditions otherwise applicable to such hypothetical shares of Dynegy Common Stock immediately prior to the completion of the Merger.

Post-Merger Governance of Vistra Energy; Headquarters

Certificate of Incorporation and Bylaws

Vistra Energy’s certificate of incorporation and bylaws will be the certificate of incorporation and bylaws of the combined company following the completion of the Merger.

Board of Directors

Prior to the completion of the Merger, the Vistra Energy Board will take all necessary actions so that, immediately following the completion of the Merger, the size of the board of directors of the combined corporation is increased from 8 to 11 directors. Prior to the completion of the Merger, Vistra Energy will take all actions necessary so that, effective as of the completion of the Merger, three directors serving on the Dynegy Board immediately prior to the effective time of the Merger will be appointed as members of the board of directors of the combined company.

Classification of Directors

The Vistra Energy Board is currently divided into three classes serving staggered three-year terms. In light of this classification, the Merger Agreement provides that:

•	If the Merger is completed on or prior to the date of the 2018 annual meeting of Vistra Energy stockholders, among the three Dynegy directors who will become directors of Vistra Energy, one will be designated a Class I director with a term expiring at the 2020 annual meeting of Vistra Energy stockholders, one will be designated a Class II director with a term expiring at the 2018 annual meeting of Vistra Energy stockholders, and one will be designated a Class III director with a term expiring at the 2019 annual meeting of Vistra Energy stockholders.

•	If the Merger is completed after the date of the 2018 annual meeting of Vistra Energy stockholders, among the three Dynegy directors who will become directors of Vistra Energy, one will be designated a Class I director with a term expiring at the 2020 annual meeting of Vistra Energy stockholders and two will be designated Class II directors with a term expiring at the 2021 annual meeting of Vistra Energy stockholders.

Regardless of when the Merger is completed, all Vistra Energy directors who continue serving as directors of the combined company will remain in their respective classes without any change.

Headquarters

Upon completion of the Merger, the principal executive offices and headquarters for the combined company will be located in Irving, Texas.

Completion of the Merger

Unless Vistra Energy and Dynegy agree to another date, the parties are required to complete the Merger on the third business day after satisfaction or waiver of all the conditions described under “—Conditions to Completion of the Merger” below. The Merger will be effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware.

Conditions to Completion of the Merger

The obligations of each of Vistra Energy and Dynegy to complete the Merger are subject to the satisfaction or waiver of the following conditions:

•	approval by Vistra Energy stockholders of the Merger Proposal and the Stock Issuance Proposal;

•	approval by Dynegy stockholders of the Merger Proposal;

•	no order or law having been adopted, issued, enacted, promulgated, enforced or entered by any governmental entity that remains in effect and which has the effect of restraining, enjoining or otherwise prohibiting the consummation of the Merger (referred to as the no prohibitions condition);

•	receipt of approvals of the Merger by FERC, the NYPSC and PUCT (or a determination that no such approval is required) and expiration or termination of any waiting period applicable to the Merger under the HSR Act (referred to as the regulatory approvals condition);

•	approval of the listing of the shares of Vistra Energy Common Stock to be issued in connection with the Merger or reserved for issuance in connection with the Merger on the NYSE, subject to official notice of issuance (referred to as the listing condition); and

•	effectiveness of the registration statement of which this joint proxy statement and prospectus forms a part and the absence of a stop order suspending the effectiveness thereof issued by the SEC (referred to as the registration statement effectiveness condition).

In addition, the obligations of each of Vistra Energy and Dynegy to complete the Merger are subject to the satisfaction or waiver of the following conditions:

•	(i) the truth and correctness, in all material respects, of the representations and warranties of the other party with respect to certain fundamental matters (due incorporation, capital structure, corporate authority, approvals and absence of violations and brokers’ fees and commissions) as of the date of the Merger Agreement and as of the date of completion of the Merger (except with respect to the foregoing to the extent that any representation and warranty expressly speaks as of a specific date, in which case it must be true and correct, in all material respects, only as of such date), (ii) the truth and correctness of the representations and warranties of the other party with respect to capital stock as of the date of the Merger Agreement and as of the date of completion of the Merger (except with respect to the foregoing to the extent that any representation and warranty expressly speaks as of a specific date in which case it must be true and correct only as of such date), except for inaccuracies not reasonably expected to result in additional cost, expense or liability to either party of more than $500,000; (iii) the truth and correctness of the representation and warranty with respect to absence of a material adverse effect, as of the date of the Merger Agreement and as of the date of completion of the Merger (except with respect to the foregoing to the extent that such representation and warranty is expressly made as of a specific date in which case it must be true and correct only as of such date); and (iv) the truth and correctness of all other representations and warranties of the other party as of the date of the Merger Agreement and as of the date of completion of the Merger (disregarding any qualifications with respect to materiality or “material adverse effect” in these representations and warranties) (except with respect to the foregoing to the extent that any representation and warranty is made as of a specific date in which case they must be true and correct only as of such date), except where the failure to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a “material adverse effect”;

•	the performance or compliance by the other party, in all material respects, with all of its covenants and agreements under the Merger Agreement;

•	the absence of a “material adverse effect” on the other party during the period from the execution of the Merger Agreement until the completion of the Merger;

•	receipt of a certificate executed by an executive officer of the other party as to the satisfaction of the conditions described in the preceding three bullets; and

•	receipt of a legal opinion of its counsel (or alternative tax advisor), dated as of the closing date of the Merger, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Vistra Energy’s obligation to complete the Merger is also conditioned upon none of certain required regulatory approvals resulting in a “burdensome effect” (referred to as the no burdensome effect condition) and receipt of an affidavit or notice from a corporate officer of Dynegy certifying that Dynegy has not been a United States real property holding corporation during the five-year period ending on the date of completion of the Merger.

For purposes of the Merger Agreement, a “material adverse effect” means any event, change, effect, development, condition, state of facts or occurrence that is materially adverse to the business, financial condition or results of operations of Vistra Energy or Dynegy, as the case may be, and its subsidiaries, taken as a whole. Except as otherwise noted below, in no event will any of the following be deemed to constitute or be taken into account when determining whether there has been or would reasonably be expected to be a “material adverse effect”:

•	any event, change, effect, development, condition, state of facts or occurrence in or generally affecting (i) the economy (including changes in commodity prices) or the financial or securities markets in the United States or elsewhere in the world or in any specific jurisdiction or geographical area or (ii) the industry or industries in which Vistra Energy or Dynegy or their respective subsidiaries, as the case may be, operate;

•	any changes or developments in national, regional, state or local wholesale or retail markets for electric power, capacity or fuel or related products (including those due to actions by competitors or due to changes in commodities prices or hedging markets);

•	any changes or developments in national, regional, state or local electric transmission or distribution systems;

•	the adoption, implementation, promulgation, repeal, amendment or reinterpretation or of any law by a governmental entity or any rule, regulation, protocol, operating guide, or other binding document by any national, regional, state or local ISO, market administrator or regional reliability entity;

•	any event or change resulting from or arising out of the failure to obtain any requisite regulatory approval or other necessary consent from any governmental entity;

•	any changes in GAAP or accounting standards applicable to Vistra Energy or Dynegy, as the case may be, or interpretations thereof;

•	any natural disasters or other force majeure event or outbreak or escalation of hostilities or acts of war or terrorism;

•	the execution or delivery of the Merger Agreement, the announcement of the Merger Agreement, the identity of the parties or the transactions contemplated by the Merger Agreement, including the Merger, any burdensome effect or any action required by a party’s covenants and agreements in the Merger Agreement, including with respect to obtaining the required regulatory approvals;

•	any change in the trading price or trading volume of Vistra Energy Common Stock or Dynegy Common Stock, as the case may be, or the credit rating of each party or its debt Securities, as the case may be, except that the underlying event, change, effect, development, condition, state of facts or occurrence may nonetheless be taken into account in determining whether there has been or would reasonably be expected to have a material adverse effect; or

•	the failure of Vistra Energy or Dynegy, as the case may be, to meet its published or internal projections or forecasts, except that the underlying event, change, effect, development, condition, state of facts or occurrence may nonetheless be taken into account in determining whether there has been or would reasonably be expected to have a material adverse effect;

in each case (except for the fifth, eighth, ninth and tenth bullets above) if and to the extent not disproportionately affecting the party making the representation and its subsidiaries, taken as a whole, as compared to similarly situated companies in the same industries, except, with respect to the fourth bullet above, as a result of such party’s or any of its subsidiaries’ size or generating capacity in any geographic area (each, referred to as a “material adverse effect” exclusion).

Representations and Warranties

Each of Vistra Energy and Dynegy has made representations and warranties with respect to itself and its subsidiaries regarding, among other things:

•	due organization, good standing, requisite corporate power, organizational documents and qualifications necessary to conduct business;

•	capital structure, equity awards and ownership of subsidiaries;

•	corporate authority to enter into and perform the Merger Agreement, enforceability of the Merger Agreement, and approval of the Merger Agreement by each party’s board of directors;

•	required regulatory filings and consents and approvals of governmental entities;

•	absence of conflicts with or defaults under organizational documents, contracts, permits and applicable laws as a result of the transactions contemplated by the Merger Agreement;

•	SEC filings, including financial statements contained in the filings;

•	internal controls and procedures;

•	the absence of undisclosed material liabilities;

•	compliance with applicable law and possession and compliance with requisite permits;

•	environmental matters;

•	benefit plans;

•	conduct of the business in the ordinary course of business and absence of any event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on such party or to prevent or materially delay such party’s completion of the Merger or compliance, in any material respect, with its material obligations under the Merger Agreement;

•	pending or threatened investigations or litigation;

•	material truth and accuracy of certain information supplied for inclusion in this joint proxy statement and prospectus;

•	regulatory matters;

•	tax matters;

•	labor and other employment matters;

•	intellectual property and information technology matters;

•	real and personal property matters;

•	stockholder votes required to approve the Merger Proposal and, in the case of Vistra Energy, to approve the Stock Issuance Proposal;

•	inapplicability of state takeover laws to the Merger;

•	receipt of opinion(s) of financial advisor(s);

•	matters with respect to material contracts;

•	brokers’ fees and expenses;

•	insurance matters;

•	compliance with derivatives trading policies;

•	related party transactions;

•	lack of ownership of the other party’s stock; and

•	no transactions or agreements between principal stockholders of such party or their affiliates relating to the voting, governance, business or operations of such party and its subsidiaries.

The Merger Agreement also contains additional representations and warranties of Vistra Energy regarding the operations of its Comanche Peak unit and the Plan of Reorganization.

The representations and warranties noted above are subject to qualifications and limitations agreed to by Vistra Energy and Dynegy in connection with negotiating the terms of the Merger Agreement. Many of the representations and warranties in the Merger Agreement are qualified by a “material adverse effect” standard—that is, they will not be deemed to be untrue or incorrect unless the failure to be true or correct, individually or in the aggregate, would reasonably be expected to have a material adverse effect.

Conduct of Business Prior to Closing

Each of Vistra Energy and Dynegy has undertaken customary covenants in the Merger Agreement restricting the conduct of its respective business between the date of the Merger Agreement and completion of the Merger. In general, except as may be required by applicable law, as may be reasonably required in response to any emergency or as set forth in the disclosure schedules to the Merger Agreement, each of Vistra Energy and Dynegy has agreed to (x) conduct its and its subsidiaries’ business in the ordinary course in all material respects and (y) use commercially reasonable efforts to preserve intact its and its subsidiaries’ present material lines of business and preserve its and its subsidiaries’ relationships with material customers, suppliers and other significant business relations.

In addition, each of Vistra Energy and Dynegy agreed, with respect to itself and its subsidiaries, not to, among other things, undertake any of the following between the date of the Merger Agreement and completion of the Merger (subject in each case to exceptions specified in the Merger Agreement or set forth in the disclosure schedules to the Merger Agreement):

•	amend its certificate of incorporation or bylaws, or amend the charter documents of any subsidiary;

•	declare, set aside or pay any dividend or other distribution (whether in cash, shares or property) in respect of any shares of capital stock, except for (i) pro rata dividends or other distributions by any subsidiary, (ii), in the case of Vistra Energy, dividends paid by PrefCo with respect to PrefCo preferred stock as required by PrefCo’s certificate of incorporation and (ii) in the case of Dynegy, dividends declared prior to the date of the Merger Agreement and paid by Dynegy with respect to its outstanding 5.375% preferred stock in accordance with the certificate of designations thereof;

•	split, combine, subdivide or reclassify any of its capital stock, except for such transactions between a party and its wholly owned subsidiaries that remain wholly owned subsidiaries of such party following the completion of such transaction;

•

issue, sell, pledge, dispose of or encumber (or authorize any of the foregoing) any shares of capital stock or other ownership interest in itself or any of its subsidiaries (or any securities convertible into or exchangeable for such shares or ownership interests), subject to certain exceptions including (i) such transactions between a party and its wholly owned subsidiaries, (ii) the grant of equity awards as described in the disclosure schedules to the Merger Agreement, (iii) the incurrence of liens permitted by the Merger Agreement, (iv) pledges of subsidiary stock pursuant to indebtedness permitted to be incurred under the Merger Agreement, (v) in the case of Vistra Energy, to the extent the net proceeds thereof are used to pay down any outstanding indebtedness of Vistra Energy or its subsidiaries (or will be used to pay down indebtedness of the combined company and its subsidiaries upon or after the completion of the Merger), (vi) in the case of Vistra Energy, issuances of shares of capital stock for net cash proceeds not to exceed $500 million in the aggregate, (vii) the issuance of securities issuable upon the exercise of options or other outstanding rights under existing benefit plans in accordance with the Merger Agreement, (viii) the purchase or sale of shares to cover tax withholding on distributions of shares to employees, (ix) in the case of Dynegy, the issuance of shares in connection with the conversion of its outstanding 5.375% preferred stock in accordance with the certificate of designations thereof or (x) in the case of Dynegy, the issuance of shares as required pursuant to the instruments governing its outstanding tangible equity units;

•	purchase, redeem or otherwise acquire any shares of capital stock of Vistra Energy or Dynegy or any of their respective subsidiaries, or any rights, warrants or options to acquire any such shares, except for (i) the purchase or sale of shares in connection with exercise of equity awards or (ii) such transactions between a party and its wholly owned subsidiaries;

•	adopt a plan of, or enter into a letter of intent or agreement in principle with respect to a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, except such transactions solely between a party and its wholly owned subsidiaries;

•	incur, assume or otherwise become liable for any indebtedness, other than (i) short-term borrowings in the ordinary course, (ii) borrowings pursuant to certain existing credit facilities, (iii) purchase money financings and capital leases in the ordinary course, (iv) indebtedness or guarantees between each party and its wholly owned subsidiaries, (v) any indebtedness incurred to reprice existing indebtedness, (vi) in the case of Vistra Energy, any indebtedness incurred to refinance existing indebtedness or (vii) in the case of Dynegy, pursuant to the registration rights agreement entered into by Dynegy in connection with that certain indenture, dated as of August 21, 2017, by and among Dynegy, Wilmington Trust, National Association, as trustee, and the guarantors party thereto, and the exchange of notes contemplated thereby, provided that in the case of Dynegy, the foregoing is subject to certain restrictions in the Merger Agreement, including a $50 million aggregate limit on such indebtedness in clauses (i), (ii) and (iii) above;

•	make, change or revoke any material tax election or tax accounting period or method, file any material amended tax return, enter into any closing agreement with respect to a material amount of taxes, consent to any extension or waiver of the limitation period applicable to any audit, assessment or claim for a material amount of taxes, settle or compromise any material tax claim or surrender any right to claim a refund, offset or other reduction in liability of a material amount of taxes;

•	enter into any new line of business outside its and its subsidiaries’ existing business;

•	acquire any other person or business or make any loans, advances or capital contributions to, or investments in, any other person which would reasonably be expected to prevent, impede or delay the completion of the Merger, except for such transactions between a party and its subsidiaries;

•	enter into or make any loans or advances to, or change existing borrowing or lending arrangements for or on behalf of, any officers, directors, employees, agents or consultants, subject to limited exceptions;

•	make any material change in financial accounting policies or procedures, other than as required by a change in GAAP, SEC rule or policy or applicable law;

•

waive, release, assign, settle or compromise any claim, action or proceeding (except, in the case of Vistra Energy, with regard to stockholder litigation related to the transactions contemplated by the Merger Agreement), other than waivers, releases, assignments, settlements or compromises that (i) involve only monetary payment not exceeding (A) the amounts previously reserved for such matters on such party’s balance sheet as of December 31, 2016 or (B) in the case of Vistra Energy, $50 million, and in the case of Dynegy, $10 million, in the aggregate in excess of proceeds reasonably expected to be recoverable by such party or any of its subsidiaries from any insurance policies in connection with such payment, and (ii) with respect to non-monetary terms and conditions, involve only the imposition of restrictions or other conditions that, would not reasonably be expected to materially and adversely impact its business and/or operations, taken as a whole, or the consummation of the transactions contemplated by the Merger Agreement, and do not involve the admission of any criminal liability;

•	materially modify the security of the party’s information technology systems;

•	enter into any contract, agreement, understanding or other transaction with any of its principal stockholders (i) that is material to it or its subsidiaries (other than transactions with contracts, agreements, understandings or other transactions in the ordinary course with portfolio companies thereof) or (ii) that relates to the governance of the other party or its subsidiaries; or

•	agree or commit to take any of the foregoing actions.

In addition, Vistra Energy agreed, with respect to itself and its subsidiaries, not to agree to any amendment, modification, waiver or termination of that certain letter agreement, dated October 29, 2017 (the “Oaktree Letter Agreement”), by and among Vistra Energy and certain affiliates of Oaktree Capital Management, L.P. that are Vistra Energy stockholders and Dynegy stockholders, between the date of the Merger Agreement and completion of the Merger.

Furthermore, Dynegy agreed, with respect to itself and its subsidiaries, not to undertake any of the following between the date of the Merger Agreement and completion of the Merger (subject in each case to exceptions specified in the Merger Agreement or set forth in the disclosure schedules to the Merger Agreement):

•	adopt a plan of, or enter into a letter of intent or agreement in principle with respect to, a merger or consolidation, except for mergers or consolidations among Dynegy and its subsidiaries;

•	prepay, redeem, repurchase, defease, cancel or otherwise acquire any indebtedness, other than (i) at stated maturity, (ii) any required amortization payments and mandatory prepayments (including mandatory prepayments arising from any change of control put rights) and (iii) certain other specified indebtedness, in each case in accordance with the terms of the instrument governing such indebtedness as in effect as of the date of the Merger Agreement;

•	commit to or make any capital expenditures in excess of $25 million per calendar year, other than (i) as contemplated by Dynegy’s 2017, 2018 and 2019 capital expenditure forecast set forth in the disclosure schedules to the Merger Agreement (provided that Dynegy’s 2019 capital expenditure forecast may be adjusted, after good faith consultation with Vistra Energy, if the completion of the Merger has not occurred by June 30, 2018) and (ii) capital expenditures made in response to any emergency;

•	except as required by existing benefit plans as in effect on the date of the Merger Agreement, (i) increase the compensation or other benefits (including the granting of any discretionary bonuses) payable or provided to its former or current directors, officers or employees, except in the ordinary course of business consistent with past practice, (ii) enter into, adopt, amend, modify (including the acceleration of vesting) or terminate any benefit plan, other than (A) agreements entered into with any newly hired non-officer employees hired in the ordinary course of business consistent with past practice and with aggregate fixed annual compensation of less than $300,000, (B) severance agreements with new hires or in connection with promotions of employees, in each case entered into the ordinary course of business consistent with past practice with employees who are not executive officers and in connection with terminations of employment, or (C) in connection with the promotion of non-officer employees to the extent it is in the ordinary course of business consistent with past practice, or (iii) enter into or amend any collective bargaining agreements or similar contracts with any labor organization, other than agreements or amendments required by applicable law or provided for in the disclosure schedules to the Merger Agreement;

•	(i) sell, lease, license, abandon, transfer, exchange or swap, mortgage (including securitizations) or otherwise dispose of any portion of properties, rights or non-cash assets, except (A) for dispositions made in the ordinary course, subject to a $50 million aggregate limit on such dispositions other than dispositions of inventory, (B) such transactions between Dynegy and its wholly owned subsidiaries, (C) as may be requested or permitted by Vistra Energy to obtain the required regulatory approvals or (ii) create or incur any lien on any Dynegy assets or properties, other than liens permitted by the Merger Agreement, or for the grant of nonexclusive licenses in the ordinary course;

•	modify, amend, or terminate, or waive or assign any rights under, any material contracts or real property leases other than in a manner that is not material and adverse to Dynegy and its subsidiaries, taken as a whole, or which could prevent or delay the consummation of the Merger and the other transactions contemplated under the Merger Agreement;

•	amend, except for immaterial administrative changes, or terminate any trading policies or take any action that violates any trading policies in any material respect or causes Dynegy’s derivative positions to be materially outside of the market risk parameters established under Dynegy’s trading policies;

•	implement any plant closing;

•	implement any layoff of employees that would trigger employee notice requirements under the WARN Act or reasonably be expected to materially and adversely impact Dynegy’s business and/or operations taken as a whole;

•	recognize any union or other labor organization as the representative of any of the employees of Dynegy or its subsidiaries, except as required by applicable law; or

•	agree or commit to take any of the foregoing actions.

Vistra Energy and Dynegy have agreed that, as promptly as practicable after the execution of the Merger Agreement, they will establish a transition committee consisting of two representatives from each party to conduct such activities as may be mutually agreed, including transaction planning and implementation relating to the Merger and obtaining the required regulatory approvals. Vistra Energy and Dynegy have also agreed that notwithstanding the foregoing restrictions, following the execution of the Merger Agreement and prior to the completion of the Merger, they will cooperate and work together in good faith to develop an employee retention program for Dynegy’s non-executive officer employees, the terms of which are subject to the mutual consent of the parties. The Merger Agreement also provides that Dynegy may, at Vistra Energy’s election and subject to certain other conditions, convey to Vistra Energy certain assets of Dynegy set forth in the disclosure schedules to the Merger Agreement immediately prior to, and subject to the occurrence of, the completion of the Merger.

Non-Solicitation of Alternative Acquisition Proposals

Each of Vistra Energy and Dynegy has agreed that until the consummation of the Merger, it and its subsidiaries will not, and will cause its and its subsidiaries’ respective officers, directors and employees not to, and will cause its and its subsidiaries’ representatives not to and will not authorize or give permission to its subsidiaries’ representatives to, directly or indirectly:

•	solicit, initiate, seek or knowingly encourage or facilitate the making, submission or announcement of any inquiry, discussion request, offer or proposal that constitutes or would reasonably be expected to lead to an alternative acquisition proposal (as defined below);

•	furnish any non-public information, or afford access to properties, books and records, to any third party in connection with or in response to, or that would be reasonably expected to lead to, an alternative acquisition proposal or any inquiry, proposal or indication of interest with respect thereto;

•	engage or participate in any discussions or negotiations with any third party with respect to, or that would be reasonably expected to lead to, an alternative acquisition proposal or any inquiry, proposal or indication of interest with respect thereto;

•	adopt or approve, an alternative acquisition proposal; or

•	enter into any letter of intent or other agreement (other than a confidentiality agreement) providing for or related to, an alternative acquisition proposal or any inquiry, proposal or indication of interest with respect thereto.

Each of Vistra Energy and Dynegy will, and will cause its subsidiaries, its and their respective officers, directors and employees, and its and their respective representatives, to (i) immediately cease and terminate any and all existing solicitations, discussions or negotiations with any third parties (or their representatives) in connection with or in response to, or that would reasonably expected to lead to, any alternative acquisition proposal or any inquiry, proposal or indication of interest with respect thereto and (ii) promptly request that each such third party and its representatives promptly return or destroy all confidential information furnished by Vistra Energy or Dynegy, as the case may be.

An “alternative acquisition transaction” with respect to Vistra Energy or Dynegy, as the case may be (which is referred to as the subject company), means (i) any sale, merger, consolidation, recapitalization, reorganization, dividend, distribution, joint venture, share exchange or other business combination or similar transaction involving the direct or indirect issuance or acquisition of 20% or more of the outstanding shares of common stock of the subject company or the surviving entity or direct or indirect parent of the subject company or such surviving entity (or 20% or more of the voting power in respect thereof), in each case resulting from such transaction or series of transactions (including if such ownership is through the equity holders of any such parent), (ii) any transactions or series of transactions, including any tender offer or exchange offer, that, if consummated, would result in any third party becoming the direct or indirect beneficial owner of 20% or more of the outstanding shares of common stock or other equity securities of the subject company, (iii) the acquisition or purchase (including any asset sale, merger, consolidation, recapitalization, reorganization, joint venture or other business combination or similar transaction) by any third party, or any other disposition by the subject company of assets (including equity securities of any subsidiary of the subject company) or businesses representing 20% or more of the consolidated assets (as determined on a fair market basis), annual net revenues, annual net income or annual Adjusted EBITDA (as defined in the Merger Agreement) of the subject company and its subsidiaries, taken as a whole, or (iv) any combination of the above. An “alternative acquisition proposal” means any offer or proposal made by any third party with respect to an alternative acquisition transaction.

Notwithstanding the restrictions described above, prior to the subject company obtaining its stockholder approval, if the subject company receives a bona fide, written alternative acquisition proposal after the execution of the Merger Agreement from a third party, which did not result from a breach of the non-solicitation provisions of the Merger Agreement, the subject company may furnish nonpublic information with respect to itself and its subsidiaries to the third party who made the alternative acquisition proposal, and may participate in discussions and negotiations regarding the alternative acquisition proposal, if (and only if) (i) its board of directors, after consultation with a financial advisor and outside legal counsel, determines in good faith that the alternative acquisition proposal constitutes or would reasonably be expected to result in a superior offer (as defined below), (ii) the subject company notified the other party in writing that the board of the subject company has made the determination described above and (iii) prior to providing any non-public information, it enters into a confidentiality agreement with the third party that made the alternative acquisition proposal that contains confidentiality provisions that are no less favorable in the aggregate to the subject company than the terms of the confidentiality agreement between Vistra Energy and Dynegy.

The Merger Agreement requires the subject company to provide prompt oral and written notice to the other party (and in no event later than 24 hours) after (i) receipt of any alternative acquisition proposal or any inquiry, proposal or indication of interest with respect thereto, (ii) any inquiry or request for information or request for access to the properties, books and records of the subject company that would be reasonably expected to lead to an alternative acquisition proposal or (iii) any request by a third party for any discussions or negotiations that would be reasonably expected to lead to an alternative acquisition proposal. The required notice must include the identity of the third party making or submitting such communication, a copy of such communication, including any related draft agreements, if in writing, and, if oral, a reasonably detailed summary of such communication. Furthermore, the subject company must (i) keep the other party reasonably informed on a prompt basis of any change to the financial terms or other material terms or conditions of such alternative acquisition proposal (and in no event later than 24 hours following any such change) and (ii) promptly provide the other party with non-public information concerning itself and its subsidiaries that was provided to a third party in connection with an alternative acquisition proposal and which was not previously provided to the other party.

Notwithstanding the restrictions described above, the Merger Agreement does not prohibit Vistra Energy or Dynegy from (i) waiving any standstill restriction or similar agreement if the board of directors of the subject company determines in its good-faith judgment, after consultation with outside legal counsel, that the failure to do so would be inconsistent with such board of directors’ fiduciary duties under applicable law or (ii) complying with Rules 14d- 9 and 14e- 2 under the Exchange Act, including issuing a customary “stop, look and listen” communication of the type contemplated thereunder.

With respect to each of Vistra Energy and Dynegy, any breach of the non-solicitation covenants by a subsidiary or representative of such party or its subsidiaries will be deemed to be a breach of the non-solicitation covenants by such party.

Change of Board Recommendations or Termination of Merger Agreement for Superior Offer

Under the Merger Agreement, the Vistra Energy Board has agreed to recommend that Vistra Energy stockholders vote in favor of the Merger Proposal and the Stock Issuance Proposal, which is referred to as the Vistra Energy Board recommendation, and the Dynegy Board has agreed to recommend that Dynegy stockholders vote in favor of the Merger Proposal, which is referred to as the Dynegy Board recommendation. Subject to the provisions described below, the Merger Agreement provides that neither the Vistra Energy Board nor the Dynegy Board (or any committee thereof) will:

•	withhold, withdraw, modify, change or qualify (or publicly propose to do any of the foregoing) the Vistra Energy Board recommendation or the Dynegy Board recommendation, as applicable; or

•	recommend, adopt or approve (or propose publicly to do any of the foregoing) any alternative acquisition proposal.

Each of the foregoing actions is referred to as a change of recommendation. Notwithstanding the foregoing, neither the Vistra Energy Board nor the Dynegy Board are prohibited from publicly disclosing the receipt of an alternative acquisition proposal, provided that such public disclosure includes only factual statements and reaffirms the Vistra Energy Board recommendation or the Dynegy Board recommendation, as the case may be.

Notwithstanding these restrictions, before Vistra Energy or Dynegy, as the case may be, obtains its stockholder approval, the Vistra Energy Board or the Dynegy Board, as the case may be, may effect a change of recommendation and/or authorize the subject company to terminate the Merger Agreement if and only if:

•	the subject company receives a bona fide alternative acquisition proposal after the date of the Merger Agreement that did not result from a breach of the non-solicitation provisions of the Merger Agreement, such alternative acquisition proposal has not been withdrawn, and such alternative acquisition proposal is reflected in a written definitive agreement that would be binding, subject to the terms and conditions of such written definitive agreement, on the applicable third party if executed and delivered by the subject company following the termination of the Merger Agreement;

•	the subject company’s board of directors determines in good faith, after consultation with its financial advisor and outside legal counsel that the alternative acquisition proposal constitutes a superior offer (as defined below);

•	the subject company’s board of directors, following consultation with its outside legal counsel, determines in good faith that the failure to effect a change of recommendation or authorize the subject company to terminate the Merger Agreement would be inconsistent with the exercise of its fiduciary duties under applicable law;

•	the subject company provides the other party with written notice that its board of directors intends to effect a change of recommendation or authorize the subject company to terminate the Merger Agreement at least four business days prior to taking such action (such four-business-day period is referred to as the matching period), which notice shall include the basis for such action and the identity of the third party making such superior offer (as defined below), and shall attach the most current draft of any proposed definitive agreement and any ancillary documents with respect to such superior offer (as defined below); and

•	at the end of the matching period, the subject company’s board of directors again determines in good faith, after consultation with a financial advisor and outside legal counsel (taking into account any adjustment or modification to the terms and conditions of the Merger Agreement proposed by the other party that are reflected in a written definitive agreement that would be binding on the other party if executed and delivered by the subject company) that the alternative acquisition proposal continues to (i) be reflected in a written definitive agreement that would be binding, subject to the terms and conditions of such written definitive agreement, on the applicable third party if executed and delivered by the subject company following the termination of the Merger Agreement, (ii) constitute a superior offer, and that the failure to effect a recommendation change or authorize the subject company to terminate the Merger Agreement would be inconsistent with the exercise of the subject company’s board of directors’ fiduciary duties under applicable law.

Any change to the financial terms or any other material change to the terms and conditions of an alternative acquisition proposal will require the delivery of a new written notice and the subject company will need to comply again with the requirements described above before effecting a change of recommendation or terminating the Merger Agreement in respect of a superior offer, except that the matching period in connection with any such change will be shortened to two business days.

A “superior offer” means a bona fide written alternative acquisition proposal (with references to 20% being replaced by references to more than 50%) made by any third party, which did not result from or arise in connection with any breach by the subject company of its non-solicitation obligations under the Merger Agreement, which the subject company’s board of directors determines in good faith, after consultation with a financial advisor and outside legal counsel, and taking into account the legal, financial, regulatory and other aspects of such proposal (including the availability of financing, the conditionality of and contingencies related to such proposal, the expected timing and risk of completion, the identity of the person making such proposal, the fair value of the consideration offered and such other factors deemed relevant by the subject company’s board of directors), is more favorable to the subject company’s stockholders (including from a financial point of view) than the Merger.

In addition, before Vistra Energy or Dynegy, as the case may be, obtains its stockholder approval, the Vistra Energy Board or the Dynegy Board, as the case may be, may effect a change of recommendation in response to certain developments or changes in circumstances that materially improve the business, assets or operations of the subject company and its subsidiaries, taken as a whole, occurring or arising after the date of the Merger Agreement that was neither known to the Vistra Energy Board or the Dynegy Board, as the case may be, nor reasonably foreseeable at the date of the Merger Agreement and is not a related to the receipt, existence or terms of an alternative acquisition proposal, or a change or development due to a “material adverse effect” exclusion, if and only if:

•	the Vistra Energy Board or the Dynegy Board, as the case may be, following consultation with outside legal counsel, determines in good faith that the failure to effect a change of recommendation with regard to such development or change in circumstances would be inconsistent with the exercise of its fiduciary duties under applicable law;

•	Vistra Energy or Dynegy, as the case may be, provides the other party with written notice that its board of directors will make a recommendation change (and, in reasonable detail, describe such development or change in circumstances) at least four business days prior to taking such action; and

•	At the end of the matching period, the subject company’s board of directors again determines in good faith, after consultation with outside legal counsel and taking into account any adjustment or modification of the terms and conditions of the Merger Agreement proposed by the other party that are reflected in a written definitive agreement that would be binding on the other party if executed and delivered by the subject company, that the failure to effect a change of recommendation with respect to such development or change in circumstances would be inconsistent with the exercise of the subject company’s board of directors’ fiduciary duties under applicable law.

Any subsequent developments or change in circumstances will require the delivery of a new written notice and the subject company will need to comply again with the requirements described above before effecting a change of recommendation, except that the matching period in connection with any such change will be shortened to two business days.

Commercially Reasonable Efforts to Obtain Required Stockholder Approvals

Each of Vistra Energy and Dynegy has agreed to use its commercially reasonable efforts to set a record date for, duly give notice of, convene and hold as promptly as practicable after the effectiveness of the registration statement of which this joint proxy statement and prospectus is a part, a special meeting of its stockholders to consider, in the case of Vistra Energy, the Merger Proposal and the Stock Issuance Proposal, and, in the case of Dynegy, the Merger Proposal and the Dynegy Compensation Proposal. In addition, without the prior written consent of the other party, the approval of the Merger Proposal and the Stock Issuance Proposal are the only proposals to be voted on at the Vistra Energy special meeting, and the approval of the Merger Proposal and the Dynegy Compensation Proposal are the only proposals to be voted on at the Dynegy special meeting. Subject to certain exceptions, each of Vistra Energy and Dynegy is prohibited from changing the record date without the prior written consent of the other party or postponing, delaying or adjourning such meeting of their respective stockholders.

Reasonable Best Efforts to Obtain Required Regulatory Approvals

Vistra Energy and Dynegy are required under the terms of the Merger Agreement to use, and to cause their respective subsidiaries and affiliates to use, reasonable best efforts to promptly take all necessary actions under applicable law to complete the Merger and the other transactions contemplated by the Merger Agreement, including taking all steps necessary, including making all necessary filings, to obtain all necessary consents and approvals from, or to avoid an action or proceeding by, governmental entities in connection with the Merger and executing and delivering any additional instruments necessary to complete the Merger and the other transactions contemplated by the Merger Agreement, including any instruments or documents required to be executed and delivered under the documents governing Dynegy’s indebtedness to evidence the succession or assumption of the obligations of Dynegy thereunder by the combined company. Vistra Energy and Dynegy will (i) as promptly as practicable after the date of the Merger Agreement, file applications for FERC approval, PUCT approval (or a determination that no such approval is required), NYPSC authorization and FCC for pre-approvals of license transfers and (ii) make their respective filings and thereafter make any other required submissions under the HSR Act. Vistra Energy and Dynegy will as promptly as practicable comply with any additional requests for information by any governmental entities under the HSR Act.

The parties agree to use reasonable best efforts to cooperate with each other in determining whether any other filings are required to be made with, or other consents are required to be obtained from, any governmental entities in connection with the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby and timely making all such other filings and timely seeking all such other consents. Vistra Energy has the primary responsibility for the preparation and filing of any applications, registrations, filings or other materials with the FERC, PUCT and the other governmental entities set forth in the relevant section of the disclosure schedule to the Merger Agreement, and Dynegy has primary responsibility for the preparation and filing of any applications, registrations, filings or other materials with the NYPSC and the other governmental entities set forth in the relevant section of the disclosure schedule to the Merger Agreement.

Notwithstanding the foregoing, Vistra Energy and its subsidiaries are not be required to and, without Vistra Energy’s prior written consent, Dynegy and its subsidiaries are not permitted to, (i) sell, or agree to sell, hold or agree to hold separate, or otherwise dispose or agree to dispose of any asset except as set forth in the disclosure schedules to the Merger Agreement, (ii) conduct or agree to conduct its business in any particular manner if such conduct or agreement with respect thereto would, individually or in the aggregate, reasonably be expected to cause a material reduction in the expected benefits of the Merger and the other transactions contemplated by the Merger Agreement to the stockholders of the combined company, or (iii) agree to any order, action or regulatory condition of any regulatory body (other than any such order, action or regulatory condition with respect to selling, or agreeing to sell, hold separate, or dispose of any asset set forth in the disclosure schedules to the Merger Agreement), whether in an approval proceeding or another regulatory proceeding, that, if effected, would, individually or in the aggregate, reasonably be expected to cause a material reduction in the expected benefits of the Merger and the other transactions contemplated by the Merger Agreement to the stockholders of the combined company (such effects in clauses (i), (iii) and (iii) are referred to as burdensome effects). Dynegy is required to take or commit or agree to take, effective at the consummation of the Merger, any actions requested by Vistra Energy in order to obtain the required regulatory approvals.

The Merger Agreement requires Vistra Energy and Dynegy to make the applications and notices for the required regulatory approvals as soon as practicable after the execution of the Merger Agreement.

Employee Benefits Matters

The Merger Agreement provides that, following completion of the Merger, Vistra Energy will honor all Vistra Energy benefit plans and Dynegy benefits plans and other compensation arrangements and agreements in accordance with their terms as in effect immediately prior to the consummation of the Merger, except that nothing in the Merger Agreement prohibits Vistra Energy from amending or terminating any such plans, arrangements or agreements or terminating the employment of any Vistra Energy employee or any Dynegy employee.

Following completion of the Merger, Vistra Energy benefit plans and Dynegy benefit plans will remain in effect and the employees of the combined company who, at the effective time of the Merger, were covered by such plans will continue to be covered until such time as Vistra Energy otherwise determines, subject to applicable laws and the terms of such plans. As soon as practicable following the Merger, and consistent with any obligations arising under any collective bargaining agreement or similar contract, Vistra Energy and Dynegy will take all necessary action to transition Dynegy employees’ participation in Dynegy’s benefit plans to Vistra Energy’s benefit plans and upon such transition, Dynegy employees will cease to accrue any additional benefits under the applicable Dynegy benefit plans. To the extent permitted by applicable law, Vistra Energy and Dynegy intend to complete such transition to Vistra Energy benefit plans on a comparable basis in respect of Vistra Energy employees and Dynegy employees as soon as administratively practicable after the consummation of the Merger and provide similarly situated Vistra Energy employees and Dynegy employees following the completion of the Merger with base salaries, wage rates and cash bonus opportunities on a comparable basis, in each case taking into account all relevant factors, including duties, geographic location, tenure, qualifications and abilities. In any event, except as may otherwise be provided in any collective bargaining agreement or similar contract or Dynegy benefit plan, Vistra Energy will provide each Dynegy employee with cash severance benefits in an amount, and on terms, no less favorable than the amount and terms in effect immediately before the completion of the Merger under the Severance Plan to the extent the Dynegy employee participated therein immediately before the completion of the Merger, in each case, for a period of no less than the longer of (i) 12 months from the date of the Merger and (ii) the “CIC protection period” provided for in the Severance Plan for the applicable participant level of such Dynegy employee.

With respect to any Vistra Energy benefit plans or new benefit plans in which any Dynegy employees first becomes eligible to participate at or after the completion of the Merger, Vistra Energy has agreed to use commercially reasonable efforts to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees under any such plans that are health benefit plans (except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Dynegy benefit plan), (ii) in the plan year in which the Merger occurs, provide each Dynegy employee and their eligible dependents with credit for any co-payments and deductibles paid prior to completion of the Merger under a Dynegy benefit plan (to the same extent that such credit was given under the analogous Dynegy benefit plan prior to completion of the Merger) in satisfying any applicable deductible or out-of-pocket requirements and (iii) recognize all service of the Dynegy employees with Dynegy and its affiliates, for purposes of eligibility to participate, vesting credit, entitlement to benefits, and benefit accrual with respect to severance and vacation to the extent such service is taken into account under such plan and to the extent such service was granted under the analogous Dynegy benefit plan, except that such service recognition will not apply to the extent it would result in duplication of benefits.
Dynegy has agreed to use commercially reasonable efforts to cause, prior to the completion of the Merger, each of its subsidiaries that is a party to a collective bargaining agreement set forth in the disclosure schedules to the Merger Agreement to extend the term of such collective bargaining agreements for a period of one year from the current expiration date of such agreements on the current terms and conditions of such agreements, but receipt of an extension of the term of such collective bargaining agreements is not a condition to the completion of the Merger. Dynegy has agreed to consult with Vistra Energy in advance of and, to the extent practicable, during the course of negotiations with any labor union as to the terms of any such extension, and to keep Vistra Energy reasonably informed regarding all material aspects of the negotiations, consider any recommendations, advice or other input of Vistra Energy with respect to such negotiations in good faith, and give Vistra Energy reasonable notice of the time and location of any material negotiating sessions concerning any such extension. Vistra Energy has agreed to cause each subsidiary of the combined company that is party to a collective bargaining agreement of Dynegy or any of its subsidiaries in effect as of the completion of the Merger to honor the terms of such agreement until it expires or the parties to such agreement modify such terms.

Vistra Energy has agreed that, no later than the earlier of (i) April 15, 2018 and (ii) the business day prior to the completion of the Merger, it will notify Dynegy, in respect of each Dynegy employee who as of the date of such notification is primarily employed in the Houston, Texas, Cincinnati, Ohio, Collinsville, Illinois or Springfield, Illinois metropolitan areas in a corporate rather than operational or other field position, whether the employment of such Dynegy employee is expected to continue after the Merger, the expected duration of such continuation and the expected role and office location of such Dynegy employee.

Financing

There are no financing conditions to the Merger. The parties agree to cooperate with each other in connection with certain financing activities prior to the completion of the Merger.

Other Covenants and Agreements

The Merger Agreement contains additional agreements relating to, among other matters:

Access to Information; Confidentiality

Until completion of the Merger, each of Vistra Energy and Dynegy will afford the other party and its representatives reasonable access on certain conditions to all of its and its subsidiaries’ respective properties, books, contracts, commitments, personnel and records. Each of Vistra Energy and Dynegy will keep confidential any nonpublic information in accordance with the terms of the confidentiality agreement between Vistra Energy and Dynegy.

State Takeover Laws

If any state takeover law may, or may purport to be, applicable to the transactions contemplated by the Merger Agreement, each of Vistra Energy and Dynegy will grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated by the Merger Agreement are completed as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise act to eliminate or minimize the effects of such law or regulation on the transactions contemplated by the Merger Agreement.

Indemnification and Insurance

Vistra Energy, as the surviving company in the Merger, will indemnify, defend and hold harmless Dynegy’s current and former directors and officers, and any individual who, while a director or officer of Dynegy, served as a director, officer, member, trustee or fiduciary of another entity at the request or for the benefit of Dynegy or any of its subsidiaries, against any costs, expenses and other amounts in connection with any actual or threatened claim arising out of, relating to or in connection with any action or omission by such persons in such capacities occurring before or after completion of the Merger. In addition, Dynegy will use commercially reasonable efforts to purchase “tail” directors’ and officers’ liability and fiduciary liability insurance policies which will provide coverage for a period of six years from completion of the Merger for its existing and former directors and officers on substantially the same terms and conditions as the liability and fiduciary liability insurance policies currently maintained by Dynegy (or Vistra Energy will purchase such policies if Dynegy is unable), with an annual premium not to exceed 300% of the annual aggregate premium currently paid by Dynegy for such insurance policies. If such insurance coverage cannot be obtained at all or at an annual premium in excess of such maximum annual premium, Dynegy (or Vistra Energy, as the case may be) will cause to be maintained the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to such maximum annual premium.

Certain Tax Matters

After completion of the Merger, any real estate or other transfer tax will be borne by the surviving company and expressly shall not be a liability of the Dynegy stockholders. Each of Vistra Energy and Dynegy will use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and will not, and will not permit any of its respective subsidiaries to, take any action, or fail to take any action, that would reasonably be expected to jeopardize the qualification of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

Public Announcements

Subject to certain exceptions, Vistra Energy and Dynegy have agreed to use commercially reasonable efforts to consult with each other before issuing, and provide each other with the reasonable opportunity to review and comment upon (and reasonably consider such comments), any press release or any public announcement primarily relating to the Merger Agreement or the transactions contemplated thereby.

Stock Exchange Listing; Delisting

Vistra Energy has agreed to cause the Vistra Energy Common Stock issued or reserved for issuance in connection with the Merger to be authorized for listing on the NYSE prior to completion of the Merger.

Dynegy has agreed to take all actions necessary to be taken prior to the completion of the Merger to cause the delisting of Dynegy Common Stock from the NYSE and the termination of Dynegy’s registration under the

Exchange Act as soon as practicable following the completion of the Merger, subject to Dynegy’s compliance with its obligations under the Exchange Act.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to completion of the Merger (except as specified below, including after the required Vistra Energy stockholder approval or Dynegy stockholder approval is obtained):

•	by mutual written consent of Vistra Energy and Dynegy; or

•	by either Vistra Energy or Dynegy:

•	if the Merger has not been completed on or prior to April 29, 2019, which date is referred to as the end date; provided, however, each of Vistra Energy and Dynegy has the right to extend the end date to October 29, 2019 if the only conditions to completion of the Merger that have not been satisfied or waived (other than those conditions that by their nature are to be satisfied at the completion of the Merger and would be capable of being satisfied if the Merger was completed on the date of such termination) at the time of such extension are those regarding the receipt of all required regulatory approvals described above under “—Conditions to Completion of the Merger,” except that this termination right will not be available to a party whose failure to perform or comply in all material respects with the terms of the Merger Agreement was the principal cause of the failure of the Merger to be completed prior to the end date (such termination is referred to as an end date termination);

•	if any law or order has been adopted, issued, enacted, promulgated, enforced or entered by any governmental entity that remains in effect and has the effect of restraining, enjoining or otherwise prohibiting the completion of the Merger and such order or law becomes final and non-appealable, except that this termination right will not be available to a party that has materially breached its respective obligations to obtain the required regulatory approvals (such termination is referred to as a regulatory termination);

•	if Vistra Energy stockholders do not approve the Merger Proposal and the Stock Issuance Proposal at the Vistra Energy stockholder meeting (or at any adjournment or postponement thereof) (such termination is referred to as a Vistra Energy “no” vote termination);

•	if Dynegy stockholders do not approve the Merger Proposal at a Dynegy stockholder meeting (or at any adjournment or postponement thereof) at which such proposal is submitted for Dynegy stockholder approval (such termination is referred to as a Dynegy “no” vote termination);

•	upon a breach or failure to perform by the other party of any of its representations, warranties, covenants or agreements in the Merger Agreement resulting in the failure to satisfy a closing condition, and such breach or failure to perform has not been cured within the 30 days after written notice of such breach or failure to perform is received by the other party or is incapable of being cured by the end date; provided that the party seeking termination is not then in breach of, or has failed to perform, any representation, warranty, covenant or agreement contained in the Merger Agreement that would result in a failure of a condition to the completion of the Merger (such termination is referred to as a breach termination);

•	prior to obtaining the requisite approval of the other party’s stockholders, if (i) the other party’s board of directors effects a change of recommendation (whether or not permitted by the Merger Agreement) or (ii) the other party has breached (or is deemed to have breached) the non-solicitation obligations set forth in the Merger Agreement in any material respect (such termination is referred to as change of recommendation termination);

•	prior to obtaining the requisite approval of its stockholders, if (i) the board of directors of such party has authorized such party to terminate the Merger Agreement to enter into a definitive agreement with respect to a superior offer, (ii) such party has complied in all material respects with its obligations described under “—Non-Solicitation of Alternative Acquisition Proposals” and “—Change of Board Recommendation and Termination of Merger Agreement for Superior Offer” and (iii) immediately after the termination of the Merger Agreement, such party enters into such definitive agreement, and if such party pays the other party, prior to or simultaneously with such termination, the termination fee as described below under “—Effect of Termination; Termination Fees and Expense Reimbursement” (such termination is referred to as a superior offer termination); or

•	if the other party has received an alternative acquisition proposal or a third party has publicly disclosed an alternative acquisition proposal and the board of directors of such other party fails to publicly reaffirm its recommendation of the Merger within five business days following a written request from the party seeking termination (or, if such other party’s stockholder meeting is scheduled to be held within five business days of such request, such fewer days as are remaining prior to such other party’s stockholder meeting), provided that the party seeking termination must exercise such termination right within two business days after the end of such period (such termination is referred to as a reaffirmation failure termination).

Effect of Termination; Termination Fees and Expense Reimbursement

If the Merger Agreement is validly terminated, there shall be no liability on the part of any party except for liability arising out of any willful and material breach of the Merger Agreement. However, upon termination of the Merger Agreement, a party may become obligated to pay to the other party a termination fee.

Vistra Energy will be required to pay Dynegy a termination fee of $100 million under the following circumstances:

•	if Vistra Energy effects a superior offer termination;

•	if Dynegy effects a change of recommendation termination or a reaffirmation failure termination;

•	less any expense reimbursement paid to Dynegy, if (i) (A) Dynegy or Vistra Energy effects an end date termination and all of the conditions to Vistra Energy’s obligations to complete the Merger described above under “—Conditions to Completion of the Merger” have been satisfied or waived (other than the parties’ stockholder approvals, the listing condition and the registration statement effectiveness condition and those conditions that by their nature are to be satisfied at the completion of the Merger and would be capable of being satisfied if the Merger was completed on the date of such termination), (B) Dynegy or Vistra Energy effects a Vistra Energy “no” vote termination or (C) Dynegy effects a breach termination due to a breach by Vistra Energy resulting in the failure to satisfy a closing condition, (ii) an alternative acquisition proposal with respect to Vistra Energy is publicly disclosed or publicly known or becomes known to the board of Vistra Energy after the date of the Merger Agreement and prior to such termination, and (iii) within 12 months after such termination, Vistra Energy enters into a definitive agreement with respect to or completes an alternative acquisition transaction (except that for these purposes, references to 20% in the definition of “alternative acquisition transaction,” above, are to be replaced with 50%) regardless of whether such alternative acquisition transaction relates to the alternative acquisition proposal referenced in clause (ii) above; or

•

if (i) Dynegy or Vistra Energy effects either (A) an end date termination or (B) a regulatory termination in which the legal restraint giving rise thereto is a specified requisite regulatory approval, and in either case all of the conditions to Vistra Energy’s obligations to complete the Merger described above under “—Conditions to Completion of the Merger” have been satisfied or waived (other than the no prohibitions condition, the regulatory approvals condition and the no burdensome effect condition (in each case, if relating to a specified regulatory approval, but not a failure to satisfy such conditions solely as a result of a breach or failure of Dynegy to perform its obligations with respect to obtaining the required regulatory approvals) or those conditions that by their nature are to be satisfied at the completion of the Merger and would be capable of being satisfied if the Merger was completed on the date of such termination), or (ii) Dynegy effects a breach termination due to a breach or failure by Vistra Energy to perform its obligations with respect to obtaining the required regulatory approvals.

Dynegy will be required to pay Vistra Energy a termination fee of $87 million under the following circumstances:

•	if Dynegy effects a superior offer termination;

•	if Vistra Energy effects a change of recommendation termination or a reaffirmation failure termination; or

•	less any expense reimbursement paid to Vistra Energy, if (i) (A) Vistra Energy or Dynegy effects an end date termination and all of the conditions to Dynegy’s obligations to complete the Merger described above under “—Conditions to Completion of the Merger” have been satisfied or waived (other than the parties’ stockholder approvals, the listing condition and the registration statement effectiveness condition and those conditions that by their nature are to be satisfied at the completion of the Merger and would be capable of being satisfied if the Merger was completed on the date of such termination), (B) Vistra Energy or Dynegy effects a Dynegy “no” vote termination or (C) Vistra Energy effects a breach termination due to a breach by Dynegy resulting in the failure to satisfy a closing condition, (ii) an alternative acquisition proposal with respect to Dynegy is publicly disclosed or publicly known or becomes known to the board of Dynegy after the date of the Merger Agreement and prior to such termination, and (iii) within 12 months after such termination, Dynegy enters into a definitive agreement with respect to or completes an alternative acquisition transaction (except that for these purposes, references to 20% in the definition of “alternative acquisition transaction,” above, are to be replaced with 50%) regardless of whether such alternative acquisition transaction relates to the alternative acquisition proposal referenced in clause (ii) above.

In addition, if Dynegy effects a Vistra Energy “no” vote termination or Vistra Energy effects a Dynegy “no” vote termination, the party whose stockholders have failed to approve the Merger Proposal or, in the case of Vistra Energy, the Stock Issuance Proposal will be obligated to reimburse the other party for its reasonable out-of-pocket fees and expenses incurred in connection with the Merger Agreement (referred to as an expense reimbursement). Such expense reimbursement obligation is subject to a cap of $22 million. Any termination fee payable by either party will be reduced by the amount of any expense reimbursement provided by such party prior to the payment of such termination fee.

Specific Enforcement

In addition to any other remedy that may be available to it, including monetary damages, each of Vistra Energy and Dynegy is entitled to an injunction or injunctions to prevent breaches or threatened breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement.

Amendment and Waiver

Any provision of the Merger Agreement may be amended or waived by the parties, in each case whether before or after Vistra Energy or Dynegy obtains its stockholder approval of the Merger Proposal. However, after approval of the Merger Proposal and the Stock Issuance Proposal by Vistra Energy stockholders, there may not be, without further approval of Vistra Energy stockholders, any amendment or waiver for which applicable laws or the rules and regulations of the NYSE require further Vistra Energy stockholder approval. Similarly, after approval of the Merger Proposal by Dynegy stockholders, there may not be, without further approval of Dynegy stockholders, any amendment or waiver for which applicable laws or the rules and regulations of the NYSE require further Dynegy stockholder approval.

Governing Law; Jurisdiction

The Merger Agreement and all claims or causes of action arising therefrom are governed by and will be construed in accordance with the internal substantive laws of the State of Delaware, without regard to the conflicts of law provision or rule which would cause the application of the laws of any jurisdiction other than the State of Delaware.

Each of Vistra Energy and Dynegy has irrevocably agreed that any claims arising from, under or in connection with the Merger Agreement will raised to and exclusively determined by the Court of Chancery of the State of Delaware or, if the Delaware Court of Chancery lacks jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division), or if jurisdiction is vested exclusively in the U.S. federal courts, the United States District Court for the District of Delaware, and any appellate court from any thereof.

AGREEMENTS RELATED TO THE MERGER

The Merger Support Agreements

The following summary describes certain material provisions of the Vistra Energy Stockholder Support Agreement and the Dynegy Stockholder Support Agreement. The representations, warranties, covenants and agreements described below and included in the Vistra Energy Stockholder Support Agreement and the Dynegy Stockholder Support Agreement were made only for purposes of the Vistra Energy Stockholder Support Agreement and the Dynegy Stockholder Support Agreement as of specific dates, were solely for the benefit of the parties to the Vistra Energy Stockholder Support Agreement and the Dynegy Stockholder Support Agreement, as applicable, and may be subject to important qualifications and limitations.

Concurrently with the execution of the Merger Agreement, the Vistra Energy Principal Stockholders have entered into the Vistra Energy Stockholder Support Agreement with Dynegy, such agreement representing in the aggregate approximately 34% of the outstanding Vistra Energy Common Stock, and certain stockholders of Dynegy—Terawatt, an affiliate of Energy Capital Partners III, LLC, and certain affiliates of Oaktree (collectively, the “Dynegy Principal Stockholders”)—have entered into their respective Dynegy Stockholder Support Agreements with Vistra Energy, such agreements representing in the aggregate approximately 21% of the outstanding Dynegy Common Stock. Pursuant to such merger support agreements, each of the Vistra Energy Principal Stockholders and Dynegy Principal Stockholders agreed to vote its shares of Vistra Energy Common Stock or Dynegy Common Stock, as applicable, to approve the Merger Proposal, and in the case of the Vistra Energy Principal Stockholders, approve the Stock Issuance Proposal. The Vistra Energy Stockholder Support Agreement will terminate automatically upon the earliest to occur of (i) the termination of the Merger Agreement in accordance with its terms, (ii) any amendment, modification, change or waiver to the Merger Agreement that increases the amount or changes the form of the merger consideration (other than adjustments in accordance with the terms of the Merger Agreement) and (iii) the effective time of the Merger. The Dynegy Stockholder Support Agreements will automatically terminate upon the earliest to occur of (i) a change of recommendation by the Dynegy Board, (ii) the termination of the Merger Agreement in accordance with its terms or (iii) the effective time of the Merger.

The Vistra Energy Stockholder Support Agreement also provides that if affiliates of Oaktree have not sold the number of shares of Vistra Energy Common Stock or Dynegy Common Stock contemplated in the Oaktree Letter Agreement described below, then Dynegy will purchase shares of Dynegy Common Stock from Oaktree so that the target ownership level is met. Such purchase will be consummated immediately prior to the closing of the Merger and will be for a cash purchase price of $13.24 per share.

The Oaktree Letter Agreement

The following summary describes certain material provisions of the Oaktree Letter Agreement. The representations, warranties, covenants and agreements described below and included in the Oaktree Letter Agreement were made only for purposes of the Oaktree Letter Agreement as of specific dates, were solely for the benefit of the parties to the Oaktree Letter Agreement and may be subject to important qualifications and limitations.

Concurrently with the execution of the Merger Agreement, Vistra Energy and certain affiliates of Oaktree Capital Management, L.P. that are holders of Vistra Energy Common Stock and Dynegy Common Stock entered into the Oaktree Letter Agreement, pursuant to which the affiliates of Oaktree, in order to avoid any overlapping market power issues following completion of the Merger, agreed to use commercially reasonable efforts to divest, or to cause their affiliates to divest, as soon as reasonably practicable (i) a number of shares of Vistra Energy Common Stock sufficient to cause affiliates of Oaktree to collectively own less than 10% of the outstanding common stock of the combined company immediately following the completion of the Merger, (ii) a number of shares of Dynegy Common Stock sufficient to cause affiliates of Oaktree to collectively own less than

10% of the outstanding common stock of the combined company immediately following the completion of the Merger, or (iii) a number of shares of Vistra Energy Common Stock and Dynegy Common Stock sufficient to cause affiliates of Oaktree to collectively own less than 10% of the outstanding common stock of the combined company immediately following the completion of the Merger. Nothing in the Oaktree Letter Agreement or the Merger Agreement requires the affiliates of Oaktree to consummate such divestitures at prices per share of Dynegy Common Stock or Vistra Energy Common Stock other than prices determined from time to time in Oaktree’s sole and absolute discretion to be adequate. The Oaktree Letter Agreement will automatically terminate upon the termination of the Merger Agreement in accordance with its terms.

LITIGATION RELATING TO THE MERGER

On January 4, 2018, a purported Dynegy stockholder filed a putative class action lawsuit in the United States District Court for the Southern Division of Texas, Houston Division, captioned Susan Paskowitz v. Dynegy Inc., et al., Case No. 4:18-cv-00027 (the “Paskowitz Complaint”). The Paskowitz Complaint names Dynegy, Pat Wood, III, Robert C. Flexon, Hilary E. Ackermann, Paul M. Barbas, Richard Kuersteiner, Jeffrey S. Stein, John R. Sult and Vistra Energy as defendants (together, the “Defendants”). The Paskowitz Complaint alleges that the Defendants violated federal securities laws by filing a Form S-4 Registration Statement in connection with the Merger that omits purportedly material information. The Paskowitz Complaint seeks to enjoin the Merger and to have the Defendants issue an amended Form S-4 or, alternatively, damages if the Merger closes without an amended Form S-4 having been filed. Vistra Energy and Dynegy believe that the claims asserted by the Paskowitz Complaint are not valid and intend to vigorously defend against the allegations.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following summary describes the anticipated material U.S. federal income tax consequences of the Merger to U.S. holders (as defined below) of Dynegy Common Stock. The following summary is based upon the Code, its legislative history, existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion. Tax considerations under state, local and foreign laws, or federal laws other than those pertaining to income tax, or federal laws applicable to alternative minimum taxes or the Medicare tax on net investment income, are not addressed in this joint proxy statement and prospectus.

For purposes of this discussion, the term “U.S. holder” is used to mean a beneficial owner of Dynegy Common Stock which is:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

•	a trust that (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income taxation on its income regardless of its source.

This discussion is a summary and does not purport to be a comprehensive analysis or description of all potential U.S. federal income tax consequences of the Merger. This discussion addresses only those U.S. holders of Dynegy Common Stock that hold their Dynegy Common Stock as a capital asset under the Code (generally, property held for investment) and does not address all the U.S. federal income tax consequences that may be relevant to particular holders of Dynegy Common Stock in light of their individual circumstances or to holders of Dynegy Common Stock that are subject to special rules, such as:

•	financial institutions;

•	pass-through entities (or other entities or arrangements classified as pass-through entities for U.S. federal income tax purposes) or investors in pass-through entities;

•	insurance companies;

•	mutual funds;

•	tax-exempt organizations or governmental organizations;

•	dealers or brokers in securities or currencies;

•	persons that hold Dynegy Common Stock that are subject to the alternative minimum tax;

•	persons that immediately before the Merger owned at least 5% of Dynegy Common Stock;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons that hold Dynegy Common Stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	regulated investment companies;

•	real estate investment trusts;

•	persons whose “functional currency” is not the U.S. dollar;

•	persons who are not citizens or residents of the United States or who are U.S. expatriates and former citizens or long-term residents of the United States; and

•	holders who acquired their shares of Dynegy Common Stock through the exercise of an employee stock option or otherwise as compensation.

If a partnership or other entity taxed as a partnership for U.S. federal income tax purposes holds Dynegy Common Stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisors about the tax consequences of the Merger to them.

No rulings will be sought by Vistra Energy or Dynegy from the IRS with respect to the Merger, and there can be no assurance that the IRS or a court will not take a contrary position regarding the tax consequences described herein. The actual tax consequences of the Merger to you may be complex and will depend on your specific situation and on factors that are not within Vistra Energy’s or Dynegy’s control. You should consult with your own tax advisor as to the tax consequences of the Merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

Tax Consequences of the Merger Generally

The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Provided that the Merger qualifies as a “reorganization” under Section 368(a) of the Code, the material U.S. federal income tax consequences to U.S. holders will be as follows:

•	except as discussed below under “—Cash Received Instead of a Fractional Share of Vistra Energy Common Stock,” no gain or loss will be recognized by U.S. holders of Dynegy Common Stock on the exchange of Dynegy Common Stock for Vistra Energy stock pursuant to the Merger;

•	the aggregate basis of the Vistra Energy Common Stock received by a U.S. holder of Dynegy Common Stock in the Merger (including fractional shares of Vistra Energy Common Stock deemed received and exchanged for cash as described below) will be the same as the aggregate basis of the Dynegy Common Stock for which it is exchanged; and

•	the holding period of Vistra Energy Common Stock received in exchange for shares of Dynegy Common Stock (including fractional shares of Vistra Energy Common Stock deemed received and exchanged for cash as described below) will include the holding period of the Dynegy Common Stock for which it is exchanged.

If a U.S. holder of Dynegy Common Stock acquired different blocks of Dynegy Common Stock at different times or at different prices, such U.S. holder’s holding period and basis will be determined separately with respect to each block of Dynegy Common Stock.

Completion of the Merger is conditioned on, among other things, the receipt by Dynegy and Vistra Energy of legal opinions from Skadden, Arps, Slate, Meagher & Flom LLP (or an alternative tax advisor reasonably satisfactory to Dynegy) and Simpson Thacher & Bartlett LLP (or an alternative tax advisor reasonably satisfactory to Vistra Energy), respectively, each dated as of the closing date of the Merger, that, for U.S. federal income tax purposes, the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based on certain assumptions and on representation letters provided by Dynegy and Vistra Energy to be delivered at the time of closing. Neither of the tax opinions will be binding on the IRS. As discussed above, neither Dynegy nor Vistra Energy intends to request any ruling from the IRS as to the U.S. federal income tax consequences of the Merger, and there is no guarantee that the IRS or a court will treat the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

Cash Received Instead of a Fractional Share of Vistra Energy Common Stock

A U.S. holder of Dynegy Common Stock who receives cash instead of a fractional share of Vistra Energy Common Stock will be treated as having received the fractional share pursuant to the Merger and then as having exchanged the fractional share for cash. As a result, such U.S. holder of Dynegy Common Stock will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in such holder’s fractional share interest as set forth above. The gain or loss recognized by the U.S. holders described in this paragraph will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the Merger, the U.S. holder’s holding period for the relevant shares is greater than one year. The deductibility of capital losses is subject to limitations.

You are urged to consult with your own tax advisors about the particular tax consequences of the Merger to you, including the effects of U.S. federal, state or local, or foreign and other tax laws.

Information Reporting

Payments of cash in lieu of a fractional share to a U.S. holder of Dynegy Common Stock pursuant to the Merger may, under certain circumstances, be subject to information reporting unless the holder provides proof of an applicable exemption.

This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the Merger. Tax matters are very complicated, and the tax consequences of the Merger to you will depend upon the facts of your particular situation. Accordingly, Vistra Energy and Dynegy strongly urge you to consult with a tax advisor to determine the particular federal, state, local or foreign income or other tax consequences to you of the Merger.

Holders of Dynegy Common Stock should consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate, gift or other non-income tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

THE VISTRA ENERGY SPECIAL MEETING

This joint proxy statement and prospectus is being furnished in connection with the solicitation of proxies from holders of Vistra Energy Common Stock for use at the Vistra Energy special meeting. This joint proxy statement and prospectus and accompanying form of proxy are first being mailed to holders of Vistra Energy Common Stock on or about January 29, 2018.

Date, Time, Place and Purpose of the Vistra Energy Special Meeting

A special meeting of holders of Vistra Energy Common Stock will be held at 1601 Bryan Street, 11th Floor, Dallas, Texas 75201, on March 2, 2018 at 9:00 a.m., Central Time, for the following purposes:

•	to consider and vote on the Merger Proposal;

•	to consider and vote on the Stock Issuance Proposal; and

•	to consider and vote on the Vistra Energy Adjournment Proposal.

Only business within the purposes described in the Notice of Special Meeting of Vistra Energy may be conducted at the Vistra Energy special meeting. Any action may be taken on the items of business described above at the Vistra Energy special meeting on the date specified above, or on any date or dates to which the Vistra Energy special meeting may be postponed or to which, by original or later adjournment, the special meeting may be adjourned.

Recommendation of the Vistra Energy Board

After careful consideration, on October 29, 2017, the Vistra Energy Board (i) determined that it is in the best interest of Vistra Energy and the holders of Vistra Energy Common Stock to enter into the Merger Agreement, (ii) declared entry into the Merger Agreement to be advisable, (iii) authorized and approved Vistra Energy’s execution, delivery and performance of the Merger Agreement in accordance with its terms and Vistra Energy’s consummation of the transactions contemplated thereby, including the Merger and the Stock Issuance, (iv) directed that the adoption of the Merger Agreement and the approval of the Stock Issuance be submitted to a vote at a meeting of the holders of Vistra Energy Common Stock and (v) recommended that the holders of Vistra Energy Common Stock adopt the Merger Agreement and approve the Stock Issuance. The Vistra Energy Board recommends that holders of Vistra Energy Common Stock vote “FOR” the Merger Proposal, “FOR” the Stock Issuance Proposal and “FOR” the Vistra Energy Adjournment Proposal. For a summary of the factors considered by the Vistra Energy Board in reaching its decision to approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, as well as the Vistra Energy Board’s reasons for approving, and certain risks related to, the Merger, see “The Merger—Recommendation of the Vistra Energy Board and Its Reasons for the Merger” beginning on page 76.

Record Date; Voting Rights; Proxies

Vistra Energy has fixed the close of business on January 19, 2018 as the record date for determining holders of Vistra Energy Common Stock entitled to notice of, and to vote at, the Vistra Energy special meeting. Holders of Vistra Energy Common Stock at the close of business on the record date will be entitled to notice of the Vistra Energy special meeting, unless a new record date is set in connection with any adjournment or postponement of the special meeting. Only holders of Vistra Energy Common Stock at the close of business on the record date will be entitled to vote at the Vistra Energy special meeting, unless a new record date is set in connection with any adjournment or postponement of the special meeting. As of the record date, there were 428,425,233 issued and outstanding shares of Vistra Energy Common Stock. Each holder of record of Vistra Energy Common Stock on the record date is entitled to one vote per share. Votes may be cast either in person or by properly executed proxy at the Vistra Energy special meeting. As of the record date, the issued and outstanding Vistra Energy Common Stock was held by approximately 270 stockholders of record.

You may submit your proxy either by telephone, through the Internet or by mailing the enclosed proxy card, or you may vote in person at the Vistra Energy special meeting. If you hold your shares in more than one account, please be sure to submit a proxy with respect to each proxy card you receive.

•	To submit your proxy by telephone, dial the toll-free telephone number set forth on the enclosed proxy card using a touch-tone phone and follow the recorded instructions. You will be asked to provide the control number from the enclosed proxy card.

•	To submit your proxy through the Internet, visit the website set forth on the enclosed proxy card. You will be asked to provide the control number from the enclosed proxy card.

•	Your proxy card will indicate the deadline for submitting proxies by telephone or through the Internet.

•	To submit your proxy by mail, complete, date and sign the enclosed proxy card and return it as promptly as practicable in the enclosed prepaid envelope. If you sign and return your proxy, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the Merger Proposal, “FOR” the Stock Issuance Proposal, and “FOR” the Vistra Energy Adjournment Proposal.

•	If you intend to vote in person, please bring proper identification, together with proof that you are a record owner of the shares. If your shares are held in “street name,” please bring acceptable proof of ownership, such as a letter from your broker or an account statement showing that you beneficially own such shares on the applicable record date.

•	If you hold your shares in “street name,” please read the question and answer referencing shares held in “street name” above under “Questions and Answers.”

All Vistra Energy Common Stock that are entitled to vote and are represented at the Vistra Energy special meeting by properly executed proxies received before or at the special meeting and not revoked, will be voted at such special meeting in accordance with the instructions indicated on the proxies. If no instructions are given on a timely and properly executed proxy card, your shares will be voted:

•	“FOR” the Merger Proposal;

•	“FOR” the Stock Issuance Proposal; and

•	“FOR” the Vistra Energy Adjournment Proposal.

Votes cast by proxy or in person at the Vistra Energy special meeting will be tabulated by one or more inspectors appointed by the Vistra Energy Board for the special meeting (or the chairman of the special meeting) who will determine whether or not a quorum is present.

Any proxy given by a stockholder pursuant to this solicitation may be revoked at any time before the vote is taken at the special meeting in any of the following ways:

•	submitting a later proxy by telephone or through the Internet prior to the telephone or Internet voting deadline indicated on your proxy card;

•	filing with the Corporate Secretary of Vistra Energy, before the taking of the vote at the Vistra Energy special meeting, a written notice of revocation bearing a later date than the proxy card you wish to revoke;

•	duly executing a later dated proxy card relating to the same shares and delivering it to the Corporate Secretary of Vistra Energy before the taking of the vote at the Vistra Energy special meeting; or

•	voting in person at the Vistra Energy special meeting, although attendance at the special meeting will not by itself constitute a revocation of a proxy.

Any written notice of revocation or subsequent proxy card should be sent to 6555 Sierra Dr., Irving, Texas 75039, Attention: Corporate Secretary, or hand delivered to the Corporate Secretary of Vistra Energy before the taking of the vote at the Vistra Energy special meeting.

Solicitation of Proxies

Vistra Energy is soliciting proxies on behalf of the Vistra Energy Board. Vistra Energy will bear the costs of soliciting proxies. Brokerage houses, fiduciaries, nominees and others will be reimbursed for their out-of-pocket expenses in forwarding proxy materials to owners of Vistra Energy Common Stock held in their names. In addition to the solicitation of proxies by use of the mails, proxies may be solicited from holders of Vistra Energy Common Stock by directors, officers and employees of Vistra Energy in person or by telephone, by facsimile, on the Internet or other appropriate means of communications. No additional compensation, except for reimbursement of reasonable out-of-pocket expenses, will be paid to directors, officers and employees of Vistra Energy in connection with this solicitation. Vistra Energy has engaged D.F. King & Co., Inc. to assist in the solicitation of proxies for the Vistra Energy special meeting, and Vistra Energy estimates it will pay D.F. King & Co., Inc. a fee of approximately $12,500, plus telecom charges and reimbursement for reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation. No portion of the amount that Vistra Energy has agreed to pay to D.F. King & Co., Inc. is contingent upon the Closing. Vistra Energy has agreed to indemnify D.F. King & Co., Inc. against any loss, damage, expense, liability or claim arising out of such services. Any questions or requests for assistance regarding this joint proxy statement and prospectus and related proxy materials may be directed to D.F. King & Co., Inc. by telephone at (866) 406-2283 (toll-free) or (212) 269-5550 (collect).

Quorum; Abstentions and Failures to Vote

The holders of a majority of the voting power of the Vistra Energy Common Stock outstanding and entitled to vote at the Vistra Energy special meeting, present in person or represented by proxy, will constitute a quorum at the Vistra Energy special meeting. Because approval of the Merger Proposal requires the affirmative vote of holders of a majority of the outstanding Vistra Energy Common Stock entitled to vote at the Vistra Energy special meeting, abstentions and the failure to vote will have the same effect as votes “AGAINST” approval of the Merger Proposal. Because approval of the Stock Issuance Proposal by a majority of the votes cast on such proposal at the Vistra Energy special meeting, as required by Sections 312.03(b), 312.03(c) and 312.07 of the NYSE Listed Company Manual, is the only vote of holders of securities of Vistra Energy required for such approval, provided a quorum is present, a failure to vote, or a failure to instruct your bank, broker, trust or other nominee to vote, will have no effect on the outcome of a vote on the Stock Issuance Proposal. Under the NYSE rules, an abstention from voting will be considered as a vote cast and, accordingly, will have the same effect as a vote “AGAINST” the Stock Issuance Proposal. Because approval of the Vistra Energy Adjournment Proposal requires the affirmative vote of the holders of a majority of the Vistra Energy Common Stock present in person or represented by proxy and entitled to vote at the Vistra Energy special meeting, provided a quorum is present, a failure to vote, or a failure to instruct your bank, broker, trust or other nominee to vote, will have no effect on the outcome of a vote on the Vistra Energy Adjournment Proposal. An abstention from voting will have the same effect as a vote “AGAINST” the Vistra Energy Adjournment Proposal. Brokers, banks, trusts and other nominees that hold their customers’ shares in street name may not vote their customers’ shares on “non-routine” matters without instructions from their customers. As each of the proposals to be voted upon at the Vistra Energy special meeting is considered “non-routine,” such organizations do not have discretion to vote on any of the proposals. As a result, if you hold your shares in “street name” and you fail to provide your broker, bank, trust or other nominee with any instructions regarding how to vote your Vistra Energy Common Stock, your Vistra Energy Common Stock will not be considered present at the Vistra Energy special meeting and will not be voted on any of the proposals.

Required Vote

Approval of the Merger Proposal will require the affirmative vote of the holders of a majority of the outstanding Vistra Energy Common Stock entitled to vote at the Vistra Energy special meeting. A failure to vote, including a failure to instruct your broker, bank, trust or other nominee to vote, or an abstention from voting will have the same effect as a vote “AGAINST” the Merger Proposal. Approval of the Stock Issuance Proposal requires, provided a quorum is present, by a majority of the votes cast on such proposal at the Vistra Energy special meeting, as required by Sections 312.03(b), 312.03(c) and 312.07 of the NYSE Listed Company Manual.

For purposes of the Stock Issuance Proposal, provided a quorum is present, a failure to vote, or a failure to instruct your bank, broker, trust or other nominee to vote, will have no effect on the outcome of a vote on the Stock Issuance Proposal. Under the NYSE rules, an abstention from voting will be considered as a vote cast and, accordingly, will have the same effect as a vote “AGAINST” the Stock Issuance Proposal. Approval of the Vistra Energy Adjournment Proposal will require the affirmative vote of the holders of a majority of the Vistra Energy Common Stock present in person or represented by proxy and entitled to vote at the Vistra Energy special meeting. Provided a quorum is present, a failure to vote, or a failure to instruct your bank, broker, trust or other nominee to vote, will have no effect on the outcome of a vote on the Vistra Energy Adjournment Proposal. An abstention from voting will have the same effect as a vote “AGAINST” the Vistra Energy Adjournment Proposal.

Regardless of the number of Vistra Energy Common Stock you own, your vote is important. Please complete, sign, date and promptly return the enclosed proxy card today or authorize a proxy to vote by phone or Internet.

Other Matters

The Vistra Energy Board knows of no other business to be brought before the Vistra Energy special meeting. Pursuant to the bylaws of Vistra Energy, no other business except those matters included in the notice of the special meeting of stockholders may be acted upon by the stockholders at the special meeting.

PROPOSALS SUBMITTED TO THE VISTRA ENERGY STOCKHOLDERS

Merger Proposal

(Proposal 1 on the Vistra Energy Proxy Card)

Holders of Vistra Energy Common Stock are asked to consider and vote on the Merger Proposal (the proposal to adopt the Merger Agreement). For a summary and detailed information regarding the Merger Proposal, see the information about the Merger and the Merger Agreement throughout this joint proxy statement and prospectus, including the information set forth in sections entitled “The Merger” beginning on page 62 and “The Merger Agreement” beginning on page 134. A copy of the Merger Agreement is attached as Annex A to this joint proxy statement and prospectus.

Pursuant to the Merger Agreement, approval of the Merger Proposal is a condition to the consummation of the Merger. If the Merger Proposal is not approved, the Merger will not be completed.

The approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding Vistra Energy Common Stock entitled to vote at the Vistra Energy special meeting.

Recommendation of the Vistra Energy Board

The Vistra Energy Board recommends that holders of Vistra Energy Common Stock vote “FOR” the Merger Proposal.

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Stock Issuance Proposal

(Proposal 2 on the Vistra Energy Proxy Card)

Holders of Vistra Energy Common Stock are asked to consider and vote on the Stock Issuance Proposal (the proposal to approve the issuance of shares of Vistra Energy Common Stock) in connection with the Merger.

Subject to certain limited exceptions, Section 312.03(c) of the NYSE Listed Company Manual requires that Vistra Energy stockholders approve any issuance of shares of Vistra Energy Common Stock in any transaction or series of related transactions if (i) the common stock will have upon issuance voting power equal to or in excess of 20% of the voting power outstanding before the issuance or (ii) the number of shares of common stock to be issued is equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock.

Additionally, subject to certain limited exceptions, Section 312.03(b) of the NYSE Listed Company Manual requires stockholder approval prior to the issuance of common stock in any transaction or series of related transactions, to: (i) a director, officer or substantial security holder of the company (each, a “related party”), (ii) a subsidiary, affiliate or other closely related person of a related party, or (iii) any company or entity in which a related party has a substantial direct or indirect interest, if, in each such case, the number of shares of common stock to be issued exceeds either 1% of the number of shares of common stock or 1% of the voting power outstanding before the issuance.

The number of shares of Vistra Energy Common Stock issuable as consideration for the Merger is expected to exceed the abovementioned thresholds. First, Vistra Energy expects to issue approximately 105 million shares of Vistra Energy Common Stock to holders of Dynegy Common Stock as consideration for the Merger, which will be greater than 20% of the voting power and total number of shares of Vistra Energy Common Stock outstanding prior to the issuance. Second, as part of this issuance, Vistra Energy expects to issue approximately 5,492,658 shares of Vistra Energy Common Stock to affiliates of Oaktree Capital Management, L.P., the owner of approximately 11.6% of Vistra Energy Common Stock without giving effect to the Merger, in respect of shares of Dynegy Common Stock owned by them. The total number of shares of Vistra Energy Common Stock issuable to those Oaktree affiliates is expected in the aggregate to exceed 1% of both the voting power and number of shares of Vistra Energy Common Stock outstanding before such issuance. Certain other holders of Vistra Energy Common Stock may also have Vistra Energy Common Stock issued to them in excess of 1% in the aggregate of both the voting power and number of shares of Vistra Energy Common Stock outstanding before such issuance.

For a summary and detailed information regarding the Stock Issuance Proposal and the Stock Issuance, see the information about the Stock Issuance Proposal and the Stock Issuance throughout this joint proxy statement and prospectus, including the information set forth in sections entitled “The Merger” beginning on page 62 and “The Merger Agreement” beginning on page 134. A copy of the Merger Agreement is attached as Annex A to this joint proxy statement and prospectus.

Pursuant to the Merger Agreement, approval of the Stock Issuance Proposal is a condition to the consummation of the Merger. If the Stock Issuance Proposal is not approved, the Merger will not be completed.

The approval of the Stock Issuance Proposal requires a majority of the votes cast on such proposal at the Vistra Energy special meeting, as required by Sections 312.03(b), 312.03(c) and 312.07 of the NYSE Listed Company Manual.

Recommendation of the Vistra Energy Board

The Vistra Energy Board recommends that holders of Vistra Energy Common Stock vote “FOR” the Stock Issuance Proposal.

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Vistra Energy Adjournment Proposal

(Proposal 3 on the Vistra Energy Proxy Card)

The holders of Vistra Energy Common Stock are being asked to consider and vote on the Vistra Energy Adjournment Proposal (a proposal that will give the Vistra Energy Board the authority to adjourn the Vistra Energy special meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Merger Proposal and the Stock Issuance Proposal if there are not sufficient votes at the time of the Vistra Energy special meeting to approve the Merger Proposal and the Stock Issuance Proposal). If, at the Vistra Energy special meeting, the number of shares of Vistra Energy Common Stock present or represented by proxy and voting for the approval of the Merger Proposal and the Stock Issuance Proposal is insufficient to approve such proposal, Vistra Energy intends to move to adjourn the Vistra Energy special meeting to another place, date or time in order to enable the Vistra Energy Board to solicit additional proxies for the approval of the Merger Proposal and the Stock Issuance Proposal. Approval of the Vistra Energy Adjournment Proposal requires the affirmative vote of the holders of a majority of the Vistra Energy Common Stock present in person or represented by proxy and entitled to vote at the Vistra Energy special meeting. Provided a quorum is present, a failure to vote, or a failure to instruct your bank, broker, trust or other nominee to vote, will have no effect on the outcome of a vote on the Vistra Energy Adjournment Proposal. An abstention from voting will have the same effect as a vote “AGAINST” the Vistra Energy Adjournment Proposal. Vistra Energy does not intend to call a vote on the Vistra Energy Adjournment Proposal if the Merger Proposal and the Stock Issuance Proposal considered at the Vistra Energy special meeting have been approved at the Vistra Energy special meeting. If the Vistra Energy special meeting is adjourned for the purpose of soliciting additional proxies, holders of Vistra Energy Common Stock who have already submitted their proxies will be able to revoke them at any time prior to their use.

The Vistra Energy Adjournment Proposal relates only to an adjournment of the Vistra Energy special meeting for purposes of soliciting additional votes for approval of the Merger Proposal and the Stock Issuance Proposal. Vistra Energy retains full authority to the extent set forth in its bylaws and Delaware law to adjourn the Vistra Energy special meeting for any other purpose, or to postpone the Dynegy special meeting before it is convened, without the consent of any holders of Vistra Energy Common Stock.

The approval of the Vistra Energy Adjournment Proposal requires a majority of the votes cast on such proposal at the Vistra Energy special meeting. Approval of this proposal is not a condition to completion of the Merger.

Recommendation of the Vistra Energy Board

The Vistra Energy Board recommends that holders of Vistra Energy Common Stock vote “FOR” the Vistra Energy Adjournment Proposal.

THE DYNEGY SPECIAL MEETING

This joint proxy statement and prospectus is being furnished in connection with the solicitation of proxies from holders of Dynegy Common Stock for use at the Dynegy special meeting. This joint proxy statement and prospectus and accompanying form of proxy are first being mailed to holders of Dynegy Common Stock on or about January 29, 2018.

Date, Time, Place and Purpose of the Dynegy Special Meeting

A special meeting of holders of Dynegy Common Stock will be held at the Chase Center, 601 Travis Street, Houston, Texas 77002 on March 2, 2018 at 10:00 a.m., Central Time, for the following purposes:

•	to consider and vote on the Merger Proposal;

•	to consider and vote on the Dynegy Compensation Proposal; and

•	to consider and vote on the Dynegy Adjournment Proposal.

Only business within the purposes described in the Notice of Special Meeting of Dynegy may be conducted at the Dynegy special meeting. Any action may be taken on the items of business described above at the Dynegy special meeting on the date specified above, or on any date or dates to which the Dynegy special meeting may be postponed or to which, by original or later adjournment, the special meeting may be adjourned.

Recommendation of the Dynegy Board

After careful consideration, on October 29, 2017, the Dynegy Board unanimously (i) determined that it is in the best interest of Dynegy and holders of Dynegy Common Stock to enter into the Merger Agreement, (ii) declared entry into the Merger Agreement to be advisable, (iii) authorized and approved Dynegy’s execution, delivery and performance of the Merger Agreement in accordance with its terms and Dynegy’s consummation of the transactions contemplated thereby, including the Merger, (iv) directed that the adoption of the Merger Agreement be submitted to a vote at a meeting of the holders of Dynegy Common Stock and (v) recommended that the holders of Dynegy Common Stock adopt the Merger Agreement. The Dynegy Board unanimously recommends that holders of Dynegy Common Stock vote “FOR” the Merger Proposal, “FOR” the Dynegy Compensation Proposal and “FOR” the Dynegy Adjournment Proposal. For a summary of the factors considered by the Dynegy Board in reaching its decision to approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, as well as the Dynegy Board’s reasons for approving, and certain risks related to, the Merger, see “The Merger—Dynegy’s Reasons for the Merger; Recommendation of the Dynegy Board” beginning on page 80.

Record Date; Voting Rights; Proxies

Dynegy has fixed the close of business on January 19, 2018 as the record date for determining holders of Dynegy Common Stock entitled to notice of, and to vote at, the Dynegy special meeting. Holders of Dynegy Common Stock at the close of business on the record date will be entitled to notice of the Dynegy special meeting, unless a new record date is set in connection with any adjournment or postponement of the special meeting. Only holders of Dynegy Common Stock at the close of business on the record date will be entitled to vote at the Dynegy special meeting, unless a new record date is set in connection with any adjournment or postponement of the special meeting. As of the record date, there were 144,384,491 issued and outstanding shares of Dynegy Common Stock. Each holder of record of Dynegy Common Stock on the record date is entitled to one vote per share. Votes may be cast either in person or by properly executed proxy at the Dynegy special meeting. As of the record date, the issued and outstanding Dynegy Common Stock was held by approximately 2,353 stockholders of record.

You may submit your proxy either by telephone, through the Internet or by mailing the enclosed proxy card, or you may vote in person at the Dynegy special meeting. If you hold your shares in more than one account, please be sure to submit a proxy with respect to each proxy card you receive.

•	To submit your proxy by telephone, dial the toll-free telephone number set forth on the enclosed proxy card using a touch-tone phone and follow the recorded instructions. You will be asked to provide the control number from the enclosed proxy card.

•	To submit your proxy through the Internet, visit the website set forth on the enclosed proxy card. You will be asked to provide the control number from the enclosed proxy card.

Your proxy card will indicate the deadline for submitting proxies by telephone or through the Internet.

•	To submit your proxy by mail, complete, date and sign the enclosed proxy card and return it as promptly as practicable in the enclosed prepaid envelope. If you sign and return your proxy, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the Merger Proposal, “FOR” the Dynegy Compensation Proposal and “FOR” the Dynegy Adjournment Proposal.

•	If you intend to vote in person, please bring proper identification, together with proof that you are a record owner of the shares. If your shares are held in “street name,” please bring acceptable proof of ownership, such as a letter from your broker or an account statement showing that you beneficially own such shares on the applicable record date.

•	If you hold your shares in “street name,” please read the question and answer referencing shares held in “street name” above under “Questions and Answers.”

All Dynegy Common Stock that are entitled to vote and are represented at the Dynegy special meeting by properly executed proxies received before or at the special meeting and not revoked, will be voted at such special meeting in accordance with the instructions indicated on the proxies. If no instructions are given on a timely and properly executed proxy card, your shares will be voted:

•	“FOR” the Merger Proposal;

•	“FOR” the Dynegy Compensation Proposal; and

•	“FOR” the Dynegy Adjournment Proposal.

Votes cast by proxy or in person at the Dynegy special meeting will be tabulated by one or more inspectors appointed by the Dynegy Board for the special meeting (or the chairman of the special meeting) who will determine whether or not a quorum is present.

Any proxy given by a stockholder pursuant to this solicitation may be revoked at any time before the vote is taken at the special meeting in any of the following ways:

•	submitting a later proxy by telephone or through the Internet prior to the telephone or Internet voting deadline indicated on your proxy card;

•	filing with the Corporate Secretary of Dynegy, before the taking of the vote at the Dynegy special meeting, a written notice of revocation bearing a later date than the proxy card you wish to revoke;

•	duly executing a later dated proxy card relating to the same shares and delivering it to the Corporate Secretary of Dynegy before the taking of the vote at the Dynegy special meeting; or

•	voting in person at the Dynegy special meeting, although attendance at the special meeting will not by itself constitute a revocation of a proxy.

Any written notice of revocation or subsequent proxy card should be sent to 601 Travis Street, Suite 1400, Houston, Texas 77002, Attention: Corporate Secretary, or hand delivered to the Corporate Secretary of Dynegy before the taking of the vote at the Dynegy special meeting.

Solicitation of Proxies

Dynegy is soliciting proxies on behalf of the Dynegy Board. Dynegy will bear the costs of soliciting proxies. Brokerage houses, fiduciaries, nominees and others will be reimbursed for their out-of-pocket expenses in forwarding proxy materials to owners of Dynegy Common Stock held in their names. In addition to the solicitation of proxies by use of the mails, proxies may be solicited from holders of Dynegy Common Stock by directors, officers and employees of Dynegy in person or by telephone, by facsimile, on the Internet or other appropriate means of communications. No additional compensation, except for reimbursement of reasonable out-of-pocket expenses, will be paid to directors, officers and employees of Dynegy in connection with this solicitation. Dynegy has engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies for the Dynegy special meeting, and Dynegy estimates it will pay MacKenzie Partners, Inc. a fee of approximately $35,000, plus reimbursement for reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation. No portion of the amount that Dynegy has agreed to pay to MacKenzie Partners, Inc. is contingent upon the Closing. Dynegy has agreed to indemnify MacKenzie Partners, Inc. against any loss, damage, expense, liability or claim arising out of such services. Any questions or requests for assistance regarding this joint proxy statement and prospectus and related proxy materials may be directed to MacKenzie Partners, Inc. by telephone at 800-322-2885 (toll-free) or 812-929-5500 (collect) or via email at proxy@mackenziepartners.com.

Quorum; Abstentions and Failures to Vote

The holders of a majority of the outstanding Dynegy Common Stock entitled to vote at the Dynegy special meeting and present in person or represented by proxy, will constitute a quorum at the Dynegy special meeting. Shares that abstain from voting will be treated as shares that are present and entitled to vote at the Dynegy special meeting for purposes of determining whether a quorum exists. Because approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding Dynegy Common Stock entitled to vote at the Dynegy special meeting, abstentions and the failure to vote will have the same effect as votes “AGAINST” approval of the Merger Proposal. Because approval of the Dynegy Compensation Proposal and approval of the Dynegy Adjournment Proposal each requires the affirmative vote of the holders of a majority of the Dynegy Common Stock present in person or represented by proxy and entitled to vote at the Dynegy special meeting, provided a quorum is present, a failure to vote, or a failure to instruct your bank, broker, trust or other nominee to vote, will have no effect on the outcome of a vote on the Dynegy Compensation Proposal or the Dynegy Adjournment Proposal. An abstention from voting on the Dynegy Compensation Proposal or the Dynegy Adjournment Proposal will have the same effect as a vote “AGAINST” the applicable proposal. Brokers, banks, trusts and other nominees that hold their customers’ shares in street name may not vote their customers’ shares on “non-routine” matters without instructions from their customers. As each of the proposals to be voted upon at the Dynegy special meeting is considered “non-routine,” such organizations do not have discretion to vote on any of the proposals. As a result, if you hold your shares in “street name” and you fail to provide your broker, bank, trust or other nominee with any instructions regarding how to vote your Dynegy Common Stock, your Dynegy Common Stock will not be considered present at the Dynegy special meeting and will not be voted on any of the proposals.

Required Vote

Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding Dynegy Common Stock entitled to vote at the Dynegy special meeting. A failure to vote, including a failure to instruct your broker, bank, trust or other nominee to vote, or an abstention from voting will have the same effect as a vote “AGAINST” the Merger Proposal. Approval of the Dynegy Compensation Proposal and the Dynegy Adjournment Proposal each requires the affirmative vote of the holders of a majority of the Dynegy Common Stock present in person or represented by proxy and entitled to vote at the Dynegy special meeting. Provided a quorum is present, a failure to vote, or a failure to instruct your bank, broker, trust or other nominee to vote, will have no effect on the outcome of a vote on the Dynegy Compensation Proposal or the Dynegy Adjournment Proposal. An abstention from voting on the Dynegy Compensation Proposal or the Dynegy Adjournment Proposal will have the same effect as a vote “AGAINST” the applicable proposal.

Regardless of the number of Dynegy Common Stock you own, your vote is important. Please complete, sign, date and promptly return the enclosed proxy card today or authorize a proxy to vote by phone or Internet.

Other Matters

The Dynegy Board knows of no other business to be brought before the Dynegy special meeting. Pursuant to the bylaws of Dynegy, no other business except those matters included in the notice of the special meeting of stockholders may be acted upon by the stockholders at the special meeting.

PROPOSALS SUBMITTED TO THE DYNEGY STOCKHOLDERS

Merger Proposal

(Proposal 1 on the Dynegy Proxy Card)

Holders of Dynegy Common Stock are asked to consider and vote on the Merger Proposal (the proposal to adopt the Merger Agreement). For a summary and detailed information regarding the Merger Proposal, see the information about the Merger and the Merger Agreement throughout this joint proxy statement and prospectus, including the information set forth in sections entitled “The Merger” beginning on page 62 and “The Merger Agreement” beginning on page 134. A copy of the Merger Agreement is attached as Annex A to this joint proxy statement and prospectus.

Pursuant to the Merger Agreement, approval of the Merger Proposal is a condition to the consummation of the Merger. If the Merger Proposal is not approved, the Merger will not be completed.

The approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding Dynegy Common Stock entitled to vote at the Dynegy special meeting.

Recommendation of the Dynegy Board

The Dynegy Board unanimously recommends that holders of Dynegy Common Stock vote “FOR” the Merger Proposal.

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Dynegy Compensation Proposal

(Proposal 2 on the Dynegy Proxy Card)

Vote Required and Board of Directors Recommendation

Under Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, Dynegy is required to submit a proposal to its stockholders for a non-binding advisory vote to approve certain compensation that may become payable to Dynegy’s named executive officers in connection with the completion of the Merger. This proposal, which is referred to as the “Dynegy Compensation Proposal,” gives Dynegy’s stockholders the opportunity to vote, on a non-binding advisory basis, on the compensation that may be paid or become payable to Dynegy’s named executive officers in connection with the Merger. This compensation is summarized in the table in the section entitled “Interests of Dynegy’s Directors and Executive Officers in the Merger—Golden Parachute Compensation” beginning on page 129, including the footnotes to the table and the associated narrative discussion. The Dynegy Board unanimously recommends that Dynegy’s stockholders approve the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to the named executive officers of Dynegy in connection with the Merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the table in the section of the joint proxy statement and prospectus entitled ‘Interests of Dynegy’s Directors and Executive Officers in the Merger—Golden Parachute Compensation,’ including the footnotes to the table and the associated narrative discussion, and the agreements and plans pursuant to which such compensation may be paid or become payable, are hereby APPROVED.”

The vote on the Dynegy Compensation Proposal is a vote separate and apart from the vote on the Merger Proposal. Accordingly, you may vote to approve the Merger Proposal and vote not to approve the Dynegy Compensation Proposal and vice versa. Because the vote on the Dynegy Compensation Proposal is advisory only, it will not be binding on either Dynegy or Vistra Energy. Accordingly, if the Merger Agreement is approved and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the vote on the Dynegy Compensation Proposal.

The approval of the non-binding advisory proposal to approve the Merger-related executive compensation requires that a majority of the votes cast at the Dynegy special meeting to be voted in favor of the proposal. If you fail to submit a proxy or to vote in person at the special meeting, or you do not provide your bank, brokerage firm or other nominee with instructions, as applicable, this will not be counted as “FOR” or “AGAINST” and will not have an effect on the Dynegy Compensation Proposal except to the extent it results in there being insufficient shares present at the meeting to establish a quorum. If you abstain from voting, this will be counted as voting “AGAINST” the Dynegy Compensation Proposal.

Recommendation of the Dynegy Board

The Dynegy Board unanimously recommends that holders of Dynegy Common Stock vote “FOR” the Dynegy Compensation Proposal.

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Dynegy Adjournment Proposal

(Proposal 3 on the Dynegy Proxy Card)

The holders of Dynegy Common Stock are being asked to consider and vote on the Dynegy Adjournment Proposal (the proposal that will give the Dynegy Board the authority to adjourn the Dynegy special meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Merger Proposal if there are not sufficient votes at the time of the Dynegy special meeting to approve the Merger Proposal). If, at the Dynegy special meeting, the number of shares of Dynegy Common Stock present or represented by proxy and voting for the approval of the Merger Proposal is insufficient to approve such proposal, Dynegy intends to move to adjourn the Dynegy special meeting to another place, date or time in order to enable the Dynegy Board to solicit additional proxies for approval of the Merger Proposal. Approval of the Dynegy Adjournment Proposal requires the affirmative vote of the holders of a majority of the Dynegy Common Stock present in person or represented by proxy and entitled to vote at the Dynegy special meeting. Provided a quorum is present, a failure to vote, or a failure to instruct your bank, broker, trust or other nominee to vote, will have no effect on the outcome of a vote on the Dynegy Adjournment Proposal. An abstention from voting will have the same effect as a vote “AGAINST” the Dynegy Adjournment Proposal. Dynegy does not intend to call a vote on the Dynegy Adjournment Proposal if the Merger Proposal considered at the Dynegy special meeting has been approved at the Dynegy special meeting. If the Dynegy special meeting is adjourned for the purpose of soliciting additional proxies, holders of Dynegy Common Stock who have already submitted their proxies will be able to revoke them at any time prior to their use.

The Dynegy Adjournment Proposal relates only to an adjournment of the Dynegy special meeting for purposes of soliciting additional votes for approval of the Merger Proposal. Dynegy retains full authority to the extent set forth in its bylaws and Delaware law to adjourn the Dynegy special meeting for any other purpose, or to postpone the Dynegy special meeting before it is convened, without the consent of any holders of Dynegy Common Stock.

The approval of the Dynegy Adjournment Proposal requires a majority of the votes cast on such proposal at the Dynegy special meeting. Approval of this proposal is not a condition to completion of the Merger.

Recommendation of the Dynegy Board

The Dynegy Board unanimously recommends that holders of Dynegy Common Stock vote “FOR” the Dynegy Adjournment Proposal.

INFORMATION ABOUT DYNEGY

Business

Dynegy began operations in 1984 and became incorporated in the State of Delaware in 2007. It is a holding company and conducts substantially all of its business operations through its subsidiaries. Dynegy’s primary business is the production and sale of electric energy, capacity and ancillary services from its fleet totaling approximately 27,000 MW of generating capacity. Dynegy reports the results of its power generation business as six separate segments in its consolidated financial statements: (i) PJM, (ii) NY/NE, (iii) ERCOT, (iv) MISO, (v) IPH and (vi) CAISO.

Dynegy sells electric energy, capacity and ancillary services primarily on a wholesale basis from Dynegy’s power generation facilities. Dynegy also serves residential, municipal, commercial and industrial customers primarily in MISO, NY/NE and PJM through its Homefield Energy and Dynegy Energy Services businesses, through which it provides retail electricity in Illinois, Massachusetts, Ohio and Pennsylvania. Wholesale electricity customers will primarily contract for rights to capacity from generating units for reliability reasons and to meet regulatory requirements. Ancillary services support the transmission grid operation, follow real time changes in load and provide emergency reserves for major changes to the balance of generation and load. Retail electricity customers purchase energy and these related services in the deregulated retail energy market. Dynegy sells these products individually or in combination to its customers for various lengths of time from hourly to multiyear transactions.

Dynegy does business with a wide range of customers, including regional transmission organizations and independent system operators, integrated utilities, municipalities, electric cooperatives, transmission and distribution utilities, power marketers, financial participants such as banks and hedge funds and residential, commercial and industrial end users. Some of Dynegy’s customers, such as municipalities or integrated utilities, purchase its products for resale in order to serve their retail, commercial and industrial customers. Other customers, such as some power marketers, may buy from Dynegy to serve their own wholesale or retail customers or as a hedge against power sales they have made.

Portfolio

Dynegy’s generating facilities are as follows (* denotes facilities acquired in the Delta Transaction):

Facility	Total Net Generating Capacity(MW)(1)	Primary Fuel Type	Technology Type	Location	Region
Calumet*	380	Gas	CT	Chicago, IL	PJM
Dicks Creek	155	Gas	CT	Monroe, OH	PJM
Fayette	726	Gas	CCGT	Masontown, PA	PJM
Hanging Rock	1,430	Gas	CCGT	Ironton, OH	PJM
Hopewell*	370	Gas	CCGT	Hopewell, VA	PJM
Kendall	1,288	Gas	CCGT	Minooka, IL	PJM
Killen(2)(3)	204	Coal	ST	Manchester, OH	PJM
Kincaid	1,108	Coal	ST	Kincaid, IL	PJM
Liberty	607	Gas	CCGT	Eddystone, PA	PJM
Miami Fort(2)	653	Coal	ST	North Bend, OH	PJM
Miami Fort	77	Oil	CT	North Bend, OH	PJM
Northeastern*	52	Waste Coal	ST	McAdoo, PA	PJM
Ontelaunee	600	Gas	CCGT	Reading, PA	PJM
Pleasants*	388	Gas	CT	Saint Marys, WV	PJM
Richland	423	Gas	CT	Defiance, OH	PJM
Sayreville*(2)(3)	170	Gas	CCGT	Sayreville, NJ	PJM
Stryker	16	Oil	CT	Stryker, OH	PJM
Stuart(2)(3)	679	Coal	ST	Aberdeen, OH	PJM
Washington	711	Gas	CCGT	Beverly, OH	PJM
Zimmer(2)	971	Coal	ST	Moscow, OH	PJM

Total PJM Segment	11,008

Bellingham*	566	Gas	CCGT	Bellingham, MA	ISO-NE
Bellingham NEA*(2)(3)	157	Gas	CCGT	Bellingham, MA	ISO-NE
Blackstone*	544	Gas	CCGT	Blackstone, MA	ISO-NE
Casco Bay	543	Gas	CCGT	Veazie, ME	ISO-NE
Independence	1,212	Gas	CCGT	Oswego, NY	NYISO
Lake Road	827	Gas	CCGT	Dayville, CT	ISO-NE
MASSPOWER	281	Gas	CCGT	Indian Orchard, MA	ISO-NE
Milford—Connecticut	600	Gas	CCGT	Milford, CT	ISO-NE

Total NY/NE Segment	4,730

Coleto Creek*	650	Coal	ST	Goliad, TX	ERCOT
Ennis*	366	Gas	CCGT	Ennis, TX	ERCOT
Hays*	1,047	Gas	CCGT	San Marcos, TX	ERCOT
Midlothian*	1,596	Gas	CCGT	Midlothian, TX	ERCOT
Wharton*	83	Gas	CT	Boling, TX	ERCOT
Wise*	787	Gas	CCGT	Poolville, TX	ERCOT

Total ERCOT Segment	4,529

Baldwin	1,185	Coal	ST	Baldwin, IL	MISO
Havana	434	Coal	ST	Havana, IL	MISO
Hennepin	294	Coal	ST	Hennepin, IL	MISO

Total MISO Segment(4)	1,913

Facility	Total Net Generating Capacity(MW)(1)	Primary Fuel Type	Technology Type	Location	Region
Coffeen	915	Coal	ST	Coffeen, IL	MISO
Duck Creek	425	Coal	ST	Canton, IL	MISO
Edwards	585	Coal	ST	Bartonville, IL	MISO
Joppa/EEI(2)	802	Coal	ST	Joppa, IL	MISO
Joppa units 1-3	165	Gas	CT	Joppa, IL	MISO
Joppa units 4-5(2)	56	Gas	CT	Joppa, IL	MISO
Newton	615	Coal	ST	Newton, IL	MISO

Total IPH Segment(4)	3,563

Moss Landing	1,020	Gas	CCGT	Moss Landing, CA	CAISO
Oakland	165	Oil	CT	Oakland, CA	CAISO

Total CAISO Segment	1,185

Total Capacity	26,928

(1)	Unit capabilities are based on winter capacity and are reflected at Dynegy’s net ownership interest. Dynegy has not included units that have been retired or are out of operation.
(2)	Co-owned with other generation companies.
(3)	Facilities not operated by Dynegy.
(4)	Dynegy has transmission rights into PJM for certain of its MISO and IPH plants and currently offer power and capacity into PJM.

For additional information on Dynegy’s business and operations, see the documents filed by Dynegy with the SEC and incorporated by reference into this joint proxy statement and prospectus. See “Where You Can Find More Information and Incorporation by Reference” on page 243.

INFORMATION ABOUT VISTRA ENERGY

Business

Vistra Energy operates as an integrated company that provides complete electricity solutions to its customers and to the broader ERCOT market. Vistra Energy is comprised of:

•	Vistra Energy’s brand name retail electricity provider business, TXU Energy™, which is the largest retailer of electricity in Texas with approximately 1.7 million residential, commercial and industrial customers as of December 31, 2017, and maintains the highest residential customer retention rate of any Texas retail provider in its respective core market;

•	Vistra Energy’s electricity generation business, Luminant, which is the largest generator of electricity in ERCOT, operating approximately 13,600 MW of fuel-diverse installed capacity in ERCOT;

•	Vistra Energy’s wholesale commodity risk management operation, which dispatches its generation fleet in response to market conditions, markets the electricity generated by Vistra Energy’s facilities to its customers (including TXU Energy) and the broader ERCOT market, procures fuel from third parties for use at Vistra Energy’s electric generating facilities and performs the risk management services for Luminant and TXU Energy that enables the delivery of cost-effective electricity to the wholesale market and retail end-users;

•	Vistra Energy’s mining, fuel handling and logistics operations, which supply fuel to its diverse fleet of electric generating facilities and manage its real property holdings throughout the enterprise; and

•	Vistra Energy’s efficient, low-cost support organizations, which provide the necessary services to meet its compliance obligations, support its integrated electricity solutions and assist in conducting its business in an environmentally responsible and regulatory-compliant manner.

All of Vistra Energy’s operations teams (mining and fuel handling; wholesale commodity risk management, asset optimization and generation fleet dispatch; power generation; retail electricity marketing, sales and services; and strategic sourcing, supply chain and procurement) are integrated. The integrated nature of these operations allows Vistra Energy, where appropriate, to manage these operations with close alignment, which Vistra Energy believes provides better market insight and a reduction of the impact of commodity price volatility as compared to Vistra Energy’s non-integrated competitors. The balance between Vistra Energy’s retail and wholesale operations creates a uniquely integrated company that is the largest power generator and retail provider of electricity in Texas. Vistra Energy sells retail electricity and value-added services, primarily through TXU Energy, to approximately 1.7 million residential, commercial and industrial customers in Texas as of December 31, 2017. Additionally, Vistra Energy sells electricity and related products generated by its fleet of electric generating units, which had an aggregate of approximately 13,600 MW of generating capacity. Vistra Energy also procures wholesale electricity and related commodities to fuel its generation facilities and supply its retail business. Vistra Energy also manages a well-established mining operation that has over 40 years of experience in supplying fuel to its fleet in a safe and environmentally responsible manner. Vistra Energy’s generation portfolio is diverse and flexible in terms of fuel types and dispatch characteristics, which enables Vistra Energy to respond to changing market conditions and regulatory developments. The charts below show Vistra Energy’s market-leading position among power generators and electricity retailers in Texas. Vistra Energy believes the combination of these charts illustrates the unique opportunity that is created from its integrated business model.

Date: September 2017 Source: SNL, a subscription service of S&P Global Market Intelligence, and EIA	Date: 2016 Source: EIA Note: Rankings do not combine a company that may own multiple brands.

As of December 31, 2017, Vistra Energy had approximately 4,147 employees.

Vistra Energy’s Integrated Business Model

Vistra Energy believes the key factor that distinguishes it from others in its industry is the integrated nature of its business (i.e., pairing Luminant’s reliable and efficient mining, generating and wholesale commodity risk management capabilities with TXU Energy’s retail platform) which, in Vistra Energy’s view, represents a unique company structure in the competitive ERCOT market and other competitive electricity markets across the country. Vistra Energy believes its integrated business model creates a unique opportunity because, relative to its non-integrated competitors, it reduces Vistra Energy’s exposure to commodity price movements and provides an opportunity for greater earnings stability. Consequently, Vistra Energy’s integrated business model will be at the core of its business strategy.

The chart below depicts the integrated nature of Vistra Energy’s business and summarizes the key advantages of its integrated business model.

To further illustrate the benefits of Vistra Energy’s integrated business model, the chart below highlights the competitive advantages Vistra Energy believes its integrated business model offers as compared to its non-integrated competitors (i.e., pure-play IPPs and non-integrated REPs).

	IPP Model— Competitive Pressures	Retail Model— Competitive Pressures	Vistra Energy— Integrated Advantage
Commodity Exposure Related	• Low-price environment puts pressure on “long” commodity IPP model • Lack of depth of wholesale market makes meaningful long-term hedging challenging	• Low-price environment encourages competitive entry • Lack of market depth to hedge supply requirements presents risk management issue	• Mitigates cash flow volatility from exposure to commodity prices • Retail channel provides an internal offset to generation (and vice versa) • Lower hedging transaction and collateral costs

Impact of Technology	• Technology advancement in, and subsidization of, wind, solar, and storage • Low load growth environment; trends toward distributed generation and efficiency	• Trend towards energy efficiency and “green” products	• Opportunity to use customer channels to expand integrated model to new technology • Creates new ways to engage customers and promotes long term relationships

New Entrants	• Continued new build at questionable economics leads to high reserve margins & volatility in capacity prices	• Very aggressive / unsustainable pricing from new entrants / competitors	• Retail and wholesale diversification provides earnings stability and capital efficiencies relative to pure-play new entrants

	IPP Model— Competitive Pressures	Retail Model— Competitive Pressures	Vistra Energy— Integrated Advantage

Regulatory/ Political	• Regulatory and political focus on emissions • Considerable oversight with numerous restrictions on market behavior • Onerous rules regarding asset retirement

•   ERCOT is only fully competitive retail market in North America (price-to-beat expired in 2007)

•   Non-ERCOT retail market faces structural challenges

•   Default provider sets effective ceiling price

•   Utilities retain most customers and the customer interface, limiting opportunities to differentiate

• As largest retail provider in ERCOT, the only fully deregulated retail market, TXU Energy lowers risk profile of overall portfolio compared to competitors in other markets

While Vistra Energy does not believe there are any material risks specifically related to its integrated business model, see “Risk Factors—Risks Related to Vistra Energy” beginning on page 40 for a description of the material risks Vistra Energy’s business faces.

Vistra Energy’s Operations

Vistra Energy’s primary operations consist of electricity solutions, including retail sales of electricity and related products to end users, power generation (including operations and maintenance and outage and project management) and sales of electric generating unit output in the wholesale marketplace, asset optimization and commodity risk management performed on an integrated basis for its retail and wholesale positions, and fuel logistics and management. These operations work together on an integrated basis, which allows Vistra Energy to realize efficiencies and alignment in all aspects of the electricity generation and sales operation.

Vistra Energy operates solely in the growing ERCOT electricity market, which it views as one of the most attractive power markets in the United States. As described in more detail below, ERCOT is an ISO that manages the flow of electricity to approximately 24 million Texas customers, representing approximately 90% of the state’s load, and spanning approximately 75% of its geography, as of December 31, 2017.

Retail

Texas has one of the fastest growing populations of any state in the United States and has a diverse economy, which has resulted in a significant and growing competitive retail electricity market. Vistra Energy is an active participant in the competitive ERCOT market and continues to be a market leader, which it believes is driven by, among other things, having one of the lowest customer complaint rates, according to the PUCT, having an integrated power generation operation that allows Vistra Energy to efficiently obtain the electricity needed to serve its customers at the lowest cost, and leveraging the experience of its wholesale commodity risk management operations to optimize its cost to procure electricity and other products on behalf of its customers. Vistra Energy provided electricity to approximately 24% and 18% of the residential and commercial customers in ERCOT, respectively, as of December 31, 2016. Vistra Energy believes they have differentiated themselves by providing a distinctive customer experience predicated on delivering reliable and innovative power products and solutions to its customers, such as Free Nights and Free Weekends residential plans, MyEnergy DashboardSM, TXU Energy’s iThermostat product and mobile solutions, the TXU Energy Rewards program, the TXU Energy Green UPSM renewable energy credit program and a diverse set of solar options, which give its customers choice, convenience and control over how and when they use electricity and related services. Vistra Energy competitively markets its retail electricity and related services to acquire, serve and retain both retail and wholesale customers. Vistra Energy’s wholesale customers represent a cross section of industrial users, other competitive retail electric providers, municipalities, cooperatives and other end-users of electricity. Vistra Energy believes it is situated to better serve its retail customers through its unique affiliation with its wholesale commodity risk management personnel who can structure products and contracts in a way that offers significant value compared to stand-alone retail electric providers. Additionally, Vistra Energy’s wholesale commodity risk management business protects its retail business from power price volatility, by allowing it to bypass bid-ask spread in the market (particularly for illiquid products and time periods), which results in significantly lower collateral costs for its retail business as compared to other, non-integrated retail electric providers. Moreover, Vistra Energy’s retail business reduces, to some extent, the exposure of its wholesale generation business to wholesale power price volatility. This is because the retail load requirements of Vistra Energy’s retail operations (primarily TXU Energy) provide a natural offset to the length of Luminant’s generation portfolio thereby reducing the exposure to wholesale power price volatility as compared to a non-integrated pure-play IPP.

Generation

Vistra Energy’s power generation fleet is diverse and flexible in terms of dispatch characteristics as its fleet includes baseload, intermediate/load following and peaking generation. Vistra Energy’s wholesale commodity risk management business is responsible for dispatching its generation fleet in response to market needs after implementing portfolio optimization strategies, thus linking and integrating the generation fleet production with its retail customer and wholesale sales opportunities. Market demand, also known as load, faced by an electric power system such as ERCOT varies from moment to moment as a result of changes in business and residential demand, much of which is driven by weather. Unlike most other commodities, the production and consumption of electricity must remain balanced on an instantaneous basis. There is a certain baseline demand for electricity across an electric power system that occurs throughout the day, which is typically satisfied by baseload generating units with low variable operating costs. Baseload generating units can also increase output to satisfy certain incremental demand and reduce output when demand is unusually low. Intermediate/load-following generating units, which can more efficiently change their output to satisfy increases in demand, typically satisfy a large proportion of changes in intraday load as they respond to daily increases in demand or unexpected changes in supply created by reduced generation from renewable resources or other generator outages. Peak daily loads are typically satisfied by peaking units. Peaking units are typically the most expensive to operate, but they can quickly start up and shut down to meet brief peaks in demand. In general, baseload units, intermediate/load-following units and peaking units are dispatched into the ERCOT grid in order from lowest to highest variable cost. Price formation in ERCOT, as with other competitive power markets in the United States, is typically based on the highest variable cost unit that clears the market to satisfy system demand at a given point in time.

Vistra Energy’s Fleet

The following description excludes three power plants (Monticello, Big Brown and Sandow) with a total installed nameplate generation capacity of approximately 4,167 MW that are scheduled to be retired in the first quarter of 2018. Luminant announced the retirement of these uneconomic units in September and October of 2017 and ERCOT has determined that the units are not needed for system reliability purposes.

Luminant’s generation fleet consists of 49 power generation units, all of which are wholly owned and operate within the ERCOT electricity market, with the location, fuel types, dispatch characteristics and total installed nameplate generation capacity for each generation facility shown in the table below:

Name	Location (all in the state of Texas)	Fuel Type	Dispatch Type	Installed Nameplate Capacity Generation	Number of Units
Comanche Peak	Somervell County	Nuclear	Baseload	2,300	2
Oak Grove	Robertson County	Lignite	Baseload	1,600	2
Martin Lake	Rusk County	Lignite/Coal	Intermediate/Load Following	2,250	3
Forney	Kaufman County	Natural Gas (CCGT)	Intermediate/Load Following	1,912	8
Lamar	Lamar County	Natural Gas (CCGT)	Intermediate/Load Following	1,076	6
Odessa	Ector County	Natural Gas (CCGT)	Intermediate/Load Following	1,054	6
Morgan Creek	Mitchell County	Natural Gas (CT)	Peaking	390	6
Permian Basin	Ward County	Natural Gas (CT)	Peaking	325	5
DeCordova	Hood County	Natural Gas (CT)	Peaking	260	4
Lake Hubbard	Dallas County	Natural Gas (Steam)	Peaking	921	2
Stryker Creek(1)	Cherokee County	Natural Gas (Steam)	Peaking	685	2
Graham(1)	Young County	Natural Gas (Steam)	Peaking	630	2
Trinidad(1)	Henderson County	Natural Gas (Steam)	Peaking	244	1

Total				13,647	49

Note:    (1) Vistra Energy is currently conducting a competitive sales process for its Stryker Creek, Graham and Trinidad units

Vistra Energy’s wholesale commodity risk management business also procures renewable energy credits from wind generation to support its electricity sales to wholesale and retail customers to satisfy the increasing demand for renewable resources from such customers. As of December 31, 2017, Vistra Energy had long-term PPAs to annually procure approximately 400 MW of renewable energy. These renewable generation sources deliver electricity when conditions make them available, and, when on-line, they generally compete with baseload units. Because they cannot be relied upon to meet demand continuously due to their dependence on weather and time of day, these generation sources are categorized as non-dispatchable and create the need for intermediate/load-following resources to respond to changes in their output.

Vistra Energy’s generation resources, which represented approximately 18.9% of the generation capacity in ERCOT as of December 31, 2017, allow Vistra Energy to annually generate, procure and sell approximately 85-90 TWh of electricity to wholesale and retail customers from nuclear, natural gas, lignite, coal and renewable generation resources. After taking into consideration the announced generation plant retirements, market and operating factors Vistra Energy expect to generate and sell approximately 70 to 75 TWh of electricity in 2018.

The map below shows Vistra Energy’s significant footprint in Texas and further demonstrates the integrated nature of Vistra Energy’s business.

Fuel Supply

Nuclear

Vistra Energy operates two nuclear generation units at the Comanche Peak Facility plant site, each of which is designed for a capacity of 1,150 MW. Comanche Peak Unit 1 and Unit 2 went into commercial operation in 1990 and 1993, respectively, and are generally operated at full capacity. Refueling (nuclear fuel assembly replacement) outages for each unit are scheduled to occur every eighteen months during the spring or fall off-peak demand periods. Every three years, the refueling cycle results in the refueling of both units during the same year, the latest of which occurred during 2017. While one unit is undergoing a refueling outage, the remaining unit is intended to operate at full capacity. During a refueling outage, other maintenance, modification and testing activities are completed that cannot be accomplished when the unit is in operation. Over the last three years the refueling outage period per unit has ranged from 29 to 54 days. The Comanche Peak Facility operated at a capacity factor of 84.0%, 100.9%, 99.0% and 92.5% in 2017, 2016, 2015 and 2014, respectively. The capacity factor for 2017 reflected an unplanned outage at one of the units between June and August 2017.

Vistra Energy has contracts in place for the majority of its nuclear fuel requirements through 2018. Vistra Energy does not anticipate any significant difficulties in acquiring uranium and contracting for associated conversion, enrichment and fabrication services in the foreseeable future.

The nuclear industry has developed ways to store used nuclear fuel on site at nuclear generation facilities, primarily through the use of dry cask storage, since there are no facilities for reprocessing or disposal of used nuclear fuel currently in operation in the United States. Luminant stores its used nuclear fuel on-site in storage pools or dry cask storage facilities and believes its on-site used nuclear fuel storage capability is sufficient for the foreseeable future.

Lignite/Coal

Vistra Energy’s lignite/coal-fueled generation fleet capacity totals 3,850 MW (excluding the generation assets that are being retired at the start of 2018). Maintenance outages at these units are scheduled during the spring or fall off-peak demand periods.

Vistra Energy satisfies all of its fuel requirements at the Oak Grove generation facility with lignite that it mines. Vistra Energy meets its fuel requirements for the Martin Lake generation unit by blending lignite it mines with coal purchased from multiple suppliers under contracts of various lengths and transported from the Powder River Basin to its generation plants by railcar. In 2016, approximately 68% of the fuel used at the Martin Lake generation facility was supplied from surface minable lignite reserves dedicated to it, which is located adjacent to the reserves.

Natural Gas

Vistra Energy’s natural gas-fueled generation fleet capacity totals 7,497 MW. In April 2016, Vistra Energy acquired La Frontera Holdings, LLC the indirect owner of two combined-cycle gas turbine (CCGT) natural gas fueled generation facilities located in ERCOT. The facility in Forney, Texas (8 units) has a capacity of 1,912 MW and the facility in Paris, Texas (6 units) has a capacity of 1,076 MW. In August 2017, Vistra Energy acquired a facility in Odessa, Texas (6 units) with a capacity of 1,054 MW. The acquisitions diversified Vistra Energy’s fuel mix and increased the dispatch flexibility in its fleet.

Vistra Energy also operates combustion turbine (CT) facilities at Morgan Creek (6 units), Permian Basin (5 units), DeCordova (4 units), plant sites and steam facilities at Lake Hubbard (2 units), Stryker Creek (2 units), Graham (2 units) and Trinidad (1 unit) plant sites. The CT and steam plants are peaking units which provide Vistra Energy the ability to meet increased demand from its retail customers during high market price intervals with available generation capacity and provide other wholesale opportunities.

Vistra Energy satisfies its fuel requirements at these facilities through a combination of spot market and near-term purchase contracts. Additionally, Vistra Energy has near-term natural gas transportation agreements in place for all of its sites to ensure reliable fuel supply.

Vistra Energy’s Competitive Strengths

Vistra Energy believes it is well-positioned to execute its business strategy of delivering long-term value to its stakeholders based on, among others, the following competitive strengths:

Uniquely situated integrated energy company.

Vistra Energy believes the key factor that distinguishes it from others in its industry is the integrated nature of its business (i.e., pairing Luminant’s reliable and efficient mining, generating and wholesale commodity risk management capabilities with TXU Energy’s retail platform). Vistra Energy believes this is a unique company structure in the competitive ERCOT market and other competitive electricity markets across the country. It is Vistra Energy’s view that its integrated business model provides a competitive advantage and results in more stable earnings under all market environments relative to its non-integrated competitors. In general, non-integrated electricity retailers are subject to wholesale power price and resulting cash flow volatility when demand increases or supply tightens, which can potentially result in significant losses if an electricity retailer is not appropriately hedged. However, because Vistra Energy’s integrated business model enables it to manage through various price environments, Vistra Energy believes its retail operations (primarily TXU Energy) are not as exposed to wholesale power price volatility as non-integrated retail power companies. Moreover, given the retail load requirements of Vistra Energy’s retail operations (primarily TXU Energy), the length of Luminant’s generation portfolio is not as exposed to wholesale power price volatility as compared to a non-integrated pure-play IPP. Additionally, Vistra Energy’s mining operations provide an alternative to other coal procurement sources and give it more flexibility in reaching the most cost-effective arrangements for its coal-fueled facilities. Vistra Energy believes these advantages make its business less subject to volatility risk than pure-play IPPs and non-integrated retail electric providers. Furthermore, Vistra Energy believes its integrated business model allows it to reduce sourcing and transaction costs and minimize credit and collateral requirements.

Highly valued retail brand and customer-focused operations.

Vistra Energy’s retail business has been operating in the competitive retail electricity market in Texas under the TXU EnergyTM brand since 2002. Vistra Energy believes this has created strong brand recognition throughout ERCOT, enabling Vistra Energy to effectively acquire, serve and retain a broad spectrum of retail electricity customers. Vistra Energy’s TXU Energy™ brand is viewed by customers as a symbol of a trustworthy, customer-centric, innovative and dependable electricity service. By leveraging Vistra Energy’s retail marketing capabilities, commitment to product innovation and deep knowledge of the ERCOT market and its customer base, Vistra Energy believes that it can maintain and grow its position as the largest retailer of electricity in the highly competitive ERCOT retail market. Vistra Energy has an operating model that has delivered attractive margins and strong customer satisfaction that has been consistently ranked by the PUCT as having among the lowest customer complaint rates in the ERCOT market. Vistra Energy drives positive results in its retail electricity business by functioning as a technology driven, multi-channel marketer with advanced analytics and product development capabilities. Vistra Energy has leveraged these capabilities and the TXU Energy™ brand to deliver a wide range of innovative power products and services to its customers, including Free Nights and Weekends residential plans, MyEnergy DashboardSM, TXU Energy’s iThermostat product and mobile solutions, the TXU Energy Rewards program, the TXU Energy Green UpSM renewable energy credit program and a diverse set of solar options, which give its customers choice, convenience and control over how and when they use electricity and related services. Vistra Energy believes its strong customer service, innovative products and trusted brand recognition have resulted in it maintaining the highest residential customer retention rate of any Texas retail electric provider in its respective core market.

Diversified generation sources and critical energy infrastructure.

Vistra Energy maintains operational flexibility to provide reliable and responsive power under a variety of market conditions by utilizing generation sources that are diverse and flexible in terms of fuel types (nuclear, lignite, coal, natural gas and renewables) and dispatch characteristics (baseload, intermediate/load-following, peaking and non-dispatchable). These generation sources feature the following characteristics:

•	Except for periods of scheduled maintenance activities, Vistra Energy’s nuclear-fueled units are generally available to run at capacity.

•	Except for periods of scheduled maintenance activities, Vistra Energy’s lignite- and coal-fueled units are available to run at capacity or seasonally, depending on market conditions (i.e., during periods when wholesale electricity prices are greater than the unit’s variable production costs). Certain of these units run only during the summer peak period and at times go into seasonal layup during the months with lower seasonal demand.

•	Vistra Energy’s CCGT units generally run during the intermediate/load-following periods of the daily supply curve.

•

Vistra Energy’s natural gas-fueled generation peaking units supplement the aggregate nuclear-, lignite- and coal-fueled and CCGT generation capacity in meeting demand during peak load periods because production from certain of these units, particularly combustion-turbine units, can be more quickly adjusted up or down as demand warrants. With this quick-start capability, Vistra Energy is able to increase generation during periods of supply or demand volatility in ERCOT and capture scarcity pricing in the wholesale electricity market. These natural gas-fueled generation peaking units also help Vistra Energy mitigate unit-contingent outage risk by allowing it to meet demand even if one or more of its nuclear, lignite, coal or CCGT units is taken offline for maintenance.

•	The CCGT and natural gas-fueled generation peaking units also play a pivotal and increasing role in the ERCOT market by supplementing intermittent renewable generation through their versatile operations. Vistra Energy expects this versatility to increase in value over time as the ERCOT market continues to expand into renewable resources.

•	Vistra Energy’s long-term PPAs with various renewable energy providers deliver electricity when natural conditions make renewable resources available. These resources position Vistra Energy to meet the market’s increasing demand for sustainable, low-carbon power solutions.

In addition, the commodity risk management and asset optimization strategies executed by Vistra Energy’s commercial operation supplement the electricity generated by its fleet with electricity procured in market transactions to ensure that Vistra Energy is supplying its customers with the most cost-effective electricity options.

Competitive scale and highly effective, low-cost support operations.

As an integrated energy company with approximately 13,600 MW of generation capacity and approximately 1.7 million retail electricity customers. Vistra Energy operates with significant scale. This scale enables Vistra Energy to conduct its business with certain operational synergies that are not available to smaller power generation or retail electricity businesses. The benefits of Vistra Energy’s significant scale include improved leverage of its low fixed costs, opportunities to share expertise across the portfolio of assets, enhanced procurement opportunities, development of, and the ability to offer, a wide array of products and services to Vistra Energy’s customers, diversity of cash flows and a breadth of positive relationships with regulatory and governmental authorities. Vistra Energy believes these advantages, combined with a strong balance sheet and strong liquidity profile, enable it to operate with more financial flexibility than its competitors.

Positioned to capture upside in the attractive ERCOT market.

Vistra Energy believes that the location of its business, solely in ERCOT, offers attractive upside opportunities. ERCOT is the only fully deregulated electricity market in the United States in that both the wholesale and retail markets are truly competitive. In addition to having a robust wholesale market, the ERCOT residential retail market does not have regulated providers or a standard offer service, which is unique among competitive retail markets in the United States. Vistra Energy believes its integrated business model uniquely positions it to benefit from this attractive, robust marketplace. The ERCOT market represents approximately 90% of the load in Texas, a state that is the seventh-largest power market in the world, according to the United States Energy Information Administration (EIA), and had a population growth rate of 10.4% between July 2010 and July 2016, more than double the United States population growth rate of 4.5% during the same period, according to the U.S. Census Bureau. ERCOT has shown historically above-average load growth compared to other power markets in the United States, according to the EIA, and ERCOT can be viewed as a “power island” due to its limited import and export capacity, which Vistra Energy believes creates a favorable power supply and demand dynamic. Total ERCOT power demand has grown at a compounded annual growth rate of approximately 1.5% from 2005 through 2015, compared to a range of—0.6% to 0.6% in other United States markets, according to ERCOT and the EIA, respectively.

Vistra Energy considers ERCOT to be one of the most well-developed power markets in the United States, providing a stable regulatory environment and significant price transparency, market liquidity and support to competitive generators and retail electric providers like Vistra Energy. The energy-only wholesale market structure in ERCOT offers a variety of potential revenue streams in addition to energy revenues such as ancillary services and the ORDC, which ERCOT implemented on June 1, 2014. A unique feature of the ERCOT energy market is the system-wide offer cap of $9,000/MWh, which is substantially higher than other markets with capacity markets. While the ERCOT market is currently oversupplied, Vistra Energy expects reserve margins to be forecasted to continue to compress over time due to growing demand, potential generation retirements and limited announced new-build projects, particularly of non-intermittent projects, further tightening the supply and demand balance and creating conditions that may generate increased price volatility and higher wholesale electricity prices. Vistra Energy believes that its existing asset base and integrated business model (including its integrated approach to risk management) will enable it to take advantage of these opportunities in a disciplined manner. See “—The ERCOT Market” below for more information about ERCOT and the ORDC. In addition, in general, Luminant’s generation portfolio (primarily the nuclear, lignite and coal generation facilities) is positioned to increase in value to the extent there is a rebound in forward natural gas prices. Vistra Energy cannot predict, however, whether or not forward natural gas prices will rebound or the timing of any such rebound if it were to occur in the future.

Strong balance sheet and strong liquidity profile.

In connection with Emergence, a substantial amount of the debt of Vistra Energy’s Predecessor was eliminated. As a result, Vistra Energy believes its balance sheet is strong given its low leverage relative to the cash flows generated from its integrated business. Further, Vistra Energy believes that its financial leverage is prudent and, together with its strong cash flow and strong liquidity profile, provides it with significant competitive advantages relative to, and sets it apart from, its competitors, especially those that have much more leverage than it does. Vistra Energy believes that its integrated business model further improves its liquidity profile relative to its non-integrated competitors because such integration reduces its retail operations’ exposure to wholesale electricity price volatility resulting in its retail operations having lower collateral requirements with counterparties and ERCOT. Vistra Energy also believes a strong balance sheet allows it to manage through periods of commodity price volatility that may require incremental liquidity and positions it well to pursue a range of capital deployment strategies, including investing in its current business, funding attractive organic and acquisition-driven growth opportunities and returning capital to its stockholders. Consistent with Vistra Energy’s disciplined capital allocation approval process, Vistra Energy intends to pursue growth opportunities that have compelling economic value in addition to fitting with its business strategy.

Proven, experienced management team.

The members of Vistra Energy’s senior management team have significant industry experience, including experience operating in a competitive retail electricity environment, operating sophisticated power generation facilities, operating a safe and cost-efficient mining organization and managing the risks of competitive wholesale and retail electricity businesses. Vistra Energy believes that its management team’s history of safe and reliable operations in its industry, breadth of positive relationships with regulatory and legislative authorities and commitment to a disciplined and prudent operating cost structure and capital allocation will benefit Vistra Energy’s stakeholders. Moreover, between personal investments in Vistra Energy Common Stock and Vistra Energy’s incentive compensation arrangements, Vistra Energy’s management team has a meaningful stake in Vistra Energy, thereby closely aligning incentives between management and its stockholders.

Vistra Energy’s Business Strategy

Vistra Energy’s business strategy is to deliver long-term stakeholder value through a multi-faceted focus on the following areas:

Integrated business model.

Vistra Energy’s business strategy will be guided by its integrated business model because Vistra Energy believes it is its core competitive advantage and differentiates Vistra Energy from its non-integrated competitors.

Vistra Energy believes its integrated business model creates a unique opportunity because, relative to Vistra Energy’s non-integrated competitors, it insulates Vistra Energy from commodity price movements and provides unique earnings stability. Consequently, Vistra Energy’s integrated business model will be at the core of its business strategy.

Superior customer service.

Through TXU Energy, Vistra Energy serves the retail electricity needs of end-use residential, small business, commercial and industrial electricity customers through multiple sales and marketing channels. In addition to benefitting from Vistra Energy’s integrated business model, Vistra Energy leverages its strong brand, its commitment to a consistent and reliable product offering, the backstop of the electricity generated by Vistra Energy’s generation fleet, its industry leading wholesale commodity risk management operations and exceptional, innovative and dependable customer service to differentiate Vistra Energy’s products and services from its competitors. Vistra Energy strives to be at the forefront of innovation with new offerings and customer experiences to reinforce its value proposition. Vistra Energy maintains a focus on solutions that give its customers choice, convenience and control over how and when they use electricity and related services, including Free Nights and Weekends residential plans, MyEnergy DashboardSM, TXU Energy’s iThermostat product and mobile solutions, the TXU Energy Rewards program, the TXU Energy Green UpSM renewable energy credit program and a diverse set of solar options. Vistra Energy’s focus on superior customer service will guide its efforts to acquire new residential and commercial customers, serve and retain existing customers and maintain valuable sales channels for its electricity generation resources. Vistra Energy believes its strong customer service, innovative products and trusted brand have resulted in Vistra Energy maintaining the highest residential customer retention rate of any Texas retail electric provider in its respective core market.

Excellence in operations while maintaining an efficient cost structure.

Vistra Energy believes that operating its facilities in a safe, reliable, environmentally compliant, and cost-effective and efficient manner is a foundation for delivering long-term stakeholder value. Vistra Energy also believes value increases as a function of making disciplined investments that enable its generation facilities to operate not only effectively and efficiently, but also safely, reliably and in an environmentally compliant manner. Vistra Energy believes that an ongoing focus on operational excellence and safety is a key component to success in a highly competitive environment and is part of the unique value proposition of its integrated model. Additionally, Vistra Energy is committed to optimizing its cost structure and implementing enterprise-wide process and operating improvements without compromising the safety of its communities, customers and employees. In connection with Emergence, in addition to significantly reducing Vistra Energy’s debt levels, Vistra Energy implemented certain cost-reduction actions in order to better align and right-size its cost structure. Vistra Energy believes it has a highly effective and efficient cost structure and that its cost structure supports excellence in its operations.

Integrated hedging and commercial management.

Vistra Energy’s commercial team is focused on managing risk, through opportunistic hedging, and optimizing Vistra Energy’s assets and business positions. Vistra Energy actively manages its exposure to wholesale electricity prices in ERCOT, on an integrated basis, through contracts for physical delivery of electricity, exchange-traded and over-the-counter financial contracts, ERCOT term, day-ahead and real-time market transactions and bilateral contracts with other wholesale market participants, including other power generators and end-user electricity customers. These hedging activities include short-term agreements, long-term electricity sales contracts and forward sales of natural gas through financial instruments. The historically positive correlation between natural gas prices and wholesale electricity prices in ERCOT has provided Vistra Energy an opportunity to manage its exposure to the variability of wholesale electricity prices through natural gas hedging activities. Vistra Energy seeks to hedge near-term cash flow and optimize long term value through hedging and forward sales contracts. Vistra Energy believes its integrated hedging and commercial management strategy, in combination with a strong balance sheet and strong liquidity profile, will provide a long-term advantage through cycles of higher and lower commodity prices.

Disciplined capital allocation.

Like any energy-focused business, Vistra Energy is potentially subject to significant commodity price volatility and capital costs. Accordingly, Vistra Energy’s strategy is to maintain a balance sheet with prudent financial leverage supported by readily accessible, flexible and diverse sources of liquidity. Vistra Energy’s ongoing capital allocation priorities primarily include making necessary capital investments to maintain the safety and reliability of its facilities. Because Vistra Energy believes cost discipline and strong management of its assets and commodity positions are necessary to deliver long-term value to its stakeholders, Vistra Energy generally makes capital allocation decisions that it believes will lead to attractive cash returns on investment.

Growth and enhancement.

Vistra Energy’s growth strategy leverages its core capabilities of multi-channel retail marketing in a large and competitive market, operating large-scale, environmentally sensitive, and diverse assets across a variety of fuel technologies, fuel logistics and management, commodity risk management, cost control, and energy infrastructure investing. Vistra Energy intends to opportunistically evaluate acquisitions of high-quality energy infrastructure assets and businesses that complement these core capabilities and enable Vistra Energy to achieve operational or financial synergies. While Vistra Energy is intent on growing its business and creating value for its stockholders, Vistra Energy is committed to making disciplined investments that are consistent with its focus on maintaining a strong balance sheet and strong liquidity profile. As a result, consistent with Vistra Energy’s disciplined capital allocation approval process, growth opportunities it pursues will need to have compelling economic value in addition to fitting with Vistra Energy’s business strategy.

Corporate responsibility and citizenship.

Vistra Energy is committed to providing safe, reliable, cost-effective and environmentally compliant electricity for the communities and customers it serves. Vistra Energy strives to improve the quality of life in the communities in which it operates. Vistra Energy is also committed to being a good corporate citizen in the communities in which it conducts operations. Vistra Energy and its employees are actively engaged in programs intended to support and strengthen the communities in which Vistra Energy conducts operations. Vistra Energy’s foremost giving initiatives, the United Way and TXU Energy Aid campaigns, have raised more than $30 million in employee and corporate contributions since 2000. Additionally, for more than 30 years, TXU Energy Aid has served as an integral resource for social service agencies that assist families in need, having helped more than 500,000 customers across Texas pay their electricity bills.

The ERCOT Market

ERCOT is an ISO that manages the flow of electricity from approximately 78,000 MW of installed capacity to approximately 24 million Texas customers, representing approximately 90% of the state’s electric load and spanning approximately 75% of its geography, as of December 31, 2017. ERCOT is a highly competitive wholesale electricity market with historically above-average demand growth, limited import and export capacity and increasing wholesale price caps, and is the seventh-largest power market in the world, according to the EIA. Population growth in Texas is currently expanding at well above the national average rate, with a growth rate of 10.4% between July 2010 and July 2016, more than double the United States population growth rate of 4.5% during the same period, according to the U.S. Census Bureau. ERCOT accounts for approximately 32% of the competitively served retail load in the United States and residential consumers in the ERCOT market consume approximately 30% more electricity than the average United States residential consumer according to the EIA. Total ERCOT power demand has grown at a compounded annual growth rate of approximately 1.5% from 2005 through 2015, compared to a range of -0.6% to 0.6% in other United States markets, according to ERCOT and the EIA, respectively. ERCOT was formed in 1970 and became the first ISO in the United States in September 1996. The following map illustrates ERCOT by regions:

As an energy-only market, ERCOT’s market design is distinct from other competitive electricity markets in the United States. Other markets maintain a minimum reserve margin through regulated planning, resource adequacy requirements and/or capacity markets. In contrast, ERCOT’s resource adequacy is predominately dependent on free-market processes and energy-market price signals. On June 1, 2014, ERCOT implemented the ORDC, pursuant to which wholesale electricity prices in the real-time electricity market increase automatically as available operating reserves decrease below defined threshold levels, creating a price adder. When operating reserves drop to 2,000 MW or less, the ORDC automatically adjusts power prices to the established VOLL, which is set at $9,000/MWh. Because ERCOT has limited excess generation capacity to meet high demand days due to its minimal import capacity, and peaking facilities have high operating costs, the marginal price of supply rapidly increases during periods of high demand. Historically, elevated temperatures in the summer months have driven high electricity demand in ERCOT. Many generators benefit from these sporadic periods of “scarcity pricing” in which power prices may increase significantly, up to the current $9,000/MWh price cap.

Transactions in ERCOT take place in two key markets: the day-ahead market and the real-time market. The day-ahead market is a voluntary, forward electricity market conducted the day before each operating day in which generators and purchasers of electricity may bid for one or more hours of electricity supply or consumption. The real-time market is a spot market in which electricity may be sold in five-minute intervals. The day ahead market provides market participants with visibility into where prices are expected to clear, and the prices are not impacted by subsequent events. Conversely, the real-time market exposes purchasers to the risk of transient operational events and price spikes. These two markets allow market participants to manage their risk profile by adjusting their participation in each market. In addition, ERCOT uses ancillary services to maintain system reliability, including regulation service—up, regulation service—down, responsive reserve service and non-spinning reserve service. Regulation service up and down are used to balance the grid in a near-instantaneous fashion when supply and demand fluctuate due to a variety of factors, such as weather, generation outages, renewable production intermittency and transmission outages. Responsive reserves and non-spinning reserves are used by ERCOT when the grid is at, near or recovering from a state of emergency due to inadequate generation. Because ERCOT has one of the highest concentrations of wind capacity generation among United

States markets, the ERCOT market is more susceptible to fluctuations in wholesale electricity supply due to intermittent wind production, making ERCOT more vulnerable to periods of generation scarcity.

Seasonality

The demand for and market prices of electricity and natural gas are affected by weather. As a result, Vistra Energy’s operating results may fluctuate on a seasonal basis, and more severe weather conditions such as heat waves or extreme winter weather may make such fluctuations more pronounced. The pattern of this fluctuation may change depending on, among other things, the retail load served and the terms of contracts to purchase or sell electricity.

Competition

Competition in ERCOT, as in other electricity markets, is impacted by electricity and fuel prices, congestion along the power grid, subsidies provided by state and federal governments for new generation facilities, new market entrants, construction of new generating assets, technological advances in power generation, the actions of environmental and other regulatory authorities and other factors. Vistra Energy primarily competes with other electricity generators and retailers based on its ability to generate electric supply, and market and sell electricity, at competitive prices and to efficiently utilize transportation from third-party pipelines and transmission from electric utilities and ISOs to deliver electricity to end-users. Competitors in the generation and retail power markets in which Vistra Energy participates include regulated utilities, industrial companies, non-utility generators, competitive subsidiaries of regulated utilities, IPPs, REPs and other energy marketers. See “Risk Factors—Risks Related to Vistra Energy” beginning on page 40 for additional information concerning the risks faced with respect to the competitive energy markets in which Vistra Energy operates.

Brand Value

Vistra Energy’s TXU EnergyTM brand, which has been used to sell electricity to customers in the competitive retail electricity market in Texas for approximately 16 years, is registered and protected by trademark law and is the only material intellectual property asset that Vistra Energy owns. As of September 30, 2017, Vistra Energy has reflected an intangible asset on its balance sheet for the TXU EnergyTM brand of approximately $1.2 billion.

Legal Proceedings

Set out below is a summary of the various material legal and administrative proceedings currently pending against Vistra Energy. Vistra Energy is also involved in various legal and administrative proceedings in the normal course of business, the ultimate resolutions of which, in the opinion of management, are not anticipated to have a material effect on Vistra Energy’s results of operations, liquidity or financial condition.

Litigation

Litigation Related to EPA Reviews—In June 2008, the EPA issued an initial request for information to Luminant under the EPA’s authority under Section 114 of the CAA. The stated purpose of the request is to obtain information necessary to determine compliance with the CAA, including New Source Review standards and air permits issued by the TCEQ for the Big Brown, Monticello and Martin Lake generation facilities. In April 2013, Luminant received an additional information request from the EPA under Section 114 related to Vistra Energy’s Big Brown, Martin Lake and Monticello facilities as well as an initial information request related to Vistra Energy’s Sandow 4 generation facility.

In July 2012, the EPA sent Luminant a notice of violation alleging noncompliance with the CAA’s New Source Review standards and the air permits at Vistra Energy’s Martin Lake and Big Brown generation facilities. In August 2013, the DOJ, acting as the attorneys for the EPA, filed a civil enforcement lawsuit against Luminant in federal district court in Dallas, alleging violations of the CAA, including its New Source Review standards, at Vistra Energy’s Big Brown and Martin Lake generation facilities. In August 2015, the district court granted Luminant’s motion to dismiss seven of the nine claims asserted by the EPA in the lawsuit. In August 2016, the EPA filed an amended complaint, eliminating one of the two remaining claims and withdrawing with prejudice a request for civil penalties in the other remaining claim. The EPA also filed a motion for entry of final judgment so that it could seek to appeal the district court’s dismissal decision. In September 2016, Luminant filed a response opposing the EPA’s motion for entry of final judgment. In October 2016, the district court denied the EPA’s motion for entry of final judgment and agreed that the remaining claim must be fully adjudicated at the district court or withdrawn with prejudice before the EPA may appeal the dismissal decision.

In January 2017, the EPA dismissed its two remaining claims with prejudice and the district court entered final judgment in Vistra Energy’s favor. In March 2017, the EPA and the Sierra Club appealed the final judgment to the U.S. Court of Appeals for the Fifth Circuit (Fifth Circuit Court) and Luminant filed a motion in the district court to recover its attorney fees and costs. In April 2017, the district court stayed its consideration of Luminant’s motion for attorney fees. In June 2017, the EPA and the Sierra Club filed their opening briefs in the Fifth Circuit Court. Luminant filed its response brief in August 2017. In September 2017, the EPA and the Sierra Club filed their reply briefs. The case has been tentatively set for oral argument in March 2018. Vistra Energy believes that it has complied with all requirements of the CAA and intends to vigorously defend against the remaining allegations. The lawsuit requests the maximum civil penalties available under the CAA to the government of up to $32,500 to $37,500 per day for each alleged violation, depending on the date of the alleged violation, and injunctive relief, including an order requiring the installation of best available control technology at the affected units. An adverse outcome could require substantial capital expenditures that cannot be determined at this time or retirement of the plants at issue and could possibly require the payment of substantial penalties. Vistra Energy cannot predict the outcome of these proceedings, including the financial effects, if any.

Greenhouse Gas Emissions

In August 2015, the EPA finalized rules to address GHG emissions from new, modified and reconstructed and existing electricity generation units, referred to as the Clean Power Plan. The rule for existing facilities would establish state-specific emissions rate goals to reduce nationwide CO2 emissions related to affected units by over 30% from 2012 emission levels by 2030. A number of parties, including Luminant, filed petitions for review in the IT Court of Appeals for the District of Columbia Circuit (D.C. Circuit Court) for the rule for new, modified and reconstructed plants. In addition, a number of petitions for review of the rule for existing plants were filed in the D.C. Circuit Court by various parties and groups, including challenges from twenty-seven different states opposed to the rule as well as those from, among others, certain power generating companies, various business groups and some labor unions. Luminant also filed its own petition for review. In January 2016, a coalition of states, industry (including Luminant) and other parties filed applications with the U.S. Supreme Court (Supreme Court) asking that the Supreme Court stay the rule while the D.C. Circuit Court reviews the legality of the rule for existing plants. In February 2016, the Supreme Court stayed the rule pending the conclusion of legal challenges on the rule before the D.C. Circuit Court and until the Supreme Court disposes of any subsequent petition for review. Oral argument on the merits of the legal challenges to the rule were heard in September 2016 before the entire D.C. Circuit Court.

In March 2017, President Trump issued an Executive Order entitled Promoting Energy Independence and Economic Growth (Order). The Order covers a number of matters, including the Clean Power Plan. Among other provisions, the Order directs the EPA to review the Clean Power Plan and, if appropriate, suspend, revise or rescind the rules on existing and new, modified and reconstructed generating units. In April 2017, in accordance with the Order, the EPA published its intent to review the Clean Power Plan. In addition, the DOJ has filed motions seeking to abate those cases until the EPA concludes its review of the rules, including any new rulemaking that results from that review. In April 2017, the D.C. Circuit Court issued orders holding the cases in abeyance for 60 days and directing the EPA to provide status reports at 30-day intervals. The D.C. Circuit Court further ordered that all parties file supplemental briefs in May 2017 on whether the cases should be remanded to the EPA rather than held in abeyance. The 60-day abeyance expired in January 2018, and the D.C. Circuit Court has yet to take further action. In October 2017, the EPA issued a proposed rule that would rescind the Clean Power Plan. The proposed repeal focuses on what the EPA believes to be the unlawful nature of the Clean Power Plan and asks for public comment on the EPA’s interpretations of its authority under the CAA. Vistra Energy currently plans to submit comments in response to the proposed repeal by April 2018. While Vistra Energy cannot predict the outcome of these rulemakings and related legal proceedings, or estimate a range of reasonably probable costs, if the rules are ultimately implemented or upheld as they were issued, they could have a material impact on Vistra Energy’s results of operations, liquidity or financial condition.

Cross-State Air Pollution Rule (CSAPR)

In July 2011, the EPA issued the CSAPR, compliance with which would have required significant additional reductions of sulfur dioxide (SO2) and nitrogen oxide (NOx) emissions from Vistra Energy’s fossil fueled generation units. In February 2012, the EPA released a final rule (Final Revisions) and a proposed rule revising certain aspects of the CSAPR, including increases in the emissions budgets for Texas and Vistra Energy’s generation assets as compared to the July 2011 version of the rule. In June 2012, the EPA finalized the proposed rule (Second Revised Rule).

The CSAPR became effective January 1, 2015. In July 2015, following a remand of the case from the Supreme Court to consider further legal challenges, the D.C. Circuit Court unanimously ruled in favor of Luminant and other petitioners, holding that the CSAPR emissions budgets overcontrolled Texas and other states. The D.C. Circuit Court remanded those states’ budgets to the EPA for prompt reconsideration. While Luminant planned to participate in the EPA’s reconsideration process to develop increased budgets for the 1997 ozone standard that do not over-control Texas, the EPA instead responded to the remand by proposing a new rulemaking that created new NOX ozone season budgets for the 2008 ozone standard without addressing the over-controlling budgets for the 1997 standard. Comments on the EPA’s proposal were submitted by Luminant in February 2016. In August 2016, the EPA disapproved Texas’s 2008 ozone State Implementation Plan (SIP) submittal and imposed a Federal Implementation Plan (FIP) in its place in October 2016. Texas filed a petition in the Fifth Circuit Court challenging the SIP disapproval and Luminant intervened in support of Texas’s challenge. The parties moved to stay the case and the Fifth Circuit Court responded by dismissing the petition with the right to reinstate as provided in the Fifth Circuit Court’s rules. The State of Texas and Luminant have also both filed challenges in the D.C. Circuit Court challenging the EPA’s FIP and those cases are currently pending before that court. With respect to Texas’s SO2 emission budgets, in June 2016, the EPA issued a memorandum describing the EPA’s proposed approach for responding to the D.C. Circuit Court’s remand for reconsideration of the CSAPR SO2 emission budgets for Texas and three other states that had been remanded to the EPA by the D.C. Circuit Court. In the memorandum, the EPA stated that those four states could either voluntarily participate in the CSAPR by submitting a SIP revision adopting the SO2 budgets that had been previously held invalid by the D.C. Circuit Court and the current annual NOX budgets or, if the state chooses not to participate in the CSAPR, the EPA could withdraw the CSAPR FIP by the fall of 2016 for those states and address any interstate transport and regional haze obligations on a state-by-state basis. Texas has not indicated that it intends to adopt the over-controlling budgets and, in November 2016, the EPA proposed to withdraw the CSAPR FIP for Texas. In September 2017, the EPA finalized its proposal to remove Texas from the annual CSAPR programs. The Sierra Club and the National Parks Conservation Association filed a petition for review in the D.C. Circuit Court challenging that final rule. Luminant has filed a motion to intervene in support of the EPA. As a result of the EPA’s action, Texas electric generating units are no longer subject to the CSAPR annual SO2 and NOX limits, but remain subject to the CSAPR’s ozone season NOX requirements. While Vistra Energy cannot predict the outcome of future proceedings related to the CSAPR, including the EPA’s recent actions concerning the CSAPR annual emissions budgets for affected states and participating in the CSAPR program, based upon Vistra Energy’s current operating plans Vistra Energy does not believe that the CSAPR itself will cause any material operational, financial or compliance issues to Vistra Energy’s business or require Vistra Energy to incur any material compliance costs.

Regional Haze—Reasonable Progress and Long-Term Strategies

The Regional Haze Program of the CAA establishes “as a national goal the prevention of any future, and the remedying of any existing, impairment of visibility in mandatory Class I federal areas, like national parks, which impairment results from man-made pollution.” There are two components to the Regional Haze Program. First, states must establish goals for reasonable progress for Class I federal areas within the state and establish long-term strategies to reach those goals and to assist Class I federal areas in neighboring states to achieve reasonable progress set by those states towards a goal of natural visibility by 2064. In February 2009, the TCEQ submitted a SIP concerning regional haze (Regional Haze SIP) to the EPA. In December 2011, the EPA proposed a limited disapproval of the Regional Haze SIP due to its reliance on the Clean Air Interstate Rule (CAIR) instead of the EPA’s replacement CSAPR program that the EPA proposed in July 2011. The EPA finalized the limited disapproval in June 2012. In August 2012, Luminant filed a petition for review in the Fifth Circuit Court challenging the EPA’s limited disapproval of the Regional Haze SIP on the grounds that the CAIR continued in effect pending the D.C. Circuit Court’s decision in the CSAPR litigation. In September 2012, Luminant filed a petition to intervene in a case filed by industry groups and other states and private parties in the D.C. Circuit Court challenging the EPA’s limited disapproval and issuance of a FIP regarding the regional haze best available retrofit technology (BART) program. The Fifth Circuit Court case has since been transferred to the D.C. Circuit Court and consolidated with other pending BART program regional haze appeals. Briefing in the D.C. Circuit Court was completed in March 2017.

In June 2014, the EPA issued requests for information under Section 114 of the CAA to Luminant and other generators in Texas related to the reasonable progress program. After releasing a proposed rule in November 2014 and receiving comments from a number of parties, including Luminant and the State of Texas in April 2015, the EPA issued a final rule in January 2016 approving in part and disapproving in part Texas’ SIP for Regional Haze and issuing a FIP for Regional Haze. In the rule, the EPA asserts that the Texas SIP does not show reasonable progress in improving visibility for two areas in Texas and that its long-term strategy fails to make emission reductions needed to achieve reasonable progress in improving visibility in the Wichita Mountains of Oklahoma. The EPA’s emission limits in the FIP assume additional control equipment for specific lignite/coal-fueled generation units across Texas, including new flue gas desulfurization systems (scrubbers) at seven electricity generating units and upgrades to existing scrubbers at seven generation units. Specifically, for Luminant, the EPA’s FIP is based on new scrubbers at Big Brown Units 1 and 2 and Monticello Units 1 and 2 and scrubber upgrades at Martin Lake Units 1, 2 and 3, Monticello Unit 3 and Sandow Unit 4. Under the terms of the rule, subject to the legal proceedings described in the following paragraph, the scrubber upgrades would be required by February 2019, and the new scrubbers would be required by February 2021.

In March 2016, Luminant and a number of other parties, including the State of Texas, filed petitions for review in the Fifth Circuit Court challenging the FIP’s Texas requirements. Luminant and other parties also filed motions to stay the FIP while the court reviews the legality of the EPA’s action. In July 2016, the Fifth Circuit Court denied the EPA’s motion to dismiss Luminant’s challenge to the FIP and denied the EPA’s motion to transfer the challenges Luminant, the other industry petitioners and the State of Texas filed to the D.C. Circuit Court. In addition, the Fifth Circuit Court granted the motions to stay filed by Luminant, the other industry petitioners and the State of Texas pending final review of the petitions for review. The case was abated until the end of November 2016 in order to allow the parties to pursue settlement discussions. Settlement discussions were unsuccessful, and in December 2016 the EPA filed a motion seeking a voluntary remand of the rule back to the EPA for further consideration of Luminant’s pending request for administrative reconsideration. Luminant and some of the other petitioners filed a response opposing the EPA’s motion to remand and filed a cross motion for vacatur of the rule in December 2016. In March 2017, the Fifth Circuit Court remanded the rule back to the EPA for reconsideration in light of the Court’s prior determination that Vistra Energy and the other petitioners demonstrated a substantial likelihood that the EPA exceeded its statutory authority and acted arbitrarily and capriciously, but the Court denied all of the other pending motions. The stay of the rule (and the emission control requirements) remains in effect. In addition, the Fifth Circuit Court denied the EPA’s motion to lift the stay as to parts of the rule implicated in the EPA’s subsequent BART proposal and the Court is retaining jurisdiction of the case and requiring the EPA to file status reports on its reconsideration every 60 days. While Vistra Energy cannot predict the outcome of the rulemaking and legal proceedings, or estimate a range of reasonably possible costs, the result may have a material impact on Vistra Energy’s results of operations, liquidity or financial condition.

Regional Haze—Best Available Retrofit Technology

The second part of the Regional Haze Program subjects certain electricity generation units built between 1962 and 1977, to BART standards designed to improve visibility if such units cause or contribute to impairment of visibility in a federal class I area. BART reductions of SO2 and NOX are required either on a unit-by-unit basis or are deemed satisfied by state participation in an EPA-approved regional trading program such as the CSAPR or other approved alternative program. In response to a lawsuit by environmental groups, the D.C. Circuit Court issued a consent decree in March 2012 that required the EPA to propose a decision on the Regional Haze SIP by May 2012 and finalize that decision by November 2012. The consent decree requires a FIP for any provisions that the EPA disapproves. The D.C. Circuit Court has amended the consent decree several times to extend the dates for the EPA to propose and finalize a decision on the Regional Haze SIP. The consent decree was modified in December 2015 to extend the deadline for the EPA to finalize action on the determination and adoption of requirements for BART for electricity generation. Under the amended consent decree, the EPA had until December 2016 to propose, and had until September 2017 to finalize, either approval of the state plan or a FIP for BART for Texas electricity generation sources if the EPA determines that BART requirements have not been met. The EPA issued a proposed BART FIP for Texas in January 2017. The EPA’s proposed emission limits assume additional control equipment for specific lignite/coal-fueled generation units across Texas, including new flue gas desulfurization systems (scrubbers) at 12 electric generation units and upgrades to existing scrubbers at four electric generation units. Specifically, for Luminant, the EPA’s proposed emission limitations were based on new scrubbers at Big Brown Units 1 and 2 and Monticello Units 1 and 2 and scrubber upgrades at Martin Lake Units 1, 2 and 3 and Monticello Unit 3. Luminant evaluated the requirements and potential financial and operational impacts of the proposed rule, but new scrubbers at the Big Brown and Monticello units necessary to achieve the emission limits required by the FIP (if those limits are possible to attain), along with the existence of low wholesale power prices in ERCOT, would challenge the long-term economic viability of those units. Under the terms of the proposed rule, the scrubber upgrades would have been required within three years of the effective date of the final rule and the new scrubbers will be required within five years of the effective date of the final rule. Vistra Energy submitted comments on the proposed FIP in May 2017.

The EPA signed the final BART FIP for Texas in September 2017. The rule is a partial approval of Texas’s 2009 SIP and a partial FIP. In response to comments on the proposed rule submitted to the EPA, for SO2, the rule creates an intrastate Texas emission allowance trading program as a “BART alternative” that operates in a similar fashion to a CSAPR trading program. The program includes 39 generating units, including Vistra Energy’s Martin Lake, Big Brown, Monticello, Sandow 4, Stryker 2 and Graham 2 plants. Of the 39 units, 30 are BART-eligible, three are co-located with a BART-eligible unit and six units are included in the program based on a visibility impacts analysis by the EPA. The 39 units represent 89% of SO2 emissions from Texas electric generating units in 2016 and 85% of all CSAPR SO2 allowance allocations for Texas existing electric generating units. The compliance obligations in the program will start on January 1, 2019. The identified units will receive an annual allowance allocation that is equal to their current annual CSAPR SO2 allocation. Luminant’s units covered by the program are allocated 91,222 allowances annually. Under the rule, a unit that is listed that does not operate for two consecutive years starting after 2018 would no longer receive allowances after the fifth year of non-operation. While Vistra Energy is still analyzing the rule, Vistra Energy believes the recent retirement announcement for Vistra Energy’s Monticello, Big Brown and Sandow 4 plants will enhance Vistra Energy’s ability to comply with this BART rule for SO2. For NOX, the rule adopts the CSAPR’s ozone program as BART and for particulate matter, the rule approves Texas’s SIP that determines that no electric generating units are subject to particulate matter BART. The National Parks Conservation Association, the Sierra Club and the Environmental Defense Fund filed a petition challenging the rule in the Fifth Circuit Court. Luminant has intervened on behalf of the EPA in that action. While Vistra Energy cannot predict the outcome of the rulemaking and potential legal proceedings, Vistra Energy believes the rule, if ultimately implemented or upheld as issued, will not have a material impact on Vistra Energy’s results of operation, liquidity or financial condition.

Intersection of the CSAPR and Regional Haze Programs

Historically the EPA has considered compliance with a regional trading program, such as the CSAPR, as satisfying a state’s obligations under the BART portion of the Regional Haze Program. However, in the reasonable progress FIP, the EPA diverged from this approach and did not treat Texas’ compliance with the CSAPR as satisfying its obligations under the BART portion of the Regional Haze Program. The EPA concluded that it would not be appropriate to finalize that determination given the remand of the CSAPR budgets. As described above, the EPA has now removed Texas from the annual CSAPR trading programs and has issued a final BART FIP for Texas.

Affirmative Defenses During Malfunctions

In February 2013, in response to a petition for rulemaking filed by the Sierra Club, the EPA proposed a rule requiring certain states to replace SIP exemptions for excess emissions during malfunctions with an affirmative defense. Texas was not included in that original proposal since it already had an EPA-approved affirmative defense provision in its SIP that was found to be lawful by the Fifth Circuit Court in 2013. In 2014, as a result of a D.C. Circuit Court decision striking down an affirmative defense in another EPA rule, the EPA revised its 2013 proposal to extend the EPA’s proposed findings of inadequacy to states that have affirmative defense provisions, including Texas. The EPA’s revised proposal would require Texas to remove or replace its EPA-approved affirmative defense provisions for excess emissions during startup, shutdown and maintenance events. In May 2015, the EPA finalized the proposal. In June 2015, Luminant filed a petition for review in the Fifth Circuit Court challenging certain aspects of the EPA’s final rule as they apply to the Texas SIP. The State of Texas and other parties have also filed similar petitions in the Fifth Circuit Court. In August 2015, the Fifth Circuit Court transferred the petitions that Luminant and other parties filed to the D.C. Circuit Court, and in October 2015 the petitions were consolidated with the pending petitions challenging the EPA’s action in the D.C. Circuit Court. Briefing in the D.C. Circuit Court on the challenges was completed in October 2016 and oral argument was originally set for May 2017. However, in April 2017, the court granted the EPA’s motion to continue oral argument and ordered that the case be held in abeyance with the EPA to provide status reports to the court on the EPA’s review of the action at 90-day intervals. Vistra Energy cannot predict the timing or outcome of this proceeding, or estimate a range of reasonably possible costs, but implementation of the rule as finalized may have a material impact on Vistra Energy’s results of operations, liquidity or financial condition.

SO2 Designations for Texas

In February 2016, the EPA notified Texas of the EPA’s preliminary intention to designate nonattainment areas for counties surrounding Vistra Energy’s Big Brown, Monticello and Martin Lake generation plants based on modeling data submitted to the EPA by the Sierra Club. Such designation would potentially require the implementation of various controls or other requirements to demonstrate attainment. Luminant submitted comments challenging the use of modeling data rather than data from actual air quality monitoring equipment. In November 2016, the EPA finalized its proposed designations for Texas including finalizing the nonattainment designations for the areas referenced above. In doing so, the EPA ignored contradictory modeling that Vistra Energy submitted with its comments. The final designation mandates would be for Texas to begin the multi-year process to evaluate what potential emission controls or operational changes, if any, may be necessary to demonstrate attainment. In February 2017, the State of Texas and Luminant filed challenges to the nonattainment designations in the Fifth Circuit Court and protective petitions in the D.C. Circuit Court. In March 2017, the EPA filed a motion to transfer or dismiss Vistra Energy’s Fifth Circuit Court petition, and the State of Texas and Luminant filed an opposition to that motion. Briefing on that motion in the Fifth Circuit Court was completed in May 2017, and the Fifth Circuit Court held oral argument on that motion in July 2017. In August 2017, the Fifth Circuit Court denied the EPA’s motion to transfer Vistra Energy’s challenge to the D.C. Circuit Court. In October 2017, the Fifth Circuit Court granted the EPA’s motion to hold the case in abeyance in light of the EPA’s representation that it was considering granting Luminant’s request that the EPA reconsider the rule. In addition, with respect to Monticello and Big Brown, the retirement of those plants should favorably impact Vistra

Energy’s legal challenge to the nonattainment designations in that the nonattainment designation for Freestone County and Titus County are based solely on the Sierra Club modeling of alleged SO2 emissions from Big Brown and Monticello. Vistra Energy disputes the Sierra Club’s modeling. Regardless, considering these retirement announcements, the nonattainment designation for those counties are no longer supported. While Vistra Energy cannot predict the outcome of this matter, or estimate a range of reasonably possible costs, the result may have a material impact on Vistra Energy’s results of operations, liquidity or financial condition.

Accounting

There are not and have not been any changes in or disagreements between Vistra Energy and its accountants on any matter of accounting principles, practices or financial statement disclosure.

Quantitative and Qualitative Disclosures About Market Risk

[Intentionally Omitted]

Management’s Discussion and Analysis of Financial Condition and Results of Operations

[Intentionally Omitted]

COMPENSATION DISCUSSION & ANALYSIS

[Intentionally Omitted]

Employment Agreements

Each of Mr. Morgan, Mr. Burke, Ms. Kirby and Ms. Graziano entered into an employment agreement with Vistra Energy, effective as of October 4, 2016 and Mr. Holden entered into an employment agreement with Vistra Energy, effective as of December 5, 2016. The following is a summary of the material terms of each such employment agreement, along with certain related compensation arrangements for each such executive officer.

Each Named Executive Officer’s employment agreement includes customary non-compete and non-solicitation provisions that generally restrict the Named Executive Officer’s ability to compete with Vistra Energy or solicit Vistra Energy’s customers or employees for his or her own personal benefit during the term of the employment agreement and 24 months after the employment agreement expires or is terminated.

Mr. Morgan’s Employment Agreement

Mr. Morgan’s employment agreement with Vistra Energy (the “Morgan Agreement”) has an initial term that ends on October 4, 2019, and thereafter, the Morgan Agreement provides for automatic one-year extensions, unless either Vistra Energy or Mr. Morgan gives 60 days’ prior written notice electing not to extend the Morgan Agreement. Pursuant to the Morgan Agreement, Mr. Morgan will receive a base salary of no less than $950,000 per year, which may be increased (but not decreased) at the sole discretion of the Vistra Energy Board. Mr. Morgan also will have the opportunity to earn an annual cash bonus (“Annual Bonus”) based upon the achievement of performance metrics approved by the Vistra Energy Board and subject to the Vistra Energy Board’s full discretion. Mr. Morgan’s target Annual Bonus opportunity is 100% of his base salary (“Target Bonus”), and his maximum Annual Bonus opportunity is 200% of the Target Bonus.

The Morgan Agreement provides for annual equity awards, with the amount and form of each such equity award to be determined by the Vistra Energy Board. All of the equity awards will be subject to the terms of the 2016 Incentive Plan. In addition to providing Mr. Morgan with equity compensation, the Morgan Agreement required Mr. Morgan to make a cash equity investment in Vistra Energy Common Stock equal to $1,250,000, with the timing to be determined in good faith by the Vistra Energy Board and Mr. Morgan, and such obligation has been fulfilled.

The Morgan Agreement also entitles Mr. Morgan to participate in the benefit plans and programs, and receive such perquisites, in each case, as are provided by Vistra Energy from time to time to its senior executives generally, subject to the terms of such plans and programs and commensurate with Mr. Morgan’s position. Additionally, Mr. Morgan is entitled to receive up to $15,000 per year towards his tax and financial planning.

Upon any termination of employment with Vistra Energy, Mr. Morgan will be entitled to (a) his accrued but unpaid base salary and any accrued but unused vacation as of the termination date, (b) any unreimbursed business expenses incurred through the termination date, and (c) any payments and benefits to which he may be entitled under any benefit plans, programs, or arrangements (collectively, “Accrued Obligations”).

If Mr. Morgan’s employment with Vistra Energy is terminated by Vistra Energy without Cause (as defined in the Morgan Agreement) (and other than due to his death or disability), by Mr. Morgan for Good Reason (as defined in the Morgan Agreement) or due to Vistra Energy’s non-renewal of the employment term, then in addition to the Accrued Obligations and subject to Mr. Morgan’s execution and non-revocation of a general release of claims within the 60 days following his employment termination date, Mr. Morgan will be entitled to (a) an aggregate amount equal to two times the sum of (i) his base salary plus (ii) (x) the Target Bonus, if such termination occurs prior to October 4, 2018, or (y) the prior year’s Annual Bonus, if such termination occurs on or after October 4, 2018, with such amount payable in 24 equal installments following the termination in accordance with Vistra Energy’s normal payroll practices; (b) a pro-rated Annual Bonus in respect of the fiscal year of termination equal to the product of (i) the amount of the Annual Bonus that would have been payable to him had his employment not so terminated, based on actual performance measured through the fiscal year of termination, and (ii) a fraction, the numerator of which is the number of days elapsed in Vistra Energy’s fiscal year in which the termination occurs through such termination and the denominator of which is the number of days in such fiscal year (“Pro-Rated Bonus”); (c) any accrued but unpaid Annual Bonus in respect of the fiscal year prior to the fiscal year of termination (“Unpaid Annual Bonus”); (d) up to 24 months of continued health insurance benefits under the terms of the applicable Vistra Energy benefit plans, subject to his payment of the employee-portion of the benefit premiums and terminable upon his eligibility for comparable coverage under another employer’s benefit plans (with Vistra Energy having the alternative to pay the employer-portion of the COBRA continuation coverage premiums instead of providing coverage under its plans under certain circumstances) (“Health Benefits”); and (e) accelerated vesting of the portion of Mr. Morgan’s outstanding equity awards that would have vested in the 12 months following termination had he remained employed (with fully vested options to remain exercisable for 90 days following termination or, if Mr. Morgan is subject to Section 16 of the Exchange Act as of the date of his termination, 180 days following termination (or until the option’s regular expiration date, if shorter)).

If Mr. Morgan’s employment is terminated within the 18-month period following a change of control of Vistra Energy, then in addition to the Accrued Obligations and subject to his execution and non-revocation of a general release of claims within the 60 days following his employment termination date, Mr. Morgan will be entitled to (a) an aggregate amount equal to 2.99 times the sum of (i) his base salary plus (ii) the Target Bonus, with such amount payable in a lump sum; (b) a pro-rated Annual Bonus in respect of the fiscal year of termination equal to the product of (i) the Target Bonus and (ii) a fraction, the numerator of which is the number of days elapsed in Vistra Energy’s fiscal year in which the termination occurs through such termination and the denominator of which is the number of days in such fiscal year; (c) any Unpaid Annual Bonus; (d) up to 24 months of the Health Benefits; and (e) accelerated vesting of all of Mr. Morgan’s equity awards that were outstanding as of the change of control.

If Mr. Morgan’s employment with Vistra Energy is terminated due to his death or disability, then in addition to the Accrued Obligations, Mr. Morgan will be entitled to (a) the Pro-Rated Bonus; (b) any Unpaid Annual Bonus; and (c) accelerated vesting of the portion of Mr. Morgan’s outstanding equity awards that would have vested in the 12 months following termination had he remained employed (with fully vested options to remain exercisable for one year following termination (or until the option’s regular expiration date, if shorter)).

The Morgan Agreement subjects Mr. Morgan to perpetual confidentiality, assignment of inventions and non-disparagement provisions, as well as non-competition and non-solicitation provisions that apply during his employment and for the 24-month period thereafter.

Mr. Burke’s Employment Agreement

Mr. Burke’s employment agreement with Vistra Energy (the “Burke Agreement”) has an initial term that ends on October 4, 2019, and thereafter, the Burke Agreement provides for automatic one-year extensions, unless either Vistra Energy or Mr. Burke gives 60 days’ prior written notice electing not to extend the Burke Agreement. Pursuant to the Burke Agreement, Mr. Burke will receive a base salary of no less than $750,000 per year, which may be increased (but not decreased) at the sole discretion of the Vistra Energy Board. Mr. Burke also will have the opportunity to earn an Annual Bonus based upon the achievement of performance metrics approved by the Vistra Energy Board and subject to the Vistra Energy Board’s full discretion. Mr. Burke’s target Annual Bonus opportunity is 90% of his base salary (the “Burke Target Bonus”), and his maximum Annual Bonus opportunity is 200% of the Burke Target Bonus.

The Burke Agreement provides for annual equity awards, with the amount and form of each such equity award to be determined by the Vistra Energy Board. All of the equity awards will be subject to the terms of the 2016 Incentive Plan.

The Burke Agreement also entitles Mr. Burke to participate in the benefit plans and programs, and receive such perquisites, in each case, as are provided by Vistra Energy from time to time to its senior executives generally, subject to the terms of such plans and programs and commensurate with Mr. Burke’s position. Additionally, Mr. Burke is entitled to receive up to $15,000 per year towards his tax and financial planning.

Upon any termination of employment with Vistra Energy, Mr. Burke will be entitled to the Accrued Obligations.

If Mr. Burke’s employment with Vistra Energy is terminated by Vistra Energy without Cause (as defined in the Burke Agreement) (and other than due to his death or disability), by Mr. Burke for Good Reason (as defined in the Burke Agreement) or due to Vistra Energy’s non-renewal of the employment term, then in addition to the Accrued Obligations and subject to Mr. Burke’s execution and non-revocation of a general release of claims within the 60 days following his employment termination date, Mr. Burke will be entitled to (a) an aggregate amount equal to two times the sum of (i) his base salary plus (ii) (x) the Burke Target Bonus, if such termination occurs prior to October 4, 2018, or (y) the prior year’s Annual Bonus, if such termination occurs on or after October 4, 2018, with such amount payable in 24 equal installments following the termination in accordance with Vistra Energy’s normal payroll practices; (b) a pro-rated Annual Bonus in respect of the fiscal year of termination equal to the product of (i) the amount of the Annual Bonus that would have been payable to him had his employment not so terminated, based on actual performance measured through the fiscal year of termination, and (ii) the Pro-Rated Bonus; (c) any Unpaid Annual Bonus; (d) up to 24 months of continued the Health Benefits; and (e) accelerated vesting of the portion of Mr. Burke’s outstanding equity awards that would have vested in the 12 months following termination had he remained employed (with fully vested options to remain exercisable for 90 days following termination or, if Mr. Burke is subject to Section 16 of the Exchange Act as of the date of his termination, 180 days following termination (or until the option’s regular expiration date, if shorter)).

If Mr. Burke’s employment is terminated within the 18-month period following a change of control of Vistra Energy, then in addition to the Accrued Obligations and subject to his execution and non-revocation of a general release of claims within the 60 days following his employment termination date, Mr. Burke will be entitled to (a) an aggregate amount equal to 2.99 times the sum of (i) his base salary plus (ii) the Burke Target Bonus, with such amount payable in a lump sum; (b) a pro-rated Annual Bonus in respect of the fiscal year of termination equal to the product of (i) the Burke Target Bonus and (ii) a fraction, the numerator of which is the number of days elapsed in Vistra Energy’s fiscal year in which the termination occurs through such termination and the denominator of which is the number of days in such fiscal year; (c) any Unpaid Annual Bonus; (d) up to 24 months of the Health Benefits; and (e) accelerated vesting of all of Mr. Burke’s equity awards that were outstanding as of the change of control. If Mr. Burke’s employment with Vistra Energy is terminated due to his death or disability, then in addition to the Accrued Obligations, Mr. Burke will be entitled to (a) the Pro-Rated Bonus; (b) any Unpaid Annual Bonus; and (c) accelerated vesting of the portion of Mr. Burke’s outstanding equity awards that would have vested in the 12 months following termination had he remained employed (with fully vested options to remain exercisable for one year following termination (or until the option’s regular expiration date, if shorter)).

The Burke Agreement subjects Mr. Burke to perpetual confidentiality, assignment of inventions and non-disparagement provisions, as well as non-competition and non-solicitation provisions that apply during his employment and for the 24-month period thereafter.

Mr. Holden’s Employment Agreement

Mr. Holden’s employment agreement with Vistra Energy (the “Holden Agreement”) has an initial term that ends on December 5, 2019, and thereafter, the Holden Agreement provides for automatic one-year extensions, unless either Vistra Energy or Mr. Holden gives 60 days’ prior written notice electing not to extend the Holden Agreement. Pursuant to the Holden Agreement, Mr. Holden will receive a base salary of no less than $590,000 per year, which may be increased (but not decreased) at the sole discretion of the Vistra Energy Board. Mr. Holden also will have the opportunity to earn an Annual Bonus based upon the achievement of performance metrics approved by the Vistra Energy Board and subject to the Vistra Energy Board’s full discretion. Mr. Holden’s target Annual Bonus opportunity is 90% of his base salary (the “Holden Target Bonus”), and his maximum Annual Bonus opportunity is 200% of the Holden Target Bonus.

The Holden Agreement provides for annual equity awards, with the amount and form of each such equity award to be determined by the Vistra Energy Board. All of the equity awards will be subject to the terms of the 2016 Incentive Plan.

The Holden Agreement also entitles Mr. Holden to participate in the benefit plans and programs, and receive such perquisites, in each case, as are provided by Vistra Energy from time to time to its senior executives generally, subject to the terms of such plans and programs and commensurate with Mr. Holden’s position. Additionally, Mr. Holden is entitled to receive up to $15,000 per year towards his tax and financial planning.

Upon any termination of employment with Vistra Energy, Mr. Holden will be entitled to the Accrued Obligations.

If Mr. Holden’s employment with Vistra Energy is terminated by Vistra Energy without Cause (as defined in the Holden Agreement) (and other than due to his death or disability), by Mr. Holden for Good Reason (as defined in the Holden Agreement) or due to Vistra Energy’s non-renewal of the employment term, then in addition to the Accrued Obligations and subject to Mr. Holden’s execution and non-revocation of a general release of claims within the 60 days following his employment termination date, Mr. Holden will be entitled to (a) an aggregate amount equal to two times the sum of (i) his base salary plus (ii) (x) the Holden Target Bonus, if such termination occurs prior to December 5, 2018, or (y) the prior year’s Annual Bonus, if such termination occurs on or after December 5, 2018, with such amount payable in 24 equal installments following the termination in accordance with Vistra Energy’s normal payroll practices; (b) a pro-rated Annual Bonus in respect of the fiscal year of termination equal to the product of (i) the amount of the Annual Bonus that would have been payable to him had his employment not so terminated, based on actual performance measured through the fiscal year of termination, and (ii) the Pro-Rated Bonus; (c) any Unpaid Annual Bonus; (d) up to 24 months of the Health Benefits; and (e) accelerated vesting of the portion of Mr. Holden’s outstanding equity awards that would have vested in the 12 months following termination had he remained employed (with fully vested options to remain exercisable for 90 days following termination or, if Mr. Holden is subject to Section 16 of the Exchange Act as of the date of his termination, 180 days following termination (or until the option’s regular expiration date, if shorter)).

If Mr. Holden’s employment is terminated within the 18-month period following a change of control of Vistra Energy, then in addition to the Accrued Obligations and subject to his execution and non-revocation of a general release of claims within the 60 days following his employment termination date, Mr. Holden will be entitled to (a) an aggregate amount equal to 2.99 times the sum of (i) his base salary plus (ii) the Holden Target Bonus, with such amount payable in a lump sum; (b) a pro-rated Annual Bonus in respect of the fiscal year of termination equal to the product of (i) the Holden Target Bonus and (ii) a fraction, the numerator of which is the number of days elapsed in Vistra Energy’s fiscal year in which the termination occurs through such termination and the denominator of which is the number of days in such fiscal year; (c) any Unpaid Annual Bonus; (d) up to 24 months of the Health Benefits; and (e) accelerated vesting of all of Mr. Holden’s equity awards that were outstanding as of the change of control.

If Mr. Holden’s employment with Vistra Energy is terminated due to his death or disability, then in addition to the Accrued Obligations, Mr. Holden will be entitled to (a) the Pro-Rated Bonus; (b) any Unpaid Annual Bonus; and (c) accelerated vesting of the portion of Mr. Holden’s outstanding equity awards that would have vested in the 12 months following termination had he remained employed (with fully vested options to remain exercisable for one year following termination (or until the option’s regular expiration date, if shorter)).

The Holden Agreement subjects Mr. Holden to perpetual confidentiality, assignment of inventions and non-disparagement provisions, as well as non-competition and non-solicitation provisions that apply during his employment and for the 24-month period thereafter.

Ms. Kirby’s Employment Agreement

Ms. Kirby’s employment agreement with Vistra Energy (the “Kirby Agreement”) has an initial term that ends on October 4, 2019, and thereafter, the Kirby Agreement provides for automatic one-year extensions, unless either Vistra Energy or Ms. Kirby gives 60 days’ prior written notice electing not to extend the Kirby Agreement.

Pursuant to the Kirby Agreement, Ms. Kirby will receive a base salary of no less than $430,000 per year, which may be increased (but not decreased) at the sole discretion of the Vistra Energy Board. Ms. Kirby also will have the opportunity to earn an Annual Bonus based upon the achievement of performance metrics approved by the Vistra Energy Board and subject to the Vistra Energy Board’s full discretion. Ms. Kirby’s target Annual Bonus opportunity is 70% of her base salary (the Kirby Target Bonus), and her maximum Annual Bonus opportunity is 200% of the Kirby Target Bonus.

The Kirby Agreement provides for annual equity awards, with the amount and form of each such equity award to be determined by the Vistra Energy Board. All of the equity awards will be subject to the terms of the 2016 Incentive Plan.

The Kirby Agreement also entitles Ms. Kirby to participate in the benefit plans and programs, and receive such perquisites, in each case, as are provided by Vistra Energy from time to time to its senior executives generally, subject to the terms of such plans and programs and commensurate with Ms. Kirby’s position. Additionally, Ms. Kirby is entitled to receive up to $15,000 per year towards her tax and financial planning.

Upon any termination of employment with Vistra Energy, Ms. Kirby will be entitled to the Accrued Obligations.

If Ms. Kirby’s employment with Vistra Energy is terminated by Vistra Energy without Cause (as defined in the Kirby Agreement) (and other than due to her death or disability), by Ms. Kirby for Good Reason (as defined in the Kirby Agreement) or due to Vistra Energy’s non-renewal of the employment term, then in addition to the Accrued Obligations and subject to Ms. Kirby’s execution and non-revocation of a general release of claims within the 60 days following her employment termination date, Ms. Kirby will be entitled to (a) an aggregate amount equal to two times the sum of (i) her base salary plus (ii) (x) the Kirby Target Bonus, if such termination occurs prior to October 4, 2018, or (y) the prior year’s Annual Bonus, if such termination occurs on or after October 4, 2018, with such amount payable in 24 equal installments following the termination in accordance with Vistra Energy’s normal payroll practices; (b) a pro-rated Annual Bonus in respect of the fiscal year of termination equal to the product of (i) the amount of the Annual Bonus that would have been payable to her had her employment not so terminated, based on actual performance measured through the fiscal year of termination, and (ii) the Pro-Rated Bonus; (c) any Unpaid Annual Bonus; (d) up to 24 months of continued the Health Benefits; and (e) accelerated vesting of the portion of Ms. Kirby’s outstanding equity awards that would have vested in the 12 months following termination had she remained employed (with fully vested options to remain exercisable for 90 days following termination or, if Ms. Kirby is subject to Section 16 of the Exchange Act as of the date of her termination, 180 days following termination (or until the option’s regular expiration date, if shorter)).

If Ms. Kirby’s employment is terminated within the 18-month period following a change of control of Vistra Energy, then in addition to the Accrued Obligations and subject to her execution and non-revocation of a general release of claims within the 60 days following her employment termination date, Ms. Kirby will be entitled to (a) an aggregate amount equal to 2.99 times the sum of (i) her base salary plus (ii) the Kirby Target Bonus, with such amount payable in a lump sum; (b) a pro-rated Annual Bonus in respect of the fiscal year of termination equal to the product of (i) the Kirby Target Bonus and (ii) a fraction, the numerator of which is the number of days elapsed in Vistra Energy’s fiscal year in which the termination occurs through such termination and the denominator of which is the number of days in such fiscal year; (c) any Unpaid Annual Bonus; (d) up to 24 months of the Health Benefits; and (e) accelerated vesting of all of Ms. Kirby’s equity awards that were outstanding as of the change of control.

If Ms. Kirby’s employment with Vistra Energy is terminated due to her death or disability, then in addition to the Accrued Obligations, Ms. Kirby will be entitled to (a) the Pro-Rated Bonus; (b) any Unpaid Annual Bonus; and (c) accelerated vesting of the portion of Ms. Kirby’s outstanding equity awards that would have vested in the 12 months following termination had she remained employed (with fully vested options to remain exercisable for one year following termination (or until the option’s regular expiration date, if shorter)).

The Kirby Agreement subjects Ms. Kirby to perpetual confidentiality, assignment of inventions and non-disparagement provisions, as well as non-competition and non-solicitation provisions that apply during her employment and for the 24-month period thereafter.

Ms. Graziano’s Employment Agreement

Ms. Graziano’s employment agreement with Vistra Energy (the “Graziano Agreement”) has an initial term that ends on October 4, 2019, and thereafter, the Graziano Agreement provides for automatic one-year extensions, unless either Vistra Energy or Ms. Graziano gives 60 days’ prior written notice electing not to extend the Graziano Agreement. Pursuant to the Graziano Agreement, Ms. Graziano will receive a base salary of no less than $400,000 per year, which may be increased (but not decreased) at the sole discretion of the Vistra Energy Board.

Ms. Graziano also will have the opportunity to earn an Annual Bonus based upon the achievement of performance metrics approved by the Vistra Energy Board and subject to the Vistra Energy Board’s full discretion. Ms. Graziano’s target Annual Bonus opportunity is 70% of her base salary (the Graziano Target Bonus), and her maximum Annual Bonus opportunity is 200% of the Graziano Target Bonus.

The Graziano Agreement provides for annual equity awards, with the amount and form of each such equity award to be determined by the Vistra Energy Board. All of the equity awards will be subject to the terms of the 2016 Incentive Plan.

The Graziano Agreement also entitles Ms. Graziano to participate in the benefit plans and programs, and receive such perquisites, in each case, as are provided by Vistra Energy from time to time to its senior executives generally, subject to the terms of such plans and programs and commensurate with Ms. Graziano’s position. Additionally, Ms. Graziano is entitled to receive up to $15,000 per year towards her tax and financial planning.

Upon any termination of employment with Vistra Energy, Ms. Graziano will be entitled to the Accrued Obligations.

If Ms. Graziano’s employment with Vistra Energy is terminated by Vistra Energy without Cause (as defined in the Graziano Agreement) (and other than due to her death or disability), by Ms. Graziano for Good Reason (as defined in the Graziano Agreement) or due to Vistra Energy’s non-renewal of the employment term, then in addition to the Accrued Obligations and subject to Ms. Graziano’s execution and non-revocation of a general release of claims within the 60 days following her employment termination date, Ms. Graziano will be entitled to (a) an aggregate amount equal to two times the sum of (i) her base salary plus (ii) (x) the Graziano Target Bonus, if such termination occurs prior to October 4, 2018, or (y) the prior year’s Annual Bonus, if such termination occurs on or after October 4, 2018, with such amount payable in 24 equal installments following the termination in accordance with Vistra Energy’s normal payroll practices; (b) a pro-rated Annual Bonus in respect of the fiscal year of termination equal to the product of (i) the amount of the Annual Bonus that would have been payable to her had her employment not so terminated, based on actual performance measured through the fiscal year of termination, and (ii) the Pro-Rated Bonus; (c) any Unpaid Annual Bonus; (d) up to 24 months of the Health Benefits; and (e) accelerated vesting of the portion of Ms. Graziano’s outstanding equity awards that would have vested in the 12 months following termination had he remained employed (with fully vested options to remain exercisable for 90 days following termination or, if Ms. Graziano is subject to Section 16 of the Exchange Act as of the date of her termination, 180 days following termination (or until the option’s regular expiration date, if shorter)).

If Ms. Graziano’s employment is terminated within the 18-month period following a change of control of Vistra Energy, then in addition to the Accrued Obligations and subject to her execution and non-revocation of a general release of claims within the 60 days following her employment termination date, Ms. Graziano will be entitled to (a) an aggregate amount equal to 2.99 times the sum of (i) her base salary plus (ii) the Graziano Target Bonus, with such amount payable in a lump sum; (b) a pro-rated Annual Bonus in respect of the fiscal year of termination equal to the product of (i) the Graziano Target Bonus and (ii) a fraction, the numerator of which is the number of days elapsed in Vistra Energy’s fiscal year in which the termination occurs through such termination and the denominator of which is the number of days in such fiscal year; (c) any Unpaid Annual Bonus; (d) up to 24 months of the Health Benefits; and (e) accelerated vesting of all of Ms. Graziano’s equity awards that were outstanding as of the change of control.

If Ms. Graziano’s employment with Vistra Energy is terminated due to her death or disability, then in addition to the Accrued Obligations, Ms. Graziano will be entitled to (a) the Pro-Rated Bonus; (b) any Unpaid Annual Bonus; and (c) accelerated vesting of the portion of Ms. Graziano’s outstanding equity awards that would have vested in the 12 months following termination had she remained employed (with fully vested options to remain exercisable for one year following termination (or until the option’s regular expiration date, if shorter)).

The Graziano Agreement subjects Ms. Graziano to perpetual confidentiality, assignment of inventions and non-disparagement provisions, as well as non-competition and non-solicitation provisions that apply during her employment and for the 24-month period thereafter.

The foregoing descriptions of the employment agreements of Messrs. Morgan, Burke and Holden and Ms. Kirby and Graziano do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements, which have been filed as exhibits to the registration statement of which this joint proxy statement and prospectus is a part.

2016 Incentive Plan

The Vistra Energy Board adopted the 2016 Incentive Plan, effective as of the Plan Effective Date, under which an aggregate of 22,500,000 shares of Vistra Energy Common Stock were reserved for issuance as equity-based awards to Vistra Energy’s non-employee directors, employees, and certain other persons. The Vistra Energy Board or any committee duly authorized by the Vistra Energy Board (the “Committee”) will administer the 2016 Incentive Plan and has broad authority under the 2016 Incentive Plan to, among other things: (a) select participants, (b) determine the types of awards that participants are to receive and the number of shares that are to be subject to such awards and (c) establish the terms and conditions of awards, including the price (if any) to be paid for the shares of the award. The types of awards that may be granted under the 2016 Incentive Plan include stock options, RSUs, restricted stock, performance awards and other forms of awards granted or denominated in shares of Vistra Energy Common Stock, as well as certain cash-based awards.

If any stock option or other stock-based award granted under the 2016 Incentive Plan expires, terminates or is canceled for any reason without having been exercised in full, the number of shares of Vistra Energy Common Stock underlying any unexercised award shall again be available for the purpose of awards under the 2016 Incentive Plan. If any shares of restricted stock, performance awards or other stock-based awards denominated in shares of Vistra Energy Common Stock awarded under the 2016 Incentive Plan are forfeited for any reason, the number of forfeited shares shall again be available for purposes of awards under the 2016 Incentive Plan. Any award under the 2016 Incentive Plan settled in cash shall not be counted against the maximum share limitation. As is customary in incentive plans of this nature, each share limit and the number and kind of shares available under the 2016 Incentive Plan and any outstanding awards, as well as the exercise or purchase price of awards, and performance targets under certain types of performance-based awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the Vistra Energy stockholders.

Certain Relationships and Related Party Transactions

In connection with Emergence, Vistra Energy entered into agreements with certain of Vistra Energy’s affiliates and with parties who received shares of Vistra Energy Common Stock and TRA Rights in exchange for their claims. Vistra Energy has filed copies of the agreements described in this section as exhibits to the registration statement of which this prospectus is a part. The actual terms of the agreements summarized below are more detailed than the general summary information provided below. Therefore, please carefully consider the actual provisions of these agreements in connection with your decision to invest in Vistra Energy Common Stock.

Registration Rights Agreement

Pursuant to the Plan, on the Plan Effective Date, Vistra Energy entered into a Registration Rights Agreement (the Registration Rights Agreement) with the selling stockholders named herein providing for registration of the resale of the Vistra Energy Common Stock held by such selling stockholders.

The registration statement of which this prospectus forms a part was filed pursuant to the Registration Rights Agreement. Among other things, under the terms of the Registration Rights Agreement:

•	Vistra Energy will be required to use reasonable best efforts to convert the registration statement of which this prospectus forms a part into a registration statement on Form S-3 as soon as reasonably practicable after Vistra Energy become eligible to do so and to have such Form S-3 declared effective as promptly as practicable (but in no event more than 30 days after it is filed with the Commission);

•	if Vistra Energy propose to file certain types of registration statements under the Securities Act with respect to an offering of equity securities, Vistra Energy will be required to use Vistra Energy’s reasonable best efforts to offer the other parties to the Registration Rights Agreement the opportunity to register all or part of their shares on the terms and conditions set forth in the Registration Rights Agreement; and

•	the selling stockholders received the right, subject to certain conditions and exceptions, to request that Vistra Energy file registration statements or amend or supplement this joint proxy statement and prospectus (in each case subject to certain limitations on the number of registration statements and the minimum number of shares covered thereby), with the Commission for an underwritten offering of all or part of their respective shares of Vistra Energy Common Stock (a Demand Registration), and Vistra Energy is required to cause any such registration statement or amendment or supplement hereof (a) to be filed with the Commission promptly and, in any event, on or before the date that is 45 days, in the case of a separate registration statement on Form S-1, or 30 days, in the case of a registration statement on Form S-3, after Vistra Energy receive the written request from the relevant selling stockholders to effectuate the Demand Registration and (b) to become effective as promptly as reasonably practicable and in any event no later than 120 days after it is initially filed.

All expenses of registration under the Registration Rights Agreement, including the legal fees of one counsel retained by or on behalf of the selling stockholders, will be paid by Vistra Energy.

In addition to the foregoing rights regarding the registration of Vistra Energy Common Stock, the Registration Rights Agreement provides certain rights to the holders of the TRA Rights under the Tax Receivable Agreement described below regarding the registration of such TRA Rights. The TRA Rights are not being registered by the registration statement of which this prospectus forms a part, but the TRA Rights may be registered at the option of certain holders.

The registration rights granted in the Registration Rights Agreement are subject to customary restrictions such as minimums, blackout periods and, if a registration is underwritten, any limitations on the number of shares to be included in the underwritten offering imposed by the managing underwriter. The Registration Rights Agreement also contains customary indemnification and contribution provisions. The Registration Rights Agreement is governed by New York law. Further details concerning the terms of the Registration Rights Agreement may be obtained by reviewing the Registration Rights Agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part.

Stockholder’s Agreements

Pursuant to the Plan, on the Plan Effective Date, Vistra Energy entered into three separate Stockholder’s Agreements with affiliates of each of Apollo Management Holdings L.P., Brookfield Asset Management Private Institutional Capital Adviser (Canada), L.P. and Oaktree Capital Management, L.P. Pursuant to each Stockholder’s Agreement, subject to the proper exercise of fiduciary duties of the Vistra Energy Board, the applicable stockholder will, until the occurrence of a Termination Event (as defined below), be entitled to designate one person for nomination for election to the Vistra Energy Board as a Class III director at (a) any meeting of Vistra Energy’s stockholders at which Class III directors are elected or (b) if Vistra Energy’s certificate of incorporation no longer provides for the division of directors into three classes, any meeting of Vistra Energy’s stockholders at which directors are to be elected. Prior to the occurrence of a Termination Event, if a vacancy occurs because of the death, disability, disqualification, resignation or removal of the director nominee of an applicable stockholder, subject to the proper exercise of the fiduciary duties of the Vistra Energy Board, the applicable stockholder will be entitled to designate such person’s successor.

For purposes of this section, a Termination Event means that such stockholder, together with its affiliates and investment funds, funds or accounts that are advised, managed or controlled by such stockholder or its affiliates (other than Vistra Energy or any entity that is controlled by Vistra Energy), ceases to beneficially own, in the aggregate, for a period of 20 consecutive trading days, at least 22,500,000 shares of common stock of Vistra Energy that were owned by such stockholder on the date of the applicable Stockholder’s Agreement. The rights of each stockholder under its applicable Stockholder’s Agreement will terminate automatically upon a Termination Event.

Further details concerning the terms of the Stockholder’s Agreements may be obtained by reviewing the Stockholder’s Agreements, each of which is filed as an exhibit to the registration statement of which this joint proxy statement and prospectus is a part.

Tax Receivable Agreement

On the Plan Effective Date, Vistra Energy entered into the Tax Receivable Agreement with a transfer agent on behalf of certain former first lien creditors of TCEH. The Tax Receivable Agreement generally provides for the payment by Vistra Energy to holders of TRA Rights of 85% of the amount of cash savings, if any, in United States federal, state and local income tax that Vistra Energy realize in periods after Emergence as a result of (a) certain transactions consummated pursuant to the Plan (including any step-up in tax basis in Vistra Energy’s assets resulting from the PrefCo Preferred Stock Sale), (b) the tax basis of all assets acquired in connection with the Lamar and Forney Acquisition in April 2016 and (c) tax benefits related to imputed interest deemed to be paid by Vistra Energy as a result of payments under the Tax Receivable Agreement, plus interest accruing from the due date of the applicable tax return.

Pursuant to the Tax Receivable Agreement, Vistra Energy issued the TRA Rights to Vistra Energy’s Predecessor to be held in escrow for the benefit of the first lien secured creditors of Vistra Energy’s Predecessor entitled to receive such TRA Rights under the Plan. Such TRA Rights are subject to various transfer restrictions described in the Tax Receivable Agreement and are entitled to certain registration rights more fully described in the Registration Rights Agreement. The TRA Rights are not being registered by the registration statement of which this joint proxy statement and prospectus forms a part.

Further details concerning the terms of the Tax Receivable Agreement may be obtained by reviewing the Tax Receivable Agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part.

The amount and timing of any payments under the Tax Receivable Agreement will vary depending upon a number of factors, including the amount and timing of the taxable income Vistra Energy generate in the future and the tax rate then applicable, Vistra Energy’s use of loss carryovers and the portion of Vistra Energy’s payments under the Tax Receivable Agreement constituting imputed interest. The payments Vistra Energy will be required to make under the Tax Receivable Agreement could be substantial. Future transactions or events could change the timing and/or amount of the actual tax benefits realized and the corresponding TRA Payments from these tax attributes.

In addition, although Vistra Energy is not aware of any issue that would cause the IRS to challenge the tax benefits that are the subject of the Tax Receivable Agreement, recipients of the payments under the Tax Receivable Agreement will not be required to reimburse Vistra Energy for any payments previously made if such tax benefits are subsequently disallowed. As a result, in such circumstances, Vistra Energy could make payments under the Tax Receivable Agreement that are greater than its actual cash tax savings and may not be able to recoup those payments, which could adversely affect Vistra Energy’s liquidity.

In addition, because Vistra Energy is a holding company with no operations of its own, its ability to make payments under the Tax Receivable Agreement is dependent on the ability of its subsidiaries to make distributions to it. Vistra Energy’s future debt agreements may restrict the ability of its subsidiaries to make distributions to it, which could affect its ability to make payments under the Tax Receivable Agreement. To the extent that Vistra Energy is unable to make payments under the Tax Receivable Agreement because of restriction under its debt agreements, such payments will be deferred and will accrue interest until paid, which could adversely affect Vistra Energy’s results of operations and could also affect Vistra Energy’s liquidity in periods in which such payments are made.

Finally, the Tax Receivable Agreement provides that, in the event that Vistra Energy breaches any of its material obligations under the Tax Receivable Agreement, or upon certain mergers, asset sales, or other forms of business combination or certain other changes of control, the transfer agent under the Tax Receivable Agreement may treat such event as an early termination of the Tax Receivable Agreement, in which case Vistra Energy would be required to make an immediate payment to the holder of the TRA Rights equal to the present value (at a discount rate equal to LIBOR plus 100 basis points) of the anticipated future tax benefits based on certain assumptions. As a result, upon such a breach or change of control, Vistra Energy could be required to make a lump-sum payment under the Tax Receivable Agreement that is greater than the specified percentage of its actual cash tax savings and could have a substantial negative impact on Vistra Energy’s liquidity.

Tax Matters Agreement

On the Plan Effective Date, Vistra Energy entered into the Tax Matters Agreement, with EFH Corp., EFIH, EFIH Finance Inc. and EFH Merger Co. LLC, whereby the parties have agreed to take certain actions and refrain from taking certain actions in order to preserve the intended tax treatment of the Spin-Off and to indemnify the other parties to the extent a breach of such agreement results in additional taxes to the other parties.

Among other things, the Tax Matters Agreement allocates the responsibility for taxes for periods prior to the Spin-Off between EFH Corp. and Vistra Energy. For periods prior to the Spin-Off, (a) Vistra Energy is generally required to reimburse EFH Corp. with respect to any taxes paid by EFH Corp. that are attributable to Vistra Energy and (b) EFH Corp. is generally required to reimburse Vistra Energy with respect to any taxes paid by Vistra Energy that are attributable to EFH Corp.

Vistra Energy is also required to indemnify EFH Corp. against taxes, under certain circumstance, if the IRS or another taxing authority successfully challenges the amount of gain relating to the PrefCo Preferred Stock Sale or the amount or allowance of EFH Corp.’s net operating loss deductions.

Subject to certain exceptions, the Tax Matters Agreement prohibits Vistra Energy from taking certain actions that could reasonably be expected to undermine the intended tax treatment of the Spin-Off or to jeopardize the conclusions of the private letter ruling Vistra Energy obtained from the IRS or opinions of counsel received by Vistra Energy or EFH Corp., in each case, in connection with the Spin-Off. Certain of these restrictions apply for two years after the Spin-Off and are described above under “Risk Factors—Risks Related to Vistra Energy’s Structure and Ownership of Vistra Energy Common Stock.”

Under the Tax Matters Agreement, Vistra Energy may engage in an otherwise restricted action if (a) Vistra Energy obtain written consent from EFH Corp., (b) such action or transaction is described in or otherwise consistent with the facts in the private letter ruling Vistra Energy obtained from the IRS in connection with the Spin-Off, (c) Vistra Energy obtain a supplemental private letter ruling from the IRS, or (d) Vistra Energy obtain an unqualified opinion of a nationally recognized law or accounting firm that is reasonably acceptable to EFH Corp. that the action will not affect the intended tax treatment of the Spin-Off.

Further details concerning the terms of the Tax Matters Agreement may be obtained by reviewing the Tax Matters Agreement, which is filed as an exhibit to the registration statement of which this joint proxy statement and prospectus is a part.

Separation Agreement

Pursuant to the Plan, on the Plan Effective Date, EFH Corp., Vistra Energy and Vistra Operations entered into a Separation Agreement (the Separation Agreement). Under the key terms of the Separation Agreement, on the Plan Effective Date, EFH Corp. and certain other Debtors (including EFCH and TCEH) transferred to Vistra Energy certain assets and liabilities related to the TCEH Debtors’ operations, including certain employee benefit plans specifically identified in the Separation Agreement, which Vistra Energy, in turn, transferred to Vistra Operations. Pursuant to the Separation Agreement, Vistra Operations accepted, assumed and agreed to faithfully perform, discharge and fulfill certain assumed liabilities. The Contribution was effected pursuant to the side-by-side operation of the Separation Agreement and the Plan. For additional information regarding the Contribution, see “The Reorganization and Emergence.”

Further details concerning the terms of the Separation Agreement may be obtained by reviewing the Separation Agreement, which is filed as an exhibit to the registration statement of which this joint proxy statement and prospectus is a part.

Split Participant Agreement

On the Plan Effective Date, pursuant to the Plan, and following the effectiveness of the Separation Agreement, Vistra Operations and Oncor entered into an Amended and Restated Split Participant Agreement (the Split Participant Agreement). Pursuant to the Split Participant Agreement, among other things, Oncor agreed to provide certain post-retirement welfare and life insurance benefits, and Vistra Operations agreed to provide certain pension benefits (as identified on Schedules I, II and III, as applicable, to the Split Participant Agreement) to certain current and future retirees of EFH Corp., Vistra Operations and Oncor (or one of their direct or indirect subsidiaries) whose employment included service that has been allocated to both (a) Oncor (or one of its predecessor regulated electric transmission and distribution utility businesses) and (b) EFH Corp. (or one of its direct or indirect subsidiaries that is not a regulated electric transmission and distribution utility).

Further details concerning the terms of the Split Participant Agreement may be obtained by reviewing the Split Participant Agreement, which is filed as an exhibit to the registration statement of which this joint proxy statement and prospectus is a part.

Review and Approval of Related Party Transactions

The Audit Committee will review and approve transactions with Vistra Energy’s directors, officers, holders of more than 5% of Vistra Energy’s voting securities or affiliates of any of the foregoing. Prior to approving any transaction with any such related party, the Audit Committee will consider the material facts as to the related party’s relationship with Vistra Energy and interest in the transaction. Related party transactions will not be approved unless the Audit Committee has approved the transaction. Vistra Energy did not have a formal review and approval policy for related party transactions at the time of any transaction described above.

Vistra Energy Board Composition and Director Independence

Vistra Energy’s certificate of incorporation provides for three classes of directors, each of which is to be elected on a staggered basis for a term of three years. Vistra Energy’s bylaws provide that the Vistra Energy Board shall consist of such number of directors as is determined from time to time by the vote of a majority of the total number of directors then authorized. Please see “Description of Capital Stock—Anti- takeover Effects of Provisions in Vistra Energy’s Certificate of Incorporation and Bylaws” for a more detailed description of Vistra Energy’s certificate of incorporation and bylaws.

Pursuant to the Plan, on the Plan Effective Date, Vistra Energy entered into the Stockholder’s Agreements with affiliates of each of the Vistra Energy Principal Stockholders. Pursuant to each Stockholder’s Agreement, subject to the proper exercise of fiduciary duties of the Vistra Energy Board, each Vistra Energy Principal Stockholder is entitled to designate one director for nomination for election to the Vistra Energy Board as a Class III director for so long as it beneficially owns, in the aggregate, at least 22,500,000 shares of Vistra Energy Common Stock that it owned on the date of its respective Stockholder’s Agreement. See “Certain Relationships and Related Party Transactions—Stockholder’s Agreements.” The initial designees of each of the Apollo Entities, Brookfield Entities and Oaktree Entities are Geoffrey D. Strong, Cyrus Madon and Jennifer Box, respectively.

The Vistra Energy Board consists of a majority of directors who are not employees or officers of Vistra Energy and satisfy the independence requirements of the Commission and the NYSE. The following are the independent directors of the Vistra Energy Board: Gavin R. Baiera, Jennifer Box, Brian K. Ferraioli, Scott B. Helm, Jeff D. Hunter, Cyrus Madon and Geoffrey D. Strong.

Committees of the Vistra Energy Board of Directors

The standing committees of the Vistra Energy Board consist of an audit committee, a compensation committee and a nominating and corporate governance committee.

Audit Committee

The duties and responsibilities of the audit committee (the “Audit Committee”) include selecting the independent auditors to be nominated for ratification by the stockholders and reviewing the independence of such auditors, approving the scope and costs of the annual audit activities of the independent auditors, reviewing the audit results with the independent auditors and reviewing and monitoring Vistra Energy’s financial reporting and accounting practices and internal controls.

The members of the Audit Committee are Brian K. Ferraioli, who is chair of the Audit Committee, Scott B. Helm and Jeff D. Hunter. Brian K. Ferraioli, Scott B. Helm and Jeff D. Hunter are independent, as defined under and required by the rules and regulations of the Commission and the NYSE, including Rule 10A-3(b)(i) under the Exchange Act, and each is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K, promulgated under the Securities Act.

The Vistra Energy Board has adopted a written charter for the Audit Committee that is available on Vistra Energy’s website.

Nominating and Governance Committee

The duties and responsibilities of the nominating and governance committee include identifying and recommending potential candidates qualified to become members of the Vistra Energy Board, recommending directors for appointment to Vistra Energy Board committees and developing and recommending corporate governance guidelines and principles to apply to the Vistra Energy Board.

The members of the Vistra Energy Board’s nominating and governance committee are Cyrus Madon and Geoffrey D. Strong, each of whom is independent in accordance with the rules and regulations of the NYSE and the Commission.

The Vistra Energy Board has adopted a written charter for the nominating and governance committee that is available on Vistra Energy’s website.

Compensation Committee

The duties and responsibilities of the compensation committee (the “Compensation Committee”) include reviewing the performance and compensation of Vistra Energy’s chief executive officer, consulting with the chief executive officer with respect to the compensation of other of Vistra Energy’s executives and key employees and administering Vistra Energy’s incentive compensation and other employee benefit plans. The Compensation Committee will also make recommendations to the Vistra Energy Board with respect to the compensation of non-employee directors.

The members of the Compensation Committee are Gavin R. Baiera and Jennifer Box, who are independent in accordance with the rules and regulations of the NYSE and the Commission.

The Vistra Energy Board has adopted a written charter for the Compensation Committee that is available on Vistra Energy’s website.

Compensation Committee Interlocks and Insider Participation

None of Vistra Energy’s directors who currently serve as members of the Compensation Committee is, or has at any time during the past year been, one of Vistra Energy’s officers or employees. None of Vistra Energy’s executive officers will serve as a member of the board of directors or Compensation Committee of any entity that has one or more executive officers serving as a member of the Vistra Energy Board or the Compensation Committee. Additional information concerning transactions between Vistra Energy and entities affiliated with members of the Compensation Committee is included in this joint proxy statement and prospectus under the heading “Certain Relationships and Related Party Transactions.”

Code of Conduct

The Vistra Energy Board has adopted a code of conduct applicable to Vistra Energy’s directors, officers and employees, including Vistra Energy’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and other senior officers, in accordance with applicable rules and regulations of the Commission and the NYSE. Vistra Energy’s code of conduct is available on Vistra Energy’s website.

Policy and Procedures Governing Related Party Transactions

The Vistra Energy Board has adopted a written policy regarding transactions with related parties. See “Certain Relationships and Related Party Transactions—Review and Approval of Related Party Transactions.”

INFORMATION ABOUT THE COMBINED COMPANY FOLLOWING THE MERGER

Business and Portfolio

The combined company will retain the name “Vistra Energy Corp.” and will continue to be a Delaware corporation. The combined company is expected to serve approximately 240,000 commercial and industrial customers and 2.7 million residential customers in five top retail states, with estimated retail sales of 75 TWh in 2018. The common stock of the combined company will continue to be listed on the NYSE, trading under the symbol “VST”. The combined company’s principal executive offices will be located at 6555 Sierra Drive, Irving, Texas 75039.

Directors and Management Following the Merger

The board of directors of the combined company will be expanded to consist of eleven members, including: (i) eight of the directors of Vistra Energy and (ii) three of the directors of Dynegy immediately prior to the Merger (provided such directors are willing to serve on the board of the combined company). As of the date of this joint proxy statement and prospectus, other than the following individuals listed on the table below who will serve as the combined company’s directors and executive officers, it has not been determined which directors will be appointed from the Dynegy Board to the board of directors of the combined company:

Name	Age	Position
Curtis A. “Curt” Morgan	57	Director, President and Chief Executive Officer
Gavin R. Baiera	42	Director
Jennifer Box	36	Director
Brian K. Ferraioli	62	Director
Scott B. Helm	53	Director
Jeff D. Hunter	52	Director
Cyrus Madon	52	Director
Geoffrey D. Strong	42	Director
J. William “Bill” Holden	56	Executive Vice President and Chief Financial Officer
Scott A. Hudson	54	Senior Vice President and President of Retail
James A. “Jim” Burke	49	Executive Vice President and Chief Operating Officer
Sara Graziano	35	Senior Vice President of Corporate Development and Strategy
Carrie Lee Kirby	50	Executive Vice President and Chief Administrative Officer
Stephanie Zapata Moore	44	Executive Vice President and General Counsel
Stephen “Steve” Muscato	47	Senior Vice President and Chief Commercial Officer

Biographical Summaries of Directors

The following individuals will serve as the directors of the combined company:

Curtis A. Morgan, President, Chief Executive Officer and Director, has served as the President, Chief Executive Officer and Director of Vistra Energy since the Plan Effective Date. Prior to joining Vistra Energy, he served as an Operating Partner with Energy Capital Partners, and prior to this position Mr. Morgan served as the Chief Executive Officer and President of EquiPower Resources Corp., a power generation company, since May 2010. Prior to joining EquiPower Resources Corp., he served as an Operating Partner of Energy Capital Partners from May 2009 to May 2010. Prior to joining Energy Capital partners, he served as President and Chief Executive Officer of FirstLight Power Enterprises from November 2006 to April 2009. Mr. Morgan has also held various leadership roles at NRG Energy, Mirant Corporation, Reliant Energy and Amoco Corporation.

Scott Helm has served as a director since July 2017 and as chairman of the Vistra Energy Board since October 2017. He is a private investor based out of Baltimore. Previously, Helm was a founding partner of Energy Capital Partners, a private equity firm focused on investing in North American energy infrastructure.

Prior to joining Energy Capital Partners, he worked as a consultant to the private equity consortium leading the acquisition at Texas Genco. Before that, he served as executive vice president and chief financial officer at Orion Power Holdings, Inc., a publicly listed company that owned and operated power plants. Helm began his career at Goldman Sachs & Co., first working in the fixed income division then moving to the investment banking division. He received a bachelor’s degree in business administration from Washington University.

Gavin R. Baiera has served as a director since the Plan Effective Date. Mr. Baiera was a managing director at Angelo, Gordon & Co. (“Angelo”) where he was the global head of the firm’s corporate credit activities and portfolio manager for its distressed funds. Mr. Baiera was also a managing director and member of the firm’s executive committee. Prior to joining Angelo in 2008, Mr. Baiera was the co-head of the strategic finance group at Morgan Stanley, which was responsible for all origination, underwriting, and distribution of restructuring transactions. Prior to that, Mr. Baiera worked at General Electric Capital Corporation concentrating on underwriting and investing in restructuring transactions. Mr. Baiera began his career at GE Capital in its financial management program. Mr. Baiera has served on numerous boards of directors including, most recently, MACH Gen, Orbitz Worldwide, and Travelport Worldwide.

Jennifer Box has served as a director since the Plan Effective Date. Ms. Box is a managing director at Oaktree Capital Management where she is focused on investments in the shipping, power, energy, media and technology sectors. Prior to joining Oaktree in 2009, Ms. Box spent three and a half years as an investment analyst in the distressed debt group at The Blackstone Group. Prior to Blackstone, she was an associate consultant at the Boston Consulting Group. Ms. Box is a CFA charterholder. She serves on the board of Star Bulk Carriers.

Brian K. Ferraioli has served as a director since May 2017. He most recently served as executive vice president and chief financial officer of KBR, Inc., a global engineering, construction, and services company supporting the energy, petrochemicals, government services, and civil infrastructure sectors. Prior to KBR, Ferraioli was chief financial offer at The Shaw Group, Inc., an engineering, construction, and fabrication company serving the electric power generation and government services industries. Prior to that, Ferraioli worked 28 years in various finance and accounting functions with Foster Wheeler AG, a Swiss global conglomerate that provides design, engineering, construction, manufacturing, development, and plant operations. In addition to Vistra Energy, Ferraioli serves on the board of Babcock & Wilcox Enterprises and previously served on the boards of B&W’s predecessor company, Babcock & Wilcox, Inc., and Adolfson & Peterson, a private construction company. Ferraioli graduated with a bachelor’s degree in accounting from Seton Hall University and received a master of business administration from Columbia University.

Jeff D. Hunter has served as a director since the Plan Effective Date. Mr. Hunter is currently Managing Director of Quinbrook Infrastructure Partners (Quinbrook) and a member of the Quinbrook Investment Committee, where he is responsible for deal origination and asset management in North America. Between 2013 and 2016, he was a managing partner of Power Capital Partners, an energy focused investment firm. Prior to this, he was executive vice president and chief financial officer of U.S. Power Generating Company (USPowerGen). Mr. Hunter has also held leadership positions at PA Consulting Group and El Paso Merchant Energy and was a consultant for MRP Generating Company, LLC. Mr. Hunter currently serves as the non-executive director on the board of directors of Texas Transmission Holdings.

Cyrus Madon has served as a director since the Plan Effective Date. Mr. Madon is a senior managing partner and head of Brookfield’s private equity group and chief executive officer of Brookfield Business Partners. Mr. Madon joined Brookfield in 1998 as chief financial officer of Brookfield’s real estate brokerage business. During his tenure, he has held a number of senior roles across the organization, including head of Brookfield’s corporate lending business. Mr. Madon began his career at PricewaterhouseCoopers where he worked in corporate finance and recovery, both in Canada and the United Kingdom. Mr. Madon is on the board of the Junior Achievement of Canada Foundation.

Geoffrey D. Strong has served as a director since the Plan Effective Date. Mr. Strong is a Senior Partner of Apollo Management, where he focuses on investments in the energy sector for the firm’s private equity funds. Prior to Apollo, Mr. Strong was an investor in the private equity group at Blackstone, where he also focused primarily on the energy sector. Before joining Blackstone, Mr. Strong was a vice president of Morgan Stanley Capital Partners, the private equity business within Morgan Stanley. In addition to Vistra Energy, Mr. Strong serves on the boards of directors of Apex Energy, Caelus Energy, Chisolm Oil and Gas, Double Eagle Energy I and Double Eagle Energy II.

Biographical Summaries of Executive Officers

The following individuals will serve as executive officers of the combined company.

James A. “Jim” Burke, Executive Vice President and Chief Operating Officer, has served as the Executive Vice President and Chief Operating Officer of Vistra Energy since the Plan Effective Date. Prior to joining Vistra Energy, he served as Executive Vice President of EFH Corp. since February 2013 and President and Chief Executive of TXU Energy, a subsidiary of Vistra Energy, since August 2005. Previously, Mr. Burke was Senior Vice President Consumer Markets of TXU Energy. Mr. Burke started his career with Deloitte Consulting, and held a variety of roles with The Coca-Cola Company, Reliant Energy and Gexa Energy prior to TXU Energy. Mr. Burke also serves on the board of directors of Marucci Sports.

J. William “Bill” Holden, Executive Vice President and Chief Financial Officer, has served as the Executive Vice President and Chief Financial Officer of Vistra Energy since December 5, 2016. Prior to joining Vistra Energy, Mr. Holden served as an Executive Vice President and Senior Advisor at The Taffrail Group, LLC, an international strategic-advisory firm, from February 2013 until December 2016, where he advised a range of domestic and overseas clients on mergers, acquisitions and post-merger integration. From December 2010 until January 2013, Mr. Holden served as the Executive Vice President and Chief Financial Officer of GenOn Energy, Inc., where he was responsible for overseeing the accounting, finance, tax, risk control, human resources and information technology groups. Prior to serving in that role, he held various treasury, risk, operational, business development and international positions during his tenure at GenOn Energy, Inc./Mirant Corporation. Mr. Holden started his career with Southern Company and held various corporate finance roles over almost a decade at Southern.

Scott A. Hudson, Senior Vice President and President of TXU Energy, has served as Senior Vice President of Vistra Corporate Services Company since the Plan Effective Date, and President of TXU Energy since March 2017. Prior to joining Vistra Energy, he served as Chief Operating Officer of TXU Energy since 2011. Previously, Mr. Hudson held senior leadership positions with MBNA America, ChoicePoint and LexisNexis and practiced as a commercial lawyer with Troutman Sanders LLP.

Sara Graziano, Senior Vice President of Corporate Development and Strategy, has served as the Senior Vice President of Corporate Development of Vistra Energy since October 3, 2016. Prior to joining Vistra Energy in October 2016, Graziano was a Principal at Energy Capital Partners, a private equity firm focused on investing in North American energy infrastructure, with more than $13 billion in commitments and a track record of investments in the power generation space. She was involved in all areas of the firm’s investment activities, including fossil and renewable power generation, midstream oil and gas, and energy and industrial services. Prior to joining Energy Capital Partners, Ms. Graziano led the strategies and analysis group at FirstLight Power Enterprises, an Energy Capital portfolio company that owned and operated approximately 1,400 MW of primarily hydroelectric plants in New England. Her group was responsible for asset optimization, commodity trading and hedging strategies, and business development activities. Before joining FirstLight, Ms. Graziano spent four years at Charles River Associates, consulting for clients in the power and natural gas industries, with a particular focus on the development of proprietary tools for fundamental and statistical modeling of commodity prices and volatility for use in asset valuation and risk management. Ms. Graziano received a bachelor of arts in Economics from Wellesley College and a master’s of business administration from Harvard Business School, where she was a Baker Scholar.

Carrie Lee Kirby, Executive Vice President and Chief Administrative Officer, has served as the Executive Vice President and Chief Administrative Officer of Vistra Energy since October 3, 2016. Prior to this, Ms. Kirby was the Executive Vice President of Human Resources for Vistra Energy’s predecessor, EFH Corp., leading the human resources functions across EFH corporate and its subsidiaries, Luminant and TXU Energy. She was previously Vice President of Human Resources at TXU Energy, where she was originally recruited in 2006 as a Human Resources Director to support the power generation business in its construction and expansion efforts. Prior to joining TXU Energy, Ms. Kirby was Director of Human Resources at Delinea Corporation, a software services company targeting the energy industry. Before that, she was Director of Human Resources for Netrake, a startup voice-over IP hardware development company. She began her career in the executive search business as a consultant for Ray & Berndtson, supporting the technology practice. In addition to her service at Vistra Energy, Ms. Kirby chairs the board of the Teaching Trust, an education policy and leadership development organization focused on developing urban school leaders. Ms. Kirby is also a member of the Patient Advocacy Committee for Presbyterian Hospital of Dallas and sits on the executive committee of the Women’s Business Council Southwest.

Stephanie Zapata Moore, Executive Vice President and General Counsel, has served as the Executive Vice President and General Counsel of Vistra Energy since October 3, 2016. Prior to joining Vistra Energy, Ms. Moore served as Vice President and General Counsel of Luminant, since April 2012. Previously, Ms. Moore was Senior Counsel of Luminant from March 2007 to April 2012 and Counsel of a predecessor to Luminant from November 2005 to March 2007. Prior to joining Luminant, Ms. Moore was an associate at Gardere Wynne Sewell LLP where she engaged in a corporate practice.

Stephen J. “Steve” Muscato, Senior Vice President and Chief Commercial Officer, has served as Senior Vice President of Vistra Corporate Services Company since the Plan Effective Date, and Chief Commercial Officer since January 2018. Prior to joining Vistra Energy, he served as Senior Vice President and Chief Commercial Officer of Luminant since 2013. Previously, Mr. Muscato held other senior leadership positions with Luminant, National Fuel Gas and PacifiCorp.

DESCRIPTION OF VISTRA ENERGY CAPITAL STOCK

The following description of the material terms of the capital stock of Vistra Energy includes a summary of specified provisions included in Vistra Energy’s certificate of incorporation and bylaws. This description also summarizes relevant provisions of the DGCL. Vistra Energy’s certificate of incorporation and bylaws will be the certificate of incorporation and bylaws of the combined company following completion of the Merger. The terms of Vistra Energy’s certificate of incorporation and bylaws will be, and the terms of the DGCL are, more detailed than the general information provided below. Accordingly, the more general information provided below is subject to, and qualified in its entirety by reference to, the actual provisions of these documents and the DGCL.

Authorized Capital Stock

Vistra Energy has the authority to issue a total of 1,900,000,000 shares of capital stock, consisting of:

•	1,800,000,000 shares of common stock, par value $0.01 per share; and

•	100,000,000 shares of preferred stock, par value $0.01 per share.

Outstanding Capital Stock

As of January 19, 2018, 428,425,233 shares of Vistra Energy Common Stock were issued and outstanding and owned by approximately 270 holders of record, and no shares of Vistra Energy’s preferred stock were issued and outstanding.

Options

The Vistra Energy Board adopted the 2016 Incentive Plan, effective as of the Plan Effective Date, under which an aggregate of 22,500,000 shares of Vistra Energy Common Stock were reserved for issuance as equity based awards to Vistra Energy’s non-employee directors, employees and certain other persons. The types of awards that may be granted under the 2016 Incentive Plan include stock options, RSUs, restricted stock, performance awards and other forms of awards granted or denominated in shares of Vistra Energy Common Stock, among others.

Pursuant to the 2016 Incentive Plan, in accordance with the Morgan Agreement, the Burke Agreement, the Holden Agreement, the Kirby Agreement and the Graziano Agreement, Vistra Energy has issued to each of such executive officers equity awards with an aggregate grant date fair value of $24,350,000, consisting of an aggregate of 606,883 RSUs and 1,938,238 employee stock options at a weighted average exercise price of $14.85 per share after adjusting the exercise price downward to account for the approved payment of 2016 Special Dividend. 1,523,637 of the options may be exercised after a four-year graded vesting period and 414,601 of the options may be exercised after a three-year graded vesting period. All options will expire on the tenth anniversary of the grant date thereof.

Rights and Preferences of Vistra Energy Capital Stock

Common Stock

Voting Rights

All shares of Vistra Energy Common Stock have identical rights and privileges. The holders of shares of Vistra Energy Common Stock are entitled to vote on all matters submitted to a vote of Vistra Energy’s stockholders, including the election of directors. On all matters to be voted on by holders of shares of Vistra Energy Common Stock, the holders will be entitled to one vote for each share of Vistra Energy Common Stock held of record, and will have no cumulative voting rights.

Dividend Rights

Subject to limitations under applicable Delaware law, preferences that may apply to any outstanding shares of Vistra Energy’s preferred stock and contractual restrictions, holders of Vistra Energy Common Stock are entitled to receive dividends or other distributions ratably, when, as and if declared by the Vistra Energy Board. The ability of the Vistra Energy Board to declare dividends with respect to Vistra Energy Common Stock, however, will be subject such limitations, preferences and restrictions and the availability of sufficient funds under the DGCL to pay such dividends.

Rights upon Liquidation

In the event of a liquidation, dissolution or winding up of Vistra Energy, after the payment in full of all amounts owed to Vistra Energy’s creditors and holders of any outstanding shares of Vistra Energy’s preferred stock, the remaining assets of Vistra Energy will be distributed ratably to the holders of shares of Vistra Energy Common Stock. The rights, preferences and privileges of holders of shares of Vistra Energy Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any class or series of preferred stock which the Vistra Energy Board may designate and issue in the future without stockholder approval.

Other Rights

Holders of shares of Vistra Energy Common Stock do not have pre-emptive, subscription, redemption or conversion rights.

Blank Check Preferred Stock

Subject to limitations under applicable Delaware law, the Vistra Energy Board is authorized to issue, from time to time and without stockholder approval, up to an aggregate of 100,000,000 shares of preferred stock in one or more classes or series and to fix the designations, powers, preferences, and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of each such class or series, including the dividend rights, conversion rights, voting rights, redemption rights (including sinking fund provisions), liquidation preferences and the number of shares constituting any class or series. The issuance of preferred stock with voting and conversion rights would also adversely affect the voting power of the holders of shares of Vistra Energy Common Stock, including the potential loss of voting control to others.

Stockholder Meetings

Vistra Energy’s certificate of incorporation and bylaws provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by the Vistra Energy Board. Vistra Energy’s certificate of incorporation and bylaws provide that, except as otherwise required by applicable law or the terms of any class or series of preferred stock issued in the future, special meetings of the stockholders may be called by (a) the Vistra Energy Board at any time or (b) by the Chairman of the Vistra Energy Board or the Secretary of Vistra Energy upon the written request or requests of one or more stockholders of record holding a majority of the voting power of the then-outstanding shares of Vistra Energy’s capital stock entitled to vote on the matter or matters to be brought before the proposed special meeting and complying with the notice procedures set forth in Vistra Energy’s bylaws. Unless otherwise provided by the terms of any class or series of preferred stock issued in the future, Vistra Energy’s stockholders have no authority to act by written consent. To the extent permitted under the DGCL, Vistra Energy may conduct stockholder meetings by remote communications.

Stockholders Right to Designate Directors

Pursuant to the terms of stockholders’ agreements entered into with each Vistra Energy Principal Stockholder (each, a “Stockholder Agreement”), subject to the proper exercise of fiduciary duties of the Vistra

Energy Board, the applicable Vistra Energy Principal Stockholder will be entitled to designate one person for nomination for election to the Vistra Energy Board as a Class III director at (i) any meeting of Vistra Energy’s stockholders at which Class III directors are elected or (ii) if Vistra Energy’s certificate of incorporation no longer provides for the division of directors into three classes, any meeting of Vistra Energy’s stockholders at which directors are to be elected. If a vacancy occurs because of the death, disability, disqualification, resignation or removal of the director nominee of an applicable Vistra Energy Principal Stockholder, subject to the proper exercise of the fiduciary duties of the Vistra Energy Board, the applicable Vistra Energy Principal Stockholder will be entitled to designate such person’s successor. The foregoing rights of each Vistra Energy Principal Stockholder under its applicable Stockholder’s Agreement will terminate automatically once such Vistra Energy Principal Stockholder, together with its affiliates and investment funds, funds or accounts that are advised, managed or controlled by such Vistra Energy Principal Stockholder or its affiliates (other than Vistra Energy or any entity that is controlled by Vistra Energy), ceases to beneficially own, in the aggregate, for a period of 20 consecutive trading days, at least 22,500,000 shares of common stock of Vistra Energy that were owned by such Vistra Energy Principal Stockholder on the date of the applicable Stockholder’s Agreement.

Anti-takeover Effects of Provisions in Vistra Energy’s Certificate of Incorporation and Bylaws

Vistra Energy’s certificate of incorporation and bylaws contain a number of provisions which may have the effect of discouraging transactions that involve an actual or threatened change of control of Vistra Energy. In addition, provisions of Vistra Energy’s certificate of incorporation and bylaws may be deemed to have anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in his, her or its best interest, including those attempts that might result in a premium over the market price of the shares of Vistra Energy Common Stock held by Vistra Energy’s stockholders.

Staggered Board

Vistra Energy’s certificate of incorporation provides for three classes of directors, each of which is to be elected on a staggered basis for a term of three years. Vistra Energy’s certificate of incorporation and bylaws provide that the Vistra Energy Board consists of such number of directors as is determined from time to time by the vote of a majority of the total number of directors then authorized. Please see “The Merger Agreement—Post-Merger Governance of Vistra Energy; Headquarters” beginning on page 137 in this joint proxy statement and prospectus for a more detailed description of the composition of the board directors of Vistra Energy upon completion of the Merger.

No Written Consent of Stockholders

Any action to be taken by Vistra Energy’s stockholders must be effected at a duly called annual or special meeting and may not be effected by written consent.

Special Meetings of Stockholders

Except as required by the DGCL or the terms of any class or series of preferred stock issued in the future, special meetings of Vistra Energy’s stockholders may be called only by (a) the Vistra Energy Board at any time or (b) the Chairman of the Vistra Energy Board or the Secretary of Vistra Energy upon written request of one or more stockholders of record holding a majority of the voting power of the then-outstanding shares of Vistra Energy’s capital stock entitled to vote on the matter or matters to be brought before the proposed special meeting and complying with the notice procedures set forth in Vistra Energy’s bylaws.

Advance Notice Requirement

Stockholders must provide timely notice when seeking to:

•	bring business before an annual meeting of stockholders;

•	bring business before a special meeting of stockholders (if contemplated and permitted by the notice of a special meeting); or

•	nominate candidates for election to the Vistra Energy Board at an annual meeting of stockholders or at a special meeting of stockholders called for the purpose of electing one or more directors to the Vistra Energy Board.

To be timely, a stockholder’s notice generally must be received by the Secretary of Vistra Energy at its principal executive offices:

•	in the case of an annual meeting:

•	not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the date of the immediately preceding year’s annual meeting, or

•	if the annual meeting is called for a date that is more than 30 days before or more than 60 days after the first anniversary of the date of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year, not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to the annual meeting and the 10th day following the day on which the first public announcement of the date of the annual meeting is made by Vistra Energy; or

•	in the case of a special meeting, not earlier than the close of business on the 120th day and not later than the close of business on the later of the 90th day prior to the special meeting and the 10th day following the day on which public announcement is first made of the date of the special meeting and the nominees proposed by the Vistra Energy Board.

Vistra Energy’s certificate of incorporation and bylaws also specify requirements as to the form and content of the stockholder’s notice. These provisions may preclude stockholders from bringing matters before or proposing director nominees to an annual meeting or a special meeting of stockholders.

Issuance of Blank Check Preferred Stock

The Vistra Energy Board is authorized to issue, without further action by the stockholders, up to 100,000,000 shares of preferred stock with rights and preferences designated from time to time by the Vistra Energy Board as described above under “—Rights and Preferences of Vistra Energy Capital Stock—Blank Check Preferred Stock.” The existence of authorized but unissued shares of preferred stock may enable the Vistra Energy Board to render more difficult or discourage an attempt to obtain control of Vistra Energy by means of a merger, tender offer, proxy contest or otherwise.

Removal of Directors

Vistra Energy’s certificate of incorporation and bylaws provide that directors may only be removed for cause and only upon the affirmative vote of a majority of the voting power of the capital stock outstanding and entitled to vote thereon.

Section 203 of the DGCL

Vistra Energy has elected not to be governed by Section 203 of the DGCL, as permitted under and pursuant to subsection (b) of Section 203 in its certificate of incorporation. Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s outstanding voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, Vistra Energy is currently not subject to any anti-takeover effects of Section 203, although no assurance can be given that Vistra Energy will not elect to be governed by Section 203 of the DGCL in the future.

Amendment of Bylaws and Certificate of Incorporation

The approval of a 66 2/3% super-majority of the voting power of the then outstanding shares of Vistra Energy’s capital stock entitled to vote will be required to amend certain provisions of Vistra Energy’s bylaws or to amend certain provisions of Vistra Energy’s certificate of incorporation, including provisions relating to indemnification and exculpation of directors and officers and provisions relating to amendment of Vistra Energy’s bylaws and certificate of incorporation by the Vistra Energy Board. In addition, Vistra Energy’s certificate of incorporation provides certain rights to the Vistra Energy Principal Stockholders, relating to business opportunities, which are more fully described under “—Business Opportunities” below. Until the last to occur of (a) each Vistra Energy Principal Stockholder and its respective affiliates ceases to own at least 5% of Vistra Energy’s outstanding common stock or (b) no director is serving on the Vistra Energy Board pursuant to the rights of the Vistra Energy Principal Stockholders to nominate such directors in accordance with Vistra Energy’s bylaws and each such Vistra Energy Principal Stockholder’s Stockholder Agreement, the approval of an 80% super-majority of the voting power of the then outstanding shares of Vistra Energy’s capital stock entitled to vote will be required to amend Vistra Energy’s certificate of incorporation in any manner inconsistent with these rights.

Business Opportunities

Vistra Energy’s certificate of incorporation provides that the Vistra Energy Principal Stockholders and their respective affiliates, to the fullest extent permitted by law, have no duty to refrain from engaging in the same or similar business activities or lines of business in which Vistra Energy or any of its affiliates now engage or propose to engage or otherwise competing with Vistra Energy or any of its affiliates. To the fullest extent permitted by applicable law, Vistra Energy has renounced any interest or expectancy in, or the right to be offered an opportunity to participate in, any business opportunity which may be a business opportunity of one of such stockholders. Vistra Energy has not, however, renounced any interest in any business opportunity offered to any director or officer of Vistra Energy if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of Vistra Energy.

Authorized but Unissued Shares

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which will apply so long as Vistra Energy Common Stock remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. These additional shares may be utilized for a variety of corporate purposes, including future public or private offerings to raise additional capital and for corporate acquisitions.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, Vistra Energy’s stockholders have appraisal rights in connection with a merger or consolidation of Vistra Energy. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery. Notwithstanding the foregoing, no dissenters’ or appraisal rights will be available to Vistra Energy’s stockholders with respect to the Merger.

Stockholders’ Derivative Actions

Under the DGCL, any of Vistra Energy’s stockholders may bring an action in Vistra Energy’s name to procure a judgment in Vistra Energy’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of shares of Vistra Energy’s capital stock at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Exclusive Forum

Vistra Energy’s certificate of incorporation provides that unless Vistra Energy consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, and subject to applicable jurisdictional requirements, any state court located in the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) is the sole and exclusive forum for any stockholder (including any beneficial owner) to bring any claim (a) based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity or (b) as to which the DGCL confers jurisdiction on the Court of Chancery. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of Vistra Energy’s capital stock shall be deemed to have notice of, and consented to the forum provisions in, Vistra Energy’s certificate of incorporation. The enforceability of similar forum provisions in other companies’ certificates of incorporation, however, has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.

Limitations on Liability and Indemnification of Directors and Officers

The DGCL authorizes corporations to limit or eliminate the personal liability of Vistra Energy’s directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions and conditions. Vistra Energy’s certificate of incorporation limits the liability of directors to the fullest extent permitted by the DGCL. Such section eliminates the personal liability of a director to Vistra Energy for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Vistra Energy or Vistra Energy’s stockholders, (ii) for acts or omission not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. In addition, Vistra Energy’s bylaws and separate indemnification agreements provide that Vistra Energy must indemnify Vistra Energy’s directors and officers to the fullest extent permitted by the DGCL. Under Vistra Energy’s bylaws, Vistra Energy agrees that it is the indemnitor of first resort to provide advancement of expenses or indemnification to directors and officers.

The limitation of liability and indemnification provisions included in Vistra Energy’s certificate of incorporation and bylaws and separate indemnification agreements may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit Vistra Energy and its stockholders. In addition, your investment in Vistra Energy may be adversely affected to the extent Vistra Energy pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Transfer Agent and Registrar

The transfer agent and registrar for Vistra Energy Common Stock is American Stock Transfer & Trust Company.

Listing

Vistra Energy Common Stock is listed on the NYSE under the symbol “VST”.

COMPARISON OF RIGHTS OF VISTRA ENERGY STOCKHOLDERS AND DYNEGY STOCKHOLDERS

Both Vistra Energy and Dynegy are organized under Delaware law. The rights of Vistra Energy stockholders are governed by the DGCL and Vistra Energy’s certificate of incorporation and bylaws. The rights of Dynegy stockholders are governed by the DGCL and Dynegy’s certificate of incorporation and bylaws. Upon the consummation of the Merger, the rights of the former Dynegy stockholders who receive shares of Vistra Energy Common Stock will be governed by, and will be subject to, the DGCL and Vistra Energy’s certificate of incorporation and bylaws.

The following comparison is a summary of certain material differences as of the date of this joint proxy statement and prospectus between the rights of Vistra Energy stockholders and the rights of Dynegy stockholders under the governing documents of Vistra Energy and Dynegy and the above-described laws which govern Vistra Energy and Dynegy. The following summary is qualified in its entirety by reference to the relevant provisions of (i) the DGCL, (ii) Vistra Energy’s certificate of incorporation and bylaws and (iii) Dynegy’s certificate of incorporation and bylaws.

This section does not include a complete description of all of the differences between the rights of Vistra Energy stockholders and Dynegy stockholders, nor does it include a complete description of the specific rights of such holders. Furthermore, the identification of some of the differences in the rights of such holders is not intended to indicate that other differences that may be equally important do not exist. You are urged to read carefully the relevant provisions of Delaware law, as well as the governing documents of each of Vistra Energy and Dynegy filed with the SEC, each as amended, restated, supplemented or otherwise modified from time to time, copies of which are available, without charge, to any person, including any beneficial owner of Vistra Energy Common Stock and Dynegy Common Stock to whom this joint proxy statement and prospectus is delivered, by following the instructions listed under “Where You Can Find More Information and Incorporation by Reference” beginning on page 243 in this joint proxy statement and prospectus.

	Vistra Energy	Dynegy
Corporate Governance

Vistra Energy is a Delaware corporation, incorporated pursuant to the DGCL.

The rights of Vistra Energy stockholders are governed by the DGCL, Vistra Energy’s certificate of incorporation and bylaws and, as applicable, the Stockholder Agreements with each Vistra Energy Principal Stockholder.

Dynegy is a Delaware corporation, incorporated pursuant to the DGCL.

The rights of Dynegy stockholders are governed by the DGCL, Dynegy’s certificate of incorporation and bylaws, and, as applicable, the stockholder agreements with each Dynegy Principal Stockholder.

Authorized Capital Stock

Vistra Energy is authorized to issue 1,900,000,000 shares of stock, consisting of (i) 1,800,000,000 shares of common stock, $0.01 par value per share, and (ii) 100,000,000 shares of preferred stock, $0.01 par value per share.

As of January 19, 2018, there were 428,425,233 shares of Vistra Energy Common Stock outstanding and no shares of preferred stock outstanding.

Dynegy is authorized to issue 440,000,000 shares of stock, consisting of (i) 420,000,000 shares of common stock, $0.01 par value per share, and (ii) 20,000,000 shares of preferred stock, $0.01 par value per share.

As of January 19, 2018, there were 144,384,491 shares of Dynegy Common Stock outstanding and no shares of preferred stock outstanding.

Voting Rights	Subject to the rights of holders of any outstanding preferred stock, each holder	Subject to the rights of holders of any outstanding preferred stock, each holder

	Vistra Energy	Dynegy
	of Vistra Energy Common Stock is entitled to one vote for each share of Vistra Energy Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote.	of Dynegy Common Stock is entitled to one vote for each share of Dynegy Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote.

Size of Board	The number of directors is determined from time to time solely by resolution adopted by the affirmative vote of a majority of the total number of directors then authorized. Currently, the Vistra Energy Board consists of eight directors.	The number of directors is determined from time to time solely by resolution adopted by the affirmative vote of a majority of the total number of directors then authorized. Currently, the Dynegy Board consists of eight directors.

Election of Directors

Vistra Energy’s bylaws provide that directors shall be elected by the plurality of votes cast at any meeting for the election of directors at which a quorum is present. Holders of common stock do not have cumulative voting rights.

Certain Vistra Energy Principal Stockholders have the right to nominate persons for election to the Board of Directors. See “Certain Relationships and Related Party Transactions—Stockholder’s Agreements.”

Dynegy’s certificate of incorporation provides that each director is elected by the plurality of votes cast at any meeting for the election of directors at which a quorum is present. Holders of common stock do not have cumulative voting rights.

Removal of Directors	Except for additional directors elected by the holders of any outstanding series of Vistra Energy’s preferred stock, any director, or the entire Vistra Energy Board, may be removed from office at any time, but only for cause and only by the affirmative vote of at least a majority of the voting power of the stock outstanding and entitled to vote thereon.	Any director elected by the holders of Dynegy Common Stock may be removed without cause by a vote of the majority holders of Dynegy Common Stock.

Filling Vacancies on Board	Subject to the rights of holders of any outstanding series of Vistra Energy’s preferred stock, any vacancy in the Vistra Energy Board is filled by the affirmative vote of a majority of the remaining directors then in office and entitled to vote.	Subject to the rights of holders of any outstanding series of Dynegy’s preferred stock, any vacancy with respect to directors elected by the holders of Dynegy Common Stock will be filled by the remaining directors, unless such vacancy occurred because of the removal (with or without cause) of a director, in which event such vacancy will be filled by the affirmative vote of holders of a majority of the outstanding shares of capital stock.

	Vistra Energy	Dynegy
Amendment of Certificate of Incorporation

Subject to the exceptions described below, Vistra Energy has the right to amend any provision contained in its certificate of incorporation and any other provisions authorized by the DGCL in the manner prescribed by the DGCL.

The affirmative vote of at least 66 2/3% of the voting power of the stock outstanding and entitled to vote thereon is required to amend the provisions of Vistra Energy’s certificate of incorporation that govern the amendment thereof and the liability of its directors.

The affirmative vote of holders of at least 80% of the voting power of the Vistra Energy stock outstanding and entitled to vote thereon is required to amend provisions of the certificate of incorporation to be inconsistent with the provisions thereof governing corporate opportunities (as described below) until the occurrence of the later of (i) each of the Vistra Energy Principal Stockholders and their respective affiliates ceasing to beneficially own (as determined in accordance with Rules 13d-3 and 13d-5 promulgated under the Securities Exchange Act of 1934, as amended) shares of Vistra Energy Common Stock representing at least 5% of the votes entitled to be cast by the then-outstanding shares of all classes and series of capital stock of Vistra Energy entitled generally to vote on the election of the directors of Vistra Energy (or any class thereof) at any annual or special meeting of stockholders, and (ii) no director serving on the Vistra Energy Board pursuant to the right of a Vistra Energy Principal Stockholder to nominate such director for election to the Vistra Energy Board in accordance with the Vistra Energy’s bylaws and pursuant to such Vistra Energy Principal Stockholder’s respective Stockholder Agreement.

Subject to the exceptions described below, Dynegy has the right to amend any provision contained in its certificate of incorporation and any other provisions authorized by the DGCL in the manner prescribed by the DGCL.

Any decrease or diminishment in scope of the provisions of the certificate of incorporation governing limitations of liability and indemnification of directors and officers requires the consent of the directors and officers, and with respect to directors such provisions cannot be repealed or modified if it would adversely affect any right or protection of a director of Dynegy existing at such time.

Amendment of Bylaws	The Vistra Energy Board is expressly authorized to adopt, amend or repeal Vistra Energy’s bylaws. For the stockholders to adopt, amend or repeal	The Dynegy Board may alter, amend or repeal Dynegy’s bylaws; provided that no amendment or repeal of the provisions thereof governing (a) the notice

	Vistra Energy	Dynegy
	any provision of Vistra Energy’s bylaws inconsistent with the provisions governing director and officer indemnification and advancement of expenses or the provisions governing amendment of the bylaws, an affirmative vote of at least 66 2/3% of the voting power of the stock outstanding and entitled to vote thereon is required.	requirements or agenda for meetings of directors, (b) the establishment of committees of directors, (c) any emergency board of directors or (d) amendments to the bylaws will be effective except upon the approval of the affirmative vote of a majority of the entire number of directors then in office. Dynegy’s stockholders may alter, amend or repeal Dynegy’s bylaws.

Special Meetings of Stockholders	Special meetings of the stockholders for any purpose: may be called (a) at any time by the Vistra Energy Board, and (b) by the Chairman of the Vistra Energy Board or the Secretary of Vistra Energy upon written request from one or more stockholders of record that (i) at the time the request is delivered, hold shares representing at least a majority of the voting power of the stock entitled to vote on the matter to be brought before the proposed special meeting and (ii) comply with the procedures for calling a special meeting set forth in Vistra Energy’s bylaws.	Special meetings of stockholders may be called only by the chairman of the Dynegy Board, the chief executive officer of Dynegy, the president of Dynegy, a majority of the Dynegy Board, or the holders of not less than 20% of all the outstanding shares of Dynegy entitled to vote on the matter for which the meeting is called. The Dynegy Board may postpone or reschedule any special meeting previously scheduled by the chairman of the Dynegy Board, the chief executive officer of Dynegy or the president of Dynegy.

Stockholder Consent in Lieu of Meeting	No action that is required or permitted to be taken by the stockholders of Vistra Energy at any annual or special meeting of the stockholders may be effected by written consent of stockholders in lieu of a meeting of Vistra Energy’s stockholders.	Any action required to be taken, or action which may be taken, at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing is signed by the holders of the outstanding stock of Dynegy having not less than the minimum number of votes that would be necessary to authorize or take such action under the provisions of the DGCL or Dynegy’s certificate of incorporation at a meeting which all shares of Dynegy entitled to vote thereon were present and voted.

Limitation of Liability and Indemnification of Directors and Officers

Vistra Energy’s certificate of incorporation provides that, to the fullest extent permitted by the DGCL, no director of Vistra Energy is to be personally liable to Vistra Energy or its stockholders for monetary damages for breach of fiduciary duty as a director.

Each director or officer who was or is a party or is threatened to be made a party

Dynegy’s certificate of incorporation provides that to the fullest extent permitted by the DGCL, no director of Dynegy will be personally liable to Dynegy or its stockholders for monetary damages for breach of fiduciary duty as a director.

Dynegy will indemnify, to the fullest extent permitted by law, any person who

	Vistra Energy	Dynegy
	to any action or proceeding by reason of the fact that he or she is or was a director or officer of Vistra Energy, or is or was serving at the request of Vistra Energy while a director or officer thereof as the director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, or by reason of anything done or not done by him or her in any such capacity, is to be indemnified and held harmless by Vistra Energy to the fullest extent authorized by applicable law, including the DGCL, against all expense, liability and loss actually and reasonably incurred in connection therewith; provided, however, except as otherwise required by law, Vistra Energy will indemnify such person in connection with a proceeding initiated by such person only if such proceeding, or part thereof, was authorized or ratified by the Vistra Energy Board.	was or is a party, or is threatened to be made a party, to any action, suit or proceeding by reason of the fact that the person is or was a director or officer of Dynegy, or is or was serving at the request of Dynegy while a director or officer thereof as the director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, against expenses actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of Dynegy and, with respect to any criminal action or proceeding, has no reasonable cause to believe the person’s conduct was unlawful.

Distributions	Subject to the rights of the holders of any outstanding series of preferred stock, holders of Vistra Energy Common Stock are entitled to receive dividends and other distributions in cash, stock of any corporation or property of Vistra Energy as may be declared thereon by the Vistra Energy Board from time to time out of assets or funds of Vistra Energy legally available, and shall share equally on a per share basis in all such dividends and other distributions.	Subject to the rights of the holders of any outstanding series of preferred stock, holders of Dynegy Common Stock are entitled to receive dividends and other distributions in cash, stock of any corporation or property of Dynegy as may be declared thereon by the Dynegy Board from time to time out of assets or funds of Dynegy legally available, and shall share equally on a per share basis in all such dividends and other distributions.

Corporate Opportunities	Vistra Energy’s certificate of incorporation provides that the Vistra Energy Principal Stockholders and their respective affiliates, to the fullest extent permitted by law, have no duty to refrain from engaging in the same or similar business activities or lines of business in which Vistra Energy or any of its affiliates now engage or propose to engage or otherwise competing with Vistra Energy or any of its affiliates. To the fullest extent permitted by applicable law, Vistra Energy has renounced any interest or expectancy in, or the right to	Dynegy’s certificate of incorporation and bylaws do not contain any provisions related to corporate opportunities.

	Vistra Energy	Dynegy
be offered an opportunity to participate in, any business opportunity which may be a business opportunity of one of such Vistra Energy Principal Stockholders. Vistra Energy has not, however, renounced any interest in any business opportunity offered to any director or officer of Vistra Energy if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of Vistra Energy.

Staggered Board	Vistra Energy’s certificate of incorporation provides for three classes of directors, each of which is to be elected on a staggered basis for a term of three years.	Dynegy’s certificate of incorporation and bylaws do not contain any provisions related to a staggered board.

Advance Notice

Vistra Energy stockholders must provide timely notice when seeking to:

•   bring business before an annual meeting of Vistra Energy stockholders;

•   bring business before a special meeting of Vistra Energy stockholders (if contemplated and permitted by the notice of a special meeting); or

•   nominate candidates for election to the Vistra Energy Board at an annual meeting of Vistra Energy stockholders or at a special meeting of Vistra Energy stockholders called for the purpose of electing one or more directors to the Vistra Energy Board.

To be timely, a stockholder’s notice generally must be received by the corporate secretary of Vistra Energy at its principal executive offices:

•   in the case of an annual meeting:

•   not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the date of the immediately preceding year’s annual meeting, or

Dynegy’s bylaws establish an advance notice procedure for Dynegy stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the Dynegy Board. Dynegy stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Dynegy Board or by a Dynegy stockholder who was a Dynegy stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given the corporate secretary of Dynegy timely written notice, in proper form, of the Dynegy stockholder’s intention to bring that business before the meeting.

	Vistra Energy	Dynegy

•   if the annual meeting is called for a date that is more than 30 days before or more than 60 days after the first anniversary of the date of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year, not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to the annual meeting and the 10th day following the day on which the first public announcement of the date of the annual meeting is made by Vistra Energy; or

•   in the case of a special meeting, not earlier than the close of business on the 120th day and not later than the close of business on the later of the 90th day prior to the special meeting and the 10th day following the day on which public announcement is first made of the date of the special meeting and the nominees proposed by the Vistra Energy Board.

Exclusive Forum	Vistra Energy’s certificate of incorporation provides that unless Vistra Energy consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, and subject to applicable jurisdictional requirements, any state court located in the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) is the sole and exclusive forum for any stockholder (including any beneficial owner) to bring any claim (a) based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity or (b) as to which the DGCL confers jurisdiction on	Dynegy’s bylaws provide that unless Dynegy consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Dynegy, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, stockholder, employee or agent of Dynegy to Dynegy or its stockholders, (iii) any action asserting a claim against Dynegy or any director, officer, stockholder, employee or agent of Dynegy arising out of or relating to any provision of the DGCL, Dynegy’s certificate of incorporation or bylaws, or (iv) any action asserting a claim against

Vistra Energy	Dynegy
the Court of Chancery. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of Vistra Energy capital stock shall be deemed to have notice of, and consented to the forum provisions in, Vistra Energy’s certificate of incorporation.	Dynegy or any director, officer, stockholder, employee or agent of Dynegy governed by the internal affairs doctrine of the State of Delaware; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case, unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein. Any person or entity purchasing or otherwise acquiring any interest in shares of Dynegy shall be deemed to have notice of, and consented to, the forum provisions in Dynegy’s bylaws.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Since May 10, 2017, Vistra Energy Common Stock has been listed on the NYSE under the symbol “VST”. Upon Emergence and through May 9, 2017, Vistra Energy Common Stock was listed on the OTCQX US under the symbol “VSTE”. Dynegy Common Stock is listed on the NYSE under the symbol “DYN”.

The following table presents closing prices for Vistra Energy Common Stock and Dynegy Common Stock on October 27, 2017, the last trading day before the public announcement of the Merger, and January 19, 2018, the latest practicable trading date before the date of this document. The table also presents the equivalent market value per share of Dynegy Common Stock as determined by multiplying the closing prices of shares of Vistra Energy Common Stock on October 27, 2017 and January 19, 2018 by the Exchange Ratio of 0.652x provided for in the Merger Agreement.

	Vistra Energy Common Stock	Dynegy Common Stock	Equivalent Per Share of Dynegy Common Stock
October 27, 2017	$20.30	$11.22	$13.24
January 19, 2018	$19.49	$12.59	$12.71

The market prices of Vistra Energy Common Stock and Dynegy Common Stock will fluctuate between the date of this document and the completion of the Merger.

The following table sets forth the per share high and low sales prices and per share cash dividends declared for Vistra Energy Common Stock and Dynegy Common Stock for the periods presented.

	Vistra Energy Common Stock			Dynegy Common Stock
	High	Low	Cash Dividend	High	Low	Cash Dividend
2018
First quarter (through January 19, 2018)	$19.56	$17.95	$—	$12.62	$11.53	$—

2017
Fourth quarter	$20.49	$17.24	$—	$12.49	$9.09	$—
Third quarter	$18.70	$15.88	$—	$9.93	$7.38	$—
Second quarter	$16.86	$14.59	$—	$9.12	$5.93	$—
First quarter	$17.95	$15.36	$—	$10.42	$6.96	$—

2016
Fourth quarter	$16.40	$13.60	$2.32	$13.38	$7.34	$—
Third quarter				$18.09	$12.04	$—
Second quarter				$21.51	$14.16	$—
First quarter				$14.37	$7.43	$—

2015
Fourth quarter				$23.70	$10.02	$—
Third quarter				$30.07	$19.68	$—
Second quarter				$34.16	$29.25	$—

Because the Exchange Ratio will not be adjusted for changes in the market price of either Vistra Energy Common Stock or Dynegy Common Stock, the market value of the Vistra Energy Common Stock that holders of Dynegy Common Stock will have the right to receive on the date the Merger is completed may vary significantly from the market value of the Vistra Energy Common Stock that holders of Dynegy Common Stock would receive if the Merger were completed on the date of this joint proxy statement and prospectus. As a result, you should obtain recent market prices of Vistra Energy Common Stock and Dynegy Common Stock prior to voting your shares. See “Risk Factors—Risks Related to the Merger” beginning on page 33.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED PER SHARE FINANCIAL INFORMATION

[Intentionally Omitted]

PRINCIPAL AND MANAGEMENT STOCKHOLDERS OF VISTRA ENERGY

The following table sets forth information as of December 31, 2017 (except in the case of the Vanguard Group, Inc. which is as of September 30, 2017) regarding the beneficial ownership of Vistra Energy Common Stock by (i) each of Vistra Energy’s current directors, (2) each of Vistra Energy’s current executive officers, (3) all of Vistra Energy’s directors and executive officers as a group and (4) each person or entity known to Vistra Energy to beneficially own more than 5% of Vistra Energy’s outstanding shares of Vistra Energy Common Stock.

Beneficial ownership for the purposes of this table is determined in accordance with the rules and regulations of the SEC. Under such rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and any shares which the person has the right to dispose or acquire within 60 days of December 31, 2017. Vistra Energy Common Stock subject to options, RSUs or warrants, regardless of whether such arrangement is currently in the money, that are currently exercisable or exercisable within 60 days of December 31, 2017 are deemed to be outstanding and beneficially owned by the person holding the options, RSUs or warrants. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 428,398,802 shares of Vistra Energy Common Stock outstanding as of December 31, 2017. Except as disclosed in the footnotes to this table, Vistra Energy believes that each stockholder identified in the table possesses sole voting and investment power over all shares of Vistra Energy Common Stock shown as beneficially owned by the stockholder.

All percentages and share amounts are approximate based on current information available to Vistra Energy. The information available to Vistra Energy may be incomplete. Unless otherwise noted, the address for each person listed on the table is c/o Vistra Energy Corp., 6555 Sierra Drive, Irving, Texas 75039.

Name of Beneficial Owner	Number of Shares of Vistra Energy Common Stock Beneficially Owned	Percentage of All Shares of Vistra Energy Common Stock
5% Stockholders
Apollo Funds(1)	52,876,115	12.34%
Brookfield Asset Management Inc. Managed Entities(2)	66,370,568	15.49%
Opps VIIb TCEH Holdings, LLC(3)	49,864,597	11.64%
Seismic Holding LLC(4)	22,880,381	5.34%
The Vanguard Group, Inc.(5)	21,749,127	5.08%
Directors and Executive Officers
Gavin R. Baiera(6)	0	*
Jennifer Box(7)	0	*
Brian K. Ferraioli	5,750	*
Scott B. Helm(8)	6,400	*
Jeff D. Hunter(9)	17,169	*
Cyrus Madon(10)	66,370,568	15.49%
Curtis A. Morgan(11)	251,103	*
Geoffrey D. Strong(12)	0	*
James A. Burke(13)	136,723	*
Sara Graziano(14)	38,278	*
J. William Holden(15)	87,981	*
Scott A. Hudson(16)	31,899	*
Carrie Lee Kirby(17)	51,040	*
Stephanie Zapata Moore(18)	38,278	*
Stephen J. Muscato(19)	31,899	*
Terry L. Nutt(20)	19,138	*
All directors and executive officers as a group (16 persons)	67,086,226	15.66%

*	Less than 1%

(1)	Represents shares of Vistra Energy Common Stock held of record by various entities (collectively, the Apollo Funds) for which affiliates of Apollo Principal Holdings III, L.P. (Principal Holdings III), APH Holdings, L.P. (APH Holdings) and APH Holdings (DC), L.P. (APH Holdings (DC)), respectively, serve as investment advisors or portfolio managers, and in some cases as general partners, of certain of the Apollo Funds. Apollo Principal Holdings III GP, Ltd. (Principal Holdings III GP) is the general partner of Principal Holdings III and APH Holdings, and Apollo Principal Holdings IV GP, Ltd. (Principal Holdings IV GP) is the general partner of APH Holdings (DC). Also includes shares of Vistra Energy Common Stock held of record by certain of the Apollo Funds for which affiliates of Apollo Management Holdings, L.P. (Management Holdings) serve as investment managers or portfolio managers. The general partner of Management Holdings is Apollo Management Holdings GP, LLC (Management Holdings GP). Leon Black, Joshua Harris and Marc Rowan are the directors of Principal Holdings III GP and Principal Holdings IV GP, and the managers, as well as executive officers, of Management Holdings GP, and as such may be deemed to have voting and dispositive control over the shares of common stock held by the Apollo Funds. The address of each of APH Holdings, APH Holdings (DC) and Principal Holdings IV GP is One Manhattanville Road, Suite 201, Purchase, New York 10577. The address of each of Principal Holdings III and Principal Holdings III GP is c/o Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9006, Cayman Islands. The address of each of Management Holdings and Management Holdings GP, and Messrs. Black, Harris and Rowan, is 9 West 57th Street, 43rd Floor, New York, New York 10019.
(2)	Reflects shares of common stock held by entities affiliated with and/or with accounts managed by affiliates of Brookfield Asset Management Inc. The registered holders of shares include BCP Titan Aggregator, L.P., BCP Titan Sub Aggregator, L.P., Brookfield Titan Holdings LP, 11 co-investment limited partnership vehicles of which Titan Co-Investment GP, LLC is the general partner, Longhorn Capital GS LP and Seismic Holding LLC (collectively, the investment vehicles).

The following Brookfield entities, which do not themselves hold any shares of common stock but which are controlling entities of certain of the investment vehicles, may be deemed to constitute a “group” with the investment vehicles within the meaning of Section 13(d)(3) under the Exchange Act and Rule 13d-5(b)(1) thereunder and each member of the “group” may be deemed to beneficially own all shares of common stock held by all members of the “group” set forth in the table above: Brookfield Asset Management Inc., Partners Limited, Brookfield Private Equity Inc., Brookfield US Corporation, Brookfield Private Equity Holdings LLC, Brookfield Private Equity Direct Investments Holdings LP, Titan Co-Investment GP, LLC, Brookfield Private Equity Group Holdings LP, Brookfield Capital Partners Ltd., Brookfield Holdings Canada Inc., Brookfield Private Funds Holdings Inc., Brookfield Canada Adviser and Brookfield Asset Management Private Institutional Capital Adviser (Canada), L.P. (BAMPIC).

The total number of reported shares includes the shares beneficially owned by Seismic Holding LLC. By virtue of various agreements and arrangements with Seismic Holding LLC, Brookfield Asset Management Inc. and certain of the investment vehicles share beneficial ownership of shares beneficially owned by Seismic Holding LLC. See footnote (4) to this table.

Each of the investment vehicles expressly disclaims, to the extent permitted by applicable law, beneficial ownership of any shares of common stock held by each of the other investment vehicles and the existence of a “group” involving the other investment vehicles or other Brookfield affiliates set forth in this footnote.

The numbers above include certain shares held in reserve by Vistra Energy’s transfer agent upon Emergence, pending release following the resolution of intercreditor arrangements in connection with the Plan.

The address of each Brookfield-managed entity (other than Seismic Holding LLC) is c/o BAMPIC, 250 Vesey Street, 15th Floor, New York, New York 10281.

(3)	The managing member of Opps VIIb TCEH Holdings, LLC is OCM Opportunities Fund VIIb Delaware, L.P. The general partner of OCM Opportunities Fund VIIb Delaware, L.P. is Oaktree Fund GP, LLC. The managing member of Oaktree Fund GP, LLC is Oaktree Fund GP I, L.P. The general partner of Oaktree Fund GP I, L.P. is Oaktree Capital I, L.P. The general partner of Oaktree Capital I, L.P. is OCM Holdings I, LLC. The managing member of OCM Holdings I, LLC is Oaktree Holdings, LLC.

Includes 34,719,812 common shares of the Issuer directly held by certain funds, accounts and special purpose entities managed by Oaktree Capital Management, L.P. or its affiliates. The general partner of Oaktree Capital Management, L.P. is Oaktree Holdings, Inc. The sole shareholder of Oaktree Holdings, Inc. and the managing member of Oaktree Holdings, LLC is Oaktree Capital Group, LLC. The duly elected manager of Oaktree Capital Group, LLC is Oaktree Capital Group Holdings GP, LLC (OCGH GP). OCGH GP is managed by an executive committee consisting of Howard S. Marks, Bruce A. Karsh, Jay S. Wintrob, John B. Frank, David M. Kirchheimer and Sheldon M. Stone. The address for all of the entities and individuals identified above is 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071.

(4)	Seismic Holding LLC holds 15,900,080 shares (including 107,025 shares held in reserve by Vistra Energy’s transfer agent upon Emergence, pending release following the resolution of intercreditor arrangements in connection with the Plan).

In addition, Seismic Holding may be deemed to have beneficial ownership of all the shares held by entities affiliated with Brookfield Asset Management Inc. set forth in footnote (2) to this table, by virtue of various agreements and arrangements that may be deemed to grant Seismic Holding LLC voting power and/or investment power with respect to the shares held by such entities, including the shares held by Longhorn Capital GS LP, of which Seismic Holding LLC is a limited partner with powers that may be deemed to constitute voting power and/or investment power with respect to the shares held by the limited partnership.

The total number of reported shares is included in the total described in footnote (2) to this table.

Each of Seismic Holding LLC and its controlling persons expressly disclaims, to the extent permitted by applicable law, the existence of a “group” (within the meaning of Section 13(d)(3) under the Exchange Act and Rule 13d-5(b)(1) thereunder) involving such Brookfield entities and beneficial ownership of any shares of common stock held by any of the Brookfield entities (including Longhorn Capital GS LP), with the exception of the 6,980,301 shares held by Longhorn Capital GS LP in which Seismic Holding LLC has an interest. Seismic Holding LLC is 100% indirectly owned by Qatar Investment Authority. The address of Seismic Holding LLC is Q-Tel Tower, 8th Floor, Diplomatic Area Street, West Bay, P.O. Box 23224, Doha, State of Qatar.

(5)	Reflects shares of Vistra Energy Common Stock held as of September 30, 2017.
(6)	The shares reported exclude 18,320,311 shares owned by funds and accounts managed by Angelo, Gordon & Co. that were previously disclosed and may have been deemed to be beneficially owned by Mr. Baiera as managing director thereof due to the fact that Mr. Baiera is no longer associated with Angelo, Gordon & Co.
(7)	Excludes 49,485,715 shares held directly by Opps VIIb TCEH Holdings, LLC, an affiliate of Oaktree Capital Management, L.P.
(8)	All of the shares reported are common shares owned directly by Mr. Helm.
(9)	All of the shares reported are common shares owned directly by Mr. Hunter and 10,000 of these shares have been pledged as security.
(10)	All of the shares reported are beneficially owned by the Brookfield Asset Management Inc. Managed Entities as disclosed in footnote (2) to this table and may be deemed to be beneficially owned by Mr. Madon as the senior managing partner of Brookfield Asset Management Inc. To the extent Mr. Madon is deemed to be the beneficial owner of any such shares beneficially owned by the Brookfield Asset Management Inc. Managed Entities, Mr. Madon expressly disclaims beneficial ownership thereof.
(11)	119,525 of the shares reported are common shares owned directly by Mr. Morgan; and 131,578 of the shares are vested stock options.

(12)	Mr. Strong is associated with Apollo Management, L.P. (Apollo Management) and its affiliate, Apollo Management Holdings, L.P. (Management Holdings). Affiliates of Apollo Management and Management Holdings directly or indirectly serve as investment managers, portfolio managers, investment advisors, and in some cases serve as general partners of, the Apollo Funds. As such, Management Holdings, Apollo Management and its affiliated investment managers or investment advisors may be deemed to beneficially own the shares of Vistra Energy Common Stock held by Apollo Funds. Mr. Strong disclaims beneficial ownership of all of the shares of Vistra Energy Common Stock that may be deemed to be beneficially owned by the Apollo Funds, Apollo Management, Management Holdings or any of their affiliated investment managers or advisors. The address of Mr. Strong is c/o Apollo Management, L.P., 9 West 57th Street, 43rd Floor, New York, New York 10019.
(13)	31,460 of the shares reported are common shares owned directly by Mr. Burke; and 105,263 of the shares are vested stock options.
(14)	6,700 of the shares reported are common shares owned directly by Ms. Graziano; and 31,578 of the shares are vested stock options.
(15)	17,598 of the shares reported are common shares owned directly by Mr. Holden; and 70,383 of the shares are vested stock options.
(16)	5,584 of the shares are common shares owned directly by Mr. Hudson; and 26,315 of the shares are vested stock options.
(17)	8,935 of the shares reported are common shares owned directly by Ms. Kirby; and 42,105 of the shares are vested stock options.
(18)	6,700 of the shares reported are common shares owned directly by Ms. Moore; and 31,578 of the shares are vested stock options
(19)	5,584 of the shares are common shares owned directly by Mr. Muscato; and 26,315 of the shares are vested stock options.
(20)	3,349 of the shares reported are common shares owned directly by Mr. Nutt; and 15,789 of the shares are vested stock options.

PRINCIPAL AND MANAGEMENT STOCKHOLDERS OF DYNEGY

The following table sets forth information as of December 31, 2017 regarding the beneficial ownership of Dynegy Common Stock by (1) each of Dynegy’s current directors, (2) each of Dynegy’s current executive officers, (3) all of Dynegy’s directors and executive officers as a group and (4) each person or entity known to Dynegy to beneficially own more than 5% of Dynegy’s outstanding shares of Dynegy Common Stock.

Beneficial ownership for the purposes of this table is determined in accordance with the rules and regulations of the SEC. Under such rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and any shares that the person has the right to dispose or acquire within 60 days of December 31, 2017. Dynegy Common Stock subject to options, RSUs, tangible equity units or warrants, regardless of whether such arrangement is currently in the money, that are currently exercisable or exercisable within 60 days of December 31, 2017 are deemed to be outstanding and beneficially owned by the person holding the options, RSUs, tangible equity units or warrants. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 144,384,491 shares of Dynegy Common Stock outstanding as of December 31, 2017. Except as disclosed in the footnotes to this table, Dynegy believes that each stockholder identified in the table possesses sole voting and investment power over all shares of Dynegy Common Stock shown as beneficially owned by the stockholder.

All percentages and share amounts are approximate based on current information available to Dynegy. The information available to Dynegy may be incomplete. Unless otherwise noted, the address for each person listed on the table is c/o Dynegy Inc., 601 Travis Street, Suite 1400, Houston, Texas 77002.

Name of Beneficial Owner	Number of Shares of Dynegy Common Stock Beneficially Owned	Percentage of All Shares of Dynegy Common Stock(1)
Over 5% Stockholders
Terawatt Holdings, LP	14,291,152	9.9%
BlackRock, Inc.	12,538,939	8.7%
Massachusetts Financial Services Co.(2)	12,337,174	8.6%
FMR LLC	10,919,035	7.6%
Carlson Capital, L.P.	10,181,071	7.1%
Avenue Capital Management II, L.P.	9,340,972	6.5%
The Vanguard Group, Inc.	8,899,697	6.2%
Oaktree Capital Group, LLC	8,424,322	5.8%

Directors and Executive Officers
Robert C. Flexon(3)	1,144,116	*
Clint C. Freeland(4)	240,282	*
Catherine C. James(5)	220,080	*
Carolyn J. Burke(6)	223,312	*
Henry D. Jones(7)	203,224	*
Julius Cox(8)	64,912	*
Martin W. Daley(9)	71,736	*
Dean M. Ellis(10)	9,467	*
Sheree M. Petrone(11)	63,132	*
Mario Alonso(12)	92,383	*
Pat Wood III(13)	54,895	*
Hilary E. Ackermann(14)	21,359	*
Paul M. Barbas(15)	23,942	*
Richard L. Kuersteiner(16)	43,291	*
John R. Sult(17)	30,909	*
Jeffrey S. Stein(18)	21,359	*
All executive officers and directors as a group (16 persons)	2,528,399	1.7%

*	Less than 1%
(1)	Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account.
(2)	Shares of common stock consists of sum of (1) shares of common stock and (2) shares of Series A 5.375% mandatory convertible preferred stock on an as converted basis to shares of common stock.
(3)	Includes for Mr. Flexon 717,257 shares issuable upon the exercise of options. Amount also includes 7,530 shares initially issuable upon the settlement of the purchase contract included in the TEUs based on the minimum settlement rate. Amount shown does not include: 1) 49,661 options granted on March 3, 2015, pursuant to the 2012 Long Term Incentive Plan, and vest ratably over three years, with the third vesting period taking place on March 3, 2018; 2) 115,083 RSUs and 207,856 options, each granted on March 8, 2016, pursuant to the 2012 Long Term Incentive Plan, and vest ratably over three years, with the second vesting period taking place on March 8, 2018; and 3) 228,330 RSUs and 352,561 options, each granted on March 1, 2017, pursuant to the 2012 Long Term Incentive Plan, and vest ratably over three years, with the first vesting period taking place on March 1, 2018.

(4)	Includes for Mr. Freeland 181,784 shares issuable on the exercise of options. Amount shown does not include: 1) 4,711 RSUs and 11,647 options, each granted on March 3, 2015, pursuant to the 2012 Long Term Incentive Plan, and vest ratably over three years, with the third vesting period taking place on March 3, 2018; 2) 21,692 RSUs and 39,178 options, each granted on March 8, 2016, pursuant to the 2012 Long Term Incentive Plan, and vest ratably over three years, with the second vesting period taking place on March 8, 2018; and 3) 39,277 RSUs and 60,647 options, each granted on March 1, 2017, pursuant to the 2012 Long Term Incentive Plan, and vest ratably over three years, with the first vesting period taking place on March 1, 2018.
(5)	Includes for Ms. James 167,665 shares issuable on the exercise of options. Amount shown does not include: 1) 3,854 RSUs and 9,530 options, each granted on March 3, 2015, pursuant to the 2012 Long Term Incentive Plan, and vest ratably over three years, with the third vesting period taking place on March 3, 2018; 2) 19,401 RSUs and 35,040 options, each granted on March 8, 2016, pursuant to the 2012 Long Term Incentive Plan, and vest ratably over three years, with the second vesting period taking place on March 8, 2018; and 3) 37,095 RSUs and 57,278 options, each granted on March 1, 2017, pursuant to the 2012 Long Term Incentive Plan, and vest ratably over three years, with the first vesting period taking place on March 1, 2018.
(6)	Includes for Ms. Burke 166,141 shares issuable on the exercise of options. Amount shown does not include: 1) 3,854 RSUs and 9,530 options, each granted on March 3, 2015, pursuant to the 2012 Long Term Incentive Plan, and vest ratably over three years, with the third vesting period taking place on March 3, 2018; 2) 19,585 RSUs and 35,374 options, each granted on March 8, 2016, pursuant to the 2012 Long Term Incentive Plan, and vest ratably over three years, with the second vesting period taking place on March 8, 2018; and 3) 37,095 RSUs and 57,278 options, each granted on March 1, 2017, pursuant to the 2012 Long Term Incentive Plan, and vest ratably over three years, with the first vesting period taking place on March 1, 2018.
(7)	Includes for Mr. Jones 144,281 shares issuable on the exercise of options. Amount shown does not include: 1) 9,530 options granted on March 3, 2015, pursuant to the 2012 Long Term Incentive Plan, and vest ratably over three years, with the third vesting period taking place on March 3, 2018; 2) 22,261 RSUs and 40,206 options, each granted on March 8, 2016, pursuant to the 2012 Long Term Incentive Plan, and vest ratably over three years, with the second vesting period taking place on March 8, 2018; and 3) 39,277 RSUs and 60,647 options, each granted on March 1, 2017, pursuant to the 2012 Long Term Incentive Plan, and vest ratably over three years, with the first vesting period taking place on March 1, 2018.
(8)	Includes for Mr. Cox, 48,710 shares issuable on the exercise of options. Amount shown does not include: 1) 2,334 RSUs and 5,771 options, each granted on March 3, 2015, pursuant to the 2012 Long Term Incentive Plan, and vest ratably over three years, with the third vesting period taking place on March 3, 2018; 2) 11,086 RSUs and 20,023 options, each granted on March 8, 2016, pursuant to the 2012 Long Term Incentive Plan, and vest ratably over three years, with the second vesting period taking place on March 8, 2018; and 3) 23,567 RSUs and 36,389 options, each granted on March 1, 2017, pursuant to the 2012 Long Term Incentive Plan, and vest ratably over three years, with the first vesting period taking place on March 1, 2018.
(9)	Includes for Mr. Daley 54,802 shares issuable on the exercise of options and 504 shares held indirectly. Amount shown does not include: 1) 2,355 RSUs and 5,824 options, each granted on March 3, 2015, pursuant to the 2012 Long Term Incentive Plan, and vest ratably over three years, with the third vesting period taking place on March 3, 2018; 2) 12,227 RSUs and 22,082 options, each granted on March 8, 2016, pursuant to the 2012 Long Term Incentive Plan, and vest ratably over three years, with the second vesting period taking place on March 8, 2018; 3) 31,422 RSUs and 48,518 options, each granted on March 1, 2017, pursuant to the 2012 Long Term Incentive Plan, and vest ratably over three years, with the first vesting period taking place on March 1, 2018; and 4) 588 RSUs held indirectly.
(10)

Includes for Mr. Ellis 6,991 shares issuable on the exercise of options. Amount shown does not include: 1) 662 RSUs and 1,636 options, each granted on March 3, 2015, pursuant to the 2012 Long Term Incentive Plan, and vest ratably over three years, with the third vesting period taking place on March 3, 2018; 2) 4,118 RSUs and 7,437 options, each granted on March 8, 2016, pursuant to the 2012 Long Term Incentive Plan, and vest ratably over three years, with the second vesting period taking place on March 8, 2018; and 3)

19,826 RSUs and 14,286 options, each granted on March 1, 2017, pursuant to the 2012 Long Term Incentive Plan, and vest ratably over three years, with the first vesting period taking place on March 1, 2018.
(11)	Includes for Ms. Petrone 47,234 shares issuable on the exercise of options. Amount shown does not include: 1) 1,927 RSUs and 4,765 options, each granted on March 3, 2015, pursuant to the 2012 Long Term Incentive Plan, and vest ratably over three years, with the third vesting period taking place on March 3, 2018; 2) 11,419 RSUs and 20,624 options, each granted on March 8, 2016, pursuant to the 2012 Long Term Incentive Plan, and vest ratably over three years, with the second vesting period taking place on March 8, 2018; and 3) 21,821 RSUs and 33,693 options, each granted on March 1, 2017, pursuant to the 2012 Long Term Incentive Plan, and vest ratably over three years, with the first vesting period taking place on March 1, 2018.
(12)	Includes for Mr. Alonso 58,556 shares issuable on the exercise of options. Amount shown does not include: 1) 6,353 options granted on March 3, 2015, pursuant to the 2012 Long Term Incentive Plan, and vest ratably over three years, with the third vesting period taking place on March 3, 2018; 2) 14,264 RSUs and 25,763 options, each granted on March 8, 2016, pursuant to the 2012 Long Term Incentive Plan, and vest ratably over three years, with the second vesting period taking place on March 8, 2018; and 3) 26,185 RSUs and 40,432 options, each granted on March 1, 2017, pursuant to the 2012 Long Term Incentive Plan, and vest ratably over three years, with the first vesting period taking place on March 1, 2018.
(13)	Amount does not include for Mr. Wood, 25,483 RSUs granted pursuant to the 2012 Long Term Incentive Plan, which vest on May 18, 2018.
(14)	Includes for Ms. Ackermann, 1,000 shares held indirectly. Amount does not include 15,152 RSUs granted pursuant to the 2012 Long Term Incentive Plan, which vest on May 18, 2018.
(15)	Amount does not include for Mr. Barbas, 15,152 RSUs granted pursuant to the 2012 Long Term Incentive Plan, which vest on May 18, 2018.
(16)	Amount does not include for Mr. Kuersteiner, 15,152 RSUs granted pursuant to the 2012 Long Term Incentive Plan, which vest on May 18, 2018.
(17)	Amount does not include for Mr. Sult, 15,152 RSUs granted pursuant to the 2012 Long Term Incentive Plan, which vest on May 18, 2018.
(18)	Amount does not include for Mr. Stein, 15,152 RSUs granted pursuant to the 2012 Long Term Incentive Plan, which vest on May 20, 2018.

EXPERTS

[Intentionally Omitted]

LEGAL MATTERS

The validity of the Vistra Energy Common Stock to be issued in the Merger will be passed upon by Simpson Thacher & Bartlett LLP. It is a condition to the Merger that Vistra Energy and Dynegy receive opinions from Simpson Thacher & Bartlett LLP (or other tax advisor reasonably satisfactory to Vistra Energy) and Skadden, Arps, Slate, Meagher & Flom LLP (or other tax advisor reasonably satisfactory to Dynegy), respectively, to the effect that for U.S. federal income tax purposes the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

STOCKHOLDER OR STOCKHOLDER PROPOSALS

2018 Vistra Energy Annual Meeting of Stockholders

If the Merger is completed, the Dynegy stockholders will become stockholders of Vistra Energy. Vistra Energy’s first regularly scheduled annual meeting of stockholders following the completion of the Merger is expected to occur on May 1, 2018. Any Vistra Energy stockholder who wishes to propose a nominee to the Vistra Energy Board or propose any other business to be considered by the stockholders must comply with the advance notice provisions and other requirements of Section 2.10 of Vistra Energy’s bylaws, which are on file with the SEC and may be obtained by any stockholder who sends a written request to such effect to Investor Relations, Vistra Energy Corp., 6555 Sierra Drive, Irving, Texas 75039. These notice provisions require that nominations of persons for election to the Vistra Energy Board and the proposal of business to be considered by the stockholders of Vistra Energy for the 2018 annual meeting of stockholders must be received no earlier than the close of business on the 120th day and no later than the close of business on the 90th day prior to May 16, 2018.

2018 Dynegy Annual Meeting of Stockholders

Dynegy will not hold an annual meeting of stockholders in 2018 if the Merger is completed because Dynegy would be merged with and into Vistra Energy in connection with the Merger. However, if the Merger Agreement is terminated for any reason or the Merger has not been completed, Dynegy expects to hold an annual meeting of stockholders in 2018. A date has not been set for Dynegy’s 2018 annual meeting.

Any Dynegy stockholder who wishes to propose a nominee to the Dynegy Board or propose any other business to be considered by the stockholders must comply with the advance notice provisions and other requirements of Section 15(A) of Dynegy’s bylaws, which are on file with the SEC and may be obtained by any stockholder who sends a written request to such effect to the attention of Dynegy’s Corporate Secretary at Dynegy Inc., 601 Travis Street, Suite 1400, Houston, Texas 77002 These notice provisions require that nominations of persons for election to the Dynegy Board and the proposal of business to be considered by the stockholders of Dynegy for the 2018 annual meeting of stockholders must be received no earlier than the close of business on the 120th day and no later than the close of business on the 90th day prior to May 18, 2018.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

Vistra Energy and Dynegy file information with the SEC. You may read and copy any reports, statements or other information filed at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Vistra Energy’s and Dynegy’s SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. Vistra Energy and Dynegy will each provide free copies of their respective reports, proxy statements and other information, including this joint proxy statement and prospectus, filed with the SEC by Vistra Energy and Dynegy at the SEC’s website at www.sec.gov. Copies of documents filed by Vistra Energy with the SEC will be available free of charge on Vistra Energy’s website at www.vistraenergy.com or by contacting Vistra Energy Investor Relations at (214) 812-0046 or at investor@vistraenergy.com. Copies of the documents filed by Dynegy with the SEC will be available free of charge on Dynegy’s website at www.dynegy.com or by contacting Dynegy Investor Relations at ir@dynegy.com or at (713) 507-6466. The information provided on Vistra Energy’s and Dynegy’s websites is not part of this joint proxy statement and prospectus, and is not incorporated by reference into this joint proxy statement and prospectus.

Vistra Energy has filed with the SEC a registration statement on Form S-4 of which this joint proxy statement and prospectus forms a part. The registration statement registers the Vistra Energy Common Stock to be issuable, or subject to options or other equity-based awards that are assumed by Vistra Energy, upon the completion of the Merger. The registration statement, including the exhibits and schedules thereto, contains additional information about Vistra Energy Common Stock. The rules and regulations of the SEC allow Dynegy to omit certain information included in the registration statement from this joint proxy statement and prospectus.

The SEC allows Dynegy to “incorporate by reference” into this joint proxy statement and prospectus the information Dynegy files with the SEC, which means Dynegy can disclose important information to you by referring you to those documents. Information incorporated by reference is deemed to be part of this joint proxy statement and prospectus. Later information filed with the SEC will update and supersede this information.

This joint proxy statement and prospectus incorporates by reference the Dynegy documents listed below (other than any portions of the documents not deemed to be filed), all of which have been previously filed by Dynegy with the SEC:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (other than Part II, Item 6. Selected Financial Data, Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and Part II, Item 8. Financial Statements and Supplementary Data);

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2017, June 30, 2017 and September 30, 2017;

•	the information responsive to Part III of Form 10-K for the fiscal year ended December 31, 2016 provided in Dynegy’s Definitive Proxy Statement on Schedule 14A, filed on March 30, 2017; and

•	Current Reports on Form 8-K filed on January 17, 2017, January 30, 2017, February 7, 2017, February 8, 2017, February 9, 2017, February 28, 2017, March 3, 2017, April 24, 2017, May 19, 2017, July 12, 2017, July 13, 2017, August 21, 2017, September 6, 2017, October 30, 2017, November 17, 2017, December 7, 2017, December 19, 2017, December 20, 2017 and December 21, 2017, Exhibit 99.2 of Dynegy’s Current Report on Form 8-K filed on May 18, 2015, Exhibit 99.2 of Dynegy’s Current Report on Form 8-K filed on April 9, 2015, Exhibit 99.1 of Dynegy’s Current Report on Form 8-K filed on October 6, 2014, Exhibit 99.1 of Dynegy’s Current Report on Form 8-K filed on June 15, 2016, Exhibits 99.1 and 99.2 of Dynegy’s Current Report on Form 8-K filed on June 28, 2017 and Exhibit 99.1 of Dynegy’s Current Report on Form 8-K filed on August 7, 2017.

Dynegy also incorporates by reference into this joint proxy statement and prospectus additional documents that it may file with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this joint proxy statement and prospectus and prior to the date of the Dynegy special meeting; provided, however that it is not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K.

MULTIPLE STOCKHOLDERS OR STOCKHOLDERS SHARING ONE ADDRESS

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements, information statements and annual reports with respect to two or more stockholders or stockholders sharing the same address by delivering a single proxy statement, information statement or annual report, as applicable, addressed to those stockholders or stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders or stockholders and cost savings for companies.

Vistra Energy and Dynegy and some brokers may be householding proxy materials or information materials by delivering proxy materials to multiple stockholders or stockholders who request a copy and share an address, unless contrary instructions have been received from the affected stockholders or stockholders. Once you have received notice from your broker or Vistra Energy or Dynegy that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement, information statement or annual report, please notify your broker if your shares are held in a brokerage account or, if you are a stockholder of record of Vistra Energy or stockholder of record of Dynegy, notify either Vistra Energy’s investor relations department at 6555 Sierra Drive, Irving, Texas, 75039, Telephone: (214) 812-0046 or Dynegy’s investor relations department at 601 Travis Street, Suite 1400, Houston, Texas 77002, Telephone: (713) 507-6466, as applicable. Vistra Energy stockholders or Dynegy stockholders who share a single address, but receive multiple copies of Vistra Energy’s or Dynegy’s proxy materials may request that in the future they receive a single copy by notifying Vistra Energy or Dynegy, as applicable, at the telephone and address set forth in the preceding sentences. In addition, Vistra Energy or Dynegy, as applicable, will promptly deliver, upon written or oral request made to the address or telephone number above, a separate copy of the proxy materials, to a stockholder or a stockholder at a shared address to which a single copy of the documents was delivered pursuant to a prior request.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION

[Intentionally Omitted]

INDEX TO VISTRA ENERGY’S FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE

[Intentionally Omitted]

F-1

Annex A

AGREEMENT AND PLAN OF MERGER

by and between

VISTRA ENERGY CORP.

and

DYNEGY INC.

Dated as of October 29, 2017

This AGREEMENT AND PLAN OF MERGER is entered into as of October 29, 2017 (this “Agreement”) by and between Vistra Energy Corp., a Delaware corporation (“Mavericks”), and Dynegy Inc., a Delaware corporation (“Rockets” and, together with Mavericks, the “Parties”).

WITNESSETH:

WHEREAS, the Parties intend that Rockets be merged with and into Mavericks (the “Merger”), with Mavericks surviving the Merger;

WHEREAS, the Board of Directors of Rockets (the “Rockets Board”) has unanimously (a) determined that it is in the best interest of Rockets and the Rockets Stockholders to enter into this Agreement, (b) declared this Agreement to be advisable, (c) authorized and approved Rockets’ execution, delivery and performance of this Agreement in accordance with its terms and the consummation of the transactions contemplated hereby, including the Merger, and (d) resolved to recommend adoption of this Agreement by the Rockets Stockholders;

WHEREAS, the Board of Directors of Mavericks (the “Mavericks Board”) has (a) determined that it is in the best interest of Mavericks and the Mavericks Stockholders to enter into this Agreement, (b) declared this Agreement to be advisable, (c) authorized and approved Mavericks’ execution, delivery and performance of this Agreement in accordance with its terms and the consummation of the transactions contemplated hereby, including the Merger and the Stock Issuance, and (d) resolved to recommend adoption of this Agreement and approval of the Stock Issuance by the Mavericks Stockholders;

WHEREAS, for U.S. federal income tax purposes, the Parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986 (the “Code”) and that this Agreement will be, and hereby is, adopted as a plan of reorganization;

WHEREAS, as a material inducement to Mavericks to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Mavericks is entering into a merger support agreement with Terawatt Holdings, LP, a Delaware limited partnership (“Terawatt Holdings”), and affiliates of Oaktree Capital Management, L.P. (“Oaktree”) and, together with Terawatt Holdings, the “Principal Rockets Stockholders”);

WHEREAS, as a material inducement to Rockets to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Rockets is entering into a merger support agreement with affiliates of each of Apollo Management Holdings L.P., Brookfield Asset Management Private Institutional Capital Adviser (Canada), L.P. and Oaktree (collectively, the “Principal Mavericks Stockholders”); and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, intending to be legally bound hereby the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Certain Definitions.

(a)    As used in this Agreement, the following terms have the following meanings:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to Mavericks (in the case of a confidentiality agreement contemplated by

Section 6.4(a)) or Rockets (in the case of a confidentiality agreement contemplated by Section 6.5(a)), as applicable, than those contained in the Confidentiality Agreement; provided, however, that (a) such confidentiality agreement shall not be required to contain any standstill restriction and the standstill restrictions contained in the Confidentiality Agreement shall be disregarded for purposes of the foregoing favorability comparison and (b) such confidentiality agreement shall not prohibit compliance by Mavericks or Rockets, as applicable, with any of the provisions of Section 6.4 or Section 6.5, respectively, as between Mavericks, on the one hand, and Rockets, on the other hand.

“Adjusted EBITDA” means, for any period (without duplication), with respect to any referenced Person, the sum of (a) consolidated net income of such Person and its Subsidiaries during such period (excluding extraordinary gains and losses), plus (b) all interest paid or accrued by such Person and its Subsidiaries during such period on Indebtedness (including amortization of original issue discount and the interest component of any deferred payment obligations and capital lease obligations) that was deducted in determining such consolidated net income, plus (c) all income taxes that were deducted by such Person and its Subsidiaries in determining such consolidated net income, plus (d) all depreciation, amortization (including amortization of good will and debt issue costs), depletion, exploration, impairment and abandonment expenses and other non-cash charges (including any provision for the reduction in the carrying value of assets recorded in accordance with GAAP) of such Person and its Subsidiaries that were deducted in determining such consolidated net income, minus (e) all non-cash items of income of such Person and its Subsidiaries that were included in determining such consolidated net income.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, Controls, or is Controlled by, or is under common Control with, such Person; provided that, other than with respect to the use of Affiliate in Section 4.24 and Section 5.24, each stockholder of either Party shall be deemed not to have Control of such Party as of the date hereof.

“Bankruptcy Cases” means those certain jointly administered chapter 11 cases styled In re Energy Future Holdings Corp., Case No. 14-10979, commenced in the Bankruptcy Court.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware.

“Benefit Plans” means, with respect to any Person, any compensation or employee benefit plans, programs, policies, agreements or other arrangements, whether or not “employee benefit plans” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), including bonus, cash- or equity-based incentive, deferred compensation, stock purchase, health, medical, dental, disability, accident, life insurance, vacation, paid time off, perquisite, fringe benefit, severance, change of control, retention, employment, separation, retirement, pension, savings, or other benefit or compensation plans, programs, policies, agreements or arrangements.

“Big Four” means Deloitte & Touche, Ernst & Young, KPMG and PricewaterhouseCoopers.

“Business Day” means any day other than a Saturday, Sunday, a federal holiday or other day on which the banks in Texas are authorized by law or executive order to be closed.

“CFTC” means the Commodity Futures Trading Commission.

“Claim” means any demand, charge, complaint, audit, claim, suit, action, legal proceeding (whether at law or in equity) or arbitration.

“Comanche Peak” means the Comanche Peak Nuclear Power Plant Units 1 and 2.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of March 27, 2017, by and between the Parties.

“Confirmation Order” means the order entered by the Bankruptcy Court in the Bankruptcy Cases, dated August 29, 2016, confirming the Plan of Reorganization.

“Control” (including, with its correlative meanings) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership interests or other ownership interests, by contract or otherwise.

“Controlled Group Liability” means any and all liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412 and 4971 of the Code, (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or (e) otherwise with respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA), by reason of being or having been under common control or treated as a single employer under Section 414 of the Code with any other Person other than, in each case, such liabilities that arise solely out of, or relate solely to, the Rockets Benefit Plans or the Mavericks Benefit Plans, as applicable.

“Derivative Product” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, future contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, total return swap, credit spread transaction, repurchase transaction, reserve repurchase transaction, securities lending transaction, weather index transaction, spot contracts, fixed-price physical delivery contracts, whether or not exchange traded, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement. Notwithstanding the foregoing, agreements or obligations to physically sell any commodity at any index-based price shall not be considered Master Agreements.

“Environment” means soil, land, surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, wetlands, estuaries and canals), groundwater, drinking water, sediments, ambient air, plant and animal life, and any other environmental medium or natural resource.

“Environmental Law” means any Law, or any binding agreement issued or entered by or with any Governmental Entity or other Person under any Law, relating to (a) the pollution, contamination, cleanup, preservation, protection or reclamation of the Environment, (b) any exposure to or release or threatened release of any Hazardous Materials, including investigation, assessment, testing, monitoring, containment, removal, remediation and cleanup of any such release or threatened release, (c) the management of any Hazardous Materials, including the manufacture, handling, distribution, use, labeling, processing, disposal, storage, treatment, transport or recycling of any such materials and Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials or (d) worker health or safety (to the extent related to the management of or exposure to Hazardous Materials).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange” means a central market place with established rules where Persons meet to transact commodity derivatives, including any (a) board of trade or exchange used to execute futures, swaps or option transactions and registered with the CFTC as a designated contract market, (b) multiple-to-multiple party trading system or platform used to execute swap transactions and registered with the CFTC as a swap execution facility, (c) foreign exchange based outside of the United States used to execute commodity derivative transactions and registered with the CFTC as a foreign board of trade, or (d) central market place designed to facilitate the transaction of commodity derivatives that is located in Canada and subject to oversight by the Canadian securities administrators or Canadian provincial regulators.

“Final Order” means, as applicable, an Order of the Bankruptcy Court or other court of competent jurisdiction, which has not been reversed, stayed, modified or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which such Order could be appealed or from which certiorari could be sought or the new trial, reargument or rehearing shall have been denied, resulted in no modification of such Order or has otherwise been dismissed with prejudice.

“Hazardous Materials” means any material, substance, chemical, or waste (or combination thereof) that (a) is listed, defined, classified, or otherwise regulated under any Law as “hazardous”, “toxic”, a “pollutant”, or a “contaminant” or words of similar meaning or effect or (b) can form the basis of any liability under any Law relating to pollution, waste or protection of the environment, including petrochemical or petroleum products, oil, any radioactive material, including naturally occurring radioactive materials and any source, special or byproduct material as defined in the AEA and any amendments or authorizations thereof, and asbestos.

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other debt securities or warrants or other rights to acquire any debt securities of such Person, (c) all capitalized lease obligations of such Person or obligations of such Person to pay the deferred and unpaid purchase price of property and equipment (other than (i) trade accounts and accrued expenses payable in the ordinary course of business (including fees under any long-term service or similar agreement), (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (iii) accruals for payroll and other liabilities accrued in the ordinary course of business), (d) all obligations of such Person pursuant to securitization or factoring programs or arrangements, or (e) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person.

“Intellectual Property” means all intellectual property and proprietary rights of any kind or nature recognized in, or arising under the laws of, any jurisdiction in the world, including: (a) trademarks, trade names, trade dress, service marks, service names, logos, assumed names, domain names and other similar designations of source or origin, and any registrations, applications, and renewals for the foregoing, together with the goodwill symbolized by any of the foregoing; (b) copyrights and other works of authorship, and all applications, registrations, and renewals in connection therewith; (c) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, reexaminations, substitutions, and extensions thereof; and (d) trade secrets, and other confidential know-how, technologies, methods, processes and inventions.

“Investor Rights Agreement” means that certain Investor Rights Agreement, dated as of February 7, 2017, by and between Rockets and Terawatt Holdings, as amended by Amendment No. 1 thereto, dated as of September 5, 2017, as in effect as of the date of this Agreement.

“ISO” means each applicable independent system operator or regional transmission organization established to manage the transmission grid and operate energy markets in the United States.

“IT Assets” shall mean computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology and related equipment.

“Knowledge” means (a) with respect to Rockets, the actual knowledge of the executive officers of Rockets or the individuals listed in Section 1.1(a) of the Rockets Disclosure Schedule and (b) with respect to Mavericks, the actual knowledge of the executive officers of Mavericks or the individuals listed in Section 1.1(a) of the Mavericks Disclosure Schedule, in each case, after making reasonable inquiry.

“Mavericks Acquisition Proposal” means, other than the Merger and the other transactions contemplated by this Agreement, any offer or proposal by any Third Party relating to a Mavericks Acquisition Transaction.

“Mavericks Acquisition Transaction” means (a) a transaction or series of transactions (including any sale, merger, consolidation, recapitalization, reorganization, dividend, distribution, joint venture, share exchange or other business combination or similar transaction) involving the direct or indirect issuance or acquisition of 20% or more of (i) the outstanding shares of Mavericks Common Stock or other equity securities of Mavericks (or 20% or more of the voting power in respect thereof) or (ii) the equity securities or voting power of the surviving entity or the direct or indirect parent of Mavericks or such surviving entity, in each case resulting from such transaction or series of transactions (including if such ownership is through the equity holders of any such parent), (b) any transactions or series of transactions (including any tender offer or exchange offer) that, if consummated, would result in any Third Party, together with all Affiliates thereof, becoming the direct or indirect beneficial owner of 20% or more of the outstanding shares of Mavericks Common Stock or other equity securities of Mavericks, (c) the acquisition or purchase (including any asset sale, merger, consolidation, recapitalization, reorganization, joint venture or other business combination or similar transaction) by any Third Party, or any other disposition by Mavericks or any of its Subsidiaries, of assets (including equity securities of any Subsidiary of Mavericks) or businesses representing 20% or more of the consolidated assets (as determined on a fair market basis), annual net revenues, annual net income or annual Adjusted EBITDA of Mavericks and its Subsidiaries, taken as a whole, or (d) any combination of the foregoing.

“Mavericks Common Stock” means each share of common stock of Mavericks, par value of $0.01 per share.

“Mavericks Credit Agreement” means that certain Credit Agreement, dated as of October 3, 2016, by and among TEX Intermediate Company LLC (now known as Vistra Intermediate Company LLC), TEX Operations Company LLC (now known as Vistra Operations Company LLC), the lenders party thereto from time to time, and Deutsche Bank AG, New York Branch, as administrative and collateral agent, as amended, restated or supplemented.

“Mavericks Material Adverse Effect” means an event, change, effect, development, condition, state of facts or occurrence that is materially adverse to the business, financial condition or results of operations of Mavericks and its Subsidiaries, taken as a whole; provided that any event, change, effect, development, condition, state of facts or occurrence to the extent resulting from or arising out of any of the following shall not be deemed to constitute, and shall not be taken into account in determining whether there has been or would reasonably be expected to be, a Mavericks Material Adverse Effect: (i) any event, change, effect, development, condition, state of facts or occurrence in or generally affecting the economy (including changes in commodity prices) or the financial or securities markets in the United States or elsewhere in the world or in any specific jurisdiction or geographical area, (ii) any event, change, effect, development, condition, state of facts or occurrence in or generally affecting the industry or industries in which Mavericks or its Subsidiaries operate, (iii) any changes or developments in national, regional, state or local wholesale or retail markets for electric power, capacity or fuel or related products, including those due to actions by competitors or due to changes in commodities prices or hedging markets therefor, (iv) any changes or developments in national, regional, state or local electric transmission or distribution systems, (v) (A) the adoption, implementation, promulgation, repeal, amendment or reinterpretation of any Law or any rule, regulation, protocol, operating guide, or other binding document by any national, regional, state or local ISO, market administrator or regional reliability entity or (B) the failure to obtain any Requisite Regulatory Approval or any other necessary Consent from any Governmental Entity, (vi) any changes in GAAP or accounting standards applicable to Mavericks or its Subsidiaries, or interpretations thereof, (vii) any natural disasters or other force majeure event or outbreak or escalation of hostilities, acts of war or terrorism, (viii) the execution or delivery of this Agreement, the announcement of this Agreement, the identity of the Parties or the transactions contemplated hereby, including the Merger, any Burdensome Effect or any action required by a Party’s covenants and agreements in this Agreement, including any Party’s covenants or agreements in Section 6.8, or (ix) any changes in the trading price or trading volume of Mavericks Common Stock, in Mavericks’ credit rating or the rating of its or its Subsidiaries’ debt securities, or the failure of Mavericks to meet published or internal projections or forecasts (provided that, in the case of this clause (ix), any event, change, effect, development, condition, state of facts or occurrence underlying such changes or failures that does not otherwise fall within any of the exceptions described in any of clause (i) through (viii) above may nonetheless be taken into account in determining whether there has been or would reasonably be expected to have a Mavericks Material Adverse Effect); provided, however, any event, change, effect, development, condition, state of facts or occurrence referred to in clauses (i), (ii), (iii), (iv), (v)(A), (vi) and (vii) above shall not be excluded if, and only to the extent that, it disproportionately affects Mavericks and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Mavericks and its Subsidiaries operate (except that any event, change, effect, development, condition, state of facts or occurrence referred to in clause (v)(A) that disproportionately affects Mavericks and its Subsidiaries, taken as a whole, to the extent resulting from Mavericks’ or any of its Subsidiaries’ size or generating capacity in any geographic area shall be excluded); provided, further, that clause (viii) above shall not diminish the effect of, and shall be disregarded for purposes of, any representations and warranties set forth in Section 5.3(c).

“Mavericks No-Shop Termination Fee” means $100,000,000.

“Mavericks Permitted Lien” means a Lien (a) for Taxes or governmental assessments, charges or claims of payment not yet delinquent or being contested in good faith by appropriate proceedings and, in each case, for which adequate accruals or reserves have been established in accordance with GAAP, (b) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business consistent with past practice, (c) securing Indebtedness or any other liability which is disclosed on the most recent consolidated balance sheet of Mavericks or notes thereto or Indebtedness permitted pursuant to Section 6.2(b)(vii), (d) attaching to subsequently acquired property pursuant to the terms of Indebtedness permitted by Section 6.2(b)(vii), (e) which is a nonexclusive license or other grant of nonexclusive rights to use Intellectual Property, (f) that is a purchase money security interest, (g) relating to lessors’ interests in leased property, (h) permitted under the agreements set forth in Section 5.3(c)(i) of the Mavericks Disclosure Schedule, (i) which does not and would not reasonably be expected to materially impair the continued use of a Mavericks Owned Real Property or a Mavericks Leased Real Property as currently operated, (j) arising in accordance with the Mavericks Credit Agreement or in connection with any incurrence of Indebtedness permitted hereunder, (k) that constitutes a condition, encroachment, easement, right-of-way, restriction or other encumbrance that does not materially impair the existing use of the real property subject thereto by the owner (or lessee to the extent a leased property) thereof in the operation of its business or (l) which is set forth in Section 1.1(a) of the Mavericks Disclosure Schedule.

“Mavericks Regulatory Failure Termination Fee” means $100,000,000.

“Mavericks RSUs” means, collectively, each award of restricted stock units with respect to shares of Mavericks Common Stock.

“Mavericks Stockholder” means a holder of Mavericks Common Stock.

“Mavericks Superior Offer” means a bona fide written Mavericks Acquisition Proposal (provided that, for purposes of this definition, the applicable percentages in clauses (a), (b) and (c) of the definition of Mavericks Acquisition Transaction shall be more than 50% rather than 20%) made by any Third Party which did not result from, or arise in connection with, any breach of Section 6.4, which the Mavericks Board determines in good faith, after consultation with a financial advisor and outside legal counsel, and taking into account the legal, financial, regulatory and other aspects of such Mavericks Acquisition Proposal (including the availability of financing, the conditionality of and contingencies related to such Mavericks Acquisition Proposal, the expected timing and risk of completion and the identity of the Person making such Mavericks Acquisition Proposal, the fair value of the consideration offered and such other factors that are deemed relevant by the Mavericks Board), is more favorable to the Mavericks Stockholders (including from a financial point of view) than the Merger.

“Mavericks Termination Fees” means the Mavericks No-Shop Termination Fee and the Mavericks Regulatory Failure Termination Fee.

“Mavericks Wiring Instructions” means the wiring instructions set forth in Section 8.3 of the Mavericks Disclosure Schedule or such other wiring instructions delivered to Rockets in accordance with Section 9.7.

“NERC” means the North American Electric Reliability Corporation, its successors and regional entities under its jurisdiction and their successors.

“Oaktree Letter” means that certain letter agreement, dated October 29, 2017, by and between Oaktree and Mavericks.

“Order” means any (a) order, judgment, injunction, edict, decree, ruling, determination, decision, condition, opinion, verdict, sentence, award or other legal restraint or prohibition issued, made, entered, rendered, imposed or otherwise put into effect by or under the authority of any Governmental Entity or any duly appointed or constituted arbitrator or arbitration panel or (b) contract with any Governmental Entity entered into in connection with any investigation or Claim.

“OTC” means OTC Markets Group, Inc.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such Person.

“Plan of Reorganization” means the Third Amended and Restated Joint Chapter 11 Plan of Reorganization of Energy Future Holdings Corp., et al. (Case No. 14-10979 (CSS)), effective as of October 3, 2016, as confirmed by the United States Bankruptcy Court for the District of Delaware by order dated August 29, 2016.

“PrefCo” means Vistra Preferred Inc., a Delaware corporation and a Subsidiary of Mavericks.

“Rockets 2017 Warrants” means the warrants to purchase shares of Rockets Common Stock issued pursuant to that certain Warrant Agreement, dated as of February 2, 2017, by and among Rockets, Computershare Trust Company, N.A. and Computershare Inc.

“Rockets 2019 Indenture” means that certain Indenture, dated as of October 27, 2014, by and among Dynegy Finance II, Inc., Wilmington Trust, National Association as trustee, and the guarantors party thereto, as amended, restated or supplemented.

“Rockets 2022 Indenture” means that certain Indenture, dated as of October 27, 2014, by and among Rockets, Wilmington Trust, National Association, as trustee, and the guarantors party thereto, as amended, restated or supplemented.

“Rockets 2023 Indenture” means that certain Indenture, dated as of May 20, 2013, by and among Rockets, Wilmington Trust, National Association, as trustee, and the guarantors party thereto, as amended, restated or supplemented.

“Rockets 2024 7.625% Notes Indenture” means that certain Indenture, dated as of October 27, 2014, by and among Rockets, Wilmington Trust, National Association, as trustee, and the guarantors party thereto, as amended, restated or supplemented.

“Rockets 2024 8.0349% Notes Indenture” means that certain Indenture, dated as of February 2, 2017, by and among Rockets, Wilmington Trust, National Association, as trustee, and the guarantors party thereto, as amended, restated or supplemented.

“Rockets 2025 Indenture” means that certain Indenture, dated as of October 11, 2016, by and among Rockets, Wilmington Trust, National Association, as trustee, and the guarantors party thereto, as amended, restated or supplemented.

“Rockets 2026 Indenture” means that certain Indenture, dated as of August 21, 2017, by and among Rockets, Wilmington Trust, National Association, as trustee, and the guarantors party thereto, as amended, restated or supplemented.

“Rockets Acquisition Proposal” means, other than the Merger and the other transactions contemplated by this Agreement, any offer or proposal by any Third Party relating to a Rockets Acquisition Transaction.

“Rockets Acquisition Transaction” means (a) a transaction or series of transactions (including any sale, merger, consolidation, recapitalization, reorganization, dividend, distribution, joint venture, share exchange or other business combination or similar transaction) involving the direct or indirect issuance or acquisition of 20% or more of (i) the outstanding shares of Rockets Common Stock or other equity securities of Rockets (or 20% or more of the voting power in respect thereof) or (ii) the equity securities or voting power of the surviving entity or the direct or indirect parent of Rockets or such surviving entity, in each case resulting from such transaction or series of transactions (including if such ownership is through the equity holders of any such parent), (b) any transactions or series of transactions (including any tender offer or exchange offer) that, if consummated, would result in any Third Party, together with all Affiliates thereof, becoming the direct or indirect beneficial owner of 20% or more of the outstanding shares of Rockets Common Stock or other equity securities of Rockets, (c) the acquisition or purchase (including any asset sale, merger, consolidation, recapitalization, reorganization, joint venture or other business combination or similar transaction) by any Third Party, or any other disposition by Rockets or any of its Subsidiaries, of assets (including equity securities of any Subsidiary of Rockets) or businesses representing 20% or more of the consolidated assets (as determined on a fair market basis), annual net revenues, annual net income or annual Adjusted EBITDA of Rockets and its Subsidiaries, taken as a whole, or (d) any combination of the foregoing.

“Rockets Credit Agreement” means that certain Credit Agreement, dated as of April 23, 2013, by and among Rockets, as borrower, Credit Suisse AG, Cayman Islands Branch, as administrative agent and the lenders party thereto, as amended, restated or supplemented.

“Rockets Deferred Compensation Plan” means the deferred compensation plan for certain directors of Rockets, as amended from time to time.

“Rockets Indentures” means, collectively, the Rockets 2019 Indenture, the Rockets 2022 Indenture, the Rockets 2023 Indenture, the Rockets 2024 Notes 7.625% Indenture, the Rockets 2024 Notes 8.034% Indenture, the Rockets 2025 Indenture, the Rockets 2026 Indenture and the Rockets TEU Indenture.

“Rockets Material Adverse Effect” means an event, change, effect, development, condition, state of facts or occurrence that is materially adverse to the business, financial condition or results of operations of Rockets and its Subsidiaries, taken as a whole; provided that any event, change, effect, development, condition, state of facts or occurrence to the extent resulting from or arising out of any of the following shall not be deemed to constitute, and shall not be taken into account in determining whether there has been or would reasonably be expected to be, a Rockets Material Adverse Effect: (i) any event, change, effect, development, condition, state of facts or occurrence in or generally affecting the economy (including changes in commodity prices) or the financial or securities markets in the United States or elsewhere in the world or in any specific jurisdiction or geographical area, (ii) any event, change, effect, development, condition, state of facts or occurrence in or generally affecting the industry or industries in which Rockets or its Subsidiaries operate, (iii) any changes or developments in national, regional, state or local wholesale or retail markets for electric power, capacity or fuel or related products, including those due to actions by competitors or due to changes in commodities prices or hedging markets therefor, (iv) any changes or developments in national, regional, state or local electric transmission or distribution systems, (v) (A) the adoption, implementation, promulgation, repeal, amendment or reinterpretation of any Law or any rule, regulation, protocol, operating guide, or other binding document by any national, regional, state or local ISO, market administrator or regional reliability entity or (B) the failure to obtain any Requisite Regulatory Approval or any other necessary Consent from any Governmental Entity, (vi) any changes in GAAP or accounting standards applicable to Rockets or its Subsidiaries, or interpretations thereof, (vii) any natural disasters or other force majeure event or outbreak or escalation of hostilities, acts of war or terrorism, (viii) the execution or delivery of this Agreement, the announcement of this Agreement, the identity of the Parties or the transactions contemplated hereby, including the Merger, any Burdensome Effect or any action required by a Party’s covenants and agreements in this Agreement, including any Party’s covenants or agreements in Section 6.8, or (ix) any changes in the trading price or trading volume of Rockets Common Stock, in Rockets’ credit rating or the rating of its or its Subsidiaries’ debt securities, or the failure of Rockets to meet published or internal projections or forecasts (provided that, in the case of this clause (ix), any event, change, effect, development, condition, state of facts or occurrence underlying such changes or failures that does not otherwise fall within any of the exceptions described in any of clause (i) through (viii) above may nonetheless be taken into account in determining whether there has been or would reasonably be expected to have a Rockets Material Adverse Effect); provided, however, any event, change, effect, development, condition, state of facts or occurrence referred to in clauses (i), (ii), (iii), (iv), (v)(A), (vi) and (vii) above shall not be excluded if, and only to the extent that, it disproportionately affects Rockets and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Rockets and its Subsidiaries operate (except that any event, change, effect, development, condition, state of facts or occurrence referred to in clause (v)(A) that disproportionately affects Rockets and its Subsidiaries, taken as a whole, to the extent resulting from Rockets’ or any of its Subsidiaries’ size or generating capacity in any geographic area shall be excluded); provided, further, that clause (viii) above shall not diminish the effect of, and shall be disregarded for purposes of, any representations and warranties set forth in Section 4.3(c).

“Rockets Permitted Lien” means a Lien (a) for Taxes or governmental assessments, charges or claims of payment not yet delinquent or being contested in good faith by appropriate proceedings and, in each case, for which adequate accruals or reserves have been established in accordance with GAAP, (b) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business consistent with past practice, (c) securing Indebtedness or any other liability which is disclosed on the most recent consolidated balance sheet of Rockets or notes thereto or Indebtedness permitted pursuant to Section 6.1(b)(viii), (d) attaching to subsequently acquired property pursuant to the terms of Indebtedness permitted by Section 6.1(b)(viii), (e) which is a nonexclusive license or other grant of nonexclusive rights to use Intellectual Property, (f) that is a purchase money security interest, (g) relating to lessors’ interests in leased property, (h) permitted under the agreements set forth in Section 4.3(c)(i) of the Rockets Disclosure Schedule, (i) which does not and would not reasonably be expected to materially impair the continued use of a Rockets Owned Real Property or a Rockets Leased Real Property as currently operated, (j) arising in accordance with the Rockets Credit Agreement or in connection with any incurrence of Indebtedness permitted hereunder, (k) that constitutes a condition, encroachment, easement, right-of-way, restriction or other encumbrance that does not materially impair the existing use of the real property subject thereto by the owner (or lessee to the extent a leased property) thereof in the operation of its business or (l) which is set forth in Section 1.1(a) of the Rockets Disclosure Schedule.

“Rockets Severance Plan” means the Dynegy Inc. Severance Plan.

“Rockets Stockholder” means a holder of Rockets Common Stock.

“Rockets Superior Offer” means a bona fide written Rockets Acquisition Proposal (provided that, for purposes of this definition, the applicable percentages in clauses (a), (b) and (c) of the definition of Rockets

Acquisition Transaction shall be more than 50% rather than 20%) made by any Third Party which did not result from, or arise in connection with, any breach of Section 6.5, which the Rockets Board determines in good faith, after consultation with a financial advisor and outside legal counsel, and taking into account the legal, financial, regulatory and other aspects of such Rockets Acquisition Proposal (including the availability of financing, the conditionality of and contingencies related to such Rockets Acquisition Proposal, the expected timing and risk of completion and the identity of the Person making such Rockets Acquisition Proposal, the fair value of the consideration offered and such other factors that are deemed relevant by the Rockets Board), is more favorable to the Rockets Stockholders (including from a financial point of view) than the Merger.

“Rockets Tangible Equity Units” means those certain tangible equity units of Rockets, comprised of a prepaid stock purchase contract and a senior amortizing note due 2019, described in that certain Prospectus Supplement of Rockets, filed with the SEC on June 17, 2016.

“Rockets TEU Indenture” means that certain Indenture, dated June 21, 2016, by and among Rockets and Wilmington, National Association, as Trustee, as amended, restated or supplemented.

“Rockets Termination Fee” means $87,000,000.

“Rockets Wiring Instructions” means the wiring instructions set forth in Section 8.3 of the Rockets Disclosure Schedule or such other wiring instructions delivered to Mavericks in accordance with Section 9.7.

“Specified Assets” means each of the assets set forth in Section 6.24 of the Rockets Disclosure Schedule.

“Specified Regulatory Approvals” means (i) the Requisite Regulatory Approvals, other than the New York Authorization, and (ii) the Non-Rockets Approvals.

“Stock Issuance” means the issuance of shares of Mavericks Common Stock in connection with the Merger.

“Subsidiary” of any Person means (a) a corporation more than 50% of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (b) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (c) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and/or has the power to direct the policies, management and affairs of such company or (d) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

“Takeover Laws” means any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state antitakeover Laws.

“Tax Law” means Laws in respect of Taxes.

“Tax Return” means any return, declaration, report or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

“Taxes” means any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, occupation, property, inventory, license, stamp, transfer, sales, use, capital stock, severance, alternative minimum, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of estimated excise, withholding, ad valorem or value added or other taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges of the same or a similar nature to any of the foregoing.

“Third Party” means any Person or group of Persons, including as defined in Section 13(d) of the Exchange Act, other than Rockets and its Subsidiaries (or any group comprised of Rockets and/or its Subsidiaries) and Mavericks and its Subsidiaries (or any group comprised of Mavericks and/or its Subsidiaries).

(b)    Each of the following terms is defined in the Section of this Agreement set forth opposite such term:

2026 Exchange	Section 6.23(a)
AEA	Section 5.13(b)
Agreement	Preamble
Book-Entry Shares	Section 3.1(a)
Burdensome Effect	Section 6.8(c)
Cancelled Shares	Section 3.1(b)
Certificate	Section 3.1(a)
Certificate of Merger	Section 2.3
Closing	Section 2.2
Closing Date	Section 2.2
Code	Recitals
Combined Employees	Section 6.7(b)(ii)
Common Shares Trust	Section 3.1(c)(ii)
Confidential Information	Section 6.3(b)
Consent	Section 4.3(b)
DGCL	Section 2.1
Disclosure Schedules	Article V
Effective Time	Section 2.3
Eligible Share	Section 3.1(a)
End Date	Section 8.1(b)
Enforceability Exceptions	Section 4.3(a)
ERCOT	Section 4.13(a)
Escrow Shares	Section 5.2(a)
Excess Shares	Section 3.1(c)(i)
Exchange Act	Section 4.3(b)
Exchange Agent	Section 3.2(a)
Exchange Fund	Section 3.2(a)
Exchange Ratio	Section 3.1(a)
FCC	Section 4.3(b)
FERC	Section 4.3(b)
FERC Approval	Section 4.3(b)
Filing	Section 4.3(b)
Financing	Section 6.19(a)
Form S-4	Section 4.12
FPA	Section 4.3(b)
GAAP	Section 4.4(b)
Governmental Entity	Section 4.3(b)

HSR Act	Section 4.3(b)
Indemnified Party	Section 6.11(a)
Joint Proxy Statement	Section 4.12
Laws	Section 4.7(a)
Legal Restraint	Section 7.1(b)
Lien	Section 4.3(c)
Master Agreement	Section 1.1(a)
Mavericks	Preamble
Mavericks Approvals	Section 5.3(b)
Mavericks Benefits Plans	Section 5.9(a)
Mavericks Board	Recitals
Mavericks Change of Recommendation	Section 6.4(d)
Mavericks Derivatives Positions	Section 5.23(b)
Mavericks Disclosure Schedule	Article V
Mavericks Employees	Section 5.15(a)
Mavericks Equity-Based Awards	Section 5.2(a)
Mavericks Expense Reimbursement	Section 8.3(f)
Mavericks Fairness Opinion	Section 5.19
Mavericks Financial Advisor	Section 5.19
Mavericks Leased Real Property	Section 5.17(b)
Mavericks Material Contract	Section 5.20(b)
Mavericks Organizational Documents	Section 5.1(c)
Mavericks Owned Real Property	Section 5.17(a)
Mavericks Permits	Section 5.7(b)
Mavericks Preferred Stock	Section 5.2(a)
Mavericks Real Property Leases	Section 5.17(b)
Mavericks Recommendation	Section 5.3(d)
Mavericks Related Parties	Section 8.3(h)
Mavericks SEC Documents	Section 5.4(a)
Mavericks Securities	Section 5.2(c)
Mavericks Stock Option	Section 6.7(a)(i)
Mavericks Stock Plan	Section 5.2(a)
Mavericks Stockholder Approval	Section 5.18
Mavericks Stockholders Meeting	Section 6.6(d)
Mavericks Systems	Section 5.16(b)
Mavericks Tax Opinion	Section 7.2(f)
Mavericks Tax Representation Letter	Section 6.16
Mavericks Trading Policies	Section 5.23(a)
Mavericks’ Counsel	Section 6.16
Maximum Premium	Section 6.11(b)
Measurement Date	Section 4.2(a)
Merger	Recitals
Merger Consideration	Section 3.1(a)
New Plans	Section 6.7(b)(iv)
New York Authorization	Section 4.3(b)
Non-Rockets Approvals	Section 4.3(b)
NRC	Section 5.13(b)
NYPSC	Section 4.3(b)
NYSE	Section 3.1(c)(i)
Oaktree	Recitals
Parties	Preamble

PrefCo Common Stock	Section 5.2(b)
PrefCo Preferred Stock	Section 5.2(b)
Principal Mavericks Stockholders	Recitals
Principal Rockets Stockholders	Recitals
PUCT	Section 4.3(b)
PUHCA 1935	Section 4.13(a)
PUHCA 2005	Section 4.13(a)
PURPA	Section 4.13(a)
Representatives	Section 6.3(a)
Requisite Regulatory Approvals	Section 7.1(c)
Rockets	Preamble
Rockets 5.375% Preferred Stock	Section 4.2(a)
Rockets Approvals	Section 4.3(b)
Rockets Benefit Plans	Section 4.9(a)
Rockets Board	Recitals
Rockets Change of Recommendation	Section 6.5(d)
Rockets Common Stock	Section 3.1(a)
Rockets Derivatives Positions	Section 4.23(b)
Rockets Directors	Section 2.6
Rockets Disclosure Schedule	Article IV
Rockets Employees	Section 4.15(a)
Rockets Equity-Based Awards	Section 4.2(a)
Rockets Expense Reimbursement	Section 8.3(g)
Rockets Fairness Opinions	Section 4.19
Rockets Financial Advisors	Section 4.19
Rockets Leased Real Property	Section 4.17(b)
Rockets Organizational Documents	Section 4.1(c)
Rockets Owned Real Property	Section 4.17(a)
Rockets Permits	Section 4.7(c)
Rockets Phantom Stock Unit	Section 6.7(a)(iv)
Rockets Preferred Stock	Section 4.2(a)
Rockets PSUs	Section 4.2(a)
Rockets Real Property Leases	Section 4.17(b)
Rockets Recommendation	Section 4.3(d)
Rockets Related Parties	Section 8.3(i)
Rockets RSUs	Section 6.7(a)(ii)
Rockets SEC Documents	Section 4.4(a)
Rockets Securities	Section 4.2(c)
Rockets Shelf	Section 6.23(a)
Rockets Stock Option	Section 6.7(a)(i)
Rockets Stock Plans	Section 4.2(a)
Rockets Stockholder Approval	Section 4.18
Rockets Stockholders Meeting	Section 6.6(d)
Rockets Systems	Section 4.16(b)
Rockets Tax Opinion	Section 7.3(e)
Rockets Tax Representation Letter	Section 6.16
Rockets Trading Policies	Section 4.23(a)
Rockets’ Counsel	Section 6.16
Sarbanes-Oxley Act	Section 4.5
SEC	Section 4.4(a)
Securities Act	Section 4.3(b)
Specified Asset Purchase Prices	Section 6.24

Surviving Corporation	Section 2.1
Surviving Corporation Board	Section 2.6
Terawatt Holdings	Recitals
Trading with the Enemy Act	Section 4.7(d)
Transition Committee	Section 6.22
WARN Act	Section 4.15(b)

Section 1.2    Interpretations. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document, including any Disclosure Schedule, made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Law defined or referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. References in this Agreement to specific Laws or to specific provisions of Laws shall include all rules and regulations promulgated thereunder. The word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends and not simply “if.” Except as expressly set forth in this Agreement, when calculating the period of time before which, within which or after which any act is to be done or step taken pursuant to this Agreement, (a) the date that is the reference date in calculating such period shall be excluded and (b) if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. All references in this Agreement to a number of days are to such number of calendar days unless Business Days are specified. References to a Person are also to its permitted successors and assigns. The words “made available to Mavericks,” “made available to Rockets” and words of similar import refer to documents (i) posted to the data site maintained by the Parties in connection with the transactions contemplated by this Agreement or (ii) that are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC.

ARTICLE II

THE MERGER

Section 2.1    The Merger. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), Rockets shall be merged with and into Mavericks, whereupon the separate corporate existence of Rockets shall cease, and Mavericks shall continue its corporate existence under Delaware Law as the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”).

Section 2.2    Closing. The Parties shall consummate the Merger (such consummation, the “Closing”) at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017 at 9:00 a.m., Dallas, Texas time, on the date (the “Closing Date”) that is the third Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VII (other than any condition that by its nature is to be satisfied by action taken at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Parties may agree in writing.

Section 2.3    Effective Time. On the Closing Date, Mavericks shall file a certificate of merger in respect of the Merger (the “Certificate of Merger”), executed in accordance with, and containing such information as is required by, the relevant provisions of the DGCL with the Secretary of State of the State of Delaware. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is agreed between the Parties and specified in the Certificate of

Merger in accordance with the relevant provisions of the DGCL (such date and time is hereinafter referred to as the “Effective Time”).

Section 2.4    Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of Rockets shall vest in Mavericks (as the Surviving Corporation), and all debts, liabilities and duties of Rockets shall become the debts, liabilities and duties of Mavericks (as the Surviving Corporation), all as provided under the DGCL.

Section 2.5    Certificate of Incorporation and Bylaws of the Surviving Corporation. Mavericks’ certificate of incorporation and bylaws shall be the certificate of incorporation and bylaws of Mavericks (as the Surviving Corporation) until thereafter amended in accordance with the provisions thereof and applicable Law.

Section 2.6    Directors. Prior to the Effective Time, the Mavericks Board shall take all necessary actions so that, immediately following the Effective Time, the size of the board of directors of the Surviving Corporation (the “Surviving Corporation Board”) shall be increased from eight (8) to eleven (11) directors. Prior to the Closing, Mavericks shall take all actions necessary so that, effective as of the Effective Time, three (3) directors serving on the Rockets Board immediately prior to the Effective Time (the “Rockets Directors”) shall be appointed as members of the Surviving Corporation Board to fill the vacancies created by the action described in the first sentence of this Section 2.6; provided that the Rockets Directors are willing to serve and will satisfy applicable NYSE independence requirements and FERC interlocking directorship requirements and taking into account Mavericks’ Corporate Governance Guidelines (with the Mavericks Board and its nominating and governance committee acting reasonably and in good faith); provided, further, that in accordance with Section 5.2 of the Mavericks’ certificate of incorporation as amended through the date hereof, (i) if the Effective Time is on or prior to the date of the Mavericks’ 2018 Annual General Meeting, one (1) Rockets Director will be appointed a Class I director, one (1) Rockets Director will be appointed a Class II director and one (1) Rockets Director will be appointed a Class III director, and (ii) if the Effective Time is after the date of the Mavericks’ 2018 Annual General Meeting, one (1) Rockets Director will be appointed a Class I director and two (2) Rockets Directors will be appointed Class II directors.

Section 2.7    Certain Officers. The individuals set forth on Exhibit A attached hereto shall be the President and Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer of Mavericks (as the Surviving Corporation) immediately following the Effective Time and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE III

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 3.1    Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of Rockets or the holders of any securities of Rockets:

(a)    Conversion of Rockets Common Stock. Subject to Section 3.1(b) and Section 3.1(c), each share of common stock of Rockets, par value $0.01 per share (“Rockets Common Stock”), issued and outstanding immediately prior to the Effective Time, excluding any Cancelled Shares (each such share, excluding any Cancelled Shares, an “Eligible Share”), shall, at the Effective Time, automatically be converted into the right to receive 0.652 (the “Exchange Ratio”) validly issued, fully paid and nonassessable shares of Mavericks Common Stock (the “Merger Consideration”). As a result of the Merger and without any action on the part of the holder of any securities of Rockets, (i) all of the Eligible Shares converted into the right to receive the Merger Consideration pursuant to this Article III shall cease to be outstanding, shall be cancelled and shall cease to exist, in each case, as of the Effective Time, and (b) the holders of Eligible Shares not represented by Certificates (“Book-Entry Shares”) and the holders of Eligible Shares represented by certificates (each, a “Certificate”) shall cease to have any rights with respect thereto, except (i) the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Book-Entry Shares or Certificates and (ii) the right, if any, to receive pursuant to Section 3.1(c) cash in lieu of fractional shares into which such Eligible Shares have been converted pursuant to this Section 3.1(a) and any dividends or other distributions pursuant to Section 3.2(c).

(b)    Cancellation of Shares. Each share of Rockets Common Stock issued and outstanding immediately prior to the Effective Time that is (i) owned by Mavericks or any wholly owned Subsidiary of Mavericks, (ii) held in treasury by Rockets or (iii) owned by any wholly owned Subsidiary of Rockets (all such shares of Rockets Common Stock, other than shares of Rockets Common Stock held on behalf of Third Parties, the “Cancelled Shares”) shall, by virtue of the Merger and without any further action on the part of any Person, be cancelled and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation.

(c)    Fractional Shares.

(i)    No fractional shares of Mavericks Common Stock shall be issued in the Merger, but in lieu thereof each former holder of Eligible Shares otherwise entitled to a fractional share of Mavericks Common Stock (after aggregating all fractional shares of Mavericks Common Stock issuable to such former holder) will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 3.1(c), a cash payment in lieu of such fractional share of Mavericks Common Stock representing such former holder’s proportionate interest, if any, in the proceeds from the sale by the Exchange Agent (reduced by any fees of the Exchange Agent attributable to such sale) in one or more transactions of shares of Mavericks Common Stock equal to the excess of (A) the aggregate number of shares of Mavericks Common Stock to be delivered to the Exchange Agent by Mavericks pursuant to Section 3.2(a) over (B) the aggregate number of whole shares of Mavericks Common Stock to be distributed to the former holders of Eligible Shares pursuant to Section 3.2(b) (such excess, the “Excess Shares”). The Parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares of Mavericks Common Stock was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Mavericks that would otherwise be caused by the issuance of fractional shares of Mavericks Common Stock. As soon as reasonably practicable after the Effective Time, the Exchange Agent, as agent for the former holders of Eligible Shares that would otherwise receive fractional shares of Mavericks Common Stock, shall sell the Excess Shares at the then-prevailing prices on the New York Stock Exchange (the “NYSE”) in the manner provided in Section 3.1(c)(ii).

(ii)    The sale of the Excess Shares by the Exchange Agent, as agent for the former holders of Eligible Shares that would otherwise receive fractional shares of Mavericks Common Stock, shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Until the proceeds of such sale or sales have been distributed to the former holders of Eligible Shares, the Exchange Agent shall hold such proceeds in trust for the former holders of Eligible Shares that would otherwise receive fractional shares of Mavericks Common Stock (the “Common Shares Trust”). The Exchange Agent shall determine the portion of the Common Shares Trust to which each former holder of Eligible Shares shall be entitled, if any, by multiplying (A) the amount of the aggregate proceeds comprising the Common Shares Trust by (B) a fraction, (1) the numerator of which is the amount of the fractional share interest to which such former holder of Eligible Shares would otherwise be entitled and (2) the denominator of which is the aggregate amount of fractional share interests to which all former holders of Eligible Shares would otherwise be entitled.

(iii)    As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Eligible Shares in lieu of any fractional shares of Mavericks Common Stock, the Exchange Agent shall make available such amounts to such holders of shares of Mavericks Common Stock without interest, subject to and in accordance with Section 3.2.

(d)    Adjustments to the Exchange Ratio. If at any time during the period between the date hereof and the Effective Time, any change in the outstanding shares of capital stock of Mavericks or Rockets (or any other securities convertible therefor or exchangeable thereto) occurs as a result of any reclassification, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period (in each case, other than a conversion pursuant to the Certificate of Designation (as in effect on the date of this Agreement) of the Rockets 5.375% Preferred Stock), the Exchange Ratio, the Merger Consideration and any other similarly dependent items shall be equitably adjusted to provide to Mavericks and the holders of Eligible Shares the same economic effect as contemplated by this Agreement prior to such action, and thereafter, all references in this Agreement to the Exchange Ratio shall be references to the Exchange Ratio as so adjusted; provided, however, that nothing in this Section 3.1(d) shall be deemed to permit or authorize any Party to effect any such change that it is not otherwise authorized or permitted to undertake pursuant to this Agreement. For the avoidance of doubt, the issuance or distribution of Escrow Shares shall not give rise to any adjustment under the terms of this Section 3.1(d).

Section 3.2    Exchange of Shares.

(a)    Exchange Agent. Prior to the Effective Time, Rockets shall appoint an exchange agent reasonably acceptable to Mavericks (the “Exchange Agent”) for the purpose of exchanging Eligible Shares for the Merger Consideration. Prior to the Effective Time, Mavericks shall deposit, or shall cause to be deposited, with the Exchange Agent, in trust for the benefit of holders of the Eligible Shares, a number of shares of Mavericks Common Stock in book-entry form equal to the number of shares of Mavericks Common Stock issuable pursuant to Section 3.1(a). Following the Effective Time, Mavericks agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 3.2(c). All such book-entries representing shares of Mavericks Common Stock (including the amount of any dividends or other distributions payable with respect thereto pursuant to Section 3.2(c) and cash in lieu of any fractional shares of Mavericks Common Stock to be paid pursuant to Section 3.1(c)) are hereinafter referred to as the “Exchange Fund”.

(b)    Exchange Procedures. As soon as reasonably practicable after the Effective Time and in any event not later than the fifth Business Day following the Closing Date, Mavericks shall cause the Exchange Agent to transmit (or mail in the case of Eligible Shares represented by a Certificate) to each former holder of Eligible Shares, (i) a letter of transmittal (which shall specify that delivery shall be effected, and that risk of loss and title to the Eligible Shares shall pass, only upon delivery of the Eligible Shares to the Exchange Agent and which shall be in form and substance reasonably satisfactory to Rockets and Mavericks) and (ii) instructions for use in effecting the surrender of the Eligible Shares in exchange for (A) whole shares of Mavericks Common Stock, (B) cash in lieu of any fractional shares of Mavericks Common Stock pursuant to Section 3.1(c) and (C) any dividends or other distributions payable pursuant to Section 3.2(c). Notwithstanding anything to the contrary in this Agreement, no former record holder of a Book-Entry Share shall be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration in respect of such Book-Entry Shares. In lieu thereof, such former record holder shall upon receipt by the Exchange Agent of an “agent’s message” in customary form (or such other evidence, if any, as the Exchange Agent may reasonably request), be entitled to receive, and Mavericks shall cause the Exchange Agent to deliver as promptly as reasonably practicable after the Effective Time, the Merger Consideration in respect of each Book-Entry Share of such former holder, and such Book-Entry Shares shall forthwith be cancelled. Upon surrender of Eligible Shares for cancellation and exchange to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the former holder of such Eligible Shares shall be entitled to receive in exchange therefor that number of whole shares of Mavericks Common Stock (after taking into account all Eligible Shares surrendered by such former holder) to which such former holder is entitled pursuant to Section 3.1 (which shall be in uncertificated, book-entry form unless a physical certificate is requested), payment by check in lieu of fractional shares of Mavericks Common Stock which such former holder is entitled to receive pursuant to Section 3.1(c) and any dividends or distributions payable pursuant to Section 3.2(c), and the Eligible Shares so surrendered shall forthwith be cancelled. If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Eligible Share is registered, it shall be a condition to the registration thereof that the surrendered Eligible Share be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration pay any transfer or other similar Taxes required as a result of such registration in the name of a Person other than the registered holder of such Eligible Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. Until surrendered as contemplated by this Section 3.2(b), each Eligible Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration (and any amounts to be paid pursuant to Section 3.1(c) or Section 3.2(c)) upon such surrender. No interest shall be paid or shall accrue on any amount payable pursuant to Section 3.1(c) or Section 3.2(c).

(c)    Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to shares of Mavericks Common Stock with a record date after the Effective Time shall be paid to the former holder of any unsurrendered Eligible Shares with respect to the shares of Mavericks Common Stock represented thereby, and no cash payment in lieu of fractional shares of Mavericks Common Stock shall be paid to any such former holder pursuant to Section 3.1(c), until such Eligible Share has been surrendered in accordance with this Article III. Subject to applicable Law, following surrender of any such Eligible Share, there shall be paid to the former record holder thereof, without interest, (i) promptly after such surrender, the number of whole shares of Mavericks Common Stock issuable in exchange therefor pursuant to this Article III, together with any cash payable in lieu of any fractional share of Mavericks Common Stock to which such former holder is entitled pursuant to Section 3.1(c) and the amount of any dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Mavericks Common Stock and (ii) at the appropriate payment date (if any), the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such whole shares of Mavericks Common Stock.

(d)    No Further Ownership Rights in Rockets Common Stock; Closing of Transfer Books. All shares of Mavericks Common Stock issued upon the surrender for exchange of Eligible Shares in accordance with the terms of this Article III and any cash paid pursuant to Section 3.1(c) or Section 3.2(c) shall be deemed to have been issued or paid, respectively, in full satisfaction of all rights pertaining to the Eligible Shares. After the Effective Time, the stock transfer books of Rockets shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Eligible Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Eligible Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article III.

(e)    Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Eligible Shares for one (1) year after the Effective Time shall be delivered to Mavericks upon demand, and, after such time, any former holders of Eligible Shares who have not then complied with this Article III shall thereafter look only to Mavericks for payment of their claim for the Merger Consideration, any cash in lieu of any fractional shares of Mavericks Common Stock pursuant to Section 3.1(c) and any dividends or distributions pursuant to Section 3.2(c).

(f)    No Liability. Any amounts under this Agreement that would be otherwise payable to a public official pursuant to any applicable abandoned property, escheat or similar Law shall, immediately prior to such time as such amounts would otherwise escheat to, or become property of, such public official, become, to the fullest extent permitted by Law, property of Mavericks or an Affiliate of Mavericks designated by Mavericks, free and clear of any claims or interest of any Person previously entitled thereto. Notwithstanding anything in this Agreement to the contrary none of Rockets, Mavericks (including as the Surviving Corporation), the Exchange Agent or any other Person shall be liable to any former holder of Eligible Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g)    Withholding Taxes. The Exchange Agent, Rockets and Mavericks (including as the Surviving Corporation) shall be entitled to deduct and withhold from the consideration otherwise payable under this

Agreement to any Persons, such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding were made.

(h)    Lost, Stolen or Destroyed Certificates. In the event any Certificate formerly representing Eligible Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if requested by Mavericks, the delivery by such Person of a bond (in such amount as Mavericks may reasonably direct) as indemnity against any Claim that may be made against the Exchange Agent or Mavericks on account of the alleged loss, theft or destruction of such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Article III.

Section 3.3    No Appraisal Rights. In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of Rockets Common Stock in connection with the Merger or otherwise under this Agreement or the transactions contemplated thereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ROCKETS

Except (1) as disclosed in (A) any Rockets SEC Documents filed with or furnished to the SEC at least one (1) Business Day prior to the date hereof (excluding any disclosures set forth in any “risk factor” or “forward-looking statements” section or any other disclosures that are forward-looking, predictive or cautionary in nature) where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure (provided that this clause (1) shall not apply to any representations or warranties set forth in Section 4.2(a)), or (B) the disclosure schedule delivered by Rockets to Mavericks concurrently with the execution of this Agreement (the “Rockets Disclosure Schedule”), or (2) with respect to any of the transactions contemplated by Section 6.24 (for which Rockets disclaims all, and for which Rockets is not making any, representations or warranties except as provided in the applicable purchase and sale agreement or other conveyancing document with respect thereto and made as of the date such agreement or document is executed) not including the assets and liabilities covered by such transactions, to which the representations and warranties set forth herein shall continue to apply, Rockets represents and warrants to Mavericks as follows:

Section 4.1    Qualification, Organization, Subsidiaries, etc.

(a)    Rockets is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Rockets has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Rockets Material Adverse Effect. Rockets is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Rockets Material Adverse Effect.

(b)    Each of Rockets’ Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization, except where the failure to be so organized, existing or in good standing would not reasonably be expected to have, individually or in the aggregate, a Rockets Material Adverse Effect. Each of Rockets’ Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Rockets Material Adverse Effect. Each of Rockets’ Subsidiaries is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Rockets Material Adverse Effect.

(c)    Rockets has made available to Mavericks prior to the date hereof a true and complete copy of Rockets’ certificate of incorporation and bylaws, each as amended through the date hereof (collectively, the “Rockets Organizational Documents”).

Section 4.2    Capital Stock.

(a)    The authorized capital stock of Rockets consists of 420,000,000 shares of Rockets Common Stock and 20,000,000 shares of preferred stock, par value $0.01 per share (“Rockets Preferred Stock”). As of October 26, 2017 (the “Measurement Date”), (i) 131,378,019 shares of Rockets Common Stock were issued and outstanding, (ii) 11,326,122 shares of Rockets Common Stock were held in treasury, (iii) (A) 4,206,874 Rockets Stock Options with a weighted average exercise price of $14.95 were issued and outstanding under the applicable employee and director stock plan of Rockets (as amended from time to time, the “Rockets Stock Plans”), (B) 1,273,508 stock-settled Rockets RSUs were issued and outstanding under the Rockets Stock Plans, (C) 3,472,202 cash-settled RSUs were issued and outstanding under the Rockets Stock Plans and (D) 1,615,392 Rockets performance stock units (“Rockets PSUs” and together with the Rockets Stock Options and the Rockets RSUs, the “Rockets Equity-Based Awards”) were issued and outstanding under the Rockets Stock Plans, (iv) 8,965,108 Rockets 2017 Warrants were issued and outstanding, (v) 4,600,000 Rockets Tangible Equity Units were issued and outstanding, and (vi) 4,000,000 shares of Rockets Preferred Stock were issued and outstanding and designated as 5.375% Mandatory Convertible Preferred Stock (the “Rockets 5.375% Preferred Stock”). Each share of the Rockets 5.375% Preferred Stock will convert automatically on November 1, 2017 at an exchange ratio of 3.2258 shares of Rockets Common Stock per share of Rockets 5.375% Preferred Stock. Except as set forth above, at the close of business on the Measurement Date, there are no shares of capital stock, or other equity interests or voting securities of Rockets issued or outstanding. All outstanding shares of Rockets Common Stock are duly authorized, validly issued, fully paid and nonassessable and free of pre-emptive rights and all shares of Rockets Common Stock reserved for issuance as noted in clause (iii) above, when issued in accordance with the respective terms thereof, will be duly authorized, validly issued, fully paid and nonassessable and free of pre-emptive rights.

(b)    Rockets has made available to Mavericks a schedule of each Rockets Stock Option, Rockets RSU and Rockets PSU outstanding as of the Measurement Date, including the maximum number of shares of Rockets Common Stock subject to such Rockets Stock Option, Rockets RSU or Rockets PSU, all of which were granted under the Rockets Stock Plan, and with respect to each Rockets Stock Option, the grant date, exercise price, vesting conditions and expiration date applicable thereto. Set forth in Section 4.2(b) of the Rockets Disclosure Schedule is a list of the aggregate number of Rockets Stock Options outstanding at each different exercise price at which such Rockets Stock Options have been granted, and the date of grant of each such tranche.

(c)    Other than as set forth in Section 4.2(b) or in Section 4.2(c) of the Rockets Disclosure Schedule, there are no outstanding subscriptions, options, “phantom” stock rights, stock appreciation rights, stock-based performance units or other equity-based awards, warrants, calls, convertible securities, exchangeable securities, exercisable securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests or voting securities to which Rockets or any of its Subsidiaries is a party obligating Rockets or any of its Subsidiaries to (i) issue, transfer or sell any shares of capital stock or other equity interests or voting securities of Rockets or any Subsidiary of Rockets or securities convertible into, or exchangeable or exercisable for, such shares, equity interests or voting securities, (ii) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement,

(iii) redeem or otherwise acquire any such shares of capital stock or other equity interests or voting securities, or (iv) give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of equity securities of Rockets or any of its Subsidiaries (the items referred to in this Section 4.2(c), together with the capital stock or other equity interests or voting securities of Rockets, the “Rockets Securities”).

(d)    Neither Rockets nor any of its Subsidiaries has any Indebtedness, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Rockets Stockholders on any matter.

(e)    There are no voting trusts or other agreements to which Rockets or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock or other equity interest of Rockets or any of its Subsidiaries.

(f)    Rockets made available to Mavericks accurate and complete copies of the Rockets Stock Plans and the forms of agreement underlying the outstanding Rockets Equity-Based Awards. There have been no repricings of any Rockets Stock Options through amendments, cancellation and reissuance or other means during the current or prior two (2) calendar years. None of the Rockets Stock Options was granted with an exercise price below or deemed to be below the per share closing price of the Rockets Common Stock on the NYSE on the date of grant. All grants of Rockets Equity-Based Awards were validly made and properly approved by the Rockets Board (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Law and recorded on the consolidated financial statements of Rockets in accordance with GAAP, and, where applicable, no such grants involved any “back dating,” “forward dating” or similar practices with respect to grants of Rockets Stock Options.

(g)    All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of Rockets (i) are duly authorized, validly issued, fully paid and nonassessable and free of pre-emptive rights and (ii) except with respect to shares of Rockets 5.375% Preferred Stock that are owned by Third Parties, are owned, directly or indirectly, by Rockets, free and clear of all Liens (other than Rockets Permitted Liens) and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent the operation by the Surviving Corporation of such Subsidiary’s business as presently conducted. No Subsidiary of Rockets owns, directly or indirectly, any Rockets Common Stock or Rockets Preferred Stock.

(h)    The execution of this Agreement (including the public announcement thereof) will not result in (i) a “fundamental change” (as defined in the Certificate of Designations for the Rockets 5.375% Preferred Stock) under the Certificate of Designations for the Rockets 5.375% Preferred Stock or any adjustment or other change to the Rockets 5.375% Preferred Stock or (ii) any change to the rights of the holders of the Rockets 5.375% Preferred Stock, including any right to require repurchase thereof.

Section 4.3    Corporate Authority Relative to this Agreement; No Violation.

(a)    Rockets has all requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Rockets Stockholder Approval, to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Rockets Board and, except for the Rockets Stockholder Approval, no other corporate proceedings on the part of Rockets are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Rockets and, assuming this Agreement constitutes the legal, valid and binding agreement of Mavericks, constitutes the legal, valid and binding agreement of Rockets, enforceable against Rockets in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (clauses (i) and (ii) above, the “Enforceability Exceptions”).

(b)    Except as may be required under or in relation to (i) the DGCL, (ii) the Securities Exchange Act of 1934 (the “Exchange Act”), (iii) the Securities Act of 1933 (the “Securities Act”), (iv) the rules and regulations of the NYSE, (v) the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (vi) the Federal Power Act (the “FPA”), and the Consent of the Federal Energy Regulatory Commission (the “FERC”) thereunder (the “FERC Approval”), (vii) the Texas Utilities Code and the rules and regulations of the Public Utility Commission of Texas (the “PUCT”) and the approval of the PUCT thereunder, (viii) Section 70 of the New York Public Service Laws, and the rules and regulations of the New York Public Service Commission (the “NYPSC”) and the Consent of the NYPSC thereunder or a determination that no such approval is required (the “New York Authorization”), (ix) pre-approvals of license transfers by the Federal Communications Commission (the “FCC”) and (x) the approvals set forth in Section 4.3(b)(x) of the Rockets Disclosure Schedule (the approvals or other actions contemplated by clauses (i) through (x) above, collectively, the “Rockets Approvals”), and, subject to the accuracy of the representations and warranties of Mavericks in Section 5.3(b), no authorization, consent, Order, license, permit, waiting period expiration or termination, waiver or approval (each a “Consent”) of, or registration, declaration, notice or filing (each, a “Filing”) with, any United States, state of the United States, local or foreign governmental or regulatory agency, commission, court, body, entity, or authority, including the NERC, Exchanges and ISOs (each, a “Governmental Entity”) is necessary, under applicable Law, for the consummation by Rockets of the transactions contemplated by this Agreement, except for (A) such Consents or Filings that are not required to be obtained or made prior to the consummation of such transactions or that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Rockets Material Adverse Effect or prevent Rockets from consummating the Merger or (B) any Consent or Filing set forth in Section 4.3(b)(B) of the Rockets Disclosure Schedule (the “Non-Rockets Approvals”).

(c)    The execution and delivery by Rockets of this Agreement do not, and, except as described in Section 4.3(b), the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (i) (A) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, acceleration or put right of any material obligation or to the loss of a material benefit under any Rockets Material Contract or (B) result in the creation of any liens, claims, mortgages, encumbrances, pledges, deed of trust, security interests, equities or charges of any kind (each, a “Lien”), other than any Rockets Permitted Liens, in each case, upon any of the properties or assets of Rockets or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws or other equivalent organizational document, in each case as amended or restated, of Rockets or any of its Subsidiaries or (iii) conflict with or violate any applicable Law, other than, in the case of clauses (i) and (iii) above, any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Rockets Material Adverse Effect or prevent Rockets from consummating the Merger.

(d)    The Rockets Board has, at a meeting duly called and held, duly adopted resolutions (i) determining that it is in the best interest of Rockets and the Rockets Stockholders to enter into this Agreement, (ii) declaring entry into this Agreement to be advisable, (iii) authorizing and approving Rockets’ execution, delivery and performance of this Agreement in accordance with its terms and Rockets’ consummation of the transactions contemplated hereby, including the Merger, (iv) directing that the adoption of this Agreement be submitted to a vote at a meeting of the Rockets Stockholders, and (v) recommending that the Rockets Stockholders adopt this Agreement (this clause (v), the “Rockets Recommendation”), which resolutions, as of immediately prior to the execution of this Agreement, have not been rescinded, modified or withdrawn.

Section 4.4    Reports and Financial Statements.

(a)    Rockets and each of its Subsidiaries has filed or furnished all forms, documents and reports required to be filed or furnished with the Securities and Exchange Commission (the “SEC”) since January 1,

2016 (such forms, documents and reports, together with all exhibits, financial statements and schedules filed or furnished therewith, and all information, documents and agreements incorporated in any such form, document or report (but not including any document incorporated by reference into an exhibit), excluding the Joint Proxy Statement, the “Rockets SEC Documents”). As of their respective dates or, if amended, as of the date of such last amendment, the Rockets SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and none of the Rockets SEC Documents contained any untrue statement of any material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Rockets’ Subsidiaries are subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act.

(b)    The consolidated financial statements (including all related notes and schedules) of Rockets included in the Rockets SEC Documents (i) have been prepared from, and are in accordance with, the books and records of Rockets and its Subsidiaries, (ii) fairly present in all material respects, in accordance with United States generally accepted accounting principles (“GAAP”), the consolidated financial position of Rockets and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto), and (iii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). The books and records of Rockets and its Subsidiaries have been and are being maintained in all material respects in accordance with GAAP. Neither Rockets nor any of its Subsidiaries has or is subject to any “off-balance sheet arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act) which has not been disclosed pursuant to the Rockets SEC Documents.

Section 4.5    Internal Controls and Procedures. To the extent required under applicable Law, (i) Rockets has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 and Rule 15d-15 under the Exchange Act, (ii) Rockets’ disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Rockets in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Rockets’ management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), (iii) Rockets’ management has completed an assessment of the effectiveness of Rockets’ internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2016, and such assessment concluded that such controls were effective, and (iv) no executive officer of Rockets has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Rockets SEC Document, except as disclosed in certifications filed with the Rockets SEC Documents. Neither Rockets nor any of its executive officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of the certifications in clause (iv) above. Since Rockets’ emergence from chapter 11 proceedings on October 1, 2012, neither Rockets nor any of its Subsidiaries has made or permitted to remain outstanding any prohibited loans to any executive officer of Rockets (as defined in Rule 3b-7 under the Exchange Act) or director of Rockets or any of its Subsidiaries. Since January 1, 2016, none of Rockets or, to the Knowledge of Rockets, Rockets’ independent accountants, the management of Rockets or its audit committee has received any oral or written notification of any (i) “significant deficiency” in the internal controls over financial reporting of Rockets, (ii) “material weakness” in the internal controls over financial reporting of Rockets or (iii) fraud, whether or not material, that involves management or other employees of Rockets who have a significant role in the internal controls over financial reporting of Rockets.

Section 4.6    No Undisclosed Liabilities. Except (a) as reflected or reserved against in Rockets’ consolidated balance sheets (or in the notes thereto) included in the Rockets SEC Documents, (b) as contemplated by this Agreement, (c) for liabilities and obligations incurred since December 31, 2016 in the ordinary course of business consistent with past practice and (d) for liabilities or obligations which have been incurred or discharged or paid in full in the ordinary course of business, neither Rockets nor any Subsidiary of Rockets has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of Rockets and its consolidated Subsidiaries (or in the notes thereto), other than those which would not reasonably be expected to have, individually or in the aggregate, a Rockets Material Adverse Effect.

Section 4.7    Compliance with Law; Permits.

(a)    Rockets and each of its Subsidiaries are, and since January 1, 2016 have been, in compliance with and are not in default under or in violation of any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, Order, tariff or agency requirement of any Governmental Entity or any common law (collectively, “Laws”), except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Rockets Material Adverse Effect.

(b)    Since January 1, 2016, neither Rockets nor any of its Subsidiaries has received any written notice or, to the Knowledge of Rockets, other communication from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Law, except as would not reasonably be expected to have, individually or in the aggregate, a Rockets Material Adverse Effect.

(c)    Rockets and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications, allowances and registrations and Orders of any Governmental Entity, and all rights under any contract with any Governmental Entity, necessary for Rockets and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted, in each case as presently owned, leased and operated (collectively, the “Rockets Permits”), except where the failure to have any of the Rockets Permits would not reasonably be expected to have, individually or in the aggregate, a Rockets Material Adverse Effect. All Rockets Permits are valid and in full force and effect, and no suspension or cancellation of any such Rockets Permits is pending or, to the Knowledge of Rockets, threatened, except where the failure to be in full force and effect or for such suspensions or cancellations that would not reasonably be expected to have, individually or in the aggregate, a Rockets Material Adverse Effect. Rockets and each of its Subsidiaries are in compliance in all respects with the terms and requirements of such Rockets Permits, except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Rockets Material Adverse Effect.

(d)    Rockets is not an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.) (as amended, the “Trading with the Enemy Act”). Rockets is not and, since January 1, 2016, has not been in violation, in any material respect, of (i) the Trading with the Enemy Act, (ii) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, (iii) the Patriot Act or (iv) the Foreign Corrupt Practices Act (Pub. L. 95-213 (signed into law December 19, 1977)).

(e)    Rockets (i) is not a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) does not engage in any dealings or transactions prohibited by Section 2 of such executive order, or to its knowledge is otherwise associated with any such Person in any manner that violates in any material respect Section 2 of such executive order or (iii) is not a Person on the list of “Specially Designated Nationals and Blocked Persons” or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

Section 4.8    Environmental Laws and Regulations.

(a)    Except as would not reasonably be expected to have, individually or in the aggregate, a Rockets Material Adverse Effect:

(i)    no notice, notification, demand, request for information, citation, summons, complaint or Order has been received since January 1, 2016, no penalty has been assessed since January 1, 2016, no Claim is pending or to the Knowledge of Rockets is threatened by any Governmental Entity or other Person against, and to the Knowledge of Rockets no investigation is pending or threatened by any Governmental Entity with respect to, Rockets or any Subsidiary of Rockets or, to the Knowledge of Rockets and its Subsidiaries, against any Person whose liability Rockets or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law, in each case relating to or arising out of any Environmental Law;

(ii)    Rockets and its Subsidiaries are, and except for matters that have been fully resolved with the applicable Governmental Entity, since January 1, 2016, have been, in compliance with all Environmental Laws;

(iii)    Rockets and its Subsidiaries are in possession of, and in compliance with, all Rockets Permits under Environmental Laws that are necessary for the conduct of their respective businesses or the occupation of their respective properties, all such Rockets Permits are in full force and effect and no suspension of or cancellations with respect thereto are pending or, to the Knowledge of Rockets, threatened;

(iv)    Rockets and its Subsidiaries are not conducting or paying for any response or corrective action under any Environmental Law or regarding any release or presence of any Hazardous Material at any location and have not received any unresolved demand related to any such response or corrective action or release or presence of Hazardous Materials;

(v)    there has been no release, treatment, storage, disposal, arrangement for or permission to dispose of, transportation, handling, manufacturing, or distribution of, or exposure of any Person to, any Hazardous Materials at any real property currently or, to the Knowledge of Rockets, formerly owned, leased or operated by Rockets or any Subsidiary of Rockets or, to the Knowledge of Rockets, at any offsite disposal location used by Rockets or any Subsidiary of Rockets to dispose of any Hazardous Materials, in each case in a manner that would give rise to a current or future material liability of Rockets or any Subsidiary of Rockets or, to the Knowledge of Rockets and its Subsidiaries, of any Person whose liability Rockets or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law, under any Environmental Law;

(vi)    Rockets and its Subsidiaries have not entered into an indemnity with respect to or, to the Knowledge of Rockets, otherwise assumed or become subject to, any liability of any other Person relating to Environmental Laws or Hazardous Materials;

(vii)    Rockets and its Subsidiaries are not subject to any Claims regarding exposure to any Hazardous Material in any product or to the presence or alleged presence of any Hazardous Material in or upon any property, premises or facility and all Hazardous Materials present at the Rockets Owned Real Property and, to the extent under the control of Rockets or its Subsidiaries, at the Rockets Leased Real Property are managed in compliance with all Environmental Laws; and

(viii)    Rockets and its Subsidiaries are not party to any Order that imposes any obligations under any Environmental Law or regarding any Hazardous Material.

(b)    The representations and warranties in this Section 4.8, together with the representations and warranties in
Section 4.3(b), Section 4.3(c), Section 4.4, Section 4.6, Section 4.10, Section 4.12, Section 4.17 and Section 4.20 are the sole and exclusive representations and warranties of Rockets pertaining to environmental matters, including Environmental Laws and the Environment.

Section 4.9    Employee Benefit Plans.

(a)    Section 4.9(a) of the Rockets Disclosure Schedule lists all material Benefit Plans sponsored, maintained or contributed to by Rockets or any of its Subsidiaries, or to which Rockets or any of its Subsidiaries has any obligation or liability (the “Rockets Benefit Plans”). Rockets has made available to Mavericks correct and complete copies of each Rockets Benefit Plan, and to the extent applicable: (i) the most recent determination or opinion letter received from the Internal Revenue Service, (ii) the most recent Forms 5500 and all schedules thereto, (iii) the most recent summary plan description, and (iv) each trust agreement and insurance or group annuity contract relating to such Rockets Benefit Plan.

(b)    Each Rockets Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto, except for such non-compliance which would not reasonably be expected to have, individually or in the aggregate, a Rockets Material Adverse Effect. Any Rockets Benefit Plan intended to be qualified under Section 401(a) of the Code has received a current favorable determination letter from the Internal Revenue Service. Neither Rockets nor any of its Subsidiaries maintains or contributes to any plan or arrangement which provides, or has any obligation to provide, post-termination health or life insurance benefits to any Person other than as mandated by Section 4980B of the Code and for which the beneficiary pays the entire premium cost. Except as would not reasonably be expected to have, individually or in the aggregate, a Rockets Material Adverse Effect, there does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability of Rockets or any of its Subsidiaries.

(c)    Neither Rockets nor any of its Subsidiaries has any liability under Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code with respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA). None of Rockets Benefit Plans is, and neither Rockets nor any Subsidiary has any liability or obligation under or with respect to, a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), a “multiple employer plan” (as defined in Section 413(c) of the Code) or a “multiemployer plan” (as defined in Section 3(37) of ERISA).

(d)    None of the execution and delivery of this Agreement, approval of this Agreement or the transactions contemplated by this Agreement, and the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (i) entitle any current or former employee, officer, director or individual consultant of Rockets or any of its Subsidiaries to severance pay or any other additional payment or benefit, (ii) satisfy any prerequisite to any payment or benefit due to any current or former employee, director or individual consultant of Rockets or any of its Subsidiaries, (iii) accelerate the time of funding, payment or vesting, or increase the amount of, compensation or benefits due any such employee, director or individual consultant, or (iv) increase any benefits or compensation or give rise to any additional liability, including with respect to funding, under any Rockets Benefit Plan or otherwise.

(e)    Except as would not reasonably be expected to have, individually or in the aggregate, a Rockets Material Adverse Effect, (i) there are no pending or, to the Knowledge of Rockets, threatened investigations or Claims by or on behalf of any Rockets Benefit Plan, by any employee or beneficiary covered under any Rockets Benefit Plan or otherwise involving any Rockets Benefit Plan (other than routine claims for benefits), and (ii) neither Rockets nor any of its Subsidiaries (nor, to the Knowledge of Rockets, any other Person) has engaged in a “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) or a breach of fiduciary duty (as determined under ERISA) with respect to any Rockets Benefit Plan.

(f)    No amount that could be received (whether in cash or property or the vesting of property) as a result of the consummation of the transactions contemplated by this Agreement by any employee, director or individual consultant of Rockets or its Subsidiaries (whether current, former or retired) under any Rockets Benefit Plan or otherwise would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.

Section 4.10    Absence of Certain Changes or Events. Since December 31, 2016 through the date hereof, (a) except as otherwise contemplated by this Agreement, the businesses of Rockets and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business consistent with past practice, and (b) there has not been any Rockets Material Adverse Effect or event, change, effect, development, condition or occurrence that would reasonably be expected to, individually or in the aggregate, (i) have a Rockets Material Adverse Effect or (ii) prevent or materially delay Rockets from consummating the Merger or from complying, in any material respect, with its material obligations pursuant to this Agreement.

Section 4.11    Investigations; Litigation. Except as would not reasonably be expected to have, individually or in the aggregate, a Rockets Material Adverse Effect, (a) to the Knowledge of Rockets, there is no investigation or review pending or threatened by any Governmental Entity with respect to Rockets or any of its Subsidiaries, (b) there are no Claims pending (or, to the Knowledge of Rockets, threatened) by or before any Governmental Entity, arbitrator or arbitration panel against Rockets or any of its Subsidiaries or any of their respective properties or assets and (c) there are no Orders of any Governmental Entity, arbitrator or arbitration panel outstanding binding on Rockets or any of its Subsidiaries or any of their respective properties or assets.

Section 4.12    Information Supplied. None of the information to be provided by Rockets for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Mavericks in connection with the issuance of Mavericks Common Stock in the Merger (including any amendments or supplements, the “Form S-4”) will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (b) the proxy statement relating to the Mavericks Stockholders Meeting and the proxy statement relating to the Rockets Stockholders Meeting (such proxy statements together, in each case as amended or supplemented from time to time, the “Joint Proxy Statement”) will, at the date it is first mailed to the Mavericks Stockholders and the Rockets Stockholders or at the time of the Mavericks Stockholders Meeting or the Rockets Stockholders Meeting contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement (other than the portion thereof relating solely to the Mavericks Stockholders Meeting) and the Form S-4 (other than the portion thereof based on information supplied by Mavericks for inclusion or incorporation by reference therein, with respect to which no representation is made by Rockets or any of its Subsidiaries) will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 4.12, no representation or warranty is made by Rockets with respect to information or statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement that were not supplied by or on behalf of Rockets.

Section 4.13    Regulatory Matters.

(a)    Each of Rockets’ Subsidiaries that engages in the sale of electricity at wholesale (other than any such Subsidiaries that exclusively own solely one or more facilities that constitute a “qualifying facility” as such term is defined under the Public Utility Regulatory Policies Act (“PURPA”) and that qualify for exemption from regulation under Section 205 of the FPA pursuant to the rules and regulations of FERC) is (i) regulated as a “public utility” under the FPA and has been authorized by the FERC, pursuant to the FPA, to make sales at market-based rates or (ii) located within the Electric Reliability Council of Texas (“ERCOT”) and registered as a “Power Generation Company” with the PUCT. Each of Rockets’ Subsidiaries that directly owns generating facilities has obtained an order from the FERC finding it to be, or has self-certified itself to the FERC as, an “Exempt Wholesale Generator” under either the Public Utility Holding Company Act of 1935 (“PUHCA 1935”) or the Public Utility Holding Company Act of 2005 (“PUHCA 2005”) or has obtained an order from the FERC finding it to be, or has self-certified itself to the FERC as, or is entitled to exemption from regulation as, a qualifying facility under PURPA. Neither Rockets nor any of its Subsidiaries are subject to the books and records requirements of FERC under Part 366 of the FERC’s Rules and Regulations (18 C.F.R. Part 366 (2009)). There

are no pending or, to the Knowledge of Rockets, threatened judicial or administrative proceedings to revoke a Subsidiary’s market-based rate authorization, “Exempt Wholesale Generator” status or qualifying facility status, as applicable. To the Knowledge of Rockets, there are no events, facts or conditions that are reasonably likely to cause: (i) any of Rockets’ Subsidiaries that sell electricity at wholesale to lose its market-based rate authorization; or (ii) any of Rockets’ Subsidiaries that directly owns generating facilities to lose its status as an “Exempt Wholesale Generator” under PUHCA 2005.

(b)    All filings required to be made by Rockets or any of its Subsidiaries during the three (3) years preceding the date hereof with the FERC under the FPA or PUHCA 2005, the Department of Energy, the PUCT or any other applicable state public utility commissions, or with any governing ISO or regional reliability entity, as the case may be, have been made, including all forms, statements, reports, agreements and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs and related documents, and all such filings complied, as of their respective dates, with all applicable requirements of applicable Law, except for filings the failure of which to make or the failure of which to make in compliance with all applicable Law, would not reasonably be expected to have, individually or in the aggregate, a Rockets Material Adverse Effect.

Section 4.14    Tax Matters.

(a)    Except as would not reasonably be expected to have, individually or in the aggregate, a Rockets Material Adverse Effect, Rockets and its Subsidiaries (i) have duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to have been filed by or with respect to Rockets or any of its Subsidiaries, and all such Tax Returns were true, correct and complete in all respects when filed and were prepared in compliance with applicable Law, (ii) have duly and timely paid all Taxes due and payable (whether or not shown as due on such Tax Returns), (iii) have adequate accruals and reserves, in accordance with GAAP, on the financial statements included in the Rockets SEC Documents for all Taxes payable by Rockets and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements and (iv) have not received written notice of any proposed or assessed deficiencies for any Tax from any taxing authority, against Rockets or any of its Subsidiaries since Rockets’ emergence from chapter 11 proceedings on October 1, 2012.

(b)    Except as would not reasonably be expected to have, individually or in the aggregate, a Rockets Material Adverse Effect, no claim has ever been made in writing by a taxing authority of a jurisdiction where Rockets or one of its Subsidiaries has not filed Tax Returns claiming that Rockets or such Subsidiary is or may be subject to taxation by that jurisdiction that has not been resolved.

(c)    Except as would not reasonably be expected to have, individually or in the aggregate, a Rockets Material Adverse Effect, neither Rockets nor any of its Subsidiaries (i) is the subject of any currently ongoing tax audit or other proceeding with respect to Taxes nor has any Tax audit or other proceeding with respect to Taxes been proposed or threatened against any of them in writing, (ii) is subject to any pending requests for waivers of the time to assess any Tax or (iii) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business). There are no material Liens for Taxes on any of the assets of Rockets or any of its Subsidiaries other than Rockets Permitted Liens.

(d)    Except as would not reasonably be expected to have, individually or in the aggregate, a Rockets Material Adverse Effect, neither Rockets nor any of its Subsidiaries (i) is a party to or bound by any written Tax allocation, indemnification (including indemnification of Taxes with respect to service-providers), sharing or similar agreement (other than an agreement with Rockets or its Subsidiaries and other than customary indemnifications for Taxes contained in credit or other commercial agreements the primary purposes of which do not relate to Taxes), (ii) is or has, within the past six (6) years, been a member of an affiliated group (other than a group the common parent of which is Rockets or includes only Rockets and/or any of its Subsidiaries) filing a consolidated, combined, unitary or similar income Tax Return, or (iii) is liable under Treasury Regulation Section 1.1502-6 (or any similar provision of the Tax Laws of any state, local or foreign jurisdiction), or as a transferee or successor for any Tax of any Person other than Rockets and its Subsidiaries.

(e)    Except as would not reasonably be expected to have, individually or in the aggregate, a Rockets Material Adverse Effect, Rockets and its Subsidiaries have duly and timely withheld and paid to the appropriate taxing authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Third Party.

(f)    Neither Rockets nor any of its Subsidiaries was a “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the past two (2) years or otherwise as part of a plan that includes the Merger.

(g)    Neither Rockets nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(h)    Except as would not reasonably be expected to have, individually or in the aggregate, a Rockets Material Adverse Effect, neither Rockets nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for a taxable period ending after the Closing Date as a result of any (i) adjustment pursuant to Section 481 of the Code (or any analogous provision of state, local or foreign Law) for a taxable period ending on or before the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any analogous provision of state, local or foreign Law) executed on or prior to the Closing Date, (iii) installment sale, intercompany transaction or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date or (v) election by Rockets or any of its Subsidiaries under Section 108(i) of the Code (or any similar provision of state, local or foreign Law).

(i)    Neither Rockets nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact or circumstance that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.15    Employment and Labor Matters.

(a)    (i) Neither Rockets nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other agreement with a labor union applicable to employees of Rockets or any of its Subsidiaries (“Rockets Employees”) and no such agreement or relationship is presently being negotiated or formed, (ii) since January 1, 2016, there have been no strikes, lockouts, slowdowns, or work stoppages in effect with respect to any employees of Rockets or any of its Subsidiaries nor, to the Knowledge of Rockets, are any such labor disruptions currently threatened, and (iii) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of Rockets, threatened with respect to Rockets Employees, except, with respect to clauses (ii) and (iii) above, as would not reasonably be expected to have, individually or in the aggregate, a Rockets Material Adverse Effect.

(b)    Except for such matters which would not reasonably be expected to have, individually or in the aggregate, a Rockets Material Adverse Effect, Rockets and its Subsidiaries are, and have been, in compliance with all applicable Law respecting (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours, and (iii) collective bargaining and labor/management relations. Neither Rockets nor any of its Subsidiaries has any liabilities under the Worker Adjustment and Retraining Notification Act of 1998 (and similar laws) (collectively, the “WARN Act”) that would reasonably be expected to have, individually or in the aggregate, a Rockets Material Adverse Effect.

(c)    To the Knowledge of Rockets, no Rockets Employee who is an executive officer has, as of the date hereof, given notice to Rockets of any intention to terminate his or her employment with Rockets or its Subsidiaries within the twelve (12) month period following the date hereof.

Section 4.16    Intellectual Property.

(a)    Except as would not reasonably be expected to have, individually or in the aggregate, a Rockets Material Adverse Effect, (i) either Rockets or a Subsidiary of Rockets exclusively owns, free and clear of all Liens, other than Rockets Permitted Liens, or has licenses or rights to use, all of its material proprietary Intellectual Property, (ii) since January 1, 2016, Rockets and its Subsidiaries have not received a claim from any Third Party in writing that it has infringed, misappropriated, or otherwise violated, any Intellectual Property of any Person, (iii) to the Knowledge of Rockets, no Person is infringing, misappropriating, or otherwise violating any Intellectual Property owned by Rockets or any of its Subsidiaries, and (iv) Rockets and its Subsidiaries have taken commercially reasonable actions to maintain and protect the secrecy and confidentiality of their trade secrets and other confidential information.

(b)    Except as would not reasonably be expected to have, individually or in the aggregate, a Rockets Material Adverse Effect, (i) the IT Assets owned or used by Rockets and its Subsidiaries in the conduct of their respective businesses (collectively, the “Rockets Systems”) are sufficient in all material respects to support such businesses, (ii) Rockets and its Subsidiaries maintain commercially reasonable security, disaster recovery and business continuity plans for the Rockets Systems, and (iii) since January 1, 2016, Rockets and its Subsidiaries have not suffered a material breach, outage or violation of any Rockets Systems or any data stored in or processed or transmitted thereby.

Section 4.17    Real and Personal Property.

(a)    With respect to each parcel of real property owned in fee by Rockets or any of its Subsidiaries that is material to Rockets and its Subsidiaries, taken as a whole (such property collectively, the “Rockets Owned Real Property”), except as would not reasonably be expected to have, individually or in the aggregate, a Rockets Material Adverse Effect, (i) either Rockets or a Subsidiary of Rockets has marketable and insurable fee simple title to such Rockets Owned Real Property, free and clear of all Liens other than Rockets Permitted Liens, (ii) there are no leases, subleases, licenses, rights or other agreements affecting any portion of the Rockets Owned Real Property that would reasonably be expected to materially impair the existing use of the Rockets Owned Real Property by Rockets or any of its Subsidiaries in the operation of its business thereon, and (iii) there are no outstanding options or rights of first refusal in favor of any other party to purchase such Rockets Owned Real Property or any portion thereof or interest therein that would reasonably be expected to impair the existing use of the Rockets Owned Real Property by Rockets or any of its Subsidiaries in the operation of its business thereon. As of the date hereof, neither Rockets nor any of its Subsidiaries has received notice of any pending, and to the Knowledge of Rockets, there is no threatened, condemnation proceeding with respect to any Rockets Owned Real Property, except proceedings which would not reasonably be expected to have, individually or in the aggregate, a Rockets Material Adverse Effect. Neither Rockets nor any of its Subsidiaries is a party to any agreement that obligates Rockets or any of its Subsidiaries to purchase any material real property or interest therein.

(b)    Except as would not reasonably be expected to have, individually or in the aggregate, a Rockets Material Adverse Effect, neither Rockets nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any Person the right to use or occupy a material portion of any Rockets Owned Real Property or Rockets Leased Real Property that would reasonably be expected to materially impair the existing use of the Rockets Owned Real Property or the Rockets Leased Real Property by Rockets or any of its Subsidiaries in the operation of its business thereon. Except as would not reasonably be expected to have, individually or in the aggregate, a Rockets Material Adverse Effect, Rockets and each of its Subsidiaries has a good and valid leasehold interest, subject to the terms of each lease, sublease and other agreement under which Rockets or any of its Subsidiaries uses or occupies or has the right to use or occupy any parcel of real property leased, subleased, licensed or otherwise used or accessed by Rockets and its Subsidiaries that is material to Rockets and its Subsidiaries, taken as a whole (any such parcel, the “Rockets Leased Real Property” and all such leases, subleases or other agreements, collectively, the “Rockets Real Property Leases”), in each case, free and clear of all Liens, except for Rockets Permitted Liens, and Rockets’ or its Subsidiaries’ possession and quiet enjoyment of the Rockets Leased Real Property under such Rockets Real Property Lease has not been disturbed. As of the date hereof, neither Rockets nor any of its Subsidiaries has received notice of any pending, and to the Knowledge of Rockets, there is no threatened, condemnation proceeding with respect to any Rockets Leased Real Property, except such proceeding which would not reasonably be expected to have, individually or in the aggregate, a Rockets Material Adverse Effect.

Section 4.18    Required Vote of Rockets Stockholders; Takeover Laws. The adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding Rockets Common Stock entitled to vote at the Rockets Stockholders Meeting is the only vote of holders of securities of Rockets that is required to adopt this Agreement, to approve the Merger and to consummate the transactions contemplated hereby (the “Rockets Stockholder Approval”) and no other vote of the holders of any class or series of capital stock or other securities of Rockets is necessary to approve this Agreement or the transactions contemplated hereby, including the Merger. Rockets has elected not to be governed by Section 203 of the DGCL, and to the Knowledge of Rockets, no Takeover Laws will prohibit Rockets’ execution and delivery of this Agreement or the consummation of the Merger or any of the other transactions contemplated hereby.

Section 4.19    Opinion of Financial Advisors. The Rockets Board has received an opinion (the “Rockets Fairness Opinions”) of each of Morgan Stanley & Co. LLC and PJT Partners LP (the “Rockets Financial Advisors”) to the effect that, as of the date of the Rockets Fairness Opinions and subject to the assumptions, limitations, qualifications and other matters set forth in the Rockets Fairness Opinions, in the case of the opinion of Morgan Stanley & Co. LLC, the Exchange Ratio is fair, from a financial point of view, to the Rockets Stockholders, and, in the case of the opinion of PJT Partners LP, the Exchange Ratio is fair to the Rockets Stockholders (other than the Principal Rockets Stockholders) from a financial point of view. Rockets shall, promptly following receipt of the Rockets Fairness Opinions in written form, furnish an accurate and complete copy of the Rockets Fairness Opinions to Mavericks. It is understood and agreed that each of the Rockets Fairness Opinions is for the benefit of the Rockets Board and may not be relied on by Mavericks.

Section 4.20    Material Contracts.

(a)    Except for this Agreement, the Rockets Benefit Plans or any contracts or agreements filed as exhibits to SEC filings of Rockets or any of its Subsidiaries, as of the date hereof, neither Rockets nor any of its Subsidiaries is a party to or bound by any of the following contracts:

(i)    any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)    any coal supply agreement, coal transportation agreement, construction agreement, power purchase or offtake agreement or fuel purchase agreement that is material to Rockets and its Subsidiaries taken as a whole;

(iii)    any contract imposing any restriction on the right or ability of Rockets or any of its Subsidiaries (A) to compete with any other Person or (B) to engage in any line of business or in any geographic location, in each case, that would reasonably be expected to be material to Rockets and its Subsidiaries, taken as a whole;

(iv)    any contract (A) evidencing Indebtedness of Rockets or any of its Subsidiaries to any Third Party in excess of $10 million or (B) containing a covenant restricting the payment of dividends, or having the economic effect of any of the foregoing;

(v)    any contract entered into since January 1, 2016 providing for the purchase or other acquisition or sale or other disposition (directly or indirectly) by Rockets or any of its Subsidiaries of an asset or assets or a business or businesses (A) in which the aggregate purchase or sale price (regardless of whether the consideration paid or received (1) was paid upon closing or paid or to be paid over time, (2) involved an earn-out or other contingency (in which case the amount of the consideration subject to any as yet-unrealized earn-out or other contingency shall be estimated reasonably and in good faith) or (3) was in the form of cash, stock, assets, a debt instrument or otherwise) was in excess of $10 million and (B) under which Rockets and/or its Subsidiaries have or are reasonably likely to have a material payment obligation, including any obligation to make any material indemnification payment (other than indemnification with respect to directors and officers) or any material payment under any guarantee or other financial obligation;

(vi)    any contract that relates to the formation, creation, operation, management or control of any partnership or any joint venture with a Third Party that is material to Rockets and its Subsidiaries taken as a whole;

(vii)    any collective bargaining agreement;

(viii)    any Rockets Real Property Lease;

(ix)    any contract relating to Intellectual Property or IT Assets that is material to Rockets and its Subsidiaries, taken as a whole; or

(x)    any contract or group of contracts with a Person (or group of Affiliates) which is not of the type described in any of clauses (i) through (ix) above and the termination or breach of which would reasonably be expected to have, individually or in the aggregate, a Rockets Material Adverse Effect.

(b)    For purposes of this Agreement, “Rockets Material Contract” means each contract or agreement of the type described in any of Section 4.20(a)(i)–(a)(x), other than this Agreement or any Rockets Benefit Plan.

(c)    Neither Rockets nor any Subsidiary of Rockets is in breach of or default under the terms of any Rockets Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Rockets Material Adverse Effect or prevent Rockets from consummating the Merger. To the Knowledge of Rockets, no other party to any Rockets Material Contract is in breach of or default under the terms of any Rockets Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Rockets Material Adverse Effect or prevent Rockets from consummating the Merger. Except as would not reasonably be expected to have, individually or in the aggregate, a Rockets Material Adverse Effect or prevent Rockets from consummating the Merger, each Rockets Material Contract is in full force and effect and, subject to the Enforceability Exceptions, is valid, binding and enforceable against Rockets or the Subsidiary of Rockets which is party thereto and, to the Knowledge of Rockets, against each other party thereto.

Section 4.21    Finders or Brokers. Except for the Rockets Financial Advisors, neither Rockets nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 4.22    Insurance.

(a)    Rockets and its Subsidiaries maintain insurance in such amounts and against such risks substantially as is customary for entities comparable to Rockets and its Subsidiaries operating in the industries in which Rockets and its Subsidiaries operate.

(b)    All material insurance policies maintained by Rockets and its Subsidiaries are in full force and effect.

(c)    Neither Rockets nor any of its Subsidiaries has received notice of any pending or threatened cancellation or material premium increase (retroactive or otherwise) with respect to any material insurance policy which has not expired or been terminated, or against which a claim may be made.

(d)    Rockets and each of its Subsidiaries is in compliance in all material respects with the terms and conditions of each material insurance policy (including terms and conditions relating to the payment of premiums).

(e)    There is no material dispute with any insurance carrier with respect to any material amounts recoverable by Rockets or any of its Subsidiaries under any insurance policy with any such carrier.

Section 4.23    Derivative Products.

(a)    Except as would not reasonably be expected to result in, individually or in the aggregate, a material liability of Rockets and its Subsidiaries, taken as a whole, all Derivative Products entered into for the account of Rockets or any of its Subsidiaries since January 1, 2016 (i) do not represent financing transactions and (ii) were entered into in accordance with established market risk parameters, limits and guidelines (qualitative or quantitative) set forth in Section 4.23(a) of the Rockets Disclosure Schedule (the “Rockets Trading Policies”) and all other trade compliance, credit risk and code of conduct policies of Rockets, other than exceptions that were, promptly upon identification thereof, handled in all material respects according to such policies as in effect at the time at which such exceptions were identified.

(b)    Rockets’ positions with respect to Derivative Products (the “Rockets Derivatives Positions”) are within the market risk parameters that are set forth in the Rockets Trading Policies except for such Rockets Derivatives Positions that are (i) corrected promptly upon identification thereof in accordance with the Rockets Trading Policies and (ii) prior to or as a result of such correction, not reasonably expected to result in, individually or in the aggregate, a material liability of Rockets and its Subsidiaries, taken as a whole.

(c)    The Rockets Trading Policies are the material market risk parameters, limits and guidelines for Derivative Products of Rockets as approved by the Rockets’ finance & risk management committee pursuant to authority granted by the Rockets Board and in effect on the date hereof.

Section 4.24    Related Party Transactions. Except for indemnification, compensation, employment or other similar arrangements between Rockets or any of its Subsidiaries, on the one hand, and any director, officer or employee thereof, on the other hand, there have been no transactions, agreements, arrangements or understandings between Rockets or any of its Subsidiaries, on the one hand, and any Affiliate (including any director, officer or employee) thereof, but not including any wholly owned Subsidiary of Rockets, on the other hand, during the period beginning on January 1, 2016 and ending on the date hereof, in each case, that (a) would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act in Rockets’ Form 10-K or a proxy statement pertaining to a Rockets’ annual meeting of stockholders and (b) have not been disclosed in the Rockets SEC Documents.

Section 4.25    Lack of Ownership of Mavericks Common Stock. Neither Rockets nor any of its Subsidiaries beneficially owns, directly or indirectly, any shares of Mavericks Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Mavericks Common Stock or any securities of any Subsidiary of Mavericks, and neither Rockets nor any of its Subsidiaries has any rights to acquire any shares of Mavericks Common Stock except pursuant to this Agreement. Except for the Confidentiality Agreement, there are no voting trusts or other agreements or understandings to which Rockets or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of Mavericks or any of its Subsidiaries.

Section 4.26    Principal Rockets Stockholder Arrangements. To the Knowledge of Rockets, there are no transactions, agreements, arrangements or understandings between one (1) or more Principal Rockets Stockholders or any of their Affiliates, on the one hand, and one (1) or more Principal Rockets Stockholders or any of their Affiliates, on the other hand, related to the voting, governance, business or operations of Rockets or any of its Subsidiaries.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF MAVERICKS

Except as disclosed in (1) any Mavericks SEC Documents filed with or furnished to the SEC at least one (1) Business Day prior to the date hereof (excluding any disclosures set forth in any “risk factor” or “forward-looking statements” section or any other disclosures that are forward-looking, predictive or cautionary in nature) where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure (provided that this clause (1) shall not apply to any representations or warranties set forth in Section 5.2(a)), or (2) the disclosure schedule delivered by Mavericks to Rockets concurrently with the execution of this Agreement (the “Mavericks Disclosure Schedule” and, together with the Rockets Disclosure Schedule, the “Disclosure Schedules”), Mavericks represents and warrants to Rockets as follows:

Section 5.1    Qualification, Organization, Subsidiaries, etc.

(a)    Mavericks is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Mavericks has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect. Mavericks is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect.

(b)    Each of Mavericks’ Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization, except where the failure to be so organized, existing or in good standing would not reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect. Each of Mavericks’ Subsidiaries has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect. Each of Mavericks’ Subsidiaries is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect.

(c)    Mavericks made available to Rockets prior to the date hereof a true and complete copy of Mavericks’ certificate of incorporation and bylaws, each as amended through the date hereof (collectively, the “Mavericks Organizational Documents”).

Section 5.2    Capital Stock.

(a)    The authorized capital stock of Mavericks consists of 1,800,000,000 shares of Mavericks Common Stock and 100,000,000 shares of preferred stock, par value $0.01 per share (“Mavericks Preferred Stock”). As of the Measurement Date, (i) 430,362,606 shares of Mavericks Common Stock were issued and outstanding, (ii) 1,207,697 shares of Mavericks Common Stock were held in escrow in satisfaction of the terms of the Plan of Reorganization (the “Escrow Shares”), (iii) no shares of Mavericks Common Stock were held in treasury, (iv) (A) 8,812,294 Mavericks Stock Options with a weighted average exercise price of $14.41 were issued and outstanding under the employee and director stock plan of Mavericks (as amended from time to time, the “Mavericks Stock Plan”) and (B) 3,032,911 Mavericks RSUs were issued and outstanding under the Mavericks Stock Plan (the Mavericks Stock Options and the Mavericks RSUs collectively referred to as “Mavericks Equity-Based Awards”) and (v) no shares of Mavericks Preferred Stock were issued or outstanding.

Except as set forth above, at the close of business on the Measurement Date, there are no shares of capital stock, or other equity interests or voting securities of Mavericks issued or outstanding. All outstanding shares of Mavericks Common Stock are duly authorized, validly issued, fully paid and nonassessable and free of pre-emptive rights and all shares of Mavericks Common Stock reserved for issuance as noted in clauses (ii) and (iv) above, when issued in accordance with the respective terms thereof, will be duly authorized, validly issued, fully paid and nonassessable and free of pre-emptive rights.

(b)    The authorized capital stock of PrefCo consists of 10,000,000 shares of PrefCo common stock, par value $0.01 per share (“PrefCo Common Stock”), and 70,000 shares of preferred stock, par value $0.01 per share (“PrefCo Preferred Stock”). As of the Measurement Date, (i) 10,000,000 shares of PrefCo Common Stock were issued and outstanding and all of which were held by Mavericks or its Subsidiaries, (ii) no shares of PrefCo Common Stock were held in treasury and (iii) 70,000 shares of PrefCo Preferred Stock were issued and outstanding. All outstanding shares of PrefCo Common Stock and PrefCo Preferred Stock are duly authorized, validly issued, fully paid and nonassessable and free of pre-emptive rights. Set forth in Section 5.2(b) of the Mavericks Disclosure Schedule is a list of the aggregate number of Mavericks Stock Options outstanding at each different exercise price at which such Mavericks Stock Options have been granted, and the date of grant of each such tranche.

(c)    Other than with respect to the Escrow Shares, there are no outstanding subscriptions, options, “phantom” stock rights, stock appreciation rights, stock-based performance units or other equity-based awards, warrants, calls, convertible securities, exchangeable securities, exercisable securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests or voting securities to which Mavericks or any of its Subsidiaries is a party obligating Mavericks or any of its Subsidiaries to (i) issue, transfer or sell any shares of capital stock or other equity interests or voting securities of Mavericks or any Subsidiary of Mavericks or securities convertible into, or exchangeable or exercisable for, such shares, equity interests or voting securities, (ii) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (iii) redeem or otherwise acquire any such shares of capital stock or other equity interests or voting securities, or (iv) give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of equity securities of Mavericks or any of its Subsidiaries (the items referred to in this Section 5.2(c), together with the capital stock or other equity interests or voting securities of Mavericks, the “Mavericks Securities”).

(d)    Neither Mavericks nor any of its Subsidiaries has any Indebtedness, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Mavericks Stockholders on any matter.

(e)    There are no voting trusts or other agreements to which Mavericks or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock or other equity interest of Mavericks or any of its Subsidiaries.

(f)    Mavericks made available to Rockets accurate and complete copies of the Mavericks Stock Plan and the forms of agreement underlying the outstanding Mavericks Equity-Based Awards. There have been no repricings of any Mavericks Stock Options through amendments, cancellation and reissuance or other means during the current or prior two (2) calendar years. None of the Mavericks Stock Options was granted with an exercise price below or deemed to be below the per share closing price of the Mavericks Common Stock on the NYSE on the date of grant. All grants of Mavericks Equity-Based Awards were validly made and properly approved by the Mavericks Board (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Law and recorded on the consolidated financial statements of Mavericks in accordance with GAAP, and, where applicable, no such grants involved any “back dating,” “forward dating” or similar practices with respect to grants of Mavericks Stock Options.

(g)    All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of Mavericks (i) are duly authorized, validly issued, fully paid and nonassessable and free of pre-emptive rights and (ii), except with respect to shares of PrefCo Preferred Stock that are owned by Third Parties, are owned, directly or indirectly, by Mavericks, free and clear of all Liens (other than Mavericks Permitted Liens) and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent the operation by the Surviving Corporation of such Subsidiary’s business as presently conducted. No Subsidiary of Mavericks owns, directly or indirectly, any Mavericks Common Stock or Mavericks Preferred Stock.

Section 5.3    Corporate Authority Relative to this Agreement; No Violation.

(a)    Mavericks has all requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Mavericks Stockholder Approval, to consummate the transactions contemplated hereby, including the Merger and the Stock Issuance. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Mavericks Board and, except for the Mavericks Stockholder Approval, no other corporate proceedings on the part of Mavericks are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Mavericks and, assuming this Agreement constitutes the legal, valid and binding agreement of Rockets, constitutes the legal, valid and binding agreement of Mavericks, enforceable against Mavericks in accordance with its terms, subject to the Enforceability Exceptions (other than any Enforceability Exceptions related to the Plan of Reorganization).

(b)    Except as may be required under or in relation to (i) the DGCL, (ii) the Exchange Act, (iii) the Securities Act, (iv) the rules and regulations of the NYSE, (v) the HSR Act, (vi) the FPA and the FERC Approval, (vii) the Texas Utilities Code and the rules and regulations of the PUCT and the approval of the PUCT thereunder, (viii) pre-approvals of license transfers by the FCC and (ix) the approvals set forth in Section 5.3(b) of the Mavericks Disclosure Schedule (the approvals or other actions contemplated by clauses (i) through (ix) above, collectively, the “Mavericks Approvals”), and, subject to the accuracy of the representations and warranties of Rockets in Section 4.3(b), no Consent of, or Filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by Mavericks of the transactions contemplated by this Agreement, except for such Consents or Filings that are not required to be obtained or made prior to the consummation of such transactions or that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect or prevent Mavericks from consummating the Merger.

(c)    The execution and delivery by Mavericks of this Agreement do not, and, except as described in Section 5.3(b), the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (i) (A) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, acceleration or put right of any material obligation or to the loss of a material benefit under any Mavericks Material Contract or (B) result in the creation of any Liens, other than any Mavericks Permitted Liens, in each case, upon any of the properties or assets of Mavericks or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws or other equivalent organizational document, in each case as amended or restated, of Mavericks or any of its Subsidiaries or (iii) conflict with or violate any applicable Law, other than, in the case of clauses (i) and (iii) above, any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect or prevent Mavericks from consummating the Merger.

(d)    The Mavericks Board has, at a meeting duly called and held, duly adopted resolutions (i) determining that it is in the best interest of Mavericks and the Mavericks Stockholders to enter into this Agreement, (ii) declaring entry into this Agreement to be advisable, (iii) authorizing and approving Mavericks’ execution, delivery and performance of this Agreement in accordance with its terms and Mavericks’ consummation of the transactions contemplated hereby, including the Merger and the Stock Issuance, (iv) directing that the adoption of this Agreement and the approval of the Stock Issuance be submitted to a vote at a meeting of the Mavericks Stockholders, and (v) recommending that the Mavericks Stockholders adopt this

Agreement and approve the Stock Issuance (this clause (v), the “Mavericks Recommendation”), which resolutions, as of immediately prior to the execution of this Agreement, have not been rescinded, modified or withdrawn.

Section 5.4    Reports and Financial Statements.

(a)    Mavericks and each of its Subsidiaries has filed or furnished all forms, documents and reports required to be filed or furnished (i) since Mavericks’ emergence from chapter 11 proceedings on October 3, 2016 to May 8, 2017, with the OTC and (ii) from thereafter, with the SEC (such forms, documents and reports, together with all exhibits, financial statements and schedules filed or furnished therewith, and all information, documents and agreements incorporated in any such form, document or report (but not including any document incorporated by reference into an exhibit), excluding the Joint Proxy Statement, the “Mavericks SEC Documents”). As of their respective dates or, if amended, as of the date of such last amendment, the Mavericks SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and none of the Mavericks SEC Documents contained any untrue statement of any material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Mavericks’ Subsidiaries are subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act.

(b)    The consolidated financial statements (including all related notes and schedules) of Mavericks included in the Mavericks SEC Documents (i) have been prepared from, and are in accordance with, the books and records of Mavericks and its Subsidiaries, (ii) fairly present in all material respects, in accordance with GAAP, the consolidated financial position of Mavericks and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto), and (iii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). The books and records of Mavericks and its Subsidiaries have been and are being maintained in all material respects in accordance with GAAP. Neither Mavericks nor any of its Subsidiaries has or is subject to any “off-balance sheet arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act) which has not been disclosed pursuant to the Mavericks SEC Documents.

Section 5.5    Internal Controls and Procedures. To the extent required under applicable Law, (i) Mavericks has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 and Rule 15d-15 under the Exchange Act and (ii) Mavericks’ disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Mavericks in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Mavericks’ management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since Mavericks’ emergence from chapter 11 proceedings on October 3, 2016, neither Mavericks nor any of its Subsidiaries has made or permitted to remain outstanding any prohibited loans to any executive officer of Mavericks (as defined in Rule 3b-7 under the Exchange Act) or director of Mavericks or any of its Subsidiaries. Since Mavericks’ emergence from chapter 11 proceedings on October 3, 2016, none of Mavericks or, to the Knowledge of Mavericks, Mavericks’ independent accountants, the management of Mavericks or its audit committee has received any oral or written notification of any (i) “significant deficiency” in the internal controls over financial reporting of Mavericks, (ii) “material weakness” in the internal controls over financial reporting of Mavericks or (iii) fraud, whether or not material, that involves management or other employees of Mavericks who have a significant role in the internal controls over financial reporting of Mavericks.

Section 5.6    No Undisclosed Liabilities. Except (a) as reflected or reserved against in Mavericks’ consolidated balance sheets (or in the notes thereto) included in the Mavericks SEC Documents, (b) as contemplated by this Agreement, (c) for liabilities and obligations incurred since December 31, 2016 in the ordinary course of business consistent with past practice and (d) for liabilities or obligations which have been incurred or discharged or paid in full in the ordinary course of business, neither Mavericks nor any Subsidiary of Mavericks has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of Mavericks and its consolidated Subsidiaries (or in the notes thereto), other than those which would not reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect.

Section 5.7    Compliance with Law; Permits.

(a)    Mavericks and each of its Subsidiaries are, and since January 1, 2016 have been, in compliance with and are not in default under or in violation of any applicable Law, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect.

(b)    Since January 1, 2016, neither Mavericks nor any of its Subsidiaries has received any written notice or, to the Knowledge of Mavericks, other communication from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Law, except as would not reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect.

(c)    Mavericks and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications, allowances and registrations and Orders of any Governmental Entity, and all rights under any contract with any Governmental Entity, necessary for Mavericks and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted, in each case as presently owned, leased and operated (collectively, the “Mavericks Permits”), except where the failure to have any of the Mavericks Permits would not reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect. All Mavericks Permits are valid and in full force and effect, and no suspension or cancellation of any such Mavericks Permits is pending or, to the Knowledge of Mavericks, threatened, except where the failure to be in full force and effect or for such suspensions or cancellations that would not reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect. Mavericks and each of its Subsidiaries are in compliance in all respects with the terms and requirements of such Mavericks Permits, except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect.

(d)    Mavericks is not an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act. Mavericks is not and, since January 1, 2016, has not been in violation, in any material respect, of (i) the Trading with the Enemy Act, (ii) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, (iii) the Patriot Act or (iv) the Foreign Corrupt Practices Act (Pub. L. 95-213 (signed into law December 19, 1977)).

(e)    Mavericks (i) is not a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) does not engage in any dealings or transactions prohibited by Section 2 of such executive order, or to its knowledge is otherwise associated with any such Person in any manner that violates in any material respect Section 2 of such executive order or (iii) is not a Person on the list of “Specially Designated Nationals and Blocked Persons” or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

Section 5.8    Environmental Laws and Regulations.

(a)    Except as would not reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect:

(i)    no notice, notification, demand, request for information, citation, summons, complaint or Order has been received since January 1, 2016, no penalty has been assessed since January 1, 2016, no Claim is pending or to the Knowledge of Mavericks is threatened by any Governmental Entity or other Person against, and to the Knowledge of Mavericks no investigation is pending or threatened by any Governmental Entity with respect to, Mavericks or any Subsidiary of Mavericks or, to the Knowledge of Mavericks and its Subsidiaries, against any Person whose liability Mavericks or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law, in each case relating to or arising out of any Environmental Law;

(ii)    Mavericks and its Subsidiaries are, and except for matters that have been fully resolved with the applicable Governmental Entity, since January 1, 2016, have been, in compliance with all Environmental Laws;

(iii)    Mavericks and its Subsidiaries are in possession of, and in compliance with, all Mavericks Permits under Environmental Laws that are necessary for the conduct of their respective businesses or the occupation of their respective properties, all such Mavericks Permits are in full force and effect and no suspension of or cancellations with respect thereto are pending or, to the Knowledge of Mavericks, threatened;

(iv)    Mavericks and its Subsidiaries are not conducting or paying for any response or corrective action under any Environmental Law or regarding any release or presence of any Hazardous Material at any location and have not received any unresolved demand related to any such response or corrective action or release or presence of Hazardous Materials;

(v)    there has been no release, treatment, storage, disposal, arrangement for or permission to dispose of, transportation, handling, manufacturing, or distribution of, or exposure of any Person to, any Hazardous Materials at any real property currently or, to the Knowledge of Mavericks, formerly owned, leased or operated by Mavericks or any Subsidiary of Mavericks or, to the Knowledge of Mavericks, at any offsite disposal location used by Mavericks or any Subsidiary of Mavericks to dispose of any Hazardous Materials, in each case in a manner that would give rise to a current or future material liability of Mavericks or any Subsidiary of Mavericks or, to the Knowledge of Mavericks and its Subsidiaries, of any Person whose liability Mavericks or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law, under any Environmental Law;

(vi)    Mavericks and its Subsidiaries have not entered into an indemnity with respect to or, to the Knowledge of Mavericks, otherwise assumed or become subject to, any liability of any other Person relating to Environmental Laws or Hazardous Materials;

(vii)    Mavericks and its Subsidiaries are not subject to any Claims regarding exposure to any Hazardous Material in any product or to the presence or alleged presence of any Hazardous Material in or upon any property, premises or facility and all Hazardous Materials present at the Mavericks Owned Real Property and, to the extent under the control of Mavericks or its Subsidiaries, at the Mavericks Leased Real Property are managed in compliance with all Environmental Laws; and

(viii)    Mavericks and its Subsidiaries are not party to any Order that imposes any obligations under any Environmental Law or regarding any Hazardous Material.

(b)    The representations and warranties in this Section 5.8, together with the representations and warranties in Section 5.3(b), Section 5.3(c), Section 5.4, Section 5.6, Section 5.10, Section 5.12, Section 5.17 and Section 5.20 are the sole and exclusive representations and warranties of Mavericks pertaining to environmental matters, including Environmental Laws and the Environment.

Section 5.9    Employee Benefit Plans.

(a)    As used in this Agreement, “Mavericks Benefits Plans” means all material Benefit Plans sponsored, maintained or contributed to by Mavericks or any of its Subsidiaries, or to which Mavericks or any of its Subsidiaries has any obligation or liability. Mavericks has made available to Rockets correct and complete copies of each Mavericks Benefit Plan, and to the extent applicable: (i) the most recent determination or opinion letter received from the Internal Revenue Service, (ii) the most recent Forms 5500 and all schedules thereto, (iii) the most recent summary plan description, and (iv) each trust agreement and insurance or group annuity contract relating to such Mavericks Benefit Plan.

(b)    Each Mavericks Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto, except for such non-compliance which would not reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect. Any Mavericks Benefit Plan intended to be qualified under Section 401(a) of the Code has received a current favorable determination letter from the Internal Revenue Service. Neither Mavericks nor any of its Subsidiaries maintains or contributes to any plan or arrangement which provides, or has any obligation to provide, post-termination health or life insurance benefits to any Person other than as mandated by Section 4980B of the Code and for which the beneficiary pays the entire premium cost. Except as would not reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect, there does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability of Mavericks or any of its Subsidiaries.

(c)    Neither Mavericks nor any of its Subsidiaries has any liability under Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code with respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA). None of Mavericks Benefit Plans is, and neither Mavericks nor any Subsidiary has any liability or obligation under or with respect to, a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), a “multiple employer plan” (as defined in Section 413(c) of the Code) or a “multiemployer plan” (as defined in Section 3(37) of ERISA).

(d)    None of the execution and delivery of this Agreement, approval of this Agreement or the transactions contemplated by this Agreement, and the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (i) entitle any current or former employee, officer, director or individual consultant of Mavericks or any of its Subsidiaries to severance pay or any other additional payment or benefit, (ii) satisfy any prerequisite to any payment or benefit due to any current or former employee, director or individual consultant of Mavericks or any of its Subsidiaries, (iii) accelerate the time of funding, payment or vesting, or increase the amount of, compensation or benefits due any such employee, director or individual consultant, or (iv) increase any benefits or compensation or give rise to any additional liability, including with respect to funding, under any Mavericks Benefit Plan or otherwise.

(e)    Except as would not reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect, (i) there are no pending or, to the Knowledge of Mavericks, threatened investigations or Claims by or on behalf of any Mavericks Benefit Plan, by any employee or beneficiary covered under any Mavericks Benefit Plan or otherwise involving any Mavericks Benefit Plan (other than routine claims for benefits), and (ii) neither Mavericks nor any of its Subsidiaries (nor, to the Knowledge of Mavericks, any other Person) has engaged in a “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) or a breach of fiduciary duty (as determined under ERISA) with respect to any Mavericks Benefit Plan.

Section 5.10    Absence of Certain Changes or Events. Since December 31, 2016 through the date hereof, (a) except as otherwise contemplated by this Agreement, the businesses of Mavericks and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business consistent with past practice, and (b) there has not been any Mavericks Material Adverse Effect or event, change, effect, development, condition or occurrence that would reasonably be expected to, individually or in the aggregate, (i) have a Mavericks Material

Adverse Effect or (ii) prevent or materially delay Mavericks from consummating the Merger or from complying, in any material respect, with its material obligations pursuant to this Agreement

Section 5.11    Investigations; Litigation. Except as would not reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect, (a) to the Knowledge of Mavericks, there is no investigation or review pending or threatened by any Governmental Entity with respect to Mavericks or any of its Subsidiaries, (b) there are no Claims pending (or, to the Knowledge of Mavericks, threatened) by or before any Governmental Entity, arbitrator or arbitration panel against Mavericks or any of its Subsidiaries or any of their respective properties or assets and (c) there are no Orders of any Governmental Entity, arbitrator or arbitration panel outstanding binding on Mavericks or any of its Subsidiaries or any of their respective properties or assets.

Section 5.12    Information Supplied. None of the information to be provided by Mavericks for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (b) the Joint Proxy Statement will, at the date it is first mailed to the Rockets Stockholders and the Mavericks Stockholders or at the time of the Rockets Stockholders Meeting or the Mavericks Stockholders Meeting contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement (other than the portion thereof relating solely to the Rockets Stockholders Meeting) and the Form S-4 (other than the portion thereof based on information supplied by Rockets for inclusion or incorporation by reference therein, with respect to which no representation is made by Mavericks or any of its Subsidiaries) will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 5.12, no representation or warranty is made by Mavericks with respect to information or statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement that were not supplied by or on behalf of Mavericks.

Section 5.13    Regulatory Matters.

(a)    Each of Mavericks’ Subsidiaries that engages in the sale of electricity at wholesale (other than any such Subsidiaries that exclusively own solely one or more facilities that constitute a “qualifying facility” as such term is defined under PURPA and that qualify for exemption from regulation under Section 205 of the FPA pursuant to the rules and regulations of FERC) is located within ERCOT and registered as a “Power Generation Company” with the PUCT. Each of Mavericks’ Subsidiaries that directly owns generating facilities has obtained an order from the FERC finding it to be, or has self-certified itself to the FERC as, an “Exempt Wholesale Generator” under either PUHCA 1935 or PUHCA 2005 or has obtained an order from the FERC finding it to be, or has self-certified itself to the FERC as, or is entitled to exemption from regulation as, a qualifying facility under PURPA. Neither Mavericks nor any of its Subsidiaries are subject to the books and records requirements of FERC under Part 366 of the FERC’s Rules and Regulations (18 C.F.R. Part 366 (2009)). There are no pending or, to the Knowledge of Mavericks, threatened judicial or administrative proceedings to revoke a Subsidiary’s “Exempt Wholesale Generator” status or qualifying facility status, as applicable. To the Knowledge of Mavericks, there are no events, facts or conditions that are reasonably likely to cause any of Mavericks’ Subsidiaries that directly owns generating facilities to lose its status as an “Exempt Wholesale Generator” under PUHCA 2005.

(b)    All filings required to be made by Mavericks or any of its Subsidiaries during the three (3) years preceding the date hereof with the FERC under the FPA or PUHCA 2005, the Department of Energy, the Nuclear Regulatory Commission (“NRC”) under the Atomic Energy Act of 1954 (“AEA”), the PUCT or any other applicable state public utility commissions, or with any governing ISO or regional reliability entity, as the case may be, have been made, including all forms, statements, reports, agreements and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs and related documents, and all such filings complied, as of their respective dates, with all applicable requirements of applicable Law, except for filings the failure of which to make or the failure of which to make in compliance with all applicable Law, would not reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect.

(c)    Except as would not reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect, (i) the operations of Comanche Peak by Mavericks and its Subsidiaries are, and since January 1, 2016, have been conducted, in compliance with all Mavericks Permits, including those Mavericks Permits providing for (A) the development and maintenance of emergency plans designed to respond to any unplanned releases of radioactive materials from Comanche Peak, (B) the handling and storage of spent nuclear fuel at Comanche Peak, (C) decommissioning planning for Comanche Peak, and (D) the maintenance of insurance against a nuclear incident, and (ii) (A) the operations of Comanche Peak are not the subject of any outstanding notices of violation, any ongoing proceeding, heightened or additional inspections above the NRC baseline inspection program or requests for information from the NRC or any other agency with jurisdiction over such facility and (B) Comanche Peak is not listed by the NRC in the “unacceptable performance” column of the NRC Action Matrix as a part of the NRC’s Assessment of Licensee Performance.

Section 5.14    Tax Matters.

(a)    Except as would not reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect, Mavericks and its Subsidiaries (i) have duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to have been filed by or with respect to Mavericks or any of its Subsidiaries, and all such Tax Returns were true, correct and complete in all respects when filed and were prepared in compliance with applicable Law, (ii) have duly and timely paid all Taxes due and payable (whether or not shown as due on such Tax Returns), (iii) have adequate accruals and reserves, in accordance with GAAP, on the financial statements included in the Mavericks SEC Documents for all Taxes payable by Mavericks and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements and (iv) have not received written notice of any proposed or assessed deficiencies for any Tax from any taxing authority, against Mavericks or any of its Subsidiaries since January 1, 2016.

(b)    Except as would not reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect, no claim has ever been made in writing by a taxing authority of a jurisdiction where Mavericks or one of its Subsidiaries has not filed Tax Returns claiming that Mavericks or such Subsidiary is or may be subject to taxation by that jurisdiction that has not been resolved.

(c)    Except as would not reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect, neither Mavericks nor any of its Subsidiaries (i) is the subject of any currently ongoing tax audit or other proceeding with respect to Taxes nor has any Tax audit or other proceeding with respect to Taxes been proposed or threatened against any of them in writing, (ii) is subject to any pending requests for waivers of the time to assess any Tax or (iii) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business). There are no material Liens for Taxes on any of the assets of Mavericks or any of its Subsidiaries other than Mavericks Permitted Liens.

(d)    Except as would not reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect, neither Mavericks nor any of its Subsidiaries (i) is a party to or bound by any written Tax allocation, indemnification (including indemnification of Taxes with respect to service-providers), sharing or similar agreement (other than an agreement with Mavericks or its Subsidiaries and other than customary indemnifications for Taxes contained in credit or other commercial agreements the primary purposes of which do not relate to Taxes), (ii) is or has, within the past six (6) years, been a member of an affiliated group (other than a group the common parent of which is Mavericks or includes only Mavericks and/or any of its Subsidiaries) filing a consolidated, combined, unitary or similar income Tax Return, or (iii) is liable under Treasury Regulation

Section 1.1502-6 (or any similar provision of the Tax Laws of any state, local or foreign jurisdiction), or as a transferee or successor for any Tax of any Person other than Mavericks and its Subsidiaries.

(e)    Except as would not reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect, Mavericks and its Subsidiaries have duly and timely withheld and paid to the appropriate taxing authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Third Party.

(f)    Neither Mavericks nor any of its Subsidiaries was a “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the past two (2) years or otherwise as part of a plan that includes the Merger.

(g)    Neither Mavericks nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(h)    Except as would not reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect, neither Mavericks nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for a taxable period ending after the Closing Date as a result of any (i) adjustment pursuant to Section 481 of the Code (or any analogous provision of state, local or foreign Law) for a taxable period ending on or before the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any analogous provision of state, local or foreign Law) executed on or prior to the Closing Date, (iii) installment sale, intercompany transaction or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date or (v) election by Mavericks or any of its Subsidiaries under Section 108(i) of the Code (or any similar provision of state, local or foreign Law).

(i)    Neither Mavericks nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact or circumstance that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 5.15    Employment and Labor Matters.

(a)    (i) Neither Mavericks nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other agreement with a labor union applicable to employees of Mavericks or any of its Subsidiaries (“Mavericks Employees”) and no such agreement or relationship is presently being negotiated or formed, (ii) since January 1, 2016, there have been no strikes, lockouts, slowdowns, or work stoppages in effect with respect to any employees of Mavericks or any of its Subsidiaries nor, to the Knowledge of Mavericks, are any such labor disruptions currently threatened, and (iii) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of Mavericks, threatened with respect to Mavericks Employees, except, with respect to clauses (ii) and (iii) above, as would not reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect.

(b)    Except for such matters which would not reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect, Mavericks and its Subsidiaries are, and have been, in compliance with all applicable Law respecting (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours, and (iii) collective bargaining and labor/management relations. Neither Mavericks nor any of its Subsidiaries has any liabilities under the WARN Act that would reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect.

(c)    To the Knowledge of Mavericks, no Mavericks Employee who is an executive officer has, as of the date hereof, given notice to Mavericks of any intention to terminate his or her employment with Mavericks or its Subsidiaries within the twelve (12) month period following the date hereof.

Section 5.16    Intellectual Property.

(a)    Except as would not reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect, (i) either Mavericks or a Subsidiary of Mavericks exclusively owns, free and clear of all Liens, other than Mavericks Permitted Liens, or has licenses or rights to use, all of its material proprietary Intellectual Property, (ii) since January 1, 2016, Mavericks and its Subsidiaries have not received a claim from any Third Party in writing that it has infringed, misappropriated, or otherwise violated, any Intellectual Property of any Person, (iii) to the Knowledge of Mavericks, no Person is infringing, misappropriating, or otherwise violating any Intellectual Property owned by Mavericks or any of its Subsidiaries, and (iv) Mavericks and its Subsidiaries have taken commercially reasonable actions to maintain and protect the secrecy and confidentiality of their trade secrets and other confidential information.

(b)    Except as would not reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect, (i) the IT Assets owned or used by Mavericks and its Subsidiaries in the conduct of their respective businesses (collectively, the “Mavericks Systems”) are sufficient in all material respects to support such businesses, (ii) Mavericks and its Subsidiaries maintain commercially reasonable security, disaster recovery and business continuity plans for the Mavericks Systems, and (iii) since January 1, 2016, Mavericks and its Subsidiaries have not suffered a material breach, outage or violation of any Mavericks Systems or any data stored in or processed or transmitted thereby.

Section 5.17    Real and Personal Property.

(a)    With respect to each parcel of real property owned in fee by Mavericks or any of its Subsidiaries that is material to Mavericks and its Subsidiaries, taken as a whole (such property collectively, the “Mavericks Owned Real Property”), except as would not reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect, (i) either Mavericks or a Subsidiary of Mavericks has marketable and insurable fee simple title to such Mavericks Owned Real Property, free and clear of all Liens other than Mavericks Permitted Liens, (ii) there are no leases, subleases, licenses, rights or other agreements affecting any portion of the Mavericks Owned Real Property that would reasonably be expected to materially impair the existing use of the Mavericks Owned Real Property by Mavericks or any of its Subsidiaries in the operation of its business thereon, and (iii) there are no outstanding options or rights of first refusal in favor of any other party to purchase such Mavericks Owned Real Property or any portion thereof or interest therein that would reasonably be expected to impair the existing use of the Mavericks Owned Real Property by Mavericks or any of its Subsidiaries in the operation of its business thereon. As of the date hereof, neither Mavericks nor any of its Subsidiaries has received notice of any pending, and to the Knowledge of Mavericks, there is no threatened, condemnation proceeding with respect to any Mavericks Owned Real Property, except proceedings which would not reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect. Neither Mavericks nor any of its Subsidiaries is a party to any agreement that obligates Mavericks or any of its Subsidiaries to purchase any material real property or interest therein.

(b)    Except as would not reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect, neither Mavericks nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any Person the right to use or occupy a material portion of any Mavericks Owned Real Property or Mavericks Leased Real Property that would reasonably be expected to materially impair the existing use of the Mavericks Owned Real Property or the Mavericks Leased Real Property by Mavericks or any of its Subsidiaries in the operation of its business thereon. Except as would not reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect, Mavericks and each of its Subsidiaries has a good and valid leasehold interest, subject to the terms of each lease, sublease and other agreement under which Mavericks or any of its Subsidiaries uses or occupies or has the right to use or occupy any parcel of real property leased, subleased, licensed or otherwise used or accessed by Mavericks and its Subsidiaries that is material to Mavericks and its Subsidiaries, taken as a whole (any such parcel, the “Mavericks Leased Real Property” and all such leases, subleases or other agreements, collectively, the “Mavericks Real Property Leases”), in each case, free and clear of all Liens, except for Mavericks Permitted Liens, and Mavericks’ or its Subsidiaries’ possession and quiet enjoyment of the Mavericks Leased Real Property under such Mavericks Real Property Lease has not been disturbed. As of the date hereof, neither Mavericks nor any of its Subsidiaries has received notice of any pending, and to the Knowledge of Mavericks, there is no threatened, condemnation proceeding with respect to any Mavericks Leased Real Property, except such proceeding which would not reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect.

Section 5.18    Required Vote of Mavericks Stockholders; Takeover Laws. (a) The approval of the Stock Issuance by a majority of the votes cast on such proposal at the Mavericks Stockholders Meeting, as required by Sections 312.03(b), 312.03(c) and 312.07 of the NYSE Listed Company Manual, is the only vote of holders of securities of Mavericks that is required to approve the Stock Issuance and (b) the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding Mavericks Common Stock entitled to vote at the Mavericks Stockholders Meeting is the only vote of holders of securities of Mavericks that is required to adopt this Agreement, to approve the Merger and to consummate the transactions contemplated hereby, other than the Stock Issuance (the approvals referred to in clauses (a) and (b) above, collectively, the “Mavericks Stockholder Approval”), and no other vote of the holders of any class or series of Mavericks capital stock is necessary to approve the Stock Issuance or to approve this Agreement or the transactions contemplated hereby, including the Merger. Mavericks has elected not to be governed by Section 203 of the DGCL, and to the Knowledge of Mavericks, no Takeover Laws will prohibit Mavericks’ execution and delivery of this Agreement or the consummation of the Merger or any of the other transactions contemplated hereby.

Section 5.19    Opinion of Financial Advisor. The Mavericks Board has received the opinion (the “Mavericks Fairness Opinion”) of Citigroup Global Markets Inc. (the “Mavericks Financial Advisor”) to the effect that, as of the date of the Mavericks Fairness Opinion and subject to the assumptions, limitations, qualifications and other matters set forth in the Mavericks Fairness Opinion, the Exchange Ratio is fair, from a financial point of view, to Mavericks. Mavericks shall, promptly following receipt of the Mavericks Fairness Opinion in written form, furnish an accurate and complete copy of the Mavericks Fairness Opinion to Rockets solely for informational purposes. It is understood and agreed that the Mavericks Fairness Opinion is for the benefit of the Mavericks Board and may not be relied on by Rockets.

Section 5.20    Material Contracts.

(a)    Except for this Agreement, the Mavericks Benefit Plans or any contracts or agreements filed as exhibits to SEC filings of Mavericks or any of its Subsidiaries, as of the date hereof, neither Mavericks nor any of its Subsidiaries is a party to or bound by any of the following contracts:

(i)    any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)    any coal supply agreement, coal transportation agreement, construction agreement, power purchase or offtake agreement or fuel purchase agreement that is material to Mavericks and its Subsidiaries taken as a whole;

(iii)    any contract imposing any restriction on the right or ability of Mavericks or any of its Subsidiaries (A) to compete with any other Person or (B) to engage in any line of business or in any geographic location, in each case, that would reasonably be expected to be material to Mavericks and its Subsidiaries, taken as a whole;

(iv)    any contract (A) evidencing Indebtedness of Mavericks or any of its Subsidiaries to any Third Party in excess of $10 million or (B) containing a covenant restricting the payment of dividends, or having the economic effect of any of the foregoing;

(v)    any contract entered into since January 1, 2016 providing for the purchase or other acquisition or sale or other disposition (directly or indirectly) by Mavericks or any of its Subsidiaries of an asset or assets or a business or businesses (A) in which the aggregate purchase or sale price (regardless of whether the consideration paid or received (1) was paid upon closing or paid or to be paid over time, (2) involved an earn-out or other contingency (in which case the amount of the consideration subject to any as yet-unrealized earn-out or other contingency shall be estimated reasonably and in good faith) or (3) was in the form of cash, stock, assets, a debt instrument or otherwise) was in excess of $10 million and (B) under which Mavericks and/or its Subsidiaries have or are reasonably likely to have a material payment obligation, including any obligation to make any material indemnification payment (other than indemnification with respect to directors and officers) or any material payment under any guarantee or other financial obligation;

(vi)    any contract that relates to the formation, creation, operation, management or control of any partnership or any joint venture with a Third Party that is material to Mavericks and its Subsidiaries taken as a whole;

(vii)    any collective bargaining agreement;

(viii)    any Mavericks Real Property Lease;

(ix)    any contract relating to Intellectual Property or IT Assets that is material to Mavericks and its Subsidiaries, taken as a whole; or

(x)    any contract or group of contracts with a Person (or group of Affiliates) which is not of the type described in any of clauses (i) through (ix) above and the termination or breach of which would reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect.

(b)    For purposes of this Agreement, “Mavericks Material Contract” means each contract or agreement of the type described in any of Section 5.20(a)(i)–(a)(x), other than this Agreement or any Mavericks Benefit Plan.

(c)    Neither Mavericks nor any Subsidiary of Mavericks is in breach of or default under the terms of any Mavericks Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect or prevent Mavericks from consummating the Merger. To the Knowledge of Mavericks, no other party to any Mavericks Material Contract is in breach of or default under the terms of any Mavericks Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect or prevent Mavericks from consummating the Merger. Except as would not reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect or prevent Mavericks from consummating the Merger, each Mavericks Material Contract is in full force and effect and, subject to the Enforceability Exceptions (other than any Enforceability Exceptions related to the Plan of Reorganization), is valid, binding and enforceable against Mavericks or the Subsidiary of Mavericks which is party thereto and, to the Knowledge of Mavericks, against each other party thereto.

Section 5.21    Finders or Brokers. Except for the Mavericks Financial Advisors, neither Mavericks nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 5.22    Insurance.

(a)    Mavericks and its Subsidiaries maintain insurance in such amounts and against such risks substantially as is customary for entities comparable to Mavericks and its Subsidiaries operating in the industries in which Mavericks and its Subsidiaries operate.

(b)    All material insurance policies maintained by Mavericks and its Subsidiaries are in full force and effect.

(c)    Neither Mavericks nor any of its Subsidiaries has received notice of any pending or threatened cancellation or material premium increase (retroactive or otherwise) with respect to any material insurance policy which has not expired or been terminated, or against which a claim may be made.

(d)    Mavericks and each of its Subsidiaries is in compliance in all material respects with the terms and conditions of each material insurance policy (including terms and conditions relating to the payment of premiums).

(e)    There is no material dispute with any insurance carrier with respect to any material amounts recoverable by Mavericks or any of its Subsidiaries under any insurance policy with any such carrier.

Section 5.23    Derivative Products.

(a)    Except as would not reasonably be expected to result in, individually or in the aggregate, a material liability of Mavericks and its Subsidiaries, taken as a whole, all Derivative Products entered into for the account of Mavericks or any of its Subsidiaries since January 1, 2016 (i) do not represent financing transactions and (ii) were entered into in accordance with established market risk parameters, limits and guidelines (qualitative or quantitative) set forth in Section 5.23(a) of the Mavericks Disclosure Schedule (the “Mavericks Trading Policies”) and all other trade compliance, credit risk and code of conduct policies of Mavericks, other than exceptions that were, promptly upon identification thereof, handled in all material respects according to such policies as in effect at the time at which such exceptions were identified.

(b)    Mavericks’ positions with respect to Derivative Products (the “Mavericks Derivatives Positions”) are within the market risk parameters that are set forth in the Mavericks Trading Policies except for such Mavericks Derivatives Positions that are (i) corrected promptly upon identification thereof in accordance with the Mavericks Trading Policies and (ii) prior to or as a result of such correction, not reasonably expected to result in, individually or in the aggregate, a material liability of Mavericks and its Subsidiaries, taken as a whole.

(c)    The Mavericks Trading Policies are the material market risk parameters, limits and guidelines for Derivative Products of Mavericks as approved by the Mavericks Board and in effect on the date hereof.

Section 5.24    Related Party Transactions. Except for indemnification, compensation, employment or other similar arrangements between Mavericks or any of its Subsidiaries, on the one hand, and any director, officer or employee thereof, on the other hand, there have been no transactions, agreements, arrangements or understandings between Mavericks or any of its Subsidiaries, on the one hand, and any Affiliate (including any director, officer or employee) thereof, but not including any wholly owned Subsidiary of Mavericks, on the other hand, during the period beginning on January 1, 2016 and ending on the date hereof, in each case, that (a) would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act in a Mavericks’ Form 10-K or proxy statement pertaining to a Mavericks annual meeting of stockholders and (b) have not been disclosed in the Mavericks SEC Documents.

Section 5.25    Lack of Ownership of Rockets Common Stock. Neither Mavericks nor any of its Subsidiaries beneficially owns, directly or indirectly, any shares of Rockets Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Rockets Common Stock or any securities of any Subsidiary of Rockets, and neither Mavericks nor any of its Subsidiaries has any rights to acquire any shares of Rockets Common Stock except pursuant to this Agreement. Except for the Confidentiality Agreement, there are no voting trusts or other agreements or understandings to which Mavericks or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of Rockets or any of its Subsidiaries.

Section 5.26    Principal Mavericks Stockholder Arrangements. To the Knowledge of Mavericks, there are no transactions, agreements, arrangements or understandings between one (1) or more Principal Mavericks Stockholders or any of their Affiliates, on the one hand, and one (1) or more Principal Mavericks Stockholders or any of their Affiliates, on the other hand, related to the voting, governance, business or operations of Mavericks or any of its Subsidiaries.

Section 5.27    Bankruptcy Cases. Mavericks’ predecessor and its direct and indirect Subsidiaries were subject to Bankruptcy Cases in the Bankruptcy Court, which Bankruptcy Cases commenced on April 29, 2014. On August 29, 2016, the Plan of Reorganization was confirmed by the Bankruptcy Court pursuant to the Confirmation Order and the Plan of Reorganization is binding and effective on all parties of interest, including all holders of Claims and Interests (as defined in the Plan of Reorganization). Subject to the terms thereof, the Plan of Reorganization and the Confirmation Order revested Mavericks’ predecessor (as reorganized pursuant to the Plan of Reorganization) with all right, title and interest in its properties as of the effective date of the Plan of Reorganization, and the Reorganized TCEH Common Stock (as defined in the Plan of Reorganization) issued in connection with Mavericks’ emergence from the bankruptcy was duly issued in accordance with the Confirmation Order and the Plan of Reorganization. The Confirmation Order determined that the Plan of Reorganization, including all related agreements and documents necessary to implement the Plan of Reorganization were negotiated in good faith and at arm’s length, and, upon completion of documentation and execution, are valid, binding, and enforceable and not in conflict with any federal, state, or local law. Except as would not reasonably be expected to have, a Mavericks Material Adverse Effect, all documents and agreements necessary to implement the Plan of Reorganization have been executed. The Confirmation Order authorized Mavericks’ predecessor to take any action necessary or appropriate to implement, effectuate, consummate, or further evidence the Plan of Reorganization in accordance with its terms and the transactions contemplated thereby. The Plan of Reorganization has been substantially consummated, as defined in 11 U.S.C. § 1101(2), and the effective date of the Plan of Reorganization occurred on October 3, 2016. The Confirmation Order is a Final Order.

ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.1    Conduct of Business by Rockets.

(a)    From and after the date hereof and prior to the Effective Time, and except (i) as may be required by applicable Law or as may be reasonably required in response to any emergency during the duration thereof, whether caused by war, terrorism, weather events, public health events, outages, equipment failures or otherwise, (ii) as may be agreed in advance in writing by Mavericks, (iii) as may be expressly permitted or required by this Agreement or (iv) as set forth in Section 6.1(a) of the Rockets Disclosure Schedule, Rockets covenants and agrees with Mavericks that the business of Rockets and its Subsidiaries shall be conducted in the ordinary course of business in all material respects and shall use their commercially reasonable efforts to preserve intact their present material lines of business and preserve their relationships with material customers and suppliers and other Persons with whom Rockets or any of its Subsidiaries has significant business relations; provided, however, that no action by Rockets or its Subsidiaries with respect to matters specifically addressed by any provision of Section 6.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b)    Rockets agrees, on behalf of itself and its Subsidiaries, that between the date hereof and the Effective Time, without the prior written consent of Mavericks, except (x) as may be required by applicable Law, (y) as may be expressly required by this Agreement or (z) as set forth in Section 6.1(b) of the Rockets Disclosure Schedule, Rockets shall not, and shall cause its Subsidiaries not to:

(i)    amend the certificate of incorporation or bylaws or similar applicable charter documents of Rockets or amend the charter documents of any Subsidiary of Rockets;

(ii)    declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock (including the Rockets Common Stock), or make any other actual, constructive or deemed distribution in respect of the shares of capital stock, except for (A) pro rata dividends or other distributions made by any direct or indirect Subsidiary of Rockets to the equity holders thereof, including Rockets or one of its wholly owned Subsidiaries, and (B) dividends declared prior to the date of this Agreement and paid by Rockets with respect to the Rockets 5.375% Preferred Stock in accordance with the Certificate of Designations for the Rockets 5.375% Preferred Stock;

(iii)    split, combine, subdivide or reclassify any shares of capital stock (including the Rockets Common Stock), except for any such transaction by a wholly owned Subsidiary of Rockets that remains a wholly owned Subsidiary of Rockets after consummation of such transaction;

(iv)    issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock (including the Rockets Common Stock) or other Rockets Securities (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable or unexercised options or warrants outstanding on the date hereof), other than (A) issuances of shares of Rockets Common Stock in respect of any exercise of any Rockets Stock Options or any settlement of any other Rockets Equity-Based Awards, in each case, outstanding on the date hereof or as may be granted after the date hereof as permitted under Section 6.1(b)(iv)(C), in each case, in accordance with the terms of the applicable Rockets Equity-Based Awards and the existing Rockets Stock Plans, (B) the purchase or sale of shares of Rockets Common Stock pursuant to the exercise of Rockets Stock Options or other Rockets Equity-Based Awards, in each case, outstanding on the date hereof or as may be granted after the date hereof as permitted under Section 6.1(b)(iv)(C) if necessary to effectuate an option or other award direction upon exercise or for withholding of Taxes, (C) the grant of equity compensation awards in accordance with Section 6.1(b)(iv)(C) of the Rockets Disclosure Schedule, (D) transactions among Rockets, on the one hand, and its wholly owned Subsidiaries, on the other hand, or among Rockets’ wholly owned Subsidiaries, (E) the incurrence of any Rockets Permitted Liens, (F) pledges of Subsidiary stock pursuant to Indebtedness permitted to be incurred under Section 6.1(b)(viii), (G) issuances of shares of Rockets Common Stock in connection with the conversion of the Rockets 5.375% Preferred Stock in accordance with the Certificate of Designations for the Rockets 5.375% Preferred Stock or (F) issuances of shares of Rockets Common Stock as required pursuant to the instruments governing the Rockets Tangible Equity Units;

(v)    directly or indirectly purchase, redeem or otherwise acquire any shares of capital stock of Rockets (including the Rockets Common Stock) or any of its Subsidiaries or any rights, warrants or options to acquire any such shares, except for (A) transactions among Rockets, on the one hand, and its wholly owned Subsidiaries, on the other hand, or among Rockets’ wholly owned Subsidiaries or (B) the purchase or sale of shares of Rockets Common Stock pursuant to the exercise of Rockets Stock Options or other Rockets Equity-Based Awards outstanding on the date hereof or as may be granted after the date hereof as permitted under this Section 6.1(b) if necessary to effectuate an option or other award direction upon exercise or for withholding of Taxes;

(vi)    adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or enter into a letter of intent or agreement in principle with respect thereto, other than the Merger and other than any mergers, consolidations, restructurings or reorganizations solely among Rockets, on the one hand, and its wholly owned Subsidiaries, on the other hand, or among Rockets’ wholly owned Subsidiaries;

(vii)    except as otherwise expressly permitted by this Agreement or for transactions between Rockets and its Subsidiaries or among Rockets’ Subsidiaries, prepay, redeem, repurchase, defease, cancel or otherwise acquire any Indebtedness of Rockets or any of its Subsidiaries, other than (A) at stated maturity, (B) any required amortization payments and mandatory prepayments (including mandatory prepayments arising from any change of control put rights to which holders of such Indebtedness may be entitled) and

(C) Indebtedness disclosed in Section 6.1(b)(vii) of the Rockets Disclosure Schedule, in each case, in accordance with the terms of the instrument governing such Indebtedness as in effect on the date hereof or, with respect to Indebtedness incurred in accordance with Section 6.1(b)(viii), the terms of such Indebtedness;

(viii)    incur, assume or otherwise become liable for any Indebtedness, except for (A) short-term borrowings incurred in the ordinary course of business consistent with past practice, (B) borrowings consisting of revolving loans (including for the avoidance of doubt, the issuance of letters of credit) under the revolving credit facility component of the Rockets Credit Agreement and the issuance of letters of credit under the credit facilities set forth in Section 6.1(b)(viii)(B) of the Rockets Disclosure Schedule, (C) purchase money financings and capital leases entered into in the ordinary course of business consistent with past practice, (D) any Indebtedness among Rockets and its wholly owned Subsidiaries or among Rockets’ wholly owned Subsidiaries, including any guarantees by Rockets of Indebtedness of Subsidiaries of Rockets or guarantees by Rockets’ Subsidiaries of Indebtedness of Rockets or any Subsidiary of Rockets, (E) Indebtedness, but only to the extent incurred to reprice (not refinance) the Rockets Credit Agreement, and (F) the 2026 Exchange; provided, however, that, except for guarantees by Subsidiaries of Rockets of Indebtedness of Rockets or its Subsidiaries (1) existing on the date hereof or (2) incurred as permitted under clause (D) above, the principal amount of Indebtedness incurred pursuant to clauses (A) and (C) above shall not exceed $50 million in the aggregate; provided, further, that such Indebtedness does not impose or result in any additional restrictions or limitations on Rockets or any of its Subsidiaries, or following the Closing, Mavericks or any of its Subsidiaries, or subject Rockets or any of its Subsidiaries or, following the Closing, Mavericks or any of its Subsidiaries, to any additional covenants or obligations (other than the obligations to make payment on such Indebtedness) to which Rockets, Mavericks or their respective Subsidiaries are not otherwise subject under the terms of any Indebtedness outstanding as of the date hereof;

(ix)    make, change or revoke any material Tax election, change an annual Tax accounting period, change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, consent to any extension or waiver of the limitation period applicable to any audit, assessment or claim for a material amount of Taxes, settle or compromise any material Tax claim or assessment, or surrender any right to claim a refund, offset or other reduction in liability of a material amount of Taxes;

(x)    enter into any new line of business outside of the existing business of Rockets and its Subsidiaries;

(xi)    make any acquisition of any other Person or business or make any loans, advances or capital contributions to, or investments in, any other Person (other than any Subsidiary of Rockets), except as made in connection with any transaction solely between Rockets, on the one hand, and a wholly owned Subsidiary of Rockets, on the other hand, or between wholly owned Subsidiaries of Rockets; provided, however, that notwithstanding the foregoing, Rockets shall not, and shall not permit any of its Subsidiaries to, make any acquisition of any other Person or business or make any loans, advances or capital contributions to, or investments in, any other Person which would reasonably be expected to prevent, impede or delay the consummation of the Merger (including any extension thereof), including by preventing, impeding or delaying the receipt of any Requisite Regulatory Approval;

(xii)    except for capital expenditures made in response to any emergency, whether caused by war, terrorism, weather events, public health events, outages, equipment failure or otherwise, commit to or make any capital expenditures (A) during the period beginning on the date hereof and ending on and including December 31, 2017, in excess of $25 million (inclusive of any capital expenditures made prior to the date hereof that are not contemplated by Rockets’ capital expenditure forecast for 2017 set forth in in Section 6.1(b)(xii)(A) of the Rockets Disclosure Schedule), except for capital expenditures contemplated by Rockets’ capital expenditure forecast for 2017 set forth in Section 6.1(b)(xii)(A) of the Rockets Disclosure Schedule, (B) for the 2018 calendar year, in excess of $25 million in the aggregate, except for capital expenditures contemplated by

Rockets’ capital expenditure forecast for 2018 as set forth in Section 6.1(b)(xii)(A) of the Rockets Disclosure Schedule, and (C) for the 2019 calendar year, in excess of $25 million in the aggregate, except for capital expenditures contemplated by Rockets’ capital expenditure forecast for 2019 as set forth in Section 6.1(b)(xii)(A) of the Rockets Disclosure Schedule, which forecast for 2019 Rockets agrees may be adjusted, after good faith consultation with Mavericks, if the Closing shall not have occurred by June 30, 2018;

(xiii)    except as required by the terms of the Rockets Benefit Plans as in effect on the date hereof, (A) except in the ordinary course of business consistent with past practice, increase the compensation or other benefits (including the granting of any discretionary bonuses) payable or provided to Rockets’ former or current directors, officers or employees, (B) enter into, adopt, amend, modify (including the acceleration of vesting) or terminate any Rockets Benefit Plan (or any Benefit Plan that would be a Rockets Benefit Plan if in effect on the date hereof) in any manner except (1) for agreements entered into with any newly hired non-officer employees hired in the ordinary course of business consistent with past practice and with aggregate fixed annual compensation of less than $300,000, (2) for severance agreements (for the avoidance of doubt, other than collective bargaining or similar agreements) with new hires or in connection with promotions, in each case entered into in the ordinary course of business consistent with past practice with employees who are not executive officers and in connection with terminations of employment, or (3) in connection with the promotion of non-officer employees to the extent it is in the ordinary course of business consistent with past practice, or (C) enter into or amend, other than as specified in Section 6.7(b)(v)(A), any collective bargaining agreements or similar contracts with any labor organization, except as required by applicable Law;

(xiv)    enter into or make any loans or advances to any of its officers, directors, employees, agents or consultants (other than reimbursements or advances of business expense in the ordinary course of business consistent with past practice and Rockets’ internal reimbursement policies to employees and directors of Rockets or any of its Subsidiaries) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons, except as required by the terms of any Rockets Benefit Plan;

(xv)    materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by a change in GAAP, SEC rule or policy or applicable Law;

(xvi)    (A) sell, lease, license, abandon, transfer, exchange or swap, mortgage (including securitizations), or otherwise dispose of any portion of its properties, rights or non-cash assets, including the capital stock of Subsidiaries, except (1) for dispositions made in the ordinary course of business (but in no event shall such dispositions, excluding dispositions of inventory (including electricity, capacity, ancillary services and related products) in the ordinary course, exceed $50 million in the aggregate), (2) for transactions among Rockets, on the one hand, and its wholly owned Subsidiaries, on the other hand, or among Rockets’ wholly owned Subsidiaries, and (3) as required by Section 6.8(a) or (B) create or incur any Lien on any of its assets or properties, other than Rockets Permitted Liens or for the grant of nonexclusive licenses in the ordinary course of business;

(xvii)    modify, amend or terminate, or waive or assign any rights under, any Rockets Material Contract or Rockets Real Property Lease other than in a manner that is not material and adverse to Rockets and its Subsidiaries taken as a whole or that could prevent or delay the consummation of the Merger or the other transactions contemplated by this Agreement past the End Date (or any extension thereof);

(xviii)    (A) amend, except for immaterial administrative changes, or terminate the Rockets Trading Policies or (B) take any action that violates the Rockets Trading Policies in any material respect or that causes the Rockets Derivatives Positions to be materially outside of the market risk parameters set forth in the Rockets Trading Policies;

(xix)    waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (1) equal to or less than the amounts specifically reserved with respect thereto on the balance sheet as of December 31, 2016 included in the Rockets SEC Documents or (2) that do not exceed $10 million in the aggregate in excess of proceeds reasonably expected to be recoverable by Rockets or any of its Subsidiaries from any insurance policies in connection with such payment, and (B) with respect to any non-monetary terms and conditions therein, involve only the imposition of restrictions or other conditions that would not reasonably be expected to materially and adversely impact the business and/or operations of Rockets and its Subsidiaries, taken as a whole, or the consummation of the transactions contemplated by this Agreement, and do not involve the admission of any criminal liability;

(xx)    implement any plant closings;

(xxi)    implement any layoff of employees that would trigger employee notice requirements under the WARN Act or reasonably be expected to materially and adversely impact the business and/or operations of Rockets and its Subsidiaries, taken as a whole;

(xxii)    recognize any union or other labor organization as the representative of any of the employees of Rockets or any of its Subsidiaries, except as required by applicable Law;

(xxiii)    materially modify the security of the material Rockets Systems;

(xxiv)    enter into any contract, agreement, understanding or other transaction with any Principal Rockets Stockholder (A) that is related to the governance of Rockets or any of its Subsidiaries or (B) that is material to Rockets or any of its Subsidiaries, other than, in the case of this clause (B), with any portfolio company of such Principal Rockets Stockholder in the ordinary course of business; or

(xxv)    agree or commit, in writing or otherwise, to take any of the foregoing actions.

(c)    Rockets shall promptly notify Mavericks of any change, occurrence, effect, condition, fact, event, or circumstance of which any Rockets executive officer has actual knowledge which would cause the failure of any of the conditions set forth in Article VII to be satisfied; provided, however, that the delivery of any notice by Rockets pursuant to this Section 6.1(c) shall not limit or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement, or be deemed to modify, amend or supplement the Rockets Disclosure Schedule or constitute an exception to any representation, warranty, covenant or agreement.
(d)    Notwithstanding the foregoing, from and after the date hereof and prior to the Effective Time, Rockets and Mavericks will cooperate and work together in good faith to develop an employee retention program for Rockets’ non-executive officer employees, the terms of which shall be subject to the mutual consent of both Rockets and Mavericks.

Section 6.2    Conduct of Business by Mavericks.

(a)    From and after the date hereof and prior to the Effective Time, and except (i) as may be required by applicable Law or as may be reasonably required in response to any emergency during the duration thereof, whether caused by war, terrorism, weather events, public health events, outages, equipment failures or otherwise, (ii) as may be agreed in advance in writing by Rockets, (iii) as may be expressly permitted or required by this Agreement or (iv) as set forth in Section 6.2(a) of the Mavericks Disclosure Schedule, Mavericks covenants and agrees with Rockets that the business of Mavericks and its Subsidiaries shall be conducted in the ordinary course of business in all material respects and shall use their commercially reasonable efforts to preserve intact their present material lines of business and preserve their relationships with material customers and suppliers and other Persons with whom Mavericks or any of its Subsidiaries has significant business relations; provided, however, that no action by Mavericks or its Subsidiaries with respect to matters specifically addressed by any provision of Section 6.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b)    Mavericks agrees, on behalf of itself and its Subsidiaries, that between the date hereof and the Effective Time, without the prior written consent of Rockets, except (x) as may be required by applicable Law, (y) as may be expressly required by this Agreement or (z) as set forth in Section 6.2(b) of the Mavericks Disclosure Schedule, Mavericks shall not, and shall cause its Subsidiaries not to:

(i)    amend the certificate of incorporation or bylaws or similar applicable charter documents of Mavericks or amend the charter documents of any Subsidiary of Mavericks;

(ii)    declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock (including the Mavericks Common Stock), or make any other actual, constructive or deemed distribution in respect of the shares of capital stock, except for (A) pro rata dividends or other distributions made by any direct or indirect Subsidiary of Mavericks to the equity holders thereof, including Mavericks or one of its wholly owned Subsidiaries, and (B) dividends paid by PrefCo with respect to the PrefCo Preferred Stock as required by PrefCo’s Certificate of Incorporation;

(iii)    split, combine, subdivide or reclassify any shares of capital stock (including the Mavericks Common Stock), except for any such transaction by a wholly owned Subsidiary of Mavericks that remains a wholly owned Subsidiary of Mavericks after consummation of such transaction;

(iv)    issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock (including the Mavericks Common Stock) or other Mavericks Securities (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable or unexercised options or warrants outstanding on the date hereof), other than (A) the grant of equity compensation awards in accordance with Section 6.2(b)(iv)(A) of the Mavericks Disclosure Schedule, (B) transactions among Mavericks, on the one hand, and its wholly owned Subsidiaries, on the other hand, or among Mavericks’ wholly owned Subsidiaries, (C) the incurrence of any Mavericks Permitted Liens, (D) pledges of Subsidiary stock pursuant to Indebtedness permitted to be incurred under Section 6.2(b)(vii), (E) to the extent the net proceeds thereof are used to pay down any outstanding Indebtedness of Mavericks or its Subsidiaries (or will be used to pay down debt of the Surviving Corporation or its Subsidiaries on or after the Effective Time) or (E) issuances of shares of capital stock for net cash proceeds not to exceed $500 million in the aggregate;

(v)    directly or indirectly purchase, redeem or otherwise acquire any shares of capital stock of Mavericks (including the Mavericks Common Stock) or any of its Subsidiaries or any rights, warrants or options to acquire any such shares, except for (A) transactions among Mavericks, on the one hand, and its wholly owned Subsidiaries, on the other hand, or among Mavericks’ wholly owned Subsidiaries or (B) the purchase or sale of shares of Mavericks Common Stock pursuant to the exercise of Mavericks Stock Options or other Mavericks Equity-Based Awards outstanding on the date hereof or as may be granted after the date hereof as permitted under this Section 6.2(b) if necessary to effectuate an option or other award direction upon exercise or for withholding of Taxes;

(vi)    adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, or enter into a letter of intent or agreement in principle with respect thereto, other than the Merger and other than any restructurings or reorganizations solely among Mavericks, on the one hand, and its wholly owned Subsidiaries, on the other hand, or among Mavericks’ wholly owned Subsidiaries;

(vii)    incur, assume or otherwise become liable for any Indebtedness, except for (A) short-term borrowings incurred in the ordinary course of business, (B) borrowings (including for the avoidance of doubt, letters of credit) incurred under the Mavericks Credit Agreement (including any incremental facilities permitted thereunder), (C) purchase money financings and capital leases entered into in the ordinary course of business, (D) any Indebtedness among Mavericks and its wholly owned Subsidiaries or among Mavericks’ wholly owned Subsidiaries, including any guarantees by Mavericks of Indebtedness of Subsidiaries of Mavericks or guarantees by Mavericks’ Subsidiaries of Indebtedness of Mavericks or any Subsidiary of Mavericks and (E) Indebtedness incurred to refinance or reprice any existing Indebtedness of Mavericks or any Subsidiary of Mavericks;

(viii)    make, change or revoke any material Tax election, change an annual Tax accounting period, change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, consent to any extension or waiver of the limitation period applicable to any audit, assessment or claim for a material amount of Taxes, settle or compromise any material Tax claim or assessment, or surrender any right to claim a refund, offset or other reduction in liability of a material amount of Taxes;

(ix)    enter into any new line of business outside of the existing business of Mavericks and its Subsidiaries;

(x)    enter into or make any loans or advances to any of its officers, directors, employees, agents or consultants (other than reimbursements or advances of business expense in the ordinary course of business consistent with past practice and Mavericks’ internal reimbursement policies to employees and directors of Mavericks or any of its Subsidiaries) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons, except as required by the terms of any Mavericks Benefit Plan;

(xi)    make any acquisition of any other Person or business or make any loans, advances or capital contributions to, or investments in, any other Person (other than any loans, advances, capital contributions and investments among Mavericks and its Subsidiaries in the ordinary course of business) which would reasonably be expected to prevent, impede or delay the consummation of the Merger (including any extension thereof), including by preventing, impeding or delaying the receipt of any Requisite Regulatory Approval;

(xii)    materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by a change in GAAP, SEC rule or policy or applicable Law;

(xiii)    other than with regard to stockholder litigation relating to the transactions contemplated by this Agreement, waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (1) equal to or less than the amounts specifically reserved with respect thereto on the balance sheet as of December 31, 2016 included in the Mavericks SEC Documents or (2) that do not exceed $50 million in the aggregate in excess of proceeds reasonably expected to be recoverable by Mavericks or any of its Subsidiaries from any insurance policies in connection with such payment, and (B) with respect to any non-monetary terms and conditions therein, involve only the imposition of restrictions or other conditions that would not reasonably be expected to materially and adversely impact the business and/or operations of Mavericks and its Subsidiaries, taken as a whole, or the consummation of the transactions contemplated by this Agreement, and do not involve the admission of any criminal liability;

(xiv)    materially modify the security of the material Mavericks Systems;

(xv)    (A) enter into any contract, agreement, understanding or other transaction with any Principal Mavericks Stockholder (1) that is related to the governance of Rockets or any of its Subsidiaries (2) that is material to Mavericks or any of its Subsidiaries, other than, in the case of this clause (2), with any portfolio company of such Principal Mavericks Stockholder in the ordinary course of business, or (B) agree to any amendment, modification, waiver or termination of the Oaktree Letter; or

(xvi)    agree or commit, in writing or otherwise, to take any of the foregoing actions.

(c)    Mavericks shall promptly notify Rockets of any change, occurrence, effect, condition, fact, event, or circumstance of which any Mavericks executive officer has actual knowledge which would cause the failure of any of the conditions set forth in Article VII to be satisfied; provided, however, that the delivery of any notice by Mavericks pursuant to this Section 6.2(c) shall not limit or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement, or be deemed to modify, amend or supplement the Mavericks Disclosure Schedule or constitute an exception to any representation, warranty, covenant or agreement.

Section 6.3    Investigation.

(a)    Until the Effective Time, each Party shall provide the other Party and such other Party’s (i) officers and employees and (ii) accountants, consultants, legal counsel, financial advisors and agents and other representatives (such Persons described in this clause (ii), collectively, “Representatives”) (A) reasonable access upon reasonable advance notice and during normal business hours to its and its Subsidiaries’ personnel and properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Law and (B) with such additional accounting, financing, operating, environmental and other data and information regarding it and its Subsidiaries as the other Party may reasonably request. Notwithstanding the foregoing, neither Party shall be required to provide such access, data, documents or other information if it (1) would cause a violation or breach of or default under, or give a Third Party the right to terminate or accelerate the rights under, any agreement to which such Party or any of its Subsidiaries is a party, (2) would cause a risk of a loss of privilege (including attorney–client privilege) to such Party or any of its Subsidiaries, or (3) would constitute a violation of any applicable Law; provided, however, that Mavericks or Rockets, as applicable, shall use its commercially reasonable efforts to provide such access or such data, documents or information to Rockets or Mavericks, as applicable, in a way that would not give rise to or result in any of the effects or consequences described in any of clauses (1) through (3) above. Notwithstanding anything else in this Agreement to the contrary, no information or knowledge obtained by Mavericks or Rockets in any investigation conducted pursuant to the access contemplated by this Section 6.3 shall limit or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement, or be deemed to modify, amend or supplement Mavericks Disclosure Schedule or the Rockets Disclosure Schedule or constitute an exception to any representation, warranty, covenant or agreement affect or be deemed to modify any representation or warranty of the Parties set forth in this Agreement. The foregoing notwithstanding, none of Mavericks, Rockets or any of their respective officers, employees or Representatives, shall be permitted to perform any intrusive onsite procedures involving sampling (including an onsite ‘Phase II’ environmental study) with respect to any property of the other Party or any of the other Party’s Subsidiaries except with the other Party’s prior written consent.

(b)    The Parties hereby agree that all information provided to them or their respective officers, directors, employees or Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be “Confidential Information” as such term is used in, and shall be treated in accordance with, the Confidentiality Agreement.

Section 6.4    Mavericks Acquisition Proposals.

(a)    From and after the date hereof and until the Effective Time, Mavericks and its Subsidiaries shall not, and Mavericks shall cause its and their respective officers, directors and employees not to, and Mavericks shall cause its and their respective Representatives not to (and shall not authorize or give permission to its and their respective Representatives to), directly or indirectly (i) solicit, initiate, seek or knowingly encourage or facilitate the making, submission or announcement of any inquiry, discussion, request, offer or proposal that constitutes, or would reasonably be expected to lead to, a Mavericks Acquisition Proposal, (ii) furnish any non-public information regarding Mavericks or any of its Subsidiaries to, or afford access to the properties, books and records of Mavericks or any of its Subsidiaries to, any Third Party, in connection with or in response to, or that would be reasonably expected to lead to, a Mavericks Acquisition Proposal or any inquiry, proposal or indication of interest with respect thereto, (iii) engage or participate in any discussions or negotiations with any Third Party with respect to, or that would be reasonably expected to lead to, any Mavericks Acquisition Proposal or any inquiry, proposal or indication of interest with respect thereto, or (iv) adopt or approve, or enter into any letter of intent, agreement in principle, memorandum of understanding, term sheet, merger agreement, acquisition agreement, option agreement or any other agreement (other than an Acceptable Confidentiality Agreement) or instrument providing for or relating to any Mavericks Acquisition Proposal or any inquiry, proposal or indication of interest with respect thereto; provided, however, that this Section 6.4(a) shall not prohibit (A) Mavericks, or the Mavericks Board, directly or indirectly through any officer, employee or Representative, prior to obtaining the Mavericks Stockholder Approval, from taking any of the actions described in clauses (ii) or (iii) above in response to a bona fide written Mavericks Acquisition Proposal received by Mavericks or its directors, officers, employees or Representatives from a Third Party after the execution and delivery of this Agreement that did not result from or arise in connection with a breach of this Section 6.4 and that is not withdrawn if (but only if) (1) the Mavericks Board determines in good faith, after consultation with a financial advisor and outside legal counsel, that such Mavericks Acquisition Proposal constitutes or would reasonably be expected to result in a Mavericks Superior Offer, (2) Mavericks gives to Rockets notice that the Mavericks Board has made the determination contemplated by the foregoing clause (1), and (3) Mavericks furnishes any non-public information and/or provides access to such Third Party (or its directors, officers, employees or Representatives) only after such Third Party enters into an Acceptable Confidentiality Agreement with Mavericks and only pursuant thereto; (B) Mavericks from waiving any standstill restriction or similar agreement if the Mavericks Board determines in its good-faith judgment, after consultation with outside legal counsel, that the failure to do so would be inconsistent with the Mavericks Board’s fiduciary duties under applicable Law; or (C) Mavericks from complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any Mavericks Acquisition Proposal (provided, however, that compliance with such rules shall not in any way limit or modify the effect that any action taken pursuant to such rules may have under any other provision of this Agreement, including those set forth in Article VIII) or issuing a customary “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act.

(b)    From and after the date hereof until the Effective Time, Mavericks shall promptly (and in any event within twenty-four (24) hours) notify Rockets orally and in writing of its receipt of (i) any Mavericks Acquisition Proposal (whether written, oral or otherwise) or any inquiry, proposal or indication of interest with respect to a potential Mavericks Acquisition Proposal, (ii) any inquiry or request for information regarding Mavericks or any of its Subsidiaries, or for access to the properties, books and records of Mavericks or any of its Subsidiaries, in each case, that would be reasonably expected to lead to a Mavericks Acquisition Proposal, or (iii) any request by a Third Party (or its Representatives) for any discussions or negotiations with Mavericks, any of its Subsidiaries or its or their respective directors, officers, employees or Representatives that, in each case, would be reasonably expected to lead to a Mavericks Acquisition Proposal. Any such notice pursuant to the foregoing sentence shall include (A) the identity of the Third Party making or submitting such communication, (B) if it is in writing, a copy of such communication (including, if available, any related draft agreements), and (C) if oral, a reasonably detailed summary of the material terms and conditions of such Mavericks Acquisition Proposal or request. Mavericks shall keep Rockets reasonably informed on a prompt basis with respect to any change (and in no event later than twenty-four (24) hours following any such change) to any of the financial terms or any other material terms or conditions of any such Mavericks Acquisition Proposal, including providing the information and documents set forth in clauses (A) through (C) of the foregoing sentence with respect to any such change, as and to the extent applicable. Mavericks shall promptly provide to Rockets any non-public information regarding Mavericks and its Subsidiaries and promptly provide access to the properties, books and records of Mavericks and its Subsidiaries provided to any such Third Party which was not previously provided to Rockets. Mavericks shall not enter into any agreement (or amend or modify any existing agreement) with any Third Party which would prevent Mavericks or any of its Subsidiaries or their respective Representatives from complying with this Section 6.4.

(c)    Following the execution and delivery of this Agreement, Mavericks shall, and shall cause its Subsidiaries and its and their respective officers, directors and employees, and shall cause its and their respective Representatives to, (i) immediately cease and terminate any and all solicitations, discussions or negotiations existing as of the date hereof between Mavericks or any of its Subsidiaries or any of their respective officers, directors, employees or Representatives and any Third Party (or its Representatives) in connection with or in response to, or that would be reasonably expected to lead to, a Mavericks Acquisition Proposal or any inquiry, proposal or indication of interest with respect thereto, and (ii) promptly request that each such Third Party and its Representatives promptly return or destroy all confidential information theretofore furnished thereto by or on behalf of Mavericks or any of its Subsidiaries (and destroy all analyses and other materials prepared by or on behalf of such Third Party that contain, reflect or analyze such information).

(d)    Except as otherwise provided in Section 6.4(e) or Section 6.4(f), neither the Mavericks Board nor any committee thereof shall (i) withhold, withdraw, modify, change or qualify, or publicly propose to withhold, withdraw, modify, change or qualify, the Mavericks Recommendation, including by failing to include the Mavericks Recommendation in the Joint Proxy Statement or (ii) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Mavericks Acquisition Proposal (any action described in this Section 6.4(d), a “Mavericks Change of Recommendation”); provided, however, that nothing in this Section 6.4 shall prohibit Mavericks from publicly disclosing the receipt of a Mavericks Acquisition Proposal, and such public disclosure shall not be a Mavericks Change of Recommendation; provided that such public disclosure includes only factual statements and reaffirms the Mavericks Recommendation.

(e)    Notwithstanding anything in this Agreement to the contrary, the Mavericks Board may, at any time prior to receipt of the Mavericks Stockholder Approval, effect a Mavericks Change of Recommendation in connection with or relating to a Mavericks Acquisition Proposal (provided that, for the avoidance of doubt, such actions will nonetheless constitute a Mavericks Change of Recommendation) or authorize Mavericks to terminate this Agreement pursuant to Section 8.1(j), if (but only if):

(i)    a bona fide Mavericks Acquisition Proposal is received by Mavericks or its directors, officers, employees or Representatives from a Third Party after the execution and delivery of this Agreement which did not result from, or arise in connection with, a breach of this Section 6.4 and such Mavericks Acquisition Proposal is not withdrawn and is reflected in a written definitive agreement that would be binding, subject to the terms and conditions of such written definitive agreement, on the applicable Third Party if executed and delivered by Mavericks following termination of this Agreement;

(ii)    the Mavericks Board determines in good faith, after consultation with a financial advisor and outside legal counsel, that such Mavericks Acquisition Proposal constitutes a Mavericks Superior Offer;

(iii)    the Mavericks Board determines in good faith, after consultation with outside legal counsel, that the failure to effect a Mavericks Change of Recommendation or authorize Mavericks to terminate this Agreement pursuant to Section 8.1(j) with respect to such Mavericks Superior Offer would be inconsistent with the exercise of the Mavericks Board’s fiduciary duties under applicable Law;

(iv)    Mavericks provides Rockets with written notice stating that Mavericks will effect a Mavericks Change of Recommendation pursuant to this Section 6.4(e) or authorize Mavericks to terminate this Agreement pursuant to Section 8.1(j) after 5:00 p.m. Dallas, Texas time on the fourth Business Day following the delivery of such notice (provided that, for purposes of this Section 6.4(e), and notwithstanding anything to the contrary in Section 1.2, if Mavericks delivers such notice to Rockets prior to 8:00 a.m. Dallas, Texas time on a Business Day, such Business Day shall be included as one (1) Business Day in such four (4) Business Day period), which notice shall provide (A) the basis for such action, (B) identify the Person making the Mavericks Superior Offer and (C) attach the most current draft of any proposed definitive agreement and any ancillary documents with respect to such Mavericks Superior Offer; provided, however, that any change to the financial terms or any other material change to the terms and conditions of any such Mavericks Superior Offer shall require a new written notice to be delivered by Mavericks to Rockets and Mavericks shall be required to comply again with the requirements of this Section 6.4(e) (provided that references to the four (4) Business Day period above shall be deemed to refer to a two (2) Business Day period in connection with the delivery of any such new notice); and

(v)    following 5:00 p.m. Dallas, Texas time on the last day of such four (4) Business Day period described in Section 6.4(e)(iv) (or two (2) Business Day period, as applicable), the Mavericks Board again determines in good faith, after consultation with a financial advisor and outside legal counsel, and taking into account any adjustment or modification to the terms and conditions of this Agreement to which Rockets has committed in writing prior to 5:00 p.m. Dallas, Texas time on the last day of such four (4) Business Day period (or two (2) Business Day period, as applicable) and that are reflected in a written definitive agreement that would be binding on Rockets if executed and delivered by Mavericks, that the Mavericks Acquisition Proposal continues to (A) be reflected in a written definitive agreement that would be binding, subject to the terms and conditions of such written definitive agreement, on the applicable Third Party if executed and delivered by Mavericks following termination of this Agreement, and (B) constitute a Mavericks Superior Offer, and that the failure to effect a Mavericks Change of Recommendation or authorize Mavericks to terminate this Agreement pursuant to Section 8.1(j) with respect to such Mavericks Superior Offer would be inconsistent with the exercise of the Mavericks Board’s fiduciary duties under applicable Law.

(f)    Notwithstanding anything in this Agreement to the contrary, the Mavericks Board may, at any time prior to receipt of the Mavericks Stockholder Approval, take the actions described in clause (i) of Section 6.4(d) (provided that, for the avoidance of doubt, such actions will nonetheless constitute a Mavericks Change of Recommendation), if (but only if):

(i)    any development or change in circumstances that materially improves the business, assets or operations of Mavericks and its Subsidiaries, taken as a whole, occurs or arises after the date hereof that was not known to the Mavericks Board or reasonably foreseeable at the date hereof (and which change or development is not (A) a change or development described in any of clauses (i) through (ix) of the definition of Mavericks Material Adverse Effect or (B) related to the receipt, existence or terms of a Mavericks Acquisition Proposal);

(ii)    the Mavericks Board determines in good faith, after consultation with outside legal counsel, that the failure to effect a Mavericks Change of Recommendation with respect to such development or change in circumstances would be inconsistent with the exercise of the Mavericks Board’s fiduciary duties under applicable Law;

(iii)    Mavericks provides Rockets with written notice stating that Mavericks will effect a Mavericks Change of Recommendation pursuant to this Section 6.4(f) after 5:00 p.m. Dallas, Texas time on the fourth Business Day following the delivery of such notice (provided that, for purposes of this Section 6.4(f), and notwithstanding anything to the contrary in Section 1.2, if Mavericks delivers such notice to Rockets prior to 8:00 a.m. Dallas, Texas time on a Business Day, such Business Day shall be included as one (1) Business Day in such four (4) Business Day period), which notice shall describe in reasonable detail such development or change of circumstances; provided, however, that any subsequent development or change in circumstances shall require a new written notice to be delivered by Mavericks to Rockets and Mavericks shall be required to comply again with the requirements of this Section 6.4(f) (provided that references to the four (4) Business Day period above shall be deemed to refer to a two (2) Business Day period in connection with the delivery of any such new notice); and

(iv)    following 5:00 p.m. Dallas, Texas time on the last day of such four (4) Business Day period described in Section 6.4(f)(iii) (or two (2) Business Day period, as applicable), the Mavericks Board again determines in good faith, after consultation with outside legal counsel, and taking into account any adjustment or modification to the terms and conditions of this Agreement to which Rockets has committed in writing prior to 5:00 p.m. Dallas, Texas time on the last day of such four (4) Business Day period (or two (2) Business Day period, as applicable) and that are reflected in a written definitive agreement that would be binding on Rockets if executed and delivered by Mavericks, that the failure to effect a Mavericks Change of Recommendation with respect to such development or change in circumstances would be inconsistent with the exercise of the Mavericks Board’s fiduciary duties under applicable Law.

(g)    Mavericks agrees that any action taken by a Subsidiary of Mavericks or Representative of Mavericks or its Subsidiaries that, if taken by Mavericks, would constitute a breach of this Section 6.4 will be deemed to constitute a breach by Mavericks of this Section 6.4.

Section 6.5    Rockets Acquisition Proposals.

(a)    From and after the date hereof and until the Effective Time, Rockets and its Subsidiaries shall not, and Rockets shall cause its and their respective officers, directors and employees not to, and Rockets shall cause its and their respective Representatives not to (and shall not authorize or give permission to its and their respective Representatives to), directly or indirectly (i) solicit, initiate, seek or knowingly encourage or facilitate the making, submission or announcement of any inquiry, discussion, request, offer or proposal that constitutes, or would reasonably be expected to lead to, a Rockets Acquisition Proposal, (ii) furnish any non-public information regarding Rockets or any of its Subsidiaries to, or afford access to the properties, books and records of Rockets or any of its Subsidiaries to, any Third Party, in connection with or in response to, or that would be reasonably expected to lead to, a Rockets Acquisition Proposal or any inquiry, proposal or indication of interest with respect thereto, (iii) engage or participate in any discussions or negotiations with any Third Party with respect to, or that would be reasonably expected to lead to, any Rockets Acquisition Proposal or any inquiry, proposal or indication of interest with respect thereto, or (iv) adopt or approve, or enter into any letter of intent, agreement in principle, memorandum of understanding, term sheet, merger agreement, acquisition agreement, option agreement or any other agreement (other than an Acceptable Confidentiality Agreement) or instrument providing for or relating to any Rockets Acquisition Proposal or any inquiry, proposal or indication of interest with respect thereto; provided, however, that this Section 6.5(a) shall not prohibit (A) Rockets, or the Rockets Board, directly or indirectly through any officer, employee or Representative, prior to obtaining the Rockets Stockholder Approval, from taking any of the actions described in clauses (ii) or (iii) above in response to a bona fide written Rockets Acquisition Proposal received by Rockets or its directors, officers, employees or Representatives from a Third Party after the execution and delivery of this Agreement that did not result from or arise in connection with a breach of this Section 6.5 and that is not withdrawn if (but only if) (1) the Rockets Board determines in good faith, after consultation with a financial advisor and outside legal counsel, that such Rockets Acquisition Proposal constitutes or would reasonably be expected to result in a Rockets Superior Offer, (2) Rockets gives to Mavericks notice that the Rockets Board has made the determination contemplated by the foregoing clause (1), and (3) Rockets furnishes any non-public information and/or provides access to such Third Party (or its directors, officers, employees or Representatives) only after such Third Party enters into an Acceptable Confidentiality Agreement with Rockets and only pursuant thereto; (B) Rockets from waiving any standstill restriction or similar agreement if the Rockets Board determines in its good-faith judgment, after consultation with outside legal counsel, that the failure to do so would be inconsistent with the Rockets Board’s fiduciary duties under applicable Law; or (C) Rockets from complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any Rockets Acquisition Proposal (provided, however, that compliance with such rules shall not in any way limit or modify the effect that any action taken pursuant to such rules may have under any other provision of this Agreement, including those set forth in Article VIII) or issuing a customary “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act.

(b)    From and after the date hereof until the Effective Time, Rockets shall promptly (and in any event within twenty-four (24) hours) notify Mavericks orally and in writing of its receipt of (i) any Rockets Acquisition Proposal (whether written, oral or otherwise) or any inquiry, proposal or indication of interest with respect to a potential Rockets Acquisition Proposal, (ii) any inquiry or request for information regarding Rockets or any of its Subsidiaries, or for access to the properties, books and records of Rockets or any of its Subsidiaries, in each case, that would be reasonably expected to lead to a Rockets Acquisition Proposal, or (iii) any request by a Third Party (or its Representatives) for any discussions or negotiations with Rockets, any of its Subsidiaries or its or their respective directors, officers, employees or Representatives that, in each case, would be reasonably expected to lead to a Rockets Acquisition Proposal. Any such notice pursuant to the foregoing sentence shall include (A) the identity of the Third Party making or submitting such communication, (B) if it is in writing, a copy of such communication (including, if available, any related draft agreements), and (C) if oral, a reasonably detailed summary of the material terms and conditions of such Rockets Acquisition Proposal or request. Rockets shall keep Mavericks reasonably informed on a prompt basis with respect to any change (and in no event later than twenty-four (24) hours following any such change) to any of the financial terms or any other material terms or conditions of any such Rockets Acquisition Proposal, including providing the information and documents set forth in clauses (A) through (C) of the foregoing sentence with respect to any such change, as and to the extent applicable. Rockets shall promptly provide to Mavericks any non-public information regarding Rockets and its Subsidiaries and promptly provide access to the properties, books and records of Rockets and its Subsidiaries provided to any such Third Party which was not previously provided to Mavericks. Rockets shall not enter into any agreement (or amend or modify any existing agreement) with any Third Party which would prevent Rockets or any of its Subsidiaries or their respective Representatives from complying with this Section 6.5.

(c)    Following the execution and delivery of this Agreement, Rockets shall, and shall cause its Subsidiaries and its and their respective officers, directors and employees, and shall cause its and their respective Representatives to, (i) immediately cease and terminate any and all solicitations, discussions or negotiations existing as of the date hereof between Rockets or any of its Subsidiaries or any of their respective officers, directors, employees or Representatives and any Third Party (or its Representatives) in connection with or in response to, or that would be reasonably expected to lead to, a Rockets Acquisition Proposal or any inquiry, proposal or indication of interest with respect thereto, and (ii) promptly request that each such Third Party and its Representatives promptly return or destroy all confidential information theretofore furnished thereto by or on behalf of Rockets or any of its Subsidiaries (and destroy all analyses and other materials prepared by or on behalf of such Third Party that contain, reflect or analyze such information).

(d)    Except as otherwise provided in Section 6.5(e) or Section 6.5(f), neither the Rockets Board nor any committee thereof shall (i) withhold, withdraw, modify, change or qualify, or publicly propose to withhold, withdraw, modify, change or qualify, the Rockets Recommendation, including by failing to include the Rockets Recommendation in the Joint Proxy Statement, (ii) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Rockets Acquisition Proposal or (iii) give a recommendation to Terawatt Holdings with respect to this Agreement, in accordance with Section 11 of the Investor Rights Agreement, that differs from the Rockets Recommendation in any respect (any action described in this Section 6.5(d), a “Rockets Change of Recommendation”); provided, however, that nothing in this Section 6.5 shall prohibit Rockets from publicly disclosing the receipt of a Rockets Acquisition Proposal, and such public disclosure shall not be a Rockets Change of Recommendation; provided that such public disclosure includes only factual statements and reaffirms the Rockets Recommendation.

(e)    Notwithstanding anything in this Agreement to the contrary, the Rockets Board may, at any time prior to receipt of the Rockets Stockholder Approval, effect a Rockets Change of Recommendation in connection with or relating to a Rockets Acquisition Proposal (provided that, for the avoidance of doubt, such actions will nonetheless constitute a Rockets Change of Recommendation) or authorize Rockets to terminate this Agreement pursuant to Section 8.1(k), if (but only if):

(i)    a bona fide Rockets Acquisition Proposal is received by Rockets or its directors, officers, employees or Representatives from a Third Party after the execution and delivery of this Agreement which did not result from, or arise in connection with, a breach of this Section 6.5 and such Rockets Acquisition Proposal is not withdrawn and is reflected in a written definitive agreement that would be binding, subject to the terms and conditions of such written definitive agreement, on the applicable Third Party if executed and delivered by Rockets following termination of this Agreement;

(ii)    the Rockets Board determines in good faith, after consultation with a financial advisor and outside legal counsel, that such Rockets Acquisition Proposal constitutes a Rockets Superior Offer;

(iii)    the Rockets Board determines in good faith, after consultation with outside legal counsel, that the failure to effect a Rockets Change of Recommendation or authorize Rockets to terminate this Agreement pursuant to Section 8.1(k) with respect to such Rockets Superior Offer would be inconsistent with the exercise of the Rockets Board’s fiduciary duties under applicable Law;

(iv)    Rockets provides Mavericks with written notice stating that Rockets will effect a Rockets Change of Recommendation pursuant to this Section 6.5(e) or authorize Rockets to terminate this Agreement pursuant to Section 8.1(k) after 5:00 p.m. Dallas, Texas time on the fourth Business Day following the delivery of such notice (provided that, for purposes of this Section 6.5(e), and notwithstanding anything to the contrary in Section 1.2, if Rockets delivers such notice to Mavericks prior to 8:00 a.m. Dallas, Texas time on a Business Day, such Business Day shall be included as one (1) Business Day in such four (4) Business Day period), which notice shall provide (A) the basis for such action, (B) identify the Person making the Rockets Superior Offer and (C) attach the most current draft of any proposed definitive agreement and any ancillary documents with respect to such Rockets Superior Offer; provided, however, that any change to the financial terms or any other material change to the terms and conditions of any such Rockets Superior Offer shall require a new written notice to be delivered by Rockets to Mavericks and Rockets shall be required to comply again with the requirements of this Section 6.5(e) (provided that references to the four (4) Business Day period above shall be deemed to refer to a two (2) Business Day period in connection with the delivery of any such new notice); and

(v)    following 5:00 p.m. Dallas, Texas time on the last day of such four (4) Business Day period described in Section 6.5(e)(iv) (or two (2) Business Day period, as applicable), the Rockets Board again determines in good faith, after consultation with a financial advisor and outside legal counsel, and taking into account any adjustment or modification to the terms and conditions of this Agreement to which Mavericks has committed in writing prior to 5:00 p.m. Dallas, Texas time on the last day of such four (4) Business Day period (or two (2) Business Day period, as applicable) and that are reflected in a written definitive agreement that would be binding on Mavericks if executed and delivered by Rockets, that the Rockets Acquisition Proposal continues to (A) be reflected in a written definitive agreement that would be binding, subject to the terms and conditions of such written definitive agreement, on the applicable Third Party if executed and delivered by Rockets following termination of this Agreement, and (B) constitute a Rockets Superior Offer, and that the failure to effect a Rockets Change of Recommendation or authorize Rockets to terminate this Agreement pursuant to Section 8.1(k) with respect to such Rockets Superior Offer would be inconsistent with the exercise of the Rockets Board’s fiduciary duties under applicable Law.

(f)    Notwithstanding anything in this Agreement to the contrary, the Rockets Board may, at any time prior to receipt of the Rockets Stockholder Approval, take the actions described in clause (i) of Section 6.5(d) (provided that, for the avoidance of doubt, such actions will nonetheless constitute a Rockets Change of Recommendation), if (but only if):

(i)    any development or change in circumstances that materially improves the business, assets or operations of Rockets and its Subsidiaries, taken as a whole, occurs or arises after the date hereof that was not known to the Rockets Board or reasonably foreseeable at the date hereof (and which change or development is not (A) a change or development described in any of clauses (i) through (ix) of the definition of Rockets Material Adverse Effect or (B) related to the receipt, existence or terms of a Rockets Acquisition Proposal);

(ii)    the Rockets Board determines in good faith, after consultation with outside legal counsel, that the failure to effect a Rockets Change of Recommendation with respect to such development or change in circumstances would be inconsistent with the exercise of the Rockets Board’s fiduciary duties under applicable Law;

(iii)    Rockets provides Mavericks with written notice stating that Rockets will effect a Rockets Change of Recommendation pursuant to this Section 6.5(f) after 5:00 p.m. Dallas, Texas time on the fourth Business Day following the delivery of such notice (provided that, for purposes of this Section 6.5(f), and notwithstanding anything to the contrary in Section 1.2, if Rockets delivers such notice to Mavericks prior to 8:00 a.m. Dallas, Texas time on a Business Day, such Business Day shall be included as one (1) Business Day in such four (4) Business Day period), which notice shall describe in reasonable detail such development or change of circumstances; provided, however, that any subsequent development or change in circumstances shall require a new written notice to be delivered by Rockets to Mavericks and Rockets shall be required to comply again with the requirements of this Section 6.5(f) (provided that references to the four (4) Business Day period above shall be deemed to refer to a two (2) Business Day period in connection with the delivery of any such new notice); and

(iv)    following 5:00 p.m. Dallas, Texas time on the last day of such four (4) Business Day period described in Section 6.5(f)(iii) (or two (2) Business Day period, as applicable), the Rockets Board again determines in good faith, after consultation with outside legal counsel, and taking into account any adjustment or modification to the terms and conditions of this Agreement to which Mavericks has committed in writing prior to 5:00 p.m. Dallas, Texas time on the last day of such four (4) Business Day period (or two (2) Business Day period, as applicable) and that are reflected in a written definitive agreement that would be binding on Mavericks if executed and delivered by Rockets, that the failure to effect a Rockets Change of Recommendation with respect to such development or change in circumstances would be inconsistent with the exercise of the Rockets Board’s fiduciary duties under applicable Law.

(g)    Rockets agrees that any action taken by a Subsidiary of Rockets or Representative of Rockets or its Subsidiaries that, if taken by Rockets, would constitute a breach of this Section 6.5 will be deemed to constitute a breach by Rockets of this Section 6.5.

Section 6.6    Form S-4; Joint Proxy Statement; Stockholders Meetings.

(a)    As promptly as reasonably practicable following the date hereof, Rockets and Mavericks shall jointly prepare the Joint Proxy Statement and the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. The Parties shall, and shall cause their respective Subsidiaries to, use their respective commercially reasonable efforts to provide such information (including financial information) and cooperation as is required to prepare and file the Joint Proxy Statement and Form S-4 (or any earlier filing if required to be included therein by SEC or stock exchange rules). The Joint Proxy Statement shall include (and each of Mavericks and Rockets shall use commercially reasonable efforts to obtain the consent of the Mavericks Financial Advisor and the Rockets Financial Advisors, respectively, to the extent applicable, to include) (i) unless a Mavericks Change of Recommendation shall have occurred in accordance with Section 6.4(e) or Section 6.4(f), the Mavericks Recommendation, (ii) unless a Rockets Change of Recommendation shall have occurred in accordance with Section 6.5(e) or Section 6.5(f), the Rockets Recommendation, (iii) a copy of this Agreement, (iv) an estimate of the amount of fees and other consideration that the Mavericks Financial Advisor will receive upon consummation of or as a result of the Merger (including any related financing), and the conditions therefor, (v) an estimate of the amount of fees and other consideration that the Rockets Financial Advisors will receive upon consummation of or as a result of the Merger (including any related financing), and the conditions therefor, (vi) a copy of the Mavericks Fairness Opinion and a customary summary of the information that formed the basis for the rendering of the Mavericks Fairness Opinion and (vii) a copy of the Rockets Fairness Opinions and a customary summary of the information that formed the basis for the rendering of the Rockets Fairness Opinions. As promptly as reasonably practicable after the date of this Agreement, (A) Mavericks shall file the Form S-4, which shall include the Joint Proxy statement as a prospectus, with the SEC, and (B) the Parties shall use their respective commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Form S-4 effective as long as necessary to consummate the Merger and the other transactions contemplated hereby. Rockets shall file the Joint Proxy Statement in definitive form with the SEC, and shall cause the Joint Proxy Statement to be mailed to the Rockets Stockholders, and Mavericks shall cause the Joint Proxy Statement to be mailed to the Mavericks Stockholders, in each case, as promptly as reasonably practicable after the Form S-4 is declared effective under the Securities Act. Mavericks shall also take any action required to be taken under any applicable state securities laws in connection with the issuance and reservation of shares of Mavericks Common Stock in the Merger and the conversion of Rockets Stock Options, Rockets RSUs and Rockets PSUs into awards denominated in shares of Mavericks Common Stock (or into the right to receive shares of Mavericks Common Stock, in the case of Rockets PSUs) as set forth in Section 6.7(a)(i), Section 6.7(a)(ii) and Section 6.7(a)(iii), respectively, and Rockets shall furnish all information concerning Rockets and the holders of Rockets Common Stock, Rockets Stock Options, Rockets RSUs and Rockets PSUs as may be reasonably requested in connection with any such action.

(b)    Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each Party (i) shall provide the other Party a reasonable opportunity to review and comment thereon, (ii) shall include in such document or response all comments reasonably proposed by the other Party and (iii) shall not file or mail such document or respond to the SEC prior to receiving the written approval of the other Party, which approval shall not be unreasonably withheld, conditioned or delayed and may be delivered by such Party’s outside counsel through email. Each Party will advise the other Party promptly after it receives oral or written notice of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Mavericks Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any oral or written request by the SEC with respect to the Joint Proxy Statement or the Form S-4 or comments thereon or requests by the SEC for additional information, and will promptly provide the other with copies of any written communication from the SEC or any state securities commission and will use commercially reasonable efforts to promptly respond to any such request or comments by the SEC (subject to this Section 6.6(b)).

(c)    If at any time prior to the Effective Time any information relating to Rockets or Mavericks, or any of their respective Affiliates, is discovered by Rockets or Mavericks that should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of any material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party in writing and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the respective Rockets Stockholders and/or Mavericks, as applicable (subject to Section 6.6(b)).

(d)    Each of Mavericks and Rockets shall take all actions necessary in accordance with applicable Law and the Mavericks Organizational Documents, in the case of Mavericks, and the Rockets Organizational Documents, in the case of Rockets, to set a record date for, duly give notice of, convene and hold a special meeting of the Mavericks Stockholders and the Rockets Stockholders, respectively, to be held as promptly as practicable after the Form S-4 is declared effective under the Securities Act, to consider, in the case of Mavericks, the adoption of this Agreement and the approval of the Stock Issuance (the “Mavericks Stockholders Meeting”) and, in the case of Rockets, the adoption of this Agreement (the “Rockets Stockholders Meeting”). Unless the Mavericks Board has made a Mavericks Change of Recommendation in accordance with Section 6.4(e) or Section 6.4(f), Mavericks will use its commercially reasonable efforts to solicit from the Mavericks Stockholders proxies in favor of the adoption of this Agreement and the approval of the Stock Issuance and to take all other action necessary or advisable to obtain the Mavericks Stockholder Approval. Unless the Rockets Board has made a Rockets Change of Recommendation in accordance with Section 6.5(e) or Section 6.5(f), Rockets will use its commercially reasonable efforts to solicit from the Rockets Stockholders proxies in favor of the adoption of this Agreement and to take all other action necessary or advisable to obtain the Rockets Stockholder Approval. Rockets shall submit this Agreement to the Rockets Stockholders for adoption at Rockets Stockholders Meeting even if a Rockets Change of Recommendation shall have occurred and Mavericks shall submit the approval of the Stock Issuance to the Mavericks Stockholders at the Mavericks Stockholders Meeting even if a Mavericks Change of Recommendation shall have occurred; provided that the foregoing shall not restrict the Parties’ respective rights under Section 8.1(j) or Section 8.1(k).

(e)    Each of Mavericks and Rockets will use its commercially reasonable efforts to hold the Mavericks Stockholders Meeting and the Rockets Stockholders Meeting, respectively, on the same date and as soon as reasonably practicable after the date of this Agreement. Notwithstanding anything to the contrary in this Agreement but subject to the DGCL, Mavericks’ obligation to give notice of, convene and hold the Mavericks Stockholders Meeting and Rockets’ obligation to give notice of, convene and hold the Rockets Stockholders Meeting, shall not be limited, or otherwise affected, by the commencement, disclosure, announcement or submission of any Mavericks Acquisition Proposal or Rockets Acquisition Proposal or the occurrence of a Mavericks Change of Recommendation or Rockets Change of Recommendation. Except (i) as may be required by applicable Law or the applicable Party’s Organizational Documents and (ii) to the extent required by applicable Law, in connection with a postponement or adjournment permitted by Section 6.6(f), neither

Mavericks nor Rockets shall change the record date for the Mavericks Stockholders Meeting or the Rockets Stockholders Meeting, respectively, after it has been set in accordance with Section 6.6(d), without the prior written consent of the other Party. In addition, without the prior written consent of the other Party, the adoption of this Agreement and the approval of the Stock Issuance shall be the only proposals to be voted on at Mavericks Stockholders Meeting, and the adoption of this Agreement and an advisory vote on compensation payable to executive officers of Rockets in connection with the Merger shall be the only proposals to be voted on at the Rockets Stockholders Meeting.

(f)    Mavericks shall not postpone, delay or adjourn the Mavericks Stockholders Meeting after the date thereof has been publicly announced, and Rockets shall not postpone, delay or adjourn the Rockets Stockholders Meeting after the date thereof has been publicly announced; provided, however, that Mavericks or Rockets may, and Rockets or Mavericks may require the other Party to, adjourn, delay or postpone the Mavericks Stockholders Meeting or the Rockets Stockholders Meeting, respectively for a period of not more than forty-five (45) calendar days but not past the date that is three (3) Business Days prior to the End Date:

(i)     due to the absence of a quorum at the Mavericks Stockholders Meeting or the Rockets Stockholders Meeting;

(ii)    to solicit additional proxies if, at the time of such delay, postponement or adjournment, (A) in the case of the Mavericks Stockholders Meeting, Mavericks has not received proxies representing a sufficient number of shares of Mavericks Common Stock for the Mavericks Stockholder Approval to be received at the Mavericks Stockholders Meeting, whether or not a quorum is present, or (B) in the case of the Rockets Stockholders Meeting, Rockets has not received proxies representing a sufficient number of shares of Rockets Common Stock for the Rockets Stockholder Approval to be received at the Rockets Stockholders Meeting, whether or not a quorum is present; and

(iii)    to allow reasonable additional time for (A) the filing and mailing of any supplemental or amended disclosure which the Mavericks Board (in the case of disclosure to Mavericks Stockholders) or the Rockets Board (in the case of disclosure to the Rockets Stockholders) has determined in good faith after consultation with outside legal counsel is necessary under applicable Law and (B) for such supplemental or amended disclosure to be disseminated and reviewed by Mavericks Stockholders or the Rockets Stockholders, as the case may be, prior to the Mavericks Stockholders Meeting or the Rockets Stockholders Meeting, respectively.

(g)    Each of Mavericks and Rockets shall, upon the reasonable request of the other Party, provide information to such other Party regarding the aggregate vote tally of the proxies received with respect to the Mavericks Stockholder Approval and the Rockets Stockholder Approval, respectively.

Section 6.7    Stock Options, Restricted Stock Units, Performance Stock Units and Other Stock-Based Awards; Employee Matters.

(a)    Stock Options, Restricted Stock Units, Performance Stock Units, and Other Stock-Based Awards.

(i)    Each option to purchase shares of Rockets Common Stock (each, a “Rockets Stock Option”) granted under the Rockets Stock Plans, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be converted into an option to purchase shares of Mavericks Common Stock (a “Mavericks Stock Option”), on the same terms and conditions (except as provided in this Section 6.7(a)(i)) as were applicable under such Rockets Stock Option immediately prior to the Effective Time, to purchase that number of shares of Mavericks Common Stock equal to the product of (A) the total number of shares of Rockets Common Stock subject to such Rockets Stock Option and (B) the Exchange Ratio, rounded down to the nearest whole number of shares of Mavericks Common Stock. The per-share exercise price for the shares of Mavericks Common Stock issuable upon exercise of such Mavericks Stock Options will be equal to the quotient determined by dividing

(1) the exercise price per share of Rockets Common Stock at which the Rockets Stock Options were exercisable immediately prior to the Effective Time by (2) the Exchange Ratio, and rounding the resulting per-share exercise price up to the nearest whole cent.

(ii)    Effective as of the Effective Time, each award of restricted stock units with respect to shares of Rockets Common Stock other than each Rocket Phantom Stock Unit granted under the Rockets Stock Plans (collectively, the “Rockets RSUs”) that is outstanding immediately prior to the Effective Time shall, whether or not then vested or free of conditions to payment, automatically and without any action on the part of the holder thereof, be converted into a number of Mavericks RSUs equal to the product of (A) the number of Rockets RSUs held by such holder immediately prior to the Effective Time and (B) the Exchange Ratio and remain outstanding on the same terms and conditions as are applicable to such awards prior to the Effective Time.

(iii)    Effective as of the Effective Time, each award of Rockets PSUs that is outstanding immediately prior to the Effective Time shall, whether or not then vested or free of conditions to payment, automatically and without any action on the part of the holder thereof, be converted into the right to receive from Mavericks, at the Effective Time, a number of shares of Mavericks Common Stock (and cash in lieu of fractional shares to be paid by the Surviving Corporation to the holder) equal to the product of (A) the total number of shares of Rockets Common Stock that would be payable in respect of such Rockets PSU (1) in the case of Rockets PSUs granted in 2015, at the actual level of performance applicable to such Rockets PSU as determined in accordance with the applicable award agreement pursuant to which such Rockets PSU was granted, (2) in the case of Rockets PSUs with respect to which the Effective Time occurs after the first twelve (12) months of the applicable performance period (other than Rockets PSUs granted in 2015), (x) at the actual level of performance applicable to such portion of such Rockets PSU that relates to total stockholder return, as determined in accordance with the applicable award agreement pursuant to which such Rockets PSU was granted, and (y) at the target level of performance applicable to such portion of such Rockets PSU that relates to free cash flow, and (3) in the case of Rockets PSUs with respect to which the Effective Time occurs within the first twelve (12) months of the applicable performance period, (x) at the target level of performance applicable to such portion of such Rockets PSU that relates to total stockholder return, as determined in accordance with the applicable award agreement pursuant to which such Rockets PSU was granted, and (y) at the target level of performance applicable to such portion of such Rockets PSU that relates to free cash flow, and (B) the Exchange Ratio.

(iv)    Each phantom stock unit (a “Rockets Phantom Stock Unit”) granted under the phantom stock plan of Rockets that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be converted into phantom stock units relating to that number of shares of Mavericks Common Stock equal to the product of (A) one share of Rockets Common Stock and (B) the Exchange Ratio on the same terms and conditions (except as provided in this Section 6.7(a)(iv)) as were applicable under such Rockets Phantom Stock Unit immediately prior to the Effective Time.

(v)    As of the Effective Time, automatically and without any action on the part of the applicable participant, the number of hypothetical shares of Rockets Common Stock credited to the Company Deferral Account (as defined in the Rockets Deferred Compensation Plan) of each participant in the Rockets Deferred Compensation Plan which Company Deferral Account has an outstanding balance as of immediately prior to the Effective Time shall be converted into that number of hypothetical shares of Mavericks Common Stock equal to the product of (A) the total number of hypothetical shares of Rockets Common Stock credited to such Company Deferral Account immediately prior to the Effective Time and (B) the Exchange Ratio, on the same terms and conditions (except as provided in this Section 6.7(a)(v)) as were applicable to such Company Deferral Account immediately prior to the Effective Time.

(vi)    Prior to the Effective Time, Rockets shall pass such resolutions or take such other actions as required to effect the foregoing provisions of this Section 6.7(a).

(b)    Employee Matters.

(i)    From and after the Effective Time, Mavericks shall honor all Mavericks Benefit Plans and Rockets Benefit Plans and compensation arrangements and agreements in accordance with their terms as in effect immediately before the Effective Time, provided that nothing herein shall prohibit Mavericks from amending or terminating any such Mavericks Benefit Plans, Rockets Benefit Plans, arrangements or agreements in accordance with their terms or from terminating the employment of any Mavericks Employee or any Rockets Employee to the extent permitted by applicable Law.

(ii)    From and after the Effective Time, the Mavericks Benefit Plans and the Rockets Benefit Plans in effect as of the date hereof and at the Effective Time shall remain in effect with respect to employees and former employees of Mavericks or Rockets and their respective Subsidiaries (collectively, the “Combined Employees”), respectively, covered by such plans at the Effective Time, until such time as Mavericks (as the Surviving Corporation) shall otherwise determine, subject to applicable Law and the terms of such plans. As soon as practicable following the Effective Time and consistent with any obligations arising under any collective bargaining agreement or similar contract, the Parties shall take all actions necessary to transition the Rockets Employees’ participation in the Rockets Benefit Plans to the Mavericks Benefit Plans, and, at the effective time of such transition, such Rockets Employees shall cease to accrue any additional benefits under the applicable Rockets Benefit Plans. It is the intention of Rockets and Mavericks, to the extent permitted by applicable Law, to (A) complete such transition to Mavericks Benefit Plans on a comparable basis in respect of Mavericks Employees and Rockets Employees as soon as administratively practicable after the Effective Time, and (B) provide to similarly situated Mavericks Employees and Rockets Employees following the Effective Time base salaries and wage rates and cash bonus opportunities on a comparable basis, in the case of both clauses (A) and (B) above, taking into account all relevant factors, including duties, geographic location, tenure, qualifications and abilities.

(iii)    Without limiting the foregoing provisions of Section 6.7(b)(ii), except as otherwise provided under any collective bargaining agreement or similar contract or Rockets Benefit Plan, Mavericks shall provide each Rockets Employee with cash severance benefits in an amount, and otherwise on terms, no less favorable than the amount and terms in effect immediately before the Effective Time under the Rockets Severance Plan to the extent the Rockets Employee participated therein immediately before the Effective Time, in each case, for a period of no less than the longer of (A) twelve (12) months after the Closing Date and (B) the period following the Closing Date as set forth in the definition of “CIC Protection Period” in the Rockets Severance Plan for the applicable participant level thereunder that such Rockets Employee constituted immediately prior to the Effective Time.

(iv)    With respect to any Mavericks Benefit Plans or new Benefit Plan in which any Rockets Employees first become eligible to participate at or after the Effective Time, (the “New Plans”), Mavericks shall (or cause its applicable Subsidiary to, as applicable) use commercially reasonable efforts to: (A) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to Rockets Employees under any New Plans that are health benefit plans in which such employees may be eligible to participate after the Effective Time, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Rockets Benefit Plan; (B) in the plan year in which the Effective Time occurs, provide each Rockets Employee and their eligible dependents with credit for any co-payments and deductibles paid prior to the Effective Time under a Rockets Benefit Plan (to the same extent that such credit was given under the analogous Rockets Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any New Plans in which such employees may be eligible to participate after the Effective Time; and (C) recognize all service of Rockets Employees with Rockets and its Affiliates, for purposes of eligibility to participate, vesting credit, entitlement to benefits, and benefit accrual in any New Plan in which such employees may be eligible to participate after the Effective Time with respect to severance and vacation, to the extent such service is taken into account under the applicable New Plan and to the extent such service was granted under the analogous Rockets Benefit Plan;

provided that the foregoing shall not apply to the extent it would result in duplication of benefits. On and after the Effective Time, Mavericks shall continue in full force and effect pursuant to their terms all agreements set forth in Section 5.15(a)(i) of the Mavericks Disclosure Schedule and any similar agreements entered into consistent with Section 6.1, as such agreements may be amended from time to time in accordance with their terms.

(v)    (A) Prior to the Effective Time, Rockets shall use commercially reasonable efforts to cause each of its Subsidiaries that is a party to a collective bargaining agreement set forth on Section 6.7(b)(v) of the Rockets Disclosure Schedule to extend the term of such collective bargaining agreements for a period of one (1) year from the current expiration stated in each collective bargaining agreement on the current terms and conditions of such agreements (including any non-substantive administrative or technical changes or modifications); provided, that under no circumstances shall receipt of an extension of the term of such collective bargaining agreements be a condition to the Closing of the Merger. Rockets shall consult with Mavericks in advance of and, to the extent practicable, during the course of negotiations with any labor union as to the terms of any such extension, and shall keep Mavericks reasonably informed regarding all material aspects of the negotiations, consider any recommendations, advice or other input of Mavericks with respect to such negotiations in good faith, and give Mavericks reasonable notice of the time and location of any material negotiating sessions concerning any such extension. (B) From and after the Effective Time, Mavericks shall cause each Subsidiary of the Surviving Corporation that is party to a collective bargaining agreement of Rockets or any of its Subsidiaries in effect as of the Closing Date to honor the terms thereof until such agreement otherwise expires pursuant to its terms or is modified by the parties thereto.

(vi)    No later than the earlier of (A) April 15, 2018 and (B) the Business Day prior to the Closing Date, Mavericks shall notify Rockets, in respect of each Rockets Employee who as of the date of such notification is primarily employed in the Houston, Texas, Cincinnati, Ohio, Collinsville, Illinois or Springfield, Illinois metropolitan areas in a corporate rather than operational or other field position, whether the employment of such Rockets Employee is expected to continue after the Closing, the expected duration of such continuation and the expected role and office location of such Rockets Employee.

(vii)    Nothing contained in this Section 6.7(b) or any other provision of this Agreement, express or implied, is intended to confer upon any Combined Employee (or any other current or former director, officer, employee or independent contractor) any right to continued employment for any period or continued receipt of any specific benefit or compensation, or shall constitute the establishment of or amendment to or any other modification of any New Plan, Mavericks Benefit Plan or Rockets Benefit Plan or shall limit the right of Mavericks or any of its Subsidiaries to amend, modify or terminate any New Plan, Mavericks Benefit Plan or Rockets Benefit Plan. Further, this Section 6.7 shall be binding on and shall inure solely to the benefit of the Parties, and nothing in this Section 6.7, express or implied, is intended to confer upon any other Person (including any Combined Employee) any rights or remedies of any nature (including any third-party beneficiary rights under this Agreement) whatsoever under or by reason of this Section 6.7.

(c)    Mavericks hereby acknowledges that the Closing shall constitute a “change in control” (or similar term) of Rockets under the terms of the Rockets Benefit Plans, as applicable.

Section 6.8    Regulatory Approvals; Reasonable Best Efforts.

(a)    Subject to the terms and conditions set forth in this Agreement, each Party shall, and shall cause its Subsidiaries (and, with respect to clauses (i) and (ii) of this Section 6.8(a), its Affiliates that are required by applicable Law to be a party to such Mavericks Approval or Rockets Approval, as applicable) to, use its reasonable best efforts to take, or cause to be taken, promptly all actions, and to do, or cause to be done, promptly and to assist and cooperate with the other Parties in doing, all things necessary under applicable Law to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including: (i) obtaining all necessary Consents, including the Mavericks Approvals and the Rockets Approvals, from Governmental Entities and making all necessary Filings and taking all steps as may be necessary to obtain a Consent from, or to avoid an action or proceeding by, any Governmental Entity in connection with the Merger, and (ii) executing and delivering any additional instruments necessary to consummate the transactions contemplated by this Agreement, including any instruments or other documents required to be executed and delivered under the Rockets Indentures, the Rockets Credit Agreement and the instruments governing the Rockets Tangible Equity Units to evidence the succession or assumption of the obligations of Rockets thereunder by the Surviving Corporation.

(b)    Subject to the terms and conditions herein provided and without limiting the foregoing, Mavericks and Rockets shall (i) as promptly as practicable after the date hereof, file (A) an application to the FERC for the FERC Approval, (B) an application to the PUCT for approval or a determination that no such approval is required, (C) an application to the NYPSC for the New York Authorization, and (D) an application to the FCC for pre-approvals of license transfers and (ii) make their respective filings and thereafter make any other required submissions under the HSR Act. In connection with the consummation of the transactions contemplated herein, Mavericks and Rockets shall as promptly as practicable comply with any additional requests for information by any Governmental Entities under the HSR Act. In addition, Mavericks and Rockets shall use reasonable best efforts to cooperate with each other in (1) determining whether any other Filings are required to be made with, or other Consents are required to be obtained from, any Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (2) timely making all such other Filings and timely seeking all such other Consents. Mavericks shall have primary responsibility for the preparation and filing of any applications, registrations, filings or other materials with the FERC, PUCT and other Governmental Entities set forth in Section 6.8(b) of the Mavericks Disclosure Schedule, and Rockets shall have primary responsibility for the preparation and filing of any applications, registrations, filings or other materials with the NYPSC and those other Governmental Entities set forth in Section 6.8(b) of the Rockets Disclosure Schedule; provided that each Party shall have the right to review and approve in advance all characterizations of the information relating to such party that appear in any application, notice, petition or filing made in connection with the Merger or other transactions contemplated by this Agreement. Subject to applicable legal limitations and the instructions of any Governmental Entity, each Party shall use reasonable best efforts to keep each other apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Mavericks or Rockets, as the case may be, or any of their respective Subsidiaries, from any Third Party and/or any Governmental Entity with respect to such transactions. Mavericks and Rockets shall permit counsel for the other Party a reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity in connection with the transactions contemplated hereby. Each of Mavericks and Rockets agrees not to participate in any substantive meeting or discussion, either in Person or by telephone, with any Governmental Entity in connection with the transactions contemplated hereby unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Entity, gives the other Party the opportunity to attend and participate.

(c)    Notwithstanding anything else contained in this Agreement, (A) the provisions of this Section 6.8 shall not be construed to (x) require Mavericks or any of its Affiliates or (y) permit Rockets or any of its Affiliates without the prior written consent of Mavericks, to (I) sell, or agree to sell, hold or agree to hold separate, or otherwise dispose or agree to dispose of any asset) except as set forth on Section 6.8(a) of the Mavericks Disclosure Schedule, (II) conduct or agree to conduct its business in any particular manner if such conduct or agreement with respect thereto would, individually or in the aggregate, reasonably be expected to cause a material reduction in the expected benefits of the Merger and the other transactions contemplated by this Agreement to the stockholders of the Surviving Corporation, or (III) agree to any order, action or regulatory condition of any regulatory body (other than any such order, action or regulatory condition with respect to matters described in subclause (I) above, which shall be governed solely by such subclause (I)), whether in an approval proceeding or another regulatory proceeding, that, if effected, would, individually or in the aggregate, reasonably be expected to cause a material reduction in the expected benefits of the Merger and the other transactions contemplated by this Agreement to the stockholders of the Surviving Corporation (any of the foregoing effects, a “Burdensome Effect”) and (B) Rockets shall take or commit or agree to take, effective at Closing (or such later time as requested by Mavericks) any actions (including actions contemplated by clauses (I) – (III) above) requested by Mavericks in order to obtain the Mavericks Approvals and Rockets Approvals.

(d)    Notwithstanding the foregoing or any other provision of this Agreement, (i) nothing in this Section 6.8 shall limit a Party’s right to terminate this Agreement pursuant to Section 8.1(b) or Section 8.1(c) so long as such Party has, prior to such termination, complied with its obligations under this Section 6.8, and (ii) this Section 6.8 shall not apply to the Form S-4 or the Joint Proxy Statement.

Section 6.9    Takeover Law. If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated hereby, each Party shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 6.10    Public Announcements. Except with respect to (a) any action taken in accordance with the provisions of Section 6.4 or Section 6.5, (b) the public disclosure of a Party’s receipt of a Mavericks Acquisition Proposal or a Rockets Acquisition Proposal, as the case may be, in accordance with the provisions of Section 6.4 or Section 6.5, as applicable, or (c) any press release or other public statement that is consistent in all material respects with previous press releases, public disclosures or public statements made by a Party in accordance with this Agreement, including in investor conference calls, filings with the SEC, Q&As or other publicly disclosed documents, in each cause under this clause (c), to the extent such disclosure is still accurate, the Parties shall use commercially reasonable efforts to consult with each other before issuing, and provide each other reasonable opportunity to review and comment upon (and reasonably consider such comments), any press release or any public announcement primarily relating to this Agreement or the transactions contemplated hereby. Rockets and Mavericks agree to issue a mutually acceptable initial joint press release announcing this Agreement.

Section 6.11    Indemnification and Insurance.

(a)    Mavericks shall, subject to applicable Law, to the extent provided pursuant to the Rockets Organizational Documents in effect immediately prior to the Effective Time or in any agreement to which Rockets is a party as of the date hereof and which is disclosed in Section 6.11(a) of the Rockets Disclosure Schedule, indemnify, defend and hold harmless each current and former director or officer of Rockets and each individual who, while a director or officer of Rockets, served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of Rockets or any of its Subsidiaries (each, together with such individual’s heirs, executors or administrators, an “Indemnified Party”), in each case against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any Claim or investigation to each Indemnified Party to the fullest extent permitted by applicable Law; provided, however, that, notwithstanding anything to the contrary herein or otherwise, the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such individual is not entitled to indemnification), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened Claim arising out of, relating to or in connection with any action or omission by them in their capacities as such occurring or alleged to have occurred whether before or after the Effective Time (including acts or omissions in connection with such individuals serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of Rockets). Any determination required to be made with respect to whether any Indemnified Party’s conduct complies with an applicable standard under applicable Law, the Rockets Organizational Documents or any agreements, as the case may be, shall be made by independent legal counsel selected by the Indemnified Party and reasonably acceptable to the Surviving Corporation.

(b)    At or prior to the Effective Time, Rockets shall use its commercially reasonable efforts to, in consultation with Mavericks, and, if Rockets is unable to, Mavericks shall, purchase “tail” directors’ and officers’ liability and fiduciary liability insurance policies which will provide coverage for a period of six (6) years after the Closing Date for Rockets’ current and former directors and officers on substantially the same terms and conditions as the directors’ and officers’ liability and fiduciary liability insurance policies currently maintained by Rockets, including any existing directors’ and officers’ liability or fiduciary liability run off programs, for Claims arising out of acts or conduct occurring on or before the Effective Time and effective for Claims asserted prior to or during the six (6) year period referred to above (and, with respect to Claims made prior to or during such period, until final resolution thereof); provided, however, that in no event shall Rockets or Mavericks expend for any year of such six-year period an amount in excess of 300% of the annual aggregate premium paid by Rockets for such insurance policies (the “Maximum Premium”), which amount is set forth in Section 6.11(b) of the Rockets Disclosure Schedule. If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Rockets or Mavericks, as the case may be, will cause to be maintained the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Premium.

(c)    In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its assets to any Person, then, and in each such case, the Surviving Corporation or any such successor or assign, as applicable, shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation or any such successor or assign, as applicable, assume the covenants and agreements set forth in this Section 6.11.

(d)    The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under any other indemnification arrangement, the DGCL or otherwise. The provisions of this Section 6.11 shall survive the consummation of the Merger and, from after the Effective Time, expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties and the Indemnified Parties are express third-party beneficiaries of this Section 6.11.

Section 6.12    Control of Operations. Without in any way limiting any Party’s rights or obligations under this Agreement, the Parties understand and agree that (a) nothing contained in this Agreement shall give Rockets or Mavericks, directly or indirectly, the right to control or direct the other Party’s operations prior to the Effective Time and (b) prior to the Effective Time, each of the Parties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 6.13    Certain Transfer Taxes. Any liability arising out of any real estate or other transfer Tax with respect to interests in real or other property owned directly or indirectly by Rockets or any of its Subsidiaries immediately prior to the Effective Time, if applicable and due with respect to the Merger, shall be borne by Mavericks (as the Surviving Corporation) and expressly shall not be a liability of Rockets Stockholders.

Section 6.14    Section 16 Matters. Prior to the Effective Time, Rockets and Mavericks shall use commercially reasonable efforts to take all such steps as may be required to cause any dispositions of Rockets Common Stock (including derivative securities with respect to Rockets Common Stock) or acquisitions of Mavericks Common Stock (including derivative securities with respect to Mavericks Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Rockets, or will become subject to such reporting requirements with respect to Mavericks, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.15    Reorganization Treatment. The Parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement is a “plan of reorganization” within the meaning of Treas. Reg. Section 1.368-2(g), and each Party (a) shall use its reasonable best efforts to cause the

Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (b) shall not, and shall not permit any of their respective Subsidiaries to, take any action, or fail to take any action, that would reasonably be expected to jeopardize the qualification of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 6.16    Tax Representation Letters. (a) Rockets shall use its reasonable best efforts to deliver to Simpson Thacher & Bartlett LLP, counsel to Mavericks (“Mavericks’ Counsel”), and Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Rockets (the “Rockets’ Counsel”), a representation letter (the “Rockets Tax Representation Letter”) dated as of the Closing Date (and, if requested, dated as of the date the Form S-4 shall have been declared effective by the SEC or such other date(s) as determined necessary by counsel in connection with the filing of the Form S-4 or its exhibits) and signed by an officer of Rockets, containing representations of Rockets, and (b) Mavericks shall use its reasonable best efforts to deliver to Rockets’ Counsel and Mavericks’ Counsel a representation letter (the “Mavericks Tax Representation Letter”) dated as of the Closing Date (and, if requested, dated as of the date the Form S-4 shall have been declared effective by the SEC or such other date(s) as determined necessary by counsel in connection with the filing of the Form S-4 or its exhibits) and signed by an officer of Mavericks, containing representations of Mavericks, in each case as shall be reasonably necessary or appropriate to enable Mavericks’ Counsel to render the Mavericks Tax Opinion and Rockets’ Counsel to render the Rockets Tax Opinion. Mavericks shall use its reasonable best efforts to obtain from Mavericks’ Counsel the Mavericks Tax Opinion. In rendering such opinion, Mavericks’ Counsel shall be entitled to rely upon assumptions, representations, warranties and covenants, including those contained in this Agreement and in the Rockets Tax Representation Letter and Mavericks Tax Representation Letter described in this Section 6.16. Rockets shall use its reasonable best efforts to obtain from Rockets’ Counsel the Rockets Tax Opinion. In rendering such opinion, Rockets’ Counsel shall be entitled to rely upon assumptions, representations, warranties and covenants, including those contained in this Agreement and in the Rockets Tax Representation Letter and Mavericks Tax Representation Letter described in this Section 6.16.

Section 6.17    Stock Exchange Listing; Delisting.

(a)    Mavericks shall cause the shares of Mavericks Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

(b)    Prior to the Closing, upon Mavericks’ request, Rockets shall take all actions necessary to be taken prior to Closing to cause the delisting of Rockets Common Stock from the NYSE and the termination of Rockets’ registration under the Exchange Act, in each case, as soon as practicable following the Effective Time, subject to compliance with Rockets’ obligations under the Exchange Act (including in connection with any registration statement on Form S-4 filed by Rockets pursuant to the 2026 Exchange).

Section 6.18    Governance Matters; Headquarters.

(a)    Prior to the Closing, the Rockets Board shall take all necessary actions so that each individual (i) who is a member of the Surviving Corporation Board as of the Effective Time or (ii) who is appointed to the Surviving Corporation Board in accordance with Section 2.6 shall be a “Continuing Director” under the terms of the Rockets Credit Agreement and the Rockets Indentures (other than the Rockets TEU Indenture) as a result of the Rockets Board approving the election of such directors.

(b)    After the Effective Time, the principal executive offices of Mavericks and its headquarters shall be located in Irving, Texas.

Section 6.19    Financing Cooperation.

(a)    Rockets shall, and shall cause its Subsidiaries and its and their respective officers, employees and Representatives to, use its and their respective commercially reasonable efforts to provide such information

(including financial information) and such cooperation as may be reasonably requested by Mavericks in connection with any financing transactions contemplated to be entered into by Mavericks or any of its Subsidiaries in connection with or related to the Merger and otherwise not prohibited hereunder (any such financing, a “Financing”).

(b)    Mavericks shall (i) keep Rockets reasonably informed of the status of its efforts to arrange any Financing and (ii) as promptly as practicable following execution and delivery, furnish to Rockets, upon receipt of a written request, execution versions of any commitment letters, fee letters (which may be redacted in a customary manner as it relates to fee amounts, yield or interest rate caps, original issue discount amounts, “securities demand” provisions, or “market flex” provisions or other similar economic terms that are confidential) and definitive financing documents related to the Financing.

(c)    Notwithstanding the foregoing, nothing herein shall require such cooperation to the extent it would (i) unreasonably disrupt the ordinary conduct of the business or operations of Rockets or its Subsidiaries, (ii) require Rockets or its Subsidiaries to agree to pay any fees, reimburse any expenses or otherwise incur any actual or potential liability or give any indemnities prior to the Effective Time unless Mavericks reimburses or is required to reimburse or indemnify Rockets or its Subsidiaries pursuant to this Agreement or otherwise agrees to do so, (iii) require Rockets or its Subsidiaries to take any action that would reasonably be expected, in the reasonable judgment of Rockets after consultation with its legal counsel, to conflict with, or result in any violation or breach of, any applicable (A) Laws or Orders binding on Rockets or its Subsidiaries or (B) obligations of confidentiality (not created in contemplation hereof) binding on Rockets or its Subsidiaries (provided that in the event that Rockets or its Subsidiaries do not provide information in reliance on the exclusion in this clause (B), Rockets and its Subsidiaries shall provide notice to Mavericks promptly that such information is being withheld (but solely if providing such notice would not violate such obligation of confidentiality)) or (iv) require Rockets or its Subsidiaries to (A) pass resolutions or consents, approve or authorize the execution of, or execute any document, agreement, certificate or instrument or take any other corporate action with respect to any Financing that is not contingent on the Closing or that would be effective prior to the Effective Time or (B) provide or cause its legal counsel to provide any legal opinions that are not required in connection with any Financing. Mavericks acknowledges and agrees that any access or information contemplated to be provided by Rockets or any of its Subsidiaries pursuant to this Section 6.19 shall, to the extent such information constitutes material non-public information of Rockets, only be provided to other Persons (including any actual or potential lender, investor, arranger, bookrunner, administrative agent, collateral agent or Person otherwise involved in the provision or the arrangements of the Financing), if such other Person affirmatively agrees to maintain the confidentiality of such information pursuant to a customary confidentiality agreement and to comply with all federal and state securities laws and regulations applicable to such information.

(d)    Mavericks shall indemnify, defend and hold harmless Rockets, its Subsidiaries and its and their respective Representatives from and against any and all losses, damages, Claims and reasonable and documented out-of-pocket fees and expenses (including reasonable fees and expenses of outside legal counsel, accountants, investment bankers, experts, consultants and other advisors, and the costs of all filing fees and printing costs) actually suffered or incurred by them in connection with any action taken in accordance with this Section 6.19 and any information utilized in connection therewith (other than information related to Rockets and its Subsidiaries provided in writing by Rockets or its Subsidiaries in connection with this Section 6.19), in any case, except to the extent suffered or incurred as a result of the gross negligence, willful misconduct, bad faith or fraud by or of Rockets or its Subsidiaries or their respective Representatives. In addition, Mavericks shall, promptly upon written request by Rockets, reimburse Rockets for all reasonable and documented out-of-pocket fees and expenses (including reasonable fees and expenses of outside legal counsel, accountants, investment bankers, experts, consultants and other advisors, and the costs of all filing fees and printing costs) incurred by Rockets or its Subsidiaries in connection with the performance of Rockets’ obligations under this Section 6.19.

Section 6.20    Stockholder Litigation. Each of the Parties shall give the other the reasonable opportunity to consult concerning the defense of any stockholder litigation against Mavericks or Rockets, as applicable, or any of their respective directors or officers relating to the transactions contemplated by this Agreement.

Section 6.21    Satisfaction of Tax Opinion Conditions. In connection with the satisfaction of the conditions set forth in Section 7.2(f) and Section 7.3(e), Mavericks and Rockets agree that it is anticipated that Mavericks’ Counsel with respect to Section 7.2(f) and Rockets’ Counsel with respect to Section 7.3(e), shall deliver the relevant opinion in such Sections. In the event that Mavericks’ Counsel or Rockets’ Counsel is unwilling or unable to provide the relevant opinion with the requisite degree of certainty required under Article VII, Mavericks or Rockets, as the case may be, shall use reasonable best efforts to obtain an opinion with the requisite level of certainty from another nationally recognized counsel or a Big Four accounting firm (in each case, reasonably satisfactory to Mavericks or Rockets, as the case may be) as its alternative tax advisor. Each of Mavericks and Rockets shall cooperate fully with the alternative tax advisor, including by providing the necessary representation letters and other materials reasonably requested by the alternative tax advisor. In the event that the alternative tax advisor is unwilling or unable to deliver the required opinion with the requisite level of certainty, and Mavericks or Rockets, as the case may be, have used reasonable best efforts to obtain such opinion from the alternative tax advisor, then the applicable party shall not be required to select any other alternative tax advisor.

Section 6.22    Transition Planning. As promptly as practicable after the date hereof, the Parties shall establish a transition committee (the “Transition Committee”) consisting of two (2) representatives designated by each Party. The activities of the Transition Committee may, as mutually agreed by the Parties, include transition planning and implementation relating to the Merger and obtaining the Mavericks Approvals and the Rockets Approvals and any other consents or approvals from any Person with respect to the transactions contemplated hereby.

Section 6.23    Rockets Registration Statements.

(a)    Mavericks shall, and shall cause its Subsidiaries and its and their respective officers, employees and Representatives to use its and their respective commercially reasonable efforts to provide such information (including financial information) and such cooperation as may be reasonably requested by Rockets in connection with the filing by Rockets of a registration statement on (i) Form S-4 with the SEC as required pursuant to the registration rights agreement entered into by Rockets in connection with the 2026 Indenture and the exchange of notes contemplated thereby (collectively, the “2026 Exchange”) and (ii) on Form S-3 or similar form as required pursuant to the Investor Rights Agreement (a “Rockets Shelf”); provided that such cooperation shall not be required to the extent it would (i) unreasonably disrupt the ordinary conduct of the business or operations of Mavericks or its Subsidiaries, (ii) require Mavericks or its Subsidiaries to agree to pay any fees, reimburse any expenses or otherwise incur any actual or potential liability or give any indemnities prior to the Effective Time unless Rockets reimburses or is required to reimburse or indemnify Mavericks or its Subsidiaries pursuant to this Agreement or otherwise agrees to do so, (iii) require Mavericks or its Subsidiaries to take any action that would reasonably be expected, in the reasonable judgment of Mavericks after consultation with its legal counsel, to conflict with, or result in any violation or breach of, any applicable (A) Laws or Orders binding on Mavericks or its Subsidiaries or (B) obligations of confidentiality (not created in contemplation hereof) binding on Mavericks or its Subsidiaries (provided that in the event that Mavericks or its Subsidiaries do not provide information in reliance on the exclusion in this clause (B), Mavericks and its Subsidiaries shall provide notice to Rockets promptly that such information is being withheld (but solely if providing such notice would not violate such obligation of confidentiality)) or (iv) require Mavericks or its Subsidiaries to (A) pass resolutions or consents, approve or authorize the execution of, or execute any document, agreement, certificate or instrument or take any other corporate action with respect to the 2026 Exchange or Rockets Shelf that is not contingent on the Closing or that would be effective prior to the Effective Time or (B) provide or cause its legal counsel to provide any legal opinions that are not required in connection with the 2026 Exchange or Rockets Shelf.

(b)    Rockets shall indemnify, defend and hold harmless Mavericks, its Subsidiaries and its and their respective Representatives from and against any and all losses, damages, Claims and reasonable and documented out-of-pocket fees and expenses (including reasonable fees and expenses of outside legal counsel, accountants, investment bankers, experts, consultants and other advisors, and the costs of all filing fees and printing costs)

actually suffered or incurred by them in connection with any action taken in accordance with this Section 6.23 and any information utilized in connection therewith (other than information related to Mavericks and its Subsidiaries provided in writing by Mavericks or its Subsidiaries in connection with this Section 6.23), in any case, except to the extent suffered or incurred as a result of the gross negligence, willful misconduct, bad faith or fraud by or of Mavericks or its Subsidiaries or their respective Representatives. In addition, Rockets shall, promptly upon written request by Mavericks, reimburse Mavericks for all reasonable and documented out-of-pocket fees and expenses (including reasonable fees and expenses of outside legal counsel, accountants, investment bankers, experts, consultants and other advisors, and the costs of all filing fees and printing costs) incurred by Mavericks or its Subsidiaries in connection with the performance of Mavericks’ obligations under this Section 6.23.

Section 6.24     Pre-Closing Asset Sales. The Parties agree to engage an independent third-party appraisal firm or valuation expert, mutually agreeable to the Parties, to determine the fair market value for each of the Specified Assets, such determination to be made within ninety (90) days of the date of this Agreement (the “Specified Asset Purchase Prices”). If, after such determination, and no later than thirty (30) days prior to the Closing Date, Mavericks delivers written notice to Rockets that Mavericks’ indirectly wholly-owned subsidiary, Mavericks Development Company LLC, would like to purchase any or all of the Specified Assets for cash consideration equal to their Specified Asset Purchase Price, the Parties shall use their respective commercially reasonable efforts and cooperate (and shall cause their Subsidiaries to cooperate) in good faith to consummate such purchase and sale immediately prior to, and subject to the occurrence of, the Effective Time, including by executing a customary bill of sale, purchase agreement or other conveyancing document as appropriate (including a purchase and sale agreement substantially in the form attached hereto as Exhibit B); provided, however, that under no circumstances will Rockets be required to consummate any such purchase or sale if such purchase or sale would reasonably be expected to delay, hinder, restrict or prevent the receipt of any Requisite Regulatory Approval or the Effective Time or would violate, in any material respect, any contract or agreement binding on Rockets or any of its Subsidiaries. The Parties intend to structure any such purchase and sale as a conveyance of one or more limited liability companies holding the Specified Assets, unless the Parties otherwise conclude that a conveyance of Specified Assets directly is feasible and appropriate. The consummation of any such purchase and sale shall not be a condition to Mavericks’ obligation to effect the Merger.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.1    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the fulfillment (or waiver by all Parties, to the extent permitted by applicable Law) at or prior to the Effective Time of the following conditions:

(a)    Each of the Mavericks Stockholder Approval and the Rockets Stockholder Approval shall have been obtained.

(b)    No Order or any other Law shall have been adopted, issued, enacted, promulgated, enforced or entered by any Governmental Entity that remains in effect and which has the effect of restraining, enjoining or otherwise prohibiting the consummation of the Merger (any such Order or Law, a “Legal Restraint”).

(c)    (i) The FERC Approval, the New York Authorization and orders of the PUCT approving the consummation of the Merger or determining that no such approval is required shall have been obtained and the expiration or termination of the waiting period required under the HSR Act with respect to the Merger shall have occurred (the FERC Approval, the New York Authorization, such PUCT approval or determination and the expiration or termination of such waiting period being referred to as the “Requisite Regulatory Approvals”), and (ii) all such Requisite Regulatory Approvals shall be in full force and effect.

(d)    The shares of Mavericks Common Stock to be issued in the Merger and such other shares of Mavericks Common Stock to be reserved for issuance in connection with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

(e)    The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC.

Section 7.2    Conditions to Obligation of Mavericks to Effect the Merger. The obligation of Mavericks to effect the Merger is further subject to the fulfillment (or waiver by Mavericks, to the extent permitted by applicable Law) at or prior to the Effective Time of the following conditions:

(a)    (i) The representations and warranties set forth in the first sentence of Section 4.1 and in Section 4.2(b), Section 4.2(c), Section 4.2(d), Section 4.2(e) and Section 4.2(g), Section 4.3, Section 4.18 and Section 4.21 shall be true and correct, in all material respects, as of the date hereof and the Closing (except to the extent any such representation or warranty expressly speaks as of a specified date, in which case as of such date), (ii) the representations and warranties set forth in Section 4.2(a) shall be true and correct as of the date hereof and the Closing (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to result in additional cost, expense or liability to Rockets or Mavericks, individually or in the aggregate, of more than $500,000, (iii) the representation and warranty set forth in clause (b) of Section 4.10 shall be true and correct, in all respects, as of the date hereof and the Closing (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date) and (iv) the remaining representations and warranties set forth in Article IV shall be true and correct, in each case, as of the date hereof and the Closing (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date), except where the failure of such representations and warranties to be true and correct (without regard to any materiality or Rockets Material Adverse Effect qualifications set forth in any such representation or warranty) would not reasonably be expected to have, individually or in the aggregate, a Rockets Material Adverse Effect.

(b)    Rockets shall have performed or complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c)    Since the date hereof, there shall not have occurred and exist at the Closing a Rockets Material Adverse Effect.

(d)    No Requisite Regulatory Approval or Non-Rockets Approval, individually or in the aggregate, shall contain, include or impose any undertaking, term, condition, liability, obligation, commitment, sanction or other measure or requirement that constitutes or would reasonably be expected to constitute, cause or result in a Burdensome Effect.

(e)    Rockets shall have delivered to Mavericks a certificate, dated as of the Closing Date and signed by an executive officer of Rockets, certifying to the effect that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied.

(f)    Mavericks shall have received from Mavericks’ Counsel (or such alternative tax advisor selected pursuant to Section 6.21) a written opinion dated as of the Closing Date to the effect that for U.S. federal income tax purposes the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Mavericks Tax Opinion”).

(g)    Mavericks shall have received an affidavit and notice issued to Mavericks by a responsible corporate officer of Rockets as required by Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) certifying under penalties of perjury that Rockets has not been a United States real property holding corporation (as the term is defined in the Code and the Treasury Regulations promulgated in connection therewith) at any time during the five (5) year period ending on the Closing Date.

Section 7.3    Conditions to Obligation of Rockets to Effect the Merger. The obligation of Rockets to effect the Merger is further subject to the fulfillment of, or the waiver by Rockets on or prior to the Effective Time of, the following conditions:

(a)    (i) The representations and warranties set forth in the first sentence of Section 5.1 and in Section 5.2(b), Section 5.2(c), Section 5.2(d), Section 5.2(e) and Section 5.2(g), Section 5.3, Section 5.18 and Section 5.21 shall be true and correct, in all material respects, as of the date hereof and the Closing (except to the extent any such representation or warranty expressly speaks as of a specified date, in which case as of such date), (ii) the representations and warranties set forth in Section 5.2(a) shall be true and correct as of the date hereof and the Closing (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to result in additional cost, expense or liability to Mavericks or Rockets, individually or in the aggregate, of more than $500,000, (iii) the representation and warranty set forth in clause (b) of Section 5.10 shall be true and correct, in all respects, as of the date hereof and the Closing (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date) and (iv) the remaining representations and warranties set forth in Article V shall be true and correct, in each case, as of the date hereof and the Closing (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date), except where the failure of such representations and warranties to be true and correct (without regard to any materiality or Mavericks Material Adverse Effect qualifications set forth in any such representation or warranty) would not reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect.

(b)    Mavericks shall have performed or complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c)    Since the date hereof, there shall not have occurred and exist at the Closing a Mavericks Material Adverse Effect.

(d)    Mavericks shall have delivered to Rockets a certificate, dated as of the Closing Date and signed by an executive officer of Mavericks, certifying to the effect that the conditions set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(c) have been satisfied.

(e)    Rockets shall have received from Rockets’ Counsel (or such alternative tax advisor selected pursuant to Section 6.21) a written opinion dated as of the Closing Date to the effect that for U.S. federal income tax purposes the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Rockets Tax Opinion”).

ARTICLE VIII

TERMINATION

Section 8.1    Termination or Abandonment. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after the receipt of the Mavericks Stockholder Approval or the receipt of the Rockets Stockholder Approval (except as otherwise provided below):

(a)    by the mutual written consent of the Parties;

(b)    by either Party if the Merger shall not have been consummated at or prior to 5:00 p.m. Dallas, Texas time on April 29, 2019 (as may be extended pursuant to the proviso of this Section 8.1(b), the “End Date”); provided, however, that if, prior to 5:00 p.m. Dallas, Texas time on April 29, 2019, all of the conditions to Closing set forth in Article VII (other than the condition set forth in Section 7.1(b) (to the extent related to a

Requisite Regulatory Approval) or Section 7.1(c)) shall have been satisfied or waived (other than any condition that by its nature is to be satisfied by action taken at the Closing, each of which would be capable of being satisfied at the Closing), then the End Date may be extended by Rockets or Mavericks from time to time by written notice to the other Party up to a date not beyond October 29, 2019 (and the latest of any of such dates shall thereafter be deemed to be the End Date); provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to a Party whose failure to perform or comply in all material respects with the covenants and agreements of such Party set forth in this Agreement was the principal cause of the failure of the Closing to occur at or prior to 5:00 p.m. Dallas, Texas time on the End Date; provided, further, that any termination pursuant to this Section 8.1(b) shall be deemed a termination pursuant to (x) Section 8.1(h) or Section 8.1(m), as the case may be, if at the time of such termination Rockets is permitted to terminate this Agreement pursuant thereto or (y) Section 8.1(i) or Section 8.1(l), as the case may be, if at the time of such termination Mavericks is permitted to terminate this Agreement pursuant thereto;

(c)    by either Mavericks or Rockets if any Legal Restraint shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to a Party that has materially breached its covenants and agreements under Section 6.8;

(d)    by either Mavericks or Rockets, if the Mavericks Stockholders Meeting (including any adjournments or postponements thereof) shall have concluded and the Mavericks Stockholder Approval shall not have been obtained; provided, however, that any termination pursuant to this Section 8.1(d) shall be deemed a termination pursuant to Section 8.1(h) or Section 8.1(m), as the case may be, if at the time of such termination Rockets is permitted to terminate this Agreement pursuant thereto;

(e)    by either Mavericks or Rockets, if the Rockets Stockholders Meeting (including any adjournments or postponements thereof) shall have concluded and the Rockets Stockholder Approval shall not have been obtained; provided, however, that any termination pursuant to this Section 8.1(e) shall be deemed a termination pursuant to Section 8.1(i) or Section 8.1(l), as the case may be, if at the time of such termination Mavericks is permitted to terminate this Agreement pursuant thereto;

(f)    by Mavericks, if Rockets shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement (other than Section 6.5), which breach or failure to perform (i) would result in a failure of a condition set forth in Section 7.1 or Section 7.2 and (ii) (A) shall not have been cured within thirty (30) days following receipt by Rockets of written notice of such breach or failure to perform from Mavericks (such notice to describe such breach or failure to perform in reasonable detail) or (B) by its nature cannot be cured prior to the End Date (provided that Mavericks is not then in breach of, or has failed to perform, any representation, warranty, covenant or agreement contained herein that would result in a failure of a condition set forth in Section 7.1 or Section 7.3);

(g)    by Rockets, if Mavericks shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement (other than Section 6.4), which breach or failure to perform (i) would result in a failure of a condition set forth in Section 7.1 or Section 7.3 and (ii) (A) shall not have been cured within thirty (30) days following receipt by Mavericks of written notice of such breach or failure to perform from Rockets (such notice to describe such breach or failure to perform in reasonable detail) or (B) by its nature cannot be cured prior to the End Date (provided that Rockets is not then in breach of, or has failed to perform, any representation, warranty, covenant or agreement contained herein that would result in a failure of a condition set forth in Section 7.1 or Section 7.2);

(h)    by Rockets, in the event a Mavericks Change of Recommendation shall have occurred (whether or not permitted by this Agreement) and/or Mavericks shall have breached (or shall be deemed to have breached) Section 6.4 in any material respect; provided, however, that Rockets shall not be permitted to terminate this Agreement under this Section 8.1(h) after receipt of the Mavericks Stockholder Approval;

(i)    by Mavericks, in the event a Rockets Change of Recommendation shall have occurred (whether or not permitted by this Agreement) and/or Rockets shall have breached (or shall be deemed to have breached) Section 6.5 in any material respect; provided, however, that Mavericks shall not be permitted to terminate this Agreement under this Section 8.1(i) after receipt of the Rockets Stockholder Approval;

(j)    by Mavericks, at any time prior to obtaining the Mavericks Stockholder Approval, if (A) the Mavericks Board has authorized Mavericks to terminate this Agreement to enter into a definitive agreement with respect to a Mavericks Superior Offer, (B) Mavericks has complied in all material respects with Section 6.4(e) and (C) immediately after the termination of this Agreement pursuant to this Section 8.1(j), Mavericks enters into such definitive agreement; provided that, the right of Mavericks to terminate this Agreement pursuant to this Section 8.1(j) is conditioned on and subject to the payment by Mavericks to Rockets of the Mavericks No-Shop Termination Fee in accordance with Section 8.3(a) prior to or simultaneously with such termination, and any purported termination by Mavericks pursuant to this Section 8.1(j) shall be void and of no force or effect unless Mavericks pays to Rockets the Mavericks No-Shop Termination Fee in accordance with Section 8.3(a) prior to or simultaneously with such termination;

(k)    by Rockets, at any time prior to obtaining the Rockets Stockholder Approval, if (A) the Rockets Board has authorized Rockets to terminate this Agreement to enter into a definitive agreement with respect to a Rockets Superior Offer, (B) Rockets has complied in all material respects with Section 6.5(e) and (C) immediately after the termination of this Agreement pursuant to this Section 8.1(k), Rockets enters into such definitive agreement; provided that, the right of Rockets to terminate this Agreement pursuant to this Section 8.1(k) is conditioned on and subject to the payment by Rockets to Mavericks of the Rockets Termination Fee in accordance with Section 8.3(b) prior to or simultaneously with such termination, and any purported termination by Rockets pursuant to this Section 8.1(k) shall be void and of no force or effect unless Rockets pays to Mavericks the Rockets Termination Fee in accordance with Section 8.3(b) prior to or simultaneously with such termination;

(l)    by Mavericks if Rockets has received a Rockets Acquisition Proposal or a Third Party has publicly disclosed a Rockets Acquisition Proposal and the Rockets Board shall fail to publicly reaffirm the Rockets Recommendation within five (5) Business Days following a written request therefor by Mavericks (or, if the Rockets Stockholders Meeting is scheduled to be held within five (5) Business Days of such request, then such fewer days as are remaining prior to the Rockets Stockholders Meeting); provided that Mavericks exercises such termination right within two (2) Business Days after the end of such period; and

(m)    by Rockets if Mavericks has received a Mavericks Acquisition Proposal or a Third Party has publicly disclosed a Mavericks Acquisition Proposal and the Mavericks Board shall fail to publicly reaffirm the Mavericks Recommendation within five (5) Business Days following a written request therefor by Rockets (or, if the Mavericks Stockholders Meeting is scheduled to be held within five (5) Business Days of such request, then such fewer days as are remaining prior to the Mavericks Stockholders Meeting); provided that Rockets exercises such termination right within two (2) Business Days after the end of such period.

Section 8.2    Termination Procedure; Effect of Termination. This Agreement may be terminated only pursuant to Section 8.1. In order to terminate this Agreement, the Party desiring to terminate this Agreement shall give written notice of such termination to the other Parties in accordance with Section 9.7, specifying the provision of this Agreement pursuant to which such termination is effected. In the event of a termination of this Agreement pursuant to Section 8.1, this Agreement shall terminate (except for the provisions of this Section 8.2 and Section 6.19(d), Section 6.23(b), Section 8.3 and Article IX and any definitions referenced therein), and there shall be no other liability on the part of Mavericks, on the one hand, and Rockets, on the other hand, to the other except liability arising out of a willful and material breach of this Agreement that occurred prior to such termination or as provided for in the Confidentiality Agreement, in which case the aggrieved Party shall be entitled to all rights and remedies available at law or in equity with respect thereto, except as otherwise provided in Section 8.3(h) and Section 8.3(i); provided that, without limiting the meaning of “willful and material breach of this Agreement,” any willful failure of any Party to effect the Closing when required under Section 2.2 shall constitute a willful and material breach of this Agreement.

Section 8.3    Termination Fee; Expense Reimbursement.

(a)    If this Agreement is terminated by Mavericks pursuant to Section 8.1(j) or by Rockets pursuant to Section 8.1(h) or Section 8.1(m), then Mavericks shall pay or cause to be paid to Rockets the Mavericks No-Shop Termination Fee by wire transfer of immediately available funds pursuant to the Rockets Wiring Instructions (i) with respect to a termination pursuant to Section 8.1(j), prior to or simultaneously with such termination or (ii) with respect to a termination pursuant to Section 8.1(h) or Section 8.1(m), no later than the second Business Day after such termination.

(b)    If this Agreement is terminated by Rockets pursuant to Section 8.1(k) or by Mavericks pursuant to Section 8.1(i) or Section 8.1(l), then Rockets shall pay or cause to be paid to Mavericks the Rockets Termination Fee by wire transfer of immediately available funds pursuant to the Mavericks Wiring Instructions (i) with respect to a termination pursuant to Section 8.1(k), prior to or simultaneously with such termination or (ii) with respect to a termination pursuant to Section 8.1(i) or Section 8.1(l), no later than the second Business Day after such termination.

(c)    (i) If this Agreement is terminated (A) by Rockets or Mavericks pursuant to Section 8.1(b) and, at the time of such termination, all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than any condition set forth in Section 7.1(a), Section 7.1(d) or Section 7.1(e) or any condition that by its nature is to be satisfied by action taken at the Closing, which condition would be capable of being satisfied if the Closing occurred on the date of such termination), (B) by Rockets or Mavericks pursuant to Section 8.1(d) or (C) by Rockets pursuant to Section 8.1(g), (ii) a Mavericks Acquisition Proposal shall have been publicly disclosed or publicly known, or shall have become known to the Mavericks Board, after the date hereof and prior to any such termination, and (iii) within twelve (12) months after the date of any termination of this Agreement contemplated by clause (i) above, Mavericks enters into a definitive agreement with respect to or consummates any Mavericks Acquisition Transaction, regardless of whether it relates to the same Mavericks Acquisition Proposal referenced in clause (ii) above (provided that for purposes of clause (iii) of this Section 8.3(c), the references to “20%” in the definition of “Mavericks Acquisition Transaction” shall be deemed to be references to “50%”), then Mavericks shall pay or cause to be paid to Rockets the Mavericks No-Shop Termination Fee (less any Mavericks Expense Reimbursement previously paid) by wire transfer of immediately available funds pursuant to the Rockets Wiring Instructions simultaneously with the earlier of (x) the entry into such definitive agreement or (y) the consummation of such Mavericks Acquisition Transaction.

(d)    (i) If this Agreement is terminated (A) by Rockets or Mavericks pursuant to Section 8.1(b) and, at the time of such termination, all of the conditions set forth in Section 7.1 and Section 7.3 have been satisfied or waived (other than any condition set forth in Section 7.1(a), Section 7.1(d) or Section 7.1(e) or any condition that by its nature is to be satisfied by action taken at the Closing, which condition would be capable of being satisfied if the Closing occurred on the date of such termination), (B) by Rockets or Mavericks pursuant to Section 8.1(e) or (C) by Mavericks pursuant to Section 8.1(f), (ii) a Rockets Acquisition Proposal shall have been publicly disclosed or publicly known, or shall have become known to the Rockets Board, after the date hereof and prior to any such termination, and (iii) within twelve (12) months after the date of any termination of this Agreement contemplated by clause (i) above, Rockets enters into a definitive agreement with respect to or consummates any Rockets Acquisition Transaction, regardless of whether it relates to the same Rockets Acquisition Proposal referenced in clause (ii) above (provided that for purposes of clause (iii) of this Section 8.3(d), the references to “20%” in the definition of “Rockets Acquisition Transaction” shall be deemed to be references to “50%”), then Rockets shall pay or cause to be paid to Mavericks the Rockets Termination Fee (less any Rockets Expense Reimbursement previously paid) by wire transfer of immediately available funds pursuant to the Mavericks Wiring Instructions simultaneously with the earlier of (x) the entry into such definitive agreement or (y) the consummation of such Rockets Acquisition Transaction.

(e)    If this Agreement is terminated (i) by Rockets or Mavericks pursuant to Section 8.1(b) and, at the time of such termination, all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than the conditions set forth in Section 7.1(b), Section 7.1(c) or Section 7.2(d) (in each case, if relating to a Specified Regulatory Approval) or any condition that by its nature is to be satisfied by action taken at the Closing, which condition would be capable of being satisfied if the Closing occurred on the date of such termination), (ii) by Rockets or Mavericks pursuant to Section 8.1(c) if the Legal Restraint giving rise to such termination relates to a Specified Regulatory Approval and, at the time of such termination, all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than any condition set forth in Section 7.1(b), Section 7.1(c) or Section 7.2(d) (in each case, if relating to a Specified Regulatory Approval) or any condition that by its nature is to be satisfied by action taken at the Closing, which condition would be capable of being satisfied if the Closing occurred on the date of such termination), or (iii) by Rockets pursuant to Section 8.1(g) as a result of a breach of or failure to perform by Mavericks its obligations pursuant to Section 6.8, then, provided that, with respect to clauses (i) and (ii) above, the failure to obtain the applicable Specified Regulatory Approval is not solely as a result of a breach of or failure to perform by Rockets its obligations pursuant to Section 6.8, Mavericks shall pay or cause to be paid to Rockets the Mavericks Regulatory Failure Termination Fee by wire transfer of immediately available funds pursuant to the Rockets Wiring Instructions no later than the second Business Day after such termination.

(f)    If this Agreement is terminated by Rockets or Mavericks pursuant to Section 8.1(d) other than a deemed termination under Section 8.1(h) or Section 8.1(m), then Mavericks shall pay to Rockets the reasonable and documented out-of-pocket fees and expenses (including reasonable fees and expenses of outside legal counsel, accountants, investment bankers, experts, consultants and other advisors, and the costs of all filing fees and printing costs) incurred by Rockets and/or its Subsidiaries in connection with this Agreement or the transactions contemplated hereby, whether incurred before or after the date of this Agreement, including reasonable and documented out-of-pocket fees and expenses incurred in connection with its investigation, structuring, financing, negotiation, due diligence, and financial, operating, legal and other analysis in connection with this Agreement or the transactions contemplated hereby; provided that the maximum aggregate amount of fees and expenses for which Mavericks shall be required to reimburse Rockets for under this Section 8.3(f) shall not exceed $22,000,000 (the “Mavericks Expense Reimbursement”), and in no event shall Mavericks be required to make any Mavericks Expense Reimbursement if it has paid the Mavericks No-Shop Termination Fee to Rockets in full. Mavericks shall pay or cause to be paid the Mavericks Expense Reimbursement to Rockets by wire transfer of immediately available funds pursuant to the Rockets Wiring Instructions no later than the fifth Business Day following receipt from Rockets of request therefor accompanied by (to the extent practicable) documentation with respect thereto. For the avoidance of doubt, subject to Section 8.2, payment of the Mavericks Expense Reimbursement shall not be the sole remedy of Rockets against Mavericks.

(g)    If this Agreement is terminated by Rockets or Mavericks pursuant to Section 8.1(e) other than a deemed termination under Section 8.1(i) or Section 8.1(l), then Rockets shall pay to Mavericks the reasonable and documented out-of-pocket fees and expenses (including reasonable fees and expenses of outside legal counsel, accountants, investment bankers, experts, consultants and other advisors, and the costs of all filing fees and printing costs) incurred by Mavericks and/or its Subsidiaries in connection with this Agreement or the transactions contemplated hereby, whether incurred before or after the date of this Agreement, including reasonable and documented out-of-pocket fees and expenses incurred in connection with its investigation, structuring, financing, negotiation, due diligence, and financial, operating, legal and other analysis in connection with this Agreement or the transactions contemplated hereby; provided that the maximum aggregate amount of fees and expenses for which Rockets shall be required to reimburse Mavericks for under this Section 8.3(g) shall not exceed $22,000,000 (the “Rockets Expense Reimbursement”), and in no event shall Rockets be required to make any Rockets Expense Reimbursement if it has paid the Rockets Termination Fee to Mavericks in full. Rockets shall pay or cause to be paid the Rockets Expense Reimbursement to Mavericks by wire transfer of immediately available funds pursuant to the Mavericks Wiring Instructions no later than the fifth Business Day following receipt from Mavericks of request therefor accompanied by (to the extent practicable) documentation with respect thereto. For the avoidance of doubt, subject to Section 8.2, payment of the Rockets Expense Reimbursement shall not be the sole remedy of Mavericks against Rockets.

(h)    Subject to the Parties’ right to specifically enforce the terms of this Agreement pursuant to Section 9.5 prior to the valid termination of this Agreement, but notwithstanding any other provision of this Agreement to the contrary, Rockets agrees that (i) except in the case of a willful and material breach of this Agreement by Mavericks, its right to receive the payment of the Mavericks Termination Fees, as and when set forth in Section 8.3(a) or Section 8.3(c), and its reasonable out-of-pocket costs and expenses and interest pursuant to Section 6.19(d), Section 8.3(f) and Section 8.3(j), shall be the sole and exclusive remedy of Rockets against Mavericks, any of Mavericks’ Subsidiaries or any of their respective former, current or future Representatives, stockholders, general or limited partners, members, managers, directors, officers, employees, agents, assignees or Affiliates (collectively, the “Mavericks Related Parties”) for all losses and damages suffered as a result of the failure of the Merger or the other transactions contemplated hereby to be consummated or for any other breach or failure to perform hereunder or otherwise, and (ii) none of the Mavericks Related Parties shall have any liability or obligation, in any such case (clause (i) or (ii) above) relating to, arising out of or with respect to this Agreement or any of the transactions contemplated hereby (whether relating to, arising out of or with respect to any matter(s) forming the basis for such termination or otherwise). Without limitation of the foregoing, none of Rockets, Rockets’ Subsidiaries, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any Claim against, or seek damages from, any of the Mavericks Related Parties in contravention of the preceding sentence. Under no circumstances shall Rockets be entitled to receive more than one (1) Mavericks Termination Fee.

(i)    Subject to the Parties’ right to specifically enforce the terms of this Agreement pursuant to Section 9.5 prior to the valid termination of this Agreement, but notwithstanding any other provision of this Agreement to the contrary, Mavericks agrees that (i) except in the case of a willful and material breach of this Agreement by Rockets, its right to receive the payment of the Rockets Termination Fees, as and when set forth in Section 8.3(b) or Section 8.3(d), and its reasonable out-of-pocket costs and expenses and interest pursuant to Section 6.23(b), Section 8.3(g) and Section 8.3(j), shall be the sole and exclusive remedy of Rockets against Mavericks, any of Rockets’ Subsidiaries or any of their respective former, current or future Representatives, stockholders, general or limited partners, members, managers, directors, officers, employees, agents, assignees or Affiliates (collectively, the “Rockets Related Parties”) for all losses and damages suffered as a result of the failure of the Merger or the other transactions contemplated hereby to be consummated or for any other breach or failure to perform hereunder or otherwise, and (ii) none of the Rockets Related Parties shall have any liability or obligation, in any such case (clause (i) or (ii) above) relating to, arising out of or with respect to this Agreement or any of the transactions contemplated hereby (whether relating to, arising out of or with respect to any matter(s) forming the basis for such termination or otherwise). Without limitation of the foregoing, none of Mavericks, Mavericks’ Subsidiaries, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any Claim against, or seek damages from, any of the Rockets Related Parties in contravention of the preceding sentence. Under no circumstances shall Mavericks be entitled to receive more than one (1) Rockets Termination Fee.

(j)    Each of the Parties acknowledges that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated hereby, (ii) neither the Rockets Termination Fees nor the Mavericks Termination Fees, as the case may be, is a penalty, and instead each of the Rockets Termination Fees and the Mavericks Termination Fees, as the case may be, constitutes liquidated damages, in a reasonable amount that will compensate Mavericks or Rockets, as the case may be, in the circumstances in which the Rockets Termination Fee or the Mavericks Termination Fee, as the case may be, is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, and (iii) without these agreements, the Parties would not enter into this Agreement. If either Mavericks or Rockets fails to pay a Mavericks Termination Fee, a Rockets Termination Fee, a Mavericks Expense Reimbursement or a Rockets Expense Reimbursement, as the case may be, when due, and, in order to obtain such payment, the other Party commences a Claim that results in a judgment against the defaulting Party for such Mavericks Termination Fee, Rockets Termination Fee, Mavericks Expense Reimbursement or Rockets Expense Reimbursement, as the case may be, the defaulting Party shall pay to the other Party its reasonable out-of-pocket costs and expenses (including disbursements and reasonable fees of counsel, fees or other professionals and experts, and court costs) incurred in connection with such Claim, together with interest on the amount of such Rockets Termination Fee or such Mavericks Termination Fee, as the case may be, the Mavericks Expense Reimbursement or the Rockets Expense Reimbursement, as the case may be, from the date such payment was required to be made until the date of payment at the prime rate set forth in the Wall Street Journal in effect on the date such payment was required to be made.

ARTICLE IX

MISCELLANEOUS

Section 9.1    No Survival; No Other Representations and Warranties.

(a)    The Parties acknowledge and agree that (i) none of the representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive, and all rights, Claims and causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) with respect thereto shall terminate at, the Effective Time and (ii) except for any covenant or agreement that by its terms contemplates performance after the Effective Time, none of the covenants or agreements of the Parties in this Agreement shall survive, and all rights, Claims and causes of actions (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) with respect to such covenants and agreements shall terminate at, the Effective Time.

(b)    Except for the representations and warranties expressly set forth in Article IV, Mavericks specifically acknowledges and agrees that (i) neither Rockets nor any of its Affiliates, Representatives or equity holders on their behalf makes, or has made, any other express or implied representation or warranty, including with respect to Rockets, its Subsidiaries or their respective businesses, operations, assets, condition (financial or otherwise) or liabilities, and (ii) in making its determination to enter into this Agreement, Mavericks has relied solely on the representations and warranties expressly set forth in Article IV and has not relied on any other representation, warranty or other statement or information (including any opinion, advice, estimate, projection or similar information) of or by Rockets or any of its respective Affiliates, Representatives or equity holders. Except for the representations and warranties expressly set forth in Article V, Rockets specifically acknowledges and agrees that (A) neither Mavericks nor any of its Affiliates, Representatives or equity holders on their behalf makes, or has made, any other express or implied representation or warranty, including with respect to Mavericks, its Subsidiaries or their respective businesses, operations, assets, condition (financial or otherwise) or liabilities, and (B) in making its determination to enter into this Agreement, Rockets has relied solely on the representations and warranties expressly set forth in Article V and has not relied on any other representation, warranty or other statement or information (including any opinion, advice, estimate, projection or similar information) of or by Mavericks or any of its respective Affiliates, Representatives or equity holders.

Section 9.2    Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the Party incurring or required to incur such expenses, except (a) as set forth in Section 8.3(f), Section 8.3(g) and Section 8.3(j) and (b) that costs and expenses set forth in Section 9.2 of the Mavericks Disclosure Schedule and Section 9.2 of the Rockets Disclosure Schedule shall be borne equally by Rockets and Mavericks.

Section 9.3    Counterparts; Effectiveness. This Agreement may be executed in two (2) or more counterparts (including by facsimile or .pdf format), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy or otherwise) to the other Parties.

Section 9.4    Governing Law. This Agreement (including the Confidentiality Agreement), and all Claims or causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) that may be based on, arise out of or relate to this Agreement or the negotiation, execution, performance, consummation or subject matter of this Agreement, shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 9.5    Jurisdiction; Specific Enforcement.

(a)    The Parties agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, prior to the valid termination of this Agreement in accordance with Article VIII, and in addition to any other remedy that may be available to it, including monetary damages, each Party shall be entitled to an injunction or injunctions, or other equitable remedies, to prevent breaches, or threatened breaches, of this Agreement and to enforce specifically the terms and provisions of this Agreement, including the right of a Party to cause the other Party to effect the Closing, in any court referred to in Section 9.5(b), without proof of actual damages (and each Party hereby waives any requirement for securing the posting of any bond in connection with such remedy). The Parties further agree that no Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.5, and each Party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. If any Party brings any Claim to enforce specifically the performance of the terms and provisions of this Agreement when expressly available to such Party pursuant to the terms of this Agreement, then, notwithstanding anything to the contrary in this Agreement, the End Date shall automatically be extended by (i) the period of time between the commencement of such Claim and the date on which such Claim is fully and finally resolved, plus twenty (20) Business Days, plus (ii) any such other time period as finally determined by the court presiding over such Claim.

(b)    All Claims arising from, under or in connection with this Agreement (including the Confidentiality Agreement) shall be raised to and exclusively determined by the Delaware Court of Chancery or, if the Delaware Court of Chancery lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if jurisdiction is vested exclusively in the U.S. federal courts, the United States District Court for the District of Delaware, and any appellate court from any thereof. Each Party hereby irrevocably submits with regard to any such Claim for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of such courts and agrees that it will not bring any Claim relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such courts. Each Party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Claim with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of such courts for any reason other than the failure to serve in accordance with this Section 9.5, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) any Claim brought in such court is brought in an inconvenient forum, (B) the venue of such Claim is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party agrees that (1) service of all process, including the summons and complaints, in any action or proceeding with respect to this Agreement may be made by registered or certified mail, return receipt requested, to such Party at its address set forth in Section 9.7, and (2) any service pursuant to clause (1) above is sufficient to confer personal jurisdiction over such Party in such action or proceeding and otherwise constitutes effective and binding service in every respect.

Section 9.6    WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CLAIM WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR CAUSE OF ACTION (WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, OR WHETHER AT LAW (INCLUDING AT COMMON LAW OR BY STATUTE) OR IN EQUITY) THAT MAY BE BASED ON, ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION, PERFORMANCE, CONSUMMATION OR SUBJECT MATTER OF THIS AGREEMENT. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES (I) THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 9.6.

Section 9.7    Notices. Any notice required to be given hereunder shall be sufficient if in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by email or (c) one (1) Business Day after the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses and email addresses:

To Rockets:
Dynegy Inc. 601 Travis, Suite 1400
Houston, Texas 77002
Attention: Catherine C. James
Executive Vice President and General Counsel
Email: catherine.james@dynegy.com
with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP 1440 New York Avenue, NW
Washington, D.C. 20005
Attention: Michael Rogan
Email: michael.rogan@skadden.com

To Mavericks:
Vistra Energy Corp. 6555 Sierra Drive
Irving, Texas 75039
Attention: Stephanie Zapata Moore
Executive Vice President and General Counsel
Email: stephanie.moore@vistraenergy.com

with copies to:

Simpson Thacher & Bartlett LLP 425 Lexington Avenue
New York, New York 10017
Attention: David Lieberman
Email: dlieberman@stblaw.com

and

Simpson Thacher & Bartlett LLP 600 Travis Street
Houston, Texas 77002
Attention: M. Breen Haire
Email: breen.haire@stblaw.com

or to such other address as any Party shall specify by written notice so given. Any Party may notify any other Party of any changes to the address or any of the other details specified in this Section 9.7; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 9.8    Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement shall be binding on and shall inure to the benefit of the Parties and their respective successors and assigns.

Section 9.9    Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 9.10    Entire Agreement. This Agreement (including the exhibits and schedules hereto) and the Confidentiality Agreement (except for the fourth, fifth, fifteenth and sixteenth paragraphs of the Confidentiality Agreement, which paragraphs shall terminate as of, and be of no further force or effect from and after, the date hereof) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof.

Section 9.11    Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived, in each case whether before or after the receipt of the Mavericks Stockholder Approval and/or Rockets Stockholder Approval, if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Parties or, in the case of a waiver, by the Party against whom the waiver is to be effective; provided, however, that after receipt of the Mavericks Stockholder Approval, if any such amendment or waiver shall, by applicable Law or in accordance with the rules and regulations of the NYSE require further approval of the Mavericks Stockholders, the effectiveness of such amendment or waiver shall be subject to the approval of the Mavericks Stockholders; provided, further, however, that after receipt of the Rockets Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the NYSE require further approval of the Rockets Stockholders, the effectiveness of such amendment or waiver shall be subject to the approval of the Rockets Stockholders. Notwithstanding the foregoing, no failure or delay by Mavericks or Rockets in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 9.12    Headings. Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.13    No Third-Party Beneficiaries. Except (a) after the Effective Time as set forth in Section 6.11 and (b) after the Effective Time, for (i) Section 3.1, which is intended to benefit, and is enforceable by, the holders of Eligible Shares, which are express third-party beneficiaries of Section 3.1, and (ii) Section 6.7(a), which is intended to benefit, and is enforceable by, the holders of Rockets Equity-Based Awards, which are express third-party beneficiaries of Section 6.7(a), each of Rockets and Mavericks agrees that (A) their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other Party, in accordance with and subject to the terms of this Agreement, and (B) this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

Section 9.14    Construction. Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement.

Section 9.15    Exhibits and Disclosure Schedules. The Exhibits to this Agreement and the Disclosure Schedules are hereby incorporated and made a part of this Agreement and are an integral part of this Agreement. Each of Rockets and Mavericks may, at its option, include in the Rockets Disclosure Schedule or the Mavericks Disclosure Schedule, respectively, items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts in this Agreement or in the Disclosure Schedules, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement or otherwise. Each Disclosure Schedule shall be organized by section, with each section of such Disclosure Schedule corresponding to a Section of this Agreement. Any matter set forth in any section of a Disclosure Schedule shall be deemed to be referred to and incorporated in any section of such Disclosure Schedule to which it is specifically referenced or cross-referenced and in each other section of the Disclosure Schedule where it is reasonably apparent on the face of such disclosure that such disclosure applies to such section.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first above written.

VISTRA ENERGY CORP.

By:	/s/ Curtis A. Morgan
Name:	Curtis A. Morgan
Title:	President and Chief Executive Officer

Signature Page to Agreement and Plan of Merger

DYNEGY INC.

By:	/s/ Robert Flexon
Name:	Robert Flexon
Title:	President and Chief Executive Officer

Signature Page to Agreement and Plan of Merger

EXHIBIT A

CERTAIN OFFICERS OF SURVIVING CORPORATION

President and Chief Executive Officer	Curtis A. Morgan
Chief Operating Officer	Jim Burke
Chief Financial Officer	J. William Holden

Exhibit A to Agreement and Plan of Merger

EXHIBIT B

FORM OF PURCHASE AND SALE AGREEMENT

PURCHASE AND SALE AGREEMENT

among

[SELLER]

and

MAVERICKS DEVELOPMENT COMPANY LLC

Dated as of [                    ]

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of [    ], between [    ], a [    ] (“Seller”) and Mavericks Development Company LLC, a Delaware limited liability company (“Buyer” and, together with Seller, the “Parties”, and each, a “Party”). Each capitalized term used but not defined in this Agreement has the meaning given to it in that certain Agreement and Plan of Merger, dated as of October 29, 2017 (the “Merger Agreement”), by and among Vistra Energy Corp. (“Mavericks”) and Dynegy Inc. (“Rockets”). Section 1.2 and Section 9.3 to Section 9.15 (inclusive) of the Merger Agreement are incorporated herein by reference, mutatis mutandis and with Buyer, Seller and the Parties substituted for Mavericks, Rockets and the “Parties”, respectively, where referenced therein.

RECITALS

WHEREAS, Seller owns all of the issued and outstanding limited liability company interests in the limited liabilities companies set forth on Schedule I hereto (the “LLCs”);1

WHEREAS, Seller desires to sell to Buyer all of the issued and outstanding limited liability company interests (including all rights to vote and receive distributions and all other rights in and to the respective limited liability company agreements of the LLCs) (the “Equity Interests”);

WHEREAS, upon the consummation of the transactions contemplated by this Agreement, Buyer will own all of the Equity Interests; and

WHEREAS, Buyer desires to acquire the Equity Interests in accordance with the terms of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE

SECTION 1.1.    Purchase and Sale of the Equity Interests; Purchase Price.

(a)    On the basis of the representations, warranties, covenants and agreements, on the Closing Date and prior to the Effective Time, Seller shall sell and transfer to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title (other than in respect of any Rockets Permitted Liens set forth in Section 4.17 of the Rockets Disclosure Schedule to the Merger Agreement) and interest in and to the Equity Interests.

(b)    On the Closing Date and prior to the Effective Time, Buyer shall pay or cause to be paid to Seller an amount equal to the price for the applicable Equity Interests of the LLCs set forth on Schedule I hereto (the “Purchase Price”) in consideration for the acquisition by Buyer of the Equity Interests.

(c)    Any payment required to be made to Seller pursuant to this Section 1.1 shall be made by wire transfer of immediately available funds in Dollars to an account or accounts designated in writing to Buyer by Seller.

SECTION 1.2.    Equity Interests Closing. The closing of the purchase and sale of the Equity Interests (the “Equity Interests Closing”) will take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017 on the Closing Date prior to the Effective Time.

[1]	Form to revised if assets rather than Equity Interests are sold.

SECTION 1.3.    Equity Interests Closing Deliverables by Seller. On the Closing Date and prior to the Effective Time, Seller shall deliver or cause to be delivered to Buyer fully executed instruments of transfer with respect to the Equity Interests.

ARTICLE II

REPRESENTATIONS AND WARRANTIES RELATING TO THE LLCS

Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date that:

SECTION 2.1.    Organization and Existence. Each LLC (i) is a limited liability company duly formed and validly existing under the laws of its respective jurisdiction of organization and has the limited liability company power and authority to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted in all material respects, (ii) is duly qualified to do business as a foreign limited liability company in each jurisdiction in which the nature of its business or properties makes such qualification necessary and (iii) has valid title to all of its assets and properties (other than in respect of any Rockets Permitted Liens set forth in Section 4.17 of the Rockets Disclosure Schedule to the Merger Agreement). There are no Liens on each LLC’s assets or properties (other than any Rockets Permitted Liens set forth in Section 4.17 of the Rockets Disclosure Schedule to the Merger Agreement).

SECTION 2.2.    Noncontravention. The execution and delivery by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby does not contravene or violate or result in any violation of any provision of the organizational documents of any of the LLCs.

SECTION 2.3.    Capital Stock.

(a)    All of the membership interests (and all rights in and to the limited liability company agreement) of each LLC are owned by Seller free and clear of any Liens (other than any Rockets Permitted Liens). All of the issued and outstanding membership interests of each have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive rights.

(b)    There are no options, warrants or rights of conversion or other rights, agreements or commitments obligating any of the LLCs to issue or sell any equity interests or securities convertible into or exchangeable for its equity interests.

ARTICLE III

COVENANTS

SECTION 3.1.    Ordinary Course of Business. Seller shall cause the business of the LLCs to be conducted in the ordinary course of business in all material respects until the Equity Interests Closing, other than any action or inaction permitted to be taken by Rockets pursuant to the terms of the Merger Agreement.

ARTICLE IV

CONDITIONS TO EQUITY INTERESTS CLOSING

SECTION 4.1.    Conditions to the Obligations of the Parties. The respective obligations of the parties to this Agreement to consummate the Equity Interests Closing are subject to the satisfaction or waiver of the conditions to the Closing of the Merger set forth in Article VII of the Merger Agreement.

ARTICLE V

TERMINATION; NO SURVIVAL

SECTION 5.1.    Termination; No Survival. This Agreement shall terminate automatically upon the termination of the Merger Agreement. None of the representations, warranties, covenants and agreements in this Agreement shall survive either the termination of the Merger Agreement or the Closing Date. Notwithstanding anything to the contrary in this Agreement, the transactions contemplated by this Agreement, whether or not previously consummated, shall be void and of no effect if the Closing of the Merger does not occur.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

[SELLER]

By:
Name:
Title:

[Signature Page to Purchase and Sale Agreement]

MAVERICKS DEVELOPMENT COMPANY LLC

By:
Name:
Title:

[Signature Page to Purchase and Sale Agreement]

SCHEDULE I

[TO COME]

Schedule I

Annex B

October 29, 2017

The Board of Directors

Vistra Energy Corp.

6555 Sierra Drive

Irving, Texas 75039

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to Vistra Energy Corp., a Delaware corporation (“Vistra”), of the Exchange Ratio (defined below) set forth in an Agreement and Plan of Merger (the “Merger Agreement”) proposed to be entered into among Vistra and Dynegy, Inc., a Delaware corporation (“Dynegy”). As more fully described in the Merger Agreement, (i) Dynegy will merge with and into Vistra, with Vistra continuing as the surviving corporation (the “Merger”), and (ii) each outstanding share of the common stock, par value $0.01 per share, of Dynegy (“Dynegy Common Stock”) will be converted into the right to receive 0.652 of a share (the “Exchange Ratio”) of common stock, par value $0.01 per share, of Vistra (“Vistra Common Stock”).

In arriving at our opinion, we reviewed a draft dated October 29, 2017 of the Merger Agreement, held discussions with certain senior officers, directors and other representatives and advisors of Vistra concerning the businesses, operations and prospects of Vistra and Dynegy. We examined certain publicly available business and financial information relating to Vistra and Dynegy as well as certain financial forecasts and other information and data relating to Vistra and Dynegy which were provided to us by the management of Vistra, including financial forecasts related to Vistra and Dynegy that we were directed to use in connection with our analysis and this opinion (the “Forecasts”) and information relating to the potential pro forma financial effects and operational benefits, including streamlining of costs and operational, capital structure and capital expenditure efficiencies, anticipated by the management of Vistra to result from the Merger (including the amount, timing and achievability thereof) (the “Merger Benefits”). We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Vistra Common Stock and Dynegy Common Stock; the historical and projected earnings and other operating data of Vistra and Dynegy; and the capitalization and financial condition of Vistra and Dynegy. We considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Vistra and Dynegy. We also evaluated certain potential pro forma financial effects of the Merger on Vistra. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the management of Vistra that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to the Forecasts and the Merger Benefits, we have been advised by the management of Vistra that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Vistra as to the future financial performance of Vistra and Dynegy, the potential pro forma financial effects and operational benefits, including streamlining of costs and operational, capital structure and capital expenditure efficiencies, anticipated to result from the Merger (including the amount, timing and achievability thereof) and the other matters covered thereby and have assumed, with your consent, that the financial results (including the potential pro forma financial effects and operational benefits, including streamlining of costs and operational, capital structure and capital expenditure efficiencies, anticipated to result from the Merger) reflected in the Forecasts and

The Board of Directors

Vistra

October 29, 2017

Merger Benefits will be realized in the amounts and at the times projected. In addition, we have relied, at your direction, upon the assessments of the management of Vistra, as to, among other things, (i) the potential impact on Vistra and Dynegy of certain market, competitive, cyclical and other trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the merchant power generation industry, including assumptions of the management of Vistra as to, among other things, future commodity, capacity markets, wholesale and retail energy prices, operational, maintenance and production costs, transmission capacity and demand for energy commodities reflected in the financial forecasts and other information and data utilized in our analysis or otherwise relevant for purposes of our opinion, which are subject to significant volatility and which, if different than as assumed, could have a material impact on our analyses and opinion and (ii) existing and future commercial relations, agreements and arrangements of Vistra and Dynegy. We have assumed, with your consent, that there will be no developments with respect to any such matters that would have an adverse effect on Vistra and Dynegy or the Merger or that otherwise would be meaningful in any respect to our analyses or opinion.

We have assumed, with your consent, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Vistra, Dynegy or the contemplated benefits of the Merger that would be material to our analysis or opinion. Representatives of Vistra have advised us, and we further have assumed, that the final terms of the Merger Agreement will not vary in any material respect from those set forth in the draft reviewed by us. We also have assumed, with your consent, that, for federal income tax purposes, the Merger will be treated as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended. We are not expressing any opinion as to what the value of the Vistra Common Stock actually will be when issued pursuant to the Merger or the price at which the Vistra Common Stock will trade at any time. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Vistra or Dynegy nor have we made any physical inspection of the properties or assets of Vistra or Dynegy. We express no view as to, and our opinion does not address, the underlying business decision of Vistra to effect the Merger, the relative merits of the Merger as compared to any alternative business strategies or transactions that might exist for Vistra or the effect of any other transaction in which Vistra might engage. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Exchange Ratio. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof.

Citigroup Global Markets Inc. has acted as financial advisor to Vistra in connection with the proposed Merger and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger and the remainder in connection with the rendering of this opinion. In addition, Vistra has agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. As you are aware, we and our affiliates in the past have provided, and currently are providing and in the future may provide, investment banking services to Vistra unrelated to the proposed Merger, for which services we and such affiliates have received compensation, including, without limitation, during the two year period prior to the date hereof, having acted as joint lead arranger in connection with certain term loan credit facilities of Vistra. We and our affiliates in the past have provided, and currently are providing and in the future may provide, services to Energy Future Holdings Corp., Vistra’ parent company until October 2016, unrelated to the proposed Merger, for which services we and such affiliates have received compensation, including, without limitation, during the two year period prior to the date hereof, having acted or acting as lead arranger, administrative agent and/or bookrunner in

The Board of Directors

Vistra

October 29, 2017

connection with certain term loan and other credit facilities of Energy Future Holdings Corp. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Vistra, Dynegy, Energy Future Holdings Corp. and their respective affiliates for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Vistra, Dynegy, Energy Future Holdings Corp. and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Vistra in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Merger or any related matter.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to Vistra.

Very truly yours,

/s/ CITIGROUP GLOBAL MARKETS INC.

CITIGROUP GLOBAL MARKETS INC.

Annex C

October 29, 2017

Board of Directors

Dynegy Inc.

601 Travis Street

Houston TX 77002

Members of the Board:

We understand that Dynegy Inc. (the “Company”) and Vistra Energy Corp. (the “Buyer”) propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated October 28, 2017 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of the Company with and into the Buyer. Pursuant to the Merger, the Buyer will be the surviving entity following the Merger, and each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), other than shares held in treasury by the Company or owned by the Buyer or any wholly owned subsidiary of the Buyer or any wholly owned subsidiary of the Company (other than shares held on behalf of third parties, the “Cancelled Shares”), will be converted into the right to receive 0.6520 (the “Exchange Ratio”) validly issued, fully paid and nonassessable shares of common stock, par value $0.01 per share, of the Buyer (the “Buyer Common Stock”), subject to adjustment in certain circumstances and cash in lieu of fractional shares. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock (other than the holders of the Cancelled Shares).

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company and the Buyer, respectively;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company and the Buyer, respectively;

3)	Reviewed certain financial projections prepared by the management of the Company;

4)	Reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the managements of the Company and the Buyer, respectively;

5)	Discussed the past and current operations and financial condition and the prospects of the Company, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Company;

6)	Reviewed the pro forma impact of the Merger on the Buyer’s cash flow, consolidated capitalization and certain financial ratios of the Buyer;

7)	Reviewed the reported prices and trading activity for the Company Common Stock and the Buyer Common Stock;

8)	Compared the financial performance of the Company and the Buyer and the prices and trading activity of the Company Common Stock and the Buyer Common Stock with that of certain other publicly-traded companies that we deemed to be comparable with the Company and the Buyer, respectively, and their securities;

9)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions that we deemed to be comparable;

10)	Reviewed the Merger Agreement and certain related documents in the form of drafts as of October 28, 2017; and

11)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and the Buyer, and formed a substantial basis for this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company and the Buyer. We have relied upon, without independent verification, the assessment by the managements of the Company and the Buyer of: (i) the strategic, financial and other benefits expected to result from the Merger; (ii) the timing and risks associated with the integration of the Company and the Buyer; (iii) their ability to retain key employees of the Company and the Buyer, respectively; and (iv) the validity of, and risks associated with, the Company’s and the Buyer’s existing and future technologies, intellectual property, products, services and business models. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any material terms or conditions, including, among other things, that the Merger will be treated as a tax-free reorganization, pursuant to the Internal Revenue Code of 1986, as amended, and that the definitive Merger Agreement will not differ in any material respect from the draft thereof furnished to us. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax, or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Buyer and the Company and their legal, tax, or regulatory advisors with respect to legal, tax, or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of the Company Common Stock in the Merger. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or the Buyer, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction, involving the Company, nor did we negotiate with any of the parties which expressed interest to Morgan Stanley in the possible acquisition of the Company or certain of its constituent businesses.

We have acted as financial advisor to the Board of Directors of the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the closing of the Merger, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. In the two years prior to the date hereof, we have provided financial advisory and financing services for the Buyer and the Company, as well as Apollo Global Management (“Apollo”), Oaktree Capital Management (“Oaktree”) and Brookfield Asset Management Inc. (“Brookfield”), each of which are significant shareholders of the Buyer, as well as certain majority controlled affiliates and portfolio companies of each (together with Apollo, Oaktree and Brookfield, the “Buyer Related Parties”), and have received fees in connection with such services. Morgan Stanley may also seek to provide financial advisory and financing services to the Buyer and the Company and their respective affiliates, and the Buyer Related Parties in the future and would expect to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Buyer, the Company, the Buyer Related Parties or any other company, or any currency or commodity, that may be involved in the Merger, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose or disclosed without our prior written consent, except that references to and a copy of this opinion (in its entirety) and references to us and to our relationship with the Company may be included in any filing the Company is required to make with the U.S. Securities and Exchange Commission or any other regulatory body with competent jurisdiction, in connection with the Merger if and to the extent such references and the inclusion is required by applicable law, provided that, if any description of or reference to us or the opinion and the related analysis is included in such document, it shall be subject to the approval of us in advance of such filing (such approval not to be unreasonably withheld or delayed). In addition, this opinion does not in any manner address the prices at which the Buyer Common Stock will trade following consummation of the Merger or at any time and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Buyer and the Company should vote at the shareholders’ meetings to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock (other than the holders of the Cancelled Shares).

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ Todd Giardinelli
Todd Giardinelli Managing Director

Annex D

[Letterhead of PJT Partners LP]

October 29, 2017

Board of Directors

Dynegy Inc.

601 Travis Street

Suite 1400

Houston, Texas 77002

Members of the Board:

We understand that Dynegy Inc. (the “Company”) proposes to enter into an Agreement and Plan of Merger (the “Agreement”), by and between the Company and Vistra Energy Corp. (“Vistra”), pursuant to which (i) the Company will merge with and into Vistra (the “Merger”) (with Vistra surviving the Merger) and (ii) each issued and outstanding share of common stock, par value $0.01 per share, of the Company (other than Cancelled Shares (as defined in the Agreement)) (“Company Common Stock”) will be automatically converted into the right to receive 0.653 (the “Exchange Ratio”) of a validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of Vistra (“Vistra Common Stock”). The terms and conditions of the Merger are fully set forth in the Agreement.

We further understand that, in connection with the Agreement, (i) the Company will enter into a merger support agreement with the stockholders of Vistra signatories thereto (the “Vistra Principal Stockholders”) pursuant to which the Vistra Principal Stockholders will agree to vote their shares of Vistra Common Stock in favor of the adoption of the Agreement as provided in such merger support agreement, and (ii) Vistra will enter into a merger support agreement with the stockholders of the Company signatories thereto (the “Company Principal Stockholders”) pursuant to which the Company Principal Stockholders will agree to vote their shares of Company Common Stock in favor of the adoption of the Agreement as provided in such merger support agreement.

You have asked us whether, in our opinion, as of the date hereof, the Exchange Ratio pursuant to the Agreement is fair to the holders of Company Common Stock (other than the Company Principal Stockholders) from a financial point of view.

In arriving at the opinion set forth below, we have, among other things:

(i)	reviewed certain publicly available information concerning the businesses, financial conditions and operations of the Company and Vistra;

(ii)	reviewed certain internal information concerning the business, financial condition and operations of the Company prepared and furnished to us by the management of the Company;

(iii)	reviewed certain internal financial analyses, estimates and forecasts relating to the Company, including projections for fiscal years 2017 through 2021, that were prepared by or at the direction of, approved and furnished to us by the management of the Company (collectively, the “Company Projections”);

(iv)	reviewed the net operating loss utilization projections of the Company that were prepared, approved and furnished to us by the management of the Company (the “Company NOL Projections”);

(v)	reviewed certain financial analyses, estimates and forecasts relating to Vistra, including projections for fiscal years 2018 through 2021, that were prepared, approved and furnished to us by the management of the Company (collectively, the “Vistra Projections” and, together with the Company Projections, the “Projections”);

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(vi)	reviewed certain estimates relating to the fiscal year end 2017 capital structure of Vistra furnished to us by the management of the Company and at the direction of the management of the Company used such estimates in our analysis;

(vii)	held discussions with the management of the Company concerning, among other things, their evaluation of the Merger and the Company’s and Vistra’s respective businesses, operating and regulatory environments, financial conditions, prospects and strategic objectives;

(viii)	reviewed the expectations of the management of the Company with respect to the pro forma impact of the Merger on the future financial performance of the combined company, including cost savings and operating, financing and tax synergies (collectively, the “Expected Synergies”), and other strategic benefits expected by the management of the Company to result from the Merger;

(ix)	reviewed certain estimates relating to the utilization of the pro forma net operating losses and certain other tax attributes of the surviving corporation following the Merger prepared by the Company’s accountants and approved and furnished to us by the management of the Company (the “Pro Forma Tax Projections”);

(x)	reviewed the historical market prices and trading activity for the shares of Company Common Stock and Vistra Common Stock;

(xi)	compared certain publicly available financial and stock market data for the Company and Vistra with similar information for certain other companies that we deemed to be relevant;

(xii)	reviewed the publicly available financial terms of certain other business combination transactions that we deemed to be relevant;

(xiii)	reviewed a draft, dated October 29, 2017, of the Agreement; and

(xiv)	performed such other financial studies, analyses and investigations, and considered such other matters, as we deemed necessary or appropriate for purposes of rendering this opinion.

In preparing this opinion, with your consent, we have relied upon and assumed the accuracy and completeness of the foregoing information and all other information discussed with or reviewed by us, without independent verification thereof. We have assumed, with your consent, that the Projections and all other financial analyses, estimates and forecasts provided to us by the management of the Company, have been reasonably prepared in accordance with industry practice and represent, as of the date hereof, the best estimates and judgments of management of the Company (subject, in each case, to the assumptions set forth therein) as to the businesses and operations and future financial performance of the Company and Vistra. We have assumed, with your consent, that the estimates of the tax effects set forth in the Company NOL Projections and the Pro Forma Tax Projections are reasonable and that the net operating losses and other tax attributes described therein will be utilized in accordance with such estimates. We have assumed, with your consent, that the amounts and timing of the Expected Synergies are reasonable and that the Expected Synergies will be realized in accordance with such estimates. With your consent, we assume no responsibility for and express no opinion as to the Company Projections, the Vistra Projections, the Company NOL Projections, the Expected Synergies, the assumptions upon which any of the foregoing are based or any other financial analyses, estimates and forecasts provided to us by management of the Company. With your consent, we have also assumed that there have been no material changes in the assets, financial condition, results of operations, businesses or prospects of each of the Company or Vistra since the respective dates of the last financial statements made available to us, other than as may be reflected in the Company Projections or the Vistra Projections. We have further relied, with your consent, upon the assurances of the management of the Company that they are not aware of any facts that would make the information and projections provided by them inaccurate, incomplete or misleading.

We have not been asked to undertake, and have not undertaken, an independent verification of any information provided to or reviewed by us, nor have we been furnished with any such verification, and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not conduct a physical inspection of any of the properties or assets of the Company or Vistra. We did not make an independent evaluation or appraisal of the assets or the liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of the Company or Vistra, nor have we been furnished with any such evaluations or appraisals, nor have we evaluated the solvency of the Company or Vistra under any applicable laws.

We also have assumed, with your consent, that the final executed form of the Agreement will not differ in any material respects from the draft reviewed by us and that the consummation of the Merger will be effected in accordance with the terms and conditions of the Agreement, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary regulatory or third party consents and approvals (contractual or otherwise) for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, Vistra, the surviving corporation in the Merger or the contemplated benefits of the Merger. We have further assumed, with your consent, that for U.S. federal income tax purposes the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We do not express any opinion as to any tax or other consequences that might result from the Merger, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company obtained such advice as it deemed necessary from qualified professionals. We are not legal, tax or regulatory advisors and, with your consent, have relied upon without independent verification the assessment of the Company and its legal, tax and regulatory advisors with respect to such matters.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to an acquisition, business combination or other extraordinary transaction involving the Company or its assets. Our opinion does not address the underlying decision by the Company to engage in the Merger. Our opinion is limited to the fairness as of the date hereof, from a financial point of view, to the holders of Company Common Stock (other than the Company Principal Stockholders) of the Exchange Ratio pursuant to the Agreement, and our opinion does not address any other aspect or implication of the Merger, the Agreement, or any other agreement or understanding entered into in connection with the Merger or otherwise. We further express no opinion or view as to the fairness of the Merger to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Merger. We also express no opinion as to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Exchange Ratio or otherwise. Our opinion is necessarily based upon economic, market, monetary, regulatory and other conditions as they exist and can be evaluated, and the information made available to us, as of the date hereof. We express no opinion as to the prices or trading ranges at which the shares of Company Common Stock or the shares of Vistra Common Stock will trade at any time.

This opinion does not constitute a recommendation to any holder of Company Common Stock or Vistra Common Stock as to how any stockholder should vote or act with respect to the Merger or any other matter. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. This opinion has been approved by a fairness committee of PJT Partners LP in accordance with established procedures.

This opinion is provided to the Board of Directors of the Company, in its capacity as such, in connection with and for the purposes of its evaluation of the Merger only and is not a recommendation as to any action the Board of Directors of the Company should take with respect to the Merger or any aspect thereof. This opinion shall not be quoted, summarized, paraphrased or excerpted, in whole or in part, in any registration statement, prospectus or proxy or information statement, or in any other publicly available report, document, release or other written or oral communication prepared, issued or transmitted by the Board of Directors of the Company, including any committee thereof, or the Company, without our prior consent. However, a copy of this opinion may be included, in its entirety, as an exhibit to any disclosure document or regulatory filing the Company is required or requested to file with the Securities and Exchange Commission or other regulatory body in connection with the Merger. Any summary of or reference to this opinion or the analysis performed by us in connection with the rendering of this opinion in such documents shall require our prior written approval.

We are acting as financial advisor to the Company with respect to the Merger and will receive a fee from the Company for our services, a portion of which is payable upon the earlier of the execution of the Agreement or the rendering of this opinion, a portion of which is payable upon the date that the stockholders of the Company adopt the Agreement and a portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to reimburse us for our out-of-pocket expenses and to indemnify us for certain liabilities arising out of the performance of such services (including the rendering of this opinion).

In the ordinary course of our and our affiliates’ businesses, we and our affiliates may provide investment banking and other financial services to the Company, Vistra and their respective affiliates and may receive compensation for the rendering of these services. During the two years preceding the date of this opinion we and certain of our affiliated entities have advised certain affiliates (or funds managed by affiliates) of certain stockholders of Vistra on matters unrelated to the Merger, for which we received customary compensation.

*        *        *

Based on and subject to the foregoing, we are of the opinion, as the Company’s financial advisor, that, as of the date hereof, the Exchange Ratio pursuant to the Agreement is fair to the holders of Company Common Stock (other than the Company Principal Stockholders) from a financial point of view.

Very truly yours,

/s/ PJT Partners LP

PJT Partners LP

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Delaware General Corporation Law

Vistra Energy is incorporated under the laws of the state of Delaware.

Section 145(a) of the DGCL authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The DGCL also provides that indemnification under Sections 145(a) and (b) can only be made upon a determination that indemnification of the present or former director, officer or employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Sections 145(a) and (b). Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of directors who are not a party to the action at issue (even though less than a quorum), or (2) by a majority vote of a designated committee of these directors (even though less than a quorum), or (3) if there are no such directors, or these directors authorize, by the written opinion of independent legal counsel, or (4) by the stockholders.

Section 145(c) of the DGCL provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 145(a) or (b), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorney’s fees) actually and reasonably incurred by such person in connection therewith.

Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in

Section 145 of the DGCL. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Section 145(g) of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide for eliminating or limiting the personal liability of one of its directors for any monetary damages related to a breach of fiduciary duty as a director, as long as the corporation does not eliminate or limit the liability of a director for (a) a breach of the director’s duty of loyalty to the corporation or its stockholders, (b) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (c) a violation of Section 174 of the DGCL (unlawful dividends) or (d) any transaction from which the director derived an improper personal benefit.

Article XII of Vistra Energy’s certificate of incorporation eliminates the personal liability of Vistra Energy’s directors to the fullest extent permitted by the DGCL. Such section eliminates the personal liability of a director to Vistra Energy or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to Vistra Energy or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL (unlawful dividends), or (d) for any transaction from which the director derived an improper personal benefit. Under Vistra Energy’s bylaws, Vistra Energy agrees that it is the indemnitor of first resort to provide advancement of expenses or indemnification to directors and officers.

Article VI of Vistra Energy’s bylaws provides that Vistra Energy shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to, or was or is otherwise involved in, any action, suit, arbitration, alternative dispute mechanism, inquiry, judicial, administrative or legislative hearing, investigation or other threatened, pending or completed proceeding, whether brought by or in the right of Vistra Energy or otherwise, including any and all appeals, whether of a civil, criminal, administrative, legislative, investigative or other nature by reason of the fact that he or she is or was a director, an officer, or while a director or officer of Vistra Energy is or was serving at the request of Vistra Energy as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent authorized by applicable law, including, without limitation, the DGCL. Under Vistra Energy’s bylaws, except as otherwise required by law, Vistra Energy shall indemnify an officer or director in connection with a proceeding initiated by the officer or director, only if such proceeding or part thereof was authorized or ratified by the Vistra Energy Board.

Indemnification Agreements

Vistra Energy has entered into indemnification agreements with each of its officers and directors that provide, in general, that Vistra Energy will indemnify them to the fullest extent permitted by law in connection with their service to Vistra Energy or on its behalf.

Directors’ and Officers’ Liability Insurance

Vistra Energy has obtained directors’ and officers’ liability insurance which insures against certain liabilities that its directors and officers may, in such capacities, incur.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

A list of the exhibits included as part of this registration statement is set forth in the Exhibit Index that follows the signature page to this registration statement and is incorporated herein by reference.

ITEM 22. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX

Exhibit No.	Description

2.1*	Agreement and Plan of Merger, by and between Vistra Energy Corp. and Dynegy Inc., dated October 29, 2017 (attached as Annex A to the joint proxy statement and prospectus that forms a part of this registration statement) (Pursuant to Item 601(b)(2) of Regulation S-K, the Vistra Energy Disclosure Schedules, Dynegy Disclosure Schedules and Exhibits to the Merger Agreement (identified therein) have been omitted from this registration statement and will be furnished to the SEC supplementally upon request).

4.1*	Registration Rights Agreement, by and among TCEH Corp. (now known as Vistra Energy Corp.) and the Holders party thereto, dated as of October 3, 2016 (which is incorporated by reference to Exhibit 4.1 of Vistra Energy’s Registration Statement on Form S-1 (No. 333-215288) filed on December 23, 2016).

5.1*	Opinion of Simpson Thacher & Bartlett LLP.

8.1*	Opinion of Simpson Thacher & Bartlett LLP regarding certain tax matters.

8.2*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain tax matters.

10.1*	Stockholder’s Agreement, by and between TCEH Corp. (now known as Vistra Energy Corp.) and Apollo Management Holdings, L.P., dated as of October 3, 2016 (which is incorporated by reference to Exhibit 10.7 of Vistra Energy’s Registration Statement on Form S-1 (No. 333-215288) filed on December 23, 2016).

10.2*	Stockholder’s Agreement, by and between TCEH Corp. (now known as Vistra Energy Corp.) and Oaktree Capital Management, L.P. and certain of its affiliated entities, dated as of October 3, 2016 (which is incorporated by reference to Exhibit 10.9 of Vistra Energy’s Registration Statement on Form S-1 (No. 333-215288) filed on December 23, 2016).

10.3*	Stockholder’s Agreement, by and between TCEH Corp. (now known as Vistra Energy Corp.) and Brookfield Asset Management Private Institutional Capital Adviser (Canada), L.P. and certain of its affiliated entities, dated as of October 3, 2016 (which is incorporated by reference to Exhibit 10.8 of Vistra Energy’s Registration Statement on Form S-1 (No. 333-215288) filed on December 23, 2016).

10.4*	Tax Receivable Agreement, by and between TEX Energy LLC (now known as Vistra Energy Corp.) and American Stock Transfer & Trust Company, as transfer agent, dated as of October 3, 2016 (which is incorporated by reference to Exhibit 10.10 of Vistra Energy’s Registration Statement on Form S-1 (No. 333-215288) filed on December 23, 2016).

10.5*	Tax Matters Agreement, by and among TEX Energy LLC (now known as Vistra Energy Corp.), Energy Future Holdings Corp., Energy Future Intermediate Holding Company LLC, EFI Finance Inc. and EFH Merger Co. LLC, dated as of October 3, 2016 (which is incorporated by reference to Exhibit 10.11 of Vistra Energy’s Registration Statement on Form S-1 (No. 333-215288) filed on December 23, 2016).

10.6*	Separation Agreement, by and between Energy Future Holdings Corp., TEX Energy LLC (now known as Vistra Energy Corp.) and TEX Operations Company LLC (now known as Vistra Operations LLC), dated as of October 3, 2016 (which is incorporated by reference to Exhibit 10.13 of Vistra Energy’s Registration Statement on Form S-1 (No. 333-215288) filed on December 23, 2016).

10.7*	Amended and Restated Split Participant Agreement, by and between Oncor Electric Delivery Company LLC (f/k/a TXU Electric Delivery Company) and TEX Operations Company LLC (now known as Vistra Operations Company LLC), dated as of October 3, 2016 (which is incorporated by reference to Exhibit 10.15 of Vistra Energy’s Registration Statement on Form S-1 (No. 333-215288) filed on December 23, 2016).

10.8*	Employment Agreement between Curtis A. Morgan and Vistra Energy Corp., effective as of October 4, 2016 (which is incorporated by reference to Exhibit 10.16 of Vistra Energy’s Registration Statement on Form S-1 (No. 333-215288) filed on December 23, 2016).

10.9*	Employment Agreement between James A. Burke and Vistra Energy Corp., effective as of October 4, 2016 (which is incorporated by reference to Exhibit 10.17 of Vistra Energy’s Registration Statement on Form S-1 (No. 333-215288) filed on December 23, 2016).

10.10*	Employment Agreement between William Holden and Vistra Energy Corp., effective as of December 5, 2016 (which is incorporated by reference to Exhibit 10.18 of Vistra Energy’s Registration Statement on Form S-1 (No. 333-215288) filed on December 23, 2016).

10.11*	Employment Agreement between Carrie Lee Kirby and Vistra Energy Corp., effective as of October 4, 2016 (which is incorporated by reference to Exhibit 10.22 of Vistra Energy’s Registration Statement on Form S-1 (No. 333-215288) filed on February 14, 2017).

10.12*	Employment Agreement between Sara Graziano and Vistra Energy Corp., effective as of October 4, 2016 (which is incorporated by reference to Exhibit 10.23 of Vistra Energy’s Registration Statement on Form S-1 (No. 333-215288) filed on February 14, 2017).

10.13*	Merger Support Agreement, dated as of October 29, 2017, by and between Dynegy Inc. and Stockholders of Vistra Energy Corp. Party Thereto (which is incorporated by reference to Exhibit 10.1 of Dynegy’s Current Report on Form 8-K filed on October 30, 2017).

10.14*	Merger Support Agreement, dated as of October 29, 2017, by and between Vistra Energy Corp. and Terawatt Holdings, LP (which is incorporated by reference to Exhibit 10.1 of Vistra Energy’s Current Report on Form 8-K filed on October 30, 2017).

10.15*	Merger Support Agreement, dated as of October 29, 2017, by and among Vistra Energy Corp. and Oaktree Opportunities Fund VIII, L.P., Oaktree Huntington Investment Fund, L.P., Oaktree Opportunities Fund VIII (Parallel 2), L.P., Oaktree Opportunities Fund VIIIb, L.P., Oaktree Opportunities Fund IX, L.P. and Oaktree Opportunities Fund IX (Parallel 2), L.P. (which is incorporated by reference to Exhibit 10.2 of Vistra Energy’s Current Report on Form 8-K filed on October 31, 2017).

12(a)**	Computation of Ratio of Earnings to Fixed Charges.

23.1*	Consents of Simpson Thacher & Bartlett LLP (included in Exhibits 5.1 and 8.1).

23.2*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.2).

23.3**	Consent of Deloitte & Touche LLP – Vistra Energy Corp.

23.4**	Consent of Ernst & Young LLP.

99.1**	Consent of Citigroup Global Markets Inc.

99.2**	Consent of Morgan Stanley & Co. LLC.

99.3**	Consent of PJT Partners LP.

99.4*	Form of Proxy solicited by the Vistra Energy Board.

99.5*	Form of Proxy solicited by the Dynegy Board.

101.INS**	XBRL Instance Document.

101.SCH**	XBRL Taxonomy Extension Schema Document.

101.CAL**	XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF**	XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB**	XBRL Taxonomy Extension Label Linkbase Document.

101.PRE**	XBRL Taxonomy Extension Presentation Linkbase Document.

*	Previously filed.
**	Filed herewith.

Certain agreements and other documents filed as exhibits to this registration statement contain representations and warranties that the parties thereto made to each other. These representations and warranties have been made solely for the benefit of the other parties to such agreements and may have been qualified by certain information that has been disclosed to the other parties to such agreements and that may not be reflected in such agreements and other documents. In addition, these representations and warranties may be intended as a way of allocating risks among parties if the statements contained therein prove to be incorrect, rather than as actual statements of fact. Accordingly, there can be no reliance on any such representations and warranties as characterizations of the actual state of facts. Moreover, information concerning the subject matter of any such representations and warranties may have changed since the date of such agreements and other documents.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Irving, Texas, on March 14, 2018.

Vistra Energy Corp. (Registrant)

By:	/s/ Curtis A. Morgan
Curtis A. Morgan President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in their respective capacities and on March 14, 2018.

Signatures	Title

* Curtis A. Morgan	President, Chief Executive Officer and Director (Principal Executive Officer)

* J. William Holden	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Elizabeth Christine Dobry Elizabeth Christine Dobry	Vice President and Controller (Principal Accounting Officer)

* Scott B. Helm	Chairman and Director

* Gavin R. Baiera	Director

* Jennifer Box	Director

* Brian K. Ferraioli	Director

* Jeff D. Hunter	Director

* Cyrus Madon	Director

* Geoffrey D. Strong	Director

*By:	/s/ Curtis A. Morgan
Curtis A. Morgan
Attorney-in-fact